As filed with the Securities and Exchange Commission on October 8, 2021

Registration No. 333-257591

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Khosla Ventures Acquisition Co.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	86-1488707
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Attn: General Counsel (SPAC)

Khosla Ventures Acquisition Co.

2128 Sand Hill Road

Menlo Park, CA 94025

(650) 376-8500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Khosla Ventures Acquisition Co.

2128 Sand Hill Road

Menlo Park, CA 94025

(650) 376-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jim Morrone Luke Bergstrom Brian D. Paulson Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 (415) 395-8010	Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-7420	Stuart M. Cable Joseph C. Theis, Jr. Stephanie A. Richards Daniel J. Espinoza Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class or series of securities to be registered	Amount to be registered	Proposed maximum offering price per share security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(1)(2)	15,763,688	$9.89(3)	$155,902,874.32(3)	$17,009.00
Common stock(1)(4)	220,691,502	$0.000033(5)	$7,282.82(5)	$0.79
Total	236,455,190(6)		$155,910,157.14	$17,009.80(7)

(1)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The number of shares of common stock of Khosla Ventures Acquisition Co. (“KVSA”) being registered represents the product of (i) 15,763,688 shares of KVSA common stock reserved for issuance upon the exercise of options to purchase common stock of Valo Health, Inc. (“Valo”) outstanding as of September 30, 2021 and that may be issued after such date pursuant to the terms of the Merger Agreement described herein, which will convert into options to purchase shares of KVSA common stock in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of 1.0 share of KVSA common stock for each share of Valo common stock.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A common stock of KVSA (the company to which New Valo will succeed following the Business Combination) on the Nasdaq on October 4, 2021 ($9.89 per KVSA public share) (such date being within five business days of the date that this amended registration statement was filed with the SEC). This calculation in accordance with Rule 457(f)(1) of the Securities Act.

(4)	The number of shares of common stock of KVSA being registered represents 220,691,502 shares of KVSA common stock to be issued in connection with the Merger described herein.
(5)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933. Valo is a private company, no market exists for its securities and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Valo securities expected to be exchanged in the Merger.

(6)

It is anticipated that, following the Business Combination, (1) KVSA’s public stockholders are expected to own approximately 11.5% of the outstanding New Valo common stock, (2) Valo Stockholders (without taking into account any public shares held by the Valo Stockholders prior to the consummation of the Business Combination and including the Valo PIPE Investors) are expected to own approximately 79.5% of the outstanding New Valo common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 5.6% of the outstanding New Valo common stock and (4) the Third Party PIPE Investors are expected to own approximately 3.5% of the outstanding New Valo common stock. These percentages assume (i) that no public stockholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of New Valo common stock received in respect of the New Valo Restricted Shares, (b) the vesting and exercise of all New Valo Options for shares of New Valo common stock that are issued and outstanding as of the Closing, and (c) that New Valo issues shares of New Valo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 230,897,358 shares of New Valo common stock (including 10,205,856 shares of New Valo common stock issuable upon exercise of New Valo Options), (iii) New Valo issues 20,086,250 shares of New Valo common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) New Valo issues zero shares of New Valo common stock to Sponsor (together with any permitted transferees under the Forward Purchase Agreement) pursuant to the Forward Purchase Agreement, (v) the conversion of all outstanding KVSA Class B common stock shares into an aggregate of 6,088,229 shares of New Valo common stock, (vi) the conversion of all outstanding KVSA Class K common stock shares into an aggregate of 8,697,479 shares of New Valo common stock and (vii) the vesting of all shares of New Valo common stock issuable upon the conversion of the KVSA Class K common stock. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing stockholders in the combined company will be different.

(7)	A filing fee of $17,012.66 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 8, 2021

PROXY STATEMENT FOR

SPECIAL MEETING OF

KHOSLA VENTURES ACQUISITION CO.

(A DELAWARE CORPORATION)

PROSPECTUS FOR

236,455,190 SHARES OF CLASS A COMMON STOCK

OF

KHOSLA VENTURES ACQUISITION CO.

(WHICH WILL BE RENAMED “VALO HEALTH HOLDINGS, INC.”

IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

On June 9, 2021, we entered into an Agreement and Plan of Merger with Killington Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of KVSA, Valo Health, LLC, a Delaware limited liability company (“Valo Holdco”) and Valo Health, Inc., a Delaware corporation (“Valo” and, together with Valo Holdco, the “Valo Parties”), as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated September 22, 2021 (as amended, the “Merger Agreement”). The transactions contemplated by the Merger Agreement are referred to herein as the “Transactions”.

As a result of and upon the closing of the Transactions, among other things, (i) all outstanding shares of capital stock of Valo, including restricted shares of Valo common stock, will be cancelled in exchange for the right to receive an aggregate of 220,691,502 shares of New Valo common stock (at a deemed value of $10.00 per share) and (ii) all outstanding options to purchase shares of Valo common stock will be exchanged for options to purchase an aggregate of 10,205,856 shares of New Valo common stock (“New Valo Options”) (at a deemed weighted average value of $4.22 per share assuming that all New Valo Options are net settled), representing a pre-transaction equity value of Valo of $2.25 billion (the “Aggregate Merger Consideration”). In connection with the Transactions, KVSA will change its name to “Valo Health Holdings, Inc.”

KVSA has also entered into subscription agreements, pursuant to which certain investors have agreed to purchase at the closing of the Transactions an aggregate of 20,086,250 shares of New Valo common stock, for a price of $10.00 per share for an aggregate purchase price of $200,862,500. In addition, in connection with the closing of KVSA’s initial public offering, KVSA entered into a forward purchase agreement pursuant to which Khosla Ventures SPAC Sponsor LLC agreed to purchase, upon the closing of the Transactions if necessary to meet the Minimum Cash Condition, up to an aggregate of 2,500,000 shares of New Valo common stock for an aggregate purchase price of $25,000,000, or $10.00 per share of New Valo common stock.

It is anticipated that, following the Business Combination, (1) KVSA’s public stockholders are expected to own approximately 11.5% of the outstanding New Valo common stock, (2) Valo Stockholders (without taking into account any public shares held by the Valo Stockholders prior to the consummation of the Business Combination and including the Valo PIPE Investors) are expected to own approximately 79.5% of the outstanding New Valo common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 5.6% of the outstanding New Valo common stock and (4) the Third Party PIPE Investors are expected to own approximately 3.5% of the outstanding New Valo common stock. These percentages assume (i) that no public stockholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of New Valo common stock received in respect of the New Valo Restricted Shares, (b) the vesting and exercise of all New Valo Options for shares of New Valo common stock that are issued and outstanding as of the Closing, and (c) that New Valo issues shares of New Valo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 230,897,358 shares of New Valo common stock (including 10,205,856 shares of New Valo common stock issuable upon exercise of New Valo Options), (iii) New Valo issues 20,086,250 shares of New Valo common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) New Valo issues zero shares of New Valo common stock to Sponsor (together with any permitted transferees under the Forward Purchase Agreement) pursuant to the Forward Purchase Agreement, (v) the conversion of all outstanding KVSA Class B common stock shares into an aggregate of 6,088,229 shares of New Valo common stock, (vi) the conversion of all outstanding KVSA Class K common stock shares into an aggregate of 8,697,479 shares of New Valo common stock and (vii) the vesting of all shares of New Valo common stock issuable upon the conversion of the KVSA Class K common stock. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing stockholders in the combined company will be different.

KVSA’s Class A common stock is currently listed on the Nasdaq Stock Market (the “Nasdaq”) under the symbol “KVSA”. KVSA intends to apply for listing, effective at the time of the Closing, of New Valo common stock on the New York Stock Exchange under the symbol “VH”. This proxy statement/prospectus provides stockholders of KVSA with detailed information about the proposed business combination and other matters to be considered at the special meeting of KVSA. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 38 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                     , 2021,

and is first being mailed to KVSA’s stockholders on or about                     , 2021.

KHOSLA VENTURES ACQUISITION CO.

A Delaware Corporation

2128 Sand Hill Road

Menlo Park, California 94025

Dear Khosla Ventures Acquisition Co. Stockholders:

On behalf of the Khosla Ventures Acquisition Co. board of directors (the “KVSA Board”), we cordially invite you to a special meeting (the “special meeting”) of stockholders of Khosla Ventures Acquisition Co., a Delaware corporation (“KVSA”, “we” or “our” and, following the Closing, as described below, “New Valo”), to be held via live webcast at                  Eastern Time, on                     , 2021. The special meeting can be accessed by visiting             , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

On June 9, 2021, we entered into an Agreement and Plan of Merger with Killington Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of KVSA (“Merger Sub”), Valo Health, LLC, a Delaware limited liability company (“Valo Holdco”) and Valo Health, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Valo Holdco (“Valo” and, together with Valo Holdco, the “Valo Parties”), as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated September 22, 2021 (as amended, the “Merger Agreement”). The transactions contemplated by the Merger Agreement are referred to herein as the “Transactions”. A copy of the Merger Agreement is attached to the accompanying proxy statement as Annex A.

As a result of and upon the closing of the Transactions, among other things, (i) all outstanding shares of capital stock of Valo, including restricted shares of Valo common stock, will be cancelled in exchange for the right to receive an aggregate of 220,691,502 shares of New Valo common stock (at a deemed value of $10.00 per share) and (ii) all outstanding options to purchase shares of Valo common stock will be exchanged for options to purchase an aggregate of 10,205,856 shares of New Valo common stock (“New Valo Options”) (at a deemed weighted average value of $4.22 per share assuming that all New Valo Options are net settled), representing a pre-transaction equity value of Valo of $2.25 billion (the “Aggregate Merger Consideration”). In connection with the Transactions, KVSA will change its name to “Valo Health Holdings, Inc.”

KVSA has also entered into subscription agreements, pursuant to which certain investors have agreed to purchase at the closing of the Transactions an aggregate of 20,086,250 shares of New Valo common stock, for a price of $10.00 per share for an aggregate purchase price of $200,862,500. In addition, in connection with the closing of KVSA’s initial public offering, KVSA entered into a forward purchase agreement pursuant to which Khosla Ventures SPAC Sponsor LLC agreed to purchase, upon the closing of the Transactions if necessary to meet the Minimum Cash Condition, up to an aggregate of 2,500,000 shares of New Valo common stock for an aggregate purchase price of $25,000,000, or $10.00 per share of New Valo common stock (the “Forward Purchase Agreement”).

At the special meeting, KVSA stockholders will be asked to consider and vote upon:

•

Proposal No. 1 — The BCA Proposal — to consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the merger of Merger Sub with and into Valo, with Valo surviving the merger as a wholly owned subsidiary of KVSA (the “Business Combination” or the “Merger”) and (b) approving the transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus (the “BCA Proposal”);

Proposal No. 2 — The Charter Proposal — to consider and vote upon a proposal to approve and adopt the third amended and restated certificate of incorporation of KVSA (the “Proposed Charter”) in the form attached hereto as Annex C (the “Charter Proposal”);

i

Proposal No. 3— The Advisory Charter Amendments Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements (the “Advisory Charter Amendments Proposals”);

Proposal No. 4 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of (a) an aggregate of 20,086,250 shares of New Valo common stock to the PIPE Investors, including the Sponsor Related PIPE Investor and the Valo PIPE Investors, pursuant to the PIPE Investment, (b) 230,897,358 shares of New Valo common stock (including those shares that underlie equity awards) in connection with the Business Combination and (c) up to an aggregate of 2,500,000 shares of New Valo common stock to Khosla Ventures SPAC Sponsor LLC (or its assigns) under the Forward Purchase Agreement (the “Stock Issuance Proposal”);

Proposal No. 5 — The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve the Valo Health Holdings, Inc. 2021 Incentive Award Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex L (the “Incentive Award Plan Proposal”);

Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve the Valo Health Holdings, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex M (the “ESPP Proposal”); and

Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (the “Adjournment Proposal”).

Each of the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal (each a “Condition Precedent Proposal” and collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. Each of the Advisory Charter Amendments Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Each of these proposals is more fully described in the attached proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of KVSA common stock at the close of business on                     , 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the KVSA Board has determined that the BCA Proposal, the Charter Proposal, the Advisory Charter Amendments Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if presented, are advisable, fair to and in the best interests of KVSA and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the BCA Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Charter Amendments Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the KVSA Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of KVSA stockholders generally. Please see the section entitled “BCA Proposal—Interests of KVSA’s Directors and Executive Officers in the Business Combination” for additional information. The KVSA Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the KVSA stockholders that they vote in favor of the proposals presented at the special meeting.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, we may not consummate the Transactions.

ii

In connection with the Merger Agreement, Khosla Ventures SPAC Sponsor LLC, a Delaware limited liability company and a stockholder of KVSA (the “Sponsor”), and each member, director and officer of KVSA and Sponsor, as applicable, have agreed to, among other things, vote their shares of KVSA common stock in favor of the BCA Proposal and the other proposals included in the accompanying proxy statement/prospectus, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of KVSA common stock held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated June 9, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Sponsor Support Agreement”).

All KVSA stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

KVSA’s Class A common stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “KVSA”.

Pursuant to KVSA’s current certificate of incorporation, KVSA’s public stockholders may demand that KVSA redeem their public shares for cash if the business combination is consummated. Public stockholders will be entitled to receive cash for their shares of KVSA Class A common stock without voting and, if they do vote, irrespective of whether they vote for or against the BCA proposal. If the business combination is not completed, these shares of KVSA’s Class A common stock will not be redeemed. If a public stockholder properly demands redemption, KVSA will redeem each share of KVSA’s Class A common stock for a pro rata portion of the trust account holding the proceeds from KVSA’s initial public offering, calculated as of two business days prior to the Closing.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF YOUR SHARES ARE HELD IN “STREET NAME” OR ARE IN A MARGIN OR SIMILAR ACCOUNT, YOU SHOULD CONTACT YOUR BROKER TO ENSURE THAT VOTES RELATED TO THE SHARES YOU BENEFICIALLY OWN ARE PROPERLY COUNTED.

This proxy statement/prospectus provides stockholders of KVSA with detailed information about the proposed Merger and other matters to be considered at the special meeting of stockholders and special meeting of KVSA. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37 of this proxy statement/prospectus.

On behalf of KVSA’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

/s/ Samir Kaul

Samir Kaul

Chairman and Chief Executive Officer

iii

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                     , 2021 and is first being mailed to stockholders on or about                     , 2021.

iv

KHOSLA VENTURES ACQUISITION CO.

A Delaware Corporation

2128 Sand Hill Road

Menlo Park, California 94025

NOTICE OF SPECIAL MEETING

TO BE HELD ON                     , 2021

TO THE STOCKHOLDERS OF KHOSLA VENTURES ACQUISITION CO.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Khosla Ventures Acquisition Co., a Delaware corporation (“KVSA”, “we” or “our”), will be held via live webcast at                  Eastern Time, on                     , 2021. The special meeting can be accessed by visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

On behalf of KVSA’s board of directors (the “KVSA Board”), you are cordially invited to attend the special meeting, to conduct the following business items:

•

Proposal No. 1 — The BCA Proposal — to consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Agreement and Plan of Merger, dated June 9, 2021, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated September 22, 2021 (as amended, the “Merger Agreement”), by and among KVSA, Killington Merger Sub Inc., a newly formed Delaware corporation and a direct, wholly owned subsidiary of KVSA (“Merger Sub”), Valo Health, LLC, a Delaware limited liability company (“Valo Holdco”) and Valo Health, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Valo Holdco (“Valo” and, together with Valo Holdco, the “Valo Parties”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the merger of Merger Sub with and into Valo, with Valo surviving the merger as a wholly owned subsidiary of KVSA (the “Business Combination” or the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”) and (b) approving the transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus (the “BCA Proposal”);

Proposal No. 2 — The Charter Proposal — to consider and vote upon a proposal to approve and adopt the third amended and restated certificate of incorporation of KVSA (the “Proposed Charter”) in the form attached hereto as Annex C (the “Charter Proposal”);

Proposal No. 3— The Advisory Charter Amendments Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements (the “Advisory Charter Amendments Proposals”);

Proposal No. 4 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of (a) an aggregate of 20,086,250 shares of New Valo common stock to the PIPE Investors, including the Sponsor Related PIPE Investor and the Valo PIPE Investors, pursuant to the PIPE Investment, (b) 230,897,358 shares of New Valo common stock (including those shares that underlie equity awards) in connection with the Business Combination and (c) up to an aggregate of 2,500,000 shares of New Valo common stock to Khosla Ventures SPAC Sponsor LLC (the “Sponsor”) or its assigns under the forward purchase agreement entered into by KVSA and the Sponsor on March 3, 2021 (the “Stock Issuance Proposal”);

Proposal No. 5 — The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve the Valo Health Holdings, Inc. 2021 Incentive Award Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex L (the “Incentive Award Plan Proposal”);

v

Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve the Valo Health Holdings, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex M (the “ESPP Proposal”); and

Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (the “Adjournment Proposal”).

Each of the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal (each a “Condition Precedent Proposal” and collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. Each of the Advisory Charter Amendment Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of KVSA common stock at the close of business on                     , 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the KVSA Board has determined that the BCA Proposal, the Charter Proposal, the Advisory Charter Amendments Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal are fair to and in the best interests of KVSA and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the BCA Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Charter Amendment Proposals, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Stock Issuance Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the KVSA Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of KVSA stockholders generally. Please see the section entitled “BCA Proposal — Interests of KVSA’s Directors and Executive Officers in the Business Combination” for additional information. The KVSA Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the KVSA stockholders that they vote in favor of the proposals presented at the special meeting.

In connection with the Merger Agreement, Khosla Ventures SPAC Sponsor LLC, a Delaware limited liability company and a stockholder of KVSA (the “Sponsor”), and each member, director and officer of KVSA and Sponsor, as applicable, have agreed to, among other things, vote their shares of KVSA common stock in favor of the BCA Proposal and the other proposals included in the accompanying proxy statement/prospectus, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of KVSA common stock held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated June 9, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Sponsor Support Agreement”).

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, we may not consummate the Transactions.

To raise additional proceeds to fund the Transactions, KVSA entered into subscription agreements (containing commitments to funding that are subject only to conditions that are generally aligned with the conditions set forth in the Merger Agreement), pursuant to which certain investors have agreed to purchase an aggregate of 20,086,250 shares of New Valo common stock, which we refer to as the “PIPE Investment,” for a price of $10.00 per share for an aggregate commitment of $200,862,500. In addition, in connection with the closing of KVSA’s initial public offering, KVSA entered into a forward purchase agreement pursuant to which the Sponsor (and its

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transfers and assigns, if any), agreed to purchase, upon the closing of KVSA’s initial business combination if necessary to meet the Minimum Cash Condition, an aggregate of up to 2,500,000 shares of New Valo common stock for an aggregate purchase price of $25,000,000, or $10.00 per share of New Valo common stock.

Pursuant to KVSA’s current certificate of incorporation, its public stockholders may demand that KVSA redeem their shares of KVSA Class A common stock for cash if the Business Combination is consummated. Public stockholders will be entitled to receive cash for their shares of KVSA Class A common stock without voting and, if they do vote, irrespective of whether they vote for or against the BCA Proposal. If the Business Combination is not completed, these shares of KVSA Class A common stock will not be redeemed. If a public stockholder properly demands redemption, KVSA will redeem each share of KVSA Class A common stock for a pro rata portion of the trust account holding the proceeds from KVSA’s initial public offering, calculated as of two business days prior to the Closing.

All KVSA stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Samir Kaul
Samir Kaul
Chairman

                    , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND DELIVER YOUR SHARES TO KVSA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY DELIVER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning KVSA, without charge, by written request to Secretary at Khosla Ventures Acquisition Co., 2128 Sand Hill Road, Menlo Park, California 94025, or by telephone request at (650) 376-8500; or D.F. King & Co., Inc., KVSA’s proxy solicitor, by calling (800) 487-4870 or banks and brokers can call collect at (212) 269-5550, or by emailing KVSA@dfking.com, or from the SEC through the SEC website at the address provided above.

In order for KVSA’s stockholders to receive timely delivery of the documents in advance of the special meeting of KVSA to be held on                     , 2021, you must request the information no later than                     , 2021, five business days prior to the date of the special meeting.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. KVSA does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“2021 Plan” are to the Valo Health Holdings, Inc. 2021 Stock Option and Incentive Plan attached to this proxy statement/prospectus as Annex L;

•	“Available Cash” are to the amount as calculated by adding the Trust Amount, the PIPE Investment Amount and the Forward Purchase Amount;

•	“Business Combination” or “business combination” means the Merger and the other transactions contemplated by the Merger Agreement and related agreements;

•	“Closing” are to the closing of the Business Combination;

•	“Company,” “we,” “us” and “our” are to KVSA prior to the Business Combination and to New Valo after the Business Combination, including after its change of name to Valo Health Holdings, Inc.;

•	“Condition Precedent Approvals” are to approval at the special meeting of the Condition Precedent Proposals;

•	“Condition Precedent Proposals” are to the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company, as transfer agent and trustee, as applicable;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“ESPP” are to the Valo Health Holdings, Inc. 2021 Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex M;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•

“Exchange Ratio” are to the quotient obtained by dividing (i) 225,000,000 by (ii) the aggregate fully—diluted number of shares of Valo common stock issued and outstanding immediately prior to the Merger (with respect to options to purchase Valo common stock, calculated on a treasury stock method basis (at a deemed value of $10.00 per share of New Valo common stock));

•	“Existing Bylaws” are to KVSA’s Bylaws;

•	“Existing Charter” are to KVSA’s Second Amended and Restated Certificate of Incorporation, as amended from time to time;

•	“Existing Organizational Documents” are to the Existing Bylaws and the Existing Charter;

•	“Forward Purchase Agreement” are to the Forward Purchase Agreement entered into as of March 3, 2021, between KVSA and Sponsor, as further amended, restated, modified or supplemented from time to time.

•	“Forward Purchase Amount” are to the aggregate amount of cash that has been funded to and remains with KVSA pursuant to the Forward Purchase Agreement;

•	“forward-purchase shares” are to shares of KVSA Class A common stock to be issued to the Khosla Entities pursuant to the Forward Purchase Agreement;

•

“founder shares” are to the KVSA Class B common stock and KVSA Class K common stock purchased by the Sponsor in a private placement prior to the initial public offering, and the KVSA Class A common stock that will be issued upon the conversion thereof;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

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•	“initial public offering” are to KVSA’s initial public offering that was consummated on March 8, 2021;

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-253096) filed by KVSA in connection with its initial public offering, which became effective on March 3, 2021;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Khosla Entities” are to the Sponsor and any successors or assigns of the Sponsor, if any, under the Forward Purchase Agreement;

•	“KVSA” are to Khosla Ventures Acquisition Co. prior to the Business Combination;

•	“KVSA Board” are to the board of directors of KVSA;

•	“KVSA Class A common stock” are to KVSA’s Class A common stock, par value $0.0001 per share;

•	“KVSA Class B common stock” are to KVSA’s Class B common stock, par value $0.0001 per share;

•	“KVSA Class K common stock” are to KVSA’s Class K common stock, par value $0.0001 per share;

•

“KVSA common stock” are to (i) the shares of KVSA Class A common stock, KVSA Class B common stock and KVSA Class K common stock prior to the Closing and (ii) shares of KVSA Class A common stock, par value $0.0001 per share, after the Closing (also referred to herein as “New Valo common stock”).

•

“Liquidation Date” are to March 9, 2023 (or June 9, 2023 if KVSA has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the initial public offering but has not completed the initial business combination within such 24-month period or, if such date is extended at a duly called special meeting, such later date);

•	“Merger” are to the merger of Merger Sub with and into Valo, with Valo surviving the merger as a wholly owned subsidiary of New Valo;

•	“Minimum Cash Condition” are to the Available Cash being equal to or greater than $450.0 million;

•	“Nasdaq” are to the Nasdaq Global Select Market or the Nasdaq Capital Market, as applicable;

•	“New Valo” means KVSA after the Business Combination, which is expected to be renamed “Valo Health Holdings, Inc.” upon the consummation of the Business Combination.

•	“New Valo Options” are to options to purchase shares of New Valo common stock;

•	“New Valo Restricted Stock Award” are to awards of restricted shares of New Valo common stock;

•

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“PIPE Investment” are to the purchase of shares of New Valo common stock pursuant to the Subscription Agreements;

•	“PIPE Investment Amount” are to the aggregate gross purchase price received by KVSA prior to or substantially concurrently with Closing for the shares in the PIPE Investment;

•	“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•	“private placement shares” are to the KVSA private placement shares outstanding as of the date of this proxy statement/consent solicitation statement/prospectus, other than the founder shares;

•	“pro forma” are to giving pro forma effect to the Business Combination;

•	“Proposed Bylaws” are to the amended and restated bylaws of the Company after the Business Combination;

•	“Proposed Charter” are to the third amended and restated certificate of incorporation of the Company after the Business Combination attached to this proxy statement/prospectus as Annex C;

•	“Proposed Organizational Documents” are to the Proposed Bylaws and the Proposed Charter;

•	“public stockholders” are to holders of public shares, whether acquired in KVSA’s initial public offering or acquired in the secondary market;

•	“public shares” are to the shares of KVSA Class A common stock that were offered and sold by KVSA in its initial public offering and registered pursuant to the IPO registration statement;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Organizational Documents;

•

“Registration Rights Agreement” are to the Registration Rights Agreement to be entered into at Closing, by and among New Valo, the Sponsor, certain former stockholders of Valo and certain stockholders of KVSA;

•	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Khosla Ventures SPAC Sponsor LLC, a Delaware limited liability company;

•	“Sponsor Earnout Shares” are to the 8,697,479 shares of New Valo common stock to be issued upon conversion of the KVSA Class K common stock held by Sponsor;

•	“Sponsor Related PIPE Investor” are to a PIPE Investor that is an affiliate of the Sponsor (together with their permitted transferees);

•

“Sponsor Support Agreement” are to that certain Sponsor Support Agreement, dated June 9, 2021, by and among the the Valo Parties, Sponsor, KVSA, each member, officer and director of KVSA and Sponsor, as applicable, as amended and modified from time to time;

•	“Sponsor Vesting Agreement” are to that certain Sponsor Vesting Agreement, dated June 9, 2021, by and among, Sponsor, KVSA and the Valo Parties;

•

“Stock Exchange” are to (i) Nasdaq prior to such time as the KVSA Class A common stock is listed on the New York Stock Exchange (such time the “Listing Change”) or (ii) the New York Stock Exchange after the Listing Change, as applicable;

•	“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;

•	“Third Party PIPE Investment” are to any PIPE Investment made by a Third Party PIPE Investor;

•	“Third Party PIPE Investment Amount” are to the aggregate gross purchase price received by KVSA prior to or substantially concurrently with Closing for the shares in the Third Party PIPE Investment;

•	“Third Party PIPE Investor” are to any PIPE Investor who is not (i) a Sponsor Related PIPE Investor, (ii) the Sponsor, or (iii) a Valo PIPE Investor;

•

“trust account” are to the trust account established at the consummation of KVSA’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental Stock Transfer & Trust Company, acting as trustee;

•	“Trust Agreement” are to the Investment Management Trust Agreement, dated March 3, 2021, by and between KVSA and Continental Stock Transfer & Trust Company, as trustee;

•

“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy KVSA’s obligations to its stockholders (if any) that exercise their redemption rights;

•	“Valo” are to Valo Health, Inc., a Delaware corporation, prior to the Business Combination;

•	“Valo Awards” are to Valo Options and Valo Restricted Stock Awards;

•	“Valo common stock” are to shares of Valo common stock, par value $0.001 per share, prior to the consummation of the Business Combination;

•	“Valo Holdco” are to Valo Health, LLC, a Delaware limited liability company;

•	“Valo Options” are to options to purchase shares of Valo common stock;

•	“Valo Parties” are to Valo and Valo Holdco (each, a “Valo Party”);

•

“Valo PIPE Investor” are to a PIPE Investor that is an equity holder of Valo Holdco or holders securities exercisable for or convertible into Valo Holdco equity as of the date of the Merger Agreement and is not a Sponsor Related PIPE Investor;

•	“Valo Restricted Stock Awards” are to awards of restricted shares of Valo common stock; and

•	“Valo Stockholders” are to the stockholders of Valo and holders of Valo Options prior to the Business Combination.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, of KVSA. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When the KVSA discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the KVSA’s management.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•	KVSA’s ability to complete the Business Combination or, if KVSA does not consummate such Business Combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:

•

(i) approval of the Business Combination and related agreements and transactions by the respective stockholders of KVSA and Valo, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq or the New York Stock Exchange of the shares of New Valo common stock to be issued in connection with the Merger and the expiration or early termination of the waiting period or periods under the HSR Act), (iv) that KVSA have at least $5,000,001 of net tangible assets upon Closing, (v) the absence of any injunctions and (vi) solely as it relates to Valo’s obligation to consummate the Merger, the Minimum Cash Condition;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the market opportunity of New Valo;

•	the ability to obtain or maintain the listing of New Valo common stock on Nasdaq or the New York Stock Exchange following the Business Combination;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	KVSA officers and directors allocating their time to other businesses and potentially having conflicts of interest with KVSA’s business or in approving the Business Combination;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•	the impact of the regulatory environment and complexities with compliance related to such environment; and

•	factors relating to the business, operations and financial performance of Valo and its subsidiaries, including:

•	the ability of Valo to maintain an effective system of internal controls over financial reporting;

•	the ability of Valo to grow market share in its existing markets or any new markets it may enter;

•	the ability of Valo to respond to general economic conditions;

•	the ability of Valo to manage its growth effectively;

•	the ability of Valo to achieve and maintain profitability in the future;

•	the ability of Valo to access sources of capital to finance operations and growth;

•	the success of strategic relationships with third parties;

•	the impact of the COVID-19 pandemic; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or Valo. There can be no assurance that future developments affecting us or Valo will be those that KVSA or Valo have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond KVSA’s control or the control of Valo) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 38 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. KVSA and Valo undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any KVSA stockholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the special meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/ prospectus may adversely affect us.

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QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF KVSA

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to KVSA’s stockholders. KVSA urges stockholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the special meeting, which will be held virtually via live webcast at                  at                 , Eastern Time, on                     , 2021. To participate in the special meeting, visit                  and enter the          digit control number included on your proxy card. You may register for the meeting as early as 5:00 p.m., Eastern Time, on                     , 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.

Q:	Why am I receiving this proxy statement/prospectus?

A:

KVSA stockholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Valo, with Valo surviving the merger as a wholly owned subsidiary of KVSA, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety. See the section entitled “BCA Proposal” for more detail.

Stockholders of KVSA will also be asked to consider and vote upon certain other proposals at the special meeting, including proposals to approve material differences between the Existing Charter and the Proposed Charter. Please see “What proposals are stockholders of KVSA being asked to vote upon?” below.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF KVSA AND VALO, CAREFULLY AND IN ITS ENTIRETY.

Q:	What proposals are stockholders of KVSA being asked to vote upon?

A:	At the special meeting, KVSA is asking holders of KVSA common stock to consider and vote upon:

•	a proposal to approve and adopt the Merger Agreement (the “BCA Proposal”);

•

a proposal to approve, assuming the BCA Proposal is approved and adopted, the Proposed Charter, which will amend and restate the Existing Charter, and which Proposed Charter will be in effect when duly filed with the Secretary of State of the State of Delaware in connection with the Closing (the “Charter Proposal”)

•

several proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals (the “Advisory Charter Amendment Proposals”):

a.	Advisory Charter Amendment Proposal A — to change the corporate name of KVSA after the Business Combination to “Valo Health Holdings, Inc.”;

b.	Advisory Charter Amendment Proposal B — to increase KVSA’s capitalization so that it will have authorized shares of a single series of common stock and authorized shares of preferred stock;

c.	Advisory Charter Amendment Proposal C — to reclassify and convert the 5,000,000 shares of KVSA Class K common stock into 8,697,479 shares of KVSA Class A common stock immediately prior to the Closing;

d.

Advisory Charter Amendment Proposal D — to provide that the removal of any director be only for cause and by the affirmative vote of the holders of not less than two-thirds of New Valo’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

e.

Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of a majority of New Valo’s then-outstanding shares of capital stock entitled to vote on such amendment;

f.

Advisory Charter Amendment Proposal F — to make New Valo’s corporate existence perpetual as opposed to KVSA’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

g.

Advisory Charter Amendment Proposal G — to provide that New Valo will not be subject to Section 203 of the DGCL, which prohibits Delaware corporations from entering into business combinations with interested stockholders, defined as those that hold 15% or more of the corporation’s voting stock, absent the receipt of specific approvals specified in Section 203 of the DGCL; and

h.	Advisory Charter Amendment Proposal H — to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.

•

a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Valo common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investor and the Valo PIPE Investors, pursuant to the PIPE Investment, (b) the New Valo stockholders pursuant to the Merger Agreement and (c) the Sponsor (or its assigns) pursuant to the Forward Purchase Agreement (the “Stock Issuance Proposal”);

•	a proposal to approve the Valo Health Holdings, Inc. 2021 Incentive Award Plan, a copy of which is attached to this proxy statement/prospectus as Annex L (the “Incentive Award Plan Proposal”);

•	a proposal to approve the Valo Health Holdings, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex M (the “ESPP Proposal”); and

•

a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the special meeting (the “Adjournment Proposal”).

If KVSA’s stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See the sections entitled “BCA Proposal,” “Charter Proposal,” “Stock Issuance Proposal,” “Incentive Award Plan Proposal,” “ESPP Proposal” and “Adjournment Proposal.”

KVSA will hold the special meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the special meeting. Stockholders of KVSA should read it carefully.

After careful consideration, KVSA’s board of directors has determined that the BCA Proposal, each of the Charter Proposal, the Advisory Charter Amendments Proposals, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, if necessary, are in the best interests of KVSA and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals, if presented to the special meeting.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVSA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:

Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the special meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Charter Amendment Proposals are each not conditioned upon the approval of any other proposal.

Q:	Why is KVSA proposing the Business Combination?

A:	KVSA was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on its due diligence investigations of the Valo Parties and the industry in which they operate, including the financial and other information provided by the Valo Parties in the course of KVSA’s due diligence investigations, the KVSA board of directors (the “KVSA Board”) believes that the Business Combination with Valo is in the best interests of KVSA and its stockholders and presents an opportunity to increase stockholder value. However, there is no assurance of this. See “BCA Proposal — The KVSA Board’s Reasons for the Business Combination” as well as “Risk Factors — Risks Related to Valo’s Business and Industry” for additional information.

Q:	What will Valo Stockholders receive in return for KVSA’s acquisition of all of the issued and outstanding equity interests of Valo?

A:

At the effective time of the Merger, among other things, (i) all outstanding shares of capital stock of Valo, including restricted shares of Valo common stock, will be cancelled in exchange for the right to receive an aggregate of 220,691,502 shares of New Valo common stock (at a deemed value of $10.00 per share) and (ii) all outstanding options to purchase shares of Valo common stock will be exchanged for options to purchase an aggregate of 10,205,856 shares of New Valo common stock (“New Valo Options”) (at a deemed weighted average value of $4.22 per share assuming that all New Valo Options are net settled), representing a pre-transaction equity value of Valo of $2.25 billion (the “Aggregate Merger Consideration”). Specifically, each share of Valo common stock will be canceled and converted into the right to receive a number of shares of New Valo common stock equal to the Exchange Ratio, which is the quotient obtained by dividing (x) the number of shares of New Valo common stock constituting the Aggregate Merger Consideration by (y) the aggregate number of fully diluted shares of Valo common stock (with respect to options to purchase Valo common stock, calculated on a treasury stock method basis (at a deemed value of $10.00 per share of New Valo common stock)). The Exchange Ratio is expected to be 1.0. The Aggregate Merger Consideration does not take into account certain additional issuances which may be made under the terms of the Merger Agreement, including: (i) to the PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements, or (ii) to Valo management and employees pursuant to the Valo Health Holdings, Inc. 2021 Incentive Award Plan or the Valo Health Holdings, Inc. 2021 Employee Stock Purchase Plan, in each case as more fully described elsewhere in this proxy statement/prospectus. For further details, see “BCA Proposal — The Merger Agreement —Consideration — Aggregate Merger Consideration.”

Q:	What is the value of the consideration to be received in the Merger?

A:

The exact value of the consideration to be received by holders of equity interests of Valo at the Closing will depend on the price of shares of common stock of KVSA as of such time and the aggregate fully diluted number of shares of Valo common stock as of such time, and will not be known with certainty until the Closing.

For informational purposes only, assuming (i) a purchase price of $2.25 billion, (ii) aggregate fully diluted number of shares of Valo common stock as of Closing of 225,000,000 (and a resulting Exchange Ratio of approximately 1.0) and (iii) a market price of KVSA public shares of $9.88 per share (based on the closing price of KVSA public shares on Nasdaq on September 29, 2021), if the Closing had occurred on September 30, 2021, then, giving effect to the merger, (a) all outstanding shares of capital stock of Valo, including restricted shares of Valo common stock, will be cancelled in exchange for the right to receive an aggregate of 220,691,502 shares of New Valo common stock (at a deemed value of $10.00 per share) and (b) all outstanding options to purchase shares of Valo common stock will be exchanged for options to purchase an aggregate of 10,205,856 shares of New Valo common stock (“New Valo Options”) (at a deemed weighted average value of $4.22 per share assuming that all New Valo Options are net settled) with an aggregate market value (based on the market price of KVSA public shares as of such date) of approximately $2.25 billion.

We have provided the above calculations for informational purposes only based on the assumptions set forth above. The actual Exchange Ratio will be determined at the Closing pursuant to the formula and terms set forth in the Merger Agreement. The aggregate number of fully diluted shares of Valo common stock as of Closing, and the market price of public shares assumed for purposes of the foregoing illustration are each subject to change, and the actual values for such inputs at the time of the Closing could result in the actual Exchange Ratio and the value of the consideration to be received by holders of equity interests in Valo being more or less than the amounts reflected above. We urge you to obtain current market quotations for public shares.

The 34,500,000 shares of New Valo common stock collectively held by KVSA’s public stockholders, if unrestricted and freely tradable, would have had an aggregate market value of approximately $341.9 million based upon the closing price of $9.91 per share on Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based on the above assumed prices, the aggregate value KVSA public stockholders will receive with the Business Combination and related transactions is approximately $341.9 million. The 14,493,478 shares of New Valo common stock into which the 9,760,000 founder shares held by the Sponsor will automatically convert in connection with the Merger, if unrestricted, fully vested and freely tradable, would have had an aggregate market value of approximately $143.6 million based upon the closing price of $9.91 per share on Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 292,230 shares of New Valo common stock into which the 240,000 shares of KVSA Class B common stock held by KVSA’s independent directors will automatically convert in connection with the Merger, if unrestricted and freely tradable, would have had an aggregate market value of approximately $2.9 million based upon the closing price of $9.91 per share on Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 990,000 shares of New Valo common stock representing the 990,000 private placement shares held by the Sponsor, if unrestricted and freely tradable, would have had an aggregate market value of approximately $9.8 million based upon the closing price of $9.91 per share on the Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Sponsor Related PIPE Investors have subscribed for $10,000,000 of the PIPE Investment, for which they will receive 1,000,000 shares of New Valo common stock, which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $9.9 million based upon the closing price of $9.91 per share on Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based on the current price, the aggregate value Sponsor and related parties will receive with the Business Combination and related transactions is approximately $166.2 million, all of which will be subject to a lock-up and in the case of the New Valo common stock issuable upon conversion of the KVSA Class K common stock, price vesting.

Q:	What equity stake will current KVSA stockholders and Valo Stockholders hold in New Valo immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are 45,490,000 shares of KVSA common stock issued and outstanding, which includes the 10,000,000 founder shares held by the Sponsor and related parties (without giving effect to the conversion of the founder shares into New Valo common stock in connection with the closing of the Business Combination), the 990,000 private placement shares held by the Sponsor and the 34,500,000 public shares. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the KVSA fully diluted share capital would be 45,490,000.

It is anticipated that, following the Business Combination, (1) KVSA’s public stockholders are expected to own approximately 11.5% of the outstanding New Valo common stock, (2) Valo Stockholders (without taking into account any public shares held by the Valo Stockholders prior to the consummation of the Business Combination and including the Valo PIPE Investors) are expected to own approximately 79.5% of the outstanding New Valo common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 5.6% of the outstanding New Valo common stock and (4) the Third Party PIPE Investors are expected to own approximately 3.5% of the outstanding New Valo common stock. These percentages assume (i) that no public stockholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of New Valo common stock received in respect of the New Valo Restricted Shares, (b) the vesting and exercise of all New Valo Options for shares of New Valo common stock that are issued and outstanding as of the Closing, and (c) that New Valo issues shares of New Valo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 230,897,358 shares of New Valo common stock (including 10,205,856 shares of New Valo common stock issuable upon exercise of New Valo Options), (iii) New Valo issues 20,086,250 shares of New Valo common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) New Valo issues zero shares of New Valo common stock to Sponsor (together with any permitted transferees under the Forward Purchase Agreement) pursuant to the Forward Purchase Agreement, (v) the conversion of all outstanding KVSA Class B common stock shares into an aggregate of 6,088,229 shares of New Valo common stock, (vi) the conversion of all outstanding KVSA Class K common stock shares into an aggregate of 8,697,479 shares of New Valo common stock and (vii) the vesting of all shares of New Valo common stock issuable upon the conversion of the KVSA Class K common stock. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing stockholders in the combined company will be different.

The following table illustrates varying ownership levels in New Valo immediately following the consummation of the Business Combination based on the assumptions above (except as noted in the footnotes below).

	Share Ownership in New Valo
	Assuming No Redemptions		Assuming Maximum Redemptions (1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares		Percentage of Outstanding Shares
Valo Stockholders BCA Consideration (2)	230,897,358	76.6%	230,897,358		79.2%
KVSA public shareholders	34,500,000	11.5%	22,413,226		7.7%
Sponsor & related parties founder shares (3)	15,775,708	5.2%	15,775,708		5.4%
Valo PIPE Investors	8,650,000	2.9%	8,650,000		3.0%
Sponsor Related PIPE Investors	1,000,000	0.3%	3,500,000	(4)	1.2%
Third Party PIPE Investors	10,436,250	3.5%	10,436,250		3.6%

Total	301,259,316	100.0%	291,672,542		100.0%

(1)

Assumes redemptions of 12,086,774 shares of KVSA common stock in connection with the Business Combination (the estimated maximum number of shares of KVSA common stock that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Cash Condition based on: (i) trust account figures as of June 30, 2021, (ii) a redemption price of approximately $10.00 per share and (iii) the issuance of 2,500,000 shares of New Valo common stock to Sponsor pursuant to the Forward Purchase Agreement).

(2)

Includes 220,691,502 shares of New Valo common stock expected to be issued to existing Valo Stockholders in connection with the Business Combination and 10,205,856 shares of New Valo common stock underlying New Valo Options issued in connection with the Business Combination. Excludes amounts set forth opposite “Valo PIPE Investors.”

(3)

Includes 6,088,229 shares of New Valo common stock issued upon conversion of the KVSA Class B Common Stock held by Sponsor and certain directors of Sponsor, 8,697,479 shares of New Valo common stock issued upon conversion of the KVSA Class K Common Stock held by Sponsor and the 990,000 private placement shares held by Sponsor. Excludes amounts set forth opposite “Sponsor Related PIPE Investors.”

(4)	Includes 2,500,000 shares of New Valo common stock subscribed for by Sponsor in connection with the Forward Purchase Agreement.

For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”

Q:	What is the maximum number of shares that may be redeemed in order for KVSA to satisfy the Minimum Cash Condition?

A:

Assuming the PIPE Investment is completed and the full amount of the Forward Purchase Agreement is funded to KVSA (resulting in the issuance of 2,500,000 shares of New Valo common stock to Sponsor pursuant to the Forward Purchase Agreement), the maximum number of shares that may be redeemed in order for KVSA to satisfy the Minimum Cash Condition is 12,086,774.

Q:	How has the announcement of the Business Combination affected the trading price of the KVSA Class A public shares?

A:

On June 8, 2021, the trading date before the public announcement of the Business Combination, KVSA’s public shares closed at $10.22. On October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, KVSA’s public shares closed at $9.91.

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:

Yes. The PIPE Investors have agreed to purchase in the aggregate 20,086,250 shares of New Valo common stock, for $200,862,500 of gross proceeds, in the PIPE Investment, a portion of which is expected to be funded by the Sponsor Related PIPE Investor and Valo PIPE Investors. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “BCA Proposal —Related Agreements —Subscription Agreements.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public stockholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and KVSA’s independent directors have agreed to waive their redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public stockholder and wish to exercise your right to redeem the public shares, you must:

i.	hold public shares;

ii.	submit a written request to Continental, KVSA’s transfer agent, that New Valo redeem all or a portion of your public shares for cash; and

iii.	deliver your public shares to Continental, KVSA’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2021 (two business days before the special meeting) in order for their shares to be redeemed.

The address of Continental, KVSA’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Public stockholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of KVSA’s creditors, if any, which could have priority over the claims of the public stockholders, regardless of whether such public stockholder votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with KVSA’s consent, until the time the vote is taken with respect to the BCA Proposal at the special meeting. If you deliver your shares for redemption to Continental, KVSA’s transfer agent, and later decide prior to the special meeting not to elect redemption, you may request that KVSA’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, KVSA’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, KVSA’s transfer agent, prior to the vote taken on the BCA Proposal at the special meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, KVSA’s transfer agent, at least two business days prior to the vote at the special meeting.

If a demand to exercise redemption rights is properly made as described above, then, if the business combination is consummated, KVSA will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your public shares for cash.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

It is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its KVSA common stock will generally be treated as selling such KVSA common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of our common stock that such U.S. Holder owns or is deemed to own. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of KVSA’s initial public offering, a total of $345,000,000, comprised of proceeds from KVSA’s initial public offering and certain proceeds from the sale of the private placement shares, was placed in the trust account. As of June 30, 2021, funds in the trust account totaled $345,005,244 and were invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. These funds will remain in the trust account, except for the withdrawal of interest to fund KVSA’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Existing Organizational Documents to modify the substance or timing of KVSA’s obligation to redeem 100% of the public shares if it does not complete a business combination within 24 months from the closing of the initial public offering or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, and (c) the redemption of all of the Company’s public shares if it is unable to complete its business combination within 24 months from the closing of the initial public offering, subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of New Valo following the Business Combination. See “Summary of the Proxy Statement/Prospectus —Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public stockholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:

Our public stockholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

The Merger Agreement provides that the obligations of Valo to consummate the Merger are conditioned on, among other things, the satisfaction of the Minimum Cash Condition. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. There can be no assurance that Valo would waive the Minimum Cash Condition. In addition, pursuant to the Existing Organizational Documents, in no event will we redeem public shares in an amount that would cause New Valo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Transactions and related matters by KVSA’s stockholders and equity holders of the Valo Parties, (ii) the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, (iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq or the New York Stock Exchange of the shares of New Valo common stock to be issued in connection with the Merger and the expiration or early termination of the waiting period or periods under the HSR Act), (iv) that KVSA has at least $5,000,001 of net tangible assets upon Closing and (v) the absence of any injunctions.

Valo’s obligation to consummate the Merger is also conditioned on the requirement that as of the Closing, the Available Cash (the sum of the Trust Amount, the PIPE Investment Amount and the Forward Purchase Amount) is equal to or greater than $450.0 million.

For more information about conditions to the consummation of the Business Combination, see “BCA Proposal — The Merger Agreement.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the fourth quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to KVSA stockholders at the special meeting. However, such meetings could be adjourned if the Adjournment Proposal is adopted at the special meeting, and KVSA elects to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the special meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal — The Merger Agreement.”

Q:	What happens if the Business Combination is not consummated?

A:

If KVSA is not able to complete the Business Combination with Valo by the Liquidation Date and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Existing Organizational Documents, KVSA will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:	KVSA’s stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

Q:	What do I need to do now?

A:

KVSA urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a stockholder. KVSA’s stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy cards, as applicable.

Q:	How do I vote?

A:

If you are a holder of record of KVSA Class A common stock and KVSA Class B common stock on the record date for the special meeting, you may vote in person virtually at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy cards, as applicable, in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to virtually attend the special meeting and vote in person, obtain a valid proxy from your broker, bank or nominee. In most cases you may vote by telephone or over the Internet as instructed.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares, as applicable, will not be voted on that proposal. This is called a “broker non-vote.” A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the stockholders will be considered non-discretionary, or count as a vote cast at the special meeting.

Q:	When and where will the special meeting be held?

A:

The special meeting will be held will be held virtually via live webcast at                  at                 , Eastern Time, on                     , 2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	How do I attend a virtual meeting?

A:

As a registered stockholder, you will receive the applicable proxy card(s) from D.F. King & Co., Inc. (“D.F. King”). The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access.

You can pre-register to attend the virtual meeting starting at 9:00 a.m., Eastern Time, on                     , 2021. Enter the URL address into your browser                 , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact their bank or broker to receive a control number if they do not receive theirs. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote                  will issue you a guest control number with proof of ownership. Either way you must contact                  for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

Q:	Who is entitled to vote at the special meeting?

A:

KVSA has fixed                     , 2021 as the record date for the special meeting. If you were a stockholder of KVSA at the close of business on the record date, you are entitled to vote on matters that come before the special meeting. However, a stockholder may only vote his or her shares if he or she is present in person virtually or is represented by proxy at the special meeting.

Q:	How many votes do I have?

A:	KVSA stockholders are entitled to:

(i)	one vote at the special meeting for each share of KVSA Class A common stock held of record as of the record date; and

(ii)	1.217646 votes at the special meeting for each share of KVSA Class B common stock held of record as of the record date.

The holders of outstanding shares of KVSA Class K common stock are not entitled to vote except as provided by law or our certificate of incorporation.

As of the close of business on the record date for the special meeting, there were 35,490,000 shares of KVSA Class A common stock issued and outstanding (of which 34,500,000 were issued and outstanding public shares), 5,000,000 shares of KVSA Class B common stock issued and outstanding and 5,000,000 shares of KVSA Class K common stock issued and outstanding.

Q:	What constitutes a quorum?

A:

A quorum of KVSA stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if the holders of outstanding KVSA common stock representing a majority of the voting power of all outstanding shares entitled to vote at the special meeting are represented in person or by proxy at the special meeting. A quorum for purposes of the Charter Proposal also requires that holders of shares of KVSA Class B common stock representing a majority of the voting power of the outstanding shares of KVSA Class B common stock be represented in person or by proxy at the special meeting. As of the record date for the special meeting, an aggregate of 20,789,118 shares of KVSA Class A common stock and KVSA Class B common stock (on an as-converted basis) and, solely with respect to the Charter Proposal, 2,500,001 shares of KVSA Class B common stock would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the special meeting?

A:	The following votes are required for each proposal at the special meeting:

i.

BCA Proposal: The approval of the BCA Proposal requires the affirmative vote of holders of a majority of the shares of KVSA Class A common stock and KVSA Class B common stock that are voted at the special meeting.

ii.

Charter Proposals: The approval of the Charter Proposal requires (1) the affirmative vote of holders of a majority of the voting power of the outstanding shares of KVSA Class A common stock and KVSA Class B common stock, voting together as a single class, (2) the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of KVSA Class K common stock, voting separately as a series (which consent has already been obtained prior to the special meeting) and (3) the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of KVSA Class B common stock, voting separately as a series. The parties have also agreed to condition the Charter Proposal on the affirmative vote of the holders of a majority of the shares of KVSA Class A common stock then outstanding and entitled to vote thereon, voting separately as a single series.

iii.

Advisory Charter Amendment Proposals: The approval of the Advisory Charter Amendment Proposals requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class.

iv.

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class.

v.

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class.

vi.

ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class.

vii.

Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class.

Q:	What are the recommendations of KVSA’s board of directors?

A:

KVSA’s board of directors believes that the BCA Proposal and the other proposals to be presented at the special meeting are in the best interest of KVSA’s stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” the BCA Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Advisory Charter Amendment Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVSA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?

A:

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and all of its directors and officers have agreed to vote all of the shares of KVSA common stock they may hold in favor of all the proposals being presented at the special meeting. As of the date of this proxy statement/prospectus, the Sponsor and KVSA’s independent directors collectively own shares of KVSA common stock representing 14.8% of the outstanding voting power.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Valo or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of KVSA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Valo or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such stock purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.

Entering into any such arrangements may have a depressive effect on KVSA common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. KVSA will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the special meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVSA and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my KVSA common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such special meeting, as applicable, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	May I change my vote after I have mailed my signed proxy card(s)?

A:

Yes. Stockholders may send later-dated, signed proxy card(s) to KVSA’s Secretary at KVSA’s address set forth below so that such proxy card(s) received by KVSA’s Secretary prior to the vote at the special meeting, as applicable (which is scheduled to take place on                     , 2021) or virtually attend the special meeting, as applicable, in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to KVSA’s Secretary, which must be received by KVSA’s Secretary prior to the vote at the special meeting, as applicable. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the special meeting?

A:

If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and the Business Combination is consummated, you will become a stockholder of New Valo. If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will remain a stockholder of KVSA. However, if you fail to vote with respect to the special meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:	What should I do with my share certificates?

A:	Our stockholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, KVSA’s transfer agent, prior to the special meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                      , 2021 (two business days before the special meeting) in order for their shares to be redeemed.

Public stockholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon the completion of the Merger, holders of KVSA Class A common stock, KVSA Class B common stock and KVSA Class K common stock will receive shares of New Valo common stock without needing to take any action and, accordingly, such holders should not submit any certificates relating to their KVSA Class A common stock (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), KVSA Class B common stock or KVSA Class K common stock.

Q:	What should I do if I receive more than one set of voting materials?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card for each applicable meeting. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your KVSA common stock.

Q:	Who will solicit and pay the cost of soliciting proxies for the special meeting?

A:

KVSA will pay the cost of soliciting proxies for the special meeting. KVSA has engaged D.F. King to assist in the solicitation of proxies for the special meeting. KVSA has agreed to pay D.F. King a fee of $25,000, plus disbursements (to be paid with non-trust account funds). KVSA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of KVSA Class A common stock for their expenses in forwarding soliciting materials to beneficial owners of KVSA Class A common stock and in obtaining voting instructions from those owners. KVSA’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the special meeting?

A:

The preliminary voting results will be expected to be announced at the special meeting, as applicable. KVSA will publish final voting results of the special meeting in a Current Report on Form 8-K within four business days after the special meeting.

Q:	Who can help answer my questions?

A:

If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy cards, you should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 487-4870

Email: KVSA@dfking.com

You also may obtain additional information about KVSA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, KVSA’s transfer agent, at the address below prior to the special meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2021 (two business days before the special meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the Business Combination, you should read this proxy statement/ prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal — The Merger Agreement.”

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the public stockholders in connection with the Business Combination.

Combined Business Summary

We are a technology company built to transform drug discovery and development using human-centric data and artificial intelligence (AI). We believe that for the first time, the scope, scale and quality of human data coupled with analytical capabilities and computational power are enabling the potential for a foundational shift in the biopharmaceutical landscape. This is our vision: to seize upon the opportunity afforded by human-centric data and compute to build a digital model for biopharmaceutical drug discovery and development—one with the potential to overcome the intrinsic historical limitations of the existing approach. Our strategic goal is to apply compute with the intent to make better medicines that are designed to better treat patients and doing so with a greater chance of success than traditional approaches.

Valo was founded on the belief that the $1.25 trillion biopharmaceutical industry is at a major inflection point: Increasing pricing pressures, falling research and development (R&D) productivity, and divergent stakeholders have put increasing pressure on the legacy system for drug discovery and development. These industry dynamics have created a unique opportunity for a technology-driven transformation of how life-changing therapeutics are created and developed to address unmet medical needs, potentially at lower costs and with greater chance of success.

Flagship Pioneering launched Valo in 2019. Valo is based on the research of a Flagship Labs innovation team led by Dr. David Berry, which examined how large-scale clinical and molecular data could be used to make predictive analyses that transform drug development. Valo aims to create the first fully-integrated, end-to-end human-centric drug discovery and development platform designed with the goal of potentially shortening the time and lowering the cost of drug discovery and development while increasing the overall probability of technical and regulatory success (PTRS). In so doing, we aim to enhance the net present value (NPV) of a given drug asset and portfolio of assets. We set out with the ambition to use data and computation to build a new drug discovery and development model that would:

•	Substantially improve the current 5% biopharmaceutical success rate;

•	Make better medicines with enhanced features against known drug targets;

•	Make medicines against targets currently understood as “undruggable”;

•	Create a fully-integrated process to align decision-making;

•	Use analytics to identify and mitigate risks earlier;

•	Enable better targeted portfolio design;

•	Reduce dependency on surrogate systems (e.g., cells, mice etc.), with a focus on human data in the discovery and development process; and

•	Convert serial processes to parallel approaches.

Our model is powered by our proprietary Valo Opal Computational PlatformTM, which we refer to as Opal, that is designed to be an end-to-end drug discovery and development platform with an integrated and unified architecture, built upon differentiated human-centric data and AI-anchored computation. We use multidimensional data sets, which include electronic, medical, genomic, proteomic data, among others, which are collectively referred to herein as “-omics.”

At Valo, we describe this step function change as our drug acceleration model, which we are currently deploying to advance an internal supply chain, which includes three product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier Therapeutics, Inc. (Courier)) and 14 other discovery-stage programs, with additional preclinical programs in early/exploratory discovery. We have a deep bench of assets poised behind these product candidates and discovery-stage programs, which, collectively, we consider to be a “supply chain” because we believe Opal will enable us to continuously advance early discovery programs and then progress them through the drug development process. Additionally, we aspire to launch collaborations and partnerships to use Opal to develop drug programs with external parties, or what we refer to as our “external,” supply chain of programs. To date, none of the programs being developed through the Opal platform have completed molecule discovery and we have not yet conducted any clinical trials.

Realizing this vision requires high quality human-centric data on a large scale. To this end, we have unique and/or exclusive relationships with national, fully-integrated payer-providers that give us access to, in the aggregate, over 125 million patient-years of high quality de-identified patient data. The scale of our data lake — coupled with our data acquisition strategy and internally-generated large proprietary data sets — raises the barrier to entry into this space, providing a protective “moat” to our growing Opal capabilities, and thus extending what we believe is a core competitive advantage. As of the date of this proxy statement/prospectus, our data foundation includes:

•	High density longitudinal data from over 7 million patients;

•	Over 22 trillion multi-omic data points;

•	Over 5 billion total drug-like compounds; and

•	Over 2 billion computation model predictions.

With a combination of high-quality, large-scale, human-centric data and computational capacity, we are designing Opal to provide a fully-integrated drug discovery and development capability spanning early R&D efforts through to drug approval into a single unified process, including:

Biological Discovery employs our chemical, biological, -omic and longitudinal data to uncover previously unknown biology, which is not limited to targets but also how to intervene pharmacologically to have a desired therapeutic effect. Opal is being designed to identify human targets and treat human disease with enhanced clinical development profiles based on genotype-, phenotype-, and causality linkages, because we think the best way to understand humans and their diseases is to use human data.

Therapeutic Design, which is initially focused on small molecules. This is a closed-loop, active learning, self-reinforcing in silico-experimental platform created to rapidly design, develop, and advance preclinical candidates. Our process is designed to make computational predictions in parallel with real-world molecule design and synthesis to generate better optimized compounds with each subsequent cycle. We couple this with an active learning layer and a real-world lab capability with more than 40,000 square feet, which houses DNA-encoded libraries (DEL) of more than 5 billion drug-like compounds, four automated high-throughput screening platforms, automated chemical synthesis capabilities, and a high-throughput screening (HTS) library of more than 500,000 compounds. This allows our laboratory scientists at Valo to begin anywhere in the process without the typical limitations of disintegrated AI molecule design, and make our own proprietary molecules using a feed of internally generated information designed to optimize predictions. As of the date of this proxy statement/prospectus, we have deployed more than 30,000 predictive models which have made over 2 billion predictions, evaluated against a multitude of optimization criteria, generating data we believe has the potential to accelerate learning at each cycle, allowing us to hone leads and identify what we believe may be promising drug candidates. So far, we have obtained key support for our preclinical capabilities, including:

•	Independently re-discovering clinically validated targets;

•	Repeatedly and reproducibly identifying causal biomarkers in two months;

•	Completing new target identification in days-to-weeks versus the current industry standard of six to 12 months;

•	Achieving new molecule identification, validation and transition to hit-to-leads in weeks-to-months, versus six to 12 months;

•	Optimizing leads in months versus the current two-year average standard; and

•

Third-party blinded tests of our toxicity prediction capabilities, for example, were performed on 154 compounds blinded to us, and showed a greater than 90% accuracy for off-target binding, giving increased confidence preclinically for one of the major causes of clinical-stage failures.

Clinical Development, which is focused on understanding who, how, and when to treat. We aspire to develop products more efficiently than current industry standards while maintaining high safety standards, using biomarkers and surrogate endpoints while also focusing on efficacy in order to have real impact on disease. We are developing tools designed to inform patient selection, trial design, and disease indication, which we believe will have the potential to more accurately predict safety and efficacy. We aim to computationally define clinical hypotheses a priori and continuously refine them throughout development. At the same time, we recognize that the discovery and development process is inherently uncertain and there can be no guarantee that we will be able to develop product candidates that have an increased chance of approval.

Initially focused on three lead product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier), we are utilizing Opal to help us identify our preferred therapeutic indications for clinical development and are incorporating measures of disease prognosis and outcome into our planned clinical studies with biomarkers.

The integrated framework and foundation of curated high quality human data powers what we call Opal’s self-reinforcing, active learning flywheel of data g compute g drug. Opal’s flywheel takes Valo’s data foundation and iteratively increases the capabilities of Opal as additional human-centric data is ingested and curated. This makes our human-centric data a critical enabler and one that translates into a growing competitive advantage that is reinforced on an ongoing basis. Every experiment we run generates data that feeds back into our flywheel, designed to make our system, models, predictions and simulations more accurate and more scalable. The more data is integrated, the better we believe our system becomes.

The self-reinforcing nature of Opal’s flywheel is designed to enable increasing utility. Target ID = Target Identification; RWE = Real-World Evidence; Lead Opt = Lead Optimization; Reg = Regulatory; Comm = Commercial; AI = Artificial Intelligence.

We are harnessing and building Opal’s capabilities to identify and advance our internal supply chain of programs, with the goal of developing product candidates more efficiently than current industry standards, including our three lead product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier) and 14 other discovery-stage programs. We focus on programs that we believe each have the potential for over $1 billion in peak annual sales across cardiovascular-metabolic-renal, oncology, and neurodegenerative disease areas. Our most advanced assets, OPL-0301 and OPL-0401, are expected to enter Phase 2 clinical trials in 2021 and 2022, respectively. We have in-licensed these assets and submitted our own IND for OPL-0301 in the third quarter of 2021 and plan to submit our own IND for OPL-0401 in the first half of 2022 ahead of the upcoming Phase 2 clinical trials. In addition, we aspire to create a repeatable flow of two to three preclinical drug candidates annually, starting in 2022, based on our supply chain of programs, each with the Opal advantage tied to them. We have built our pipeline and other discovery-stage programs with a portfolio theory that addresses correlations across assets with differentiated therapeutic areas, modalities, and biological risk profiles, which we believe has potential to mathematically increase pipeline value. Disease doesn’t wait and neither can we.

Transforming a Legacy System

The biopharmaceutical industry generates $1.25 trillion in revenues annually worldwide, but industry trends are putting pressure on incumbents and new entrants. Decreasing R&D productivity has increased the costs of bringing new drugs to market, while increasing pricing pressures are squeezing bottom lines across the value chain.

At the heart of all of this, we believe, is the biopharmaceutical industry’s dependency on a legacy R&D approach. This legacy model is point-to-point and focused on specific stages, each with their own data, architecture, metrics, and decision making. It is localized, intrinsically disintegrated, surrogate-dependent (i.e. using mice, cells and similar to develop drugs for humans), and serial. Historically, this system has been costly, slow, and with a less than a 5% success rate from program initiation to an approved therapeutic.

Valo is targeting this market opportunity. In the legacy model, the average time from discovery through approval for a drug is 13.5 years with an average cost per launch of $873 million and an overall PTRS of 4%. Our goal is to use the Opal platform to potentially develop product candidates more efficiently than current industry standards. We are pursuing our goal across the various stages of drug discovery and development, with the aim of reducing time and cost and increasing PTRS across the historical phases through the implementation of Opal. If Valo is able to achieve this goal, it could significantly improve the drug development process and potentially lead to drugs reaching the market more quickly than traditional drug development has historically taken and at lower cost. Our product candidates developed using Opal will be subject to the same regulatory standards as other similar drugs, including a demonstration that the drug is safe for its intended use and the provision of substantial evidence of effectiveness.

We intend to utilize our Opal platform on all stages of drug discovery and development, as early as target identification and compound conception. However, we believe there is vast opportunity for improvement in the process, and thus the market opportunity, that occurs after compositions are identified and their corresponding patents are filed. In fact, because the patent exclusivity clock starts when patents are filed, improvements in the early stage of molecular development, prior to the initial patent filings, are less consequential to the market opportunity than later stage innovation (and related patent filings). Furthermore, we believe clinical development couples the highest cost components with significant attrition rates. Therefore, having an impact end-to-end, including after the identification of drug composition, allows us, we believe, to impact the most important drivers of program viability.

In the current legacy approach, drug discovery typically starts with a biological hypothesis that ultimately leads to a new drug target, such as a protein or enzyme, with which a drug interacts to effect a change in the disease biology. Having identified such a target, the search for a drug begins. In small molecule development, this typically involves randomly screening larger numbers of molecules against the target to identify potential hits, and subsequently optimizing the chemistry of those molecules to enrich for favorable properties such as absorption, distribution, metabolism, excretion, and toxicity (ADMET), ultimately resulting in a drug candidate. Currently, the vast majority of targets come from cell and animal surrogate models, and optimization also relies on such surrogates, with different surrogates used at different stages, often, in our opinion, selected for ease of screening rather than predictive qualities. Subsequently, the compound is tested in preclinical animal models to demonstrate initial safety and efficacy, culminating, if successful, in a package of data for submission to health authorities to enter into human clinical trials. Then begins clinical development, in which the compound is tested in human subjects for the first time after what could be years of optimizing to cells, mice, rats, pigs, ferrets, monkeys and other animals. Phase 1 clinical trials focus primarily on safety, often testing the compound in healthy humans, a necessary step since up to 30% of failures in Phase 1 are attributed to safety issues. Phase 2 focuses on evaluating efficacy and is typically the first time the drug is tested in the target patients with the disease against which the drug is being developed. Finally, Phase 3 focuses on testing the drug in a larger patient population to demonstrate the statistical rigor of the efficacy endpoint. If these trials are successful, and the respective health authorities have a positive view of the data as supportive of a marketing application, the drug is submitted to the regulatory authorities for approval to launch. On average, this process takes 13.5 years from target identification to marketed drug. This approach is the product of progressive evolution rather than the answer to the foundational question of what model would be the best based on the most up-to-date capabilities.

Valo started by asking the question of how we can use human data and computation to build a new model — one anchored in increasing probability of success, while reducing risk, cost, and time. We believe that Valo is uniquely positioned to take advantage of the opportunity to bring forth such a transformation. Simply applying AI to the current system is not enough, as that retains the challenges of the legacy approach: localization, serial development, disintegration, and surrogacy. But diseases are complex, and we need to embrace that complexity to address important diseases. We believe this is achievable by leveraging human-centric data, artificial intelligence, and integration.

Our drug development model is unified, integrated, human-centric, and parallelized. We believe this can allow for data and insights to be shared across the drug discovery and development process, enabling alignment and progressive learning as well as mitigating late-stage risk. Moreover, our focus on human-centric data means that Opal-generated insights are designed to be derived from actual human biology as opposed to surrogate models. We envision a full system transformation, and are learning from legacy challenges to build a new model. For example, we have applied our data fusion approach in the context of target discovery to identify novel targets through the integration of longitudinal, chemistry, and biological data. To support clinical development, we can utilize operational, chemistry, and biological data to analyze the probability of success of a given clinical trial. Our product candidates developed using Opal will be subject to the same regulatory standards as other similar drugs, including a demonstration that the drug is safe for its intended use and the provision of substantial evidence of effectiveness.

Valo is a technology company built to transform drug discovery and development using human-centric data and computation. Opal is designed to enable a new model of drug discovery and development rather than applying AI to the constrained legacy approach. [1] Paul, Steven M., et al. “How to improve R&D productivity: the pharmaceutical industry’s grand challenge.” Nat Rev Drug Discov 9, 203–214 (Mar 2010). [2] Hughes, James P., et al. “Principles of Early Drug Discovery.” British Journal of Pharmacology 162.6, 1239-1249 (Mar 2011). [3] Konersmann, Todd., et al. “Innovating R&D with the Cloud: Business Transformation Could Require Cloud-Enabled Ecosystems, and Services.” Deloitte Insights, Deloitte Center for Health Solutions, (Dec 2020). [4] See, for example, Seoka, Junhee, et al. “Genomic Responses in Mouse Models Poorly Mimic Human Inflammatory Diseases.” PNAS, 110 (9) 3507-3512. (Feb 26, 2013). [5] The Opal platform is being designed and built with the goal of developing product candidates more efficiently than current industry standards, which we refer to as the Valo Drug Development Model.

Our Value-Creation Strategy

We believe the industry needs a new model for drug discovery and development. We are developing Opal to be that new model.

Our initial strategic focus is building what we believe to be the first digitally-native fully-integrated biopharmaceutical company, using Opal to support the development of our progressively-scalable internal supply chain of programs. Our pipeline and discovery-stage programs have been designed with the goal of reducing portfolio exposure and increasing value. We plan to initiate a Phase 2 clinical trial this year for OPL-0301, and have multiple clinical trial starts planned in 2022, with a goal of having a steady flow of three or more new clinical trial starts each year thereafter. To date, we have only filed an original IND for OPL-0301 and have not filed an original IND for our other product candidates.

Powered by Opal, Valo aspires to transform the biopharmaceutical industry. We are:

•

Optimizing the portfolio across our three lead product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier) and 14 active discovery-stage programs with high impact potential;

•

Expecting several near-term clinical development milestones in a variety of therapeutic areas, including a target IND submission in the first half of 2022 for OPL-0401 and a target IND submission in the second half of 2022 for OPL-0101, depending on FDA interactions in the coming quarters; and

•	Aiming to create a repeatable flow of two to three preclinical drug candidates annually, starting in 2022.

We are also planning to launch and scale an external supply chain of programs, thereby increasing the velocity of Opal’s flywheel. We believe there is an opportunity for Opal to become the standard technology platform for drug development via a combination of asset purchases, license agreements, partnerships, collaborations and software solutions, among others. With three product candidates in our current pipeline (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier), 14 other discovery-stage programs and 202 targets actioned as of the date of this proxy statement/prospectus, we believe we are building a valuable and scalable supply chain of progressing assets. Through our data g compute g drug flywheel, we are increasing the influx of data into our human-centric data lake, and iteratively enhancing the capabilities of our Opal platform.

Our current pipeline is shown below. We use the prefix “OPL-” to refer to product candidates and “OPAL-” to refer to programs.

Our most advanced assets are poised to enter Phase 2 clinical trials this year and in 2022, followed by additional Opal-enabled programs. [1] Previously known as SAR247799. Valo in-licensed OPL-0301 from Sanofi in February 2021. [2] Previously known as SAR407899. Valo in-licensed OPL-0401 from Sanofi in May 2021. [3] Valo acquired OPL-0101 in May 2021 in connection with its acquisition of Courier.

In addition to our pipeline above, we also are deploying our Opal platform to advance multiple preclinical discovery-stage cardiovascular metabolic renal, oncology, and neurodegenerative programs. As with our lead product candidates, these programs leverage Opal.

In the future, we intend to focus on the external development of our drug development capabilities by building collaborations with academia, pharma and biotech companies, and industry R&D participants, to extend the capabilities of Opal, and generate revenue/value creation opportunities. We intend to launch such external efforts in 2022.

We believe the continued expansion of our programs, both internal and external, will continue to develop Opal’s flywheel, leveraging our distinctive high-quality human-centric data foundation and unique integrated platform, thus creating a progressive and growing advantage while enhancing R&D internally and across the industry.

Our long-term aspiration is to be the catalyst for helping transform how therapeutics are discovered, designed, validated, and delivered to patients.

The Parties to the Business Combination

KVSA

Khosla Ventures Acquisition Co. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. KVSA was incorporated under the laws of Delaware on January 15, 2021.

On March 8, 2021, KVSA closed its initial public offering of 34,500,000 public shares, including the issuance of 4,500,000 public shares as a result of the underwriters’ exercise of their over-allotment option in full. The public shares from the initial public offering were sold at an offering price of $10.00 per public share, generating total gross proceeds of $345,000,000. Simultaneously with the consummation of the initial public offering, KVSA consummated the private sale of 990,000 private placement shares to the Sponsor at $10.00 per share for an aggregate purchase price of $9,900,000. A total of $345,000,000 was deposited into the trust account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-253096) that became effective on March 3, 2021. As of                , 2021, the record date, there was $                held in the trust account.

KVSA’s public shares are listed on Nasdaq under the symbol KVSA. As of June 8, 2021, the date preceding public announcement of the Merger Agreement, the closing price of the public shares was $10.22 per share.

The mailing address of KVSA’s principal executive office is 2128 Sand Hill Rd, Menlo Park, CA 94025. Its telephone number is (650) 376-8500. After the consummation of the Business Combination, its principal executive office will be that of Valo.

Merger Sub

Killington Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of KVSA. The Merger Sub does not own any material assets or operate any business.

Valo

Valo Holdco is a Delaware limited liability company formed on June 3, 2019. Valo Holdco is a technology company built to transform drug discovery and development using human-centric data and artificial intelligence.

Valo Holdco’s principal executive office is located at 399 Boylston Street, Boston, MA 02116. Their telephone number is (617) 237-6080.

Valo is a Delaware corporation incorporated on October 24, 2018. Valo is a wholly-owned subsidiary of Valo Holdco (prior to the Pre-Closing Restructuring, as described in further detail in the section titled “Pre-Closing Restructuring”). Valo’s principal executive office is located at 399 Boylston Street, Boston, MA 02116. Their telephone number is (617) 237-6080.

Proposals to be Put to the Stockholders of KVSA at the Special Meeting

The following is a summary of the proposals to be put to the special meeting of KVSA and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Advisory Charter Amendment Proposals and the Adjournment Proposal, is cross-conditioned on the approval of each other. The Advisory Charter Amendment Proposals and the Adjournment Proposal are not conditioned upon the approval of any of the other proposals set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the special meeting.

BCA Proposal

As discussed in this proxy statement/prospectus, KVSA is asking its stockholders to approve and adopt the Agreement and Plan of Merger, dated as June 9, 2021, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated September 22, 2021, by and among KVSA, Merger Sub and the Valo Parties, a copy of which is attached to the accompanying proxy statement/ prospectus as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Valo (the “Merger”), with Valo surviving the merger as a wholly owned subsidiary of KVSA, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “BCA Proposal — The KVSA Board’s Reasons for the Business Combination,” KVSA’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for KVSA’s initial public offering, including that the business of Valo and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account). For more information about the transactions contemplated by the Merger Agreement, see “BCA Proposal.”

Aggregate Merger Consideration

As a result of and upon the closing of the Merger (the “Closing”), among other things, (i) all outstanding shares of capital stock of Valo, including restricted shares of Valo common stock, will be cancelled in exchange for the right to receive an aggregate of 220,691,502 shares of New Valo common stock (at a deemed value of $10.00 per share) and (ii) all outstanding options to purchase shares of Valo common stock will be exchanged for options to purchase an aggregate of 10,205,856 shares of New Valo common stock (“New Valo Options”) (at a deemed weighted average value of $4.22 per share assuming that all New Valo Options are net settled), representing a pre-transaction equity value of Valo of $2.25 billion (the “Aggregate Merger Consideration”). The Aggregate Merger Consideration does not take into account certain additional issuances (i) to the PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements, (ii) to Sponsor which may be made pursuant to the terms of the Forward Purchase Agreement, or (iii) to Valo management and employees pursuant to the 2021 Incentive Plan. For further details, see “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”

Closing Conditions

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Transactions and related matters by KVSA’s stockholders and equity holders of the Valo Parties, (ii) the effectiveness of the registration statement of which this proxy statement/ prospectus forms a part, (iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq or the New York Stock Exchange of the shares of New Valo common stock to be issued in connection with the Merger and the expiration or early termination of the waiting period or periods under the HSR Act), (iv) that KVSA has at least $5,000,001 of net tangible assets upon Closing, (v) the Pre-Closing Restructuring having been completed no later than one business day prior to the closing date, and (vi) the absence of any injunctions.

Other conditions to Valo’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Existing Organizational Documents shall have been amended and restated, and (ii) the satisfaction of the Minimum Cash Condition.

The Minimum Cash Condition is for the sole benefit of Valo. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Existing Organizational Documents, in no event will KVSA redeem public shares in an amount that would cause New Valo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

For further details, see “BCA Proposal — The Merger Agreement.”

Charter Proposal

If the BCA Proposal is approved, KVSA will ask its stockholders to approve the Charter Proposal in connection with the replacement of the Existing Charter with the Proposed Charter under the DGCL. KVSA’s board of directors has approved the Charter Proposal and believes such proposal is necessary to adequately address the needs of New Valo after the Business Combination. Approval of the Charter Proposal is a condition to the consummation of the Business Combination. A brief summary of the Charter Proposal is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(a) to change the corporate name of KVSA after the Business Combination to “Valo Health Holdings, Inc.”;

(b) to increase KVSA’s capitalization so that it will have                authorized shares of a single series of common stock and                authorized shares of preferred stock;

(c) to provide that the removal of any director be only for cause and by the affirmative vote of the holders of not less than two-thirds of New Valo’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

(d) to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of a majority of New Valo’s then-outstanding shares of capital stock entitled to vote on such amendment;

(e) to make New Valo’s corporate existence perpetual as opposed to KVSA’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

(f) to provide that New Valo will not be subject to Section 203 of the DGCL, which prohibits Delaware corporations from entering into business combinations with interested stockholders, defined as those that hold 15% or more of the corporation’s voting stock, absent the receipt of specific approvals specified in Section 203 of the DGCL; and

(g) to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.

The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and KVSA encourages stockholders to carefully review the information set out in the section entitled “Charter Proposal” and the full text of the Proposed Organizational Documents of New Valo.

Advisory Charter Amendment Proposals

Assuming the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved, KVSA’s stockholders are also being asked to approve the Advisory Charter Amendments Proposals in connection with the replacement of the Existing Charter with the Proposed Charter under the DGCL. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis. KVSA’s Board has approved the Advisory Charter Amendment Proposals and believes such proposals are necessary to adequately address the needs of New Valo after the Business Combination.

(a) Advisory Charter Amendment Proposal A — to change the corporate name of KVSA after the Business Combination to “Valo Health Holdings, Inc.”;

(b) Advisory Charter Amendment Proposal B — to increase KVSA’s capitalization so that it will have                authorized shares of a single series of common stock and                authorized shares of preferred stock;

(c) Advisory Charter Amendment Proposal C —  to reclassify and convert the 5,000,000 shares of KVSA Class K common stock into 8,697,479 shares of KVSA Class A common stock immediately prior to the Closing;

(d) Advisory Charter Amendment Proposal D — to provide that the removal of any director be only for cause and by the affirmative vote of the holders of not less than two-thirds of New Valo’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

(e) Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of a majority of New Valo’s then-outstanding shares of capital stock entitled to vote on such amendment;

(f) Advisory Charter Amendment Proposal F — to make New Valo’s corporate existence perpetual as opposed to KVSA’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

(g) Advisory Charter Amendment Proposal G — to provide that New Valo will not be subject to Section 203 of the DGCL, which prohibits Delaware corporations from entering into business combinations with interested stockholders, defined as those that hold 15% or more of the corporation’s voting stock, absent the receipt of specific approvals specified in Section 203 of the DGCL; and

(h) Advisory Charter Amendment Proposal H — to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.

Stock Issuance Proposal

Assuming the BCA Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved, KVSA’s stockholders are also being asked to approve the Stock Issuance Proposal. For additional information, see “Stock Issuance Proposal.”

Incentive Award Plan Proposal

Assuming the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal and the ESPP Proposal are approved, KVSA’s stockholders are also being asked to approve the 2021 Plan, in order to comply with Nasdaq Listing Rule 5635 and the Internal Revenue Code. For additional information, see “Incentive Award Plan Proposal.”

ESPP Proposal

Assuming the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal are approved, KVSA’s stockholders are also being asked to approve the ESPP, in order to comply with Nasdaq Listing Rule 5635 and the Internal Revenue Code. For additional information, see “ESPP Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to authorize KVSA to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), KVSA’s board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”

The KVSA Board’s Reasons for the Business Combination

KVSA was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the KVSA Board and management considered (i) the general criteria and guidelines that KVSA believed would be important in evaluating prospective target businesses as described in the prospectus for KVSA’s initial public offering and (ii) that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, KVSA stated that it intended to seek a business combination with a business:

•	addressing a large market that creates the opportunity for attractive long-term growth prospects;

•	protected by proprietary technology advantages;

•	that has achieved sufficient technology and business maturity while maintaining significant topline growth potential;

•	with a creative and ambitious management team with a proven track record of success;

•	pursuing significant technology innovation that has the potential to have a significant positive impact on the world;

•	with rapid innovation cycles;

•	that maintains strong and defensible competitive advantages, which KVSA believes over time will lead to durable and profitable growth; and

•	where KVSA can materially impact the value of the company in partnership with management.

The KVSA Board determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above. The KVSA Board considered a number of additional factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•

Promising pipeline of product candidates. The Valo Parties have two clinical stage candidates. OPL-0301 is a small molecule, G-protein biased S1P1 receptor (S1P1R) functional agonist in development for the treatment of heart failure and kidney injury. The Valo Parties expect to file an IND (and filed such IND in September 2021) and initiate a Phase 2 clinical trial in heart failure in 2021 and thereafter initiate a Phase 2 clinical trial in acute kidney injury. OPL-0401 is an oral, small molecule ROCK1/2 inhibitor in development for the treatment of diabetic retinopathy and other complications of diabetes. The Valo Parties expect to initiate a Phase 2 clinical trial in diabetic retinopathy in 2022. With the foregoing in-licensed clinical stage assets addressing widespread medical conditions and 14 discovery-stage programs across cardiovascular metabolic renal, oncology, and neurodegenerative diseases, the KVSA Board believes that the Valo Parties are advancing a promising product pipeline.

•

Scalable, differentiated technology platform. Although the KVSA Board acknowledges that the most advanced internally developed programs from Valo Health’s platform are currently in molecule discovery, the KVSA Board believes that the Valo Parties’ proposed use of artificial intelligence across its programs, from target discovery and therapeutic development, to clinical development, trial design, and patient care if their products are approved, both gives the Valo Parties potentially significant advantages over companies that have largely focused artificial intelligence on trying to improve single points of the therapeutic pipeline. In addition, the KVSA Board believes that the Valo Parties’ core platform technology has the potential to be scalable and repeatable across diseases and therapeutic areas, although this has not yet been demonstrated in clinical development.

•

Extensive, high-quality patient data sources provide significant competitive advantages. The Valo Parties have a vision to become the first digitally-native fully-integrated biopharmaceutical company, utilizing its Opal computational platform, which is designed to use human data and artificial intelligence as the foundation for drug discovery and development. To that end, the Valo Parties have access to over 125 million patient-years of de-identified patient data generated by third parties and exclusive access to one of the largest prospective studies spanning pan-omics, imaging and medical records. In addition, the Valo Parties generate their own data through every experiment that they run. The KVSA Board believes that the scale and quality of the Valo Parties’ sourced data lake, together with its internally-generated proprietary datasets, provides significant advantages over competitors focused on traditional drug development processes.

•

Experienced, proven and committed management team. The KVSA Board considered the fact that New Valo will be led by the senior management team of the Valo Parties. Valo’s Chief Executive Officer, David Berry, MD, Ph.D. has co-founded more than 20 companies across the life sciences and sustainability sectors. Dr. Berry has assembled a team of experts in technology development and therapeutic research and development. The KVSA Board also believes that the willingness of the Valo Parties’ management team to roll over all of their equity stake and agree to prohibitions on the transfer of their New Valo equity for up to 180 days following the consummation of the Business Combination reflected management’s belief in and commitment to New Valo’s continued growth following the consummation of the Business Combination.

•

Backed by strong investor syndicate. Valo was founded by Flagship Pioneering and its existing investors also include Koch Disruptive Technologies and the Public Sector Pension Investment Board, all of which have committed to invest further in New Valo through the PIPE Investment. Flagship Pioneering has deep domain expertise along with a successful track record of conceiving, creating, resourcing and developing first-in-category bioplatform companies. The KVSA Board believes these investors provide additional validation to the Valo Parties’ business strategies, innovation and high-growth potential.

•

Financial analysis conducted by KVSA. The financial analysis conducted by KVSA’s management team and reviewed by the KVSA Board supported the equity valuation of the Valo Parties. See “—Summary of KVSA Financial Analysis.”

•

Other alternatives. The KVSA Board believes, after a review of other business combination opportunities reasonably available to KVSA, that the Business Combination represents the best initial business combination for KVSA and the most attractive opportunity for KVSA’s management to accelerate its business plan based upon the process used to evaluate and assess other potential acquisition targets, and the KVSA Board’s belief that such process has not presented a better alternative.

•

Negotiated transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between KVSA and the Valo Parties.

The KVSA Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Valo’s business risks. The KVSA Board considered that KVSA stockholders would be subject to the execution risks associated with New Valo if they retained their public shares following the Closing, which were different from the risks related to holding public shares of KVSA prior to the Closing. In this regard, the KVSA Board considered that there were risks associated with successful implementation of New Valo’s long term business plan and strategy and New Valo realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The KVSA Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that KVSA stockholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For an additional description of these risks, please see “Risk Factors.”

•

Liquidation of KVSA. The risks and costs to KVSA if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in KVSA being unable to effect a business combination within the timeframe provided for under its Existing Charter and forcing KVSA to liquidate.

•

Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits KVSA from soliciting other business combination proposals and restricts KVSA’s ability to consider other potential business combinations so long as the Merger Agreement is in effect.

•	Stockholder vote. The risk that KVSA’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•

Redemption risk. The KVSA Board considered the risk that the current public stockholders of KVSA would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to New Valo following the consummation of the Business Combination and potentially allowing Valo to terminate the Business Combination or, at Valo’s election, waive the condition under the Merger Agreement requiring that the funds in the trust account (after giving effect to redemptions but before the payment of deferred underwriting commissions or transaction expenses of KVSA or Valo), together with the PIPE Investment Amount and the amounts funded under the Forward Purchase Agreement (if any), is equal to or exceeds $450.0 million, in order for the Business Combination to be consummated. As of June 30, 2021, without giving effect to any future redemptions that may occur, the trust account had approximately $345.0 million invested in U.S. Treasury securities and money market funds that invest in U.S. government securities.

•

Post-business combination corporate governance. The KVSA Board considered the corporate governance provisions of the Merger Agreement and the proposed material provisions of the Proposed Governing Documents and the effect of those provisions on the governance of New Valo. See “— The Merger Agreement” and “Management of New Valo Following the Business Combination” for detailed discussions of the terms and conditions of these documents.

•

Limitations of review. The KVSA Board considered that it was not obtaining a third-party valuation or fairness opinion from any independent investment banking or accounting firm. In addition, KVSA’s management and outside counsel reviewed only certain materials in connection with their due diligence review of the Valo Parties. Accordingly, the KVSA Board considered that KVSA may not have properly valued the Valo Parties.

•

No underwritten offering. The KVSA Board considered the risks to public stockholders who are not affiliates of the Sponsor of becoming stockholders of New Valo through the Business Combination rather than through an underwritten public offering, including that no independent due diligence review was conducted by an underwriter.

•	Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within KVSA’s control.

•

KVSA stockholders holding a minority position in New Valo. The fact that KVSA’s stockholders will hold a minority position in the post-combination company (approximately 15% assuming that no shares of KVSA Class A common stock are elected to be redeemed by KVSA stockholders), which may reduce the influence that KVSA’s current stockholders have on the management of New Valo.

•

No survival of remedies for breach of representations, warranties or covenants of the Valo Parties. The KVSA Board considered that the terms of the Merger Agreement provide that KVSA will not have any surviving remedies against the Valo Parties after the Closing to recover for losses as a result of any inaccuracies or breaches of the Valo Parties’ representations, warranties or covenants set forth in the Merger Agreement. As a result, KVSA stockholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of the Valo Parties prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares of New Valo common stock to be issued in the Business Combination or recover for the amount of any damages. The KVSA Board determined that this structure was appropriate and customary in light of the fact that it is consistent with market practice for similar transactions and the Valo Parties would not have proceeded with the Business Combination otherwise.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could indefinitely delay or otherwise permanently prohibit consummation of the Business Combination.

•	Fees and expenses. The fees and expenses associated with completing the Business Combination.

•	Other risks. Various other risks associated with the Business Combination, the business of KVSA and the business of the Valo Parties described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the KVSA Board also considered that certain officers and directors of KVSA may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of KVSA’s stockholders (see “ —Interests of KVSA’s Directors and Executive Officers in the Business Combination”). However, the KVSA Board concluded that the potentially disparate interests would be mitigated because, among other reasons, (i) certain of these interests were disclosed in the prospectus for KVSA’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by KVSA with any other target business or businesses and (iii) the Business Combination was structured so that it may be completed even if KVSA’s public stockholder redeem a substantial portion of the KVSA Class A common stock. In addition, KVSA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the KVSA Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The KVSA Board concluded that the potential benefits that it expected KVSA and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the KVSA Board determined that the Merger Agreement and the Business Combination were advisable, fair to, and in the best interests of, KVSA and its stockholders.

For a more complete description of the KVSA board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the KVSA board of directors, see the section entitled “BCA Proposal — The KVSA Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “BCA Proposal — Related Agreements.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, KVSA entered into a sponsor support agreement with the Valo Parties, Sponsor, and each member, officer and director of KVSA and Sponsor, as applicable, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Sponsor Support Agreement”).

Pursuant to the Sponsor Support Agreement, the Sponsor and each member, officer and director of KVSA and Sponsor, as applicable agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. The Sponsor Support Agreement covers 10,990,000 shares of KVSA common stock, 5,990,000 of which are entitled to vote on the proposals being presented at the special meeting. For additional information, see “BCA Proposal — Related Agreements — Sponsor Support Agreement.”

Sponsor Vesting Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Vesting Agreement with KVSA and the Valo Parties, pursuant to which the parties thereto agreed to, among other things, certain vesting terms with respect to the shares of KVSA Class A common stock issuable upon conversion of the KVSA Class K common stock beneficially owned by the Sponsor as of the Closing on the terms and subject to the conditions set forth in the Sponsor Vesting Agreement, which vesting terms are substantially the same as those set forth in the Existing Charter. For additional information, see “BCA Proposal — Related Agreements — Sponsor Vesting Agreement.”

Member Support Agreement

In connection with the execution of the Merger Agreement, KVSA entered into a support agreement with the Valo Parties and certain equityholders and each director and officer of Valo Holdco (the “Valo Holdco Members”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex F (the “Member Support Agreement”). Pursuant to Member Support Agreement, certain Valo Holdco Members agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, including the Pre-Closing Restructuring, in each case, subject to the terms and conditions of Member Support Agreement. For additional information, see “BCA Proposal — Related Agreements — Member Support Agreement.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New Valo, Sponsor, certain former stockholders of Valo (the “Valo Stockholders”) and the other parties thereto will enter into a Registration Rights Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I (the “Registration Rights Agreement”), pursuant to which New Valo will agree to register for resale, pursuant to Rule 415 under the Securities Act, up to 194,908,362 shares of New Valo common stock and other equity securities of New Valo that are held by the parties thereto from time to time (including shares of New Valo common stock underlying New Valo Options and assuming New Valo issues zero shares of New Valo common stock to Sponsor (together with any permitted transferees under the Forward Purchase Agreement) pursuant to the Forward Purchase Agreement). For additional information, see “BCA Proposal — Related Agreements — Registration Rights Agreement.”

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, KVSA entered into Subscription Agreements with the PIPE Investors, a copy of the form of which is attached to the accompanying proxy statement/prospectus as Annex H, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 20,086,250 shares of New Valo common stock at $10.00 per share for an aggregate commitment amount of $200,862,500. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such) and (iii) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “BCA Proposal — Related Agreements — PIPE Subscription Agreements.”

Lock-up Agreements

The Support Agreements contemplate that, at the Closing, New Valo and the Valo Holdco Members will enter into a lock-up agreement (the “Valo Holders Lock-Up Agreement”), and New Valo and the Sponsor Holders will enter into a separate lock-up agreement (the “Sponsor Lock-Up Agreement”), which agreements contain certain restrictions on transfer with respect to shares of New Valo common stock held by the Valo Holdco Members and the Sponsor Holders immediately following the Closing (other than shares purchased in the public market or, in the case of the Valo Holdco Members, in the PIPE Investment) and, in the case of the Valo Holdco Members, the shares of New Valo common stock issuable to such persons upon settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing in respect of Valo Awards outstanding immediately prior to the Closing. For additional information, see “BCA Proposal — Related Agreements —Lock-up Agreements.”

Forward Purchase Agreement

In connection with the closing of KVSA’s initial public offering, Sponsor entered into the Forward Purchase Agreement pursuant to which Sponsor (together with any permitted transferees under the Forward Purchase Agreement) agreed to purchase, upon the closing of KVSA’s initial business combination if necessary to meet the Minimum Cash Condition, an aggregate of up to 2,500,000 shares of KVSA Class A common stock, for an aggregate purchase price of up to $25,000,000, or $10.00 per share of KVSA Class A common stock. For additional information, see “BCA Proposal — Related Agreements — Forward Purchase Agreement.”

Ownership of New Valo following Business Combination

As of the date of this proxy statement/prospectus, there are 45,490,000 shares of KVSA common stock issued and outstanding, which includes the 10,000,000 founder shares held by the Sponsor and related parties (without giving effect to the conversion of the founder shares into New Valo common stock in connection with the closing of the Business Combination), the 990,000 private placement shares held by the Sponsor and the 34,500,000 public shares. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the KVSA fully diluted share capital would be 45,490,000.

It is anticipated that, following the Business Combination, (1) KVSA’s public stockholders are expected to own approximately 11.5% of the outstanding New Valo common stock, (2) Valo Stockholders (without taking into account any public shares held by the Valo Stockholders prior to the consummation of the Business Combination and including the Valo PIPE Investors) are expected to own approximately 79.5% of the outstanding New Valo common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investor) are expected to collectively own approximately 5.6% of the outstanding New Valo common stock and (4) the Third Party PIPE Investors are expected to own approximately 3.5% of the outstanding New Valo common stock. These percentages assume (i) that no public stockholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of New Valo common stock received in respect of the New Valo Restricted Shares, (b) the vesting and exercise of all New Valo Options for shares of New Valo common stock that are issued and outstanding as of the Closing, and (c) that New Valo issues shares of New Valo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 230,897,358 shares of New Valo common stock (including 10,205,856 shares of New Valo common stock issuable upon exercise of New Valo Options), (iii) New Valo issues 20,086,250 shares of New Valo common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) New Valo issues zero shares of New Valo common stock to Sponsor (together with any permitted transferees under the Forward Purchase Agreement) pursuant to the Forward Purchase Agreement, (v) the conversion of all outstanding KVSA Class B common stock shares into an aggregate of 6,088,229 shares of New Valo common stock, (vi) the conversion of all outstanding KVSA Class K common stock shares into an aggregate of 8,697,479 shares of New Valo common stock and (vii) the vesting of all shares of New Valo common stock issuable upon the conversion of the KVSA Class K common stock. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing stockholders in the combined company will be different.

The following table illustrates varying ownership levels in New Valo immediately following the consummation of the Business Combination based on the assumptions above (except as noted in the footnotes below).

	Share Ownership in New Valo
	Assuming No Redemptions		Assuming Maximum Redemptions (1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares		Percentage of Outstanding Shares
Valo Stockholders BCA Consideration (2)	230,897,358	76.6%	230,897,358		79.2%
KVSA public shareholders	34,500,000	11.5%	22,413,226		7.7%
Sponsor & related parties founder shares (3)	15,775,708	5.2%	15,775,708		5.4%
Valo PIPE Investors	8,650,000	2.9%	8,650,000		3.0%
Sponsor Related PIPE Investor	1,000,000	0.3%	3,500,000	(4)	1.2%
Third Party PIPE Investors	10,436,250	3.5%	10,436,250		3.6%

Total	301,259,316	100.0%	291,672,542		100.0%

(1)

Assumes redemptions of 12,086,774 shares of KVSA common stock in connection with the Business Combination (the estimated maximum number of shares of KVSA common stock that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Cash Condition based on: (i) trust account figures as of June 30, 2021, (ii) a redemption price of approximately $10.00 per share and (iii) the issuance of 2,500,000 shares of New Valo common stock to Sponsor pursuant to the Forward Purchase Agreement).

(2)

Includes 220,691,502 shares of New Valo common stock expected to be issued to existing Valo Stockholders in connection with the Business Combination and 10,205,856 shares of New Valo common stock underlying New Valo Options issued in connection with the Business Combination. Excludes amounts set forth opposite “Valo PIPE Investors.”

(3)

Includes 6,088,229 shares of New Valo common stock issued upon conversion of the KVSA Class B Common Stock held by Sponsor and certain directors of Sponsor, 8,697,479 shares of New Valo common stock issued upon conversion of the KVSA Class K Common Stock held by Sponsor and the 990,000 private placement shares held by Sponsor. Excludes amounts set forth opposite “Sponsor Related PIPE Investor.”

(4)	Includes 2,500,000 shares of New Valo common stock subscribed for by Sponsor in connection with the Forward Purchase Agreement.

Date, Time and Place of Special Meeting of KVSA’s Stockholders

The special meeting of the stockholders of KVSA will be held will be held virtually via live webcast at                at                , Eastern Time, on                , 2021, to consider and vote upon the proposals to be put to the special meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

KVSA stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned KVSA Class A common stock or KVSA Class B common stock at the close of business on                 , 2021, which is the “record date” for the special meeting. Stockholders will have one vote for each share of KVSA common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that the shares you beneficially own are properly present at the meeting and voted. As of the close of business on the record date for the special meeting, there were 35,490,000 shares of KVSA Class A common stock issued and outstanding (of which 34,500,000 were issued and outstanding public shares), 5,000,000 shares of KVSA Class B common stock issued and outstanding and 5,000,000 shares of KVSA Class K common stock issued and outstanding.

Quorum and Vote of KVSA Stockholders

A quorum of KVSA stockholders is necessary to hold a valid meeting. A quorum will be present at the KVSA special meeting if holders of outstanding KVSA common stock representing a majority of the voting power of all outstanding shares entitled to vote at the special meeting are represented in person or by proxy at the special meeting. A quorum for purposes of the Charter Proposal also requires that holders of shares of KVSA Class B common stock representing a majority of the voting power of the outstanding shares of KVSA Class B common stock be represented in person or by proxy at the special meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the special meeting. As of the record date for the special meeting, an aggregate of 20,789,118 shares of KVSA Class A common stock and Class B common stock (on an as-converted basis) and, solely with respect to the Charter Proposal, 2,500,001 shares of KVSA Class B common stock would be required to achieve a quorum.

The Sponsor has agreed to vote all of its KVSA Class A common stock and KVSA Class B common stock in favor of the proposals being presented at the special meeting. As of the date of this proxy statement/prospectus, the Sponsor (including KVSA’s independent directors) owns shares of KVSA common stock representing 14.8% of the outstanding voting power.

The proposals presented at the special meeting require the following votes:

•

BCA Proposal: The approval of the BCA Proposal requires the affirmative vote of holders of a majority of the shares of KVSA Class A common stock and KVSA Class B common stock that are voted at the special meeting.

•

Charter Proposal: The approval of the Charter Proposal requires (1) the affirmative vote of holders of a majority of the voting power of the outstanding shares of KVSA Class A common stock and KVSA Class B common stock, voting together as a single class, (2) the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of KVSA Class K common stock, voting separately as a series (which consent has already been obtained prior to the special meeting) and (3) the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of KVSA Class B common stock, voting separately as a series. The parties have also agreed to condition the Charter Proposal on the affirmative vote of the holders of a majority of the shares of KVSA Class A common stock then outstanding and entitled to vote thereon, voting separately as a single series.

•

Advisory Charter Amendment Proposals: The approval of the Advisory Charter Amendment Proposals requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class.

•

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class.

•

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class.

•

ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class.

Redemption Rights

Pursuant to the Existing Organizational Documents, a public stockholder may request that KVSA redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•	hold public shares;

•	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), KVSA’s transfer agent, that KVSA redeem all or a portion of your public shares for cash; and

•	deliver your public shares to Continental, KVSA’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the special meeting) in order for their shares to be redeemed.

Public stockholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, KVSA’s transfer agent, KVSA will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Special Meeting of KVSA — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote. Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor, and each member, officer and director of KVSA and the Sponsor, as applicable, have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including KVSA’s independent directors) owns shares of KVSA common stock representing 14.8% of the outstanding voting power.

Appraisal Rights

KVSA stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. KVSA has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of KVSA — Revoking Your Proxy.”

Interests of KVSA’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of KVSA’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and KVSA’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of KVSA stockholders generally. These interests include, among other things, the interests listed below:

•

Prior to KVSA’s initial public offering, the Sponsor purchased 10,000,000 founder shares, for approximately $0.002 per share. Subsequent to the share capitalization, the Sponsor transferred 40,000 founder shares to each of Jagdeep Singh, Rajiv Shah, Derek Anthony West, Mario Schlosser, Dmitri Schlosser and Molly Coye, KVSA’s independent directors. If KVSA does not consummate a business combination by the Liquidation Date, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,000,000 founder shares owned by the Sponsor and KVSA’s independent directors would be worthless because following the redemption of the public shares, KVSA would likely have few, if any, net assets and because the Sponsor and KVSA’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of the 10,000,000 founder shares held by it if KVSA fails to complete a business combination within the required period. Additionally, in such event, the 990,000 private placement shares purchased by the Sponsor simultaneously with the consummation of the initial public offering for an aggregate purchase price of $9.9 million, will also expire worthless. Mr. Kaul, KVSA’s Chairman and Chief Executive Officer, also has an economic interest in such private placement shares and in the 9,760,000 founder shares owned by the Sponsor. The 14,493,478 shares of New Valo common stock into which the 9,760,000 founder shares held by the Sponsor will automatically convert in connection with the Merger, if unrestricted, fully vested and freely tradable, would have had an aggregate market value of approximately $143.6 million based upon the closing price of $9.91 per share on Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of New Valo common stock will be subject to certain restrictions, including those described above, KVSA believes such shares have less value. The 292,230 shares of New Valo common stock into which the 240,000 founder shares held by KVSA’s independent directors will automatically convert in connection with the Merger, if unrestricted and freely tradable, would have had an aggregate market value of approximately $2.9 million based upon the closing price of $9.91 per share on the Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 990,000 shares of New Valo common stock representing the 990,000 private placement shares held by the Sponsor, if unrestricted and freely tradable, would have had an aggregate market value of approximately $9.8 million based upon the closing price of $9.91 per share on the Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Sponsor Related PIPE Investors have subscribed for $10,000,000 of the PIPE Investment, for which they will receive 1,000,000 shares of New Valo common stock, which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $9.9 million based upon the closing price of $9.91 per share on Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

Due to the low purchase price of the founder shares, our Sponsor and its affiliates may earn a positive return on their investment, even if other stockholders experience a negative return on their investment in New Valo (i.e. our Sponsor and its affiliates may still have a positive return even if, following consummation of the Business Combination, the New Valo Class A common stock trades below $10.00 per share, which is the approximate value that public stockholders would receive if they exercised redemption rights as described herein).

•

Mr. Kaul, a current director of KVSA, is expected to be a director of New Valo after the consummation of the Business Combination. As such, in the future, Mr. Kaul may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the New Valo board of directors determines to pay to its non-employee directors.

•

The Sponsor (including its representatives and affiliates) and KVSA’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to KVSA. For example, certain officers and directors of KVSA, who may be considered an affiliate of the Sponsor, have also recently incorporated Khosla Ventures Acquisition Co. II (“KVSB”), Khosla Ventures Acquisition Co. III (“KVSC”) and Khosla Ventures Acquisition Co. IV (“KVSD”), each of which is a blank check company incorporated as a Delaware corporation for the purpose of effecting their respective initial business combinations. Mr. Kaul is Chairman and Chief Executive Officer and Mr. Buckland is Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of each of KVSB, KVSC and KVSD. Additionally, Mr. Shklovsky is a director of KVSB and Mr. Shah and Mr. Singh are each a director of KVSD. The Sponsor and KVSA’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to KVSA completing its initial business combination. Moreover, certain of KVSA’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. KVSA’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to KVSA, and the other entities to which they owe certain fiduciary or contractual duties, including KVSB, KVSC and KVSD. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in KVSA’s favor and such potential business opportunities may be presented to other entities prior to their presentation to KVSA, subject to applicable fiduciary duties under the DGCL. KVSA’s Existing Organizational Documents provide that KVSA renounces its interest in any corporate opportunity offered to any director or officer of KVSA.

•

KVSA’s existing directors and officers will be eligible for continued indemnification and continued coverage under KVSA’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•

In the event that KVSA fails to consummate a business combination within the prescribed time frame (pursuant to the Existing Organizational Documents), or upon the exercise of a redemption right in connection with the Business Combination, KVSA will be required to provide for payment of claims of creditors that were not waived that may be brought against KVSA within the ten years following such redemption. In order to protect the amounts held in KVSA’s trust account, the Sponsor has agreed that it will be liable to KVSA if and to the extent any claims by a third party (other than KVSA’s independent auditors) for services rendered or products sold to KVSA, or a prospective target business with which KVSA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to fund KVSA’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of KVSA’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

KVSA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on KVSA’s behalf, such as identifying and investigating possible business targets and business combinations. KVSA expects to incur approximately $11.7 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account), and to the extent that KVSA’s officers and directors or their affiliates are advancing any of these expenses on behalf of KVSA, they are entitled to reimbursement of such payments. However, if KVSA fails to consummate a business combination by the Liquidation Date, they will not have any claim against the trust account for reimbursement. Accordingly, KVSA may not be able to reimburse the expenses advanced by KVSA’s officers and directors or their affiliates if the Business Combination, or another business combination, is not completed by the Liquidation Date.

•

Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Valo common stock held by such parties following the consummation of the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote. Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor, and each member, officer and director of KVSA and the Sponsor, as applicable, have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including KVSA’s independent directors) owns shares of KVSA common stock representing 14.8% of the outstanding voting power.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or KVSA’s securities, the Sponsor, Valo or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of KVSA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Valo or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the KVSA common stock, represented in person or by proxy and entitled to vote at the special meeting, vote in favor of the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the Minimum Cash Condition, (3) otherwise limiting the number of public shares electing to redeem and (4) KVSA’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on KVSA common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. KVSA will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the special meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVSA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Interests of Valo’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of KVSA’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that Valo’s directors and executive officers may have interests in such proposal that are different from, or in addition to, those of KVSA stockholders generally. These interests include, among other things, the interests listed below:

Treatment of Valo Awards in the Business Combination.

Under the Merger Agreement, all outstanding stock options granted by Valo prior to the Closing will be converted to options to purchase shares of New Valo common stock that will be subject to substantially the same terms and conditions as were in effect prior to the Closing. See the section entitled “BCA Proposal — The Merger Agreement  — Treatment of Valo Options and Restricted Stock Awards” for more information.

The amounts listed in the table below represent the number of stock options as of September 30, 2021 to be held by each executive officer and director of Valo immediately following consummation of the Business Combination. Stock options are stated as total outstanding stock options with the estimated intrinsic value of each executive officer’s and director’s stock options calculated as to the total outstanding stock options for each individual award multiplied by the difference between (i) $10.00 and (ii) the stock option exercise price.

Name	Options	Intrinsic Value
David Berry	5,385,987	$28,438,011
Graeme Bell	610,510	$3,223,493
Nish Lathia	30,281	$159,884
Judy Lewent	305,255	$1,611,746
Ron Hovsepian	531,330	$1,062,660
David Epstein	354,220	$708,440

Director Compensation. Following the Business Combination, the New Valo board of directors intends to adopt a non-employee director compensation policy (“Director Compensation Policy”). We intend that the Director Compensation Policy will provide for compensation in the form of cash, equity or a combination of both. At the time of the filing of this proxy statement/prospectus, no amounts of compensation in any form have been determined for directors in connection with the Director Compensation Policy. For more information on the Director Compensation Policy we intend to adopt, see the section entitled “— Director Compensation” below.

Recommendation to Stockholders of KVSA

KVSA’s board of directors believes that the BCA Proposal and the other proposals to be presented at the special meeting are in the best interest of KVSA’s stockholders and unanimously recommends that its stockholders vote “FOR” the BCA Proposal, “FOR” the Stock Issuance Proposal, “FOR” each of the separate Charter Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVSA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public stockholders exercise their redemption rights in connection with the Business Combination or our extension proposal and (ii) that New Valo issues or, as applicable, reserves for issuance in respect of Valo Awards outstanding as of immediately prior to the Closing that will be converted into awards based on New Valo common stock, shares of New Valo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement having an aggregate value of $2,250,000,000 (consisting of (i) 220,691,502 shares of New Valo common stock (at a deemed value of $10.00 per share) and (ii) 10,205,856 New Valo Options (at a deemed weighted average value of $4.22 per share assuming that all New Valo Options are net settled)). If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
($ in millions)
Cash and investments held in trust account (1)	$345	Cash to balance sheet	$513.9
PIPE Investment (2)	200.9	Transaction expenses (3)	32
Valo Rollover Equity	2,250	Equity Consideration to Existing Investors	2,250

Total sources	$2,795.9	Total uses	$2,795.9

(1)	Calculated as of June 30, 2021
(2)	Shares issued in the PIPE Investment are at a deemed value of $10.00 per share.
(3)	Includes deferred underwriting commission of $12,075,000 and unpaid estimated transaction expenses of $19,869,000. Transaction costs of $1,702,000 have been paid.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, KVSA is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Valo issuing stock for the net assets of KVSA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Valo.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On June 23, 2021, KVSA and Valo filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The initial 30-day waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on July 23, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. KVSA cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, KVSA cannot assure you as to its result.

None of KVSA nor Valo are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

KVSA is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in KVSA’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class or series of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. KVSA has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, KVSA, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of KVSA’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of KVSA’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors Summary

Unless the context otherwise requires, all references in this subsection to “Valo” “the Company,” “we,” “us” or “our” refer to the business of Valo Health, LLC and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Valo and its subsidiaries following the consummation of the Business Combination.

In evaluating the proposals to be presented at the KVSA extraordinary general meeting, stockholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors,” which include, but are not limited to, the following:

•	We are a technology company with clinical- and preclinical-stage assets and a limited operating history.

•	We have incurred significant operating losses since our inception and anticipate that we will incur continued losses for the foreseeable future.

•	We will need to raise additional capital to fund our existing operations, improve our platform and expand our operations.

•	We have no products approved for commercial sale and have not generated any revenue from product sales.

•

We have in the past, and may in the future, acquire other companies or technologies or enter into strategic license and collaboration agreements or partnerships, which could divert our management’s attention, result in additional dilution to our stockholders, and otherwise disrupt our operations and adversely affect our operating results.

•

We have not conducted any clinical trials to date. Our product candidates will require preclinical and/or clinical development, which are lengthy and expensive processes with uncertain outcomes and the potential for substantial delays.

•

The markets in which we participate are highly competitive, and if we do not compete effectively, including for talent necessary to meet our business goals, our business and operating results could be adversely affected.

•

If we cannot maintain existing agreements with third parties, including data licensing, and/or enter into new licensing or collaboration agreements or similar business arrangements, our business could be adversely affected.

•

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

•

We have invested, and expect to continue to invest, in research and development efforts that further enhance our Opal platform and advance product candidates. Such investments in technology and therapeutic development are inherently risky and may affect our operating results. If the return on these investments is lower or develops more slowly than we expect, our operating results may suffer.

•

We contract with third parties for the manufacture of our product candidates for preclinical development and clinical testing, and expect to continue to do so for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

•

If we are unable to adequately protect and enforce our intellectual property and proprietary technology, obtain and maintain patent protection for our technology and products where appropriate or if the scope of the patent protection obtained is not sufficiently broad, or if we are unable to protect the confidentiality of our trade secrets and know-how, our competitors could develop and commercialize technology and products similar or identical to ours, our ability to successfully commercialize our technology and products may be impaired, and our business and competitive position may be otherwise harmed.

•

A pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

•

We have identified material weaknesses in our internal control over financial reporting for the fiscal years ended December 31, 2019 and 2020. If we fail to remediate these material weaknesses or experience material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock.

•

KVSA has identified material weaknesses in its internal control over financial reporting as of June 30, 2021. If we fail to remediate these material weaknesses or experience material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock.

•	KVSA and, following the Business Combination, New Valo, may face litigation and other risks as a result of the material weakness in KVSA’s internal control over financial reporting.

SELECTED HISTORICAL FINANCIAL INFORMATION OF KVSA

KVSA is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The selected historical financial information of KVSA for the period from January 15, 2021 (Inception) through June 30, 2021 was derived from the audited financial statements of KVSA included elsewhere in this proxy statement/consent solicitation statement/prospectus.

This information is only a summary and should be read in conjunction with KVSA’s financial statements and related notes and the section entitled “KVSA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/consent solicitation statement/prospectus. The historical results included below and elsewhere in this proxy statement/consent solicitation statement/prospectus are not indicative of the future performance of KVSA. All amounts are in U.S. dollars.

As of June 30,
2021
Balance Sheet Data:
Cash and cash equivalents	$787,378
Marketable securities held in trust account	$345,005,244
Total assets	$346,979,098
Total liabilities	$16,378,557
Total stockholders’ deficit	$(14,399,459)

Inception to date June 30,
2021
Statement of Operations Data:
Loss from operations	$(2,369,443)
Financing expenses on derivative classified instrument	$(12,137,500)
Gain on marketable securities (net), dividends and interest, held in trust account	$5,244
Change in fair value of derivative liabilities	$9,850,000
Net loss	$(4,651,699)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	23,900,602

Basic and diluted net loss per share, Class A common stock subject to possible redemption	$(0.13)

Weighted average shares outstanding of Class A non-redeemable common stock, basic and diluted	685,843

Basic and diluted net loss per share, Class A non-redeemable common stock	$(0.26)

Weighted average shares outstanding Class B non-redeemable common stock, basic and diluted	5,000,000

Basic and diluted net loss per common stock, Class B	$(0.27)

Statement of Cash Flows Data:
Net cash used in operating activities	$(1,552,962)
Net cash used in investing activities	$(345,000,000)
Net cash provided by financing activities	$347,340,340

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF VALO HOLDCO

The selected historical consolidated statement of operations data of Valo Holdco presented below for the years ended December 31, 2020 and 2019, and the selected historical consolidated balance sheet data as of December 31, 2020 and 2019 have been derived from Valo Holdco’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The selected historical condensed consolidated statement of operations data for the six months ended June 30, 2021 and 2020 and the selected historical condensed consolidated balance sheet data as of June 30, 2021 have been derived from Valo Holdco’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of Valo Holdco’s management, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Valo Holdco’s financial position as of June 30, 2021 and the results of operations for the six months ended June 30, 2021 and 2020.

The historical results presented below are not necessarily indicative of the results to be expected for any future period, and historical results for any interim period are not necessarily indicative of results that should be expected for any full year. You should read carefully the following selected information in conjunction with “Valo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Valo Holdco’s historical consolidated financial statements and accompanying footnotes, included elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands, except unit and per unit amounts)
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	$60,638	$19,592	$43,296	$11,378
General and administrative	19,549	13,906	30,556	22,409

Total operating expenses	80,187	33,498	73,852	33,787

Loss from operations	(80,187)	(33,498)	(73,852)	(33,787)

Other income (expense):
Interest expense	(1,799)	(624)	(2,636)	(180)
Other income (expense), net	19	1	282	—

Total other expense, net	(1,780)	(623)	(2,354)	(180)

Loss before income taxes	(81,967)	(34,121)	(76,206)	(33,967)
Income tax expense	(14)	(40)	(78)	(5)

Net loss	$(81,981)	$(34,161)	$(76,284)	$(33,972)

Net loss per unit attributable to common unit holders, basic and diluted (1)	$(1.02)	$(0.43)	$(0.96)	$(0.46)

Weighted average common units outstanding, basic and diluted (1)	80,418,143	79,482,906	79,673,199	73,778,388

	June 30, 2021	December 31,
		2020	2019
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$237,498	$188,095	$60,916
Working capital (2)	220,411	186,864	57,449
Total assets	279,677	233,261	74,274
Long-term debt, net of discount, including current portion	22,561	22,178	—
Preferred units	403,150	293,050	94,455
Total members’ deficit	(171,217)	(94,320)	(24,524)

(1)

See Note 2 to Valo Holdco’s audited consolidated financial statements and to Valo Holdco’s unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus for details on the calculation of basic and diluted net loss per unit attributable to common unit holders.

(2)	We define working capital as total current assets minus total current liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination and related transactions including the Pre-Closing Restructuring. The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KVSA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Valo issuing stock for the net assets of KVSA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Valo. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives effect to the Business Combination and related transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2021 and for the year ended December 31, 2020 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 also gives effect to the abbreviated statement of revenue and expenses of the acquired assets and assumed liabilities of Forma Therapeutics Holdings, Inc.’s early discovery capabilities for the period from January 1, 2020 through March 16, 2020, the acquisition date, as if the acquisition had been consummated on January 1, 2020.

The following Summary Pro Forma Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of KVSA and Valo Health, LLC for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by KVSA’s public stockholders of shares of KVSA Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:

•

Assuming Minimum Redemptions:    This presentation assumes that no public stockholders of KVSA exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemptions:    This presentation assumes 12,086,774 of the public shares are redeemed for their pro rata share of the funds in KVSA’s trust account. This scenario gives effect to KVSA’s public share redemptions of 12,086,774 shares (approximately $10.00 per share) for aggregate redemption payments of $120.9 million. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, KVSA will have a minimum of $450.0 million in cash comprising (i) the cash held in the trust account after giving effect to KVSA share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Valo or KVSA) (ii) the PIPE Investment Amount actually received by

KVSA (prior to underwriting commissions or payment of transaction costs) at or prior to the Closing Date and (iii) proceeds of $25.0 million from the Sponsor forward purchase agreement.

	Pro Forma Condensed Combined
	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
Six months ended June 30, 2021 (in thousands, except share and per share data)
Net loss and comprehensive loss	$(86,638)	$(86,638)
Pro forma net loss per share, basic and diluted	$(0.32)	$(0.33)
Pro forma weighted average shares outstanding, basic and diluted	269,376,915	259,790,141

Selected Unaudited Pro Forma Condensed Combined Statement of Operations
Year ended December 31, 2020 (in thousands, except share and per share data)
Net loss and comprehensive loss	$(79,642)	$(79,642)
Pro forma net loss per share, basic and diluted	$(0.30)	$(0.31)
Pro forma weighted average shares outstanding, basic and diluted	269,376,915	259,790,141

Selected Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021 (in thousands)
Total assets	$790,668	$694,800
Total liabilities	$101,688	$101,688
Total stockholders’ equity	$688,980	$593,112

COMPARATIVE PER SHARE DATA

Comparative Per Share Data of KVSA

The following table sets forth the closing market price per share of the KVSA Class A common stock on the Nasdaq on June 8, 2021, the last trading day before the Business Combination was publicly announced, and on October 7, 2021, the last practicable trading day before this proxy statement/prospectus.

Trading Date	KVSA Class A common stock (KVSA)
June 8, 2021	$10.22
October 7, 2021	$9.91

The market price of the KVSA Class A common stock could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the KVSA Class A common stock, the value of the consideration that Valo Stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of KVSA Class A common stock on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which KVSA stockholders vote on the approval of the Merger Agreement. KVSA stockholders are urged to obtain current market quotations for KVSA Class A common stock before making their decision with respect to the approval of the Merger Agreement.

Comparative Per Share Data of Valo

Historical market price information regarding Valo is not provided because there is no public market for Valo public stock.

MARKET PRICE AND DIVIDEND INFORMATION

The public shares are currently listed on Nasdaq under the symbol “KVSA”. The most recent closing price of the public shares as of June 8, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.22. As of                     , 2021, the record date for the special meeting, the most recent closing price for each public share was $        .

Holders of the public shares should obtain current market quotations for their securities. The market price of KVSA’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there were              holders of record of public shares. See “Beneficial Ownership of Securities”.

Dividend Policy

KVSA has not paid any cash dividends on its public shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New Valo subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Valo’s board of directors. KVSA’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that the board of directors of New Valo will declare any dividends in the foreseeable future. Further, the ability of New Valo to declare dividends may be limited by the terms of financing or other agreements entered into by New Valo or its subsidiaries from time to time.

Price Range of Valo’s Securities

Historical market price information regarding Valo is not provided because there is no public market for Valo’s securities. For information regarding Valo’s liquidity and capital resources, see “Valo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

RISK FACTORS

KVSA stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this subsection to “Valo” “the Company,” “we,” “us” or “our” refer to the business of Valo Health, LLC and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Valo and its subsidiaries following the consummation of the Business Combination.

Risks Related to Valo’s Financial Position and Need for Additional Capital

We are a technology company with clinical- and preclinical-stage assets and a limited operating history.

We are a technology company with clinical- and preclinical-stage assets, with a limited operating history. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Since our inception in January 2019, we have focused substantially all of our efforts and financial resources on developing our computational platform, building our drug discovery and development capabilities, and sourcing, researching, licensing in key assets and developing our discovery-stage programs. We have not yet initiated a clinical trial for any of our in-licensed or preclinical product candidates and we have no products approved for commercial sale and therefore have never generated any revenue from product sales, and we do not expect to generate any revenue from product sales in the foreseeable future. We have not obtained regulatory approvals to market any of our product candidates and there is no assurance that we will obtain regulatory approvals to market and sell products in the future.

We have incurred significant operating losses since our inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred net losses in each year since our inception. Our net losses were $76.3 million and $82.0 million for the year ended December 31, 2020 and the six months ended June 30, 2021, respectively, and we had an accumulated deficit of $192.5 million as of June 30, 2021. Substantially all of our operating losses have resulted from costs incurred in connection with costs incurred in developing our Opal platform technology, drug discovery and development efforts, building our clinical operations group, facilities costs, depreciation and amortization and general and administrative expenses. We expect our operating expenses to significantly increase as we continue to invest in our platform and research and development efforts and as we commence clinical trials of our existing and future product candidates. In addition, if we obtain marketing approval for any product candidates, we could incur significant sales, marketing, and outsourced manufacturing expenses if we commercialize our product candidates ourselves. Once we are a public company, we will incur additional costs associated with operating as a public company. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our members/stockholders’ deficit and working capital. Because of the numerous risks and uncertainties associated with developing pharmaceutical products and new technologies, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

We will need to raise additional capital to fund our existing operations, improve our platform and expand our operations. If we are unable to raise additional capital on terms acceptable to us or at all or generate cash flows necessary to maintain or expand our operations, we may not be able to compete successfully, which would harm our business, operations, and financial condition. In addition, if we are unable to raise capital when needed, we could be forced to delay, reduce, or eliminate at least some of our product development programs, business development plans, strategic investments, or potential commercialization efforts.

Our mission is broad, expensive to achieve and will require additional capital in the future. We may incur significant costs relating to financing existing or future acquisitions or licensing transactions. We may also be subject to significant obligations under our existing and future license agreements, including payment obligations upon achievement of specified milestones and payments based on product sales, as well as other material obligations. In addition, the development of pharmaceutical products is capital-intensive. We have two clinical stage programs and fifteen additional programs in various stages of preclinical development. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development of, initiate clinical trials of, and potentially seek marketing approval for our product candidates, and add to our pipeline and discovery-stage programs. In addition, depending on the status of potential regulatory approval, or if we obtain marketing approval for any current or future product candidates, we could expect to incur significant expenses related to product sales, marketing, manufacturing and distribution. We may also need to raise additional funds sooner if we choose to pursue additional indications and/or geographies for our product candidates or otherwise expand more rapidly than we presently anticipate.

Furthermore, following the Business Combination, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce, or eliminate certain of our research and development programs, platform development initiatives, or potential future commercialization efforts.

We expect that the net proceeds from the Business Combination, together with our existing cash and cash equivalents as of the date of this proxy statement/ prospectus, will be sufficient to fund our operating expenses, capital expenditure requirements and debt servicing payments for at least the next 12 months. Our future capital requirements will depend on and could increase significantly as a result of many factors, including:

•	the scope, progress, results and costs of our current and future clinical trials and computational analyses, and additional preclinical research or computational efforts for our programs and platform;

•	the number of future product candidates that we pursue and their computational and development requirements;

•	the costs, timing, and outcome of regulatory review of our product candidates;

•	our ability to establish and maintain collaborations on favorable terms, if at all;

•	the success of any collaborations that we may enter into with third parties;

•	the extent to which we acquire or invest in businesses, products, and technologies, including entering into licensing or collaboration arrangements for product candidates;

•

the impact of any business interruptions to our operations, including the timing and enrollment of participants in our planned clinical trials, or to operations of our manufacturers, suppliers, or other vendors resulting from the continuing COVID-19 pandemic or a similar public health crisis or other force majeure event;

•	the costs of preparing, filing, and prosecuting patent applications, maintaining, protecting, and enforcing our intellectual property rights and defending intellectual property-related claims;

•	our headcount growth and associated costs as we expand our business operations and our research and development activities; and

•	the costs of operating as a public company.

Identifying potential product candidates and conducting preclinical development testing, computational analyses and clinical trials is a time-consuming, expensive, and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. We anticipate that our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives.

We have no products approved for commercial sale and have not generated any revenue from product sales.

Our ability to become profitable largely depends upon our ability to generate substantial revenue in an amount necessary to offset our expenses. To date, we have not generated any revenue from our product candidates or technologies, and we do not expect to generate any revenue from the sale of products in the near future. We do not expect to generate significant revenue unless and until we progress our product candidates through clinical trials and obtain marketing approval of, and begin to sell one or more of our product candidates, or otherwise receive substantial licensing or other payments, or we commercialize a successful software offering to the ecosystem. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

•	successfully complete preclinical studies;

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have Investigational New Drug (“IND”), applications cleared by the U.S. Food Drug Administration (“FDA”) or similar applications authorized by foreign regulatory authorities, allowing us to commence clinical trials;

•	successfully complete computational analyses to optimize clinical trials;

•	successfully enroll subjects in, and complete, clinical trials;

•	initiate and successfully complete all preclinical studies and clinical trials required to obtain U.S. and foreign marketing approval for our product candidates;

•	receive regulatory approvals from applicable regulatory authorities;

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establish commercial manufacturing capabilities, make arrangements with third-party manufacturers for clinical supply and commercial manufacturing, or out-license product candidate rights to a third party for commercialization;

•	obtain and maintain patent and trade secret protection and/or regulatory exclusivity for our product candidates;

•	launch commercial sales of our drug candidates and/or software solutions, if and when approved (as necessary), whether alone or in collaboration with others;

•	obtain and maintain acceptance of the drug candidates and/or software solutions, if and when approved (as necessary), by patients, the medical community, and third-party payors;

•	effectively compete with other therapies and software offerings;

•	obtain and maintain healthcare coverage and adequate reimbursement;

•	protect and enforce our intellectual property rights and defend against intellectual property claims;

•	take temporary precautionary measures to help minimize the impact of the COVID-19 pandemic or other force majeure event on our business; and

•	maintain a continued acceptable safety profile of the product candidates following approval.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our products, which would materially harm our business. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations.

We or our future collaborators may never successfully develop and commercialize drug products or other products or services, which would negatively affect our results of operation and our ability to continue our business operations.

We may not succeed in producing product candidates or other products or services that can be commercialized. To achieve success with our product candidates, we or our future collaborators must develop, and eventually commercialize, a drug product or drug products that generate significant revenue.

Achieving success in drug development will require us or our future collaborators to be effective in a range of challenging activities, including completing preclinical testing and clinical trials of product candidates, obtaining regulatory approval for these product candidates, and manufacturing, marketing, and selling any products for which we or they may obtain regulatory approval. We are only in the preliminary stages of most of these activities. We and/or any future collaborators may never succeed in these activities and, even if we do, we may never generate revenues that are significant enough to achieve profitability, or even if our collaborators do, we may not receive option fees, milestone payments, or royalties from them that are significant enough for us to achieve profitability. Because of the intense competition in the market for our technological solutions and the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict when, or if, we will be able to achieve or sustain profitability.

Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would eventually depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, develop a pipeline of product candidates, maintain and further develop our Opal platform, enter into collaborations, or even continue our operations. A decline in the value of our company could also cause investors to lose all or part of their investment.

Our quarterly and annual results may fluctuate significantly, which could adversely impact the value of New Valo common stock.

The amount of our future losses is uncertain and our quarterly and annual operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline. Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

•	the cost to continue to maintain, develop, and integrate technological advancements;

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the timing, quality, regulatory compliance, and success or failure of clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	our ability to successfully recruit and retain subjects, sites, and staff for clinical trials, and any delays caused by difficulties in such efforts;

•	our ability to obtain marketing approval for our product candidates, and the timing and scope of any such approvals we may receive;

•	the timing and cost of, and level of investment in, research and development activities and computational activities relating to our product candidates, which may change from time to time;

•	the timing, complexity, and cost of manufacturing our product candidates, which may vary depending on the quantity of production and the terms of our agreements with manufacturers;

•	our ability to attract, hire, and retain qualified personnel, including highly specialized scientists, clinicians, data scientists, and engineers;

•	expenditures that we will or may incur to acquire and /or develop additional product candidates;

•	the level of demand for our product candidates should they receive approval, which may vary significantly;

•	the risk/benefit profile, cost, and reimbursement policies with respect to our product candidates, if approved, and existing and potential future therapeutics that compete with our product candidates;

•	the changing and volatile U.S. and global economic environments, including as a result of the evolving COVID-19 pandemic and terrorism; and

•	future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these and other factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of New Valo common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

We have in the past, and may in the future, acquire other companies or technologies or enter into strategic license or collaboration agreements or partnerships, which could divert our management’s attention, result in additional dilution to our stockholders, and otherwise disrupt our operations and adversely affect our operating results.

We have in the past, and may in the future, engage in various acquisitions and strategic partnerships, including by licensing or acquiring data, complementary products, intellectual property rights, technologies, or businesses. Any acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of indebtedness or contingent liabilities;

•	the issuance of our equity securities which would result in dilution to our stockholders’ equity;

•	assimilation of operations, intellectual property, products, and product candidates of an acquired company, including difficulties associated with integrating new personnel;

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the diversion of our management’s attention from our existing product programs and initiatives in pursuing or integrating such an acquisition or strategic partnership, which may impact company priorities and could lead to delays or interruptions in our existing product programs;

•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and regulatory approvals;

•

our inability to generate revenue from acquired intellectual property, technology, and/or products sufficient to meet our objectives or even to offset the associated transaction and maintenance costs; and

•

the risk that we may have insufficient funds available to meet milestone or other payment obligations under existing and future agreements, which could harm our development efforts and may result in our counterparties pursuing various remedies under those agreements that could harm our operations.

In addition, if we undertake such a transaction, we may issue dilutive securities, assume, or incur debt obligations, incur large one-time expenses, and acquire intangible assets that could result in significant future amortization expense.

Risks Related to Our Discovery and Development of Product Candidates

Although we believe that our computational platform has the potential to identify more promising molecules than traditional methods, our focus on using our platform technology to discover, design, and develop molecules with therapeutic potential may not result in the discovery and development of commercially viable products for us or our collaborators.

While we believe the results of certain of our drug discovery efforts suggest that our platform is capable of identifying high quality product candidates, these results do not assure future success for our drug discovery efforts or for any future drug discovery collaborations. Our product candidates will be subject to the same regulatory standards as other similar drugs, including a demonstration that the drug is safe for its intended use and the provision of substantial evidence of effectiveness.

Even if we or future drug discovery collaborators are able to develop product candidates that demonstrate potential in preclinical studies, we or they may not succeed in demonstrating safety and efficacy of product candidates in human clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product candidates.

We have not conducted any clinical trials to date. Our product candidates will require preclinical and/or clinical development, which are lengthy and expensive processes with uncertain outcomes and the potential for substantial delays. We have never successfully initiated or completed any clinical trials, and we cannot give any assurance that any of our product candidates will be successful in clinical trials or receive regulatory approval, of which approval is necessary before they can be commercialized.

We have not yet demonstrated our ability to successfully initiate or complete any clinical trials, including large-scale, pivotal clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party, including CROs, to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization or arrange for a third party to do so on our behalf. We only have two product candidates in clinical development. These include a G-protein biased sphingosine-1-phosphate receptor, or S1P1R, agonist (OPL-0301) and a Rho-associated protein kinase, or ROCK, inhibitor (OPL-0401), both of which we plan to evaluate in Phase 2 studies. We may in the future rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct or otherwise support clinical trials for our product candidates and any other product candidates that emerge from our Opal platform. We may also rely on academic and private non-academic institutions to conduct and sponsor clinical trials relating to our product candidates. We will not control the design or conduct of the investigator-sponsored trials, and it is possible that the FDA or non-U.S. regulatory authorities will not view these investigator-sponsored trials as providing adequate support for future clinical trials, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results. We may in the future rely heavily on these parties for execution of clinical trials for our product candidates and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on CROs will not relieve us of our regulatory responsibilities. For any violations of laws and regulations during the conduct of our clinical trials, we could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

We may not be able to submit INDs or similar foreign applications, initiate clinical trials, or complete clinical development for any product candidates on the timelines we expect, if at all. For example, we may experience manufacturing issues that cause delays with preclinical and clinical studies. Moreover, we cannot be sure that submission of an IND or foreign applications will result in the FDA or foreign regulatory authorities allowing clinical trials to begin, or that, once begun, issues will not arise that require us to suspend or terminate clinical trials. Commencing our planned clinical trials is subject to finalizing the trial design, which we plan to discuss with the FDA and other regulatory authorities. Any guidance we receive from the FDA or other regulatory authorities is subject to change. These regulatory authorities could change their position, including on the acceptability of our trial designs or the clinical endpoints selected, which may require us to complete additional clinical trials or impose conditions on approval, if any, beyond those that we might expect. Successful completion of our clinical trials is a prerequisite to submitting a New Drug Application (NDA) or a Biologics License Application (BLA), to the FDA and a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) and similar applications to similar foreign authorities for each product candidate and, consequently, the ultimate approval and commercial marketing of each product candidate. We do not know whether any of our future clinical trials will begin on time or ever be completed on schedule, if at all.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not obtain marketing approval at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	be subject to post-marketing requirements or commitments; or

•	have the product removed from the market after obtaining marketing approval.

If the principal investigators or CROs do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development, regulatory approval and commercialization of our product candidates may be delayed, we may not be able to obtain regulatory approval and commercialize our product candidates or our development program may be materially and irreversibly harmed. If we are unable to rely on clinical data collected by our principal investigators or CROs, we could be required to repeat, extend the duration of, or increase the size of any clinical trials we conduct and this could significantly delay commercialization and require significantly greater expenditures.

Preclinical and clinical product development involves a lengthy and expensive process, with an uncertain outcome, and results of earlier studies and trials may not be predictive of future results. If clinical trials of our product candidates are prolonged or delayed, we or our collaborators may be unable to obtain required regulatory approvals, and therefore be unable to commercialize our product candidates on a timely basis or at all.

Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical development testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product candidates. Our preclinical studies and future clinical trials may not be successful.

To date, we have not initiated or completed any clinical trials required for the approval of any of our product candidates. Although we are planning to initiate clinical trials for our product candidates, we may experience delays and we do not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Clinical trials can be delayed, suspended, or terminated for a variety of reasons, including:

•	regulators or institutional review boards, or IRBs, or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•

clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials or we may decide to abandon product development programs;

•

the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

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our third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

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we may elect to, or regulators or IRBs may require us or our investigators to, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and

•

our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs or ethics committees to suspend or terminate the trials, or reports may arise from preclinical or clinical testing of other cancer therapies that raise safety or efficacy concerns about our product candidates.

We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions at which such trials are being conducted, by the Data Safety Monitoring Board (“DSMB”), for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination or clinical hold due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA or foreign regulatory authorities may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.

Our product development costs will also increase if we experience delays in testing or regulatory approvals. We do not know whether any of our future clinical trials will begin as planned, or whether any of our current or future clinical trials will need to be restructured or will be completed on schedule, if at all. Significant preclinical study or clinical trial delays, including those caused by the COVID-19 pandemic, also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our or a future collaborator’s ability to successfully commercialize our product candidates and may harm our business and results of operations. Any delays in our preclinical or future clinical development programs may harm our business, financial condition and prospects significantly.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for current or future product candidates if we are unable to locate and enroll a sufficient number of eligible participants in these trials as required by the FDA or similar regulatory authorities outside the United States. Our ability to enroll eligible participants may be limited or may result in slower enrollment than we anticipate. In addition, competitors may initiate or have ongoing clinical trials for product candidates that treat the same indications as our current or future product candidates, and participants who would otherwise be eligible for our clinical trials may instead enroll in our competitors’ clinical trials. Furthermore, our ability to enroll participants may be delayed by the evolving COVID-19 pandemic and we do not know the extent and scope of such potential delays at this point.

In addition to the competitive trial environment, the eligibility criteria of our planned clinical trials will further limit the pool of available study participants as we will require that participants have specific characteristics, such as the presence of certain biomarkers or diagnoses connected to our product candidates, which also may make enrollment challenging. Additionally, the process of finding potential participants may prove costly. We also may not be able to identify, recruit, and enroll a sufficient number of participants to complete our clinical studies because of the perceived risks and benefits of the product candidates under study, the availability and efficacy of competing therapies and clinical trials, the proximity and availability of clinical trial sites for prospective participants, and the referral practices of physicians. If people are unwilling to participate in our studies for any reason, the timeline for recruiting participants, conducting studies, and obtaining regulatory approval of potential products may be delayed.

We may also engage third parties to develop companion diagnostics for use in our clinical trials, but such third parties may not be successful in developing such companion diagnostics, furthering the difficulty in identifying target patients for our clinical trials. Patient enrollment may be affected by other factors including:

•	the severity of the disease under investigation;

•	the eligibility criteria for the clinical trial in question;

•	the availability of an appropriate genomic or other screening test;

•	the perceived risks and benefits of the product candidate under study;

•	the efforts to facilitate timely enrollment in clinical trials;

•	the patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment;

•	the proximity and availability of clinical trial sites for prospective patients; and

•	factors we may not be able to control, such as current or potential pandemics that may limit patients, principal investigators or staff or clinical site availability (e.g., the spread of COVID-19).

Delays in the completion of any clinical trial of our product candidates will increase our costs, slow down our product candidate development and approval process and delay or potentially jeopardize our ability to commence product sales and generate revenue. In addition, some of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Interim, “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or top-line data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line data should be viewed with caution until the final data are available.

From time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could materially adversely affect our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of New Valo common stock after this offering.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, top-line, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be adversely affected, which could materially adversely affect our business, financial condition and results of operations.

Computational predictions and positive results from early preclinical studies of our product candidates are not necessarily predictive of the results of later preclinical studies and any future clinical trials of our product candidates. If we cannot replicate the positive results from our computational assays and earlier preclinical studies of our product candidates in our later preclinical studies and future clinical trials, we may be unable to successfully develop, obtain regulatory approval for and commercialize our product candidates.

Any computational predictions and positive results from our preclinical studies of our product candidates may not necessarily be predictive of the results from required later preclinical studies and clinical trials. Similarly, even if we are able to complete our planned preclinical studies or any future clinical trials of our product candidates according to our current development timeline, the positive results from such preclinical studies and clinical trials of our product candidates may not be replicated in subsequent preclinical studies or clinical trial results.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical and other nonclinical findings made while clinical trials were underway, or safety or efficacy observations made in preclinical studies and clinical trials, including previously unreported adverse events. Moreover, preclinical, nonclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or similar foreign approval.

Our planned clinical trials or those of our potential future collaborators may reveal significant adverse events and side effects and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our product candidates, even if approved.

Undesirable side effects that may be caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. While we have not yet initiated any of our own clinical trials, as is the case with many products in the therapeutic area for which our product candidates are under development, it is possible that there may be side effects associated with their use. Results of our trials could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly. We may also develop future product candidates in combination with one or more therapies. The uncertainty resulting from the use of our product candidates in combination with other therapies may make it difficult to accurately predict side effects in future clinical trials.

If significant adverse events or other side effects are observed in any of our clinical trials, we may have difficulty recruiting patients to our clinical trials, patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of one or more product candidates altogether. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage trials have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the product from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition and prospects.

Additionally, if any of our product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of such products and require us to take our approved product off the market;

•	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

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regulatory authorities may require a medication guide outlining the risks of such side effects for distribution to patients, or that we implement a risk evaluation and mitigation strategy, or REMS, plan to ensure that the benefits of the product outweigh its risks;

•	we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product;

•	we may be subject to limitations on how we may promote the product;

•	sales of the product may decrease significantly;

•	we may be subject to litigation or product liability claims; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenue from the sale of our products.

We may in the future conduct clinical trials for our product candidates outside the United States, and the FDA and similar foreign regulatory authorities may not accept data from such trials.

We may in the future choose to conduct additional clinical trials outside the United States, including in Europe, Asia, the Middle East, or other foreign jurisdictions. FDA acceptance of trial data from clinical trials conducted outside the United States may be subject to certain conditions. In cases where data from clinical trials conducted outside the United States are intended to serve as the sole basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the United States population and United States medical practice; (ii) the trials were performed by clinical investigators of recognized competence and (iii) the data may be considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including large enough size of trial populations and statistical powering, must be met. Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

The United Kingdom’s withdrawal from the European Union (“EU”) may have a negative effect on global economic conditions, financial markets and our intended business.

Following the United Kingdom’s departure from the EU on January 31, 2020, and the end of the “transition period” on December 31, 2020, the EU and the United Kingdom have entered into a trade and cooperation agreement (“TCA”) which governs certain aspects of their future relationship, including ensuring tariff-free trade for certain goods and services. Since the regulatory framework for pharmaceutical products in the United Kingdom relating to quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales and distribution of pharmaceutical products is derived from EU directives and regulations, Brexit will materially impact the future regulatory regime which applies to products and the approval of product candidates in the United Kingdom. Longer term, the United Kingdom is likely to develop its own legislation that diverges from that in the EU.

The TCA provides details on how some aspects of the United Kingdom’s and EU’s relationship will operate going forwards, however there are still many uncertainties. The uncertainty concerning the United Kingdom’s legal, political and economic relationship with the EU since Brexit may be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border co-operation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise). These developments have had, and may continue to have, a significant adverse effect on global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets.

The incidence and prevalence for target patient populations of our product candidates have not been determined. If the market opportunities for our product candidates are smaller than we estimate or if any approval that we obtain is based on a more narrow definition of the patient population, our revenue and ability to achieve profitability will be adversely affected, possibly materially.

Even if approved for commercial sale, the total addressable market for our product candidates will ultimately depend upon, among other things, the criteria included in the final label, if our product candidates are approved for these indications, acceptance by the medical community and patient access, product pricing and reimbursement. The number of patients targeted by our product candidates may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business. Due to our limited resources and access to capital, we must prioritize development of certain product candidates, which may prove to be the wrong choice and may adversely affect our business.

Although we intend to explore other therapeutic opportunities, in addition to the product candidates that we are currently developing, we may fail to identify viable new product candidates for clinical development for a number of reasons. If we fail to identify additional potential product candidates, our business could be materially harmed.

Research programs to pursue the development of our existing and planned product candidates for additional indications and to identify new product candidates and disease targets require substantial technical, financial, and human resources whether or not they are ultimately successful. There can be no assurance that we will find potential targets using our approach, that any such targets will be tractable, or that such clinical validations will be successful. Our research programs may initially show promise in identifying potential indications and/or product candidates, yet fail to yield results for clinical development for a number of reasons, including:

•	the research methodology used may not be successful in identifying potential indications, patient subpopulations, and/or product candidates;

•	potential product candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective products; or

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it may take greater computational, human and financial resources than we will possess to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting our ability to develop, diversify and expand our product portfolio.

Because we have limited financial and human resources, we will have to prioritize and focus on certain research programs, product candidates and target indications while forgoing others. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for our product candidates, we or future partners of ours will not be able to commercialize, or will be delayed in commercializing, our product candidates, and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries. Currently, all of our product candidates are in development, and our product candidates have not received marketing authorization from regulatory authorities in any jurisdiction. It is possible that our product candidates, including any product candidates we may seek to develop in the future, will never obtain regulatory approval. As a company, we have limited experience in preparing, submitting, and supporting applications to regulatory authorities and expect to rely on third-party CROs and/or regulatory consultants to assist us in this process. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. In addition, regulatory authorities may find fault with our manufacturing process or facilities or that of third-party contract manufacturers. We may also face greater than expected difficulty in manufacturing our product candidates.

The process of obtaining regulatory approvals, both in the United States and abroad, is expensive and often takes many years. If the FDA or a comparable foreign regulatory authority requires that we perform additional preclinical or clinical trials, approval, if obtained at all, may be delayed. The length of such a delay varies substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted NDA, BLA or similar marketing application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. Our product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•	we may not be able to enroll a sufficient number of patients in our clinical studies;

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we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication or a related companion diagnostic is suitable to identify appropriate patient populations;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of product candidates that we may identify and pursue may not be sufficient to support the submission of an NDA, or BLA, or other submission to obtain regulatory approval in the United States or elsewhere;

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the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change such that our clinical data are insufficient for approval.

Even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, thereby narrowing the commercial potential of the product candidate. In addition, regulatory authorities may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenues will be materially impaired.

Because we have multiple programs and product candidates in development and we are pursuing a variety of target indications and treatment modalities, we may expend our limited resources to pursue a particular product candidate and fail to capitalize on development opportunities or product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and personnel resources, we may forego or delay pursuit of opportunities with potential target indications or product candidates or other business opportunities that later prove to have greater commercial potential than our current and planned development programs and product candidates. Our resource allocation decisions, including decisions to pursue multiple programs, may cause us to fail to provide adequate focus or capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and other future product candidates for specific indications may not yield any commercially viable future product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future product candidates.

Additionally, we are currently pursuing, and may in the future pursue, additional in-licenses or acquisitions of development-stage assets or programs, which entails additional risk to us. Identifying, selecting and acquiring promising product candidates requires substantial technical, financial and human resources expertise. Efforts to do so may not result in the actual acquisition or license of a successful product candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. For example, if we are unable to identify programs that ultimately result in approved products, we may spend material amounts of our capital and other resources evaluating, acquiring and developing products that ultimately do not provide a return on our investment.

The markets in which we participate are highly competitive, and if we do not compete effectively, including for talent necessary to meet our business goals, our business and operating results could be adversely affected.

The development and commercialization of new products in the biopharmaceutical and related industries, and the overall market for computational tools to accelerate drug discovery and development, are highly competitive, and if we do not compete effectively, including for talent necessary to meet our business goals, our business and operating results could be adversely affected. There are other companies focusing on technology-enabled drug discovery to identify and develop products and therapies. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. These companies include divisions of large pharmaceutical companies and biotechnology companies of various sizes. We face competition with respect to our current product candidates and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.

Any product candidates that we successfully develop and commercialize will compete with currently approved therapies and new therapies that may become available in the future from segments of the pharmaceutical, biotechnology and other related industries that pursue new therapeutics. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety, and convenience of our products. We believe principal competitive factors to our business include, among other things, the accuracy of our computations and predictions, ability to integrate experimental, computational, and clinical capabilities, ability to successfully transition research programs into clinical development, ability to raise capital, and the scalability of our platform, pipeline, and business.

Many of the companies that we compete against or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific, engineering and management personnel and establishing clinical trial sites and patient recruitment for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, we cannot predict whether our current competitive advantages will remain in place and evolve appropriately as barriers to entry in the future. If not, other companies may be able to more directly or effectively compete with us.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we or our collaborators may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market. The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third-party payors.

We and our potential future collaborators may not achieve projected discovery and development milestones and other anticipated key events in the time frames that we or they announce, which could have an adverse impact on our business and could cause our stock price to decline.

From time to time, we expect that we will make public statements regarding the expected timing of certain milestones and key events, such as the commencement and completion of preclinical and clinical studies in our internal product discovery programs as well developments and milestones under our collaborations. The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in our or our potential future collaborators’ drug discovery and development programs, the amount of time, effort, and resources committed by us and our potential future collaborators, and the numerous uncertainties inherent in the development of drugs. As a result, there can be no assurance that our or our potential future collaborators’ programs will advance or be completed in the time frames we or they announce or expect. If we or any collaborators fail to achieve one or more of these milestones or other key events as planned, our business could be materially adversely affected, and the price of New Valo common stock could decline.

Risks Related to Our Platform and Data

If we cannot maintain existing agreements with third parties, including data licensing, and/or enter into new partnerships or similar business arrangements, our business could be adversely affected.

We believe that one of our competitive advantages and a foundation of our Opal platform is our access to differentiated, high-quality data. We have several sources of high-quality data that we use to develop models and generate insights to better understand underlying disease biology, stratify patients, and inform drug discovery and development. We use these multiple datasets together, leveraging the strengths of each, to provide a more robust knowledge base than any one set. We rely on certain licensing agreements to access substantial portions of these data. As a result, our success depends on our ability to maintain these arrangements and expand our available datasets through additional licensing arrangements, asset purchases, partnerships and/or our own data generation. Many factors may impact the success of these relationships, including our ability to perform our obligations, licensors’ internal priorities, licensors’ resource allocation decisions and competitive opportunities, disagreements with third parties, the costs required of either party to the agreements and related financing needs, our data protection capabilities and reputation, and operating, legal and other risks in any relevant jurisdiction.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we access, generate, process, and store sensitive data, including research data, clinical trial data, real-world data, intellectual property and proprietary business information owned or controlled by ourselves or our employees, partners and other parties. We manage and maintain our applications and data utilizing a combination of on-site systems and cloud-based data centers. We utilize external security and infrastructure vendors to manage parts of our data centers. These applications and data encompass a wide variety of business-critical information, including research and development information, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, accidental exposure, unauthorized access, inappropriate modification, and the risk of our being unable to adequately monitor, audit and modify our controls over our critical information. This risk extends to the third party vendors and subcontractors we use to manage this sensitive data or otherwise process it on our behalf. Further, to the extent our employees are working at home during the COVID-19 pandemic, additional risks may arise. The secure processing, storage, maintenance and transmission of this critical information are vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take reasonable measures to protect sensitive data from unauthorized access, use or disclosure, no security measures can be perfect and our information technology and infrastructure may be vulnerable to attacks by hackers or infections by viruses or other malware or breached due to employee erroneous actions or inactions by our employees or contractors, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, breach, or other loss of information could result in legal claims or proceedings. Unauthorized access, loss or dissemination could also disrupt our operations, result in a material disruption of our development programs and damage our reputation, any of which could adversely affect our business. For example, the loss, corruption, unavailability of, or damage to our computational models would interfere with and undermine the insights we draw from our Opal platform, which could result in the waste of resources on insights based on flawed premises. In addition, the loss or corruption of, or other damage to, clinical trial data from ongoing or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

Additionally, although we maintain cybersecurity insurance coverage, we cannot be certain that such coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.

We have invested, and expect to continue to invest, in research and development efforts that further enhance our Opal platform and advance product candidates. Such investments in technology and therapeutic development are inherently risky and may affect our operating results. If the return on these investments is lower or develops more slowly than we expect, our operating results may suffer.

We have invested and expect to continue to invest in research and development efforts that further enhance our Opal platform and advance product candidates. These investments may involve significant time, risks, and uncertainties, including the risk that the expenses associated with these investments may affect our margins and operating results and that such investments may not generate sufficient revenues to offset liabilities assumed and expenses associated with these new investments. The industry in which we operate changes rapidly as a result of technological and drug developments, which may render our solutions less desirable or effective. We believe that we must continue to invest a significant amount of time and resources in our Opal platform and technology to maintain and improve our competitive position. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected.

Defects or disruptions in our Opal platform could result in diminishing our value and prospects, and could affect the quality and success of research and development programs relying on our Opal platform’s capabilities.

Our Opal platform depends upon the continuous, effective, and reliable operation of our software, equipment, databases, and related tools and functions and the integrity of our data. Our proprietary software tools, equipment, and datasets are inherently complex and may contain defects or errors. Errors may result from the interface of our proprietary software and equipment tools with our data or third-party systems and data, which we did not develop. The risk of errors is particularly significant when new software or equipment is first introduced or when new versions or enhancements of existing software or equipment are implemented. We have from time to time found defects in our software and equipment, and new errors in our existing software and equipment may be detected in the future. Any errors, defects, disruptions, or other performance problems with our software, equipment, or datasets could hurt our ability to gather valuable insights that drive our drug discoveries and development, and could affect the quality and success of research and development programs relying on our Opal platform’s capabilities.

We rely upon third-party providers of cloud-based infrastructure to host our platform. Any disruption in the operations of these third-party providers, limitations on capacity, or interference with our use could adversely affect our business, financial condition, and results of operations.

We outsource substantially all of the technological infrastructure relating to our hosted platform to third-party hosting services, such as Amazon Web Services (“AWS”). We have no control over any of these third parties, and we cannot guarantee that such third-party providers will not experience system interruptions, outages or delays, or deterioration in their performance. We need to be able to access our computational platform at any time, without interruption or degradation of performance. Our hosted platform depends on protecting the virtual cloud infrastructure hosted by third-party hosting services by maintaining its configuration, architecture, features, and interconnection specifications, as well as protecting the information stored in these virtual data centers, which is transmitted by third-party Internet service providers. We have experienced, and expect that in the future we may again experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, hosting disruptions and capacity constraints. Any limitation on the capacity of our third-party hosting services could adversely affect our business, financial condition, and results of operations. In addition, any incident affecting our third-party hosting services’ infrastructure, which may be caused by cyber-attacks, natural disasters, fire, flood, severe storm, earthquake, power loss, telecommunications failures, terrorist or other attacks, and other disruptive events beyond our control, could negatively affect our cloud-based solutions. A prolonged service disruption affecting our cloud-based solutions could damage our reputation or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the third-party hosting services we use.

In the event that our service agreements with our third-party hosting services are terminated, or there is a lapse of service, elimination of services or features that we utilize, interruption of Internet service provider connectivity, or damage to such facilities, we could experience interruptions in access to the our platform as well as significant delays and additional expense in arranging or creating new facilities and services and/or re-architecting our hosted software solutions for deployment on a different cloud infrastructure service provider, which could adversely affect our business, financial condition, and results of operations.

Some of our solutions utilize third-party open source data and software, and any failure to comply with the terms of one or more of these open source software licenses could adversely affect our business, subject us to litigation, or create potential liability.

Our solutions include software and data licensed from third parties under any one or more open source licenses, and we expect to continue to incorporate open source software in our solutions in the future. Moreover, we cannot ensure that we have effectively monitored our use of open source software, or validated the quality or source of such software, or that we are in compliance with the terms of the applicable open source licenses or our current policies and procedures. There have been claims against companies that use open source software in their products and services asserting that the use of such open source software infringes the claimants’ intellectual property rights. As a result, we could be subject to suits by third parties claiming that what we believe to be licensed open source software infringes such third parties’ intellectual property rights. Additionally, if an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages and required to comply with onerous conditions or restrictions on these solutions, which could disrupt the distribution and sale of these solutions. Litigation could be costly for us to defend, have a negative effect on our business, financial condition, and results of operations, or require us to devote additional research and development resources to change our solutions. Furthermore, these third-party open source providers could experience service outages, data loss, privacy breaches, cyber-attacks, and other events relating to the applications and services they provide that could diminish the utility of these services and which could harm our business as a result.

Use of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, including with respect to security vulnerabilities where open source software may be more susceptible. In addition, certain open source licenses require that source code for software programs that interact with such open source software be made available to the public at no cost and that any modifications or derivative works to such open source software continue to be licensed under the same terms as the open source software license. The terms of various open source licenses to which we are subject have not been interpreted by courts in the relevant jurisdictions, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our software and data. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our solutions, or otherwise be limited in the licensing of our solutions, each of which could reduce or eliminate the value of our solutions. Disclosing our proprietary source code could allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales. Furthermore, any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts. Any of these events could create liability for us and damage our reputation, which could have a material adverse effect on our business, results of operations, and financial condition and the market price of our shares.

Risks Related to our Operations/Commercialization

Even if any product candidates we develop receive marketing approval in the future, they may fail to achieve the degree of market acceptance by physicians, patients, healthcare payors, and others in the medical community necessary for commercial success.

The commercial success of our product candidates will depend upon their degree of market acceptance by physicians, patients, third-party payors, and others in the medical community. Even if any product candidates we may develop receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors, and others in the medical community. The degree of market acceptance of any product candidates we may develop, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety of such product candidates as demonstrated in pivotal clinical trials and published in peer-reviewed journals;

•	the potential and perceived advantages compared to alternative treatments, including any similar generic treatments;

•	the ability to offer these products for sale at competitive prices;

•	the ability to offer appropriate patient access programs, such as co-pay assistance;

•	convenience and ease of dosing and administration compared to alternative treatments;

•	the clinical indications for which the product candidate is approved by FDA or comparable regulatory agencies;

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product labeling or product insert requirements of the FDA or other comparable foreign regulatory authorities, including any limitations, contraindications or warnings contained in a product’s approved labeling;

•	restrictions on how the product is distributed;

•	the timing of market introduction of competitive products;

•	publicity concerning these products or competing products and treatments;

•	the strength of marketing and distribution support;

•	favorable third-party coverage and sufficient reimbursement; and

•	the prevalence and severity of any side effects or adverse events.

Sales of medical products also depend on the willingness of physicians to prescribe the treatment, which is likely to be based on a determination by these physicians that the products are safe, therapeutically effective and cost effective. In addition, the inclusion or exclusion of products from treatment guidelines established by various physician groups and the viewpoints of influential physicians can affect the willingness of other physicians to prescribe the treatment. We cannot predict whether physicians, physicians’ organizations, hospitals, other healthcare providers, government agencies or private insurers will determine that any product we may develop is safe, therapeutically effective and cost effective as compared with competing treatments. If any product candidates we develop do not achieve an adequate level of acceptance, we may not generate significant product revenue, and we may not become profitable.

Additionally, we do not have a sales or marketing infrastructure and have little experience in the sale, marketing, or distribution of pharmaceutical products. To achieve commercial success for any approved product for which we retain sales and marketing responsibilities, we must either develop a sales and marketing organization and sales and marketing software solutions or outsource these functions to third parties. In the future, we may choose to build a focused sales, marketing, and commercial support infrastructure to market and sell our product candidates, if and when they are approved. We may also elect to enter into collaborations or strategic partnerships with third parties to engage in commercialization activities with respect to selected product candidates, indications or geographic territories, including territories outside the United States, although there is no guarantee we will be able to enter into these arrangements even if the intent is to do so.

The insurance coverage and reimbursement status of newly-approved products are uncertain. Failure to obtain or maintain adequate coverage and reimbursement for any of our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

The regulations that govern marketing approvals, pricing and reimbursement for new drugs vary widely from country to country. In the United States, recently enacted legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay our or their commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenue we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if any product candidates we may develop obtain marketing approval.

Our ability to successfully commercialize our product candidates or any other products that we or they may develop also will depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. The availability and extent of coverage and reimbursement by governmental and private payors is essential for most patients to be able to afford treatments. Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment. If reimbursement is not available, or is available only at limited levels, we may not be able to successfully commercialize our product candidates, if approved.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. It is difficult to predict what government and other third-party payors will decide with respect to coverage and reimbursement for fundamentally novel products such as ours, as there is no body of established practices and precedents for these new products. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and certain other major markets where we plan to commercialize may put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems, and pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost effectiveness of our product candidates to other available therapies. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicines, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits.

Moreover, efforts by governmental and other third-party payors, in the United States and abroad, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

The sizes of the markets and forecasts of market growth for the demand of our products are based on a number of complex assumptions and estimates, and may be inaccurate.

We estimate annual total addressable markets and forecasts of market growth for our platform and products. These estimates and forecasts are based on a number of complex assumptions, internal and third party estimates and other business data, including assumptions and estimates relating to our ability to generate revenue from the development of new workflows. While we believe our assumptions and the data underlying our estimates are reasonable, there are inherent challenges in measuring or forecasting such information. As a result, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors and indicators. As a result, our estimates of the annual total addressable market and our forecasts of market growth and future revenue from milestone payments, royalties, or other sources may prove to be incorrect, and our key business metrics may not reflect our actual performance. For example, if the total addressable market or the potential market growth for our platform or products is smaller than we have estimated, or if the key business metrics we utilize to forecast revenue are inaccurate, it may impair our sales growth and have an adverse impact on our business, financial condition, results of operations and prospects.

Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter, and insurance coverage is becoming increasingly expensive. For example, we can only obtain insurance for the loss of our data that would partially compensate us for its loss. We do not know if we will be able to maintain existing insurance with adequate levels of coverage in the future, and any liability insurance coverage we acquire in the future may not be sufficient to reimburse us for any expenses or losses we may suffer. If we obtain marketing approval for any product candidates that we or our collaborators may develop, we intend to acquire insurance coverage to include the sale of commercial products, but we may be unable to obtain such insurance on commercially reasonable terms or in adequate amounts. The coverage or coverage limits currently maintained under our insurance policies may not be adequate. If our losses exceed our insurance coverage, our financial condition would be adversely affected. Clinical trials or regulatory approvals for any of our product candidates could be suspended, which could adversely affect our results of operations and business, including by preventing or limiting the development and commercialization of any product candidates that we or our collaborators may identify. Additionally, operating as a public company will make it more expensive for us to obtain directors and officers liability insurance. If we do not have adequate levels of directors and officers liability insurance, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors.

Our operations may be interrupted by the occurrence of a natural disaster or other catastrophic event at our primary facilities.

Our operations are primarily conducted at our facilities in Branford, CT, Lexington, MA, Boston, MA, Princeton, NJ, and San Francisco, CA. The occurrence of natural disasters or other catastrophic events could disrupt our operations. Any natural disaster or catastrophic event in our facilities or the areas in which they are located could have a significant negative impact on our operations.

We carry insurance for damage to our property and the disruption of our business, but this insurance may not cover all of the risks associated with damage or disruption to our business, may not provide coverage in amounts sufficient to cover our potential losses and may not continue to be available to us on acceptable terms, if at all.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change by value in the ownership of its equity over a three-year period, such corporation’s ability to use its pre-change net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income could be subject to an annual limitation. We may have experienced such ownership changes in the past, and we may experience ownership changes in the future as a result of the Business Combination or subsequent shifts in our stock ownership, some of which are outside of our control; however, we have not determined whether an ownership change has occurred. As of December 31, 2020, we had federal net operating loss carryforwards of approximately $80.5 million, which do not expire, but are limited in their usage to an annual deduction equal to 80% of annual taxable income and state net operating loss carryforwards of approximately $48.8 million, which begin to expire in 2038, but our ability to utilize those net operating loss carryforwards could be limited by enacted legislation or an “ownership change” as described above, which could result in increased tax liability to us.

If we fail to comply with environmental, health and safety, or other laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety, and other laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials.

A pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. In early 2020, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, spread to most countries across the world and all 50 states within the U.S. including Massachusetts, where our primary office and laboratory space is located. The resulting COVID-19/coronavirus pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the coronavirus impacts our operations or those of our third-party partners, including our preclinical studies or clinical trial operations, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of coronavirus infection and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally, or the evolution of new variants of COVID-19 that are more contagious, have more severe effects or are resistant to treatments or vaccinations, could adversely impact our preclinical or clinical trial operations in the U.S., including our ability to recruit and retain trial participants as well as principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if a resurgence occurs in their geography. For example, similar to other biopharmaceutical companies, we may experience delays in initiating preclinical and clinical studies, protocol deviations, enrolling our clinical trials, or dosing of patients in our clinical trials as well as in activating new trial sites. COVID-19 or any variants may also affect employees of third-party CROs located in affected geographies that we rely upon to carry out our clinical trials. In addition, as a result of medical complications associated with the diseases of the patients we seek to enroll and treat in our trials, the patient populations that our product candidates target may be particularly susceptible to COVID-19 or any variants, which may make it more difficult for us to identify individuals able to enroll in our current and future clinical trials and may impact the ability of those enrolled to complete any such trials. Any negative impact COVID-19 or any variants has on enrollment or the execution of our drug trials could cause costly delays, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, and have a material adverse effect on our financial results.

Additionally, timely enrollment in planned clinical trials is dependent upon clinical trial sites which could be adversely affected by global health issues, such as pandemics. We plan to conduct clinical trials for our product candidates in geographies which are currently being affected by COVID-19. Some factors from the COVID-19 outbreak that could delay or otherwise adversely affect enrollment in the clinical trials of our product candidates, as well as our research and development activities and our business generally, include:

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the potential diversion of healthcare resources away from the conduct of clinical trials to focus on pandemic concerns, including the attention of physicians serving as our clinical trial investigators, hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our prospective clinical trials;

•

limitations on travel that could interrupt key trial and business activities, such as clinical trial site initiations and monitoring, domestic and international travel by employees, contractors or patients to clinical trial sites, including any government-imposed travel restrictions or quarantines that will impact the ability or willingness of patients, employees or contractors to travel to our clinical trial sites or secure visas or entry permissions, a loss of face-to-face meetings and other interactions with potential partners, any of which could delay or adversely impact the conduct or progress of our prospective clinical trials;

•	the potential negative effect on the operations of our third-party manufacturers;

•	global supply chain disruptions affecting the transport of clinical trial materials, such as tissue samples, investigational drug product and comparator drugs and other supplies used in our studies;

•

business disruptions caused by potential workplace, laboratory and office closures and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory experiments and operations, staffing shortages, travel limitations or mass transit; and

•	disruptions, any of which could adversely impact our business operations or delay necessary interactions with local regulators, ethics committees and other important agencies and contractors.

We have taken temporary precautionary measures intended to help minimize the risk of the coronavirus to our employees, including temporarily permitting most employees to work remotely, which could negatively affect our business. We cannot presently predict the scope and severity of the planned and potential shutdowns or disruptions of businesses and regulatory or government agencies, such as the SEC, or FDA.

These and other factors arising from the evolving COVID-19 pandemic could worsen in countries that are already afflicted with COVID-19 or could continue to spread to additional countries. Any of these factors, and other factors related to any such disruptions that are unforeseen, could have a material adverse effect on our business and our results of operation and financial condition. Further, uncertainty around these and related issues could lead to adverse effects on the economy of the United States and other economies, which could impact our ability to raise the necessary capital needed to develop and, in the future, commercialize our product candidates.

Risks Related to Our Reliance on Third Parties

We expect to rely on third parties to conduct our clinical trials and some aspects of our research and preclinical testing, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research, or testing.

We currently rely and expect to continue to rely on third parties, such as consultants, clinical and nonclinical contract research organizations, clinical data management organizations, medical institutions, and clinical investigators, to conduct some aspects of research and preclinical testing and clinical trials. Any of these third parties may terminate their engagements with us or be unable to fulfill their contractual obligations. If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms, or at all. If we need to enter into alternative arrangements, it would delay product development activities.

Our reliance on these third parties for research and development activities reduces control over these activities but does not relieve us of our responsibilities. For example, we remain responsible for ensuring that each of our respective clinical trials is conducted in accordance with the general investigational plan and protocols for the trial and applicable legal, regulatory, and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. In addition, the FDA and comparable foreign regulatory authorities require compliance with good clinical practice (“GCP”) requirements for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible, reproducible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. Regulatory authorities enforce GCP compliance through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of these third parties fail to comply with applicable GCP regulations, some or all of the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional nonclinical or clinical trials or to enroll additional patients before approving our marketing applications. We cannot be certain that, upon inspection, such regulatory authorities will determine that any of our clinical trials complies with the GCP regulations. For any violations of laws and regulations during the conduct of clinical trials, we could be subject to untitled and warning letters or enforcement action that may include civil penalties up to and including criminal prosecution. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored or similar database within certain timeframes. Failure to do so can result in fines, adverse publicity, and civil and criminal sanctions.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or conduct clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for any product candidates we may develop and will not be able to, or may be delayed in our efforts to, successfully commercialize our medicines. Our failure or the failure of these third parties to comply with applicable regulatory requirements or our stated protocols could also subject us to enforcement action.

We contract with third parties for the manufacture of our product candidates for preclinical development and clinical testing and expect to continue to do so for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not currently own or operate any manufacturing facilities or personnel. We rely, and could expect to continue to rely, on third parties for the manufacture of many of our product candidates for preclinical development and clinical testing, as well as for the commercial manufacture of our products if any of our product candidates receive marketing approval. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

The facilities used by our contract manufacturers to manufacture our product candidates must be inspected by the FDA pursuant to pre-approval inspections that will be conducted after we submit our marketing applications to the FDA. Similar foreign requirements may apply outside the United States. We do not control the manufacturing process of, and will be completely dependent on, our contract manufacturers for compliance with current good manufacturing practice (“cGMP”) or similar foreign requirements, in connection with the manufacture of our product candidates in the near to intermediate term or possibly long term. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to pass regulatory inspections and/or maintain regulatory compliance for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority finds deficiencies with or does not approve these facilities for the manufacture of our product candidates or if it finds deficiencies or withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Further, our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, if approved, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business and supplies of our product candidates. Our third-party manufacturers may be subject to third-party litigation which could disrupt our supply chain, result in liability and harm our business, including the need to increase prices in connection with the commercialization of future product candidates.

We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Our product candidates and any products that we may develop may compete with other product candidates and approved products for access to manufacturing facilities or capacity. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. If our current contract manufacturers cannot perform as agreed, we may be required to replace such manufacturers. We may incur added costs and delays in identifying and qualifying any such replacement.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis. We also expect to rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of any product candidates we may develop or commercialization of our medicines, producing additional losses and depriving us of potential product revenue.

Additionally, if any third party with whom we contract for manufacturing fails to perform its obligations, we may be forced to manufacture the materials ourselves, for which we may not have the capabilities or resources, or enter into an agreement with a different third-party contract manufacturer, which we may not be able to do on reasonable terms, if at all. In either scenario, our clinical trials supply could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our products or product candidates may be unique or proprietary to the original contract manufacturer and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change contract manufacturers for any reason, we will be required to verify that the new third-party contract manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new contract manufacturer could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. Furthermore, a third-party contract manufacturer may possess technology related to the manufacture of our product candidate that such contract manufacturer owns independently. This would increase our reliance on such third-party contract manufacturer or require us to obtain a license from such contract manufacturer in order to have another third-party manufacture our product candidates. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.

The third parties upon whom we rely for certain equipment and the supply of the active pharmaceutical ingredients used in our product candidates may be our only source of supply, and the loss of any of these suppliers could significantly harm our business.

Certain of our specialized equipment and the active pharmaceutical ingredients, (or “APIs”), used in our product candidates could be supplied to us from single-source suppliers. Our ability to successfully develop our product candidates, and to ultimately supply our commercial products in quantities sufficient to meet the market demand, depends in part on our ability to obtain equipment and the APIs for these products in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization. We may not currently have arrangements in place for a redundant or second-source supply of any such equipment or APIs in the event any of our current suppliers of such equipment or APIs ceases their operations for any reason. We are also unable to predict how changing global economic conditions or potential global health concerns such as the COVID-19 pandemic will affect our third-party suppliers and manufacturers. Any negative impact of such matters on our third-party suppliers and manufacturers may also have an adverse impact on our results of operations or financial condition.

We are not certain, however, that any single-source suppliers we may have will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance.

Establishing additional or replacement suppliers for certain equipment and the APIs used in our product candidates, if required, may not be accomplished quickly. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory inspection or approval, which could result in further delay. While we seek to maintain adequate inventory of the APIs used in our product candidates, any interruption or delay in the supply of components or materials, or our inability to obtain such APIs from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent our development efforts, which could harm our business, results of operations, financial condition and prospects.

We may seek to establish additional collaborations for clinical development or commercialization of our product candidates, and, if we are not able to establish them on commercially reasonable terms, or at all, we may have to alter our development and commercialization plans.

Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with additional pharmaceutical and biotechnology companies for the development and/or commercialization of those product candidates. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. The terms of any additional collaborations or other arrangements that we may establish may not be favorable to us.

Collaborative relationships with third parties could cause us to expend significant resources and incur substantial business risk with no assurance of financial return. Management of our relationships with collaborators will require:

•	significant time and effort from our management team;

•	coordination of our marketing and research and development programs with the marketing and research and development priorities of our collaborators; and

•	effective allocation of our resources to multiple projects.

If we are unable to establish or maintain such strategic collaborations on terms favorable to us in the future, our research and development efforts and potential to generate revenue may be limited.

We may also be restricted under collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, the significant number of recent business combinations among large pharmaceutical companies has resulted in a reduced number of potential future collaborators.

We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we will need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Even if we successfully establish new collaborations, these relationships may never result in the successful development or commercialization of product candidates or the generation of sales revenue. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. To the extent that we enter into collaborative arrangements, the related product revenues we receive are likely to be lower than if we directly marketed and sold products. Such collaborators may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for any future product candidate. Disagreements between parties to a collaboration arrangement regarding clinical development or commercialization matters can lead to delays in the development process or commercialization of the applicable product candidate and, in some cases, the termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Collaborations with pharmaceutical or biotechnology companies or other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation. If we were to become involved in arbitration or litigation with any of our collaborators it would consume time and divert management resources away from operations, damage our reputation and impact our ability to enter into future collaboration agreements, and may result in substantial payments from us to our collaborators to settle any disputes.

Risks Related to Our Intellectual Property

If we are unable to adequately protect and enforce our intellectual property and proprietary technology or obtain and maintain patent protection for our technology and products or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be impaired.

Our commercial success will depend in part on our ability to obtain, maintain, protect and enforce our proprietary and intellectual property rights in the United States and other countries for our product candidates, and our core technologies, including our Opal platform, preclinical and clinical assets, composition of matter, methods of use and formulation patents and related know-how. We seek to protect our proprietary and intellectual property position by, among other methods, filing patent applications in the United States and abroad related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. However, the patent process is expensive, time consuming and complex, and we may not be able to apply for patents on certain aspects of our technology and products in a timely fashion, at a reasonable cost, in all jurisdictions or at all, and any potential patent coverage we obtain may not be sufficient to prevent substantial competition. Further, we can provide no assurance that any of our current or future patent applications will result in issued patents or that any issued patents will provide us with any competitive advantage. In addition, we also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position. We do not yet own or have not yet in-licensed any pending patent applications or issued patents with respect to certain of our preclinical programs.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation.

The degree of patent protection we require to successfully commercialize our product candidates may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our pending patent applications will issue, or that any of our pending patent applications that mature into issued patents will include claims with a scope sufficient to protect our product candidates from competition. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States, and many companies have encountered significant challenges in establishing and enforcing their proprietary rights outside of the United States. Furthermore, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally twenty years after its first effective non-provisional filing date. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned patent portfolio and any patent portfolio we may license in the future may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing products similar or identical to our product candidates, including generic versions of such products.

Other parties have developed technologies that may be related or competitive to our own, and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our own patents. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights cannot be predicted with any certainty.

The scope of patent protection that the U.S. Patent and Trademark Office (or “USPTO”) will grant with respect to certain technologies, including biologics, is uncertain. For example, it is possible that the USPTO will not allow broad antibody claims that cover antibodies alleged to be a biosimilar of our current or future product candidates or even closely related antibodies as well as the specific closely related to our antibody product candidates. Furthermore, any granted patents may be successfully challenged at the USPTO or other patent offices or in court proceedings to limit the scope of our patent claims so as not to cover a biosimilar of our product candidates. Upon receipt of FDA approval, if we have no patent protection, competitors would be free to market products, subject to FDA approval, that are biosimilar or almost identical to ours, thereby decreasing our market share. The law provides a mechanism for innovators to enforce the patents that protect biologics and for biosimilar applicants to challenge the patents. Such patent litigation may begin as early as four years after the innovative biological product is first approved by the FDA.

In addition, the patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. Further, with respect to some of the pending patent applications covering our preclinical candidates, prosecution has yet to commence. Patent prosecution is a lengthy process, during which the scope of the claims initially submitted for examination by the USPTO, may be significantly narrowed by the time they issue, if at all. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. We may also require the cooperation of our licensors and collaborators to enforce any licensed patent rights, and such cooperation may not be provided. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

Even if we acquire patent protection that we expect should enable us to maintain such competitive advantage, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. For example, we may be subject to a third-party submission of prior art to the USPTO challenging the priority of an invention claimed within one of our patents, which submissions may also be made prior to a patent’s issuance, precluding the granting of any of our pending patent applications. Further, inadvertent or intentional public disclosures of our inventions prior to the filing of a patent application have precluded, and in the future may preclude us from obtaining patent protection in certain jurisdictions. We may become involved in opposition, derivation, reexamination, inter parties review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others from whom we have obtained licenses to such rights. Such proceedings could result in revocation of or amendment to our patents in such a way that they no longer cover our technology or product candidates.

Competitors may claim that they invented the inventions claimed in our issued patents or patent applications prior to us, or may file patent applications before we do. Competitors may also claim that we are infringing on their patents and that we therefore cannot practice our technology as claimed under our patents, if issued. Competitors may also contest our patents, if issued, by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents, if issued, are not valid for a number of reasons. If a court agrees, we would lose our rights to those challenged patents.

In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants and advisors and any other third parties who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy. A loss of exclusivity, in whole or in part, could allow others to compete with us and harm our business.

An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, without payment to us, or could limit the duration of the patent protection covering our technology and product candidates. Such challenges may also result in our inability to manufacture or commercialize our product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if they are unchallenged, our owned patent portfolio and any patent portfolio we may license in the future may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner. For example, a third party may develop a competitive product that provides benefits similar to one or more of our product candidates but that has a different composition that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our product candidates could be negatively affected, which would harm our business.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application and prosecution process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or patent applications often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent and/or patent application. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our products or procedures, we may not be able to stop a competitor from marketing products that are the same as or similar to our product candidates, which would have a material adverse effect on our business.

If we are unable to protect the confidentiality of our trade secrets and know-how, our business and competitive position may be harmed.

In addition to the protection afforded by patents, we rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. With respect to our Valo Opal Computational Platform™, curating our data and our library of small molecules generally, we consider trade secrets and know-how to be our primary form of intellectual property protection. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our collaborators, scientific advisors, employees and consultants, and invention assignment agreements with our consultants and employees. We may not be able to protect our trade secrets adequately. We may not be able to prevent the unauthorized disclosure or use of information which we consider to be confidential, our technical know-how or other trade secrets by the parties to these agreements, however, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. If any of the collaborators, scientific advisors, employees and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. For example, if one of our employees publicly discloses information that we believe to be confidential or a trade secret we may be unable to protect it in the future. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets.

Our trade secrets could otherwise become known or be independently discovered by our competitors. Competitors could purchase our product candidates and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property or proprietary rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive and frequent litigation regarding patents and other intellectual property rights. We may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates and technology, including interference, reexamination, inter partes review, and post-grant review proceedings before the USPTO or opposition proceeding before the European Patent Office. Our competitors or other third parties may assert infringement claims against us, alleging that our products or technologies are covered by their patents. Given the vast and continually-increasing number of patents in our field of technology, we cannot be certain that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. Many companies have filed, and continue to file, patent applications related to artificial intelligence and deep learning, technology-aided drug discovery, high-throughput screening, and combinations of any or all of these fields. Some of these patent applications have already been allowed or issued, and others may issue in the future. Since these areas are competitive and of strong interest to pharmaceutical and biotechnology companies, there will likely be additional patent applications filed and additional patents granted in the future, as well as additional research and development programs expected in the future. If a patent holder believes our technology, product or product candidate infringes on its patent, the patent holder may sue us even if we have received patent protection for our technology. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant product revenue and against whom our owned patent portfolio and any patent portfolio we may license in the future may thus have no deterrent effect. If any such claim or proceeding is brought now or in the future against us, our collaborators or our third-party service providers, our development, manufacturing, marketing, sales and other commercialization activities could be similarly adversely affected. Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold that third-party patents asserted against us are valid, enforceable, and infringed, which could materially and adversely affect our ability to develop, manufacture, market, sell and commercialize any of our product candidates or technology. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent.

If we are found to infringe a third party’s patent or other intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our product candidates and technology. We may choose to obtain a license, even in the absence of an action or finding of infringement. In either case, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain such a license, it could be granted on non-exclusive terms, thereby providing our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing, royalty and other payments. Without such a license, we could be forced, including by court order, to cease developing and commercializing the infringing technology or product candidates. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed such third-party patent or other intellectual property rights. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. If we lose a foreign patent lawsuit, alleging our infringement of a competitor’s patents, we could be prevented from marketing our products in one or more foreign countries, which would have a materially adverse effect on our business.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees, consultants and contractors were previously employed at universities or pharmaceutical or biotechnology companies, including our competitors or potential competitors. We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers or competitors. Although we try to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our defenses to these claims fail, in addition to requiring us to pay monetary damages, a court could prohibit us from using technologies or features that are essential to our product candidates, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate such technologies or features could have a material adverse effect on our business, and may prevent us from successfully commercializing our product candidates. In addition, we may lose valuable intellectual property rights or personnel as a result of such claims.

Moreover, any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our product candidates, which would have an adverse effect on our business, results of operations and financial condition.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights in certain jurisdictions or countries may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have an adverse effect on our business, results of operations and financial condition.

We may become involved in lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors and other third parties may infringe, misappropriate or otherwise violate our patents and other intellectual property rights. To counter infringement or unauthorized use, we may be required to file infringement claims. A court may disagree with our allegations, however, and may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover it. Further, such third parties could counterclaim that we infringe their intellectual property or that a patent we have asserted against them is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims, post-grant review, and inter partes reviews challenging the validity, enforceability or scope of asserted patents are commonplace. In addition, third parties may initiate legal proceedings against us to assert such challenges to our intellectual property rights. The outcome of any such proceeding is generally unpredictable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Patents may be unenforceable if someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. It is possible that prior art of which we and the patent examiner were unaware during prosecution exists, which could render any patents that may issue invalid. Moreover, it is also possible that prior art may exist that we are aware of but do not believe is relevant to our future patents, should they issue, but that could nevertheless be determined to render our patents invalid.

An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. If a defendant were to prevail on a legal assertion of invalidity or unenforceability of our patents covering one of our product candidates, we would lose at least part, and perhaps all, of the patent protection covering such product candidate or technology. Competing products may also be sold in other countries in which our patent coverage might not exist or be as strong.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming and is likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of New Valo common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating or from successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

We may not be able to effectively prosecute and enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly in developing countries. Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries. Additionally, the patent laws of some foreign countries, including some jurisdictions of significant commercial interest, do not afford intellectual property protection to the same extent as the laws of the United States, particularly with regard to software technologies and methods of treatment involving existing drugs. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property rights. This could make it difficult for us to stop the infringement of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties and/or which limit the enforceability of patents against third parties, including government agencies or government contractors. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States and, in those foreign countries, patents may provide limited or no benefit. In addition, we and our licensors may have limited remedies in those foreign countries if patents are infringed or if we or our licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents and could limit our potential revenue opportunities.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, if our ability to enforce our patents to stop infringing activities is inadequate. These products may compete with our product candidates, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and resources from other aspects of our business. Furthermore, while we intend to protect our intellectual property rights in the major markets for our product candidates, we cannot ensure that we will be able to initiate or maintain similar efforts, or obtain similar patent scope, in all jurisdictions in which we may wish to market our product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license.

Certain of our product candidates may face competition from biosimilars approved through an abbreviated regulatory pathway.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively the “ACA”), includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-approved reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first approved by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first approved. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of the other company’s product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. The law also provides a mechanism for innovators to enforce the patents that protect innovative biological products and for biosimilar applicants to challenge the patents.

We believe that any of our product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

If we do not obtain patent term extension and data exclusivity for any product candidates we may develop, our business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984, or Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval; only one patent may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension in the United States, Japan, Brazil, or other foreign jurisdictions or term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations and prospects could be materially harmed.

We may need to license certain intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our products. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our products, in which case we would be required to obtain a license from these third parties on commercially reasonable terms, or our business could be harmed, possibly materially. If we were not able to obtain a license, or were not able to obtain a license on commercially reasonable terms or with sufficient breadth to cover the intended use of third-party intellectual property, our business could be materially harmed or we may become involved in disputes.

If we fail to comply with our obligations in the agreements under which we collaborate with or license intellectual property rights from third parties, or otherwise experience disruptions to our business relationships with our collaborators or licensors, we could lose rights that are important to our business.

We license certain intellectual property that is important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. We expect our future license agreements will impose various development, diligence, commercialization or sublicensing, and other obligations on us in order to maintain the licenses. In spite of our efforts, a future licensor might conclude that we have materially breached our obligations under such license agreements and seek to terminate the license agreements, thereby removing or limiting our ability to develop and commercialize products and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patent rights licensed thereunder fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical to ours and we may be required to cease our development and commercialization of certain of our product candidates. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•	the priority of invention of patented technology.

The agreements under which we may license intellectual property or technology from third parties may be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

Changes to the patent law in the United States and other jurisdictions could diminish the value of patents in general and may impact the validity, scope or enforceability of our patent rights, thereby impairing our ability to protect our product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents and trade secrets. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity and are therefore costly, time consuming, and inherently uncertain. Our patent rights, their associated costs, and the enforcement or defense of such patent rights may be affected by developments or uncertainty in the patent statute, patent case law or USPTO rules and regulations. Changes in either the patent laws or interpretation of the patent laws could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of our issued patents.

For example, in March 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”), the United States transitioned from a “first to invent” to a “first-to-file” patent system. Under a “first-to-file” system, assuming that other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on an invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after March 2013, but before us, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either file any patent application related to our technology or product candidates or invent any of the inventions claimed in our or our licensor’s patents or patent applications. The America Invents Act also includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted, allowing third party submission of prior art and establishing a new post-grant review system including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The effects of these changes are currently unclear as the USPTO continues to promulgate new regulations and procedures in connection with the America Invents Act and many of the substantive changes to patent law, including the “first-to-file” provisions, only became effective in March 2013. In addition, the courts have yet to address many of these provisions and the applicability of the act and new regulations on the specific patents discussed in this filing have not been determined and would need to be reviewed. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to obtain patent protection for our proprietary technology or our ability to enforce rights in our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce any patents that we may obtain in the future.

In addition, it is uncertain whether the World Trade Organization (WTO) will waive certain intellectual property protections now or in the future on certain technologies. It is unknown if such a waiver would be limited to patents, or would include other forms of intellectual property including trade secrets and confidential know-how. We cannot be certain that any of our current or future product candidates or technologies would not be subject to an intellectual property waiver by the WTO. We also cannot be certain that any of our current or future intellectual property rights, whether patents, trade secrets, or confidential know-how would be eliminated, narrowed, or weakened by such a waiver. Given the uncertain future actions by the WTO and other countries and jurisdictions around the world, including the United States, it is unpredictable how our current or future intellectual property rights or how our current or future business would be impacted.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•	others may be able to make products that are similar to our product candidates or utilize similar technology but that are not covered by the claims of the patents that we license or may own;

•	others may be able to duplicate or utilize similar technology in a manner that infringes our patents but is undetectable, or done in a jurisdiction where we cannot secure or enforce patent rights;

•	we or our licensors or collaborators might not have been the first to file patent applications covering certain of our or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

•	it is possible that our present or future pending patent applications (whether owned or licensed) will not lead to issued patents;

•	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

•

our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may develop additional proprietary technologies that are not considered patentable subject matter;

•	the patents of others may harm our business; and

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and trade names by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, know-how, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.

We license patent rights from third-party owners. If such owners do not properly or successfully obtain, maintain, or enforce the patents underlying such licenses, our competitive position and business prospects may be harmed.

We are a party to license agreements that give us rights to third-party intellectual property that is necessary or useful for our business. For example we have obtained a license from a third party to patent rights covering certain of our clinical product candidates and licenses (implied or explicit) from certain other parties for technology used in our drug discovery efforts. We may enter into additional license agreements to third-party intellectual property in the future.

Our success will depend in part on the ability of our current and future licensors to obtain, maintain, and enforce patent protection for our licensed products. Our current and future licensors may not successfully prosecute the patent applications we license. Even if patents issue in respect of these patent applications, our current and future licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

Some of our intellectual property has been discovered through government-funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies, and compliance with such regulations may limit our exclusive rights and our ability to contract with non-U.S. manufacturers.

Our intellectual property rights may be subject to a reservation of rights by one or more third parties. For example, certain intellectual property rights that we have licensed have been generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future processes and related products and services pursuant to the Bayh-Dole Act of 1980, or the Bayh-Dole Act. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require the licensor to grant exclusive, partially exclusive or non-exclusive licenses to any of these inventions to a third party if it determines that (1) adequate steps have not been taken to commercialize the invention and achieve practical application of the government-funded technology, (2) government action is necessary to meet public health or safety needs, (3) government action is necessary to meet requirements for public use under federal regulations or (4) we fail to meet requirements of federal regulations (also referred to as “march-in rights”). OPL-0101, for example, may be subject to such march-in rights if certain statutory requirements are not met. The U.S. government also has the right to take title to these inventions if we or our licensors fail to disclose the invention to the government or fail to file an application to register the intellectual property within specified time limits. These rights may permit the government to disclose our confidential information to third parties. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. To the extent any of our future owned or licensed intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply. Any exercise by the government of such rights could have a material adverse effect on our competitive position, business, results of operations and financial condition.

Risks Related to Government Regulation

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, we may be subject to penalties or other enforcement action if we fail to comply with regulatory requirements.

The FDA or comparable foreign regulatory authorities may not approve any of our product candidates derived from our platform. However, if the FDA or a comparable foreign regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and listing, as well as continued compliance with cGMPs or similar foreign requirements and GCPs for any clinical trials that we conduct post-approval. Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, and surveillance to monitor the safety and efficacy of the product. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	clinical trial holds;

•	fines, warning letters or other regulatory enforcement action;

•	refusal by the FDA or comparable foreign regulatory authorities to approve pending applications or supplements to approved applications filed by us;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA’s and comparable foreign regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

For instance, the EU adopted the Clinical Trials Regulation (“CTR”) in April 2014, which is expected to become applicable by early 2022. The CTR will be directly applicable in all EU member states, repealing the current Clinical Trials Directive. Conduct of all clinical trials performed in the EU will continue to be bound by currently applicable provisions until the new CTR becomes applicable. The extent to which ongoing clinical trials will be governed by the CTR will depend on when the CTR becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the CTR becomes applicable the CTR will at that time begin to apply to the clinical trial. The CTR harmonizes the assessment and supervision processes for clinical trials throughout the EU via a Clinical Trials Information System, which will notably contain a centralized EU portal and database.

Around the world, data collection and use are governed by laws and regulations governing the use, processing and cross-border transfer of personal information.

In the event we decide to conduct clinical trials or engage in other human data collection, we may be subject to additional privacy restrictions. Many foreign jurisdictions, including, without limitation, member states of the

EU, and the United Kingdom, Canada, Israel, Australia, New Zealand, Japan and many other countries have adopted legislation that increase or change the requirements governing the collection, distribution, use, storage, disclosure, or other processing, and/or security of personal information and other data in these jurisdictions. If our privacy or data security measures fail to comply with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities, or our customers may terminate their relationships with us

In the EU, we are subject to particularly stringent regulation. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the EU, including personal health data, is subject to the EU General Data Protection Regulation (“GDPR”). The GDPR also applies in the European Economic Area (“EEA”) (which consists of the 27 EU Member States plus Norway, Liechtenstein and Iceland). The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of our consolidated annual worldwide gross revenue). Compliance with the GDPR is a rigorous and time-intensive process that may increase our cost of doing business or require us to adopt certain business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional nonclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In short, the foreign regulatory approval process involves all of the risks associated with FDA approval. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we may intend to charge for our products will also be subject to approval.

Laws and regulations governing any international operations we may have may preclude us from developing, manufacturing and selling certain products outside of the United States and require us to develop and implement costly compliance programs.

We currently engage in certain activities supporting our product and platform development activities that occur outside the U.S., and for these activities we must dedicate additional resources to comply with numerous laws and regulations in each such jurisdiction. Additionally, the Foreign Corrupt Practices Act, or FCPA, prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If we expand our activities outside of the United States, it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit our growth potential and increase our development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Changes in funding or disruptions at the FDA, the Securities and Exchange Commission and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency FDA have fluctuated in recent years as a result. In addition, government funding of the Securities and Exchange Commission, or SEC, and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies, for instance the EMA, following its relocation to Amsterdam and related reorganization, may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, in recent years, including for 35 days beginning on December 22, 2018, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities.

Since March 2020 when foreign and domestic inspections of facilities were largely placed on hold, the FDA has been working to resume routine surveillance, bioresearch monitoring and pre-approval inspections on a prioritized basis. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections. As of May 2021, certain inspections, such as foreign preapproval, surveillance, and for-cause inspections that are not deemed mission-critical, remain temporarily postponed. In April 2021, the FDA issued guidance for industry formally announcing plans to employ remote interactive evaluations, using risk management methods, to meet user fee commitments and goal dates and in May 2021 announced plans to continue progress toward resuming standard operational levels. Should the FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the agency has stated that it generally intends to issue a complete response letter or defer action on the application until an inspection can be completed. In 2020 and 2021, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, upon completion of this offering and in our operations as a public company, future government shutdowns or delays could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

We may seek one or more designations or expedited programs for one or more of our product candidates, but we might not receive such designations or be allowed to proceed on expedited program pathways, and even if we do and proceed on such expedited program pathways in the future, such designations or expedited programs may not lead to a faster development or regulatory review or approval process, and each designation does not increase the likelihood that any of our product candidates will receive marketing approval in the United States.

We may seek fast track designation for some of our product candidates. If a drug is intended for the treatment of a serious or life-threatening condition and nonclinical or clinical data for the drug demonstrates the potential to address an unmet medical need for such a condition, the drug sponsor may apply for fast track designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures.

We may seek a breakthrough therapy designation for some of our product candidates. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-

threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA may also be eligible for priority review and accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

In the future, we may also seek approval of product candidates under the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it is designed to treat a serious or life-threatening disease or condition and generally provides a meaningful advantage over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. If the sponsor fails to conduct such studies in a timely manner, or if such post-approval studies fail to verify the drug’s predicted clinical benefit, the FDA may withdraw its approval of the drug on an expedited basis. There can be no assurance that the FDA would allow any of the product candidates we may develop to proceed on an accelerated approval pathway, and even if the FDA did allow such pathway, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. We may request priority review for our product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in an expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

The FDA and other regulatory authorities may implement additional regulations or restrictions on the development and commercialization of our product candidates, and such changes can be difficult to predict.

Agencies at both the federal and state level in the United States, as well as the U.S. Congressional committees and other governments or governing agencies, have expressed interest in further regulating the biotechnology industry, including the use of artificial intelligence. Such action may delay or prevent commercialization of some or all of our product candidates and software products. Adverse developments in clinical trials of products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of any of our product candidates. These regulatory review agencies and committees and the new requirements or guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies or trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory agencies and comply with applicable requirements and guidelines. If we fail to do so, we may be required to delay or discontinue development of such product candidates. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of an increased or lengthier regulatory approval process or further restrictions on the development of our product candidates can be costly and could negatively impact our ability to complete clinical trials and commercialize our current and future product candidates in a timely manner, if at all.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of our current or future product candidates or any future product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell a product for which we obtain marketing approval. Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements, (ii) additions or modifications to product labeling, (iii) the recall or discontinuation of our products, or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Affordable Care Act, or the ACA, was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the United States pharmaceutical industry. The ACA, among other things, subjected biological products to potential competition by lower-cost biosimilars, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden had issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the healthcare reform measures of the Biden administration or other efforts to challenge, repeal or replace the ACA, if any, will impact the ACA.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030, with the temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. In addition, the American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

There has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the current administration may reverse or otherwise change these measures, Congress has indicated that it will continue to seek new legislative measures to control drug costs.

At the state level, individual states are increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing.

Further, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new product candidates that have completed a Phase 1 clinical trial and are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its product candidates available to eligible patients as a result of the Right to Try Act.

We expect that additional state, federal and foreign healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal, state and foreign governments will pay for healthcare products and services, which could result in reduced demand for our current or future product candidates or additional pricing pressures.

Our revenue prospects could be affected by changes in healthcare spending and policy in the United States and abroad.

We operate in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could negatively impact our business, operations and financial condition.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future, including repeal, replacement or significant revisions to the ACA. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for our current or future product candidates, if we obtain regulatory approval;

•	our ability to set a price that we believe is fair for our products;

•	our ability to obtain coverage and reimbursement approval for a product;

•	our ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings.

Although we do not currently have any products on the market, if and when we begin commercializing our product candidates, we will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states and foreign governments in which we conduct our business. Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Pursuant to an order entered by the U.S. District Court for the District of Columbia, the portion of the rule eliminating safe harbor protection for certain rebates related to the sale or purchase of a pharmaceutical product from a manufacturer to a plan sponsor under Medicare Part D has been delayed to January 1, 2023. Implementation of this change and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. We continue to evaluate what effect, if any, these rules will have on our business;

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the federal civil and criminal false claims laws, including the federal False Claims Act, or FCA, and civil monetary penalties laws, among other things, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery.

In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false of fraudulent claim for purposes of the FCA;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the ACA, require manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the Department of Health and Human Services information related to transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests of such physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, (“HITECH Act”), and their implementing regulations, also impose obligations, including mandatory contractual terms, on covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers, as well as their business associates that perform certain services for them or on their behalf involving the use or disclosure of individually identifiable health information with respect to safeguarding the privacy, security and transmission of individually identifiable health information. We believe we are not a covered entity or typically a business associate for purposes of HIPAA; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures.

Efforts to ensure that our future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs and may require us to undertake or implement additional policies or measures. We may face claims and proceedings by private parties, and claims, investigations and other proceedings by governmental authorities, relating to allegations that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse, privacy or data protection, or other healthcare laws and regulations, and it is possible that courts or governmental authorities may conclude that we have not complied with them, or that we may find it necessary or appropriate to settle any such claims or other proceedings. In connection with any such claims, proceedings, or settlements, we may be subject to significant civil, criminal and administrative penalties, damages, fines, other damages, individual imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Compliance with global privacy and data security requirements could result in additional costs and liabilities to us or inhibit our ability to collect and process data globally, and the failure to comply with such requirements could subject us to significant fines and penalties, which may have a material adverse effect on our business, financial condition, or results of operations.

The regulatory framework for the collection, use, safeguarding, sharing, transfer, and other processing of information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which we operate has established its own data security and privacy frameworks with which we must comply. For example, the collection, use, disclosure, transfer, or other processing of personal data regarding individuals in the EEA, including personal health data and employee data, is subject to the GDPR, which took effect in May 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR informs our obligations with respect to any clinical trials conducted in the EEA by expanding the definition of personal data to include coded data and requiring changes to informed consent practices and more detailed notices for clinical trial subjects and investigators. In addition, the GDPR imposes strict rules on the transfer of personal data to countries outside the EEA, including the United States and, as a result, increases the scrutiny that such rules should apply to transfers of personal data from any clinical trial sites located in the EEA to the United States. The GDPR also permits data protection authorities to require destruction of improperly gathered or used personal information and/or impose substantial fines for violations of the GDPR, which can be up to four percent of global revenues or 20 million Euros, whichever is greater, and confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR provides that EU member states may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric, or health data.

Given the breadth and depth of its obligations, complying with the GDPR’s requirements is rigorous and time intensive and requires significant resources and assessment of our technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors, or consultants that process or transfer personal data collected in the EU.

Further, the United Kingdom exited the EU effective January 31, 2020, subject to a transition period that ended December 31, 2020. Following the expiry of those transitional arrangements, the data protection obligations of the GDPR continue to apply to United Kingdom-related processing of personal data in substantially unvaried form and fashion under the so-called “UK GDPR” (i.e., the GDPR as it continues to form part of United Kingdom law by virtue of section 3 of the EU (Withdrawal) Act 2018, as amended (including by the various Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations)). Brexit and ongoing developments in the United Kingdom have created uncertainty with regard to the regulation of data protection in the United Kingdom and could result in the application of new data privacy and protection laws and standards to our operations in the United Kingdom and our handling of personal data of individuals located in the United Kingdom. The United Kingdom has implemented legislation that substantially implements the GDPR, and the European Commission and the United Kingdom government announced a EU-UK Trade and Cooperation Agreement on December 24, 2020, but it remains to be seen how the United Kingdom’s withdrawal from the EU will impact the manner in which United Kingdom data protection laws or regulations will develop. The European Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards. However, the United Kingdom adequacy decision will automatically expire in June 2025 unless the European Commission renews or extends that decision.

Around the world, many other countries are enacting comprehensive privacy laws that closely model the GDPR. In Israel, for example, the Israeli Privacy Protection Regulations (Data Security), 5777-2017 entered into force in

May 2018. The regulations significantly expanded the privacy protection obligations that apply to most of the companies operating in Israel. The regulations impose strict information security requirements upon any organization that is in possession of a database containing personal data, including by adopting a written policy for protecting the organization’s personal data. The regulations also require organizations to immediately report data breaches to the Privacy Protection Authority, among other requirements.

In the United States, a broad variety of laws and regulations relating to privacy and data security may be applicable to our activities. New laws also are being considered at both the state and federal levels, and state legislatures such as California have already passed and enacted privacy legislation. For example, the California Consumer Privacy Act, or CCPA, which became effective on January 1, 2020, creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA, among other things, requires covered companies to provide new disclosures to California consumers, and afford such consumers new abilities to opt out of certain sales of personal information, access and require deletion of their personal information, and receive detailed information about how their personal information is used. Failure to comply with the CCPA may result in attorney general enforcement action and damage to our reputation. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Moreover, a ballot initiative from privacy rights advocates intended to augment and expand the CCPA called the California Privacy Rights Act, or CPRA, was approved by California voters in the November 2020 election. The CPRA imposes additional obligations relating to consumer data on companies doing business in California beginning January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply, as we may need to modify or augment our existing practices. New state laws that regulate aspects of privacy and data security continue to be proposed, and in some cases, enacted, and there is discussion in Congress of a new federal data protection and privacy law to which we would become subject if it is enacted. In addition, all 50 states have laws including obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and others.

The myriad international and U.S. privacy and data breach laws are not consistent, and compliance, particularly in the event of a widespread data breach, is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards. We expect that there will continue to be new proposed laws and regulations concerning data privacy and security, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. With the GDPR, CCPA, CPRA, and other laws, regulations and other obligations relating to privacy and data protection imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other obligations, we may face challenges in addressing their requirements, putting in place additional compliance mechanisms and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so.

We make public statements about our use and disclosure of personal information through our privacy policy, information provided on our website and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. We may be subject to potential government or legal action if such policies or statements are found to be deceptive, unfair or misrepresentative of our actual practices. In addition, from time to time, concerns may be expressed about whether our technology compromises the privacy of our customers and others. While we believe that we comply with industry standards and applicable laws and industry codes of conduct relating to privacy and data protection in all material respects, there is no assurance that we will not be subject to claims that we have violated applicable laws or codes of conduct, that we will be able to successfully defend against such claims or that we will not be subject to significant fines and penalties in the event of non-compliance. Additionally, to the extent multiple state-level laws are introduced with inconsistent or conflicting standards and there is no federal law to preempt such laws, compliance with such laws could be difficult to achieve and we could be subject to fines and penalties in the event of non-compliance. Furthermore, enforcement actions and investigations by regulatory authorities related to data security incidents and privacy violations continue to increase.

In addition, if third parties we work with, such as vendors or service providers, violate applicable laws or regulations or our policies, such violations may also put our data at risk and could in turn have an adverse effect on our business. Any failure or perceived failure by us or our service providers to comply with our applicable policies or notices relating to privacy or data protection, our contractual or other obligations to third parties, or any of our other legal obligations relating to privacy or data protection, may result in governmental investigations or enforcement actions, litigation, claims and other proceedings, and could result in significant fines, penalties, and other liability. Additionally, defending against any claims, litigation, regulatory proceedings, or other proceedings can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions or proceedings that may be brought against us, our business may be impaired, and we may suffer reputational and other harm.

Our employees, principal investigators, CROs and consultants may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, and insider trading.

We are exposed to the risk that our employees, principal investigators, CROs and consultants may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate the regulations of the FDA and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities; healthcare fraud and abuse laws and regulations in the United States and abroad; or laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in our preclinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Risks Related to Employee Matters, Managing Growth and Ongoing Operations

The loss of any member of our senior management team or our inability to attract and retain highly skilled scientists, engineers and other employees and consultants could adversely affect our business.

Our success depends on the skills, experience and performance of key members of our senior management team, as well as other principal members of our management, technology, and therapeutics teams. Although we have entered into employment letter agreements with our executive officers, each of them may terminate their employment with us at any time or not be able to perform the services we need in the future. We do not maintain “key person” insurance for any of our executives or other employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

Recruiting and retaining qualified scientific, engineering, clinical, manufacturing, and other business personnel will also be critical to our success. The loss of the services of our executive officers or other key employees, including temporary loss due to illness, could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of, and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific, engineering and clinical personnel from universities and research institutions. Failure to succeed in clinical trials may make it more challenging to recruit and retain qualified scientific personnel.

In addition, many of the other companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. These institutions also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success with which we can discover and develop product candidates and our business will be limited.

We expect to expand our development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

As of August 15, 2021, we had 173 full-time employees. We expect to experience significant growth in the number of our employees and the scope of our operations, particularly as we function as a public company and in the areas of product development, regulatory affairs and, if any of our product candidates receives marketing approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure investors that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

We have identified material weaknesses in our internal control over financial reporting for the fiscal years ended December 31, 2019 and 2020. If we fail to remediate these material weaknesses or experience material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In preparing our financial statements as of and for the years ended December 31, 2019 and 2020, we identified three material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses were identified:

(i)

We did not design and maintain an effective control environment commensurate with our financial reporting requirements due to an insufficient complement of personnel in the accounting and finance function. This material weakness further contributed to the following material weaknesses:

(ii)

We did not design and maintain sufficient formal policies, procedures and controls to achieve complete and accurate financial reporting and disclosures, including controls over the preparation and review of journal entries and account reconciliations and segregation of duties. This material weakness impacts substantially all financial statement accounts.

(iii)

We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain:

(a)

program change management controls for financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately,

(b)

user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel, and

(c)	computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored.

These IT deficiencies did not result in a material misstatement to the financial statements; however, the deficiencies, when aggregated, impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

Each of these material weaknesses did not result in a material misstatement to the consolidated financial statements included herein. However, these material weaknesses could result in a misstatement of substantially all of the financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

To remedy our identified material weaknesses, we are in the process of adopting several measures that will improve our internal control over financial reporting, including implementing additional procedures and controls consistent with the Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) to address the risk of material misstatement, and enhancing IT governance processes. These remediation measures are ongoing and include hiring additional personnel and implementing additional procedures and controls. The actions that we are taking are subject to ongoing senior management review, as well as Audit Committee oversight.

We expect to complete the measures above as soon as practicable and we will continue to implement measures to remedy our internal control deficiencies under Section 404 of the Sarbanes-Oxley Act. However, we cannot assure you that we will be successful in fully remediating these material weaknesses, or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, and could cause us to fail to meet our reporting obligations. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. We have not performed a formal evaluation of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged an independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Presently, we are not an accelerated filer, as such term is defined by Rule 12b-2 of the Exchange Act, and therefore, our management is not presently required to perform an annual assessment of the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm will first be required to attest to the effectiveness of our internal control over financial reporting for our Annual Report on Form 10-K for the first year we are no longer an “emerging growth company” or a “smaller reporting company.” We will be required to disclose changes made in our internal controls and procedures on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. We have begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion. An independent assessment of the effectiveness of our internal control over financial reporting could detect deficiencies in our internal control over financial reporting that our management’s assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

Risks Relating to Our Indebtedness

Our existing indebtedness could adversely affect our business and growth prospects.

As of June 30, 2021, we had $23 million in principal amount outstanding under our Term Loan Facility. Our indebtedness, or any additional indebtedness we may incur, could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of these actions on a timely basis, on terms satisfactory to us or at all.

Our indebtedness and the cash flow needed to satisfy our debt have important consequences, including:

•

limiting funds otherwise available for financing our capital expenditures by requiring us to dedicate a portion of our cash flows from operations to the repayment of debt and the interest on this debt;

•	making us more vulnerable to rising interest rates; and

•	making us more vulnerable in the event of a downturn in our business.

Our level of indebtedness may place us at a competitive disadvantage to our competitors that are not as highly leveraged. Fluctuations in interest rates can increase borrowing costs. Increases in interest rates may directly impact the amount of interest we are required to pay and reduce earnings accordingly. In addition, developments in tax policy, such as the disallowance of tax deductions for interest paid on outstanding indebtedness, could have an adverse effect on our liquidity and our business, financial conditions and results of operations.

We expect to use cash flow from financing and investing activities and operations to meet current and future financial obligations, including funding our operations, debt service requirements and capital expenditures. The ability to make these payments depends on our financial and operating performance, which is subject to prevailing economic, industry and competitive conditions and to certain financial, business, economic and other factors beyond our control.

We may not be able to generate sufficient cash flow to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

We may not be able to maintain a sufficient level of cash flow from financing, investing and operating activities to permit us to pay the principal, premium, if any, fees, and interest on our indebtedness. Any failure to make payments of interest, principal and fees on our outstanding indebtedness on a timely basis would likely result in penalties or defaults, which would also harm our ability to incur additional indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service obligations. If we cannot meet our debt service obligations, the holders of our indebtedness may accelerate such indebtedness and, to the extent such indebtedness is secured, foreclose on our assets. In such an event, we may not have sufficient assets to repay all of our indebtedness.

We may be unable to refinance our indebtedness.

We may need to refinance all or a portion of our indebtedness before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

The terms of our Credit Agreement restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Credit Agreement contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including restrictions on our ability to:

•	incur additional indebtedness or other contingent obligations;

•	create liens;

•	make investments, acquisitions, loans and advances;

•	consolidate, merge, liquidate or dissolve;

•	sell, transfer or otherwise dispose of our assets;

•	pay dividends on our equity interests or make other payments in respect of capital stock; and

•	materially alter the business we conduct.

The restrictive covenants in the Credit Agreement require us to satisfy certain financial condition tests. Our ability to satisfy those tests can be affected by events beyond our control.

A breach of the covenants or restrictions under the Credit Agreement could result in an event of default under such document. Such a default may allow the creditors to accelerate the related debt, which may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event the holders of our indebtedness accelerate the repayment, we may not have sufficient assets to repay that indebtedness or be able to borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms acceptable to us. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions, along with restrictions that may be contained in agreements evidencing or governing other future indebtedness, may affect our ability to grow in accordance with our growth strategy.

Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies in the future could reduce our ability to compete successfully and harm our results of operations.

We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms or at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests. If we engage in additional debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios, or restrict our ability to pay dividends or make acquisitions. In addition, the covenants in our Credit Agreement may limit our ability to obtain additional debt, and any failure to adhere to these covenants could result in penalties or defaults that could further restrict our liquidity or limit our ability to obtain financing. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:

•	develop and enhance our platform and technologies;

•	continue to expand our organization;

•	hire, train and retain employees;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	pursue acquisition and in-licensing opportunities.

In addition, if we issue additional equity to raise capital, investors interest in us will be diluted.

Risks Related to the Business Combination and KVSA, and SPACs Generally

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to KVSA prior to the consummation of the Business Combination and New Valo following the consummation of the Business Combination.

The Sponsor and our directors and officers have agreed to vote in favor of the Business Combination, regardless of how KVSA’s public stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and our directors and officers have agreed, pursuant to the terms of the Sponsor Support Agreement, to vote their founder shares, private placement shares and any public shares held by them in favor of the Business Combination. As a result, in addition to the founder shares and private placement shares, we would need 14,255,001, or 41.3% (assuming all issued and outstanding shares are voted), or 4,132,001, or 24.0% (assuming only the minimum number of shares representing a quorum are voted), of the 34,500,000 public shares sold in our initial public offering to be voted in favor of the Business Combination (including the Merger) in order to have such Business Combination approved. We expect that the Sponsor and our directors and officers will own at least 20% of our issued and outstanding shares of KVSA common stock at the time of any such stockholder vote. Accordingly, if we seek stockholder approval of our initial Business Combination, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their founder shares in accordance with the majority of the votes cast by our public stockholders.

Neither the KVSA board of directors nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.

Neither the KVSA board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Valo is fair to us from a financial point of view. Neither the KVSA board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, among other things, the KVSA board of directors and management, together with its legal, accounting and other advisors, conducted due diligence on Valo. The KVSA board of directors reviewed comparisons of selected financial data of Valo with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of KVSA’s stockholders. Accordingly, investors will be relying solely on the judgment of the KVSA board of directors and management in valuing Valo, and the KVSA board of directors and management may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

Our ability to seek an alternative business combination is limited even if we determined the Business Combination is no longer in our stockholders’ best interest.

If we do not obtain stockholder approval at the special meeting, Valo can continually obligate us to hold additional special meetings to vote on the Condition Precedent Proposals until the earlier of such stockholder approval being obtained and the Agreement End Date. This could limit our ability to seek an alternative business combination that our stockholders may prefer after such initial vote.

Since the Sponsor and KVSA’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the Business Combination with Valo is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of KVSA’s board of directors in favor of approval of the proposals in this proxy statement/prospectus, you should keep in mind that the Sponsor and KVSA’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, those of KVSA stockholders generally. These interests include, among other things, the interests listed below:

•

Prior to KVSA’s initial public offering, the Sponsor purchased 10,000,000 founder shares, for approximately $0.002 per share. Subsequent to the share capitalization, the Sponsor transferred 40,000 founder shares to each of Jagdeep Singh, Rajiv Shah, Derek Anthony West, Mario Schlosser, Dmitri Schlosser and Molly Coye, KVSA’s independent directors. If KVSA does not consummate a business combination by the Liquidation Date, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,000,000 founder shares owned by the Sponsor and KVSA’s independent directors would be worthless because following the redemption of the public shares, KVSA would likely have few, if any, net assets and because the Sponsor and KVSA’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of the 10,000,000 founder shares held by them if KVSA fails to complete a business combination within the required period. Additionally, in such event, the 990,000 private placement shares purchased by the Sponsor simultaneously with the consummation of the initial public offering for an aggregate purchase price of $9.9 million, will also expire worthless. Mr. Kaul, KVSA’s Chairman and Chief Executive Officer, also has an economic interest in such private placement shares and in the 9,760,000 founder shares owned by the Sponsor. The 14,493,478 shares of New Valo common stock into which the 9,760,000 founder shares held by the Sponsor will automatically convert in connection with the Merger, if unrestricted, fully vested and freely tradable, would have had an aggregate market value of approximately $143.6 million based upon the closing price of $9.91 per share on Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of New Valo common stock will be subject to certain restrictions, including those described above, KVSA believes such shares have less value. The 292,230 shares of New Valo common stock into which the 240,000 founder shares held by KVSA’s independent directors will automatically convert in connection with the Merger, if unrestricted and freely tradable, would have had an aggregate market value of approximately $2.9 million based upon the closing price of $9.91 per share on the Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 990,000 shares of New Valo common stock representing the 990,000 private placement shares held by the Sponsor, if unrestricted and freely tradable, would have had an aggregate market value of approximately $9.8 million based upon the closing price of $9.91 per share on the Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Sponsor Related PIPE Investors have subscribed for $10,000,000 of the PIPE Investment, for which they will receive 1,000,000 shares of New Valo common stock, which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $9.9 million based upon the closing price of $9.91 per share on Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

Due to the low purchase price of the founder shares, our Sponsor and its affiliates may earn a positive return on their investment, even if other stockholders experience a negative return on their investment in New Valo (i.e. our Sponsor and its affiliates may still have a positive return even if, following consummation of the Business Combination, the New Valo Class A common stock trades below $10.00 per share, which is the approximate value that public stockholders would receive if they exercised redemption rights as described herein).

•

Mr. Kaul, a current director of KVSA, is expected to be a director of New Valo after the consummation of the Business Combination. As such, in the future, Mr. Kaul may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the New Valo board of directors determines to pay to its non-employee directors.

•

The Sponsor (including its representatives and affiliates) and KVSA’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to KVSA. For example, certain officers and directors of KVSA, who may be considered an affiliate of the Sponsor, have also recently incorporated Khosla Ventures Acquisition Co. II (“KVSB”), Khosla Ventures Acquisition Co. III (“KVSC”) and Khosla Ventures Acquisition Co. IV (“KVSD”), each of which is a blank check company incorporated as a Delaware corporation for the purpose of effecting their respective initial business combinations. Mr. Kaul is Chairman and Chief Executive Officer and Mr. Buckland is Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of each of KVSB, KVSC and KVSD. Additionally, Mr. Shklovsky is a director of KVSB and Mr. Shah and Mr. Singh are each a director of KVSD. The Sponsor and KVSA’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to KVSA completing its initial business combination. Moreover, certain of KVSA’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. KVSA’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to KVSA, and the other entities to which they owe certain fiduciary or contractual duties, including KVSB, KVSC and KVSD. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in KVSA’s favor and such potential business opportunities may be presented to other entities prior to their presentation to KVSA, subject to applicable fiduciary duties under the DGCL. KVSA’s Existing Organizational Documents provide that KVSA renounces its interest in any corporate opportunity offered to any director or officer of KVSA.

•

KVSA’s existing directors and officers will be eligible for continued indemnification and continued coverage under KVSA’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•

In the event that KVSA fails to consummate a business combination within the prescribed time frame (pursuant to the Existing Organizational Documents), or upon the exercise of a redemption right in connection with the Business Combination, KVSA will be required to provide for payment of claims of creditors that were not waived that may be brought against KVSA within the ten years following such redemption. In order to protect the amounts held in KVSA’s trust account, the Sponsor has agreed that it will be liable to KVSA if and to the extent any claims by a third party (other than KVSA’s independent auditors) for services rendered or products sold to KVSA, or a prospective target business with which KVSA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to fund KVSA’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of KVSA’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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KVSA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on KVSA’s behalf, such as identifying and investigating possible business targets and business combinations. KVSA expects to incur approximately $11.7 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account), and to the extent that KVSA’s officers and directors or their affiliates are advancing any of these expenses on behalf of KVSA, they are entitled to reimbursement of such payments. However, if KVSA fails to consummate a business combination by the Liquidation Date, they will not have any claim against the trust account for reimbursement. Accordingly, KVSA may not be able to reimburse the expenses advanced by KVSA’s officers and directors or their affiliates if the Business Combination, or another business combination, is not completed by the Liquidation Date.

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Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Valo common stock held by such parties following the consummation of the Business Combination.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVSA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor and KVSA’s directors and officers may have influenced their motivation in identifying and selecting Valo as a business combination target, completing an initial business combination with Valo and influencing the operation of the business following the initial business combination. In considering the recommendations of KVSA’s board of directors to vote for the proposals, its stockholders should consider these interests.

The exercise of KVSA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in KVSA’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require KVSA to agree to amend the Merger Agreement, to consent to certain actions taken by Valo or to waive rights that KVSA is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Valo’s business or a request by Valo to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at KVSA’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for KVSA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

KVSA and Valo will incur significant transaction and transition costs in connection with the Business Combination.

KVSA and Valo have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. KVSA and Valo may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Valo following the closing of the Business Combination.

The announcement of the proposed Business Combination could disrupt New Valo’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on New Valo’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect New Valo’s ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which New Valo maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with New Valo or fail to extend an existing relationship with New Valo; and

•	New Valo has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New Valo’s results of operations and cash available to fund its business.

Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Valo has identified all material issues or risks associated with Valo, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Valo’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Valo. Additionally, we have no indemnification rights against the Valo Stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any stockholders of KVSA who choose to remain New Valo stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Valo’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, KVSA being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Valo on the Closing Date and the number of shares of KVSA Class A common stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of New Valo’s future operating or financial performance and New Valo’s actual financial condition and results of operations may vary materially from New Valo’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

The Merger Agreement provides that Valo’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy KVSA’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares pursuant to the Existing Organizational Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Valo or KVSA) plus the PIPE Investment Amount plus the Forward Purchase Amount (if any), is at least equal to $450 million.

The Minimum Cash Condition is for the sole benefit of Valo. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. There can be no assurance that Valo would waive the Minimum Cash Condition. In addition, pursuant to the Existing Organizational Documents, in no event will KVSA redeem public shares in an amount that would cause New Valo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

If such conditions are waived and the Business Combination is consummated with less than the $450.0 million minimum cash requirement, the cash held by New Valo and its subsidiaries (including Valo) in the aggregate, after the Closing may not be sufficient to allow us to operate and meet our financial obligations as they become due. The additional exercise of redemption rights with respect to a large number of our public stockholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of New Valo after consummation of the Business Combination and we may not be able to raise additional financing necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

The Sponsor may elect to purchase shares from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Valo or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of KVSA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Valo or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the KVSA common stock, represented in person or by proxy and entitled to vote at the special meeting, vote in favor of the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the Minimum Cash Condition, (3) otherwise limiting the number of public shares electing to redeem and (4) KVSA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the shares of KVSA common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per public share in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund KVSA’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable preference. As a result, a liquidator could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation would be reduced.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our stockholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Past performance by any member or members of our management team or any of their respective affiliates may not be indicative of future performance of an investment in Valo or New Valo.

Past performance by any member or members of our management team or any of their respective affiliates, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective affiliates or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in Valo or New Valo or the returns Valo or New Valo will, or is likely to, generate going forward.

The public stockholders will experience immediate dilution as a consequence of the issuance of New Valo common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of New Valo.

It is anticipated that, immediately following the Business Combination and related transactions, (1) existing public stockholders of KVSA will own approximately 11.5% of outstanding New Valo common stock, (2) existing stockholders of Valo (including the Valo PIPE Investors) will own approximately 79.5% of outstanding New Valo common stock (3) the Sponsor and related parties (including the Sponsor Related PIPE Investor) will collectively own 5.6% of outstanding New Valo common stock (assuming the 8,697,479 shares of New Valo common stock converted from KVSA Class K common stock held by the Sponsor were fully vested), and (4) the Third Party PIPE Investors will own approximately 3.5% of outstanding New Valo common stock. These percentages assume (i) that no public stockholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of New Valo common stock received in respect of the

New Valo Restricted Shares, (b) the vesting and exercise of all New Valo Options for shares of New Valo common stock that are issued and outstanding as of the Closing, and (c) that New Valo issues shares of New Valo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 230,897,358 shares of New Valo common stock (including 10,205,856 shares of New Valo common stock issuable upon exercise of New Valo Options), (iii) New Valo issues 20,086,250 shares of New Valo common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) New Valo issues zero shares of New Valo common stock to Sponsor (together with any permitted transferees under the Forward Purchase Agreement) pursuant to the Forward Purchase Agreement, (v) the conversion of all outstanding KVSA Class B common stock shares into an aggregate of 6,088,229 shares of New Valo common stock, (vi) the conversion of all outstanding KVSA Class K common stock shares into an aggregate of 8,697,479 shares of New Valo common stock and (vii) the vesting of all shares of New Valo common stock issuable upon the conversion of the KVSA Class K common stock. The Third Party PIPE Investors have agreed to purchase 10,436,250 shares of New Valo common stock, at $10.00 per share, for $104.36 million of gross proceeds. The Sponsor Related PIPE Investor has agreed to purchase 1,000,000 shares of New Valo common stock, at $10.00 per share, for $10.0 million of gross proceeds. The Valo PIPE Investors have agreed to purchase 8,650,000 shares of New Valo common stock, at $10.00 per share, for $86.5 million of gross proceeds.

If the actual facts are different from these assumptions, the percentage ownership retained by KVSA’s existing stockholders in the combined company will be different.

In addition, Valo employees and consultants hold, and after Business Combination, are expected to be granted, equity awards under the 2021 Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Valo common stock.

The issuance of additional New Valo common stock will significantly dilute the equity interests of existing holders of KVSA securities and may adversely affect prevailing market prices for our public shares.

Nasdaq or the New York Stock Exchange may not list New Valo’s securities on its exchange, which could limit investors’ ability to make transactions in New Valo’s securities and subject New Valo to additional trading restrictions.

In connection with the Business Combination, we will apply to have New Valo’s securities listed on the New York Stock Exchange upon consummation of the Business Combination and we will be required to demonstrate compliance with the New York Stock Exchange’s initial listing requirements.

We cannot assure you that we will be able to meet all initial listing requirements. Even if New Valo’s securities are listed on Nasdaq, New Valo may be unable to maintain the listing of its securities in the future.

If New Valo fails to meet the initial listing requirements and Nasdaq or the New York Stock Exchange does not list its securities on its exchange, Valo would not be required to consummate the Business Combination. In the event that Valo elected to waive this condition, and the Business Combination was consummated without New Valo’s securities being listed on Nasdaq, the New York Stock Exchange or on another national securities exchange, New Valo could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Valo’s securities;

•	reduced liquidity for New Valo’s securities;

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a determination that New Valo common stock is a “penny stock” which will require brokers trading in New Valo common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Valo’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Valo’s securities were not listed on Nasdaq or the New York Stock Exchange, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

KVSA’s and Valo’s ability to consummate the Business Combination, and the operations of New Valo following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 outbreak has adversely affected, and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases or public health crises) could adversely affect, economies and financial markets worldwide, business operations and the conduct of commerce generally, and the business of Valo or New Valo following the Business Combination could be adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The outbreak of COVID-19 may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for our securities.

KVSA has identified material weaknesses in its internal control over financial reporting as of June 30, 2021. If KVSA is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in KVSA and materially and adversely affect its business and operating results.

KVSA’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. KVSA’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of KVSA’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. On August 31, 2021, KVSA’s management, together with its audit committee, determined that KVSA’s previously issued financial statements and other financial data as of and for the period from January 15, 2021 (inception) through March 31, 2021 should be restated (the “Restatement”). Due solely to the events that led to the Restatement of KVSA’s financial statements, KVSA’s management has identified material weaknesses in internal controls over financial reporting related to that inaccurate accounting.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. KVSA continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If KVSA identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, KVSA may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. KVSA cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses. If the

Business Combination is consummated, KVSA can provide no assurance that New Valo’s internal controls and procedures over financial reporting of the post-Business Combination company will be effective. See “ —Risks Related to Employee Matters, Managing Growth and Ongoing Operations—We have identified material weaknesses in our internal control over financial reporting for the fiscal years ended December 31, 2019 and 2020. If we fail to remediate these material weaknesses or experience material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock.”

KVSA and, following the Business Combination, New Valo, may face litigation and other risks as a result of the material weakness in KVSA’s internal control over financial reporting.

KVSA’s management and its audit committee concluded that it was appropriate to restate its previously issued financial statements as of and for the period from January 15, 2021 (inception) through March 31, 2021. See “ —KVSA has identified material weaknesses in its internal control over financial reporting as of June 30, 2021. If KVSA is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in KVSA and materially and adversely affect its business and operating results.” As part of the Restatement, KVSA identified a material weakness in its internal control over financial reporting.

As a result of such material weakness, the Restatement, and the change in accounting for the Class A common stock and the Class K founder shares, KVSA and, following the Business Combination, New Valo, face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weakness in KVSA’s internal control over financial reporting and the preparation of its financial statements. As of the date of this proxy statement/prospectus, KVSA has no knowledge of any such litigation or dispute. However, KVSA can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on KVSA’s business, results of operations and financial condition or KVSA’s ability to complete the Business Combination and related transactions.

Additional Risks Related to Ownership of New Valo Common Stock Following the Business Combination and New Valo Operating as a Public Company

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to KVSA prior to the consummation of the Business Combination and New Valo following the consummation of the Business Combination.

The price of New Valo common stock may be volatile.

Upon consummation of the Business Combination, the price of New Valo common stock, may fluctuate due to a variety of factors, including:

•	changes in the industries in which New Valo and its customers operate;

•	developments involving New Valo’s competitors;

•	changes in laws and regulations affecting its business;

•	variations in its operating performance and the performance of its competitors in general;

•	actual or anticipated fluctuations in New Valo’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New Valo or its competitors or its industry;

•	the public’s reaction to New Valo’s press releases, its other public announcements and its filings with the SEC;

•	actions by stockholders, including the sale by the Third Party PIPE Investors of any of their shares of New Valo common stock;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving the combined company;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Valo common stock available for public sale; and

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general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Valo common stock regardless of the operating performance of New Valo.

New Valo does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New Valo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Valo’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

There are risks to our public stockholders who are not affiliates of the Sponsor of becoming stockholders of New Valo through the Business Combination rather than through an underwritten public offering, including that no underwriter has conducted due diligence of Valo’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Valo intends to become publicly traded through a business combination with a special purpose acquisition company rather through an underwritten offering of its ordinary shares, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Valo in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. While sponsors, private investors and management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by underwriters in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

In addition, the Sponsor, certain members of the KVSA board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the proposed business combination that are different from or are in addition to those of holders of New Valo’s securities following completion of the proposed business combination, and that would not be present in an underwritten public offering of New Valo’s securities. Such interests may have influenced the board of directors of KVSA in making their recommendation that KVSA’s stockholders vote in favor of the approval of the BCA Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New Valo became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

If analysts do not publish research about New Valo’s business or if they publish inaccurate or unfavorable research, New Valo’s stock price and trading volume could decline.

The trading market for New Valo common stock will depend in part on the research and reports that analysts publish about its business. New Valo does not have any control over these analysts. If one or more of the analysts who cover New Valo downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of New Valo common stock would likely decline. If few analysts cover New Valo, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering New Valo in the future or fail to publish reports on it regularly.

New Valo may be subject to securities litigation, which is expensive and could divert management attention.

The market price of New Valo common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New Valo may be the target of this type of litigation in the future. Securities litigation against New Valo could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Future resales of New Valo common stock after the consummation of the Business Combination may cause the market price of New Valo’s securities to drop significantly, even if New Valo’s business is doing well.

Pursuant to the lock-up restrictions agreed to into in connection with the Merger Agreement, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and certain related parties and certain Valo stockholders (who will collectively own approximately 84.6% of the outstanding New Valo common stock upon the Closing) will be contractually restricted from selling or transferring any of its or their shares of New Valo common stock (the “Lock-up Shares”). With respect to Lock-up Shares owned by Sponsor, such restrictions will begin at closing and end 12 months after Closing. With respect to all other Lock-up Shares, such restrictions begin at Closing and end 180 days after Closing. The lock-up restrictions described above supersede the lock-up provisions set forth in Section 8 of that certain letter agreement, dated as of March 8, 2021, by and among KVSA, the Sponsor and each of the other parties thereto (the “Insider Letter”) which provisions in Section 8 of the Insider Letter shall be of no further force or effect as of the date of the Registration Rights Agreement and the Lock-Up Agreement(s).

However, following the expiration of the respective lockups described above, the Sponsor and the Valo stockholders will not be restricted from selling shares of New Valo common stock held by them, other than by applicable securities laws. In addition, upon certain events as described herein, up to 8,697,479 Sponsor Earnout Shares will vest and become salable by Sponsor or its transferees. Additionally, the PIPE Investors will not be restricted from selling any of the shares of New Valo common stock acquired in the PIPE Investment following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of New Valo common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Valo common stock. Upon completion of the Business Combination, the Sponsor and the Valo stockholders will collectively own approximately 84.6% of the outstanding shares of New Valo common stock, assuming that no public shareholders redeem their public shares in connection with the Business Combination.

The shares held by Sponsor and the Valo stockholders may be sold after the expiration of the applicable lock-up periods agreed to in connection with the Merger Agreement. As restrictions on resale end, and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New Valo’s share price, or the market price of New Valo common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes- Oxley Act particularly burdensome on us as compared to other public companies because Valo is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Valo as privately held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Valo after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Valo common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from New Valo’s business operations.

As a public company, New Valo will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, New Valo will incur significant legal, accounting and other expenses that Valo did not previously incur. New Valo’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in New Valo incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for New Valo to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for New Valo to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of shares of New Valo common stock held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class or series of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of shares of New Valo common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of shares of New Valo common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Our Proposed Bylaws to be effective after the Business Combination designate specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our bylaws that will become effective after the Business Combination, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or our amended and restated certificate of incorporation or our amended and restated bylaws (including the interpretation, validity or enforceability thereof) or (iv) any action asserting a claim that is governed by the internal affairs doctrine (the Delaware Forum Provision). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our amended and restated bylaws will further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the Federal Forum Provision). In addition, our amended and restated bylaws that will become effective upon the completion of this offering will provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses in our Proposed Bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Risks if the Adjournment Proposal is Not Approved

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to KVSA prior to the consummation of the Business Combination and New Valo following the consummation of the Business Combination.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, our board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Our board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the special meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Business Combination are not Consummated

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to KVSA prior to the consummation of the Business Combination and New Valo following the consummation of the Business Combination.

If we are not able to complete the Business Combination with Valo by the Liquidation Date nor able to complete another business combination by such date, we would cease all operations except for the purpose of winding up and we would redeem our shares of KVSA Class A common stock and liquidate the trust account, in which case our public stockholders may only receive approximately $10.00 per share.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the

COVID-19 pandemic continues in the U.S. and, while the extent of the impact of the outbreak on KVSA will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact New Valo’s business following the Business Combination.

If KVSA is not able to complete the Business Combination with Valo by the Liquidation Date, nor able to complete another business combination by such date, KVSA will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of KVSA’s remaining stockholders and its board, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive approximately $10.00 per share.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares, potentially at a loss.

Our public stockholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public stockholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Existing Organizational Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by the Liquidation Date or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by the Liquidation Date, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares, potentially at a loss.

If we have not completed our initial business combination, our public stockholders may be forced to wait until after the Liquidation Date before redemption from the trust account.

If we have not completed our initial business combination by the Liquidation Date, we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public stockholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public stockholders from the trust account shall be affected automatically by function of the Existing Organizational Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the DGCL. In that case, investors may be forced to wait beyond the Liquidation Date, before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Organizational Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public stockholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Existing Organizational Documents prior thereto.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to the Liquidation Date and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public stockholders may only receive $10.00 per share.

As of June 30, 2021, KVSA had cash of $787,378 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2021, KVSA had total current liabilities of $2,003,557.

The funds available to us outside of the trust account may not be sufficient to allow us to operate until the Liquidation Date, assuming that our initial business combination is not completed during that time.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to KVSA in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public stockholders may only receive approximately $10.00 per share on our redemption of the public shares.

SPECIAL MEETING OF KVSA

General

KVSA is furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of KVSA, each to be held on                 , 2021, and at any adjournments thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about                 , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of Special meeting

The special meeting will be held will be held virtually via live webcast at                at                , Eastern Time, on                , 2021, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Purpose of the KVSA Special meeting

At the special meeting, KVSA is asking holders of public shares to consider a vote upon:

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a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the merger of Merger Sub with and into Valo, with Valo surviving the merger as a wholly owned subsidiary of KVSA and (b) approving the transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus (the “BCA Proposal”);

•	a proposal to approve and adopt the Proposed Charter (the “Charter Proposal”);

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on a non-binding advisory basis, separate proposals with respect to certain governance provisions in the Proposed Charter presented separately in accordance with SEC requirements (the “Advisory Charter Amendment Proposals”);

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a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Valo common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investor and the Valo PIPE Investors, pursuant to the PIPE Investment, (b) the New Valo stockholders pursuant to the Merger Agreement and (c) the Khosla entities pursuant to the Forward Purchase Agreement (the “Stock Issuance Proposal”);

•	a proposal to approve and adopt the Valo Health Holdings, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”);

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a proposal to approve and adopt the Valo Health Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal” and, collectively with the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal, the “Condition Precedent Proposals”); and

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a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the special meeting (the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of KVSA Board of Directors

KVSA’s board of directors believes that the BCA Proposal and the other proposals to be presented at the special meeting are in the best interest of KVSA’s stockholders and unanimously recommends that its stockholders vote “FOR” the BCA Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Amendment Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the special meeting.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVSA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

KVSA stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned KVSA Class A common stock or KVSA Class B common stock at the close of business on                 , 2021, which is the “record date” for the special meeting. Stockholders will have one vote for each share of KVSA Class A common stock and KVSA Class B common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that the shares you beneficially own are properly present at the meeting and voted. As of the close of business on the record date for the special meeting, there were 35,490,000 shares of KVSA Class A common stock issued and outstanding (of which 34,500,000 were issued and outstanding public shares), 5,000,000 shares of KVSA Class B common stock issued and outstanding and 5,000,000 shares of KVSA Class K common stock issued and outstanding.

The Sponsor and each member, director and officer of KVSA and Sponsor (as applicable) have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of KVSA common stock held by them. The shares of KVSA common stock held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and KVSA’s independent directors collectively own shares of KVSA common stock representing 14.8% of the outstanding voting power.

Quorum

A quorum of KVSA stockholders is necessary to hold valid meetings. A quorum will be present at the special meeting if the holders of outstanding KVSA common stock representing a majority of the voting power of all outstanding shares entitled to vote at the special meeting are represented in person or by proxy at the special meeting. A quorum for purposes of the Charter Proposal also requires that holders of shares of KVSA Class B common stock representing a majority of the voting power of the outstanding shares of KVSA Class B common stock be represented in person or by proxy at the special meeting. As of the record date for the special meeting, an aggregate of 20,789,118 shares of KVSA Class A common stock and KVSA Class B common stock (on an as-converted basis) and, solely with respect to the Charter Proposal, 2,500,001 shares of KVSA Class B common stock would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to KVSA but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

An abstention will be counted towards the quorum requirement but will not count as a vote cast at the special meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the stockholders will be considered non-discretionary, or count as a vote cast at the special meeting.

Vote Required for Approval

The approval of the BCA Proposal requires the affirmative vote of holders of a majority of the shares of KVSA Class A common stock and KVSA Class B common stock that are voted at the special meeting. The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the BCA Proposal will have no effect, even if approved by holders of KVSA Class A common stock and KVSA Class B common stock.

The approval of the Charter Proposal requires (1) the affirmative vote of holders of a majority of the voting power of the outstanding shares of KVSA Class A common stock and KVSA Class B common stock, voting together as a single class, (2) the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of KVSA Class K common stock, voting separately as a series (which consent has already been obtained prior to the special meeting) and (3) the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of KVSA Class B common stock, voting separately as a series. The parties have also agreed to condition the Charter Proposal on the affirmative vote of the holders of a majority of the shares of KVSA Class A common stock then outstanding and entitled to vote thereon, voting separately as a single series. The Charter Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Charter Proposal will have no effect, even if approved by holders of KVSA Class A common stock and KVSA Class B common stock.

The approval of the Advisory Charter Amendment Proposals requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class. The Advisory Charter Amendment Proposal is not conditioned upon any other proposal.

The approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon at the special meeting, voting together as a single class. The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of KVSA Class A common stock and KVSA Class B common stock.

The approval of the Incentive Award Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class. The Incentive Award Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of KVSA Class A common stock and KVSA Class B common stock.

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class. The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the ESPP Proposal will have no effect, even if approved by holders of KVSA Class A common stock and KVSA Class B common stock.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class. The Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each public share that you own in your name entitles you to one vote at the special meeting. Each proxy card shows the number of shares of KVSA common stock, as applicable, that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In most cases you may vote by telephone or over the Internet as instructed.

There are two ways to vote your shares of KVSA common stock at the special meeting:

•

You can vote by signing and returning the enclosed proxy card(s). If you vote by proxy card(s), your “proxy,” whose name is listed on the proxy card(s), will vote your shares as you instruct on the proxy card(s). If you sign and return the proxy card(s) but do not give instructions on how to vote your shares, your shares will be voted as recommended by KVSA’s board “FOR” the BCA Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Charter Amendment Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting, as applicable. Votes received after a matter has been voted upon at the special meeting, as applicable, will not be counted.

•

You can attend the special meeting and vote in person. You will receive a ballot when you arrive. However, if your shares, as applicable, are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way KVSA can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a KVSA stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify KVSA’s Secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, as applicable, revoke your proxy, and vote online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your KVSA common stock you may call D.F. King, KVSA’s proxy solicitor, by calling (800) 487-4870 or banks and brokers can call collect at (212) 269-5550, or by emailing KVSA@dfking.com.

Redemption Rights

Pursuant to our Existing Organizational Documents, public stockholders may seek to redeem their shares for cash if the business combination is consummated, regardless of whether they vote and, if they do vote, irrespective of whether they vote “for” or “against” the BCA proposal. Any stockholder holding public shares as of the record date may demand that KVSA redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $                 per share as of                 , 2021, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, KVSA will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

The Sponsor and the KVSA independent directors will not have redemption rights with respect to any shares of KVSA common stock owned by them in connection with the Business Combination.

KVSA public stockholders may demand that KVSA redeem their public shares for cash if the business combination is consummated. Public stockholders will be entitled to receive cash for these shares without voting and, if they do vote, irrespective of whether they vote for or against the business combination. Public stockholders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to KVSA’s transfer agent prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the BCA proposal. Furthermore, if a public stockholder delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then KVSA’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, KVSA will promptly return any shares delivered by public stockholders. Additionally, if KVSA would be left with less than $5,000,001 of net tangible assets as a result of the public stockholders properly demanding redemption of their shares for cash, KVSA will not be able to consummate the business combination.

The closing price of KVSA Class A common stock on                 , 2021, the record date for the special meeting, was $                 per share. The cash held in the trust account on such date was approximately $                 ($                 per                 public share). Prior to exercising redemption rights, stockholders should verify the market price of KVSA Class A common stock as they may receive higher proceeds from the sale of their KVSA Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. KVSA cannot assure its stockholders that they will be able to sell their shares of KVSA Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its shares of KVSA Class A common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the second business day preceding the vote on the BCA proposal by delivering your stock certificate (either physically or electronically) to KVSA’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.

Appraisal Rights

KVSA’s stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

KVSA is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. KVSA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. KVSA will bear the cost of the solicitation.

KVSA has hired D.F. King & Co., Inc to assist in the proxy solicitation process. KVSA will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-trust account funds.

KVSA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. KVSA will reimburse them for their reasonable expenses.

KVSA Initial Stockholders

As of the date of this proxy statement/prospectus, there are 45,490,000 shares of KVSA common stock issued and outstanding, which includes the 10,000,000 founder shares held by the Sponsor and KVSA’s independent directors, 34,500,000 public shares and 990,000 private placement shares.

The Sponsor and KVSA’s independent directors have agreed to vote all of their shares of KVSA common stock in favor of the proposals being presented at the special meeting.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Valo or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of KVSA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Valo or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such stock purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the KVSA common stock, represented in person or by proxy and entitled to vote at the special meeting, vote in favor of the BCA Proposal, the Charter Proposal the Stock Issuance Proposal, Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the Minimum Cash Condition, (3) otherwise limiting the number of public shares electing to redeem and (4) KVSA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on KVSA common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the special meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL

KVSA is asking its stockholders to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the Transactions and related agreements described in this proxy statement/prospectus. KVSA stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of KVSA Class A common stock and Class B common stock that are voted at the special meeting.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letter of the Valo Parties, which is not filed publicly and which is subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letter contains information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about KVSA, the Valo Parties or any other matter.

Structure of the Merger

On June 9, 2021, KVSA entered into an Agreement and Plan of Merger, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated September 22, 2021, by and among KVSA, Merger Sub and the Valo Parties, pursuant to which, among other things, following the Pre-Closing Restructuring, (i) Merger Sub will merge with and into Valo, the separate corporate existence of Merger Sub will cease and Valo will be the surviving corporation and a wholly owned subsidiary of KVSA and (ii) KVSA will change its name to “Valo Health Holdings, Inc.”.

No later than one (1) business day prior to the Closing Date, Valo Holdco and Valo will consummate the Pre-Closing Restructuring, pursuant to which, among other things, Valo Holdco will merge with and into Valo, with Valo being the surviving corporation and, after giving effect to such merger, the former holders of all of the outstanding Valo Holdco equity interests will collectively own all of the outstanding equity interests of Valo.

Organizational Structure

The diagram below depicts a simplified version of the New Valo organizational structure immediately following the completion of the Business Combination.

Consideration

Aggregate Merger Consideration

As a result of and upon the Closing (after giving effect to the consummation of the Pre-Closing Restructuring), among other things, (i) all outstanding shares of capital stock of Valo, including restricted shares of Valo common stock, will be cancelled in exchange for the right to receive an aggregate of 220,691,502 shares of New Valo common stock (at a deemed value of $10.00 per share) and (ii) all outstanding options to purchase shares of Valo common stock will be exchanged for options to purchase an aggregate of 10,205,856 shares of New Valo common stock (“New Valo Options”) (at a deemed weighted average value of $4.22 per share assuming that all New Valo Options are net settled), representing a pre-transaction equity value of Valo of $2.25 billion (the “Aggregate Merger Consideration”). Specifically, each share of Valo common stock will be canceled and converted into the right to receive a number of shares of New Valo common stock equal to the Exchange Ratio, which is the quotient obtained by dividing (x) the number of shares of New Valo common stock constituting the Aggregate Merger Consideration by (y) the aggregate number of fully diluted shares of Valo common stock (with respect to options to purchase Valo common stock, calculated on a treasury stock method basis (at a deemed value of $10.00 per share of New Valo common stock)). The Exchange Ratio is expected to be 1.0.

An additional 20,086,250 shares of New Valo common stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors, Valo Party equityholders and affiliates of KVSA, for a total aggregate purchase price of $200,862,500. The proceeds of the PIPE Investment, together with the amounts remaining in KVSA’s trust account as of immediately following the effective time of the Merger, will be retained at Valo following the Closing.

Treatment of Valo Options and Restricted Stock Awards

As a result of and upon the Closing (as defined below), among other things, all (i) options to purchase shares of Valo common stock (“Valo Options”) and (ii) awards of restricted shares of Valo common stock (“Valo

Restricted Stock Awards”, and together with Valo Options, the “Valo Awards”) outstanding as of immediately prior to the Merger will be converted into (a) options to purchase shares of New Valo common stock (“New Valo Options”) and (b) awards of restricted shares of New Valo common stock (“New Valo Restricted Stock Awards”), respectively, subject to substantially similar terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding New Valo Option or New Valo Restricted Stock Award immediately prior to the Closing.

Subject to the terms of the Merger Agreement, each New Valo Option that is outstanding and unexercised will provide the right to purchase a number of whole shares of New Valo common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Valo common stock subject to the applicable Valo Option multiplied by (ii) the Exchange Ratio. The exercise price for each New Valo Option will equal (i) the exercise price of the applicable Valo Option divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). Subject to the terms of the Merger Agreement, each New Valo Restricted Stock Award will be comprised of that number of whole shares of New Valo common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Valo common stock subject to the applicable Valo Restricted Stock Award, multiplied by (ii) the Exchange Ratio (rounded down to the nearest whole share). The Exchange Ratio is expected to be 1.0.

The board of directors of Valo shall terminate the Valo Holdco 2021 Unit Option and Grant Plan (the “Valo Plan”) effective as of immediately prior to the Closing, and effective as of the Closing, no further awards may be granted under the Valo Plan; however, awards granted under the Valo Plan prior to the Closing will remain subject to the terms and conditions of the Valo Plan. The board of directors of Valo will take all other necessary actions, effective as of immediately prior to the Closing, in order to cancel the remaining unallocated share reserve under the Valo Plan and provide that shares in respect of Valo Awards that for any reason become re-eligible for future issuance shall be cancelled.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place as promptly as practicable, but in no event later than the date which is three (3) business days after the satisfaction or waiver of the closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties.

Representations and Warranties

The Merger Agreement contains representations and warranties of KVSA, Merger Sub and the Valo Parties, certain of which are qualified by materiality and material adverse effect. See “— Material Adverse Effect” below. The representations and warranties of the Valo Parties may be further modified and limited by the disclosure letter. The representations and warranties of KVSA are also qualified by information included in KVSA’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of the Valo Parties

The Valo Parties have made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of the Valo Parties and their subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and defaults thereunder, Valo Party benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, tangible personal property, real property, intellectual property, regulatory compliance, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, vendors, government contracts and no outside reliance.

The representations and warranties of the Valo Parties identified as fundamental under the terms of the Merger Agreement are those made pursuant to: (i) Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), clauses (a), (b) and (d) of Section 4.6 of the Merger Agreement (Capitalization of the Valo Parties) and Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “Valo Fundamental Representations”).

Representations and Warranties of KVSA and Merger Sub

KVSA and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing and financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, registration statement, proxy statement and proxy statement/registration statement and no outside reliance.

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of the Valo Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of KVSA are qualified in whole or in part by a material adverse effect on the business of KVSA or the ability of KVSA to enter into and perform its obligations under the Merger Agreement for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to either KVSA or the Valo Parties (“Material Adverse Effect”) means any event, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the applicable party and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the applicable party to consummate the Merger.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” of either KVSA or the Valo Parties:

(i)	any change in applicable laws, GAAP or any COVID-19 measures or any interpretation thereof following the date of the Merger Agreement;

(ii)	any change in interest rates or economic, political, business or financial market conditions generally;

(iii)	the taking or not taking of any action required by the Merger Agreement;

(iv)

any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, outbreak of disease or illness or public health event (including COVD-19) or change in climate;

(v)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(vi)

any failure of KVSA or the Valo Parties, as applicable, to meet any budgets, projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect);

(vii)

any Events generally applicable to the industries or markets in which KVSA or Valo Holdco, Valo or its subsidiaries, as applicable, operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(viii)

the announcement of the Merger Agreement or pendency or consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of KVSA or the Valo Parties and their subsidiaries, as applicable (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 and Section 5.3 of the Merger Agreement, as applicable, and the conditions to Closing with respect thereto); or

(ix)	any action taken by, or at the written request of, the other party.

Any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, results of operations or financial condition of KVSA or the Valo Parties and their subsidiaries, taken as a whole, as applicable, relative to similarly situated companies in the industry in which the KVSA or Valo Parties and their subsidiaries, as applicable, conduct their respective operations, but only to the extent of the incremental disproportionate effect on KVSA or the Valo Parties and their subsidiaries, taken as a whole, as applicable, relative to similarly situated companies in the industry in which KVSA or the Valo Parties and their subsidiaries, as applicable, conduct their respective operations.

Covenants and Agreements

The Valo Parties have made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements, Pre-Closing Restructuring and acquisition proposals.

KVSA has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, no solicitation by KVSA, KVSA’s conduct of business, post-closing directors and officers, inspection, indemnification and insurance, KVSA public filings, PIPE Investment subscriptions and the Forward Purchase Agreement.

Pre-Closing Restructuring

Pursuant to the Merger Agreement, the Valo Parties and their subsidiaries will take all actions reasonably necessary so that no later than one (1) business day prior to the Closing Date, among other things, Valo Holdco will merge with and into Valo, with Valo surviving such merger (the “Pre-Closing Restructuring”). In connection with the Pre-Closing Restructuring, (a) each outstanding membership interest will be cancelled and exchanged for shares of Valo common stock (or restricted shares, in the case of unvested incentive units of Valo Holdco), (b) each option to purchase membership interests in Valo Holdco will be cancelled and exchanged for an equivalent Valo Option, all as described in further detail in the section titled “Pre-Closing Restructuring”). The Valo Parties may undertake additional steps involving the merger, dissolution, liquidation or other consolidation of their subsidiaries.

Conduct of Business by the Valo Parties

The Valo Parties have agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), they will, and will cause their subsidiaries to, except (i) as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), (ii) as required by applicable law (including COVID-19 measures), or (iii) as consented to by KVSA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate the business of the Valo Parties in the ordinary course consistent with past practice and use commercially reasonable efforts to (x) preserve intact in all material respects the current business organization and ongoing businesses of the Valo Parties and their subsidiaries, taken as a whole, (y) maintain the existing material business relations of the Valo Parties and their subsidiaries, and (z) not terminate (other than for cause) the employment of present officers and management employees. Notwithstanding the foregoing, the Valo Parties or any of their subsidiaries, with prior notice to KVSA if practicable, may take any commercially reasonable action in good faith to mitigate the risk to the Valo Parties and their subsidiaries of COVID-19 to the extent reasonable and prudent in light of the business of the Valo Parties and their subsidiaries and the circumstances giving rise to adverse changes in respect of COVID-19 or COVID-19 measures.

During the Interim Period, the Valo Parties have also agreed not to, and to cause their subsidiaries not to, except as (i) required by the Merger Agreement (including the Pre-Closing Restructuring) or the Ancillary Agreements, including the Valo Disclosure Letter, (ii) as consented to by KVSA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), (iii) as required by applicable law (including COVID-19 measures) or (iv) in connection with a transaction executed and performed in accordance with the terms of the Securities Purchase Agreement, dated as of May 27, 2021, between Valo, Courier Therapeutics, Inc. and certain other parties:

•	change, waive or amend the governing documents of the Valo Parties or any of their subsidiaries or form or cause to be formed any new subsidiary of the Valo Parties;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution to the equityholders of the Valo Parties or make any other distributions in respect of any of the equity interests of the Valo Parties;

•

split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Valo Parties’ or any of their subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Valo that remains a wholly owned subsidiary of Valo after consummation of such transaction;

•

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Valo Party or any of their subsidiaries, except for (i) the acquisition by any Valo Party or any of their subsidiaries of any shares of capital stock, membership interests or other equity interests of the Valo Parties or their subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between Valo Holdco and any wholly-owned subsidiary of Valo Holdco or between wholly owned subsidiaries of Valo Holdco;

•	except in the ordinary course of business of the Valo Parties, enter into, amend, modify or terminate (other than expiration in accordance with its terms) any material contracts or lease;

•

except in the ordinary course of business of the Valo Parties, sell, assign, transfer, convey, lease or otherwise dispose of, or subject to a lien (except for certain permitted liens as set forth in the Merger Agreement), any material tangible assets or properties of the Valo Parties or their subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among Valo Holdco and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•	acquire any ownership interest in any real property;

•

other than as required by law, contracts in effect as of the date of the Merger Agreement or existing benefit plans, (i) grant or pay any severance (other than severance in the ordinary course of business), retention, special bonus, change in control or termination or similar pay, (ii) terminate, furlough or hire any officer, employee, individual independent contractor or other service provider (other than terminations for cause), except in the ordinary course of business, (iii) terminate, adopt, enter into or materially amend any benefit plan, (iv) increase the compensation or benefits of any employee, officer, manager, director, independent contractor or other individual service provider, except annual merit or promotion-related increases for non-executive employees in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Valo Parties or any of their subsidiaries, except in the ordinary course of business, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Valo Parties or any of their subsidiaries, except in the ordinary course of business;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Valo Party or any subsidiary of the Valo Parties or otherwise incur or assume any indebtedness in excess of $5,000,000, or (ii) guarantee any indebtedness of another person, except in the ordinary course of business consistent;

•

except in the ordinary course of business, (i) make or change any material election in respect of material taxes, (ii) materially amend or modify any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, or (vi) surrender or allow to expire any right to claim a refund of material taxes;

•

except in the ordinary course of business, take any action, where such action could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

except in the ordinary course of business, issue any equity securities of an Valo Party or securities exercisable for or convertible into equity securities of any Valo Party, other than the issuance of shares of Valo common stock or Valo Holdco common units upon the exercise or settlement of Valo Options or Valo Holdco options under the Valo Plan and applicable award agreements, or grant any additional Valo Holdco awards, Valo Awards or other equity or equity-based compensation;

•

except in the ordinary course of business, adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Valo Parties or their subsidiaries (other than the Merger);

•

waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages by the Valo Parties in an amount less than $500,000 in the aggregate;

•

except in the ordinary course of business, grant to, or agree to grant to, any person rights to any intellectual property that is material to the Valo Parties and their subsidiaries, or dispose of, abandon or permit to lapse any rights to any intellectual property that is material to the Valo Parties and their subsidiaries except for the expiration of Valo registered intellectual property in accordance with the applicable statutory term or registration period or in the reasonable exercise of Valo’s or any of its subsidiary’s business judgment as to the costs and benefits of maintaining the item;

•

except in the ordinary course of business, disclose any trade secret of any Valo Party or any of their subsidiaries, other than pursuant to commercially reasonable obligations to maintain the confidentiality thereof;

•	except in the ordinary course of business, make or commit to make capital expenditures in excess of the amount disclosed in the Valo Disclosure Letter, in the aggregate;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement;

•

enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of any of the Valo Parties or their subsidiaries as the bargaining representative for any employees of any of the Valo Parties or their subsidiaries;

•	terminate without replacement any license that is material to the conduct of the business of the Valo Parties and their subsidiaries, taken as a whole, except in the ordinary course of business;

•

waive the restrictive covenant obligations of any current or former director, manager, officer, employee or other service provider of any Valo Party or any of their subsidiaries, except in the ordinary course of business;

•

except in the ordinary course of business, (i) limit the right of any Valo Party or any of their subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect the ordinary course operation of the businesses of the Valo Parties and their subsidiaries, taken as a whole;

•

except in the ordinary course of business, terminate without replacement or amend in a manner materially detrimental to the Valo Parties and their subsidiaries, taken as a whole, any insurance policy insuring the business of any Valo Party or any of their subsidiaries; or

•	enter into any agreement to do any of the above actions.

Conduct of Business of KVSA

KVSA has agreed that during the Interim Period, it will, and will cause Merger Sub to, except as (i) contemplated by the Merger Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, (ii) as required by applicable law (including COVID-19 measures), or (iii) as consented to by Valo Holdco or Valo in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use its reasonable best efforts to operate its business in the ordinary course and consistent with past practice. KVSA has agreed that during the Interim Period it will, and will cause its subsidiaries to, comply with, and continue performing under, as applicable, KVSA’s governing documents and the Trust Agreement.

During the Interim Period, KVSA has also agreed not to, and to cause Merger Sub not to, except as (i) contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), the Ancillary Agreements or the Forward Purchase Agreement, (ii) as consented to by any Valo Party in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), or (iii) as required by applicable law (including COVID-19 measures):

•

seek any approval from KVSA’s shareholders to change, modify or amend the Trust Agreement or the governing documents of KVSA or Merger Sub, except as otherwise contemplated by the Condition Precedent Proposals;

•	(A) make or declare any dividend or distribution to the stockholders of KVSA or make any other distributions in respect of any of KVSA’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of KVSA’s or Merger Sub’s capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of KVSA or Merger Sub, other than a redemption of shares of KVSA Class A common stock effected in connection with the Merger;

•

(A) make or change any material election in respect of material taxes, (B) amend, modify or otherwise change any filed material tax return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (D) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement, (E) settle any claim or assessment in respect of material taxes, or (F) surrender or allow to expire any right to claim a refund of material taxes;

•	take any action where such action could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

other than as expressly required by the Sponsor Support Agreement or the Forward Purchase Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of KVSA or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of KVSA or any of its subsidiaries or guaranty any debt securities of another person, other than indebtedness or borrowed money or guarantees (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (B) pursuant to any Working Capital Loans, (C) incurred between KVSA and Merger Sub, or (D) in respect of any expenses incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements;

•	make any loans or advances to, or capital contributions in, any other person;

•	waive, release, compromise, settle or satisfy any (A) pending or threatened material claim or (B) any other legal proceeding;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement;

•	change its methods of accounting in any material respect, other than changes that are made in accordance with GAAP standards or SEC guidance;

•

(A) issue any securities of KVSA or securities exercisable for or convertible into securities of KVSA, other than the issuance of the Aggregate Merger Consideration and issuances pursuant to the PIPE Investment and Forward Purchase Agreement, (B) grant any options, warrants or other equity-based awards with respect to securities of KVSA not outstanding on the date of the Merger Agreement; or

•	enter into any agreement to do any of the above actions.

Covenants of KVSA

Pursuant to the Merger Agreement, KVSA has agreed, among other things, to:

•	prior to the Closing Date, approve and adopt the Incentive Equity Plan and the ESPP;

•

following the effective time of the Merger, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the New Valo common stock issuable under the Incentive Award Plan and/or the ESPP, and use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as awards granted thereunder remain outstanding;

•

take certain actions so that the Trust Amount will released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•

during the Interim Period, use reasonable best efforts to ensure KVSA remains listed as a public company on the Stock Exchange and, prior to the effective time of the Merger, prepare and submit a listing application, if required under the rules of Nasdaq or the New York Stock Exchange, covering the shares of KVSA Class A common stock issuable in the Merger, and obtain approval for the listing of such shares (with reasonable cooperation from the Valo Parties);

•

during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives acting on its and their behalf not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement; provided that any officer, director or affiliate of KVSA or the Sponsor will not be prohibited from taking any such actions with respect to any transaction unrelated to KVSA;

•	subject to the terms of KVSA’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Merger:

•

the Board of Directors of New Valo shall consist of (A) Samir Kaul (as designated by KVSA), and (B) individuals to be designated by the Valo Parties, subject to requirements of the Stock Exchange, pursuant to written notice to KVSA as soon as reasonably practicable following the date of the Merger Agreement;

•

the Board of Directors of Valo Health Holdings, Inc. shall have a majority of “independent” directors for the purposes of the Stock Exchange, each of whom shall serve in such capacity in accordance with the terms of the governing documents of New Valo following the effective time of the Merger; and

•

the initial officers of New Valo will be as set forth in the Valo Disclosure Letter, who will serve in such capacity in accordance with the terms of the governing documents of New Valo following the effective time of the Merger;

•

subject to confidentiality obligations that may be applicable to information furnished to KVSA by third parties and except for any information that is subject to attorney-client privilege, work-product doctrine or similar privilege, and to the extent permitted by applicable law, afford the Valo Parties and their accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of KVSA and its subsidiaries as such representatives may reasonably request; provided that KVSA will not be required to furnish any such information of, or access to, the Sponsor or any of its affiliates;

•

after the effective time of the Merger, indemnify and hold harmless each present and former director, manager and officer of the Valo Parties and KVSA and each of their respective subsidiaries (in the case of the Valo Parties and their subsidiaries, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Valo Parties) against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

•

maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Merger (i) provisions in their respective governing documents concerning the indemnification and exoneration of the Valo Parties’, KVSA’s and their respective subsidiaries’ former and current officers, directors, employees and agents, no less favorable than as contemplated by the applicable governing documents of the Valo Parties, KVSA or their respective subsidiaries, as applicable, as of the date of the Merger Agreement, (ii) a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are currently covered by KVSA’s directors’ and officers’ liability insurance policies on terms (with respect to coverage and amount) that are substantially the same as, and no less favorable in the aggregate than, the terms of such current insurance coverage, except that in no event will KVSA be required to pay an annual premium for such insurance in excess of 350% of the most recent premium paid by KVSA for such insurance policy and (iii) (x) a “tail” policy purchased by Valo at or prior to the Closing providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are currently covered by Valo’s directors’ and officers’ liability insurance policies on terms (with respect to coverage and amount) that are substantially the same as, and no less favorable in the aggregate than, the terms of such current insurance coverage, except that in no event will Valo be required to pay an annual premium for such insurance in excess of 350% of the most recent premium paid by Valo for such insurance policy, or (y) directors’ and officers’ liability insurance for the benefit of those persons who are currently covered by comparable insurance policies of Valo;

•

during the Interim Period, use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•

except as otherwise approved in writing by any Valo Party (which approval shall not be unreasonably withheld, conditioned or delayed), not permit any amendment or modification (other than any changes to a Subscription Agreement that are solely ministerial and non-economic de minimis changes) to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, the Forward Purchase Agreement or any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and so long as the initial party to the Forward Purchase Agreement or such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of New Valo common stock contemplated thereby;

•

use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Forward Purchase Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights under (a) the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) KVSA the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) the Forward Purchase Agreement to cause the Sponsor to pay to (or as directed by) KVSA the applicable purchase price under the Forward Purchase Agreement in accordance with its terms; and

•

promptly notify Valo of any (a) requested amendments to the Subscription Agreements or the Forward Purchase Agreement by any counterparty, (b) breach or default to the knowledge of KVSA by any counterparty to a Subscription Agreement or the Forward Purchase Agreement, (c) written communication received by KVSA with respect to any actual or threatened lapse, termination, breach, withdrawal or repudiation of a Subscription Agreement or the Forward Purchase Agreement, or (d) expectation that KVSA will not receive any amount of the applicable purchase price under any Subscription Agreement or the Forward Purchase Agreement in accordance with their terms.

Covenants of Valo

Pursuant to the Merger Agreement, the Valo Parties have agreed, among other things, to:

•

subject to confidentiality obligations that may be applicable to information furnished to the Valo Parties or any of their subsidiaries by third parties and except for any information that is subject to attorney-client privilege, work-product doctrine or similar privilege, and to the extent permitted by applicable law, afford KVSA and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of the Valo Parties and their subsidiaries as such representatives may reasonably request;

•

act in good faith to deliver to KVSA, as soon as reasonably practicable following the date of the Merger Agreement, (i) audited financial statements (together with the auditor’s reports thereon) of Valo Holdco and its subsidiaries as of and for the year ended December 31, 2020 and any pro forma financial statements that are required to be included in the proxy statement/registration statement, (ii) unaudited financial statements of Valo Holdco and its subsidiaries as of and for the three-month period ended March 31, 2021, (iii) if the Closing has not occurred prior to August 5, 2021, unaudited financial statements of Valo Holdco and its subsidiaries as of and for the three- and six-month period ended June 30, 2021, and (iv) if the Closing has not occurred prior to November 5, 2021, unaudited financial statements of Valo Holdco and its subsidiaries as of and for the three- and nine-month period ended September 30, 2021, in each case, which comply with the applicable accounting requirements and with the applicable rules and regulation of the SEC, the Exchange Act and the Securities Act;

•

use reasonable best efforts to (i) assist KVSA in the preparation of any other financial information or statements that are required to be included in the proxy statement/registration statement and any other filings to be made by KVSA with the SEC in connection with the transactions contemplated by the Merger Agreement or any Ancillary Agreement and (ii) obtain the consents of its auditors with respect to thereto as may be required by applicable law or requested by the SEC;

•	terminate or settle all Affiliate Agreements set forth in the Valo Disclosure Letter without further liability to KVSA, the Valo Parties or any of their subsidiaries;

•	take all actions as are reasonably necessary to consummate the Pre-Closing Restructuring no later than one (1) business day prior to the Closing Date. See “— Pre-Closing Restructuring” above; and

•

during the Interim Period, not, and to direct their its representatives to not, directly or indirectly, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into any agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction, and immediately following the execution of the Merger Agreement to, and to cause their representatives to, terminate any such negotiations ongoing as of the date of the Merger Agreement.

Joint Covenants of KVSA and Valo

In addition, each of KVSA and the Valo Parties has agreed, among other things, to take certain actions set forth below.

•

Each of KVSA and the Valo Parties will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten (10) business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

•	Each of KVSA and the Valo Parties will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

•

Each of KVSA and the Valo Parties will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement.

•

KVSA and the Valo Parties will jointly prepare and KVSA will file with the SEC the proxy statement/registration statement in connection with the registration under the Securities Act of the shares of New Valo common stock that constitute the Aggregate Merger Consideration to be received by the equityholders of Valo.

•

Each of KVSA and the Valo Parties will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC; to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement; to provide such information as may be reasonably necessary, advisable or requested in connection with the proxy statement/registration statement, any current report on Form 8-K or any other statement, filing notice or application in connection with the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

•

KVSA will, (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) disseminate the proxy statement to stockholders of KVSA, (B) solely with respect to the Condition Precedent Proposals, give notice, convene and hold a meeting of its stockholders, in accordance with its governing documents and applicable law (including Nasdaq Listing Rule 5620(b)), for a date no later than 30 business days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of shares of KVSA common stock to vote in favor of each of the Condition Precedent Proposals, and (ii) provide its stockholders with the opportunity to elect to effect a redemption.

•

KVSA will, through unanimous approval of its Board of Directors, recommend to its stockholders that they vote in favor of the Condition Precedent Proposals and include such recommendation in the proxy statement. The Board of Directors of KVSA will not withdraw, amend, qualify or modify such recommendation; provided that it may (subject to compliance with certain procedures set forth in the Merger Agreement), prior to obtaining the requisite stockholder approval, modify such recommendation (a “Modification in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel, that in response to an unforeseeable intervening event that materially and adversely impacts the Valo Parties (subject to certain exceptions set forth in the Merger Agreement), the failure to modify its recommendation would be inconsistent with its fiduciary duties under applicable law.

•

Valo Holdco will (i) obtain and deliver to KVSA the consent of the requisite members of Valo Holdco (the “Member Approvals”) in the form of an irrevocable written consent (the “Written Consent”) executed by each of the Requisite Members promptly following, and in any event within three (3) business days after, the time at which the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders in accordance with the terms and conditions of Valo Holdco’s governing documents, and (ii) take all other action necessary or advisable to secure the Member Approvals as soon as practicable after, and in any event within three (3) business days after, the Registration State is declared effective under the Securities Act and, if applicable, any additional consents or approvals related thereto, including enforcing the Member Support Agreement.

•	KVSA and the Valo Parties will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties (including any governmental authority) that any of KVSA, the Valo Parties, or their respective affiliates are required to obtain in order to consummate the Merger and take such other action as soon as practicable as may be reasonably necessary in order to consummate the transactions contemplated by the Merger Agreement.

•

Each of the Valo Parties and KVSA will, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

•

Each of the Valo Parties and KVSA will, prior to the effective time of the Merger, take all reasonable steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Valo common stock or acquisitions of shares of KVSA common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16B-3 promulgated under the Exchange Act.

•

KVSA will use its reasonable best efforts to, and will instruct its financial advisors to, keep the Valo Parties and their financial advisors reasonably informed with respect to the PIPE Investment and consider in good faith any feedback from the Valo Parties or their financial advisors with respect to such matters during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

•

During the Interim Period, each of KVSA, on the one hand, and the Valo Parties, on the other hand, will promptly notify and keep each other reasonably informed of the status of any litigation brought or, to their knowledge, threatened in writing against KVSA, the Valo Parties, or any of their subsidiaries or controlled affiliates or any of their respective officers, directors, employees or stockholders by any stockholders or equityholders relating to the Merger Agreement or the transactions contemplated thereby, and will provide the other with the opportunity to participate in the defense of such litigation and will not settle any such litigation without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

•

Promptly after signing the Merger Agreement and in any event within one (1) business day, KVSA will deliver to the Valo Parties a stockholder written consent signed by KVSA, as sole stockholder of Merger Sub, approving the Merger Agreement and the documents and transactions contemplated thereby. Promptly after signing the Merger Agreement and in any even within 25 days, the Valo Parties will deliver to KVSA a stockholder written consent signed by Valo Holdco, as sole stockholder of Valo, or evidence of approval by Valo Holdco, as sole stockholder of Valo, at a meeting of the stockholders of Valo, in each case, approving the Merger Agreement and the documents and transactions contemplated thereby.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition

The Merger Agreement provides that the obligations of Valo to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of (i) cash available in the trust account, after deducting the amount required to satisfy KVSA’s obligations to its stockholders (if any) that exercise their rights to redeem their shares of KVSA common stock pursuant to KVSA’s governing documents (but prior to the payment of any transaction expenses of the Valo Parties or KVSA) plus (ii) the PIPE Investment Amount, plus (iii) the aggregate amount of cash funded to KVSA pursuant to the Forward Purchase Agreement, as applicable, is at least equal to $450 million. The Minimum Cash Condition is for the sole benefit of Valo.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which, if permitted by applicable law, may be waived in writing by all of such parties:

•	the approval of the Condition Precedent Proposals (other than with respect to the Incentive Award Plan Proposal and the ESPP Proposal) by KVSA’s stockholders will have been obtained;

•

the Charter Proposal will have been approved at the Acquiror Stockholders’ Meeting by the affirmative vote of the holders of a majority of the shares of KVSA Class A common stock then outstanding and entitled to vote thereon at the Acquiror Stockholders’ Meeting, voting separately as a single series (the “Class A Common Stock Approval”);

•	the Member Approvals shall have been obtained;

•

the proxy statement/registration statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the proxy statement/registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•	all required filings under the HSR Act will have been completed, and the waiting period or periods (or any extension thereof) under the HSR Act will have expired or been terminated;

•

there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Merger;

•

KVSA will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Merger Agreement, including the exercise of any stockholder redemptions in accordance with KVSA’s governing documents, the PIPE Investment and the Forward Purchase Agreement;

•	the Pre-Closing Restructuring shall have been completed no later than one (1) business day prior to the Closing Date; and

•

the shares of New Valo common stock to be issued in connection with the Merger will have been approved for listing on Nasdaq or the New York Stock Exchange, as applicable, and, immediately following the effective time of the Merger, New Valo will satisfy any applicable initial and continuing listing requirements of Nasdaq or the New York Stock Exchange, as applicable, and KVSA will not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the effective time of the Merger.

Conditions to the Obligations of KVSA and Merger Sub

The obligations of KVSA and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which, if permitted by applicable law, may be waived in writing by KVSA and Merger Sub:

•

certain of the representations and warranties of the Valo Parties pertaining to the capitalization of the Valo Parties will be true and correct in all respects, other than for de minimis inaccuracies, as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all respects, other than for de minimis inaccuracies, at and as of such date;

•

each of the Valo Fundamental Representations (other than those portions of the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•

each of the remaining representations and warranties of the Valo Parties contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Valo Material Adverse Effect;

•	each of the covenants of the Valo Parties to be performed as of or prior to the Closing will have been performed in all material respects; and

•

the Valo Parties will have delivered, or caused to be delivered, to KVSA, certain ancillary documents required for Closing set forth in the Merger Agreement, including certain third party consents described in the Valo Disclosure Letter.

Conditions to the Obligations of Valo

The obligation of Valo to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which, if permitted by applicable law, may be waived in writing by Valo:

•

certain of the representations and warranties of KVSA pertaining to its capitalization will be true and correct in all respects, other than for de minimis inaccuracies, as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all respects, other than de minimis inaccuracies, at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

•

certain of the representations and warranties of KVSA pertaining to company organization, due authorization, no conflict with governing documents, capitalization (other than those portions of the capitalization representations referenced above) and brokers’ fees will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date;

•	each of the other representations and warranties of KVSA contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a KVSA Material Adverse Effect;

•	each of the covenants of KVSA to be performed as of or prior to the Closing will have been performed in all material respects;

•

at the Closing, there will be no facts, events or circumstances that would prevent the Board of Directors of New Valo from being comprised of the individuals determined pursuant to the terms of the Merger Agreement;

•	KVSA will have delivered, or caused to be delivered, to Valo, certain ancillary documents required for Closing set forth in the Merger Agreement;

•	the Anti-Dilution Waiver (as defined below) will be in full force and effect;

•	the Minimum Cash Condition. For more information, see “— Minimum Cash Condition” above;

•	the requisite KVSA stockholders shall have approved the adoption of the Incentive Equity Plan and the ESPP; and

•	the KVSA board of directors shall have appointed the New Valo directors designated by the Valo Parties pursuant to the terms of the Merger Agreement effective as of the Effective Time.

Termination; Effectiveness

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•	by mutual written consent of the Valo Parties and KVSA;

•

by written notice by either the Valo Parties or KVSA if any Governmental Order has become final and nonappealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger;

•

by written notice by either the Valo Parties or KVSA if the KVSA Stockholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of KVSA’s stockholders duly convened therefor or at any adjournment or postponement thereof;

•

by written notice to the Valo Parties from KVSA in the event of certain uncured breaches on the part of the Valo Parties or if the Closing has not occurred on or before December 9, 2021 (the “Agreement End Date”), unless KVSA’s breach of the Merger Agreement is the proximate cause of the failure to close by the Agreement End Date;

•

by written notice by KVSA, if the Member Approvals shall not have been obtained and delivered to KVSA within five (5) business days after the Registration Statement has been declared effective by the SEC and delivered or made available to stockholders;

•

by written notice to KVSA from the Valo Parties in the event of certain uncured breaches on the part of KVSA or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless the Valo Parties breach of the Merger Agreement is the proximate cause of the failure to close by the Agreement End Date; or

•	by written notice to KVSA from the Valo Parties if there has been a Modification in Recommendation.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of the Valo Parties, KVSA or Merger Sub, as the case may be, for actual fraud or any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Waiver; Amendments

Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties (of another party thereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party; provided that the parties may not waive the requirement to obtain the Class A Common Stock Approval.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement, provided that, after the approval of the stockholders of KVSA, Merger Sub and Valo have been obtained, no amendment shall be made which pursuant to applicable law requires further approval by the stockholders of the parties without such further approval.

Fees and Expenses

If the Closing does not occur, (a) the Valo Parties will be responsible for the Valo Parties’ transaction expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisors and accountants and 50% of (i) all fees and expenses incurred in connection with the preparation and filling the of the Offer Documents (other than the fees and expenses of advisors, which will be borne by the party incurring such fees) and (ii) the filing fees payable to the antitrust authorities in connection with the filings made under the HSR Act pursuant to the terms of the Merger Agreement ((i) and (ii) together, the “Filing Fees”), and (b) KVSA will be responsible for its transaction expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisors and accountants, 50% of the Filing Fees, all fees and expenses incurred in connection with obtaining approval of the Stock Exchange, the repayment of any Working Capital Loans and any deferred underwriting commissions relating to KVSA’s initial public offering that are not paid out of the trust account. If the Closing occurs, Valo Health, Inc. will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of each of the Valo Parties and KVSA. KVSA and the Valo Parties will exchange written statements listing all accrued and unpaid transaction expenses not less than three (3) business days prior to the Closing Date.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the special meeting.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, KVSA, the Sponsor, each officer and director of KVSA and the Valo Parties entered into the Sponsor Support Agreement, dated as of June 9, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E. Pursuant to the Sponsor Support Agreement, the Sponsor and each director and officer of KVSA (the “Sponsor Holders”) agreed to, among other things, (i) vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby and (ii) waive any anti-dilution adjustments as to the ratio by which their shares of KVSA Class K common stock and KVSA Class B common stock convert into shares of KVSA Class A common stock (the “Anti-Dilution Waiver”), in each case, subject to the terms and conditions of the Sponsor Support Agreement. Pursuant to Sponsor Support Agreement, the Sponsor and each of its directors and officers also agreed to, (a) deliver a duly executed copy of the Lock-Up Agreement at the Closing, and (b) deliver a duly executed copy of the Registration Rights Agreement at the Closing. The Sponsor Support Agreement covers 10,990,000 shares of KVSA common stock, 5,990,000 of which are entitled to vote on the proposals being presented at the special meeting.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Sponsor Support Agreement), (b) the liquidation of KVSA and (c) the written agreement of KVSA, the Sponsor and either Valo Holdco or Valo. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any willful breach of the Sponsor Support Agreement prior to such termination.

Member Support Agreement

In connection with the execution of the Merger Agreement, KVSA entered into a support agreement with the Valo Parties and the directors, officers and certain major equityholders of Valo Holdco (the “Valo Holdco Members”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex F (the “Member Support Agreement” and, together with the Sponsor Support Agreement, the “Support Agreements”). Pursuant to Member Support Agreement, Valo Holdco Members agreed to, among other things, vote or provide consent to adopt and approve the Merger Agreement and all transactions contemplated thereby (including the Pre-Closing Restructuring), subject to the terms and conditions of Member Support Agreement.

Pursuant to Member Support Agreement, each Valo Holdco Member also agreed to, among other things, (a) vote or provide consent to authorize and approve the Merger as a SPAC Transaction (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of Valo Holdco, dated as of April 16, 2021, as amended from time to time (the “Valo Holdco Operating Agreement”)) and the Pre-Closing Restructuring as a Corporate Transaction (as defined in the Valo Holdco Operating Agreement), in each case, pursuant to the terms of the Valo Holdco Operating Agreement, (b) waive and not to exercise any appraisal or dissent rights such Valo Holdco Member may be entitled to in connection with the transactions contemplated by the Merger Agreement, and (c) deliver a duly executed copy of the Registration Rights Agreement at the Closing.

The Member Support Agreement will terminate and be of no further force or effect upon the earlier of (a) the Expiration Time (as defined in Member Support Agreement) and (b) as to each Valo Holdco Member, the written agreement of KVSA, the Valo Parties and such Valo Holdco Member. Upon such termination of the Member Support Agreement, all obligations of the parties under Member Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of Member Support Agreement will not relieve any party thereto from liability arising in respect of any willful breach of the Member Support Agreement prior to such termination.

Sponsor Vesting Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into the sponsor vesting agreement with KVSA and the Valo Parties (the “Sponsor Vesting Agreement”), dated as of June 9, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex G.

Under the Sponsor Vesting Agreement, the parties thereto agreed that 8,697,479 shares of New Valo common stock held by the Sponsor as of the effective time of the Merger (converted from the 5,000,000 shares of KVSA Class K common stock) (the “Unvested Shares”) will be subject to a vesting schedule, with vesting to occur in tranches after Closing based on certain triggering events described below.

•

Upon Trading Triggers: After the one year anniversary of Closing (i) 2,536,765 Unvested Shares (as may be adjusted) (the “First Price Vesting Shares”) will vest on the day following the date that the closing price of the New Valo common stock equals or exceeds $30.00 per share (as may be adjusted) for any 20 trading days within any 30-trading day period (the “First Price Vesting”), (ii) 2,875,000 Unvested Shares (as may be adjusted) (the “Second Price Vesting Shares”) will vest on the day following the date that the closing price of the New Valo common stock equals or exceeds $40.00 per share (as may be adjusted) for any 20 trading days within any 30-trading day period (the “Second Price Vesting”) and (iii) 3,285,714 Unvested Shares (as may be adjusted) (the “Third Price Vesting Shares”) will vest on the day following the date that the closing price of the New Valo common stock equals or exceeds $50.00 per share (as may be adjusted) for any 20 trading days within any 30-trading day period (the “Third Price Vesting”).

•

Upon Qualifying Strategic Transactions: The First Price Vesting Shares will vest on the consummation of a transaction by New Valo after Closing and before the one year anniversary of Closing that results in a change of control (subject to certain exceptions set forth in the Sponsor Vesting Agreement) (a “Strategic Transaction”) and the holders of New Valo common stock having the right to exchange their shares of New Valo common stock for cash, securities or other property at an effective price of at least $15.00 per share (as may be adjusted).

•

Upon Other Strategic Transactions: In the event of any Strategic Transaction occurring after the one year anniversary of Closing that results in the holders of New Valo common stock having the right to exchange their shares of New Valo common stock for cash, securities or other property at an effective price of at least $20.00 per share (as may be adjusted), the Unvested Shares will vest proportionately as follows:

•

if the First Price Vesting has not occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of New Valo common stock having the right to exchange their shares of New Valo common stock for cash, securities or other property at an effective price greater than $20.00 per share and less than or equal to $30.00 per share (each as may be adjusted), a number of First Price Vesting Shares will vest in an amount equal to (a) the First Price Vesting Shares multiplied by (b) (i) one minus (ii) the quotient of (A) (I) $30.00 minus (II) the effective price per share of New Valo common stock in the Strategic Transaction divided by (B) $10.00 (each as may be adjusted);

•

if the Second Price Vesting has occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of New Valo common stock having the right to exchange their shares of New Valo common stock for cash, securities or other property at an effective price greater than $30.00 per share and less than or equal to $40.00 per share (each as may be adjusted), then, (i) the First Price Vesting will automatically be deemed satisfied (to the extent it had not already been satisfied) and (ii) a number of Second Price Vesting Shares will vest in an amount equal to (a) the Second Price Vesting Shares multiplied by (b) (i) one minus (ii) the quotient of (A) (I) $40.00 minus the effective price per share of New Valo common stock in the Strategic Transaction divided by (B) $10.00 (each as may be adjusted);

•

if the Third Price Vesting has not occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of New Valo common stock having the right to exchange their shares of New Valo common stock for cash, securities or other property at an effective price greater than $40.00 per share and less than or equal to $50.00 per share (each as may be adjusted), then, (i) the First Price Vesting and Second Price Vesting will automatically be deemed satisfied (to the extent either had not already been satisfied) and (ii) a number of Third Price Vesting Shares will vest in an amount equal to (a) the Third Price Vesting Shares multiplied by (b) (i) one minus (ii) the quotient of (A) (I) $50.00 minus (II) the effective price per share of New Valo common stock in the Strategic Transaction divided by (B) $10.00 (each as may be adjusted); and

•

if the Third Price Vesting has not occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of New Valo common stock having the right to exchange their shares of New Valo common stock for cash, securities or other property at an effective price greater than $50.00 per share (as may be adjusted), then each of the First Price Vesting, Second Price Vesting and Third Price Vesting shall automatically be deemed satisfied (to the extent any had not already been satisfied).

After 10 years following the Closing, the Sponsor agrees to forfeit any Unvested Shares which have not yet vested. Under the Sponsor Support Agreement, the Sponsor agreed not to transfer any Unvested Shares prior to the date such shares become vested.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New Valo, Sponsor, certain former stockholders of Valo (the “Valo Stockholders”) and certain stockholders of KVSA, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which New Valo will agree to register for resale, pursuant to Rule 415 under the Securities Act, up to 194,908,362 shares of New Valo common stock and other equity securities of New Valo that are held by the parties thereto from time to time (including shares of New Valo common stock underlying New Valo Options and assuming New Valo issues zero shares of New Valo common stock to Sponsor (together with any permitted transferees under the Forward Purchase Agreement) pursuant to the Forward Purchase Agreement). Pursuant to the terms of the Registration Rights Agreement, the New Valo is required, upon receipt of a written request from certain parties thereto to prepare and file a registration statement with the SEC facilitating a shelf takedown. The Registration Rights Agreement also provides the parties certain piggy-back registration rights for the registrable securities they hold in the event the Company proposes to file certain registration statements with the SEC. The Registration Rights Agreement further provides that in the event a Holder desires to offer and/or sell registrable securities on a block trade or other coordinated offering wit the Company, the Company will use its reasonable best efforts to facilitate such trade.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by KVSA, Sponsor and the other parties thereto in connection with KVSA’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the ten year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, KVSA entered into a Subscription Agreement with the PIPE Investors, a copy of the form of which is attached to this proxy statement/prospectus as Annex H, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 20,086,250 shares of New Valo common stock at $10.00 per share for an aggregate commitment amount of $200,862,500. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is adverse to the PIPE Investor (in its capacity as such), (iii) there not being any amendment or modification of any other subscription agreements (including via a side letter or other agreement) that materially benefits the others investors thereunder unless such PIPE Investor has been offered the same benefits, (iv) all representations and warranties of the parties thereto being true and correct as of the Closing Date (as defined in the Subscription Agreements), and each party having performed, satisfied and complied in all material respects with all covenants, conditions and agreements required by the Subscription Agreement to be performed, satisfied or complied with it at or prior to the Closing (as defined in the Subscription Agreements), and (v) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.

The Subscription Agreements provide that KVSA is required to file with the SEC, within 30 days after the Closing Date (as defined in the Subscription Agreements), a shelf registration statement covering the resale of the shares of New Valo common stock to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day following the Closing Date (as defined in the Subscription Agreements) if the SEC notifies KVSA that it will “review” such registration statement and (ii) the fifth business day after the date KVSA is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of KVSA and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing, and (iv) at the election of the applicable PIPE Investor, on or after the date that is 180 days after the date of the Subscription Agreements if the Closing has not occurred prior to such date.

Lock-up Agreements

The Support Agreements contemplate that, at the Closing, New Valo and the Valo Holdco Members will enter into a lock-up agreement (the “Valo Holders Lock-Up Agreement”), and New Valo and the Sponsor Holders will enter into a separate lock-up agreement (the “Sponsor Lock-Up Agreement”).

The Valo Holders Lock-Up Agreement contains certain restrictions on transfer with respect to shares of New Valo common stock held by the Valo Holdco Members immediately following the Closing (other than shares purchased in the public market or in the PIPE Investment) and the shares of New Valo common stock issuable to such persons upon settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing in respect of Valo Awards outstanding immediately prior to the Closing, in each case, subject to limited exceptions set forth in the Valo Holders Lock-Up Agreement (the “Valo Lock-up Shares”). Such restrictions begin at the Closing and end on the date that is 180 days after the Closing. If, after Closing, New Valo completes a transaction that results in a change of control, the Valo Lock-up Shares are released from restriction in connection with such change of control.

The Sponsor Lock-Up Agreement contains certain restrictions on transfer with respect to shares of New Valo common stock held by the Sponsor Holders immediately following the Closing (other than shares purchased in the public market, but including shares purchased in the PIPE Investment and pursuant to the Forward Purchase Agreement), subject to limited exceptions set forth in the Sponsor Lock-Up Agreement (the “Sponsor Lock-Up Shares”). Such restrictions begin at the Closing and end on the earlier to occur of (a) the one year anniversary of Closing and (b) following Closing, (i) the date on which the last reported sale price of New Valo common stock equals or exceeds $12.00 per share (as may be adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) the date on which New Valo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the holders of New Valo common stock having the right to exchange their shares of New Valo common stock for cash, securities or other property.

Forward Purchase Agreement

In connection with the closing of KVSA’s initial public offering, KVSA entered into a forward purchase agreement (the “Forward Purchase Agreement”) pursuant to which the Sponsor agreed to purchase, upon the closing of KVSA’s initial business combination, an aggregate of up to 2,500,000 shares of KVSA Class A common stock (the “forward-purchase shares”) for $10.00 per share, or an aggregate maximum amount of $25,000,000, if necessary to satisfy the Minimum Cash Condition. The Sponsor will purchase a number of forward-purchase shares that will result in gross proceeds to KVSA necessary to enable KVSA to consummate its initial business combination and pay related fees and expenses, after first applying amounts available to KVSA from the trust account (after paying the deferred underwriting discount and giving effect to any redemptions of public shares) and any other financing source obtained by KVSA for such purpose at or prior to the consummation of its initial business combination, plus any additional amounts mutually agreed by KVSA and the Sponsor to be retained by the post-business combination company for working capital or other purposes. The Sponsor’s obligation to purchase forward-purchase shares is, among other things, conditioned on the initial business combination being approved by a unanimous vote of the KVSA Board; the representations and warranties of KVSA set forth in the Forward Purchase Agreement being true and correct as of the closing of the forward purchase, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on KVSA or its ability to consummate the transactions contemplated by the Forward Purchase Agreement; KVSA complying in all material respects with its covenants set forth in the Forward Purchase Agreement and the absence of any order or determination of any governmental, regulatory or administrative authority or court, tribunal or judicial or arbitral body and any other legal restraint preventing the purchase by the Sponsor of the forward-purchase shares.

The Forward Purchase Agreement may be terminated at any time prior to the Forward Closing (as defined therein) (a) by mutual written consent of KVSA and the Sponsor, (b) automatically if the business combination is not consummated within 24 months from the closing of KVSA’s initial public offering, unless such time period is extended by an amendment to the Existing Charter, or (c) in the event of the Sponsor’s or KVSA’s insolvency or bankruptcy. Upon such termination, the purchase price for the forward-purchase shares (and interest thereon, if any), if previously paid, and all the Sponsor’s funds paid in connection with the Forward Purchase Agreement will be promptly returned to the Sponsor, and thereafter the Forward Purchase Agreement will become null and void and have no effect, without any liability on the part of the Sponsor or KVSA and their respective directors, officers, employees, partners, managers, members, or stockholders and all rights and obligations of each party will cease; provided, however, that the termination of the Forward Purchase Agreement will not relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in the Forward Purchase Agreement.

Background to the Business Combination

KVSA is a blank check company incorporated in Delaware on January 15, 2021. KVSA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, with one or more businesses or entities. The Business Combination is the result of a search for a potential transaction using the network, investing and operating experience of the Sponsor, KVSA’s management team and the KVSA Board. The terms of the Business Combination are the result of arm’s-length negotiations between representatives of KVSA and representatives of the Valo Parties over the course of approximately three months. The following is a brief description of the background of the Business Combination and related transactions.

On March 8, 2021, KVSA completed its initial public offering of 34,500,000 shares of KVSA Class A common stock, at $10.00 per share, including 4,500,000 shares sold pursuant to the full exercise of the underwriters’ over-allotment option, generating gross proceeds to KVSA of $345 million, and incurring offering costs of approximately $19.7 million, inclusive of approximately $12.1 million in deferred underwriting commissions. Substantially concurrently with the closing of the initial public offering, KVSA completed the private sale of 990,000 shares of KVSA Class A common stock, at a price of $10.00 per share, to the Sponsor, generating aggregate gross proceeds to KVSA of $9.9 million. Following the closing of the initial public offering, a total of $345 million of the net proceeds of the initial public offering and certain of the proceeds of the private placement was deposited into the trust account established for the benefit of KVSA’s public stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Prior to the consummation of the initial public offering, neither KVSA nor anyone on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with KVSA.

Following its initial public offering, KVSA commenced a search for prospective businesses and assets to acquire. Representatives of KVSA contacted, and were contacted by, a number of individuals and entities with respect to potential business combination opportunities. KVSA’s management team compiled a list of high priority potential targets and updated and supplemented such list from time to time. KVSA’s goal was to identify private, high-quality growth companies addressing large market opportunities with highly differentiated, proprietary technology. KVSA believes its management team and advisors have substantial expertise and background as investors in companies spanning a number of industries, including artificial intelligence and health, as well as a wide and active network of relationships in those industries. Because of this combination of strengths, KVSA was able to rapidly and efficiently evaluate a wide range of potential business combination targets to determine which ones met its transaction criteria.

In the process that led to identifying Valo Holdco as an attractive investment opportunity, KVSA evaluated more than 35 potential business combination targets and engaged with approximately ten of the potential targets. KVSA performed financial and industry due diligence and held meetings with the management teams of three of the potential targets (including Valo Holdco, as discussed below; such other potential targets, “Company A” and “Company B”). KVSA did not proceed to signing a letter of intent and exclusivity agreement with any of the potential targets other than Valo Holdco for various reasons, including KVSA’s concerns over valuation, strength of team, business model and/or products, capital needs or other reasons based on its diligence and significant historical experience evaluating investment opportunities.

On March 8, 2021, KVSA initiated contact with Company A to discuss the potential mutual benefits of pursuing a business combination. Between March 10, 2021 and March 27, 2021, the parties held a series of calls and in-person meetings and exchanged e-mails as part of KVSA’s diligence process.

On March 18, 2021, KVSA held a meeting of the KVSA Board via video teleconference. KVSA’s management team, representatives of Company A and representatives of Latham & Watkins LLP (“Latham”), legal counsel to KVSA, were also in attendance. Representatives of Company A presented to the KVSA Board about the business of Company A. After the Company A representatives left the meeting, the members of the KVSA Board, KVSA’s management and the representatives of Latham engaged in a discussion about KVSA establishing a special committee of independent directors in connection with KVSA’s evaluation of a potential business combination with Company A. The KVSA Board determined it was advisable to establish a special committee. Following further discussion among the members of the KVSA Board, KVSA’s management and representatives of Latham and an independence analysis conducted by Latham, on March 26, 2021 the KVSA Board formed a special committee of independent directors to review, evaluate and negotiate (i) any potential business combination transactions involving any business that may be affiliated with the Sponsor or KVSA’s officers or directors and (ii) any alternative transactions while any such potential affiliated transactions are being actively considered by KVSA.

The discussions between KVSA and Company A gradually diminished, however, primarily as a result of KVSA’s concerns about Company A’s readiness to execute on a business combination transaction.

On March 10, 2021, KVSA initiated contact with Company B to discuss the potential mutual benefits of pursuing a business combination. Between March 10, 2021 and March 23, 2021, the parties held a series of calls and exchanged e-mails as part of KVSA’s diligence process. The discussions between the two parties discontinued, however, primarily as a result of KVSA’s preference to focus its efforts on pursuing a combination with another company.

Samir Kaul, Chief Executive Officer and Director of KVSA is acquainted with David Berry, MD, Ph.D., Chief Executive Officer of Valo Holdco. On March 8, 2021, Mr. Kaul reached out to Dr. Berry via e-mail to gauge Valo Holdco’s interest in exploring the merits of a potential business combination transaction between Valo Holdco and KVSA.

On March 11, 2021, Mr. Kaul and Dr. Berry had an initial meeting via teleconference to discuss a potential business combination transaction between Valo Holdco and KVSA.

On March 18, 2021, KVSA and Valo Holdco executed a mutual non-disclosure agreement. After the non-disclosure agreement was executed, Mr. Kaul, Alex Morgan, MD, Ph.D., Partner at Khosla Ventures and Justin Kao, Partner at Khosla Ventures held a meeting via video teleconference with Dr. Berry and Graeme Bell, Chief Financial Officer of Valo Holdco, to conduct an initial detailed business diligence review of the Valo Parties and its business operations.

Between March 18, 2021 and March 23, 2021, Mr. Kaul and Dr. Berry had multiple discussions regarding the valuation of the Valo Parties. During such discussions, Dr. Berry shared information prepared by the Valo Parties regarding its pipeline of product candidates, including potential future value inflection points for the business based on Valo management’s goals relating to the development and commercialization milestones for such candidates discussed further under “Information About Valo.”

Throughout March 2021, representatives of KVSA had multiple telephone conversations and e-mail exchanges with representatives of the Valo Parties to conduct business and financial due diligence, including several diligence meetings focused on the Valo Parties’ lead clinical programs, and the Valo Parties continued to provide information to KVSA regarding Valo Holdco and its subsidiaries and their collective business operations.

On March 29, 2021, KVSA held a meeting of the KVSA Board via video teleconference. KVSA’s management team and representatives of Latham were also in attendance. During the meeting, KVSA’s management provided an overview of the business and financial diligence analysis of the Valo Parties undertaken by KVSA management and certain subject-matter experts consulted by management. KVSA management then presented their initial business and financial diligence findings on the Valo Parties, including findings with respect to the Valo Parties lead development programs. The KVSA Board asked questions during management’s presentation, and reviewed and discussed next steps.

On March 30, 2021, KVSA held a meeting of the special committee of independent directors of KVSA via teleconference. During the meeting, the independent directors expressed their support of the potential business combination being discussed with Valo Holdco and determined it was advisable to proceed with the negotiation of a potential transaction with Valo Holdco and, after considering and discussing any potential conflicts of interest, refer the evaluation and consideration of such transaction to the entire KVSA Board.

Later on March 30, 2021, Samir Kaul in his capacity as Chief Executive Officer of KVSA e-mailed to David Berry, MD, Ph.D. in his capacity as Chief Executive Officer of Valo Holdco, an initial draft non-binding letter of intent, which included, subject to further due diligence, an initial pre-transaction equity value for Valo of

$2.0 billion. The initial draft non-binding letter of intent contemplated that the total consideration payable to Valo Holdco’s equity holders (including holders of equity awards and other exchangeable and convertible securities which would be converted into equivalent securities of New Valo) would be $2.0 billion and in the form of shares of common stock or equivalent securities of New Valo valued at $10.00 per share. The initial letter of intent also contemplated the creation of a customary post-closing equity incentive plan by New Valo, a PIPE Investment of $150 million and a one-month exclusivity period. The $2.0 billion equity value was based on KVSA management’s analysis of certain preliminary due diligence, KVSA management’s further analysis of the Valo Parties’ business model and technology, including a detailed analysis of the Opal platform and Valo’s goal of developing its product candidates more efficiently than current industry standards, a detailed analysis of the Valo Parties’ clinical assets and related market sizes informed by the due diligence meetings focused on the Valo Parties’ lead clinical programs described above, other materials provided by Valo Holdco’s management and an analysis of the valuation of comparable companies in certain industries, including companies developing artificial intelligence platforms for drug discovery and development as described further below under “—Summary of KVSA Financial Analysis.” In formulating its own valuation of Valo Holdco and, in particular, assessing the potential downside risk of the proposed transaction, KVSA management considered the product candidate pipeline information provided by management of Valo Holdco described above. KVSA’s management completed an independent analysis to assess the potential value creation of the Valo Parties’ three lead clinical programs, disregarding the potential value in the Valo Parties’ discovery programs and the underlying Opal platform.

Following the submission of the initial draft non-binding letter of intent, numerous meetings via teleconference were held and e-mails were exchanged among representatives of KVSA and Valo Holdco, to discuss, among other things, Valo Holdco’s feedback on the initial draft non-binding letter of intent.

On April 2, 2021, representatives of Valo Holdco e-mailed to representatives of KVSA a counterproposal on certain key terms of the potential transaction. Valo Holdco’s counterproposal included a pre-transaction equity value ascribed to Valo Holdco’s vested equity of $2.2 billion. Valo Holdco’s counterproposal contemplated that the total consideration payable to Valo Holdco’s holders of vested equity would be equal to the pre-transaction equity value, adjusted upwards by the amount of net cash of Valo Holdco as of the date of signing the definitive agreement, and that unvested equity awards and other exercisable or convertible securities of Valo Holdco would convert into corresponding equity of New Valo. Valo Holdco’s counterproposal also contemplated that all of the outstanding shares of Class B common stock and Class K common stock would convert into a fixed number of New Valo common stock on closing and the holders of such shares would waive any anti-dilution adjustment to the conversion ratio of such shares, with the converted Class K common stock remaining subject to vesting conditions in accordance with their existing terms. KVSA’s proposal to target a PIPE Investment of $150 million in the aggregate was generally acceptable to Valo Holdco.

After further discussions between representatives of KVSA and Valo, on April 3, 2021, KVSA e-mailed to Valo a revised draft of the non-binding letter of intent. From April 3, 2021 through April 5, 2021, various discussions were held between the parties around the terms of the proposed transaction and multiple drafts of the non-binding letter of intent were exchanged.

On April 6, 2021, KVSA held a meeting of the KVSA Board via video teleconference. KVSA’s management team, representatives of Valo Holdco and representatives of Latham were also in attendance. Mr. Kaul informed the participants that the purpose of the meeting was for the representatives of Valo Holdco to give a presentation to the KVSA Board in connection with its consideration of executing a non-binding letter of intent with Valo Holdco in respect of a potential business combination, the terms of which were being finalized between the parties. During the meeting, Dr. Berry presented an overview of the Valo business. The KVSA Board asked questions throughout the presentation.

On April 9, 2021, representatives of Goodwin Procter LLP (“Goodwin”), legal counsel to the Valo Parties e-mailed to Latham, a proposed final form of the non-binding letter of intent as a result of the negotiations between the parties. After reviewing the terms of the proposed final form of the non-binding letter of intent (including comparisons with KVSA’s initial draft non-binding letter of intent and Valo management’s initial counterproposal), effective as of April 9, 2021, Peter Buckland, in his capacity of Chief Financial Officer of KVSA, on behalf of KVSA, and Dr. Berry, on behalf of Valo Holdco, executed the agreed final version of the non-binding letter of intent (the “LOI”) regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving KVSA and Valo Holdco. The LOI provided for the following terms, among others:

•

KVSA would acquire all of the outstanding equity interests in Valo Holdco (including equity awards and other exercisable and convertible securities) by reverse triangular merger (or similar structure mutually agreed by the parties);

•

the parties agreed to a pre-transaction equity value for Valo of $2.25 billion (including vested and unvested equity awards and other exercisable or convertible securities of Valo Holdco), with no adjustment for Valo’s cash, debt, working capital, non-cash assets or non-debt liabilities;

•

total merger consideration would consist of 225,000,000 newly-issued shares of New Valo common stock, reduced for the shares underlying outstanding equity awards of KVSA that would be issued in exchange for all outstanding equity awards of Valo Holdco, valued at $10.00 per share;

•

KVSA would adopt (i) an equity incentive plan for incentive equity issuances after closing with an unallocated reserve equal to 10% of New Valo’s post-closing outstanding capital stock on an as-converted basis and a 4% “evergreen” provision and (ii) a post-closing employee share purchase plan with an unallocated reserve equal to 2% of New Valo’s post-closing outstanding capital stock on an as-converted basis and a 1% “evergreen” provision;

•	KVSA would raise no less than $150 million through the PIPE Investment, which would be committed upon signing of the definitive agreement in respect of the transaction;

•

(i) Mr. Kaul would serve as a director on the New Valo board of directors as designated by the Sponsor, (ii) Valo Holdco would designate the remaining directors, including independent directors as are required to comply with stock exchange and other regulatory requirements and (iii) the New Valo management team would consist of the current Valo Holdco management team;

•

the definitive transaction agreement would include a customary closing condition (benefiting Valo Holdco only) that KVSA have at least $450 million in cash and cash equivalents at closing after giving effect to all stockholder redemptions and to funds raised from the PIPE Investment and pursuant to the Forward Purchase Agreement (if any);

•

on closing, all of the outstanding shares of KVSA Class B common stock and KVSA Class K common stock would convert into a fixed number of shares of New Valo common stock, with the shares received on conversion of the KVSA Class K common stock remaining subject to the vesting conditions of the KVSA Class K common stock provided for under the Existing Charter, and the holders of such shares would waive any anti-dilution adjustment to the conversion ratio of such shares provided for under the Existing Charter; and

•

each of KVSA and Valo Holdco would be subject to an exclusivity period from the date of the LOI until the earlier of (i) 5:00 p.m. Pacific Time, on April 30, 2021 (which would be automatically extended to May 15, 2021 if as of April 30, 2021 the parties are continuing in good faith to negotiate the definitive agreements with respect to the proposed transaction) and (ii) the date, if any, on which KVSA and Valo Holdco enter into a definitive agreement with respect to the proposed transaction. During the exclusivity period, each party agreed that it would not, directly or indirectly, through any representative or otherwise, solicit offers from, negotiate with, encourage, discuss, accept, or consider any proposal of any other person relating to a business combination transaction and Valo Holdco would not furnish any material non-public information concerning Valo Holdco or its assets or business, or afford access to such information, to any other person for the purpose of assisting with or facilitating any such alternative transaction.

After careful consideration of the Valo Parties’ clinical pipeline and valuations of comparable companies described in further detail under “—Summary of KVSA Financial Analysis” below, KVSA determined that the $2.25 billion pre-transaction equity value was a reasonable and appropriate equity value.

On April 13, 2021, representatives of Latham, on behalf of KVSA, and representatives of Goodwin, on behalf of Valo Holdco, held a telephone conference call to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence, the PIPE Investment and related work streams, including the anticipated timeline discussed by the parties in connection with the execution of the LOI, which contemplated that signing and announcement of the proposed transaction would occur by the end of April 2021.

On April 14, 2021, representatives of Latham, the KVSA board and KVSA management were provided with access to a virtual data room of the Valo Parties. Latham and KVSA management began conducting legal and business due diligence review of certain of the materials contained therein, including information and documents relating to: governance matters (including the organizational documents of the Valo Parties and board minutes), related party arrangements, third party arrangements with suppliers, intellectual property owned or used by the Valo Parties, real property, historical acquisitions, credit facilities, employee compensation and benefits, labor and employment matters, environmental matters, data licensing agreements and regulatory and compliance matters.

On April 14, 2021, representatives of J.P. Morgan’s M&A Advisory Group, as financial advisor to Valo Holdco and J.P. Morgan’s Capital Markets Group, as KVSA’s proposed placement agent for the PIPE Investment, Latham, on behalf of KVSA and Goodwin, on behalf of the Valo Parties, held a “kick-off” telephone conference call to discuss certain process matters regarding the PIPE Investment and related work streams.

On April 15, 2021, certain members of Valo Holdco management and representatives of Goodwin held a legal due diligence meeting via video teleconference with representatives of Latham to provide an overview of the materials in the virtual data room.

On April 19, 2021, representatives of Latham, on behalf of KVSA, held legal due diligence meetings via video teleconference with representatives of Goodwin and members of Valo Holdco’s management team, on behalf of the Valo Parties, covering Latham’s initial due diligence questions relating to intellectual property, privacy, cybersecurity, health and regulatory matters, after an initial review of the materials provided in the data room.

On April 19, 2021, representatives of Latham, on behalf of KVSA, representatives of Goodwin, on behalf of the Valo Parties, members of KVSA’s and Valo Holdco’s management, representatives of J.P. Morgan’s Capital Markets Group, as KVSA’s proposed sole placement agent for the PIPE Investment and representatives of Cooley LLP (“Cooley”), legal counsel to the placement agent, held a series of legal, business and financial due diligence meetings in connection with the PIPE Investment. A due diligence call with the former auditors of KVSA was also held on April 19, 2021.

During the following five weeks, representatives of Latham, on behalf of KVSA, and representatives of Goodwin and Valo Holdco management, as applicable, on behalf of the Valo Parties, had extensive additional conversations and e-mail exchanges regarding follow-up questions and requests arising from matters discussed during the legal due diligence calls, and other matters arising over the course of Latham’s review of the Valo Parties’ written responses to its supplemental due diligence requests and the other due diligence materials provided in the virtual data room or via e-mail. During such period, KVSA management conducted bring-down business and financial diligence to confirm there had been no material changes to the Valo Parties’ business, product pipeline and the assumptions underlying KVSA’s valuation analysis, as described further under “—Summary of KVSA Financial Analysis” below, and provided regular updates to the KVSA board.

On April 23, 2021, representatives of Latham, on behalf of KVSA, e-mailed to representatives of Cooley, on behalf of the placement agent, an initial draft form of Subscription Agreement to be entered into between KVSA and each PIPE Investor, pursuant to which such PIPE Investor would agree to purchase shares of New Valo common stock at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Merger, subject to the terms and conditions set forth therein. On April 25, 2021, representatives of Cooley, on behalf of the placement agent, provided comments to the initial draft of the Subscription Agreement by e-mail to representatives of Goodwin, on behalf of the Valo Parties, and to representatives of Latham, on behalf of KVSA.

On April 25, 2021, KVSA formally engaged J.P. Morgan’s Capital Markets Group as its placement agent in connection with the PIPE Investment pursuant to an engagement letter, effective as of March 19, 2021.

On April 27, 2021, the virtual data room for the PIPE Investors was opened for access.

Beginning on April 26, 2021, representatives of J.P. Morgan’s Capital Markets Group began contacting a limited number of potential PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements, to discuss the Valo Parties, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment. During the weeks of April 26, 2021, May 3, 2021, May 10, 2021, May 17, 2021 and May 24, 2021, representatives of KVSA and the Valo Parties and J.P. Morgan (in its capacity as KVSA’s placement agent) participated in various virtual meetings with prospective participants in the PIPE Investment.

Following negotiations among Latham, on behalf of KVSA, Goodwin, on behalf of the Valo Parties, and Cooley, on behalf of the placement agent, on May 18, 2021, representatives of Cooley e-mailed to representatives of J.P. Morgan’s Capital Markets Group a form of the Subscription Agreement agreed by KVSA, the Valo Parties and the placement agent, and J.P. Morgan’s Capital Markets Group provided such form of Subscription Agreement to the prospective PIPE Investors. During the following two weeks, various prospective PIPE Investors provided comments to the form of Subscription Agreement. After taking into account comments from the prospective PIPE Investors and discussing such comments with representatives of Goodwin, on behalf of the Valo Parties, and Cooley, on behalf of the placement agent, on June 3, 2021, representatives of Latham, on behalf of KVSA, e-mailed to representatives of J.P. Morgan’s Capital Markets Group an updated form of the Subscription Agreement agreed by KVSA, the Valo Parties and the placement agent, and J.P. Morgan’s Capital Markets Group provided such updated form of Subscription Agreement to the prospective PIPE Investors. A few terms of the forms of Subscription Agreement were further negotiated between the representatives of Latham, Goodwin and Cooley, on behalf of their respective clients, and certain PIPE Investors, including by their respective advisors, before the execution of the Subscription Agreements by such PIPE Investors on June 9, 2021. See “— Related Agreements — Subscription Agreements” for additional information.

On April 26, 2021, representatives of Latham, on behalf of KVSA, e-mailed to representatives of Goodwin, on behalf of the Valo Parties, an initial draft of the Merger Agreement based on the terms of the LOI. The final documentation, including with respect to restrictions on the conduct of the Valo Parties’ business between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, the ability of the KVSA Board to modify its recommendation to stockholders to vote in favor of the Business Combination in order to comply with its fiduciary duties, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties. Over the course of the following six weeks, the parties negotiated the terms of the Merger Agreement, exchanging multiple drafts before an agreed final version of the Merger Agreement was executed by the parties thereto on June 9, 2021. See “— The Merger Agreement” for additional information.

On May 17, 2021, representatives of Latham, on behalf of KVSA, e-mailed to representatives of Goodwin, on behalf of the Valo Parties, initial drafts of the Sponsor Support Agreement and Member Support Agreement,

pursuant to which, among other things, each of the Sponsor and the directors and officers of KVSA and certain major equityholders and the directors and officers of Valo Holdco, would agree to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. During the following three weeks, the parties negotiated the terms of the Sponsor Support Agreement and the Member Support Agreement, exchanging multiple drafts before agreed final versions of such agreements were executed by the parties thereto on June 9, 2021. See “— Related Agreements — Sponsor Support Agreement” and “— Member Support Agreement” for additional information.

On May 24, 2021, representatives of Goodwin, on behalf of the Valo Parties, e-mailed to representatives of Latham, on behalf of KVSA, initial draft forms of the Proposed Charter and Proposed Bylaws. Prior to the execution of the Merger Agreement on June 9, 2021, the parties negotiated the terms of these documents and multiple drafts thereof were exchanged. The agreed final forms of these documents were attached as exhibits to the Merger Agreement. See “Charter Proposal” for additional information.

On May 25, 2021, KVSA and Valo Holdco entered into a letter agreement pursuant to which the parties agreed to extend the exclusivity period under the LOI until June 4, 2021.

On May 27, 2021, representatives of Goodwin, on behalf of the Valo Parties, e-mailed to representatives of Latham, on behalf of KVSA, an initial draft of the form of Amended and Restated Registration Rights Agreement based on the terms of the LOI, as updated by subsequent discussions, pursuant to which, among other things, New Valo would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of New Valo that are held by the parties thereto from time to time. Prior to the execution of the Merger Agreement on June 9, 2021, the parties negotiated the terms of the Amended and Restated Registration Rights Agreement and multiple drafts thereof were exchanged. The agreed final form of the Amended and Restated Registration Rights Agreement was attached as an exhibit to the Merger Agreement. See “— Related Agreements — Registration Rights Agreement” for additional information.

On May 29, 2021, representatives of Latham, on behalf of KVSA, e-mailed to representatives of Goodwin, on behalf of the Valo Parties, an initial draft of the Sponsor Vesting Agreement, pursuant to which the parties thereto would agree to, among other things, certain vesting terms with respect to the shares of New Valo common stock issuable on the conversion of the Class K common stock owned by the Sponsor as of the closing, which vesting terms are substantially the same as those set forth in the Existing Charter. Over the next week, the parties negotiated the terms of the Sponsor Vesting Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Vesting Agreement was executed by the parties thereto on June 9, 2021. See “— Related Agreements — Sponsor Vesting Agreement” for additional information.

On June 1, 2021, representatives of Goodwin, on behalf of the Valo Parties, e-mailed to representatives of Latham, on behalf of KVSA, initial draft forms of the 2021 Plan and the ESPP, based on the terms of the LOI, as updated by subsequent discussions. Prior to the execution of the Merger Agreement on June 9, 2021, the parties negotiated the terms of these documents and multiple drafts thereof were exchanged. The agreed final forms of these documents were attached as exhibits to the Merger Agreement. See “Incentive Award Plan Proposal” and “ESPP Proposal” for additional information.

On June 6, 2021, representatives of Goodwin, on behalf of the Valo Parties, e-mailed to representatives of Latham, on behalf of KVSA, an initial draft of the form of Valo Holders Lock-Up Agreement. Over the next 48 hours, the parties negotiated the terms of the Valo Holders Lock-Up Agreement. On June 8, 2021, representatives of Goodwin, on behalf of the Valo Parties, e-mailed to representatives of Latham, on behalf of KVSA, an initial draft of the form of Sponsor Lock-Up Agreement. Over the next 24 hours, the parties negotiated the terms of the Sponsor Lock-Up Agreement. The agreed final forms of these documents were attached as an exhibit to the applicable Support Agreement. See “— Related Agreements — Lock-up Agreements” for additional information.

On June 7, 2021, KVSA held a meeting of the KVSA Board via video teleconference. Representatives from Latham were also in attendance. During the meeting, Mr. Kaul updated the KVSA Board regarding the status of the proposed transaction with the Valo Parties, including the PIPE Investment, and discussed key considerations related to the proposed transaction (including the rationale for the combined business). Representatives of Latham provided an overview of its legal due diligence findings. Representatives of Latham then gave a presentation to the KVSA Board on the directors’ fiduciary duties under Delaware law and summarized the key terms of the Merger Agreement and ancillary transaction documents (copies of all of which were provided to all of the members of the KVSA Board in advance of the meeting). During the presentation, the KVSA Board asked, and the advisors answered, questions about the matters presented. The KVSA Board, with the assistance of Latham, reviewed and discussed the proposed business combination, including the Valo Parties as the proposed business combination target, the total merger consideration based on the equity valuation of $2.25 billion, the terms and conditions of the Merger Agreement and the key ancillary agreements, the potential benefits of, and risks relating to, the proposed business combination, and the reasons for entering into the Merger Agreement. See “— The KVSA Board’s Reasons for the Business Combination” for additional information related to the factors considered by the KVSA Board in approving the Business Combination. Following this discussion, the full KVSA Board unanimously expressed support of the Business Combination and recommended that the stockholders of KVSA approve the Business Combination.

On June 8, 2021, KVSA held a meeting of the KVSA Board via video teleconference attended by all but one director and where quorum was present. Representatives from Latham were also in attendance. Prior to the meeting, representatives of Latham recirculated copies of the Merger Agreement and ancillary transaction documents to all of the members of the KVSA Board, together with comparisons against the versions circulated to the KVSA Board on June 7, 2021 showing non-substantive revisions. During the meeting, Mr. Kaul and representatives of Latham confirmed that there had been no changes to the matters discussed during the meeting held on June 7, 2021. Following discussion, the KVSA Board members present unanimously approved and adopted the Merger Agreement and declared it advisable, fair to and in the best interests of KVSA and its stockholders, and further approved the Merger and the other transactions contemplated by the Merger Agreement and the entry into the Merger Agreement and the documents contemplated thereby.

On June 9, 2021, prior to the open of the U.S. stock markets, KVSA, the Valo Parties and Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, KVSA also entered into the Sponsor Vesting Agreement, the Sponsor Support Agreement, and the Subscription Agreements, in each case, with the applicable other parties thereto. See “— Related Agreements” for additional information.

On June 9, 2021, KVSA and Valo Holdco issued a joint press release announcing the execution of the Merger Agreement, which was filed as an exhibit to a Current Report on Form 8-K along with an investor presentation and NetRoadshow transcript prepared by members of KVSA’s and the Valo Parties’ management teams regarding the Valo Parties and the Business Combination, the executed Merger Agreement, the executed Sponsor Vesting Agreement, the executed Sponsor Support Agreement, the executed Member Support Agreement and the form of Subscription Agreement.

The KVSA Board’s Reasons for the Business Combination

The KVSA Board, in evaluating the Business Combination, consulted with the Sponsor, KVSA’s management and its legal and other advisors. In reaching its conclusion (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of KVSA and its stockholders and (ii) to recommend that the stockholders adopt the Merger Agreement and approve the Business Combination, the KVSA Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the KVSA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The KVSA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of KVSA’s reasons for the Business

Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In evaluating the Business Combination, the KVSA Board and management considered (i) the general criteria and guidelines that KVSA believed would be important in evaluating prospective target businesses as described in the prospectus for KVSA’s initial public offering and (ii) that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, KVSA stated that it intended to seek a business combination with a business:

•	addressing a large market that creates the opportunity for attractive long-term growth prospects;

•	protected by proprietary technology advantages;

•	that has achieved sufficient technology and business maturity while maintaining significant topline growth potential;

•	with a creative and ambitious management team with a proven track record of success;

•	pursuing significant technology innovation that has the potential to have a significant positive impact on the world;

•	with rapid innovation cycles;

•	that maintains strong and defensible competitive advantages, which KVSA believes over time will lead to durable and profitable growth; and

•	where KVSA can materially impact the value of the company in partnership with management.

The KVSA Board determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above. The KVSA Board considered a number of additional factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•

Promising pipeline of product candidates. The Valo Parties have two clinical stage candidates. OPL-0301, is a small molecule, G-protein biased S1P1R functional agonist in development for the treatment of heart failure and kidney injury. The Valo Parties expect to file an IND (and filed such IND in September 2021) and initiate a Phase 2 clinical trial in heart failure in 2021 and thereafter initiate a Phase 2 clinical trial in acute kidney injury. OPL-0401, is an oral, small molecule ROCK1/2 inhibitor in development for the treatment of diabetic retinopathy and other complications of diabetes. The Valo Parties expect to initiate a Phase 2 clinical trial in diabetic retinopathy in 2022. With the foregoing in-licensed clinical stage assets addressing widespread medical conditions and 14 preclinical programs across cardiovascular metabolic renal, oncology, and neurodegenerative diseases, the KVSA Board believes that the Valo Parties are advancing a promising product pipeline.

•

Scalable, differentiated technology platform. Although the KVSA Board acknowledges that the most advanced internally developed programs from Valo Health’s platform are currently in molecule discovery, the KVSA Board believes that the Valo Parties’ proposed use of artificial intelligence across its programs, from target discovery and therapeutic development, to clinical development, trial design, and patient care if their products are approved, both gives the Valo Parties potentially significant advantages over companies that have largely focused artificial intelligence on trying to improve single points of the therapeutic pipeline. In addition, the KVSA Board believes that the Valo Parties’ core platform technology has the potential to be scalable and repeatable across diseases and therapeutic areas, although this has not yet been demonstrated in clinical development.

•	Extensive, high-quality patient data sources provide significant competitive advantages. The Valo Parties have a vision to become the first digitally-native fully-integrated biopharmaceutical company, utilizing its Opal computational platform, which is designed to use human data and artificial intelligence as the foundation for drug discovery and development. To that end, the Valo Parties have access to over 125 million patient-years of de-identified patient data generated by third parties and exclusive access to one of the largest prospective studies spanning pan-omics, imaging and medical records. In addition, the Valo Parties generate their own data through every experiment that they run. The KVSA Board believes that the scale and quality of the Valo Parties’ sourced data lake, together with its internally-generated proprietary datasets, provides significant advantages over competitors focused on traditional drug development processes.

•

Experienced, proven and committed management team. The KVSA Board considered the fact that New Valo will be led by the senior management team of the Valo Parties. Valo’s Chief Executive Officer, David Berry, MD, Ph.D. has co-founded more than 20 companies across the life sciences and sustainability sectors. Dr. Berry has assembled a team of experts in technology development and therapeutic research and development. The KVSA Board also believes that the willingness of the Valo Parties’ management team to roll over all of their equity stake and agree to prohibitions on the transfer of their New Valo equity for up to 180 days following the consummation of the Business Combination reflected management’s belief in and commitment to New Valo’s continued growth following the consummation of the Business Combination.

•

Backed by strong investor syndicate. Valo was founded by Flagship Pioneering and its existing investors also include Koch Disruptive Technologies and the Public Sector Pension Investment Board, all of which have committed to invest further in New Valo through the PIPE Investment. Flagship Pioneering has deep domain expertise along with a successful track record of conceiving, creating, resourcing and developing first-in-category bioplatform companies. The KVSA Board believes these investors provide additional validation to the Valo Parties’ business strategies, innovation and high-growth potential.

•

Financial analysis conducted by KVSA. The financial analysis conducted by KVSA’s management team and reviewed by the KVSA Board supported the equity valuation of the Valo Parties. See “—Summary of KVSA Financial Analysis.”

•

Other alternatives. The KVSA Board believes, after a review of other business combination opportunities reasonably available to KVSA, that the Business Combination represents the best initial business combination for KVSA and the most attractive opportunity for KVSA’s management to accelerate its business plan based upon the process used to evaluate and assess other potential acquisition targets, and the KVSA Board’s belief that such process has not presented a better alternative.

•

Negotiated transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between KVSA and the Valo Parties.

The KVSA Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Valo’s business risks. The KVSA Board considered that KVSA stockholders would be subject to the execution risks associated with New Valo if they retained their public shares following the Closing, which were different from the risks related to holding public shares of KVSA prior to the Closing. In this regard, the KVSA Board considered that there were risks associated with successful implementation of New Valo’s long term business plan and strategy and New Valo realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The KVSA Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that KVSA stockholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For an additional description of these risks, please see “Risk Factors.”

•

Liquidation of KVSA. The risks and costs to KVSA if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in KVSA being unable to effect a business combination within the timeframe provided for under its Existing Charter and forcing KVSA to liquidate.

•

Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits KVSA from soliciting other business combination proposals and restricts KVSA’s ability to consider other potential business combinations so long as the Merger Agreement is in effect.

•	Stockholder vote. The risk that KVSA’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•

Redemption risk. The KVSA Board considered the risk that the current public stockholders of KVSA would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to New Valo following the consummation of the Business Combination and potentially allowing Valo to terminate the Business Combination or, at Valo’s election, waive the condition under the Merger Agreement requiring that the funds in the trust account (after giving effect to redemptions but before the payment of deferred underwriting commissions or transaction expenses of KVSA or Valo), together with the PIPE Investment Amount and the amounts funded under the Forward Purchase Agreement (if any), is equal to or exceeds $450.0 million, in order for the Business Combination to be consummated. As of June 30, 2021, without giving effect to any future redemptions that may occur, the trust account had approximately $345.0 million invested in U.S. Treasury securities and money market funds that invest in U.S. government securities.

•

Post-business combination corporate governance. The KVSA Board considered the corporate governance provisions of the Merger Agreement and the proposed material provisions of the Proposed Governing Documents and the effect of those provisions on the governance of New Valo. See “— The Merger Agreement” and “Management of New Valo Following the Business Combination” for detailed discussions of the terms and conditions of these documents.

•

Limitations of review. The KVSA Board considered that it was not obtaining a third-party valuation or fairness opinion from any independent investment banking or accounting firm. In addition, KVSA’s management and outside counsel reviewed only certain materials in connection with their due diligence review of the Valo Parties. Accordingly, the KVSA Board considered that KVSA may not have properly valued the Valo Parties.

•

No underwritten offering. The KVSA Board considered the risks to public stockholders who are not affiliates of the Sponsor of becoming stockholders of New Valo through the Business Combination rather than through an underwritten public offering, including that no independent due diligence review was conducted by an underwriter.

•	Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within KVSA’s control.

•

KVSA stockholders holding a minority position in New Valo. The fact that KVSA’s stockholders will hold a minority position in the post-combination company (approximately 15% assuming that no shares of KVSA Class A common stock are elected to be redeemed by KVSA stockholders), which may reduce the influence that KVSA’s current stockholders have on the management of New Valo.

•

No survival of remedies for breach of representations, warranties or covenants of the Valo Parties. The KVSA Board considered that the terms of the Merger Agreement provide that KVSA will not have any surviving remedies against the Valo Parties after the Closing to recover for losses as a result of any inaccuracies or breaches of the Valo Parties’ representations, warranties or covenants set forth in the

Merger Agreement. As a result, KVSA stockholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of the Valo Parties prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares of New Valo common stock to be issued in the Business Combination or recover for the amount of any damages. The KVSA Board determined that this structure was appropriate and customary in light of the fact that it is consistent with market practice for similar transactions and the Valo Parties would not have proceeded with the Business Combination otherwise.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could indefinitely delay or otherwise permanently prohibit consummation of the Business Combination.

•	Fees and expenses. The fees and expenses associated with completing the Business Combination.

•	Other risks. Various other risks associated with the Business Combination, the business of KVSA and the business of the Valo Parties described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the KVSA Board also considered that certain officers and directors of KVSA may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of KVSA’s stockholders (see “— Interests of KVSA’s Directors and Executive Officers in the Business Combination”). However, the KVSA Board concluded that the potentially disparate interests would be mitigated because, among other reasons, (i) certain of these interests were disclosed in the prospectus for KVSA’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by KVSA with any other target business or businesses and (iii) the Business Combination was structured so that it may be completed even if KVSA’s public stockholder redeem a substantial portion of the KVSA Class A common stock. In addition, KVSA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the KVSA Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The KVSA Board concluded that the potential benefits that it expected KVSA and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the KVSA Board determined that the Merger Agreement and the Business Combination were advisable, fair to, and in the best interests of, KVSA and its stockholders.

Summary of KVSA Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed by the representatives of KVSA in connection with the valuation of the Valo Parties. The order of the financial analyses described below does not represent the relative importance or weight given to those financial analyses by the KVSA Board. KVSA may have deemed various assumptions more or less probable than other assumptions, so the referenced ranges resulting from any particular portion of the analysis summarized below should not be taken to be KVSA’s view of the actual value of the Valo Parties. Some of the summaries of the financial analyses set forth below include information presented in tabular format. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying KVSA’s financial analyses and the KVSA Board’s recommendation.

In performing its analyses, the representatives of KVSA made certain material assumptions with respect to expected timing of clinical trials, incidence and treatment rates, characterization of the product candidates, market size, commercial efforts, industry performance, general business and economic conditions and other matters, many of which are beyond the control of KVSA, the Valo Parties or any other parties to the Business Combination. KVSA specifically assumed:

•	the Valo Parties will be able to continuously execute on their business plan, both in terms of existing operations and opportunities for future development;

•

KVSA’s available resources and existing cash and cash equivalents will be sufficient to fund New Valo’s operating expenses and capital expenditure requirements into 2024, allowing for the achievement of meaningful catalysts and value creation as a result of the closing of the Business Combination;

•	the Valo Parties’ most advanced asset, OPL-0301, will enter Phase 2 clinical trials in 2021;

•	with respect to the market opportunity and indications for OPL-0301:

•	as a therapeutic candidate for heart failure, OPL-0301 targets the approximately 60% of post myocardinal infraction patients who have ejection fraction of approximately 20% to 50%;

•	in relation to OPL-0301 as a therapeutic candidate for kidney injury, the incidence of acute kidney injury of 577 per 100,000 people based on a prospective cohort study in the United Kingdom[1];

•	with respect to the market opportunity for OPL-0401 as a therapeutic candidate for the treatment of diabetic retinopathy:

•

OPL-0401 will focus on moderate and severe non-proliferative patients, which represent approximately 40%[2] of the estimated 8.6 million diabetic retinopathy patients in the United States, Europe and Japan[3];

•	with respect to the market opportunity and indications for OPL-0101 as a therapeutic candidate for the treatment of solid tumors:

•

approximately 200,000 patients in the United States[4], approximately 175,000 patients in Europe (UK, Germany, France, Italy, Spain)[5,6] and approximately 100,000 patients in Japan[7] are diagnosed annually with non-small cell lung cancer;

•

among the approximately 60,000 patients in the United States[8], 45,000 patients in Europe[9] and 20,000 patients in Japan[10] with renal cell cancer, approximately 25% of patients progress to stage IV8; and

•	there is an opportunity for OPL-0101 to focus on BRAF Wild Type advanced melanoma, which represents approximately 40-60% of advanced melanoma cases[11].

[1] Clinical Journal of the American Society of Nephrology. [2] Journal of Clinical and Experimental Ophthalmology. [3] GlobalData. [4] American Society of Clinical Oncology. [5] The Global Cancer Observatory. [6] AstraZeneca. [7] Journal of Clinical Medicine. [8] Cancer Biomark. [9] DataMonitor. [10] Eisai. [11] Journal of the American Medical Association Oncology.

Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Valo Parties do not purport to be appraisals or reflect the prices at which Valo shares may actually be valued. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 1, 2021 and is not necessarily indicative of current market conditions.

Comparable Company Analysis

In connection with the valuation of the Valo Parties, KVSA management reviewed certain financial information of certain publicly traded companies selected based on the experience and the professional judgment of KVSA’s directors and management team, as set out in the table below. KVSA management also reviewed the financing history of Insitro, Inc. a private biotechnology company focused on machine learning-driven drug discovery and development, selected based on the experience and the professional judgment of KVSA’s directors and management team. In connection with its analysis, KVSA reviewed certain financial information of the Valo Parties, such as its financing history and equity capitalization. Specifically, KVSA reviewed the amounts raised by the Valo Parties’ in their Series A preferred unit financing (gross proceeds of approximately $96 million) and Series B preferred unit financing (gross proceeds of approximately $300 million), as well as the major investors’ ownership interest in Valo as of end of February 2021 (affiliates of Flagship Pioneering—44%, affiliates of Koch Industries, Inc.—10%, Port-Aux-Choix Private Investments Inc.—11%), and the amount of borrowings available to the Valo Parties under the Loan and Security Agreement with Silicon Valley Bank and Hercules Capital, Inc. (up to $37 million).

KVSA considered certain financial and operating data for certain publicly-traded biotechnology companies focused on drug discovery using artificial intelligence that KVSA deemed relevant for analysis. The selected public companies were:

•	Schrodinger

•	Recursion Pharmaceuticals

•	Finch Therapeutics

None of the selected companies has characteristics identical to the Valo Parties. These companies were selected because they have a comparable strategy of using artificial intelligence tools as a core component of their drug development and/or deriving insights from human clinical data as a core component of their drug development. An analysis of the selected companies is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values or equity values of the companies reviewed. KVSA made qualitative judgments, based on the experience and professional judgment of its management team, concerning differences between the operational, business and/or financial characteristics of KVSA and the selected companies to provide a context in which to consider the results of the quantitative analyses. As a multi-asset company with 17 active clinical and preclinical assets, KVSA management’s view was that the Valo pipeline and assets compared favorably to the portfolio of comparable companies. KVSA reviewed certain valuation metrics (including market capitalization and enterprise value) of the comparable public companies, which KVSA deemed relevant based on its professional judgment and expertise, and compared the same to the pre-transaction equity value determined in accordance with KVSA’s internal valuation analysis:

Company	Stage of Lead Comparable Program	Market Cap ($MM)	Enterprise Value ($MM)
Schrodinger[1]	Preclinical	$5,380	$4,780
Recursion Pharmaceuticals[2]	Phase 1	$5,075	$5,940
Finch Therapeutics	Phase 2	$761	$663
Mean		$3,739	$3,794
Median		$5,075	$4,780

(1)	Excludes collaborative programs, which KVSA management believes are not comparable to the Valo in-licensing model.
(2)	Information as of April 20, 2021, the date of closing of Recursion’s initial public offering.

KVSA management also considered the recent publicly disclosed $400 million Series C financing by Insitro and, based on KVSA management’s experience with financing rounds of that size and for companies at that stage, internally estimated an implied equity value of Insitro.

When compared to the pre-transaction equity value of the Valo Parties determined in accordance with KVSA’s internal valuation analysis described under “—Background to the Business Combination” above, the comparative analysis showed that Valo’s pre-transaction equity value of $2.25 billion was at a discount to the mean and median equity values of the selected comparable companies shown above.

Other Considerations

In addition, KVSA’s management team considered the financing that would be required in connection with the Business Combination and determined that the PIPE Investment was sized such that, the net proceeds from the Business Combination, PIPE Investment and the Forward Purchase, if required, together with the Valo Parties’ and KVSA’s available resources and existing cash and cash equivalents would be expected to fund New Valo’s operating expenses and capital expenditure requirements into 2024.

Satisfaction of 80% Test

It is a requirement under the Existing Charter that KVSA’s initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of the definitive agreement for the initial business combination. Based on the pre-money valuation of $2.25 billion for Valo compared to the $332.9 million in the trust account (excluding approximately $12.1 million of deferred underwriting commissions) as of the date of the execution of the Merger Agreement, the KVSA board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of KVSA and its stockholders and appropriately reflected Valo’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors, such as management strength and depth, as well as quantitative factors such as Valo’s future growth outlook, as well as valuations and trading of publicly traded companies in similar sectors. The KVSA Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Valo met this requirement.

Interests of KVSA’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the KVSA Board in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and KVSA’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of KVSA stockholders generally. These interests include, among other things, the interests listed below:

•

Prior to KVSA’s initial public offering, the Sponsor purchased 10,000,000 founder shares, for approximately $0.002 per share. Subsequent to the share capitalization, the Sponsor transferred 40,000 founder shares to each of Jagdeep Singh, Rajiv Shah, Derek Anthony West, Mario Schlosser, Dmitri Schlosser and Molly Coye, KVSA’s independent directors. If KVSA does not consummate a business combination by the Liquidation Date, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such event, the 10,000,000 founder shares owned by the Sponsor and KVSA’s independent directors would be worthless because following the redemption of the public shares, KVSA would likely have few, if any, net assets and because the Sponsor and KVSA’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of the 10,000,000 founder shares held by them if KVSA fails to complete a business combination within the required period. Additionally, in such event, the 990,000 private placement shares purchased by the Sponsor simultaneously with the consummation of the initial public offering for an aggregate purchase price of $9.9 million, will also expire worthless. Mr. Kaul, KVSA’s Chairman and Chief Executive Officer, also has an economic interest in such private placement shares and in the 9,760,000 founder shares owned by the Sponsor. The 14,493,478 shares of New Valo common stock into which the 9,760,000 founder shares held by the Sponsor will automatically convert in connection with the Merger, if unrestricted, fully vested and freely tradable, would have had an aggregate market value of approximately $143.6 million based upon the closing price of $9.91 per share on Nasdaq on

October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of New Valo common stock will be subject to certain restrictions, including those described above, KVSA believes such shares have less value. The 292,230 shares of New Valo common stock into which the 240,000 founder shares held by KVSA’s independent directors will automatically convert in connection with the Merger, if unrestricted and freely tradable, would have had an aggregate market value of approximately $2.9 million based upon the closing price of $9.91 per share on the Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 990,000 shares of New Valo common stock representing the 990,000 private placement shares held by the Sponsor, if unrestricted and freely tradable, would have had an aggregate market value of approximately $9.8 million based upon the closing price of $9.91 per share on the Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Sponsor Related PIPE Investors have subscribed for $10,000,000 of the PIPE Investment, for which they will receive 1,000,000 shares of New Valo common stock, which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $9.9 million based upon the closing price of $9.91 per share on Nasdaq on October 7, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

Due to the low purchase price of the founder shares, our Sponsor and its affiliates may earn a positive return on their investment, even if other stockholders experience a negative return on their investment in New Valo (i.e. our Sponsor and its affiliates may still have a positive return even if, following consummation of the Business Combination, the New Valo Class A common stock trades below $10.00 per share, which is the approximate value that public stockholders would receive if they exercised redemption rights as described herein).

•

Mr. Kaul, a current director of KVSA, is expected to be a director of New Valo after the consummation of the Business Combination. As such, in the future, Mr. Kaul may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the New Valo board of directors determines to pay to its non-employee directors.

•

The Sponsor (including its representatives and affiliates) and KVSA’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to KVSA. For example, certain officers and directors of KVSA, who may be considered an affiliate of the Sponsor, have also recently incorporated Khosla Ventures Acquisition Co. II (“KVSB”), Khosla Ventures Acquisition Co. III (“KVSC”) and Khosla Ventures Acquisition Co. IV (“KVSD”), each of which is a blank check company incorporated as a Delaware corporation for the purpose of effecting their respective initial business combinations. Mr. Kaul is Chairman and Chief Executive Officer and Mr. Buckland is Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of each of KVSB, KVSC and KVSD. Additionally, Mr. Shklovsky is a director of KVSB and Mr. Shah and Mr. Singh are each a director of KVSD. The Sponsor and KVSA’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to KVSA completing its initial business combination. Moreover, certain of KVSA’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. KVSA’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to KVSA, and the other entities to which they owe certain fiduciary or contractual duties, including KVSB, KVSC and KVSD. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in KVSA’s favor and such potential business opportunities may be presented to other entities prior to their presentation to KVSA, subject to applicable fiduciary duties under the DGCL. KVSA’s Existing Organizational Documents provide that KVSA renounces its interest in any corporate opportunity offered to any director or officer of KVSA.

•

KVSA’s existing directors and officers will be eligible for continued indemnification and continued coverage under KVSA’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•

In the event that KVSA fails to consummate a business combination within the prescribed time frame (pursuant to the Existing Organizational Documents), or upon the exercise of a redemption right in connection with the Business Combination, KVSA will be required to provide for payment of claims of creditors that were not waived that may be brought against KVSA within the ten years following such redemption. In order to protect the amounts held in KVSA’s trust account, the Sponsor has agreed that it will be liable to KVSA if and to the extent any claims by a third party (other than KVSA’s independent auditors) for services rendered or products sold to KVSA, or a prospective target business with which KVSA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to fund KVSA’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of KVSA’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

KVSA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on KVSA’s behalf, such as identifying and investigating possible business targets and business combinations. KVSA expects to incur approximately $11.7 million of transaction expenses (excluding the deferred underwriting commissions being held in the trust account), and to the extent that KVSA’s officers and directors or their affiliates are advancing any of these expenses on behalf of KVSA, they are entitled to reimbursement of such payments. However, if KVSA fails to consummate a business combination by the Liquidation Date, they will not have any claim against the trust account for reimbursement. Accordingly, KVSA may not be able to reimburse the expenses advanced by KVSA’s officers and directors or their affiliates if the Business Combination, or another business combination, is not completed by the Liquidation Date.

•

Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Valo common stock held by such parties following the consummation of the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote. Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor, and each member, officer and director of KVSA and the Sponsor, as applicable, have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including KVSA’s independent directors) owns shares of KVSA common stock representing 14.8% of the outstanding voting power.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or KVSA’s securities, the Sponsor, Valo or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of KVSA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Valo or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the KVSA common stock, represented in person or by proxy and entitled to vote at the special meeting, vote in favor of the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the Minimum Cash Condition, (3) otherwise limiting the number of public shares electing to redeem and (4) KVSA’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on KVSA common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. KVSA will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the special meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVSA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, KVSA is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Valo issuing stock for the net assets of KVSA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of the Valo Parties.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On June 23, 2021, KVSA and Valo Holdco filed the required forms under the HSR Act with the Antitrust Division and the FTC. The initial 30-day waiting period with respect to the Business Combination expired at 11:59 p.m. Eastern Time on July 23, 2021.

At any time before or after consummation of the Transactions, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither KVSA nor the Valo Parties is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the BCA Proposal requires the affirmative vote of holders of a majority of the shares of KVSA Class A common stock and KVSA Class B common stock that are voted at the special meeting. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the special meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the stockholders will be considered non-discretionary, or count as a vote cast at the special meeting.

The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of common stock.

Recommendation of KVSA’s Board of Directors

THE KVSA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE KVSA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.

CHARTER PROPOSAL

Overview

KVSA stockholders are also being asked to adopt the Proposed Charter in the form attached hereto as Annex C, which, in the judgment of the KVSA Board, is necessary to adequately address the needs of New Valo following the Closing.

The Charter Proposal, if approved, will approve the following amendments to the Existing Charter to:

•	change the name of the new public entity to “Valo Health Holdings, Inc.” as opposed to “Khosla Ventures Acquisition Co.”;

•

increase KVSA’s capitalization so that it will have                authorized shares of a single series of common stock and                authorized shares of preferred stock, as opposed to KVSA having 200,000,000 authorized shares of KVSA Class A Common Stock, 30,000,000 authorized shares of KVSA Class B common stock, 30,000,000 authorized shares of KVSA Class K common stock and 1,000,000 authorized shares of preferred stock;

•	convert the 5,000,000 shares of KVSA Class K common stock into 8,697,479 shares of New Valo common stock immediately prior to the Closing;

•

require that the removal of any director be only for cause and by the affirmative vote of the holders of not less than two-thirds of New Valo’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

•

require that the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon and the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class be required to amend, alter, change or repeal certain provisions of the Proposed Charter governing the election of the board of directors;

•	delete the various provisions applicable only to special purpose acquisition companies;

•

provide that New Valo will not be governed by Section 203 of the DGCL which prohibits Delaware corporations from entering into business combinations with interested stockholders, defined as those that hold more than 15% or more of the corporation’s voting stock, absent the receipt of specific approvals specified in Section 203 of the DGCL; and

•	remove the provision setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Transactions. The KVSA Board’s reasons for proposing each of these amendments to the current certificate of incorporation are set forth below.

•	the name of the new public entity is desirable to reflect the Business Combination with Valo and the combined business going forward;

•

the greater number of authorized of shares of capital stock is desirable for KVSA to have sufficient shares to issue to the holders of Valo common stock in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and of equity grants currently outstanding or made under the Equity Incentive Plan (assuming it is approved at the Special Meeting);

•

the single series of common stock is desirable because all shares of KVSA Class B common stock and KVSA Class K common stock will be reclassified into New Valo common stock upon consummation of the Business Combination, and because it will allow New Valo to have a streamlined capital structure;

•

it is desirable to increase the voting threshold required to remove a director from the New Valo Board and amend certain provisions of the Proposed Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the New Valo Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt;

•

it is desirable to delete the provisions that relate to the operation of KVSA as a blank check company on the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time);

•	Section 203 of the DGCL prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

(1) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

(2) an affiliate of an interested stockholder; or

(3) an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder and;

A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:

(1) the relevant board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

(2) after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

(3) on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

If DGCL 203 applied to New Valo such provision may have the effect of delaying, deferring business combinations with interested parties and New Valo feels that it should have the ability to deal with such transactions in due course, instead of having Section 203 apply automatically; and

•

it is desirable to remove the provision that sets the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions because the Board believes that it is better for this provision to be included in KVSA’s bylaws.

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of KVSA and thereby protect continuity of or entrench KVSA’s management, which may adversely affect the market price of KVSA’s securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of KVSA, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable

KVSA to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. KVSA currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Under the Merger Agreement, the approval of the Charter Proposal is a condition to the adoption of the BCA Proposal and vice versa. Accordingly, if the BCA Proposal is not approved, the Charter Proposal will not be presented at the Special Meeting.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex C.

Vote Required

If the BCA Proposal is not approved, the Charter Proposal will not be presented at the special meeting.

The approval of the Charter Proposal will require (1) the affirmative vote of holders of a majority of the voting power of the outstanding shares of KVSA Class A common stock and KVSA Class B common stock, voting together as a single class, (2) the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of KVSA Class K common stock, voting separately as a series (which consent has already been obtained prior to the special meeting) and (3) the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of KVSA Class B common stock, voting separately as a series. The parties have also agreed to condition the Charter Proposal on the affirmative vote of the holders of a majority of the shares of KVSA Class A common stock then outstanding and entitled to vote thereon, voting separately as a single series. Failure to submit a proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Charter Proposal.

The Closing is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the KVSA Board

THE KVSA BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

ADVISORY CHARTER AMENDMENT PROPOSALS

In connection with the Business Combination, KVSA is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal but, pursuant to SEC guidance, KVSA is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on KVSA or the Board (separate and apart from the approval of the Charter Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of New Valo. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposals (separate and apart from approval of the Charter Proposal).

KVSA stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Existing Charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals (the “Advisory Charter Amendment Proposals”):

(a) Advisory Charter Amendment Proposal A — to change the corporate name of KVSA after the Business Combination to “Valo Health Holdings, Inc.”;

(b) Advisory Charter Amendment Proposal B — to increase KVSA’s capitalization so that it will have                     authorized shares of a single series of common stock and                 authorized shares of preferred stock;

(c) Advisory Charter Amendment Proposal C — to reclassify and convert the 5,000,000 shares of KVSA Class K common stock into 8,697,479 shares of KVSA Class A common stock immediately prior to the Closing;

(d) Advisory Charter Amendment Proposal D — to provide that the removal of any director be only for cause and by the affirmative vote of the holders of not less than two-thirds of New Valo’s then-outstanding shares of capital stock entitled to vote generally in the election of directors;

(e) Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of a majority of New Valo’s then-outstanding shares of capital stock entitled to vote on such amendment;

(f) Advisory Charter Amendment Proposal F — to make New Valo’s corporate existence perpetual as opposed to KVSA’s corporate existence, which is required to be dissolved and liquidated 24 months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

(g) Advisory Charter Amendment Proposal G — to provide that New Valo will not be subject to Section 203 of the DGCL, which prohibits Delaware corporations from entering into business combinations with interested stockholders, defined as those that hold 15% or more of the corporation’s voting stock, absent the receipt of specific approvals specified in Section 203 of the DGCL; and

(h) Advisory Charter Amendment Proposal H — to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.

Reasons for the Advisory Charter Amendments

In the judgment of the Board, the Advisory Charter Amendment Proposals are desirable for the following reasons:

•	the name of Valo Health Holdings, Inc. is desirable to reflect the Business Combination with Valo and the combined business going forward;

•

the greater number of authorized of shares of capital stock is desirable for New Valo to have sufficient shares to issue to the holders of Valo common stock in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and of equity grants currently outstanding or made under the Equity Incentive Plan (assuming it is approved at the Special Meeting);

•

the single series of common stock is desirable because all shares of KVSA Class B common stock and Class K common stock will be exchanged for Class A Common Stock upon consummation of the Business Combination, and because it will allow New Valo to have a streamlined capital structure;

•

it is desirable to increase the voting threshold required to remove a director from the New Valo Board and amend certain provisions of the Proposed Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the New Valo Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt;

•

it is desirable to delete the provisions that relate to the operation of KVSA as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time);

•

it is desirable to include a provision that New Valo opts out of Section 203 of the DGCL because it allows New Valo to establish its own rules governing business combinations with interested parties, as Section 203 of the DGCL prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

(1) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

(2) an affiliate of an interested stockholder; or

(3) an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:

(1) the relevant board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

(2) after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

(3) on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder; and

•

it is desirable to remove the provision that sets the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions because the Board believes that it is better for this provision to be included in New Valo’s bylaws.

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New Valo and thereby protect continuity of or entrench New Valo’s management, which may adversely affect the market price of New Valo’s securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of New Valo, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Valo to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. New Valo currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of KVSA’s Proposed Charter, as will be in effect assuming approval of Charter Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex C.

Vote Required For Approval

The approval of the Advisory Charter Amendment Proposals requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSB Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the special meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the stockholders will be considered non-discretionary, or count as a vote cast at the special meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT KVSA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENT PROPOSALS.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of KVSA and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, KVSA’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of the Sponsor and KVSA’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

KVSA is asking its stockholders to consider and vote upon a proposal to approve and adopt, assuming the BCA Proposal and the Charter Proposal are approved, for the purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Stock Market Listing Rules, the issuance of shares of New Valo common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investor and the Valo PIPE Investors, pursuant to the PIPE Investment, (b) the New Valo stockholders pursuant to the Merger Agreement and (c) the Khosla Entities pursuant to the Forward Purchase Agreement (the “Stock Issuance Proposal”).

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Aggregate Merger Consideration and the shares being issued to the PIPE Investors will exceed 20% or more of the outstanding shares of KVSA common stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination and the PIPE Investment.

Under Nasdaq Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Aggregate Merger Consideration and/or the shares in the PIPE Investment will result in a “change of control” of KVSA.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Because shares of New Valo common stock will be issued in exchange for all of the equity interests of Valo, the deemed issuance price of the shares of the New Valo common stock may be less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of KVSA Class A common stock for the five trading days immediately preceding the signing of the Merger Agreement. If the Business Combination Proposal is approved, the issuance of the shares of New Valo common stock will exceed 20% of the shares of KVSA common stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of KVSA Class A common stock for the five trading days immediately preceding the signing of the Merger Agreement, the Nasdaq Rules may require that KVSA obtain stockholder approval of the issuance of the shares of New Valo common stock in connection with the consummation of the Business Combination.

In addition, because the shares of KVSA Class A common stock issuable to the PIPE Investors (1) will be issued at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the KVSA Class A common stock for the five trading days immediately preceding the signing of the Merger Agreement, and (2) will constitute more than 20% of the outstanding shares of KVSA common stock and more than 20% of outstanding voting power of KVSA common stock prior to such issuance, KVSA is required to obtain stockholder approval of such issuance pursuant to Nasdaq Rule 5635(d).

As a result of the foregoing, KVSA is required to obtain stockholder approval pursuant to The Nasdaq Stock Market Listing Rule 5635. For a summary of the Subscription Agreements, please see the section entitled “BCA Proposal — Related Agreements — Subscription Agreements.” KVSA stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information regarding the Subscription Agreements. You are urged to read carefully the form of Subscription Agreement in its entirety before voting on this Proposal.

In the event that this proposal is not approved by KVSA stockholders, the Business Combination cannot be consummated. In the event that this proposal is approved by KVSA stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Valo common stock pursuant to the Merger Agreement or the PIPE Investment, such shares of New Valo common stock will not be issued.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the special meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the stockholders will be considered non-discretionary, or count as a vote cast at the special meeting.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of common stock.

Recommendation of the KVSA Board of Directors

THE KVSA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KVSA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVSA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve and adopt the Valo Health Holdings, Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”), a copy of which is attached to this proxy statement/prospectus as Annex L (the “2021 Plan Proposal”).

A total of                  shares of New Valo common stock will initially be reserved for issuance under the 2021 Plan. As of                     , 2021, the closing price on Nasdaq per share of KVSA public shares was $                . Based upon a price per share of $                , the maximum aggregate market value of New Valo common stock that could potentially be issued under the 2021 Plan at Closing is $                . The Board approved the 2021 Plan on                     , 2021, subject to approval by KVSA stockholders. If the 2021 Plan is approved by our stockholders, then the 2021 Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the 2021 Plan. This summary is qualified in its entirety by the full text of the 2021 Plan, a copy of which is included as Annex L to this proxy statement/prospectus.

Summary of the Valo Health Holdings, Inc. 2021 Stock Option and Incentive Plan

The 2021 Plan was adopted by the Board prior to the Closing, subject to stockholder approval, and will become effective upon the date immediately prior to the Closing, or the 2021 Plan Effective Date. The 2021 Plan allows New Valo to make equity and equity-based incentive awards to officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in New Valo will assure a closer alignment of the interests of such individuals with those of New Valo and its stockholders, thereby stimulating their efforts on New Valo’s behalf and strengthening their desire to remain with New Valo.

KVSA has initially reserved                  shares of New Valo common stock for the issuance of awards under the 2021 Plan or the Initial Limit. The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022 and ending on January 1, 2031, by 4% of the aggregate outstanding number of shares of New Valo common stock on the immediately preceding December 31, or the Annual Increase. This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in New Valo’s capitalization. The maximum aggregate number of shares of New Valo common stock that may be issued upon exercise of incentive stock options under the 2021 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter, ending on January 1, 2031, by the lesser of the Annual Increase or                  shares of New Valo common stock. Shares underlying any awards under the 2021 Plan or under the Valo Health, LLC 2021 Unit Option and Grant Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by New Valo prior to vesting, satisfied without the issuance of stock or otherwise terminated will be added back to the shares available for issuance under the 2021 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. Awards that may be settled solely in cash will not reduce the share reserve. Shares repurchased by the Company on the open market will not be added to the shares available for issuance under the Plan.

The 2021 Plan contains a limitation whereby the value of all awards under the 2021 Plan and all other cash compensation paid by New Valo to any non-employee director may not exceed $750,000 in any calendar year, provided, however, that in any non-employee director’s first year of service as a director, such limit shall be $1,000,000.

The 2021 Plan will be administered by the New Valo Board of Directors, the compensation committee of the New Valo Board of Directors or such other similar committee pursuant to the terms of the 2021 Plan. The plan administrator will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. The plan administrator may delegate to a committee consisting of one or more officers including the Chief Executive Officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines. Persons eligible to participate in the 2021 Plan will be officers, employees, non-employee directors and consultants of New Valo and its subsidiaries as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement/prospectus, approximately                  individuals will be eligible to participate in the 2021 Plan, which includes approximately                  officers,                  employees who are not officers,                  non-employee directors, and                  consultants.

The 2021 Plan permits the granting of both options to purchase New Valo common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of New Valo and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2021 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of New Valo common stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of a stock option, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of New Valo common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of New Valo common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of New Valo common stock on the date of grant, unless otherwise allowed pursuant to the terms of the Plan. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised.

The plan administrator may award restricted shares of New Valo common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The plan administrator may also grant shares of New Valo common stock that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of New Valo common stock. Dividend equivalent rights granted as a component of another award will only be paid upon settlement, payment or vesting of such other award.

The plan administrator may grant cash-based awards under the 2021 Plan to participants, subject to the achievement of certain performance goals.

The 2021 Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2021 Plan, to certain limits in the 2021 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

The 2021 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2021 Plan. To the extent that awards granted under the 2021 Plan are not assumed or continued or substituted by the successor entity, all awards granted under the 2021 Plan shall terminate and in such case, and provided the grantee’s service relationship is not terminated, except as may be otherwise provided in the relevant award agreement, all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the sale event shall become fully vested and exercisable as of the effective time of the sale event, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share cash consideration payable to stockholders in the sale event less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the sale event, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration payable to stockholders in the sale event multiplied by the number of vested shares under such awards.

Participants in the 2021 Plan are responsible for the payment of any federal, state or local taxes that New Valo or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of New Valo or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of New Valo common stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due; provided that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. The plan administrator may also require any tax withholding obligation of New Valo or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to New Valo or its subsidiaries in an amount that would satisfy the withholding amount due.

The 2021 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

The plan administrator may amend or discontinue the 2021 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. The plan administrator may exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights, effect the repricing of such awards through cancellation and re-grants or cancel such awards in exchange for cash or other awards. Certain amendments to the 2021 Plan will require the approval of New Valo’s stockholders.

No awards may be granted under the 2021 Plan after the date that is ten years from the 2021 Plan Effective Date. No awards under the 2021 Plan have been made prior to the date hereof.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering New Valo common stock issuable under the 2021 Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2021 Plan. It does not describe all federal tax consequences under the 2021 Plan, nor does it describe state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of New Valo common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither New Valo nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of New Valo common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of New Valo common stock at exercise (or, if less, the amount realized on a sale of such shares of New Valo common stock) over the option price thereof, and (ii) New Valo or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of New Valo common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Stock Options. No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New Valo common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New Valo common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of New Valo common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. For all other awards under the 2021 Plan, either New Valo or its subsidiaries generally will be entitled to a tax deduction in connection with other awards under the 2021 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in Section 280G of the Code. Any such parachute payments may be non-deductible to the either New Valo or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

No awards have been previously granted under the 2021 Plan and no awards have been granted that are contingent on stockholder approval of the 2021 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2021 Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Incentive Award Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the special meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the stockholders will be considered non-discretionary, or count as a vote cast at the special meeting. This proposal is conditioned on the approval of the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal and the ESPP Proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KVSA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of KVSA and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

ESPP PROPOSAL

THE 2021 EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

On                     , 2021, the Board of Directors adopted, subject to the approval of our stockholders, the Valo Health Holdings, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which will become effective upon the date immediately prior to the Closing (the “2021 ESPP Proposal”). We believe that the adoption of the 2021 ESPP will benefit us by providing employees with an opportunity to acquire shares of New Valo common stock and will enable us to attract, retain and motivate valued employees.

A total of                  shares of New Valo common stock will initially be reserved and authorized for issuance under the 2021 ESPP. As of                     , 2021, the closing price on Nasdaq per share of New Valo common stock was $                . Based upon a price per share of $                , the maximum aggregate market value of New Valo common stock that could potentially be issued under the 2021 ESPP at Closing is $                .

Summary of the Material Provisions of the 2021 ESPP

The following description of certain provisions of the 2021 ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2021 ESPP, a copy of which is attached to this proxy statement/prospectus as Annex M. The 2021 ESPP includes two components: a 423 Component and a Non-423 Component. It is our intention that the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided in the 2021 ESPP, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

An aggregate of                  shares will be reserved and available for issuance under the 2021 ESPP. The 2021 ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022 through January 1, 2031, by the least of                  shares of New Valo common stock, 1% of the outstanding number of shares of New Valo common stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. The number of shares that may be issued or transferred under the 423 Component of the 2021 ESPP shall not exceed an aggregate of                  shares of New Valo common stock. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2021 ESPP will be appropriately adjusted.

The 2021 ESPP will be administered by the person or persons appointed by New Valo Board of Directors. Initially, the compensation committee of New Valo Board of Directors will administer the plan and will have full authority to make, administer and interpret such rules and regulations regarding the 2021 ESPP as it deems advisable, including to accommodate the specific requirements of applicable laws, regulations and procedures in jurisdictions outside the United States.

Any employee of New Valo or one of its subsidiaries that has been designated to participate in the 2021 ESPP is eligible to participate in the 2021 ESPP so long as the employee is customarily employed for more than 20 hours a week. No person who owns or holds, or as a result of participation in the 2021 ESPP would own or hold, New Valo common stock or options to purchase New Valo common stock, that together equal to 5% or more of total combined voting power or value of all classes of stock of New Valo or any parent or subsidiary is entitled to participate in the 2021 ESPP. No employee may be granted an option under the 2021 ESPP that, together with options under any other employee stock purchase plan of New Valo or its subsidiaries, permits the employee to purchase New Valo common stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the 2021 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay to the 2021 ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. If payroll deductions or contributions for purposes of the 2021 ESPP are prohibited or otherwise problematic under applicable law, the administrator may require participants to contribute to the 2021 ESPP by such other means as determined by the administrator. As of the date of this filing, there are currently approximately                employees who will be eligible to participate in the 2021 ESPP. Once an employee becomes a participant in the 2021 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2021 ESPP, becomes ineligible to participate in the 2021 ESPP, or his or her employment ceases.

Unless otherwise determined by the administrator, each offering of New Valo common stock under the 2021 ESPP will be for a period of six months, which we refer to as an “offering period.” The first offering period under the 2021 ESPP will begin and end on such date or dates as determined by the plan administrator. Subsequent offerings under the 2021 ESPP will generally begin on the first business day occurring on or after each May and November and will end on the last business day occurring on or before the following October and April, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The plan administrator may establish different offering periods or exercise dates under the 2021 ESPP.

On the first day of an offering period, we will grant to employees participating in that offering period an option to purchase shares of New Valo common stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price for the lowest of (i) a number of shares of New Valo common stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares determined by dividing $25,000 by the fair market value of the common stock on the offering date for such offering; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of New Valo common stock on the first day of the offering period or (ii) 85% of the fair market value per share of New Valo common stock on the exercise date. No employee may accrue rights to purchase common stock under the 2021 ESPP at a rate which exceeds $25,000 of the fair market value of the common stock (determined on the option grant date(s)) in any calendar year.

In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrolment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the next business day immediately following the date that the plan administrator receives the employee’s written notice of withdrawal under the 2021 ESPP.

In the case of and subject to the consummation of a “sale event,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions under the 2021 ESPP or with respect to any right under the 2021 ESPP or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) to provide that the outstanding options under the 2021 ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares of New Valo common stock (or other securities or property) subject to outstanding options under the 2021 ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

The 2021 ESPP will automatically terminate on the 10-year anniversary of the 2021 ESPP effective date. New Valo Board of Directors may, in its discretion, at any time, terminate or amend the 2021 ESPP. Certain amendments to the 2021 ESPP will require stockholder approval.

New Plan Benefits

Since participation in the 2021 ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 2021 ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the 2021 ESPP.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the 2021 ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the 2021 ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

423 Component. The 423 Component of the 2021 ESPP is intended to comply with Section 423 of the Internal Revenue Code. A participant in the 423 Component of the 2021 ESPP generally recognizes no taxable income either as a result of participation in the 2021 ESPP or upon exercise of an option to purchase shares of New Valo common stock under the terms of the 2021 ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the 423 Component of the 2021 ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the 423 Component of the 2021 ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for New Valo common stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

New Valo or its subsidiaries will generally be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, neither New Valo nor its subsidiaries will be allowed a deduction.

Non-423 Component. The Non-423 Component of the 2021 ESPP is not intended to comply with Section 423 of the Internal Revenue Code. A participant in the Non-423 Component of the 2021 ESPP generally recognizes income in the same manner in which such participant would recognize income upon the grant and exercise of a non-qualified stock option. No income is generally realized by the optionee at the time a non-qualified option is granted, nor will we be entitled to any deduction at that time. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New Valo common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New Valo common stock have been held.

Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option. New Valo or its subsidiaries will generally be entitled to a tax deduction at the time of exercise in an amount equal to the amount of ordinary income recognized by the participant at such time.

Vote Required for Approval

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the special meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the stockholders will be considered non-discretionary, or count as a vote cast at the special meeting. This proposal is conditioned on the approval of the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of KVSA and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the KVSA Board to submit a proposal to approve the adjournment of the KVSA special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and KVSA and their respective stockholders to make purchases of KVSA Class A common stock and KVSA Class B common stock or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the special meeting. See “BCA Proposal — Interests of KVSA’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the special meeting and is not approved by the stockholders, the KVSA Board may not be able to adjourn the special meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of KVSA Class A common stock and KVSA Class B common stock represented in person or by proxy and entitled to vote thereon, voting together as a single class. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the special meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the stockholders will be considered non-discretionary, or count as a vote cast at the special meeting.

The Adjournment Proposal is not conditioned upon any other proposal.

Recommendation of the KVSA Board of Directors

THE KVSA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KVSA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of KVSA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVSA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, KVSA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “BCA Proposal — Interests of KVSA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences of the Redemption to KVSA’s Public Stockholders

Subject to the limitations, qualifications and assumptions described herein and in the opinion filed as Exhibit 8.1 to this registration statement of which this proxy statement/prospectus forms a part, all statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section are the opinion of Latham & Watkins LLP. The following is a discussion of the material U.S. federal income tax consequences for holders of shares of KVSA Class A common stock that elect to have their KVSA Class A common stock redeemed for cash if the business combination is completed. This discussion applies only to KVSA Class A common stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	individual retirement or other tax-deferred accounts;

•	persons owning (actually or constructively) 5% or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to their KVSA Class A common stock;

•	persons holding KVSA Class A common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;

•	persons owning (actually or constructively) any Valo securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes and any beneficial owners of such entities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	the Sponsor and persons related to the Sponsor;

•	persons holding founder shares or forward-purchase shares; and

•	tax-exempt entities.

If you are a partnership (or other pass-through entity or arrangement treated as a partnership) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities and such persons should consult their own tax advisors about the consequences of redeeming KVSA Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of KVSA Class A common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under the Treasury regulations to be treated as a United States person.

In the event that a U.S. holder’s KVSA Class A common stock is redeemed pursuant to the redemption provisions described in this proxy statement/prospectus above, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such holder’s KVSA Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of KVSA Class A common stock, the U.S. holder will be treated as described under “U.S. Holders — Taxation of Redemption Treated as a Sale of KVSA Class A Common Stock” below. If the redemption does not qualify as a sale of KVSA Class A common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “U.S. Holders — Taxation of Redemption Treated as a Distribution.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder relative to all of our shares outstanding both before and after the redemption. The redemption of KVSA Class A common stock generally will be treated as a sale of KVSA Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of its KVSA Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other shares of our stock. The redemption of KVSA Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” The application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of common stock by the relevant holder (or persons whose ownership is attributed to such holder) and issuances of common stock.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed KVSA Class A common stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, possibly to the U.S. holder’s adjusted tax basis in other stock constructively owned by it.

U.S. Holders — Taxation of Redemption Treated as a Sale of KVSA Class A Common Stock

If the redemption of a U.S. holder’s shares of KVSA Class A common stock is treated as a sale, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the KVSA Class A common stock treated as sold. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the KVSA Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the KVSA Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the KVSA Class A common stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) the U.S. holder’s adjusted tax basis in its KVSA Class A common stock so redeemed. A U.S. holder’s adjusted tax basis in its KVSA Class A common stock generally will equal the U.S. holder’s acquisition cost.

U.S. Holders — Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. holder’s shares of KVSA Class A common stock is treated as a distribution, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its KVSA Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of KVSA Class A common stock and will be treated as described under “U.S. Holders — Taxation of Redemption Treated as a Sale of KVSA Class A Common Stock” above. Dividends received by a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the KVSA Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to the proceeds of the redemption of the KVSA Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of KVSA Class A common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a corporation (or other entity taxable as a corporation) that is not organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of the KVSA Class A common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of redeeming your KVSA Class A common stock.

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s KVSA Class A common stock pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of KVSA — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s KVSA Class A common stock, as described under “U.S. Holders” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Taxation of Redemption Treated as a Sale of KVSA Class A Common Stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s KVSA Class A common stock, the withholding agent might treat the redemption as a distribution subject to withholding tax, as discussed further below.

Non-U.S. Holders — Taxation of Redemption Treated as a Sale of KVSA Class A Common Stock

If KVSA’s redemption of a Non-U.S. holder’s shares of KVSA Class A common stock is treated as a sale, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held the KVSA Class A common stock, and, in the case where shares of KVSA Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of the KVSA Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of KVSA Class A common stock. There can be no assurance that the KVSA Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with a redemption treated as a sale of KVSA Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. We do not believe we currently are or have been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the business combination is completed.

Non-U.S. Holders — Taxation of Redemption Treated as a Distribution

If the redemption of a Non-U.S. holder’s shares of KVSA Class A common stock is treated as a distribution, such a distribution, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of KVSA Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of KVSA Class A common stock, which will be treated as described under “Non-U.S. Holders — Taxation of Redemption Treated as a Sale of KVSA Class A Common Stock” above.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular

U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s KVSA Class A common stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

A Non-U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with the proceeds from a redemption of KVSA Class A common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act Withholding Taxes.

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”), impose withholding of 30% on payments of dividends on the KVSA Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds from the KVSA Class A common stock. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on the redemption of their KVSA Class A common stock.

PRE-CLOSING RESTRUCTURING

Prior to and as condition of the Merger, no later than one (1) business day prior to the Closing Date, Valo Holdco and Valo will consummate the Pre-Closing Restructuring, pursuant to which, amongst other things, Valo Holdco will, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act, merge with and into Valo, with Valo being the surviving corporation and, after giving effect to such merger, the former holders of all of the outstanding units of Valo Holdco will collectively own all of the outstanding shares of Valo. As a result of the Pre-Closing Restructuring:

•

each outstanding Series A preferred unit, Series B preferred unit and common unit of Valo Holdco will be converted into 1.221 (when rounded to the nearest one-thousandth) shares of common stock of Valo;

•	each outstanding warrant for common units of Valo Holdco will be converted into 1.220 (when rounded to the nearest one-thousandth) shares of common stock of Valo;

•	each outstanding incentive unit of Valo Holdco that has a strike price of zero (fully vested) will be converted into 1.221 (when rounded to the nearest one-thousandth) shares of common stock of Valo;

•

outstanding incentive units of Valo Holdco with a weighted average strike price of $0.86 per unit will be converted into shares of common stock of Valo at a weighted average conversion ratio of 1-for-1.135 (when rounded to the nearest one-thousandth), to be issued as restricted stock with the same vesting schedule as that of the incentive units; and

•

each outstanding option to purchase common units of Valo Holdco will be converted into an outstanding option to purchase shares of common stock of Valo adjusted on a 1-for-1.221 (when rounded to the nearest one-thousandth) basis, with a corresponding adjustment to the exercise price.

The above conversions are assumed to occur using a pre-money valuation of Valo Holdco of $2,250,000,000 and the conversion ratios are based on the outstanding equity holdings of Valo Holdco as of September 30, 2021. Following the Pre-Closing Restructuring, Valo’s equity capitalization will consist entirely of shares of common stock and options exercisable for common stock, and there will no longer be any securities of Valo Holdco outstanding at the effective time of the Merger. The purpose of the Pre-Closing Restructuring is to reorganize the corporate structure so that Valo would continue as a corporation and so that Valo Holdco’s existing investors would own Valo capital stock rather than equity interests in a limited liability company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

KVSA is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

KVSA is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. KVSA was incorporated in the State of Delaware on January 15, 2021. On March 8, 2021, KVSA consummated its initial public offering of 34,500,000 public shares, including 4,500,000 public shares that were issued pursuant to the underwriters’ full exercise of their over-allotment option. The shares were sold at a price of $10.00 per share, generating gross proceeds to KVSA of $345.0 million. On March 8, 2021, simultaneously with the consummation of the initial public offering, KVSA completed the private sale of 990,000 private placement shares at a purchase price of $10.00 per share to the Sponsor, generating gross proceeds to KVSA of approximately $9.9 million.

The proceeds from the initial public offering and the private placement with the Sponsor has been deposited in the trust account and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of June 30, 2021, there was $345.0 million held in the trust account. KVSA has 24 months from the closing of the initial public offering (or 27 months, as applicable) to complete a business combination.

Valo is a Delaware corporation incorporated on October 24, 2018. Valo is a technology company built to transform drug discovery and development using human-centric data and artificial intelligence (AI).

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of KVSA and the historical balance sheet of Valo Health, LLC (Valo Holdco) on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 combine the historical statements of operations of KVSA and Valo Health, LLC (Valo Holdco) for the periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:

•	the Pre-Closing Restructuring between Valo Holdco and Valo with Valo surviving the merger;

•	the merger of Merger Sub with and into Valo, with Valo surviving the merger as a wholly-owned subsidiary of KVSA;

•	the issuance and sale of 20,086,250 shares of New Valo common stock at $10.00 per share in the PIPE Investment; and

•

the conversion of all outstanding Valo common stock into New Valo common stock as well as shares underlying Valo Options that will roll over into the post-combination company totaling 10,205,856 shares.

In addition, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combines the historical statement of operations of Valo Health, LLC (Valo Holdco) for the year ended December 31, 2020 with the abbreviated statement of revenue and expenses of the acquired assets and assumed liabilities of Forma Therapeutics Holdings, Inc.’s early discovery capabilities (the “Forma Acquisition”) for the period from January 1, 2020 through March 16, 2020, the acquisition date, as if the acquisition had been consummated on January 1, 2020, the beginning of the earliest period presented. Under amended Rule 3-05(e), Valo Health, LLC is permitted to present an abbreviated statement of revenue and expenses within its pro forma presentation.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of KVSA was derived from the audited financial statements of KVSA as of June 30, 2021 and for the period from January 15, 2021 (inception) through June 30, 2021. The historical financial information of Valo Health, LLC (Valo Holdco) was derived from the unaudited condensed consolidated financial statements of Valo Health, LLC (Valo Holdco) as of and for the six months ended June 30, 2021 and the audited consolidated financial statements for the year ended December 31, 2020, which are included elsewhere in this proxy statement/ prospectus. This information should be read together with KVSA’s and Valo Health, LLC’s unaudited and audited consolidated financial statements and related notes, the sections titled “KVSA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Valo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The historical financial information for the Forma Acquisition represents the abbreviated statement of revenue and expenses for the acquired assets of the Forma Acquisition for the period from January 1, 2020 through March 16, 2020, the date of acquisition, which are not included in this proxy statement/prospectus.

Accounting for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under the guidance in ASC 805, KVSA is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Valo issuing stock for the net assets of KVSA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Valo.

Valo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•	Valo stockholders will have the largest voting interest in the post-combination company;

•	The board of directors of the post-combination company will have eight members, and Valo will have the ability to nominate the majority of the members of the board of directors;

•	Valo senior management will comprise the majority of the senior management of the post-combination company;

•	Valo will comprise the ongoing operations of the post-combination company;

•	The post-combination company will assume the Valo name; and

•	The intended strategy of the post-combination entity will continue Valo’s current strategy of pursuing drug discovery and development using human-centric data and artificial intelligence.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption scenarios by KVSA’s public stockholders of shares of KVSA Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:

•

Assuming No Redemption: This presentation assumes that no public stockholders of KVSA exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemption: This presentation assumes 12,086,774 of the public shares are redeemed for their pro rata share of the funds in KVSA’s trust account (approximately $10.00 per share) for aggregate redemption payments of $120.9 million. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, KVSA will have a minimum of $450.0 million in cash comprising (i) the cash held in the trust account after giving effect to KVSA share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the trust account and (b) transaction expenses of Valo or KVSA), (ii) the PIPE Investment Amount actually received by KVSA at or prior to the Closing Date and (iii) proceeds of $25.0 million from the Sponsor Forward Purchase Agreement.

The aggregate consideration for the Business Combination will be $2,250,000,000 based on the pre-money enterprise value of Valo, payable in the form of shares of New Valo common stock.

The following summarizes the consideration, based on the outstanding equity of Valo as of September 30, 2021 (after giving effect to the Pre-Closing Restructuring):

Equity value of Valo	$2,250,000,000
Aggregate option exercise price	58,973,580

$2,308,973,580

Value per share (1)	$10.00

Total Share Consideration	230,897,358

(1)	Share Consideration is calculated using a $10.00 reference price. Actual total share consideration will be dependent on the value of KVSA Class A common stock at Closing.

Holders of Valo common stock will receive shares of New Valo common stock in an amount determined by application of the Exchange Ratio of 1.0, which is based on Valo’s implied price per share prior to the Business Combination but after the Pre-Closing Restructuring.

The following summarizes the pro forma shares of New Valo common stock outstanding under the no redemption and maximum redemption scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
Valo existing shareholders (1)(2)	220,691,502	75.8%	220,691,502	78.4%
KVSA public shareholders	34,500,000	11.9%	22,413,226	8.0%
KVSA sponsor and related parties founder shares (3)	15,775,708	5.4%	15,775,708	5.6%
Valo PIPE Investors	8,650,000	3.0%	8,650,000	3.1%
Sponsor Related PIPE Investor	1,000,000	0.3%	1,000,000	0.3%
Third Party PIPE Investors	10,436,250	3.6%	10,436,250	3.7%
Forward purchase agreement (sponsor)	—	0.0%	2,500,000	0.9%

Closing shares	291,053,460	100.0%	281,466,686	100.0%

(1)	Amount excludes 10,205,856 shares of New Valo common stock that may be issued upon the exercise of outstanding options issued in connection with the Business Combination.

(2)

Amount excludes 30,125,932 shares of New Valo common stock available for option issuance under the Valo Health Holdings, Inc. 2021 Incentive Award Plan and 6,025,186 shares of New Valo common stock available for issuance under the Valo Health Holdings, Inc. 2021 Employee Stock Purchase Plan.

(3)

Amount includes 990,000 shares of New Valo common stock purchased by KVSA in a private placement, 6,088,229 shares of New Valo common stock issuable upon conversion of 5,000,000 shares of KVSA Class B common stock and 8,697,479 shares of New Valo common stock issuable upon conversion of 5,000,000 shares of KVSA Class K common stock that vest only to the extent certain triggering events occur.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical audited balance sheet of KVSA and the historical unaudited condensed consolidated balance sheet of Valo Health, LLC (Valo Holdco) as of June 30, 2021 on a pro forma basis as if the Business Combination and related transactions including the Pre-Closing Restructuring had been consummated on June 30, 2021.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical audited statement of operations for KVSA for the period from January 15, 2021 (inception) through June 30, 2021 and the historical unaudited condensed consolidated statement of operations and comprehensive loss of Valo Health, LLC (Valo Holdco) for the six months ended June 30, 2021, giving effect to the transaction as if the Business Combination and related transactions including the Pre-Closing Restructuring had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 presents historical consolidated statement of operations and comprehensive loss of Valo Health, LLC (Valo Holdco) for the year ended December 31, 2020 and the historical abbreviated statement of revenue and expenses for the Forma Acquisition for the period from January 1, 2020 through March 16, 2020, the date of acquisition, giving effect to the Forma Acquisition and the Business Combination and related transactions as if these transactions had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 does not include historical statement of operations of KVSA as KVSA was incorporated on January 15, 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in thousands, except share and per share data)

	Historical		Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	KVSA	Valo Health, LLC	Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$787	$237,498	$345,005	(A)	$752,209	$25,000	(C)	$656,341
			200,863	(B)		(120,868)	(K)
			(12,075)	(D)
			(19,869)	(E)
Prepaid expenses and other current assets	664	4,250			4,914			4,914

Total current assets	1,451	241,748	513,924		757,123	(95,868)		661,255
Property and equipment, net	—	12,442			12,442			12,442
Goodwill	—	4,743			4,743			4,743
Intangible assets, net	—	13,498			13,498			13,498
Deferred offering costs	—	4,832	(4,832)	(E)	—			—
Marketable securities held in Trust Account	345,005	—	(345,005)	(A)	—			—
Other long-term assets	523	2,414	(75)	(E)	2,862			2,862

Total assets	$346,979	$279,677	$164,012		$790,668	$(95,868)		$694,800

Liabilities, Preferred Units, Common Stock Subject to Possible Redemption and Stockholders’/Members’ Equity (Deficit)
Current liabilities:
Accounts payable	$130	$3,552	$(768)	(E)	$2,914			$2,914
Franchise tax payable	100	—			100			100
Accrued expenses	1,772	16,827	(2,519)	(E)	14,308			14,308
			(1,772)	(E)
Due to related party	1	—			1			1
Current portion of long-term debt	—	958			958			958

Total current liabilities	2,003	21,337	(5,059)		18,281	—		18,281
Deferred underwriting fees payable	12,075	—	(12,075)	(D)	—			—
Long-term debt, net of discount and current portion	—	21,603			21,603			21,603
Class K Founder Shares derivative liabilities	2,300	—	54,700	(J)	57,000			57,000
Other long-term liabilities	—	4,804			4,804			4,804

Total liabilities	16,378	47,744	37,566		101,688	—		101,688
Commitments and contingencies
Preferred units (Series A and B), 76,794,171 units authorized; 76,794,171 units issued and outstanding	—	403,150	(403,150)	(G)	—			—
KVSA Class A common stock subject to possible redemption, 34,500,000 shares at $10.00 redemption value	345,000	—	(345,000)	(F)	—			—
Stockholders’/Members’ equity (deficit):
KVSA preferred stock; $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—			—			—
KVSA Class A common stock; $0.0001 par value; 200,000,000 shares authorized; 990,000 shares issued and outstanding (excluding 34,500,000 shares subject to possible redemption)	—	—	2	(B)	28	(1)	(K)	27
			3	(F)
			9	(G)
			13	(H)
			1	(I)
KVSA Class B common stock; $0.0001 par value; 30,000,000 shares authorized; 5,000,000 shares issued and outstanding	1	—	(1)	(I)	—			—
Valo common units, 80,850,000 units authorized; 79,686,267 units issued and outstanding	—	5,940	(5,940)	(H)	—			—
Valo incentive units, 26,928,033 units authorized; 26,609,455 units issued and outstanding	—	297	(297)	(H)	—			—

	Historical		Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	KVSA	Valo Health, LLC	Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments		Pro Forma Combined
Additional paid-in capital	—	15,008	200,861	(B)	881,414	25,000	(C)	785,547
			(19,717)	(E)		(120,867)	(K)
			344,997	(F)
			403,141	(G)
			6,224	(H)
			(54,700)	(J)
			(14,400)	(L)
Accumulated stockholders’/members’ equity (deficit)	(14,400)	(192,462)	14,400	(L)	(192,462)			(192,462)

Total stockholders’/members’ equity (deficit)	(14,399)	(171,217)	874,596		688,980	(95,868)		593,112

Total liabilities, preferred units, common stock subject to possible redemption and stockholders’/members’ equity (deficit)	$346,979	$279,677	$164,012		$790,668	$(95,868)		$694,800

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except share and per share data)

	January 15, 2021 (inception) through June 30, 2021	Six Months Ended June 30, 2021	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	Historical	Historical
	KVSA	Valo Health, LLC	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
Operating expenses:
Research and development	$—	$60,638			$60,638		$60,638
General and administrative (1)	2,369	19,549			21,918		21,918

Total operating expenses	2,369	80,187			82,556		82,556

Loss from operations	(2,369)	(80,187)			(82,556)		(82,556)

Other income (expense):
Financing expenses on derivative classified instrument	(12,138)	—			(12,138)		(12,138)
Gain on marketable securities (net), dividends and interest, held in Trust Account	5	—	(5)	(AA)	—		—
Change in fair value of derivative liabilities	9,850	—			9,850		9,850
Interest expense	—	(1,799)			(1,799)		(1,799)
Other income (expense), net	—	19			19		19

Total other expense, net	(2,283)	(1,780)	(5)		(4,068)		(4,068)

Loss before income taxes	(4,652)	(81,967)	(5)		(86,624)		(86,624)
Income tax expense	—	(14)			(14)		(14)

Net loss and comprehensive loss	$(4,652)	$(81,981)	$(5)		$(86,638)		$(86,638)

Net loss per unit attributable to common unit holders, basic and diluted		$(1.02)

Weighted average common units outstanding, basic and diluted		80,418,143

Basic and diluted net loss per share, Class A common stock subject to possible redemption	$(0.13)

Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	23,900,602

Basic and diluted net loss per share, Class A non-redeemable common stock	$(0.26)

Weighted average shares outstanding of Class A non-redeemable common stock, basic and diluted	685,843

Basic and diluted net loss per common stock, Class B	$(0.27)

Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	5,000,000

Net loss per share, basic and diluted					$(0.32)		$(0.33)

Weighted average common shares outstanding, basic and diluted					269,376,915		259,790,141

(1)	Includes formation costs of $30,000 and franchise tax expense of $100,000.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	Year Ended December 31, 2020				Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
	Historical (1)	Historical (2)	Transaction Accounting Adjustments (3)	Pro Forma Valo Health, LLC
	Valo Health, LLC	Forma			Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
Operating expenses:
Research and development	$43,296	$2,114	$932	$46,342		$46,342		$46,342
General and administrative	30,556	312		30,868		30,868		30,868

Total operating expenses	73,852	2,426	932	77,210		77,210		77,210

Loss from operations	(73,852)	(2,426)	(932)	(77,210)		(77,210)		(77,210)

Other income (expense):
Interest expense	(2,636)	—		(2,636)		(2,636)		(2,636)
Other income (expense), net	282	—		282		282		282

Total other expense	(2,354)	—	—	(2,354)		(2,354)		(2,354)

Loss before income taxes	(76,206)	(2,426)	(932)	(79,564)		(79,564)		(79,564)
Income tax expense	(78)	—		(78)		(78)		(78)

Net loss and comprehensive loss	$(76,284)	$(2,426)	$(932)	$(79,642)		$(79,642)		$(79,642)

Net loss per unit attributable to common unit holders, basic and diluted	$(0.96)

Weighted average common units outstanding, basic and diluted	79,673,199

Net loss per share attributable to common stockholders, basic and diluted						$(0.30)		$(0.31)

Weighted average common shares outstanding, basic and diluted						269,376,915		259,790,141

(1)	For the year ended December 31, 2020 as reported in Valo Health LLC’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
(2)	Abbreviated statement of revenue and expenses for the acquired Forma assets for the period from January 1, 2020 through March 16, 2020, the date of acquisition.
(3)

Represents adjustments to the statements of operations to eliminate historical depreciation and amortization expense related to the property and equipment acquired and to record depreciation and amortization expense for the year ended December 31, 2020 related to the property and equipment and acquired identifiable intangible assets calculated as if the Forma Acquisition had occurred on January 1, 2020 as follows (in thousands):

Elimination of Forma’s historical amortization and depreciation	$(261)
Amortization and depreciation of acquired Forma’s intangible and tangible assets	1,193

$932

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KVSA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Valo issuing stock for the net assets of KVSA, accompanied by a recapitalization. The net assets of KVSA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Valo.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination and related transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination and related transactions as if they had been completed on January 1, 2020. These periods are presented on the basis of Valo as the accounting acquirer. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 also give pro forma effect to the Forma Acquisition as if the acquisition had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	KVSA’s audited financial statements as of June 30, 2021 and for the period from January 15, 2021 (inception) through June 30, 2021;

•

Valo Health, LLC’s (a) unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and (b) audited consolidated financial statements for the year ended December 31, 2020;

•

The abbreviated statement of revenue and expenses for the acquired Forma assets for the period from January 1, 2020 through March 16, 2020, the date of acquisition. The abbreviated statement of revenue and expenses include direct research and development expenses as well as direct general and administrative expenses related to the assets acquired. The abbreviated statement of revenue and expenses do not include revenue as there was no revenue related to the assets acquired, nor does it include selling, distribution or marketing expenses related to the assets purchased, as the assets acquired consisted of research and development assets.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Valo Parties believe are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is possible that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Valo Parties believe that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of KVSA and Valo Health, LLC.

2.    Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). KVSA elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the Combined Company will record a valuation allowance against the full value of U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A) Reflects the reclassification of $345.0 million of cash held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(B) Represents the gross proceeds from the private placement of 20,086,250 shares of common stock at $10.00 per share pursuant to the PIPE Investment. Refer to Tickmark E for the treatment of the associated direct and incremental transaction costs.

(C) Represents the gross proceeds from the private placement of 2,500,000 shares of common stock at $10.00 per share pursuant to the Forward Purchase Agreement. The Sponsor will only be required to purchase additional shares under the Forward Purchase Agreement if the Minimum Cash Condition won’t otherwise be satisfied and therefore is only reflected in the Maximum Redemptions scenario.

(D) Reflects the settlement of $12.1 million of deferred underwriters’ fees. The fees are expected to be paid at the close of the Business Combination.

(E) Reflects the settlement of $19.8 million of preliminary estimated transaction costs expected to be incurred in connection with the Business Combination in addition to the $12.1 million of deferred underwriters’ fees and $1.7 million of KVSA offering costs paid under both the no redemption and maximum redemption scenarios. The components of the transaction costs under each scenario are as follows:

	Assuming No Redemption	Assuming Maximum Redemption
	(in thousands)
Advisory, legal, and other fees direct and incremental to the transaction expected to be incurred and adjusted against additional paid in capital	$7,217	$7,217
PIPE Underwriters’ Fees adjusted against additional paid in capital	7,593	7,593
Valo Health, LLC transaction costs included in accrued expenses and deferred offering costs	2,519	2,519
Valo Health LLC transaction costs included in accounts payable and deferred offering costs	768	768
KVSA transaction costs included in accrued expenses and deferred offering costs	75	75
KVSA transaction costs included in accrued expenses and general and administrative expenses	1,697	1,697

Total Transaction Costs to be paid	19,869	19,869
Total transaction costs paid and included in deferred offering costs	1,545	1,545
Total transaction costs paid and included in general and administrative expenses	157	157

Total Transaction Costs	$21,571	$21,571

(F) In Scenario 1, reflects the reclassification of approximately 34,500,000 shares of KVSA common stock subject to possible redemption to permanent equity.

(G) Reflects the conversion, of 76,794,171 Valo Health, LLC Series A and Series B preferred units into 93,767,234 shares of Valo common stock in connection with the Pre-Closing Restructuring followed by the exchange of the Valo common stock into New Valo common stock on a 1-for-1 basis.

(H) Reflects the conversion of Valo Health LLC’s common units, incentive units and warrants into 126,924,268 shares of Valo’s common stock in connection with the Pre-Closing Restructuring followed by the exchange of the Valo common stock into New Valo common stock on a 1-for-1 basis.

(I) Reflects the reclassification of 5,000,000 shares of KVSA Class B shares into 6,088,229 shares of New Valo common stock.

(J) Reflects the adjustment of $54.7 million to the derivative liabilities to reflect the preliminary estimated fair value of $57.0 million upon the closing of the Business Combination for Earnout Shares issued to the Sponsor that vest contingent upon the achievement of certain share price thresholds. The preliminary fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Closing. Refer to Note 4 for more information.

(K) In Scenario 2, reflects the maximum redemption of 12,086,774 public shares for aggregate redemption payments of $120.9 million allocated to common stock and additional paid-in capital using par value $0.0001 per share and a redemption price of $10.00 per share. This adjustment is recorded after consideration of the $450.0 million minimum cash requirement.

(L) Reflects the reclassification of KVSA’s historical accumulated deficit to additional paid in capital as part of the reverse recapitalization.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustment included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 is as follows:

(AA) To eliminate the net gain, dividends and interest earned on the marketable securities held in the trust account which will be released upon the closing of the Business Combination

There were no pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

3.    Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of KVSA common stock for the six months ended June 30, 2021 and for the year ended December 31, 2020:

	Six Months Ended June 30, 2021		Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
	(in thousands except share and per share amounts)
Numerator:
Pro forma net loss attributable to common stockholders	$(86,638)	$(86,638)	$(79,642)	$(79,642)

Denominator:
Weighted average shares outstanding, basic and diluted	269,376,915	259,790,141	269,376,915	259,790,141

Net loss per share attributable to common stockholders, basic and diluted	$(0.32)	$(0.33)	$(0.30)	$(0.31)

Weighted average shares outstanding, basic and diluted
Valo existing shareholders (1)	207,712,436	207,712,436	207,712,436	207,712,436
KVSA public shareholders	34,500,000	22,413,226	34,500,000	22,413,226
KVSA sponsor and related parties founder shares (2)	7,078,229	7,078,229	7,078,229	7,078,229
Valo PIPE Investors	8,650,000	8,650,000	8,650,000	8,650,000
Sponsor Related PIPE Investor	1,000,000	1,000,000	1,000,000	1,000,000
Third Party PIPE Investors	10,436,250	10,436,250	10,436,250	10,436,250
Forward purchase agreement (sponsor)	—	2,500,000	—	2,500,000

Pro forma weighted average shares outstanding, basic and diluted	269,376,915	259,790,141	269,376,915	259,790,141

(1)	Excludes Valo Health, LLC unvested incentive units that will convert into 12,979,066 shares of unvested restricted stock.
(2)	Excludes 8,697,479 Sponsor Earnout Shares issued to the Sponsor that vest contingent upon the achievement of certain share price thresholds.

For purposes of the diluted earnings per share calculation, the weighted average number of common shares outstanding for the periods presented include potential common stock assuming the dilutive effect of outstanding options and restricted common stock. For periods in which Valo reported a net loss, diluted net loss per share is the same as basic net loss per share, since common stock equivalents are not assumed to have been issued if their effect is antidilutive. The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have an antidilutive effect were as follows:

	Six Months Ended June 30, 2021		Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Options outstanding	10,205,856	10,205,856	10,205,856	10,205,856
Unvested restricted stock	12,979,066	12,979,066	12,979,066	12,979,066
Unvested restricted stock related to sponsor earnout shares	8,697,479	8,697,479	8,697,479	8,697,479

Total potentially dilutive common share equivalents	31,882,401	31,882,401	31,882,401	31,882,401

4.    Earnout Shares

Class K Founder Shares

The shares of KVSA Class K common stock convert into 8,697,479 shares of New Valo common stock after the initial business combination that vest only to the extent certain triggering events occur prior to the 10th anniversary of the initial business combination, including three equal triggering events based on our stock trading at $30.00, $40.00 and $50.00 per share following the first anniversary of the closing of our initial business combination and also upon specified strategic transactions, in each case, as described in this proxy statement/prospectus.

The Earnout Shares have been and are expected to be accounted for as liability classified equity instruments that are earned upon the achieving of the triggering events which include events that are not indexed to the New Valo common stock. The preliminary estimated fair value of the Earnout Shares at consummation of the business combination is $57.0 million.

The estimated fair value of the Earnout Shares at consummation of the business combination was determined using a Monte Carlo simulation valuation model, which incorporates a distribution of potential outcomes on a monthly basis over the ten-year Earnout Period. The preliminary estimated fair value of the Earnout Shares at consummation of the business combination was determined using the most reliable information available. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:

Current stock price: the current stock price was set at the deemed value of $10.00 per share of Valo common stock.

Expected volatility: the volatility rate was estimated based on a review of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected ten-year term of the Earnout Period.

Expected term: The expected term is the ten-year term of the Earnout Period.

Expected dividend yield: The expected dividend yield is zero as Valo has never declared or paid cash dividends and has no current plans to do so during the expected term.

The actual fair value of the Earnout Shares at consummation of the business combination are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

INFORMATION ABOUT KVSA

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to KVSA prior to the consummation of the Business Combination.

General

KVSA is a blank check company incorporated on January 15, 2021 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although KVSA is not limited to a particular industry or sector for purposes of consummating a business combination, KVSA focuses on businesses in the technology industries primarily located in the United States. KVSA has neither engaged in any operations nor generated any revenue to date. Based on KVSA’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On March 8, 2021, KVSA consummated its initial public offering of its public shares, which included the full exercise by the underwriters of the over-allotment option. Simultaneously with the closing of the initial public offering, KVSA completed the private sale of 990,000 private placement shares to the Sponsor at a purchase price of $10.00 per private placement share, generating gross proceeds to KVSA of $9.9 million. The private placement shares are identical to the shares sold in KVSA’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees, they may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of KVSA’s initial business combination.

Following the closing of KVSA’s initial public offering, a total of $345,000,000, comprised of proceeds from the initial public offering and the sale of the private placement shares, were placed in the Trust Account. The proceeds held in the Trust Account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of June 30, 2021, funds in the trust account totaled $345,005,244. These funds will remain in the Trust Account, except for the withdrawal of interest to fund KVSA’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, if any, until the earlier of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Existing Organizational Documents to modify the substance or timing of KVSA’s obligation to redeem 100% of the public shares if it does not complete a business combination by the Liquidation Date and (3) the redemption of all of the public shares if KVSA is unable to complete a business combination by the Liquidation Date, subject to applicable law.

Effecting KVSA’s Initial Business Combination

Fair Market Value of Target Business

The rules of the NASDAQ and the Existing Charter require that KVSA’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). The KVSA Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

KVSA is seeking stockholder approval of the Business Combination at the special meeting, at which stockholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). KVSA will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals have been approved. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and officer of KVSA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of KVSA common stock held by them. The shares of KVSA common stock held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and KVSA’s independent directors collectively own shares of KVSA common stock representing 14.8% of the outstanding voting power.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Valo or our or their respective directors, officers, advisors or affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of KVSA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Valo or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the shares of KVSA common stock, represented in person or by proxy and entitled to vote at the special meeting, vote in favor of the BCA Proposal, the Charter Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the Minimum Cash Condition, (3) otherwise limiting the number of public shares electing to redeem and (4) KVSA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If KVSA has not completed the Business Combination with New Valo by the Liquidation Date and has not completed another business combination by such date, KVSA will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 34,500,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of KVSA’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Sponsor has entered into a letter agreement with KVSA, dated as of March 3, 2021 pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with (i) the completion of our initial business combination and (ii) a stockholder vote to approve an amendment to our second amended and restated certificate of incorporation that would affect the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not completed an initial business combination within the period to consummate the initial business combination. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if KVSA fails to complete its business combination within the allotted time period.

KVSA expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing KVSA’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, KVSA may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of KVSA’s creditors which would have higher priority than the claims of KVSA’s public stockholders. KVSA cannot assure you that the actual per-share redemption amount received by public stockholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and KVSA — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While KVSA intend to pay such amounts, if any, KVSA cannot assure you that KVSA will have funds sufficient to pay or provide for all creditors’ claims.

Although KVSA will seek to have all vendors, service providers (other than KVSA’s independent auditors), prospective target businesses and other entities with which KVSA does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of KVSA’s public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against KVSA’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, KVSA’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where KVSA may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where KVSA is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of KVSA’s public shares, if KVSA has not completed KVSA’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with KVSA’s initial business combination, KVSA will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than KVSA’s independent auditors) for services rendered or products sold to us, or a prospective target business with which KVSA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund KVSA’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under KVSA’s indemnity of the underwriters of KVSA’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. KVSA has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and KVSA believes that the Sponsor’s only assets are securities of KVSA and, therefore, the Sponsor may not be able to satisfy those obligations. None of KVSA’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund KVSA’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, KVSA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While KVSA currently expects that KVSA’s independent directors would take legal action on KVSA’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that KVSA’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, KVSA cannot assure you that due to claims of creditors the actual value of the per- share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and KVSA — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.

KVSA will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than KVSA’s independent auditors), prospective target businesses and other entities with which KVSA does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under KVSA’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If KVSA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in KVSA’s insolvency estate and subject to the claims of third parties with priority over the claims of KVSA’s stockholders. To the extent any insolvency claims deplete the trust account, KVSA cannot assure you KVSA will be able to return $10.00 per share to KVSA’s public stockholders. Additionally, if KVSA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by KVSA’s stockholders. Furthermore, the KVSA Board may be viewed as having breached its fiduciary duty to KVSA’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. KVSA cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and KVSA — If, after we distribute the proceeds in the trust account to our public stockholders, KVSA files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

KVSA’s public stockholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) KVSA’s completion of an initial business combination, and then only in connection with those shares of KVSA Class A common stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Existing Organizational Documents (A) to modify the substance or timing of KVSA’s obligation to allow redemption in connection with KVSA’s initial business combination or to redeem 100% of the public shares if KVSA does not complete KVSA’s initial business combination by the Liquidation Date or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if KVSA has not completed an initial business combination by the Liquidation Date, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Facilities

KVSA currently maintains its executive offices at 2128 Sand Hill Rd, Menlo Park, CA 94025, and our telephone number is (650) 376-8500. KVSA considers its current office space adequate for KVSA’s current operations.

Upon consummation of the Business Combination, the principal executive offices of New Valo will be located at 399 Boylston St., Boston, MA 02116.

Employees

KVSA currently has three executive officers. Members of KVSA’s management team are not obligated to devote any specific number of hours to KVSA’s matters but they intend to devote as much of their time as they deem necessary to KVSA’s affairs until KVSA has completed KVSA’s initial business combination. The amount of time that any members of KVSA’s management team will devote in any time period will vary based on whether a target business has been selected for KVSA’s business combination and the current stage of the Business Combination process.

Competition

If KVSA succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Valo’s competitors. KVSA cannot assure you that, subsequent to the Business Combination, New Valo will have the resources or ability to compete effectively. Information regarding New Valo’ competition is set forth in the sections entitled “Information about Valo — Competition.”

Directors and Executive Officers

KVSA’s current directors and officers are as follows:

Name	Age	Position
Founder
Vinod Khosla	66	Founder
Officers
Samir Kaul	47	Chief Executive Officer, Director
Peter Buckland	51	Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary
Directors
Jagdeep Singh	54	Director
Rajiv J. Shah	48	Director
Derek Anthony West	55	Director
Molly Coye	74	Director
Mario Schlosser	42	Director
Dmitri Shklovsky	45	Director

Vinod Khosla. Mr. Khosla is an entrepreneur, investor and technologist. In 2004, he founded Khosla Ventures, a venture capital firm. Mr. Khosla holds a Bachelor of Technology in Electrical Engineering from IIT Delhi, a Masters in Biomedical Engineering from Carnegie Mellon University and an MBA from Stanford Graduate School of Business. Mr. Khosla has authored numerous articles in the past about technology and the future of technology, including “Reinventing Societal Infrastructure with Technology (2018)”, “20% Doctor Included (2016)”, and “Critical Climate Technology Breakthroughs (2020)”. Additionally, Mr. Khosla was the Founder of KV Acquisition II, KV Acquisition III and KV Acquisition IV.

Samir Kaul. Mr. Kaul has served as a member of our Board since January 2021. Mr. Kaul has been a General Partner at Khosla Ventures, a venture capital firm, since February 2006 and currently serves on the boards of directors of several private and public companies, including Guardant Health and Jack Creek Investment Corp. Additionally, Mr. Kaul has served as President, Chief Executive Officer and Director of KV Acquisition II, KV Acquisition III and KV Acquisition IV since their inceptions in January 2021. Mr. Kaul holds a B.S. degree in Biology from the University of Michigan, an M.S. degree in Biochemistry from the University of Maryland and an M.B.A. degree from Harvard Business School. We believe that Mr. Kaul is qualified to serve as a member of our Board due to his wide-ranging experience in technology companies and insight in the management of startup companies and the building of companies from early stage to commercial scale.

Peter Buckland. Mr. Buckland has served as our Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary since January 2021. Mr. Buckland has been a Partner, Managing Director and COO at Khosla Ventures since October 2019. Prior to joining Khosla Ventures, Mr. Buckland was a Partner at WilmerHale LLP, where he was Vice Chair of its Corporate Group and led the firm’s emerging growth technology practice. Additionally, Mr. Buckland has served as the Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of KV Acquisition II, KV Acquisition III and KV Acquisition IV since their inceptions in January 2021. Mr. Buckland received his bachelor’s degrees from the University of California Santa Barbara and his JD from the University of San Francisco School of Law.

Jagdeep Singh. Mr. Singh founded QuantumScape (NYSE: QS) and has served as their Chief Executive Officer and the Chairman of the Board since its incorporation in May 2010. Prior to joining QuantumScape, he was the founder and Chief Executive Officer at Infinera Corporation (NASDAQ: INFN), a telecommunications company, from 2001 to 2009. Mr. Singh is a director nominee for KV Acquisition IV. Mr. Singh holds a B.S. in Computer Science from the University of Maryland College Park, an M.B.A. from the University of California, Berkeley, Haas School of Business, and a M.S. in Computer Science from Stanford University.

Rajiv J. Shah. Dr. Shah has served as President of the Rockefeller Foundation, a private foundation with a mission to promote the well-being of humanity around the world, since 2017. Prior to joining the Rockefeller

Foundation, Dr. Shah was appointed USAID Administrator by President Barack H. Obama in 2009. Prior to his appointment at USAID, Dr. Shah served as Chief Scientist and Undersecretary for Research, Education and Economics at the United States Department of Agriculture where he created the National Institute for Food and Agriculture. Dr. Shah founded Latitude Capital in 2015, a private equity firm focused on power and infrastructure projects in Africa and Asia, and he served as a Distinguished Fellow in Residence at Georgetown University. Previously, he served at the Bill & Melinda Gates Foundation. Mr. Shah is a director nominee for KV Acquisition IV. Dr. Shah holds a B.S. in Economics from the University of Michigan, a Medical Doctorate from the University of Pennsylvania School of Medicine, and a M.A. in Health Economics from the Wharton School of Business.

Derek Anthony West. Mr. West has served as Uber’s (NYSE: UBER) Chief Legal Officer and Corporate Secretary since November 2017. Prior to joining Uber, Mr. West served as Executive Vice President, Government Affairs, General Counsel and Corporate Secretary from November 2014 to November 2017 at PepsiCo Inc. (NASDAQ: PEP), a food and beverage company. Prior to joining PepsiCo, Mr. West served as Associate Attorney General of the United States from March 2012 to September 2014, after previously serving as the Assistant Attorney General for the Civil Division in the U.S. Department of Justice from April 2009 to March 2012. From November 2001 to April 2009, Mr. West was a partner at Morrison & Foerster LLP. He also served as Special Assistant Attorney General at the California Department of Justice from 1999 to 2001 and, prior to that, as an Assistant United States Attorney in the Northern District of California.

Molly Coye. Ms. Coye is the Executive in Residence at AVIA Health, the nation’s leading digital transformation partner for healthcare organizations, since 2016. Prior to joining AVIA Health, Ms. Coye served as a Senior Advisor at the Network for Excellence in Health Innovation (NEHI) from 2015 until 2017. Ms. Coye also served as an Advisor at the Massachusetts Health Policy Commission from 2016 to 2017. Ms. Coye holds a Doctor of Medicine from The Johns Hopkins University School of Medicine and a Master of Public Health from The Johns Hopkins Bloomberg School of Public Health.

Mario Schlosser. Mr. Schlosser founded Oscar Insurance, a technology-driven health insurance company, and has served as their Chief Executive Officer since their incorporation in 2012. Prior to founding Oscar, Mr. Schlosser co-founded Votsu in 2006, a video game development company, where he led their analytics and game design practices. Prior to co-founding Votsu, Mr. Schlosser worked as a Senior Investment Associate at Bridgewater Associates and as a consultant for McKinsey & Company. In 2002, he was a visiting scholar at Stanford University. Mr. Schlosser holds a Masters in Electrical Engineering from the University of Hannover and an MBA from Harvard Business School.

Dmitri Shklovsky. Mr. Shklovsky is the founder and managing partner of Bullingham Capital, a New York based private investment firm. Prior to 2019, Mr. Shkolvsky was a co-founder and managing partner of Atreaus Capital, a multi-billion dollar global macro and commodities hedge fund with offices in New York and London. Before co-founding Atreaus Capital in 2011, he served as a proprietary trader at both J.P. Morgan and Barclays. Mr. Shklovsky was also with Tudor Investment Corporation, a leading multi-strategy hedge fund, and he began his career in 1998 at Long Term Capital Management, a Greenwich CT based hedge fund. Mr. Shklovsky is a trustee and a board member of the U.S. Olympic and Paralympic Foundation and serves on the Cornell University Engineering College Council. He received his B.S. in Computer Science and M.Eng. in Operations Research and Financial Engineering from Cornell University.

KVSA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of KVSA’s financial condition and results of operations should be read in conjunction with KVSA’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus and our report on Form 10-Q, filed on September 13, 2021. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. KVSA’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to the “we,” “us,” “our,” the “Company” or “KVSA” refer to KVSA prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated on January 15, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on June 9, 2021. We intend to effectuate our initial business combination using cash from the proceeds of the initial public offering and the private placement of the private placement shares, our shares, debt or a combination of cash, equity and debt.

The issuance of additional shares of our stock in connection with a business combination to the owners of the target or other investors:

•

may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in KVSA Class B common stock resulted in the issuance of KVSA Class A common stock on a greater than one-to-one basis upon conversion of KVSA Class B common stock;

•	may subordinate the rights of holders of KVSA Class A common stock if shares of preferred stock are issued with rights senior to those afforded KVSA Class A common stock;

•

could cause a change in control if a substantial number of shares of KVSA Class A common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for KVSA Class A common stock.

Similarly, if we issue debt securities, or otherwise incur significant debt, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on shares of KVSA common stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on shares of KVSA common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions and fund other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements and execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying financial statements, as of June 30, 2021, we had $787,378 in cash. Further, we expect to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

Results of Operations

Our entire activity from inception through June 30, 2021 related to our formation, the preparation for the initial public offering, and since the closing of the initial public offering, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of a business combination, at the earliest. We will generate non-operating income in the form of interest and investment income on cash and cash equivalents and investments. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from January 15, 2021 (inception) through June 30, 2021, we had a net loss of $4,651,699, which consisted of $2,239,443 in general and administrative expenses, $30,000 in formation costs and $100,000 of franchise tax expense, offset by $5,244 in interest income on funds held in the Trust Account, $12,137,500 in financing expenses on Class K Founder Shares liability, and $9,850,000 in change in fair value of Class K Founder Shares liability.

Liquidity and Going Concern

On March 8, 2021, we consummated the initial public offering of 34,500,000 public shares, inclusive of the underwriters’ election to fully exercise their option to purchase an additional 4,500,000 public shares, at a price of $10.00 per public shares, generating gross proceeds of $345,000,000. Substantially concurrently with the closing of the initial public offering, we consummated the private placement of 990,000 private placement shares at a price of $10.00 per private placement share to the Sponsor, generating gross proceeds of $9.9 million.

Following the initial public offering, the exercise of the over-allotment option in full and the sale of the private placement shares, a total of $345,000,000 was placed in the Trust Account. We incurred offering costs of approximately $19.7 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

As of June 30, 2021, we had $787,378 in our operating bank accounts and working capital of $(552,204) to fund our working capital requirements, subject to an annual limit of $500,000, and/or to pay our taxes, if any.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the KVSA’s founding team or any of their affiliates may, but are not obligated to, loan KVSA funds as may be required (“Working Capital Loans”). If KVSA completes a business combination, KVSA would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, KVSA may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2021, there were no amounts outstanding under any Working Capital Loan.

We may need to raise additional capital through loans or additional investments from the Sponsor, our officers, our directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us additional funds, from time to time or at any time, (other than pursuant to the promissory note), to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off- balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any nonfinancial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The underwriters of our initial public offering are entitled to a deferred fee of $0.35 per public share, or $12,075,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a business combination, subject to the terms of the underwriting agreement.

On March 3, 2021, we entered into a forward purchase agreement pursuant to which the Khosla Entities have agreed to purchase an aggregate of up to 2,500,000 forward-purchase shares for $10.00 per share, or an aggregate maximum amount of $25,000,000, in a private placement that will close simultaneously with the closing of our initial business combination if necessary to satisfy the Minimum Cash Condition. The Khosla Entities will purchase a number of forward-purchase shares that will result in gross proceeds to us necessary to enable us to consummate our initial business combination and pay related fees and expenses, after first applying amounts available to us from the Trust Account (after paying the deferred underwriting discount and giving effect to any redemptions of public shares) and any other financing source obtained by us for such purpose at or prior to the consummation of our initial business combination, plus any additional amounts mutually agreed by us and the Khosla Entities to be retained by the post-business combination company for working capital or other purposes. The Khosla Entities’ obligation to purchase forward-purchase shares will, among other things, be conditioned on the business combination (including the target assets or business, and the terms of the business combination) being reasonably acceptable to the Khosla Entities and on a requirement that such initial business combination is approved by a unanimous vote of our board of directors. In determining whether a target is reasonably acceptable to the Khosla Entities, we expect that the Khosla Entities would consider many of the same criteria as we will consider but will also consider whether the investment is an appropriate investment for the Khosla Entities.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Per Share of Common Stock

Class K common stock was accounted for as a liability in accordance with ASC Topic 815 and presented as a derivative liability on the balance sheet. The derivative liability was measured at fair value at inception and on a recurring basis, which changes in fair value presented within change in fair value of derivative liability in the statements of operations. In order to capture the market conditions associated with the Class K common stock liability, the Company applied an approach that incorporated a Monte Carlo simulation, which involved random iterations of future stock-price paths over the contractual life of the Class K common stock. Based on assumptions regarding potential changes in control of the Company, and the probability distribution of outcomes, the payoff to the holder was determined based on the achievement of the various market thresholds within each simulated path. The present value of the payoff in each simulated trial is calculated, and the fair value of the liability is determined by taking the average of all present values. The inputs used as of June 30, 2021 was as follows: risk free rate: 1.47%; term to business combination: 0.4 years; expected volatility: 15.5% and stock price: $9.89.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Quantitative and Qualitative Disclosures about Market Risk

As of June 30, 2021, we were not subject to any market or interest rate risk. Following the consummation of our initial public offering, the net proceeds of the initial public offering and the sale of the private placement shares held in the Trust Account are invested in U.S. government treasury obligations with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, KVSA believes there is no associated material exposure to interest rate risk. However, if the interest rates of U.S. Treasury obligations become negative, KVSA may have less interest income available to it for payment of taxes, and a decline in the value of the assets held in the trust account could reduce the principal below the amount initially deposited in the trust account.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2021. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that during the period covered by this report, our disclosure controls and procedures were not effective due to material weaknesses in internal controls over financial reporting related to the inaccurate accounting. Management identified errors in its historical financial statements related to the accounting for the Class A common stock and the Class K Founder Shares. Because the Class A common stock issued in the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside of the Company’s control, the Company should have classified all of these redeemable shares in temporary equity and remeasured these redeemable shares to their redemption value (i.e., $10.00 per share) as of the end of the first reporting period after the date of the Company’s Initial Public Offering. Management also concluded that it incorrectly accounted for the Class K Founder Shares as permanent equity versus a derivative liability.

To address these material weaknesses, management has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting and to provide processes and controls over the internal communications within the Company, financial advisors and independent registered public accounting firm. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. We plan to include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. Other than this issue, our disclosure controls and procedures were effective at a reasonable assurance level and, accordingly, provided reasonable assurance that the information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

Changes in Internal Control Over Financial Reporting

During the quarter ended June 30, 2021, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting, as the circumstances that led to the material weakness described above had not yet been identified. We are in the process of implementing changes to our internal control over financial reporting to remediate such material weaknesses, as more fully described above. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

INFORMATION ABOUT VALO

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Valo Health, LLC and its subsidiaries prior to the consummation of the Pre-Closing Restructuring and Business Combination.

Overview

We are a technology company built to transform drug discovery and development using human-centric data and artificial intelligence (AI). We believe that for the first time, the scope, scale and quality of human data coupled with analytical capabilities and computational power are enabling the potential for a foundational shift in the biopharmaceutical landscape. This is our vision: to seize upon the opportunity afforded by human-centric data and compute to build a digital model for biopharmaceutical drug discovery and development—one with the potential to overcome the intrinsic historical limitations of the existing approach. Our strategic goal is to apply compute with the intent to make better medicines that are designed to better treat patients and doing so with a greater chance of success than traditional approaches.

Valo was founded on the belief that the $1.25 trillion biopharmaceutical industry is at a major inflection point: Increasing pricing pressures, falling research and development (R&D) productivity, and divergent stakeholders have put increasing pressure on the legacy system for drug discovery and development. These industry dynamics have created a unique opportunity for a technology-driven transformation of how life-changing therapeutics are created and developed to address unmet medical needs, potentially at lower costs and with greater chance of success.

Flagship Pioneering founded Valo in 2018, as FL61, Inc. and launched it in 2019. Valo is based on the research of a Flagship Labs innovation team led by Dr. David Berry, which examined how large-scale clinical and molecular data could be used to make predictive analyses that transform drug development. Valo aims to create the first fully-integrated, end-to-end human-centric drug discovery and development platform designed with the goal of potentially shortening the time and lowering the cost of drug discovery and development while increasing the overall probability of technical and regulatory success (PTRS). In so doing, we aim to enhance the net present value (NPV) of a given drug asset and portfolio of assets. We set out with the ambition to use data and computation to build a new drug discovery and development model that would:

•	Substantially improve the current 5% biopharmaceutical success rate;

•	Make better medicines with enhanced features against known drug targets;

•	Make medicines against targets currently understood as “undruggable”;

•	Create a fully-integrated process to align decision-making;

•	Use analytics to identify and mitigate risks earlier;

•	Enable better targeted portfolio design;

•	Reduce dependency on surrogate systems (e.g., cells, mice etc.), with a focus on human data in the discovery and development process; and

•	Convert serial processes to parallel approaches.

Our model is powered by our proprietary Valo Opal Computational PlatformTM, which we refer to as Opal, that is designed to be an end-to-end drug discovery and development platform with an integrated and unified architecture, built upon differentiated human-centric data and AI-anchored computation. We use multidimensional data sets, which include electronic, medical, genomic, proteomic data, among others, which are collectively referred to herein as “-omics.”

At Valo, we describe this step function change as our drug development model, which we are currently deploying to advance an internal supply chain, which includes three product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier Therapeutics, Inc. (Courier)) and 14 other discovery-stage programs, with additional preclinical programs in early/exploratory discovery. We have a deep bench of assets poised behind these product candidates and discovery-stage programs, which, collectively, we consider to be a “supply chain” because we believe Opal will enable us to continuously advance early discovery programs and then progress them through the drug development process. Additionally, we aspire to launch collaborations and partnerships to use Opal to develop drug programs with external parties, or what we refer to as our “external,” supply chain of programs. To date, none of the programs being developed through the Opal platform have completed molecule discovery and we have not yet conducted any clinical trials.

Realizing this vision requires high quality human-centric data on a large scale. To this end, we have unique and/or exclusive relationships with national, fully-integrated payer-providers that give us access to, in the aggregate, over 125 million patient-years of high quality de-identified patient data. The scale of our data lake — coupled with our data acquisition strategy and internally-generated large proprietary data sets — raises the barrier to entry into this space, providing a protective “moat” to our growing Opal capabilities, and thus extending what we believe is a core competitive advantage. As of the date of this proxy statement/prospectus, our data foundation includes:

•	High density longitudinal data from over 7 million patients;

•	Over 22 trillion multi-omic data points;

•	Over 5 billion total drug-like compounds; and

•	Over 2 billion computation model predictions.

With a combination of high-quality, large-scale, human-centric data and computational capacity, we are designing Opal to provide a fully-integrated drug discovery and development capability spanning early R&D efforts through to drug approval into a single unified process, including:

Biological Discovery employs our chemical, biological, -omic and longitudinal data to uncover previously unknown biology, which is not limited to targets but also how to intervene pharmacologically to have a desired therapeutic effect. Opal is being designed to identify human targets and treat human disease with enhanced clinical development profiles based on genotype-, phenotype-, and causality linkages, because we think the best way to understand humans and their diseases is to use human data.

Therapeutic Design, which is initially focused on small molecules. This is a closed-loop, active learning, self-reinforcing in silico-experimental platform created to rapidly design, develop, and advance preclinical candidates. Our process is designed to make computational predictions in parallel with real-world molecule design and synthesis to generate better optimized compounds with each subsequent cycle. We couple this with an active learning layer and a real-world lab capability with more than 40,000 square feet, which houses DNA-encoded libraries (DEL) of more than 5 billion drug-like compounds, four automated high-throughput screening platforms, automated chemical synthesis capabilities, and a high-throughput screening (HTS) library of more than 500,000 compounds. This allows our laboratory scientists at Valo to begin anywhere in the process without the typical limitations of disintegrated AI molecule design, and make our own proprietary molecules using a feed of internally generated information designed to optimize predictions. As of the date of this proxy statement/prospectus, we have deployed more than 30,000 predictive models which have made over 2 billion predictions, evaluated against a multitude of optimization criteria, allowing us to hone leads and identify what we believe may be promising drug candidates. So far, we have obtained key support for our preclinical capabilities, including:

•	Independently re-discovering clinically validated targets;

•	Repeatedly and reproducibly identifying causal biomarkers in two months;

•	Completing new target identification in days-to-weeks versus the current industry standard of six to 12 months;

•	Achieving new molecule identification, validation and transition to hit-to-leads in weeks-to-months, versus six to 12 months;

•	Optimizing leads in months versus the current two-year average standard; and

•

Third-party blinded tests of our toxicity prediction capabilities, for example, were performed on 154 compounds blinded to us, and showed a greater than 90% accuracy for off-target binding, giving increased confidence preclinically for one of the major causes of clinical-stage failures.

Clinical Development, which is focused on understanding who, how, and when to treat. We aspire to develop products more efficiently than current industry standards while maintaining high safety standards, using biomarkers and surrogate endpoints while also focusing on efficacy in order to have real impact on disease. We are developing tools designed to inform patient selection, trial design, and disease indication, which we believe will have the potential to more accurately predict safety and efficacy. We aim to computationally define clinical hypotheses a priori and continuously refine them throughout development. At the same time, we recognize that the discovery and development process is highly uncertain and there can be no guarantee that we will be able to develop product candidates that have an increased chance of approval.

Initially focused on three lead product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier), we are utilizing Opal to help us identify our preferred therapeutic indications for clinical development and are incorporating measures of disease prognosis and outcome into our planned clinical studies with biomarkers.

The integrated framework and foundation of curated high quality human data powers what we call Opal’s self-reinforcing, active learning flywheel of data g compute g drug. Opal’s flywheel takes Valo’s data foundation and iteratively increases the capabilities of Opal as additional human-centric data is ingested and curated. This makes our human-centric data a critical enabler and one that translates into a growing competitive advantage that is reinforced on an ongoing basis. Every experiment we run generates data that feeds back into our flywheel, designed to make our system, models, predictions and simulations more accurate and more scalable. The more data is integrated, the better we believe our system becomes.

The self-reinforcing nature of Opal’s flywheel is designed to enable increasing utility. Target ID = Target Identification; RWE = Real-World Evidence; Lead Opt = Lead Optimization; Reg = Regulatory; Comm = Commercial; AI = Artificial Intelligence.

We are harnessing and building Opal’s capabilities to identify and advance our internal supply chain of programs, with the goal of developing product candidates more efficiently than current industry standards, including our three lead product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier) and 14 other discovery-stage programs. We focus on programs that we believe each have the potential for over $1 billion in peak annual sales across cardiovascular-metabolic-renal, oncology, and neurodegenerative disease areas. Our most advanced assets, OPL-0301 and OPL-0401, are expected to enter Phase 2 clinical trials in 2021 and 2022, respectively. We have in-licensed these assets and submitted our own IND for OPL-0301 in the third quarter of 2021 and plan to submit our own IND for OPL-0401 in the first half of 2022 ahead of the upcoming Phase 2 clinical trials. In addition, we aspire to create a repeatable flow of two to three preclinical drug candidates annually, starting in 2022, based on our supply chain of programs, each with the Opal advantage tied to them. We have built our pipeline and other discovery-stage programs with a portfolio theory that addresses correlations across assets with differentiated therapeutic areas, modalities, and biological risk profiles, which we believe has potential to mathematically increase pipeline value. Disease doesn’t wait and neither can we.

Transforming a Legacy System

The biopharmaceutical industry generates $1.25 trillion in revenues annually worldwide, but industry trends are putting pressure on incumbents and new entrants. Decreasing R&D productivity has increased the costs of bringing new drugs to market, while increasing pricing pressures are squeezing bottom lines across the value chain.

At the heart of all of this, we believe, is the biopharmaceutical industry’s dependency on a legacy R&D approach. This legacy model is point-to-point and focused on specific stages, each with their own data, architecture, metrics, and decision making. It is localized, intrinsically disintegrated, surrogate-dependent (i.e. using mice, cells and similar to develop drugs for humans), and serial. Historically, this system has been costly, slow, and with a less than a 5% success rate from program initiation to an approved therapeutic.

Valo is targeting this market opportunity. In the legacy model, the average time from discovery through approval for a drug is 13.5 years with an average cost per launch of $873 million and an overall PTRS of 4%. Our goal is to use the Opal platform to potentially develop product candidates more efficiently than current industry standards. We are pursuing our goal across the various stages of drug discovery and development, with the aim of reducing time and cost and increasing PTRS across the historical phases through the implementation of Opal. If Valo is able to achieve this goal, it could significantly improve the drug development process and potentially lead to drugs reaching the market more quickly than traditional drug development has historically taken and at lower cost. Our product candidates developed using Opal will be subject to the same regulatory standards as other similar drugs, including a demonstration that the drug is safe for its intended use and the provision of substantial evidence of effectiveness.

We intend to utilize our Opal platform on all stages of drug discovery and development, as early as target identification and compound conception. However, we believe there is vast opportunity for improvement in the process, and thus the market opportunity, that occurs after compositions are identified and their corresponding patents are filed. In fact, because the patent exclusivity clock starts when patents are filed, improvements in the early stage of molecular development, prior to the initial patent filings, are less consequential to the market opportunity than later stage innovation (and related patent filings). Furthermore, we believe clinical development couples the highest cost components with significant attrition rates. Therefore, having an impact end-to-end, including after the identification of drug composition, allows us, we believe, to impact the most important drivers of program viability.

In the current legacy approach, drug discovery typically starts with a biological hypothesis that ultimately leads to a new drug target, such as a protein or enzyme, with which a drug interacts to effect a change in the disease biology. Having identified such a target, the search for a drug begins. In small molecule development, this typically involves randomly screening larger numbers of molecules against the target to identify potential hits, and subsequently optimizing the chemistry of those molecules to enrich for favorable properties such as absorption, distribution, metabolism, excretion, and toxicity (ADMET), ultimately resulting in a drug candidate. Currently, the vast majority of targets come from cell and animal surrogate models, and optimization also relies on such surrogates, with different surrogates used at different stages, often, in our opinion, selected for ease of screening rather than predictive qualities. Subsequently, the compound is tested in preclinical animal models to demonstrate initial safety and efficacy, culminating, if successful, in a package of data for submission to health authorities to enter into human clinical trials. Then begins clinical development, in which the compound is tested in human subjects for the first time after what could be years of optimizing to cells, mice, rats, pigs, ferrets, monkeys and other animals. Phase 1 clinical trials focus primarily on safety, often testing the compound in healthy humans, a necessary step since up to 30% of failures in Phase 1 are attributed to safety issues. Phase 2 focuses on evaluating efficacy and is typically the first time the drug is tested in the target patients with the disease against which the drug is being developed. Finally, Phase 3 focuses on testing the drug in a larger patient population to demonstrate the statistical rigor of the efficacy endpoint. If these trials are successful, and the respective health authorities have a positive view of the data as supportive of a marketing application, the drug is submitted to the regulatory authorities for approval to launch. On average, this process takes 13.5 years from target identification to marketed drug. This approach is the product of progressive evolution rather than the answer to the foundational question of what model would be the best based on the most up-to-date capabilities.

Valo started by asking the question of how we can use human data and computation to build a new model — one anchored in increasing probability of success, while reducing risk, cost, and time. We believe that Valo is uniquely positioned to take advantage of the opportunity to bring forth such a transformation. Simply applying AI to the current system is not enough, as that retains the challenges of the legacy approach: localization, serial development, disintegration, and surrogacy. But diseases are complex, and we need to embrace that complexity to address important diseases. We believe this is achievable by leveraging human-centric data, artificial intelligence, and integration.

Our drug development model is unified, integrated, human-centric, and parallelized. We believe this can allow for data and insights to be shared across the drug discovery and development process, enabling alignment and progressive learning as well as mitigating late-stage risk. Moreover, our focus on human-centric data means that Opal-generated insights are designed to be derived from actual human biology as opposed to surrogate models. We envision a full system transformation, and are learning from legacy challenges to build a new model. For example, we have applied our data fusion approach in the context of target discovery to identify novel targets through the integration of longitudinal, chemistry, and biological data. To support clinical development, we can utilize operational, chemistry, and biological data to analyze the probability of success of a given clinical trial. Our product candidates developed using Opal will be subject to the same regulatory standards as other similar drugs, including a demonstration that the drug is safe for its intended use and the provision of substantial evidence of effectiveness.

Valo is a technology company built to transform drug discovery and development using human-centric data and computation. Opal is designed to enable a new model of drug discovery and development rather than applying AI to the constrained legacy approach. [1] Paul, Steven M., et al. “How to improve R&D productivity: the pharmaceutical industry’s grand challenge.” Nat Rev Drug Discov 9, 203–214 (Mar 2010). [2] Hughes, James P., et al. “Principles of Early Drug Discovery.” British Journal of Pharmacology 162.6, 1239-1249 (Mar 2011). [3] Konersmann, Todd., et al. “Innovating R&D with the Cloud: Business Transformation Could Require Cloud-Enabled Ecosystems, and Services.” Deloitte Insights, Deloitte Center for Health Solutions, (Dec 2020). [4] See, for example, Seoka, Junhee, et al. “Genomic Responses in Mouse Models Poorly Mimic Human Inflammatory Diseases.” PNAS, 110 (9) 3507-3512. (Feb 26, 2013). [5] The Opal platform is being designed and built with the goal developing product candidates more efficiently than current industry standards, which we refer to as the Valo Drug Development Model.

Our Value-Creation Strategy

We believe the industry needs a new model for drug discovery and development. We are developing our Opal Computational Platform (Opal) to be that new model.

Our initial strategic focus is building what we believe to be the first digitally-native fully-integrated biopharmaceutical company, using Opal to support the development of our progressively-scalable internal supply chain of programs. Our pipeline and discovery-stage programs have been designed with the goal of reducing portfolio exposure and increasing value. We plan to initiate a Phase 2 clinical trial this year for OPL-0301, and have multiple clinical trial starts planned in 2022, with a goal of having a steady flow of three or more new clinical trial starts each year thereafter. To date, we have only filed an original IND for OPL-0301 and have not filed an original IND for our other product candidates.

Powered by Opal, Valo aspires to transform the biopharmaceutical industry. We are:

•

Optimizing the portfolio across our three lead product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier) and 14 active discovery-stage programs with high impact potential;

•

Expecting several near-term clinical development milestones in a variety of therapeutic areas, including a target IND submission in the first half of 2022 for OPL-0401 and a target IND submission in the second half of 2022 for OPL-0101, depending on FDA interactions in the coming quarters; and

•	Aiming to create a repeatable flow of two to three preclinical drug candidates annually, starting in 2022.

We are also planning to launch and scale an external supply chain of programs, thereby increasing the velocity of Opal’s flywheel. We believe there is an opportunity for Opal to become the standard technology platform for drug development via a combination of asset purchases, license agreements, partnerships, collaborations and software solutions, among others. With three product candidates in our current pipeline (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier), 14 other discovery-stage programs and 202 targets actioned as of the date of this proxy statement/prospectus, we believe we are building a valuable and scalable supply chain of progressing assets. Through our data → compute → drug flywheel, we are increasing the influx of data into our human-centric data lake, and iteratively enhancing the capabilities of our Opal platform.

Our current pipeline is shown below. We use the prefix “OPL-” to refer to product candidates and “OPAL-” to refer to programs.

Our most advanced assets are poised to enter Phase 2 clinical trials this year and in 2022, followed by additional Opal-enabled programs. [1] Previously known as SAR247799. Valo in-licensed OPL-0301 from Sanofi in February 2021. [2] Previously known as SAR407899. Valo in-licensed OPL-0401 from Sanofi in May 2021. [3] Valo acquired OPL-0101 in May 2021 in connection with its acquisition of Courier Therapeutics, Inc.

In addition to our pipeline above, we also are deploying our Opal platform to advance multiple preclinical discovery-stage cardiovascular metabolic renal, oncology, and neurodegenerative programs. As with our lead product candidates, these programs leverage Opal.

In the future, we intend to focus on the external development of our drug development capabilities by building collaborations with academia, pharma and biotech companies, and industry R&D participants, to extend the capabilities of Opal, and generate revenue/value creation opportunities. We intend to launch such external efforts in 2022.

We believe the continued expansion of our programs, both internal and external, will continue to develop Opal’s flywheel, leveraging our distinctive high-quality human-centric data foundation and unique integrated platform, thus creating a progressive and growing advantage while enhancing R&D internally and across the industry.

Our long-term aspiration is to be the catalyst for helping transform how therapeutics are discovered, designed, validated, and delivered to patients.

Human-Centric Data

Realizing the vision of Valo, we believe, requires high-quality human-centric data and coupling longitudinal data with multi-omic data. Our design of Opal has been based on this data foundation, which we believe gives us a core competitive advantage. Critically, we are not focused on simply data scale, but rather on the quality of data at sufficient scale. Accordingly, we have established a global analytical process of patient data sets, spanning longitudinal data and -omics, and have identified what we believe to be among the highest quality datasets in existence to support our data framework. Overall, the highly scalable high-quality data foundation creates what we believe to be a distinctive capability. We believe Opal’s computational power will enable the deep insights that has been hoped for since the genome revolution.

We believe the data lake we have built at Valo is sufficient to execute on our vision. For longitudinal data, we have unique and/or exclusive relationships with fully-integrated national payor-providers in the context of socialized medicine. This patient data provides us a comprehensive view of each patient progressing from health to various disease states. The data is dense and rich, and includes electronic medical records, lab data, drug data, pharmacy data, images, tracings, and unstructured doctors notes, among other types. Our data also has a near-zero missingness rate on patients, meaning that we believe that nearly all primary care data points for included patients from the last 15 years are captured by our data partner and included in the data available to us. The density and longitude of this data are such that we can use proprietary Opal capabilities not just to create representations of the patient that model the entirety of their life span, but also to analyze the underlying biology driving the disease.

Valo’s access to cumulative longitudinal patient data has grown quickly.

In addition, we have access to a large number of biobank samples associated with the longitudinal data, which gives us the ability to compare -omic (including multi-omic) and longitudinal data in the same cohort. Not only is this combination of -omic and longitudinal data useful on its own, but we also have the ability to fuse additional data to augment results and facilitate conclusions that we believe should lead to better therapeutics, faster.

To complement our longitudinal patient data, we established exclusive access to multidimensional -omics datasets. For example, we have exclusive access to one of the largest prospective studies spanning pan-omics, imaging, and medical records. This study sampled more than 7,000 patients prospectively, measuring pan-omics and images of liver and heart to create one of the largest and densest multi-omic data sets in the world. The data set includes:

•	electronic medical data;

•	whole genome data;

•	DNA methylation data;

•	RNA sequencing data;

•	proteomics data;

•	metabolomics data;

•	lipidomics data; and

•	imaging data.

This translates into:

•	Over 22.5 trillion whole genome sequencing data points;

•	Over 210 million mRNA sequencing data points;

•	Over 21 million metabolomic and/or proteomic data points;

•	Over 320 thousand blood sample aliquots; and

•	Over 13 thousand clinical images paired with related scoring data.

The comprehensive nature of these data allows for full integration across all measured metrics, enabling a deep and more pathophysiologically relevant analytic set, for example, as demonstrated in the graphic below.

Valo has exclusive access to one of the largest prospective studies spanning pan-omics, imaging, and medical records. Data includes images and scoring, whole genome sequencing, transcriptome sequencing, proteomic profiling, and metabolomic and lipidomic profiling, which in concert represents an exceptionally rich data set.

In addition to our human-centric data, we leverage a wide range of biological (e.g., targets, genetics) and chemical (e.g., ADMET) data sets. We have also amassed large-scale chemistry and biology data pertaining to discovery and preclinical experiments. Further, we have built and continue to build proprietary datasets through prospective data generation. Integration with our laboratory equipment allows for the ongoing assimilation of preclinical assay data. In addition, the large-scale application of our predictive models generates proprietary synthetic datasets.

A key benefit to Opal’s unified and integrated architecture is the ability to use proprietary methodologies designed to enable intelligent imputation and data linking to fuse discrete datasets such as longitudinal patient data, deep -omics data, preclinical data, clinical trial data, and real-world evidence into novel composite datasets. Data fusion fosters the generation of enriched datasets, which are composites of proprietary, semi-private, and public datasets, from which we are able to derive insights that are not available from analysis of individual datasets alone.

We expect the size and quality of our data to continue to increase as we advance our current programs and activate new programs. We will generate new data that we can feed back into our data lake and fuse with our existing data. In addition, we expect to continue to seek out high-quality, third-party-generated datasets to further fuel our platform and programs.

Given the role of patient data at Valo, we take patient privacy extremely seriously. As such, we have established a robust privacy policy and only work with partners who do the same. All of the data that we use are de-identified, and we have designed our data processing to comply with relevant law and international privacy standards, including GDPR and HIPAA as applicable.

Opal Platform

Built on human data, Valo’s Opal Computational Platform is being designed and built to enable a fully-integrated, human-centric approach to the systematic development of new therapeutics.

Opal’s unified architecture is designed to enable a common basis for analysis and decision-making versus the data silos of the legacy biopharma model (with or without AI) that can prevent sharing of insights. We believe that our approach enables us to gain key insights that can drive a program’s increased likelihood of success in the drug discovery and development process. Moreover, because we use a single integrated platform that leverages the same underlying data and core computational tools, we believe we can understand risks early in the program. Opal is end-to-end but componentized, allowing for the performance of the key activities across drug discovery and development, while maintaining human-centricity and integration. To that end, Valo has organized Opal’s underlying capabilities into three suites of solutions which together enable shifting from the serial legacy approach to Valo’s parallel drug development model: biological discovery, therapeutic design, and clinical development.

Opal validation — Biological Discovery

Valo uses human data to identify human targets in order to develop treatments for human disease. We believe there is no better way to understand humans and their diseases than to use data from humans themselves. Opal is designed to create human ontogenies that effectively represent patients and their disease progressions as high dimensional vectors. Using explainable methodologies, which allow us to understand actual drivers leading to associations that drive target selection, we identify targets that have potential for statistical confidence, the underlying biology providing a basis for statistical causality, the relevant patients, and when in the time course of a disease the intervention should be applied. We believe Opal enables our biological discovery by providing genotypic and phenotypic associations, clinically relevant biomarkers, pharmacological markers, and statistical causality. Taken together, we believe they allow us to identify targets in large diseases, and those with multi-billion-dollar addressable markets, but with the features that drive the confidence associated with targets for rare genetic disease. This effectively provides us with the tools for identifying targets and to do it rapidly, reliably, repeatedly, on a population basis, for disease areas in parallel, in weeks rather than years, and without the dependence on rare familial homozygous mutations than may take decades to uncover and convert into therapeutics. To test this approach, we recapitulated known targets that had already been clinically validated, and Opal identified the targets correctly.

Our approach to biological discovery is aimed not only at uncovering targets, but also at the actionable biology. Having both longitudinal data as well as -omics data creates the opportunity for deeper understanding of the disease mechanism in the context of the disease presentation. This creates the basis of understanding how, who, and when to treat.

Omic-initiated target discovery example: unbiased Bayesian network analysis

One example of our approach to genotype-phenotype-causality target discovery is our OPAL-0022 program target. This cardiometabolic target was discovered by conducting -omic analysis to rank associations of the potential targets with the target disease. The class of targets was selected from an unbiased Bayesian network. This network recapitulated known targets (left side), as well as new targets (turquoise box as well as adjacent to that).

Opal is designed to generate novel targets for precise patient populations via explainable methodologies. Bayesian networks, for example, connect data points to identify causal relationships, helping to surface new target hypotheses and associated biology.

Using this recognition, deeper analyses were conducted to identify a protein that would reproduce the phenotype — in this case a protein found circulating at higher levels in the context of disease versus healthy patients. This protein was found to perform a function that was associated with the nature of disease. Genomic and functional data were then used to establish gain-of-function and loss-of-function associations. Analyses also established a causal biomarker for the defined phenotype. Additional analyses were then conducted to establish a causal genotype association. As shown below, the result of this process was a novel target with strong evidence to support causality in the given disease. To validate computational findings, confirmatory experiments were conducted in a knock-out mouse model, and results were consistent with the predicted response from the computational models.

Human-centric target discovery powered by causal artificial intelligence approaches analyzing human data sets. (1) Circulating TARGET1 levels were significantly higher in vascular disease, compared to controls. (2) Presumed loss of function in GENE1 has been associated with lower circulating TARGET1 levels. (3) Presumed loss of function variant GENE1 has been associated with lower prevalence of vascular disease. Together, data implies causality of TARGET1 in vascular disease, which can be modulated by GENE1/PROTEIN1 inhibition, and builds foundation for biomarker-driven trials.

We believe our data has demonstrated the treatment of disease in multiple preclinical models with pharmacological intervention of this target, based on legacy approach standards using surrogates. The models allow us to identify new targets, biomarkers, mechanisms, and more, bringing an unprecedented and powerful depth of biological understanding to our discovery and development capabilities.

Longitudinal-initiated biology discovery example: unsupervised clustering

In the context of longitudinal data, we believe the richness of our datasets allows us to draw out unique and actionable insights. Having validated our model with known targets, we used sparsely-populated high-dimension vectors to represent patient diseases and their progressions, and created patient ontogenies. By combining these data with our biological and chemical datasets and models, we then parsed out functional associations to find targets, biomarkers, and more.

For example, using Opal capabilities we identified novel subgroups in Parkinson’s disease. We characterized the patients and their progression on a local subgroup basis, and identified biomarkers associated with them and potential therapeutic targets. We then conducted causal modeling to ensure causal linkage of target and pathway mechanism to physiological biomarkers such as motor symptoms within biologically-real patient subgroups across multiple real-world data sources. We have identified patient populations with particular patient progressions, identified associated targets for potential therapeutic intervention, identified biomarkers for these populations, and developed means to follow such patients as they progress (or not) through disease. We have not yet activated this target for therapeutic development.

Opal’s human-based capabilities are designed to enable discovery of targets linked to precisely selected patient populations. Opal is designed to causally link therapeutic intervention to target & pathway mechanism to physiological biomarkers of patient fit & response to disease-relevant outcomes (e.g. motor symptoms) within biologically-real patient subgroups across multiple data sources. Each dot represents a single patient, with the degree of association represented by the closeness between such dots. Colors are used to represent where Opal has identified common underlying biology.

We prioritize targets in which we have high confidence. Opal is designed to give us an ability to identify targets in large disease areas with significant unmet medical need and that have key features typically limited to targets associated with monogenic disease. Thus, we believe Opal has the potential to identify unique targets and biologies in diseases with large patient populations with the confidence typically associated with such monogenic diseases. That is, they have clear protein, gene, biomarker, and causality associations. When we prioritize targets, we also focus on an achievable, clinically-relevant target product profile, an identifiable responder population, and a specific and focused clinical trial design, allowing us to identify potential risks prior to having to invest many years and potentially hundreds of millions of dollars.

Opal validation — Therapeutic Design

Opal includes a proprietary closed-loop active learning, self-reinforcing, in silico-experimental platform that is designed to rapidly design, develop, and advance preclinical candidates. This allows us to go from a standing start to a candidate molecule in just months using a purely internal process, while also bringing human-centricity to it.

Opal’s proprietary active learning loop is designed to develop programs through the discovery process (target → drug candidate). The closed loop structure is designed to allow us to start anywhere in the process without the typical limitations of disintegrated AI molecule design. ADME = absorption, distribution, metabolism, and excretion.

Our computational approach is three-dimensional, dynamic and structure-independent. We have so far encoded and searched chemical space of over 70 trillion molecules. We have integrated our in silico capabilities with an active learning layer and our extensive laboratories, which house more than five billion compounds in multiple rapidly-screenable libraries, coupled with an automated chemical synthesis capability. Not only have we designed and synthesized molecules in just weeks, but we have achieved an approximately 50% first cycle hit rate on a molecule basis by leveraging this in silico-first approach. Furthermore, Opal is being designed to develop programs using human-centric models for pharmacokinetic (PK), pharmacodynamic (PD), biodistribution, ADME, toxicology, and beyond. We believe this allows us to optimize multiple design criteria in parallel, versus the legacy standard test-fail-repeat serial approach, and we can start anywhere in the molecule design and discovery process without the typical limitations of the legacy or disintegrated AI pharmaceutical molecule design approaches. Opal’s closed loop structure is designed to make computational predictions in parallel with molecule design to generate better optimized compounds in each cycle, while generating data and significant scale to develop our machine learning predictions, turning a serial process into a self-reinforcing parallel one. As of the filing of this prospectus/registration statement, we have made over two billion computational predictions around such molecular optimizations.

Opal is designed to simultaneously optimize for target activity, ADME, and toxicity, moving from a serial to a parallel process. Traditional molecule discovery methods screen for toxicity and modify compounds in a linear, serial fashion. Opal is designed to make computational predictions in parallel with molecule design to generate better optimized compounds in each cycle.

In an example program, molecules were fully optimized in only 3 cycles using our closed-loop discovery platform. By parallelizing the molecule optimization process and leveraging in silico approaches, Opal was able to reduce the number of compounds synthesized, the number of cycles required, and the time to an optimized compound.

We also have an early protein therapeutic capability focused on non-antibody therapeutics. As our platform is intended to be therapeutic area-agnostic and modality-agnostic, we believe Opal can be useful for a range of therapeutic modalities — to this end, targets can be predicted and clinical trials can be designed independent of small molecule, protein, nucleic acid or cell therapy. We deploy capabilities in a modality specific manner as it relates to developing a drug specifically because any given drug needs to be expressed in the form of a modality.

Applying Opal — Clinical Development

We are using Opal with human data to design clinical trials focused on selecting both (1) patients we believe will be most likely to respond and (2) the time of intervention in disease we believe will be most likely to show impact. While it is understood that it is necessary to identify patients who can respond to a drug to get a response to a drug, and thereby finding such patients and giving them a drug increases the probability of success of that drug, it is less appreciated that diseases change over the course of the disease and therapeutic interventions can have varying degrees of success based on the stage of disease. We believe targeting therapeutics to the right patients and the right time of treatment has the potential to increase the benefit to patients, and to increase success in development. We also believe we have the ability to use data to better understand not just responder populations but also when we can intervene to increase the likelihood of desirable effects.

We are also building tools designed to predict safety, efficacy, patient selection, trial design, and disease indication selection, which we will use in an effort to increase the likelihood of success. For example, we have evaluated our toxicity prediction functions, which are designed to predict off-target activity, by having a third party test our blinded predictions of off-target activity against safety panel testing results for compounds in advanced preclinical studies. These safety panel tests are industry standard tests used preclinically to avoid toxicity in the clinic. In addition, we have shown the toxicity prediction functions ability to predict off-target liabilities that underlie demonstrated clinical toxicities. For example, torcetrapib has been shown to have cardiotoxicity due to hitting on an ion channel. Using our toxicity prediction functions, we were able to predict this in torcetrapib but not in other related CTEP inhibitors. That analysis revealed a greater than 90% accuracy against empirical data. The uniqueness of this liability to torcetrapib was independently empirically confirmed.

We ultimately seek to deploy pragmatic synthetic adaptive clinical trials, where historical and perturbation data can be used to best select patients and, with data readouts, optimize adaptive phases. The drug discovery and development process is inherently uncertain and there can be no guarantee that we will be able to develop product candidates with an increased PTRS, or at all. However, our goal is to computationally define clinical hypotheses a priori and continuously refine them. We have met with the FDA to discuss Phase 2 clinical trial design for OPL-0301 in post-MI patients and submitted our IND in the third quarter of 2021.

Optimized Clinical Studies

Our approach to clinical trial optimization leverages our patient datasets to precisely select patients and to potentially enable faster and more effective studies. To maximize patient safety, we strive to predict adverse events and their risks. We seek to identify the most relevant outputs to identify meaningful interventions for patients. We aspire to develop products more efficiently than current industry standards while maintaining high safety standards, using biomarkers and surrogate endpoints while also focusing on efficacy in order to have real impact on disease.

Valo’s approach to trial optimization is being designed to leverage patient datasets to identify subpopulations likely to benefit. Valo’s differentiated approach is designed to harness our proprietary data lake to precisely identify responder patient populations, enabling faster pragmatic studies with more positive outcomes.

By leveraging a variety of data inputs — including longitudinal clinical data, deep cardiovascular disease data, biological knowledge graphs, and chemical and molecular data — Opal is designed to help identify and characterize patient subgroups, and identify and characterize biomarkers. Such outputs are designed to produce precisely defined patient selection criteria — the implementation of which is designed to increase probability of success in clinical trials.

Human-centric Integration: Our integrated platform uses the same data and computational frameworks across Opal’s drug discovery and development capabilities. Prior to launching a drug discovery program, our goal is to understand the responder population and thereby inform clinical trial design. A foundational framing of the clinically relevant target product profile is critical before we start developing the molecules anchored in humans rather than surrogate biology. We believe that such human-centricity will increase clarity and confidence early in the drug development process, and allow us to more deeply understand — and potentially solve for — key program risks early in development. In the future, we expect to request meetings with the FDA to discuss clinical study plans and designs ahead of planned IND submissions for our product candidates.

In addition to creating our data lake and building Opal, we have obtained key support for Opal as we have built out our internal supply chain of programs. In general, we require our conclusions to have statistical causality. Not only have our target discovery approaches yielded previously validated targets, but pharmacological intervention of our targets has shown disease-reversing effects in animal models.

In the context of the development of our discovery-stage programs, Opal has generated significant point-to-point time savings as well as distinctive capabilities:

Our goal is to develop our product candidates more efficiently than current industry standards. CV = cardiovascular; ND = neurodegenerative; H2L = hit-to-lead; LO = lead optimization [1] Paul, Steven M., et al. “How to improve R&D productivity: the pharmaceutical industry’s grand challenge.” Nat Rev Drug Discov 9, 203–214 (Mar 2010). [2] See, for example, Paulovich, Amanda G., et al. “The interface between biomarker discovery and clinical validation: The tar pit of the protein biomarker pipeline.” Proteomics Clin Appl 2, 1386-1402 (Oct 2008). [3] Effort completed at Numerate prior to Valo acquisition using technology that has been incorporated into the Opal Platform. Our three product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier) were not developed using the Opal Platform.

Opal’s target discovery capabilities have been evaluated by the reproduction of numerous validated targets across multiple disease areas. Moreover, Opal’s toxicity prediction capability, based on an assessment of computational binding predictions of binding between a ligand and non-target proteins, as compared to empirical data, has achieved greater than 90% accuracy on a blinded experiment including over 154 third-party molecules.

Valo has established and advanced its supply chain of programs through internal innovation and external licensing and acquisitions.

CUMULATIVE PROGRESS	2019	2020	2021
Targets evaluated	16	94	202
Discovery programs[1]	0	5	14
IND-enabling programs	0	0	1	[2]
Clinical programs	0	0	2	[3]
Patents and applications[4]	5	>300	>600

Valo has established and advanced its supply chain of programs through internal innovation and in-licensing and acquisitions. Valo has rapidly grown the number of evaluated targets, enhanced the scale of our supply chain of programs, and helped increase our patent estate (data are as of May 28, 2021). Targets actioned = Targets evaluated for potential program launch or in-licensing [1] Includes programs from acquisitions. [2] OPL-0101 acquired in May 2021 in connection with its acquisition of Courier Therapeutics, Inc. [3] OPL-0301 in-licensed in Feb 2021. OPL-0401 in-licensed in May 2021. [4] Includes patents and applications from acquisitions and in-licenses.

Opal-Powered Data → Compute → Drug Flywheel

Opal’s integrated set of capabilities is designed to transform patient data into valuable insights which we believe have the potential to discover biology, design of therapeutics, clinical trial design, identification of key clinical response patterns, stratification of patient populations, discovery of biomarkers, and more.

Valo’s Opal platform is designed with the goal of enabling an end-to-end fully-integrated, human-centric approach to the systematic development of better drugs, faster.

For each of our drug programs, operationalizing our data → compute → drug flywheel means that every time we complete an experiment, the data, the computation, and the drug outputs are actively assimilated into Opal with the goal of increasing the system capability. The flywheel is intended to create a dynamic where Opal continually increases in capability as we increase the frequency and volume of experimental loops. At Valo we believe there is tremendous alignment between increasing the velocity of Opal’s flywheel and value creation: as the velocity of Opal’s flywheel increases, so should the value generated by Valo.

In our pursuit to build the first digitally-native fully-integrated biopharmaceutical company, we have focused initially on building and validating the capabilities of the Opal platform, and using this platform to drive our internal supply chain of programs. In the future, we anticipate scaling an external supply chain of programs via a combination of high-value collaborations and partnerships and software-based solutions. We believe that building an external supply chain has the potential to enable capital efficient scaling. The self-reinforcing nature of Opal’s flywheel is designed to provide increasing utility with and at scale, all enabled by human-centric data and expedited by an external supply chain of programs.

Valo’s model is designed to build a ‘supply chain’ of programs, with the aspiration of becoming a broadly applicable drug development platform. Cross-program active learning at scale is designed to advance internal and external programs by reducing risk and developing high value therapeutics.

Supply Chain of Programs

Our internal supply chain is composed of programs we believe Valo is well suited to advance with Opal’s unique capabilities. Our intent is to select assets that not only offer a strong IP position, attractive total addressable markets, and competitive positioning in the market, but that use Opal and have the potential to develop Opal’s capabilities. Our current focus is on developing our internal supply chain of 17 programs across key inflection points. We expect our most advanced assets are poised to enter Phase 2 clinical trials this year and in 2022, and plan to have multiple assets subsequently move into the clinic on a regular basis. By having multiple assets at similar stages with clinical trials timed to have readouts in close proximity, we have designed our pipeline and discovery-stage programs specifically to mitigate binary risk. At the same time, we focus on specific assets that we believe have the potential to deliver $1 billion or more in peak annual sales. Accordingly, our internal supply chain of programs spans our three therapeutic areas of focus: cardiovascular-metabolic-renal, oncology, and neurodegenerative. Beyond our disclosed pipeline and discovery-stage programs, we have additional proprietary preclinical programs in early/exploratory discovery with potential for out-licensing and/or future development.

We are pursuing a portfolio strategy designed to select assets with orthogonal risk profiles, reducing correlation between assets. By having multiple near-term clinical readouts with a low correlation portfolio, we believe we can increase the value of our pipeline. For example, our portfolio incorporates three therapeutic areas and includes assets of different types, including potentially best-in-class candidates, potentially first-in-class candidates (where we see unique opportunities to unlock new targets and so-called undruggables), and areas where we can potentially harness nuanced biological understanding. We bring statistical confidence to our analyses, but the diversity of asset type, and therapeutic area, helps to enhance portfolio value.

Our current pipeline is summarized below:

[1] Previously known as SAR247799. Valo in-licensed OPL-0301 from Sanofi in February 2021, [2] Previously known as SAR407899. Valo in-licensed OPL-0401 from Sanofi in May 2021, [3] Valo acquired OPL-0101 in May 2021 in connection with its acquisition of Courier Therapeutics, Inc.

Valo is building what we believe to be the first digitally-native fully-integrated pharmaceutical company. As of the date of this proxy statement/prospectus our internal supply chain contains our three lead product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier) and 14 other discovery-stage programs. We consider our pipeline and discovery-stage programs to be a supply chain because of our integrated end-to-end processes supported by Opal, and we believe that this integration has the potential to increase predictability. Our most advanced assets, OPL-0301 and OPL-0401, are poised to enter Phase 2 trials in 2021 and 2022, respectively, followed by additional Opal-enabled programs. We have in-licensed OPL-0301 and OPL-0401 and submitted our own IND for OPL-0301 in the third quarter of 2021 and plan to submit our own IND for OPL-0401 in the first half of 2022 ahead of the upcoming Phase 2 clinical trials.

Clinical or IND-enabling Programs

OPL-0301 for the Treatment of Heart Failure and Kidney Injury

We are developing OPL-0301 (previously known as SAR247799) as a small molecule, G-protein biased S1P1R functional agonist in development for the treatment of heart failure and kidney injury that Valo in-licensed in February 2021. As shown in the table below, OPL-0301 is designed to activate selectively through G-protein pathway, unlike traditional S1P1 receptor modulators (e.g., ponesimod, siponimod) that affect both G-protein and beta-arrestin pathways and hence act as functional antagonists. This distinction has been observed in molecular analyses conducted in animal models. The beta-arrestin activity can lead to lymphocyte egress to drive the associated anti-inflammatory effects, but it also can lead to receptor desensitization that has caused a functional antagonism and cardiovascular (CV) side effects typically manifesting as an atrial ventricular (AV) block. Our therapeutic hypothesis is supported by clinical and preclinical data. In animal models, OPL-0301 has not induced lymphocyte egress or count change at lower doses, and in clinical studies OPL-0301 minimized reduction in heart rate at doses we believe have the potential to improve endothelial function.

In preclinical assays OPL-0301 showed superior ability to activate without desensitization

	EC50 (nM) activation	IC50 (nM) desensitization	Activation: desensitization ratio
OPL-0301	26	2980	114
siponimod	<1	<0.2	<0.2
ponesimod	2.4	18	7.7
ozanimod	27	170	6.4

We believe that OPL-0301 has the potential to demonstrate an optimized safety profile when compared to other S1P1R modulators, potentially unlocking a therapeutic benefit for patients through a different underlying mechanism and enabling a different set of indications (CV-centric versus anti-inflammatory).

Phase 1 clinical data indicate that OPL-0301 evoked little or no effect on heart rate at the doses being evaluated in post-MI patients. In addition, post hoc analysis of clinical study OPL-0301, which was not powered to determine statistical significance, showed dose- and time-dependent effect on endothelial function via descriptive statistics at doses that have been well tolerated. Preclinical data support the potential benefit of this functional agonist through the G-protein pathway for reducing left ventricular dysfunction (LVD) post-myocardial infarction (MI), ameliorating heart failure with preserved ejection fraction (HFpEF), treating acute kidney injury (AKI), among other benefits. We believe this supports our selection of OPL-0301’s core indications under development.

We expect to submit an IND and, if allowed to proceed, initiate a Phase 2 clinical trial in heart failure in 2021, recruit patients in 2022, and thereafter we expect to initiate a Phase 2 clinical trial in AKI. The clinical studies will seek to determine efficacy in selected patients deemed by our analysis using Opal to be likely responders.

Disease Overview

Heart failure is a condition that develops when the heart doesn’t move sufficient blood around the body in order to provide cells with essential oxygen. Heart failure tends to occur due to afterload, where there is increased pressure against which the muscle must push, or from the death of cells which increases the amount of force a given cardiomyocyte must exert in order to generate the same movement of blood. Conditions that increase afterload can include hypertension, pulmonary hypertension, and chronic disease. Death of cardiomyocytes can occur from a myocardial infarction (MI).

We are defining the heart failure patient population for the OPL-0301 studies to include left ventricular dysfunction (LVD), heart failure with preserved ejection fraction (HFpEF), heart failure with reduced ejection fraction (HFrEF), and any modification thereof. Additionally, this includes LVD after an acute MI, which is associated with poor patient outcomes. Post-MI heart failure is an acute form of heart failure present in a significant portion of MI patients, and is associated with a high risk of subsequent death or readmission because of heart failure. It is estimated by the Center for Disease Control (CDC) that 40% of MI patients suffer from LVD leading to an ejection fraction of less than 40%, which has significant associated morbidity and mortality. Post-MI heart failure has a defined start point, and can therefore be more easily observed and monitored over time. The current standard of care includes treatment with beta-blockers and angiotensin converting enzyme (ACE) inhibitors, though certain patients with preexisting heart failure are not eligible for such treatments. Heart failure can be induced through a series of etiologies that may include MI, chronic kidney disease, pulmonary hypertension, or other mechanisms of increasing afterload. Heart failure tends to have two major categories, which include HFrEF and HFpEF. These represent chronic forms of heart failure that manifest into significant morbidity and mortality.

AKI is characterized by abrupt deterioration in kidney function, typically due to ischemia related to comorbid conditions or kidney damage, which can lead to poor outcomes for patients, including complete kidney failure. Standard of care treatment involves blood pressure, electrolyte, and fluid management. Current therapeutic approaches are unsatisfactory as mortality remains high, particularly for severe AKI, and it is common for patients who survive AKI to later develop chronic kidney disease and require dialysis.

Therapeutic Hypothesis

We are developing OPL-0301 as an oral, small molecule, G-protein pathway-biased S1P1 receptor agonist designed to have an endothelial-protective mode of action. We believe that there is a strong evidence-based rationale for OPL-0301 as a therapeutic candidate for heart failure: in preclinical studies, OPL-0301 showed improvement in coronary flow reserve in pigs, as a model of MI damage.

We believe that there is also a strong rationale for OPL-0301 as a therapeutic candidate for AKI due to ischemic injury. OPL-0301 increased capillary density, reduced serum creatinine and proteinuria in rat models of AKI. In addition, Phase 1 data suggest the potential for a therapeutic window that could be well tolerated.

Opal Development

As part of our assessment of OPL-0301 prior to in-licensing, we used Opal to better understand the distinctive biology, make safety/dosing predictions, and consider selection of patient populations and associated biomarkers to produce precisely-defined patient selection criteria for optimizing probability of success.

For our Phase 2 clinical trial, we plan to leverage Opal to define dosing, understand and model key safety parameters, select optimal patient groups and characterize readouts. We plan to leverage Opal for future studies such as our Phase 2 AKI clinical trial in a number of potential ways, such as modelling key safety parameters, discovering patient subgroups and identifying relevant biomarkers.

Supportive Literature for the Study of OPL-0301 in Post-MI Patients

Post-MI patients have been found to have reduced levels of plasma S1P, consistent with the relevance of the hypothesized mechanism. As shown in the below figure, previous third-party studies by other research teams have demonstrated that S1P levels are approximately 50% lower in MI patients after admission to the intensive care unit, relative to control subjects. Further, in a third-party study, reduction in S1P levels was observed in 16 of 21 (76%) patients five days after initial admission to ICU. Overall, plasma S1P concentration is profoundly reduced in MI patients. Based on a long-term prospective clinical study, lower levels of S1P are correlated with increased cardiovascular-associated mortality. We believe these findings support our therapeutic hypothesis of modulating S1P1R to provide benefit for post-MI LVD patients.

Blood plasma S1P concentration was reduced in post-MI patients.

Preclinical Data of Renal Function Preservation with OPL-0301

OPL-0301 demonstrated significant renal function preservation in rat AKI models. In these models, OPL-0301 was shown to preserve endothelial barrier integrity, capillary density, and renal function while reducing vascular inflammation. Creatininemia is an indicator of renal function preservation. As shown in the below figure, these preclinical studies demonstrated up to a 96% decrease in creatininemia at the highest (3 mg/kg p.o.) dose of OPL-0301, compared to non-dosed individuals.

Creatininemia levels in acute kidney rat models dosed with OPL-0301 showed renal function preservation. Rats were dosed with OPL-0301 1 hour prior to renal ischemia/reperfusion-induced injury. There were four dose groups, and doses were mg/kg p.o. Serum creatinine was measured 24 hours later.

#: p <0.05; ##: p <0.001 versus I/R vehicle (0 mg/kg OPL-0301); ***: p <0.0001 versus sham;

Clinical Data

Valo in-licensed OPL-0301 in February 2021 after the original developer completed Phase 1 studies. In a Phase 1 proof-of-mechanism study, OPL-0301 was observed to have dose and time-dependent endothelial-protective effects. As shown in the figure below, the study observed the effect of 28 day once-daily treatment of OPL-0301 (1 and 5 mg; red and green bars, respectively), versus placebo (blue bars) on percent flow-mediated dilation (FMD). Sildenafil (50 mg) was included in the study as a positive control (purple bars). FMD for OPL-0301 5 mg and sildenafil were higher than placebo at all time points as shown in the bottom figure below (All FMD data). Literature supports that C-reactive protein (CRP) variations can be an interfering factor for FMD; therefore, a post-hoc analysis was performed to exclude time points correlated with significant increases in CRP. The post-hoc analysis showed that OPL-0301 caused a dose-dependent effect on FMD with efficacy at 5 mg at least as good as 50 mg sildenafil and a time-dependent effect during the treatment period and lasting after treatment withdrawal. Formal statistics were not performed but the error bars (standard error of the mean [SEM]) for the OPL-0301 5 mg group did not overlap with placebo at any timepoint in the post-hoc analysis.

FMD has previously been correlated with cardiovascular events, and a 1% increase in FMD has been shown to predict a 13% relative risk reduction (RRR) for cardiovascular events. Further, endothelial dysfunction has been shown to independently predict CV events. Thus, we believe that based on the findings from the OPL-0301 Phase 1 proof-of-mechanism study suggesting dose and time-dependent endothelial effects of OPL-0301, we believe that OPL-0301 has the potential to elicit biology at well-tolerated doses.

A dose and time-dependent endothelial effect was observed with once-daily treatment with OPL-0301 (1 and 5mg) versus placebo in patients with type II diabetes and similar to sildenafil. Note: n numbers for dosing group reflected on individual bars.

In addition, OPL-0301 was shown to be generally well tolerated. In a Phase 1 14-day study in healthy subjects, reported adverse events were mild or moderate. The most frequently reported adverse event was headache. Numerous adverse events of medical device site dermatitis were observed at all dose levels and in subjects receiving placebo. OPL-0301 was given as 14-day repeated oral doses across 6 dose levels ranging from 0.5 to 15 mg in healthy male and female subjects. In a Phase 1 ten day study in elderly subjects, there one TEAE discontinuation was reported for ventricular extrasystoles. Unlike the data reported by other S1P1 receptor modulators, Phase 1 data suggest that at doses ≤5 mg, OPL-0301 evoked little or no effect on heart rate (no symptomatic bradycardia or tachyphylaxis), as shown in the figure below. Given those results, and based on observed minimal heart reduction, we plan to further develop OPL-0301 at doses ≤5 mg.

OPL-0301 evoked little or no effects on heart rate below 5mg based on absolute change from baseline heart rate on day 14 in healthy subjects in Phase 1 study.

Key Competitors

As a functional agonist, OPL-0301 would compete against heart failure drugs such as Entresto (sacubitril/valsartan), which did not meet its endpoints in a clinical trial in LVD post-MI but was approved for HFrEF and generated $2.5B in net revenue for that indication in 2020.

We are not aware of other S1P1R functional agonists with the same activity in clinical studies and potential therapeutic applications as OPL-0301. We believe that cardiovascular-metabolic-renal indications are not a focus for S1P1R functional antagonists (e.g. siponimod (Novartis), ozanimod (Celgene - since acquired by Bristol Meyers Squibb, or BMS) and fingolimod (Novartis)) because their underlying mechanism leads to beta arrestin activation, lymphocyte egress, and an AV-block that causes side effects. Designed to be a biased functional agonist, OPL-0301 is designed to preferentially promote G-protein activation while having little impact on beta arrestin signaling based on molecular binding and signaling data, and thereby has the potential to limit the impact on lymphopenia, as observed with functional antagonists. This was observed in animal models. Therefore, we believe that OPL-0301 could be differentiated from other S1P1Rs (the functional antagonists class) as OPL-0301 evoked little or no effects on heart rate, including no symptomatic bradycardia or tachyphylaxis, at doses ≤5 mg.

OPL-0401 for the Treatment of Diabetic Retinopathy and Diabetic Complications

We are developing OPL-0401 (previously known as SAR407899) as an oral, small molecule ROCK1/2 inhibitor that Valo in-licensed in May 2021, in development for the treatment of diabetic retinopathy (DR) and other complications of diabetes, such as diabetic triopathy and risk for diabetes-associated thromboembolic events such as heart attacks and strokes.

Other companies have ROCK inhibitors that have been in clinical studies for their application in diabetic retinopathy, and demonstrated their effectiveness in treating DR. The results of these studies provided clinical proof of concept for the biology at hand for OPL-0401. We believe that such demonstrations suggest that a ROCK inhibitor has the potential to be effective in treating DR.

OPL-0401, unlike other marketed ROCK inhibitors, is designed to be orally administered. We believe that OPL-0401 is also differentiated from marketed ROCK inhibitors based on its potential for preferential retinal distribution. We believe that patients would prefer an oral therapy to an intravitreal one, and that such an improvement in route of administration could drive increased adherence and better outcomes for patients. We also believe that, given its oral administration, OPL-0401 could be a meaningful opportunity to serve patients with moderate DR, who are underserved by the existing treatment options that require regular eye injections. In this way, we believe that OPL-0401 could provide an important opportunity to bring the proven biology of ROCK inhibition to patients with high unmet need in a form that could improve adherence and thereby improve patient outcomes.

We plan to initiate a Phase 2 clinical trial in DR in 2022, and thereafter initiate development in other complications of diabetes based on insights provided by Opal. We plan to design the Phase 2 trial to evaluate the clinical effect of OPL-0401 on DR and further assess the compound’s safety and pharmacokinetics. The study is also being designed to generate data that will enable expansion into development for additional indications.

Disease Overview

Diabetes is a disease characterized by improper regulation of glucose levels. In type 2 diabetes, persistent uncontrolled blood sugars can lead to a range of complications including retinopathy, neuropathy, nephropathy, and thromboembolic events.

DR is a common microvascular complication of diabetes which causes retinal vascular leakage and vision distortion. DR develops with longer duration of diabetes and is associated with poorly controlled blood sugar, blood pressure, and blood lipids. The disease progresses from milder stages of non-proliferative DR (NPDR) to more advanced vision-threatening levels of DR that include proliferative DR (PDR) and diabetic macular edema (DME).

The standard of care for severe NPDR is intravitreal anti-VEGF. However, approximately 50% of patients are poor responders to anti-VEGF. In addition, based on our discussions with physicians, we understand that many patients are unwilling to undergo treatment with anti-VEGF given requirements for frequent administration through direct injection into the eye. As demonstrated by a retrospective analysis of aggregated de-identified electronic health records, current anti-VEGF treatments are administered intravitreally an average of 6.4 times per year, and a maximum of 13 times per year. Despite existing approved injectables, we believe that the absence of approved and effective orally-available therapeutics means that these patients continue to have a significant unmet need.

We believe that for patients with moderate cases of NPDR, there is no existing standard of care. Even though anti-VEGF therapies are approved for use in moderate NPDR, we understand that such patients can be unwilling to undergo treatment given the lack of significant effect on their vision, and the requirement for direct injection into the eye based on discussions with physicians. Instead, physicians closely monitor their disease progression.

Therapeutic Hypothesis

Our core hypothesis is that ROCK inhibition has the potential to be a meaningful treatment for diseases involving endothelial dysfunction because it protects endothelial integrity. As ROCK activity is increased in DR, and ROCK inhibition reduces permeability and edema, we believe that OPL-0401 has significant potential in DR. This hypothesis has been supported by the results of clinical DR studies for other ROCK inhibitors. In addition, we believe that OPL-0401 could also be valuable in treating other complications of diabetes where endothelial dysfunction occurs in other organs in relation to diabetic disease.

OPL-0401 is designed to have a differentiated PK/PD profile, creating a distinctive therapeutic opportunity. Specifically, OPL-0401 has been evaluated in multiple clinical trials to date (described in more detail below), and was observed to not generate the side effects common with other ROCK inhibitors at anticipated therapeutic doses in studied patient populations.

Opal Development

As part of our pre-acquisition assessment of OPL-0401, our use of Opal has allowed us to better understand the potentially differentiated profile of the drug and potential indications and develop predictions about ADME and PK/PD. We believe that we can leverage Opal to enable us to define key safety parameters, indications of interest, responder populations and beyond, with the first two applications in DR and broader complications of diabetes.

Select Supportive Literature and Preclinical Data

Other ROCK 1/2 inhibitors, such as fasudil, have been evaluated in clinical studies for their application in diabetic retinopathy, and were administered via direct injection into the eye. In these studies performed by third parties, ROCK inhibition demonstrated efficacy in patients with diabetic retinopathy in combination with standard of care both in patients refractory to standard of care and patients naive to standard of care. ROCK inhibition also demonstrated a durable effect over time. We believe that this provides clinical proof of concept of the biology at hand for OPL-0401 by demonstrating a clear and reproducible effect in the clinical setting for this indication. We believe that such demonstrations suggest that a ROCK inhibitor has the potential to be effective in treating DR.

In one such clinical study performed by a third party, patients with center-involving DR/DME were randomized into two groups. The first group received monthly intravitreal injections of bevacizumab and fasudil, and individual injections were required for each drug and each eye. The second group received monthly injections of bevacizumab alone. After three months, mean best corrected visual acuity (BVCA) was significantly improved. However, this effect persisted up to six months only in the group receiving both bevacizumab and fasudil. In addition, improvement in BCVA was greater in the combination group at both time points. CMT was significantly reduced in both groups at month 3, but this reduction was sustained only in the combination group (as opposed to the VEGF only group) up to month 6.

In another clinical study performed by a third party, a ROCK inhibitor was administered to patients with DR/DME who were unresponsive to previous anti-VEGF injections. The ROCK inhibitor was administered intravitreally in combination with an anti-VEGF therapy, and separate injections were required for each drug and each eye. Four weeks after treatment, patients’ BCVA improved and there was a clear reduction in their central macular thickness (CMT), supporting the potential for ROCK inhibitors to generate structural and visual benefits in eyes with DR/DME.

Mean and 95% CI for the CMT of the two patient groups at 3-month and 6-month follow-ups demonstrated the effect of combination was more significant after 3 months but also sustained over 6 months.

Our ROCK inhibitor OPL-0401 has shown preferential retinal exposure following oral administration, as demonstrated by preclinical results in minipigs, as shown in the figure below. Distribution in the eye was measured following repeated oral administration of OPL-0401 in minipigs. The study found that concentration of OPL-0401 was 197-fold higher in the choroid and retina than in the plasma.

Oral administration of OPL-0401 for 7 days in minipigs demonstrated that OPL-0401’s concentration in the retina was nearly 200-fold higher than in the plasma.

Further preclinical studies in rats revealed that OPL-0401’s preferential retinal exposure was also sustained over a six month period after a single oral administration. In a tissue distribution study in rats, OPL-0401 was given orally and the presence of the compound was measured in key tissues via whole body autoradiography at regular time intervals. By 168 hours after oral administration, OPL-0401 was widely distributed, but the highest concentrations were observed in the uveal tract/retina. However, after six months, concentrations of drug were no longer detectable in any meaningful quantity in tissues except in the uvea/retina. In addition, OPL-0401 exhibited a lack of serious adverse events in six-month and 12-month toxicology studies. In particular, no ocular pathologies were observed in a six-month rat study and 12-month dog study. We believe these results are promising, as they suggest that OPL-0401 may not only be preferentially distributed to the desired site of action in the retina after oral administration, but also that OPL-0401 may have lasting benefits in the treatment of DR in an underserved patient population.

Clinical Data

Prior to our acquisition, OPL-0401 had been dosed across 11 clinical studies sponsored by Sanofi. Overall, OPL-0401 was generally well tolerated in healthy subjects and in subjects with mild or moderate renal impairment after single doses between 1 to 35mg. In multiple dose studies, OPL-0401 was also generally well tolerated at all doses and regimes. The most frequently reported TEAEs were headache, orthostatic hypertension (OH), and postural dizziness. Intensity of TEAEs was mild to moderate, with all events of OH rated as moderate and all events of postural dizziness rated as mild. No TEAEs were rated as severe. There were no deaths, SAEs, or AEs leading to premature study treatment discontinuation during the study. Furthermore, no hypotension was reported in the Phase 2 clinical trial following administration of OPL-0401 at 20mg.

In all, OPL-0401 has been administered to a total of 209 subjects and patients in nine Phase 1 clinical trials and two Phase 2a clinical trials, where OPL-0401 has been generally well tolerated. One of the Phase 2 studies, in which OPL-0401 was administered in five patients for microvascular angina (MVA), was discontinued due to slow enrollment. The primary objective of the Phase 2a clinical study was to compare the effect of OPL-0401 (single administration of 15mg or 20mg) versus placebo on the duration of penile rigidity during visual sexual stimulation in patients suffering from mild to moderate erectile dysfunction. The differences in duration of rigidity versus placebo were statistically significant in all groups. Given the demonstrated efficacy in the Phase 2a ED study post oral delivery, we believe that the clinical data suggests that OPL-0401 may be suitable for oral delivery under various dosing regimens.

We are pursuing OPL-0401 in diabetic complications with the first trial to be in diabetic retinopathy. There is substantial evidence that the ROCKi mechanism of action links to the major pathophysiological mechanisms in DR and other rho kinase inhibitors have been shown to have clinical activity in diabetic retinopathy administered by intraocular injection. In preclinical studies, OPL-0401 had significant and sustained retinal concentration. With the composite of data and our computational insights, we are pursuing OPL-0401 initially in diabetic retinopathy with the intent to explore diabetic complications more broadly.

Key Competitors

Laser panretinal photocoagulation (PRP) therapy is considered the mainstay of treatment for PDR, and also can be considered for certain high-risk patients with severe NPDR. Clinical trials of anti-VEGF injections, including Lucentis (ranibizumab) and Eylea (aflibercept), have demonstrated that they are a safe and effective treatment for PDR for at least two years. In 2018, the global diabetic retinopathy market was valued at $7.4 billion.

There are three ROCK inhibitors currently marketed in various geographies:

•	Fasudil (Asahi Kasei) — intravitreal therapeutic marketed for ischemic stroke, cerebral vasospasm and other indications (China, Japan, and South Korea)

•	Ripasudil (Kowa) — ophthalmologic solution marketed for the treatment of glaucoma (Japan)

•	Netarsudil mesylate (Aerie) — ophthalmologic solution marketed for the treatment of glaucoma (US)

We believe that OPL-0401 will be differentiated from other ROCK inhibitors in that it is an oral therapeutic candidate with a unique biodistribution to the retina, as opposed to an ophthalmologic solution or intravitreal injection. We believe that OPL-0401’s potential to have a unique PK/PD profile could generate efficacy for patients via a convenient route of administration. We also believe that this therapy has the potential to open up opportunities both in moderate and severe NPDR.

OPL-0101 for the Treatment of Solid Tumors

We are developing OPL-0101, a natural killer (NK) cell and cluster of differentiation (CD)8+ T lymphocyte selective protein therapeutic, for improved efficacy and safety in immuno-oncology. OPL-0101 leverages systems biology — which entails combinatorial interactions that can lead to non-linear effects — to target key cells and activate key signaling cascades for the targeted cell types. In preclinical studies OPL-0101 bound to and preferentially promoted proliferation of both NK cells and CD8+ T lymphocytes, enabling downstream selective activation. The preclinical data suggest that OPL-0101 neither bound to nor induced proliferation of CD4+ cells, including regulatory T cells (Tregs), nor did it initiate IL-2R-mediated activity in endothelial cells. We believe the limitations of current IL-2 based therapies are due to both limited efficacy, by stimulating Tregs, and by the observed toxicity of capillary leak syndrome, by IL-2 induced stimulation of vascular endothelium. We believe that OPL-0101 has the potential to greatly ameliorate both of these limiting treatment parameters. We acquired this asset in May 2021 and are in the process of completing IND-enabling studies for OPL-0101.

Disease Overview

Cancer is a disease characterized by the abnormal proliferation of cells. Such cancers can occur in any tissue in the body and are typically named based on the tissue or organ where the cancer is believed to start. Cancers start with a primary tumor that ultimately invades surrounding tissue, spreads into the blood and can seed tumors in other tissues in a process called metastasis. Cancers are often segregated into blood or hematological cancers (defined by their origin in the blood or associated tissues), and so called solid tumors which occur in other organs. We believe there is strong potential for OPL-0101 to be used in a wide variety of solid tumor oncology indications.

Cancers today are treated through the use of cytotoxics, which typically kill cells based on their increased proliferation rates; targeted oncology agents, which typically focus on a specific genetic change associated with cancers and are thus typically limited to cancers that have such a genetic change or mutation; or immuno-oncology agents, which attempt to harness the immune system to kill the cancer. Global sales of programmed death (PD)-1/ligand (L)1 inhibitors, a leading class of immuno-oncology therapies, have exceeded $20 billion annually. Individual drugs in combination with PD-1/L1 inhibitors have peak annual sales estimated in the $2 billion range on a pre-marketed drug basis, but those with monotherapy activity have significantly higher sales. PD-1/L1 inhibitors do not work in all patients nor do they work in all cancers. We believe that OPL-0101 is an immuno-oncology candidate that has the potential to provide benefits (e.g., tumor reduction, survival) in treating patients with a wide range of cancers, including cancers currently treated by immuno-oncology therapy. Additionally, we believe OPL-0101 has potential to increase the response to immuno-oncology therapy such as with PD-1/L1 inhibitors in some cancers.

We believe that preclinical data of OPL-0101 support pursuing clinical development as both a monotherapy and combination therapy. Valo’s current integrated development plan aims to pursue specific patient populations within colon cancer, non-small cell lung cancer, renal cell carcinoma, and/or advanced melanoma indications, each of which has significant unmet medical need. In total, these initial indications represent a patient population of over 300,000 in the U.S.

Therapeutic Hypothesis

We believe there is an opportunity to address an unmet need by developing an immuno-oncology drug that can target the effector cells, maximize the signal in the same effector cells, avoid the cells that lead to side effects, while driving a biology that does not self-attenuate.

To this end, OPL-0101 is designed to have key cell specificity (NK cells and CD8+ T lymphocytes) and to minimize off-target effects (driven by CD4+ Tregs and endothelial cells, amongst others). OPL-0101 is designed to enable selective binding of natural-killer group 2 member D (NKG2D), interleukin (IL)-2 receptor (R) beta and IL2-R gamma receptor signaling (not alpha). Selective binding via NKG2D drives cell selectivity as NKG2D is specifically expressed on NK cells and on CD8+ T lymphocytes. It is not normally expressed on CD4+ T lymphocytes, endothelial cells, or other lymphocytes, which are collectively the cell types typically associated with therapy-limiting or toxic side effects of IL-2 therapies. In addition, OPL-0101 was observed to stimulate through the NFAT pathway. This differs from the signaling cascade typically seen with current IL-2 and IL-15 therapeutics.

Illustrative signaling cascades in CD8+ T cells. Typical stimulation by IL-2 and/or IL-15 leads to Janus Kinase (JAK)/ Signal Transducer and Activator of Transcription (STAT) stimulation. The systems biology approach of OPL-0101 is designed to unlock a differentiated signaling cascade including the activation of Zeta Chain of T Cell Receptor Associated Protein Kinase 70 (ZAP70) and Nuclear Factor of Activated T-cells (NFAT) signaling.

Opal Development

OPL-0101 represents the first construct in Valo’s OPAL-0101 Program, its first biologics program. Although Opal’s current preclinical interventional analysis capabilities are focused on small molecules, our use of Opal, which is designed to be therapeutic area and modality agnostic, is designed to enable a deeper understanding of the underlying biology, and we believe could help identify preferred indications in cancer, patient selection, dosing, and treatment regimen. We also believe our use of Opal will provide insight into dose timing that could potentially enable a preferred therapeutic intervention paradigm.

Valo intends to harness initial OPL-0101 Phase 1/2 clinical trial data to inform patient selection in follow-on Phase 2/3 pivotal studies. Valo plans to use Opal to inform future studies focused on OPL-0101’s potential as a combination therapy.

Select Supportive Literature and Preclinical Data

A central part of the therapeutic hypothesis for OPL-0101 is that by binding to NKG2D and preferentially signaling via the IL2 receptor, it targets NK cells and CD8+ T lymphocytes proliferation in a preferential fashion while avoiding the same in CD4+ T lymphocytes and thereby Tregs. Preclinical data support this hypothesis.

Human CD8+ T cells and NK cells constitutively express NKG2D at levels detectable via flow cytometric analysis, whereas human CD4+ T lymphocytes do not appear to express any NKG2D in healthy samples.

The OPL-0101 therapeutic hypothesis is further supported by human ex vivo and murine in vivo data, which have shown substantial potential for OPL-0101 to expand CD8+ T lymphocytes and NK cells relative to CD4+ T lymphocytes, resulting in higher effector cell / regulatory cell ratios compared to wild-type IL-2 or IL-2 engineered to not bind IL-2R alpha.

In human samples, OPL-0101 significantly increased CD8+ and NK cells, selectively over Tregs, >10x more than IL-2 (n=8).

Data reflect pre-clinical study on human TILs from dissociated tumors or tumor-draining lymph nodes collected under IRB approved protocol at the University of Virginia from melanoma-bearing patients.

Preclinical experiments in non-human primates also support OPL-0101’s potential to preferentially expand CD8+ T lymphocytes over CD4+ T lymphocytes including Tregs, even at high doses, resulting in higher effector cell/regulatory cell ratios compared to wild-type IL-2.

Preclinical data also support the differentiated signaling hypothesis, including the activation of NK cells and the powerful activation of CD8+ T lymphocytes through the differentiated downstream activation of three signals.

An OPAL-0101 construct, structurally identical to OPL-0101 but with a different linker, has been associated with longer survival in multiple preclinical mouse models of cancer. As one example, in a Lewis Lung Carcinoma (LLC) murine model, the OPAL-0101 construct was associated with increased murine lifespan (as is illustrated in the figure below) compared to wild-type IL-2 and to mutant IL-2, engineered to not bind the IL-2R alpha domain. Similar results have been observed in other murine cancer models, by various routes of administration.

Analog of OPL-0101 extended survival in a mouse model of cancer compared to mutant and wild-type IL-2.

Similarly, preclinical safety and dose-ranging data support OPL-0101’s potential. In a mouse model there was little observed vascular leak when dosed at therapeutically active levels. Additionally, a dose-range finding study in non-human primates (Cynomolgus macaque) was conducted to assess a preliminary safety of OPL-0101. The experiment tested nine different dosing regimens across 9 distinct groups and established a maximum tolerated dose. The data from this experiment established doses that generated increased NK cell and CD8+ T lymphocyte, with ratios of up to 20-fold compared to baseline, there was no vascular leak and no fluid into the extravascular space reported in macroscopic findings and no associated effects for CLS were observed (e.g. cardiac impact, respiratory insufficiency, GI bleeding, etc). We believe this is a good preclinical model for translation to clinic.

Furthermore, in vitro experiments examining human (CD)8+ T cells cells, OPL-0101 showed a decrease in key exhaustion markers, like PD1, compared to IL-2 stimulation.

Clinical Plans

We are planning to submit an IND to the Food and Drug Administration (FDA) (or an equivalent such filing in a selected region) in the second half of 2022 in order to commence clinical development of OPL-0101. Subject to favorable clinical data, we may seek potential accelerated approval in colorectal cancer, non-small cell lung cancer (NSCLC), renal cell carcinoma, and/or advanced melanoma. Valo’s current integrated development plan prioritizes establishing both a monotherapy and a combination dose as quickly as possible. We then plan to expand our Phase 1/2 study to span additional patient cohorts in order to generate a diverse dataset. Our intent is then to use Opal’s patient selection capabilities to analyze the outcome data in order to optimize patient and indication selection in pivotal Phase 2/3 clinical trials.

Key Competitors

In the immuno-oncology space, key competitors could include: PD-1/L1 inhibitors, CTLA-4 inhibitors, IL-2s, bispecific antibodies, and HLA-G.

•	PD1: Key examples include Keytruda and Opdivo (2020 worldwide sales were ~$14.4B and ~$7B for Keytruda and Opdivo respectively)

•	CTLA4: Key examples include Yervoy (2020 worldwide sales ~$1.7B)

•	IL-2: Key examples include Synthorx and Pandion (Sanofi acquired Synthorx for ~$2.5B, and Merck acquired Pandion for ~$1.9B)

•	Bispecific Antibodies: Key examples include Agenus (BMS licensed Agenus’ anti-TIGIT bispecific antibody program for $200M upfront and up to ~$1.4B in potential milestones)

•

HLA-G: Key examples include Tizona (Gilead acquired a 49.9% equity interest in Tizona for a $300 million investment and an exclusive option to acquire the remainder of Tizona for up to $1.25B in potential option fees and future milestone payments)

Preclinical Programs

OPAL-0012 Program Targeting the Treatment of p53-Driven Cancers

OPAL-0012 is an investigational, preclinical-stage small molecule program seeking to unlock the therapeutic intervention of p53, a well characterized tumor suppressor gene and potentially one of the most important cancer targets. To this end, we have identified ubiquitin specific protease 7 (USP7) as a deubiquitinase where we believe successful and specific targeting enables the potential to unlock p53 biology: the inhibition of USP7 leads to the upregulation of p53 and MDM2. The objective of our OPAL-0012 program is to develop a USP7 inhibitor for p53-driven cancers such as NSCLC, and epithelial cancers more broadly, USP7 is overexpressed in NSCLC and correlated with poor clinical prognosis. p53 is a driver mutation in epithelial cancers broadly. The OPAL-0012 program is currently in the lead optimization phase.

USP7 is a clinically validated oncogene implicated in the p53 pathway.

We believe designing small molecule USP7 inhibitors represents a promising approach for cancer therapy by regulating the p53 pathway, but inhibitors need to be phenotypically targeted, rather than just demonstrate high affinity.

Our OPAL-0012 compounds have shown promising effects in vitro and in vivo. These results support the hypothesis that our USP7 inhibitors may offer differentiating efficacy. In vitro, inhibition of tumors has shown dose dependency across multiple tumor types, with multiple leads. We have tested our various lead molecules utilizing Opal’s toxicity assessment tool, which is designed to predict interactions between a given molecule and potential binding partners utilizing both molecule and target data. Opal’s toxicity assessment tool is designed to help us predict the compounds to have reduced off-targets. Further, we have developed co-crystal structures with the molecule bound to USP7. The results of these co-crystal structures demonstrated the molecule bound in the intended location, but did not show a conformational change of the protein consistent with the absence of notable allostery. In vivo experiments have demonstrated complete responses to established tumors in mouse models.

An OPAL-0012 compound has demonstrated anti-tumor growth effects in small cell lung cancer mouse models.

OPAL-0016 Program for Treatment of Solid Tumors

OPAL-0016 is a preclinical-stage small molecule program aimed at developing a selective HDAC6 inhibitor against certain tumors. HDAC6 function is atypical among the histone deacetylases as it predominantly affects the function of nonhistone proteins in the cytoplasm and a key regulator of alpha-tubulin, the main component of microtubules. HDAC6 is also a key regulator of signaling pathways that are linked to cancer including Hsp90, p53, Beta-catenin. Selective HDAC6 inhibitors have been reported by others to exert anti-tumor activity in various cancer types. Additionally, in neurons, inhibition of HDAC6 increases tubulin acetylation improving mitochondria trafficking which is both neuroprotective and neuroregenerative.

We have utilized our Opal platform in the first instance to identify which tumors we believe are likely to be most sensitive to HDAC6 inhibitition. In addition, utilizing the Opal platform we have identified oncology patient sub-populations suffering from solid tumors that we believe can be predicted to be HDAC6-sensitive and with high prevalence of neuropathies. We additionally plan to investigate potential opportunities to use the neuroprotective properties of HDAC6 inhibition in neurodegenerative conditions as well as with neuron damage.

We are currently developing what we believe to potentially be potent and selective HDAC6 inhibitors across multiple chemical series, which are progressing through our OPAL-enabled pipeline. The composite of these we believe creates potential opportunities to explore across certain cancers, neurological indications, and the intersection of the two.

OPAL-0021 Program Targeting the Treatment of Hematological Cancers

The objective of our preclinical OPAL-0021 small molecule program is to develop a Nicotinamide phosphoribosyltransferase (NAMPT) inhibitor that avoids idiosyncratic retinal toxicity, while driving peripheral anti-cancer activity. NAMPT is a synthetic lethal target of cancer metabolism which has shown promise in the clinic but has been limited by idiosyncratic retinal toxicity. We are seeking to address this toxicity and unlock the therapeutic potential of NAMPT inhibition for the treatment of hematological malignancies by designing a compound which achieves plasma selectivity and avoids retinal exposure, while maintaining therapeutic activity. The OPAL-0021 program is currently in the lead optimization phase.

As shown in the figure below, one of our OPAL-0021 compounds has demonstrated a favorable ratio of plasma to retina distribution (174x plasma:retina) compared to that of an existing clinical stage NAMPT inhibitor (13x plasma:retina) in rat models. We believe these results support the hypothesis that our NAMPT inhibitor may avoid the retinal toxicities exhibited by other NAMPT inhibitor molecules.

Retina and plasma distribution ratios for an OPAL-0021 compound and an example clinical-stage NAMPT asset in rats.

An OPAL-0021 compound was also administered in an ovarian xenograft model to assess efficacy. As shown in the figure below, administration of one of our OPAL-0021 compounds resulted in a significant reduction in tumor size after 27 days.

Results of in vivo efficacy study of an OPAL-0021 compound administered twice a day by intravenous (IV) administration in ovarian xenograft models.

OPAL-0024 Program Targeting the Treatment of Various Cancers

Histone deacetylase 3 (HDAC3) is a target for oncology where Opal has enabled us to identify particular cancers with suspected sensitivities based on synthetic lethality. Our OPAL-0024 preclinical small molecule program is focused on the development of specific and selective HDAC3 inhibitors to limit potential off targets and thus reduce associated adverse events. We plan to develop OPAL-0024 compounds for several defined tumors in which HDAC3 overexpression contributes to tumor development and progression, representing a key susceptibility for therapeutic intervention. The OPAL-0024 program is currently in the lead optimization phase of preclinical development, with compounds demonstrating at least 10 times the selectivity of other HDACs and with limited predicted off targets.

OPAL-0001 Program Targeting the Treatment of Brain Tumors and Brain Metastases of Breast Cancer

The objective of our OPAL-0001 preclinical small molecule program is to create a centrally penetrant Poly (ADP-Ribose)) Polymerase 1 (PARP1) selective inhibitor with high enzymatic inhibition for the treatment of brain tumors and brain metastases. We are leveraging Opal’s proprietary molecular optimization capabilities to design a compound which, unlike other PARP inhibitors (with multiple approved products), is designed to be centrally penetrant and preserve activity while achieving PARP1 selectivity. In a short period of time we have been able to go from a standing start, to new molecules that we believe have the potential to demonstrate the key features, with at least 10 new chemotypes identified to date. Valo’s Opal platform has helped us develop the OPAL-0001 program through the identification of novel, structurally diverse, and centrally penetrant PARP1 inhibitors. In our first-hit generation cycle, 35 of 71 molecules predicted to inhibit PARP1 were confirmed to have an over 50% PARP1 enzymatic inhibition rate when synthesized and tested experimentally, with multiple at or close to 100%. Moreover, over 50% of selected/tested molecules were also confirmed to be brain penetrant experimentally in animal models. These molecules represented 18 distinct chemotypes based on evaluating the chemical structures. Of note, even first cycle candidates identified using Opal demonstrated best-in-class CNS penetrance, compared to incumbent molecules in animal models. This program is in the early discovery phase of development.

Opal will be used through the continued development of this program as the molecule progresses through preclinical development. Valo also intends to utilize Opal to help define and predict responder populations.

First cycle molecules prioritized using Opal analyses for synthesis and testing showed promising inhibition of PARP1 enzyme, including complete inhibition, with over half of designs showing >50% inhibition at 10 uM concentration and multiple hits with full inhibition.

Opal generated predictions displaying expected in vivo biodistribution across a selection of Valo’s potential leads, reference compounds, and comparator compounds.

Additional Pipeline

In addition to these programs and product candidates, we are actively pursuing nine additional programs which are leveraging Opal’s therapeutic design capabilities. Beyond our 17 prioritized programs, we have a deep bench of other proprietary preclinical programs with potential for out-licensing or future development.

Our People and Culture

Valo’s team has been built at the convergence of biotechnology and technology. While drug discovery and development has been resistant to traditional tech-driven innovation and transformations, we believe that our unique culture, unique language, and commitment to cross-functional collaboration will enable us to have a stronger impact. The drive to tech-enabled transformation of therapeutic development is core to the fabric of our culture and our activities.

Our team building approach has been to combine the cutting-edge biological science of biotechs, the drug development excellence of big pharma, the scalability and durability of big tech, and the speed, agility, and disruption focus of AI startups. We have worked to bring together drug development expertise and engineering expertise into a single integrated operating model.

Our leadership includes:

•	David Berry (Chief Executive Officer and founder, and previous founder of over 20 startup biotech and sustainability companies);

•

Graeme Bell (Chief Financial Officer and previously chief financial officer at three other biotech companies, as well as chief financial officer of US operations and global head of investor relations at Merck);

•	Brandon Allgood (Chief Artificial Intelligence Officer, formerly Chief Technology Officer at Numerate);

•	Nish Lathia (Chief Product Officer, formerly General Manager for multiple world-wide businesses at Amazon);

•	Dan Troy (Chief Legal Officer and General Counsel, previously GC at GlaxoSmithKline and Chief Counsel at FDA);

•	Moni Miyashita (Chief Strategy Officer and previously Vice President of Corporate Development at IBM, as well as partner at Innosight);

•

Cissy Young (Executive Vice President, Chief People Officer and previously Managing Director in the Global Biotech & Pharmaceuticals Practice, the Board & CEO Practice, and the Diversity & Inclusion Practice at Russell Reynolds Associates, Inc.); and

•	Brett Blackman (Chief Innovation Officer, and previously Chief Scientific Officer for several Flagship Pioneering bioplatform companies).

Representing what we believe will be the future of drug development, the composition of our team is balanced between technology development and therapeutic research and development. Of our 173 full time employees as of August 15, 2021, more than 35% are technologists working to build and expand the computational capabilities of the Opal platform, and another 35% have a therapeutics background and are focused on deploying technologies in the context of drug development.

We pursue our projects and programs via cross-functional “Opal Teams” with interdisciplinary expertise combining clinical development, artificial intelligence, molecular & systems biology, software engineering, chemistry, computational sciences, protein science and more, to develop human-centric programs representing core integration across technology and life sciences. Our culture emphasizes trust and diversity, where people are generous with their ideas and put patients first.

Team

At Valo we take great pride in attracting and assembling an exceptional team, which as of August 15, 2021 has grown to 173 Valorians — as we call ourselves — who play a critical role in shaping and executing our mission. We bring together deep experiences across technology and drug development into a single interwoven operational fabric, and we believe this diversity of industry experience is key to our success. Members of our management team have held senior leadership positions at organizations that include IBM, Merck, Amazon, and GSK, as well as FDA. We couple integration with true deep operational expertise based on hands-on accomplishment at scale. The eight member senior leadership team and directors at Valo have collectively achieved:

•	>100 drug approvals

•	>1,000 regulatory filings

•	>1,000 clinical trials and

•	>28,000 built and deployed artificial intelligence models

Our founder and Chief Executive Officer, David Berry, M.D., Ph.D, joined Flagship Pioneering in 2005, where he has been a General Partner since 2015. While at Flagship, he has founded more than 20 companies, served as founding CEO of over 10 companies and has been involved with multiple initial public offerings and acquisitions. David is currently a named inventor on over 200 patents and patent applications.

Furthermore, we have attracted what we believe is a world-class board and group of investors to help support our vision. Our board and our investors are deeply aligned with our focus on integrating technology and life sciences with the aim of transforming drug discovery and development. They bring, through their deep experience, including senior leadership positions at companies including Novartis, Amazon, Bristol Myers Squibb, and Novell, an integrated view to Valo, consistent with the culture we have strived to build at every level of our organization.

Through June 30, 2021, we have raised approximately $393.5 million through the sale of our preferred units supported by a leading syndicate of investors, including Flagship Pioneering, Koch Disruptive Technologies, the Public Sector Pension Investment Board (PSP Investments) and others, who we believe share our view of the opportunity to transform drug discovery and development.

Competition

Valo is a technology company utilizing our Opal platform to discover and develop therapeutics. Currently our use of Opal is focused on advancing our internal programs, but in the future we may scale our impact through high-value discovery and development collaborations and partnerships and/or Opal-based software solutions. As such, we compete within multiple categories of the technology, pharmaceutical and biotechnology industries where companies are similarly working to integrate rapidly advancing technologies into their drug discovery and development activities, are creating scalable scientific platforms with the potential to generate large therapeutic pipelines, or are developing therapies targeting indications we currently or may choose to pursue. Due to the significant interest and growth in AI and computation more broadly, and in applying those technologies to drug discovery and development in particular, we expect the intensity of this competition to increase over time.

We believe we are the only life sciences company that is human-centric and fully integrated. The effort and investment required to develop a highly integrated experimental and computational platform similar to ours may hinder new entrants that are unable to invest the necessary capital and time and lack the breadth and depth of technical expertise required to develop competing capabilities. Furthermore, this approach requires deep relationships with multiple data partners for which the nature of data is not readily reproducible or obtainable. Further, we believe our flywheel will create an additional competitive moat, which creates further difficulty in getting to a scale of competitive data knowledge. Our ability to remain competitive will largely depend on our ability to continue to improve our Opal platform and to demonstrate success in our drug discovery and development efforts.

We aspire to become the first digitally native fully integrated pharmaceutical company. We believe that an enabler of our ability to scale our platform will be our ability to form partnerships with other life sciences and technology companies. Many existing, as well as emerging and future, technology and life sciences companies are seeking to collaborate, enter into agreements with or partner with other companies to combine capabilities to potentially accelerate development. While increased interest in computationally-enabled drug discovery and development could enhance interest in partnering with Valo, it could also result in increased competition for partnerships, potentially limiting our ability to scale our platform. Another currently envisioned component of our strategy is developing and marketing software solutions. As we expand into enabling external parties to use aspects of the Opal platform, we believe key competitive factors in our market may include, among other things, overall value proposition, level of customer satisfaction and functionality, ease of use, breadth and depth of solution and application functionality, brand awareness and reputation, integration, security, scalability and reliability of applications, total cost, ability to innovate and respond to customer needs rapidly, and ability to integrate with legacy enterprise infrastructures and third-party applications.

We face competition from major technology, pharmaceutical and biotechnology companies, academic institutions, governmental agencies, consortiums and public and private research institutions, among others, many of whom have significantly greater resources than we. Notable competitors include:

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Technology-Enabled Drug Discovery Companies. Such companies apply sophisticated computational tools to unlock novel insights or accelerate drug discovery and development across different points in the value chain within the legacy model of pharmaceutical development. Representative examples include Relay Therapeutics, Inc., AbCellera Biologics Inc., Schrodinger, Inc., Insitro, Inc., Recursion Pharmaceuticals, Inc., Adimab, LLC and Exscientia.

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Scalable Platform or Pooled Asset Companies. Such companies are applying novel scientific, technology, and/or business approaches with the potential to seed large numbers of therapeutic candidates. These companies may compete directly with our supply chain of predominantly small molecule therapeutics. Representative companies include Moderna, Inc., BioNTech SE, Roivant, and BridgeBio Pharma, Inc.

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Traditional Biopharmaceutical Companies. Such companies, while primarily engaged in late-stage clinical development and product commercialization, are increasingly making their own investments in the application of AI and advanced computational tools across the drug discovery and development value chain. Such investments may include collaborations or partnerships with other biotechnology companies (including Valo) from which we may benefit. Representative companies include Novartis International AG, Janssen (a subsidiary of Johnson & Johnson), Roche Holding AG, Merck & Co., Inc., Biogen, Inc., and Pfizer, Inc.

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Large Technology Companies. Large technology companies constantly seek growth opportunities. Technology-enabled drug discovery and development may represent a compelling opportunity for these companies, some of which have research groups or subsidiaries focused on drug discovery and others of which have signed large technology partnerships with biopharmaceutical companies. Representative companies include: Alphabet, Inc., Apple, Inc., Microsoft Corporation, and Amazon.com, Inc.

Furthermore, therapeutic products we are developing or may develop, face competition more broadly across the market for cost-effective and reimbursable treatments in our therapeutic areas, including cardiovascular-metabolic-renal, oncology, and neurodegenerative disease. In these therapeutic areas as well as others that we may choose to pursue in the future, common methods of treating patients include a variety of treatments that may include but are not limited to, surgery, behavioral modifications, radiation therapy, drug therapy, or a combination of such methods. There are a variety of available drug therapies marketed in our therapeutic areas. We expect that if our product candidates are approved, they will be priced at a significant premium over competitive generic, including branded generic, products. As a result, obtaining market acceptance of, and gaining a significant share of the market for, any of our product candidates that we successfully introduce to the market will pose challenges. We cannot predict what the standard of care will be as our product candidates progress through discovery and preclinical and clinical development.

Sales and marketing

Subject to receiving marketing approvals, we expect to commence commercialization activities for our therapeutic candidates by out-licensing to commercial entities, or by making arrangements with third parties or building a focused sales and marketing organization in the United States to sell our products. We believe that such an organization will be able to address the community of medical professionals who are the key specialists in treating the patient populations for which our product candidates are being developed. The responsibilities of the marketing organization would include developing educational initiatives with respect to approved products and establishing relationships with researchers and practitioners in relevant fields of medicine. Outside the United States, we expect to enter into distribution and other marketing arrangements with third parties for any of our product candidates that obtain marketing approval.

We also intend to use our Opal platform to enable our external ecosystem. In this approach, we plan to work with key stakeholders across the drug discovery and development value chain. In this respect, we may partner, license, sell services, or engage in software sales with customers.

Intellectual Property

We strive to protect the proprietary technologies that we believe are important to our business, including seeking and maintaining patent protection intended to cover the compositions of matter of our therapeutic candidates, their methods of use, related technologies, and other inventions that are important to our business. We employ a comprehensive approach to intellectual property protection and obtaining patent protection is not the only method that we utilize to protect our proprietary rights and technologies. We also utilize other forms of intellectual property protection, including trademark, copyright, internal know-how and trade secrets, when those other forms are better suited to protect a particular aspect of our intellectual property.

Our success depends in part on our ability to obtain and maintain intellectual property protection for our technology and therapeutics; to defend and enforce our patents, to preserve the confidentiality of our trade secrets, and to operate without infringing valid and enforceable patents and other proprietary rights of third parties; and to identify new opportunities for intellectual property protection. We additionally use exclusive and other such license and acquisition approaches to add data to layers of potential intellectual property protection. Our data approach is augmented with a flywheel approach to enable active learning and create a more dynamic data moat.

As of August 15, 2021, we owned or exclusively licensed over 430 issued or allowed patents and over 190 pending patent applications worldwide, which includes over 95 issued U.S. patents. We own registered trademarks and trademark applications for VALO, the VALO logo, and VALO OPAL COMPUTATIONAL PLATFORM in the U.S., and around the world through the Madrid Protocol.

We require our employees, consultants, outside scientific collaborators and other advisors to execute confidentiality and invention assignment agreements upon accepting employment or entering into other relationships with us. These agreements provide that all confidential information concerning our business, technology or financial affairs developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential. The agreements also provide that all inventions conceived by the individual, and which are related to our current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property. We are diligent in taking precautions that our proprietary information is not released to third parties through the use of a variety of physical and cyber security measures.

Valo’s Opal Computational Platform

Valo is a technology company utilizing our Opal computational platform to discover and develop therapeutics. Currently our use of Opal is focused on advancing our internal programs. We have four (4) issued U.S. patents and one pending application related to software and machine learning techniques related to drug discovery and development. These patents generally expire in 2023 and 2025, excluding any patent term adjustment or patent term extension. In addition, we protect our intellectual property related to Opal through trade secrets.

Patent Portfolio

Our current patent portfolio includes worldwide filings across a number of technologies and therapeutic targets.

Cardiovascular-Metabolic Renal Programs

•	We in-license our OPL-0301 portfolio from Sanofi, which includes three patent families. The first patent family includes a granted U.S. patent, over 50 foreign patents granted in such counties as

Australia, Canada, China, Germany, France, Israel, Italy, Japan, Mexico, Singapore, and United Kingdom, and patent applications pending in Brazil and Thailand, with claims directed to the composition of matter including our lead product candidate, where the granted patents and pending patent applications, if issued, are expected to expire in 2031, excluding any patent term adjustment or patent term extension. The second patent family includes a granted U.S. patent and a granted European patent (validated in Germany, France and United Kingdom) with claims directed to composition of matter of analogs, where the granted patents are expected to expire in 2028 and 2029, excluding any patent term adjustment or patent term extension. The third patent family includes a granted US patent, over 8 foreign patents allowed or granted in various countries such as Australia, Europe, China, Japan, Mexico, New Zealand and Russia, and over 8 patent applications pending in various countries such as Brazil, Canada, Korea, and Singapore, with claims directed to a method of treating acute kidney injury, where the granted patents and pending patent applications, if granted, are expected to expire in 2034, excluding any patent term adjustment or patent term extension.

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We in-license our OPL-0401 portfolio from Sanofi, which includes six patent families. The first patent family includes a granted US patent and over 35 foreign patents granted in various countries such as Germany, France, United Kingdom, Italy, Australia, Canada, China, and Japan, and has claims directed to the composition of matter of isoquinolone derivatives including our lead product candidate, where the foreign patents are expected to expire in 2026, excluding any patent term adjustment or patent term extension. The second patent family includes 5 patents granted in Germany, France, Hungary, Italy and the US, and has claims directed to the process for preparing isoquinolone derivatives, where the granted patents are expected to expire in 2028, excluding any patent term adjustment or patent term extension. The third patent family includes 4 patents granted in Germany, France, United Kingdom and the US, and has claims directed to the composition of matter of isoquinolone derivatives, where the granted patents are expected to expire in 2029, excluding any patent term adjustment or patent term extension. Two patent families include 2 granted US patents and over 70 foreign patents granted in various jurisdictions such as Austria, Belgium, Germany, Denmark, Spain, France, United Kingdom, Italy, Australia, Canada, China, Japan, Singapore, and Vietnam, and have claims directed to the crystalline forms of isoquinolone derivatives, where the granted patents are expected to expire in 2032, excluding any patent term adjustment or patent term extension. The sixth patent family includes a granted US patent, and over 15 foreign patents granted in various jurisdictions such as Germany, France, Italy, Australia, Canada, China, and Japan and has claims directed to the process of preparing isoquinolone derivatives, where the granted patents are expected to expire in 2032, excluding any patent term adjustment or patent term extension.

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In regards to our OPAL-0018 program portfolio, we own two patent families. The first patent family, which includes two granted U.S. patents with claims directed to composition of matter and methods of treating cancer, and one pending US patent application, where the granted patents and pending patent application, if granted, are expected to expire in 2027, excluding any patent term adjustment or patent term extension. The one patent with claims directed to methods of treating cancer is co-owned with the H. Lee Moffitt Cancer Center and Research Institute, Inc. The second patent family we own includes one pending US patent application and over 15 patent applications pending in various countries such as Australia, Canada, China, Israel, Japan, and Mexico, with claims directed to the composition of matter of isoindolines, where the granted patent and pending patent applications, if granted, are expected to expire in 2039, excluding any patent term adjustment or patent term extension.

•	We have yet to file patent applications directed to our all of our preclinical programs in this field.

Oncology Programs

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In regards to our OPL-0101 program, we own two pending PCT applications with claims directed to a composition of matter of bispecific fusion proteins and methods of treating an autoimmune or inflammatory disease, where patent applications claiming the benefit of these PCT applications, if issued, are expected to expire in 2040, excluding any patent term adjustment or patent term extension. We also in-license from Washington University two patent families. The first patent family includes a granted European patent, a granted US patent, and a pending US patent application with claims directed to a composition of matter of chimeric peptides, where the granted patents and pending US patent application are expected to expire in 2035, excluding any patent term adjustment or patent term extension. The second patent family that we in-license from Washington University includes a pending US patent application and over 5 foreign patent applications pending in various countries such as Australia, Canada, Europe, China and Japan with claims directed to the composition of matter of chimeric peptides, where the patent applications, if granted, are expected to expire in 2037, excluding any patent term adjustment or patent term extension.

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In regards to our OPAL-0021 program portfolio, we own four patent families and co-own five patent families with Genentech. The first patent family we own includes a granted US and a granted EP patent (validated in six countries such as Germany, France, and United Kingdom), with claims directed to the composition of matter of derivatives of squaric acid, where the granted patents are expected to expire in between 2024 and 2027, excluding any patent term adjustment or patent term extension. The second patent family we own includes a granted US patent, a pending US patent application, foreign patents granted in Mexico and Russia, and foreign patent applications pending in India and Japan, with claims directed to the composition of matter of piperidine derivatives, where the granted patents and pending patent application, if granted, are expected to expire in 2031, excluding any patent term adjustment or patent term extension. The third patent family we own includes a granted US patent, foreign patents granted in Europe, Mexico, and Russia, and a pending patent application in Brazil, with claims directed to the composition of matter of guanidine compounds, where the granted patents and pending patent application, if granted, are expected to expire in 2031, excluding any patent term adjustment or patent term extension. The fourth patent family we own includes a granted US patent, a granted patent in Russia, and a pending application in Russia, with claims directed to the composition of matter of inhibitor compounds, where the granted patents and pending patent application, if granted, are expected to expire in 2031, excluding any patent term adjustment or patent term extension. We co-own two patent families which includes 5 granted US patents, two pending US patent applications, over 3 foreign patent granted in countries such as Mexico, Russia, and Europe, and over 5 foreign patent application pending in various countries as Brazil, Mexico and Venezuela, with claims directed to the composition of matter of inhibitor compounds, where the granted patents and pending patent application, if granted, are expected to expire in 2031, excluding any patent term adjustment or patent term extension. The third patent family we co-own includes a granted US patent and a European patent validated in Spain and Italy, with claims directed to the composition of matter of pyridinyl and pyrimidinyl sulfoxide and sulfone compounds, where the granted patents are expected to expire in 2033, excluding any patent term adjustment or patent term extension. The fourth patent family we co-own includes a granted US patent, a pending US patent application and a foreign patent application pending in Singapore, with claims directed to the composition of matter of amido-benzyl sulfoxide and sulfone compounds, where the granted patents and pending patent applications, if granted are expected to expire in 2033, excluding any patent term adjustment or patent term extension. The fifth patent family we co-own includes two granted US patents, a pending US patent application, and over 40 foreign patents granted in such jurisdictions as Austria, Australia, Belgium, Canada, Switzerland, China, Germany, United Kingdom, Italy Japan, and Singapore, with claims directed to the composition of matter of amido spirocyclic amide and sulfonamide compounds, where the granted patents and pending patent application, if granted, are expected to expire in 2033, excluding any patent term adjustment or patent term extension.

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In our OPAL-0012 program portfolio, we own five patent families. One patent family includes three granted US patents, one pending US patent application, a granted European patent (validated in 11 countries), 5 foreign patents granted in such countries as China, India, and Japan, and over 15 foreign applications pending in various countries such as Australia, Canada, Korea, Mexico, New Zealand, and South Africa with claims directed to the composition of matter of pyrrolo and pyrazolopyrimidines compounds. Patents and patent applications, if granted, in this family are expected to expire in 2035, excluding any patent term adjustment or patent term extension. In the other four patent families, we own over 15 US patents and four pending US patent applications with claims directed to the composition of matter of analog compounds, which are expected to expire between 2035 and 2036, excluding any patent term adjustment or patent term extension.

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In regards to our OPAL-0014 and OPAL-0015 program portfolios, we own five patent families. Two patent families include two granted US patents with claims directed to the composition of matter of inhibitor compounds, a pending US patent application, a granted European patent (validated in 8 countries) and over 5 foreign patent applications pending in various countries such as Canada, China, Europe, and India. The granted patents and pending patent applications, if granted, are expected to expire in 2037, excluding any patent term adjustment or patent term extension. One patent family with claims directed to the composition of matter of USP25/28 inhibitor compounds includes a pending US patent application and over 5 foreign patent applications pending in various countries such as Australia, Canada, Europe, and Japan, where if the patent applications are granted, they are expected to expire in 2038, excluding any patent term adjustment or patent term extension. Two patent families include two pending US patent applications, and over 15 foreign patent applications pending in various countries such as Australia, Canada, China, India, Japan and Mexico, where if the patent applications are granted, they are expected to expire in 2039, excluding any patent term adjustment or patent term extension.

•	We have yet to file patent applications directed to all of our preclinical programs in this field.

Neurodegenerative Programs

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In regards to our OPAL-0016 program portfolio, we own eight patent families including over 30 US patents, over 5 pending US patent applications, over 30 foreign patents granted in various countries such as Australia, Germany, Spain, France, Italy, Mexico, Netherlands, and Taiwan, and over 30 foreign patent application pending in various countries such as Brazil, Canada, China, Israel, India, Japan, and Korea with claims directed to the composition of matter of HDAC6 inhibitor compounds. The granted patents and pending patent applications, if granted, are expected to expire 2036 through 2037, excluding any patent term adjustment or patent term extension.

•	We have yet to file patent applications directed to all of our preclinical programs in this field.

Strategic Agreements

We plan to partner with biotechnology companies, pharmaceutical companies, healthcare management organizations, and other providers of real-world evidence to continue to build our platform, identify insights about biology and disease, and execute compute-enabled drug development. We have also used strategic agreements to build our platform and technological capabilities. Our existing agreements take three primary forms: data licensing agreements, agreements to enhance our technology, and asset-centric agreements.

Data Licensing

We have a number of data licensing agreements with third parties, providing us access to rich, high-quality data that we leverage to build and apply Opal, as described above. These agreements take different forms, and we do not consider any one dataset to be a primary driver of our platform capabilities. Rather, it is the combined nature of these datasets and their combined representation and quality, coupled with our ability to fuse these datasets together and build a framework for analysis to gain unique insights, that enables our competitive advantage.

Enhancing Technology

In building our platform, we have undergone two transactions to harness additional technological capabilities and skilled people to leverage them.

Numerate

In September 2019, Valo, Numerate, Inc. (Numerate), and Lanza TechVentures Fund I, L.P., as securityholder representative, signed an asset purchase agreement, pursuant to which we purchased certain of Numerate’s assets, including Numerate’s cloud-based computational software platform, preclinical chemical design computational models, some internal drug programs, and other capabilities Numerate used for computational drug design. Numerate was a computational drug design company applying AI to transform small molecule drug discovery. Numerate had established numerous business relationships with pharmaceutical and similar companies. Through purchasing Numerate’s assets, we were able to enhance the discovery capabilities of our platform. We supported this asset purchase by hiring Numerate employees with expertise and familiarity with our newly acquired capabilities.

Forma

In March 2020, we entered into an Asset Purchase Agreement with Forma Therapeutics, Inc. (the Forma Agreement) to acquire Forma’s early stage hit discovery capabilities. Pursuant to the Forma Agreement, we purchased certain assets, including specified intellectual property, from Forma in exchange for $17.5 million in cash, $2.5 million of which was paid at closing and the remaining $15.0 million which was to be paid in incremental payments through June 2021, $0.6 million of reimbursements for expenses prepaid by Forma, the benefits of which was transferred to us, and $10.0 million of preferred equity in our then next equity financing round. During the fourth quarter of 2020, we closed our Series B equity financing round and in connection with the closing, issued Series B Units in an amount equal to $10.0 million to Forma and paid the remaining balance of incremental payments due. Forma is also eligible to receive low single digit future royalties on the aggregate net sales of any products that bind to a target in certain identified limited target classes, on a product-by-product and country-by-country basis during the period of time commencing at the time of the first commercial sale of such product in such country, until the later of (i) the expiration of certain related patents and (ii) ten years after such first commercial sale. As part of the acquisition, we hired 23 employees from Forma, took over Forma’s lease for its Branford, Connecticut laboratory, subleased part of its Watertown, Massachusetts laboratory space (since moved to a new laboratory space in Lexington, Massachusetts) and assumed certain service and other contracts. We also acquired certain chemical libraries; automated screening approaches, capabilities and equipment; and automated chemical synthesis and purification capabilities.

Asset-Centric Agreements

To both demonstrate and further build our platform capabilities, we have licensed clinical-stage assets that we intend to develop using our combination of human and machine intelligence and have also acquired a company with a lead asset at the IND-enabling study phase and its own therapeutics platform.

License Agreements with Sanofi

In February 2021, we entered into a license agreement with Sanofi (the S1P1R License Agreement) pursuant to which we licensed a clinical stage, G-protein pathway biased S1P1 receptor (S1P1R) agonist from Sanofi. Pursuant to the S1P1R License Agreement, we agree to use commercially reasonable efforts to develop the licensed product for at least one indication in the United States and two other countries. The S1P1R License Agreement triggered an upfront payment of $7.5 million, and an additional $7.5 million payment due in two equal annual installments over the following two years. We will also be obligated to make milestone payments up to an aggregate of $45 million upon meeting certain development and regulatory milestones and $145 million upon the achievement of certain commercial milestones, as well as mid-single to low teen digit royalties based on annual net sales on any licensed product, subject to specified reductions. We will be obligated to continue to pay royalties on a licensed product-by — licensed product and country-by-country basis.

In May 2021, we entered into a license agreement with Sanofi (the ROCKi License Agreement) pursuant to which we licensed a clinical stage, Rho Kinase inhibitor from Sanofi. Pursuant to the ROCKi License

Agreement, we agree to use commercially reasonable efforts to develop the licensed product for at least one indication in the United States and one other country. The ROCKi License Agreement triggered an upfront payment to Sanofi of $7.5 million. We will also be obligated to make milestone payments up to an aggregate of $142.5 million upon meeting certain development and regulatory milestones and $175 million upon the achievement of certain commercial milestones, as well as mid-single to low teen digit royalties based on annual net sales on any licensed product, subject to specified reductions. We will be obligated to continue to pay royalties on a licensed product-by-licensed product and country-by-country basis.

Under both License Agreements, our licenses are exclusive; world-wide; include relevant compounds, know-how, and patents; and cover all human therapeutic, prophylactic, diagnostic and treatment uses. The terms of these License Agreements expire on a licensed product-by-licensed product and country-by-country basis until the expiration of all royalty terms. The License Agreements can be terminated (i) by either party if the other party remains in material breach of the license agreement following a cure period to remedy the breach, (ii) by us at will, (iii) by either party, in its entirety, upon the other party’s bankruptcy or insolvency, or (iv) by Sanofi, in its entirety, if we challenge a patent licensed by Sanofi to us under the agreement. The License Agreements also establish mechanisms for collaboration, coordination, and communication between us and Sanofi, including a data disclosure committee to manage transfer of data from Sanofi to us.

Courier Purchase Agreement

In May 2021, we purchased all of the securities of Courier Therapeutics, Inc. (Courier). Courier has a cytotoxic-lymphocyte targeting therapy platform, intended to make cancer immunotherapy safer and more efficacious. Courier’s first application of its technology is a fusion protein agonist, which is designed to specifically target and activate NK and CD8+ T lymphocytes. Under the securities purchase agreement, we owe former Courier shareholders payments for certain development, regulatory, and commercial milestones, up to an aggregate of $170 million for an individual product candidate, subject to specified reductions. The number of attainments of a development milestone triggering a given milestone payment obligation is capped at 2 or 3, depending on the milestone. In addition, we agree to create a subsidiary for each asset produced using the Courier platform once it reaches IND filing and issue the former Courier shareholders 10% of the equity in each such subsidiary.

Government Regulation

Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, manufacture, testing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products, and any future product candidates. Generally, before a new drug, biologic or diagnostic can be marketed, considerable data demonstrating its quality, safety and efficacy (or in the case of a biologic, purity and potency) must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved, authorized, or cleared by the applicable regulatory authority.

U.S. Government Regulation of Drug and Biological Products

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and its implementing regulations and biologics under the FDCA and the Public Health Service Act, or PHSA, and their implementing regulations. Both drugs and biologics also are subject to other federal, state and local statutes and regulations, such as those related to competition. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative actions or judicial sanctions. These actions and sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, untitled or warning letters, voluntary or mandatory product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal fines or penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, the market acceptance of our products and our reputation.

Our product candidates must be approved by the FDA pursuant to either a New Drug Application, or NDA, or a Biologics License Application, or BLA, before they may be legally marketed in the United States. The process generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practices, or GLP, requirements;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an Institutional Review Board, or IRB, or independent ethics committee at each clinical trial site before each human trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, Good Clinical Practices, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	submission to the FDA of an NDA or BLA;

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to accept the filing for review;

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satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with Current Good Manufacturing Practices, or cGMP, requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, strength, quality and purity;

•	potential FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

•	payment of user fees for FDA review of the NDA or BLA; and

•	FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug or biologic in the United States.

The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and the regulatory scheme for drugs and biologics is evolving and subject to change at any time. We cannot be certain that any approvals for our product candidates will be granted on a timely basis, or at all.

Preclinical Studies

Before testing any drug or biological candidate in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess safety and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP regulations for safety/toxicology studies.

An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans, and must become effective before human clinical trials may begin. Some long-term preclinical testing, such as animal tests of reproductive AEs and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time, the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence. Additionally, the review of information in an IND submission may prompt FDA to, among other things, scrutinize existing INDs or marketed products and could generate requests for information or clinical holds on other product candidates or programs.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about certain clinical trials, including clinical trial results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA or BLA. The FDA will accept a well-designed and well-conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials generally are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, and may overlap.

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Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the product candidate.

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Phase 2 clinical trials involve studies in disease-affected patients to evaluate proof of concept and/or determine the dose required to produce the desired benefits. At the same time, safety and further PK and PD information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

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Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product labeling.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators 15 days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected AEs, findings from other studies or animal or in vitro testing that suggest a significant risk for human subjects and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Phase 1, Phase 2, Phase 3 and other types of clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biologic has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated check points based on access to certain data from the trial. Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the drug or biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidates do not undergo unacceptable deterioration over their shelf life.

FDA Review Process

Following completion of the clinical trials, data are analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of an NDA or BLA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. The NDA or BLA is a request for approval to market the drug or biologic for one or more specified indications and must contain proof of safety and efficacy for a drug or safety, purity and potency for a biologic. The application may include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of FDA. FDA approval of an NDA or BLA must be obtained before a drug or biologic may be marketed in the United States.

Under the Prescription Drug User Fee Act (“PDUFA”) as amended, each NDA or BLA must be accompanied by a user fee. FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA reviews all submitted NDAs and BLAs before it accepts them for filing, and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA or BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or original BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Before approving an NDA or BLA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel products or products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug or biologic with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The Complete Response Letter may require the applicant to obtain additional clinical data, including the potential requirement to conduct additional pivotal Phase 3 clinical trial(s) and/or to complete other significant and time-consuming requirements related to clinical trials, or to conduct additional preclinical studies or manufacturing activities. If a Complete Response Letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.

Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if our product is determined to be contained within the scope of the competitor’s product for the same indication or disease. If we pursue marketing approval for an indication broader than the orphan drug designation we have received, we may not be entitled to orphan drug exclusivity. Orphan drug status in the EU has similar, but not identical, requirements and benefits.

Expedited Development and Review Programs

A sponsor may seek to develop and obtain approval of its product candidates under programs designed to accelerate the development, FDA review and approval of new drugs and biologics that meet certain criteria. For example, the FDA has a fast track program that is intended to expedite or facilitate the process for reviewing new drugs and biologics that are intended to treat a serious or life threatening disease or condition and demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. For a fast track-designated product, the FDA may consider sections of the NDA or BLA for review on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application. The sponsor can request the FDA to designate the product for fast track status any time before receiving NDA or BLA approval, but ideally no later than the pre-NDA or pre-BLA meeting.

Additionally, a drug or biologic may be eligible for designation as a breakthrough therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If the FDA designates a breakthrough therapy, it may take actions appropriate to expedite the development and review of the application, which may include holding meetings with the sponsor and the review team throughout the development of the therapy; providing timely advice to, and interactive communication with, the sponsor regarding the development of the drug to ensure that the development program to gather the nonclinical and clinical data necessary for approval is as efficient as practicable; involving senior managers and experienced review staff, as appropriate, in a collaborative, cross-disciplinary review; assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor; and considering alternative clinical trial designs when scientifically appropriate, which may result in smaller trials or more efficient trials that require less time to complete and may minimize the number of patients exposed to a potentially less efficacious treatment. Breakthrough therapy designation comes with all of the benefits of fast track designation, which means that the sponsor may file sections of the BLA for review on a rolling basis if certain conditions are satisfied, including an agreement with the FDA on the proposed schedule for submission of portions of the application and the payment of applicable user fees before the FDA may initiate a review.

A product submitted to the FDA for marketing, including under a fast track or breakthrough therapy program, may be eligible for other types of FDA programs intended to expedite development or review, such as priority review and accelerated approval. Priority review means that, for a new molecular entity or original BLA, the FDA sets a target date for FDA action on the marketing application at six months after accepting the application for filing as opposed to ten months. A product is eligible for priority review if it is designed to treat a serious or life-threatening disease condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biologic designated for priority review in an effort to facilitate the review. If criteria are not met for priority review, the application for a new molecular entity or original BLA is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

A product may also be eligible for accelerated approval if it is designed to treat a serious or life-threatening disease or condition and demonstrates an effect on either a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”) that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the disease or condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biologic receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. FDA may withdraw approval of a drug or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, breakthrough therapy designation, priority review, and accelerated approval do not change the standards for approval.

Post-Marketing Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping activities, reporting of adverse experiences, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug or biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA/BLA or NDA/BLA supplement, which may require the development of additional data or preclinical studies and clinical trials. The FDA may also place other conditions on approvals including requirements to assure the safe use of the product, which can include medication guides, physician communication plans, restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP regulations. We rely, and expect to continue to rely, on third parties for the production of clinical and, in the future, commercial quantities of our products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved drugs or biologics are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA or BLA, including recall.

Once an approval is granted, the FDA may issue enforcement letters or withdraw the approval of the product if compliance with regulatory requirements and standards is not maintained or if problems occur after the drug or biologic reaches the market. Corrective action could delay drug or biologic distribution and require significant time and financial expenditures. Later discovery of previously unknown problems with a drug or biologic, including AEs of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the drug or biologic, suspension of the approval, complete withdrawal of the drug from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of drug or biologic approvals;

•	drug or biologic seizure or detention, or refusal to permit the import or export of drugs; or

•	injunctions or the imposition of civil or criminal penalties.

Biosimilars and Exclusivity

Certain of our product candidates are regulated as biologics. An abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product was created by the Biologics Price Competition and Innovation Act of 2009 (“BPCI Act”), as part of the ACA. This amendment to the PHSA, in part, attempts to minimize duplicative testing. Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical trial or trials. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch. Complexities associated with the larger, and often more complex, structure of biological products as compared to small molecule drugs, as well as the processes by which such products are manufactured, pose significant hurdles to implementation that are still being worked out by the FDA.

A reference biological product is granted four and twelve year exclusivity periods from the time of first licensure of the product. The FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product, and the FDA will not approve an application for a biosimilar or interchangeable product based on the reference biological product until twelve years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity, or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity, or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor.

Other Regulatory Matters

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business that may constrain the financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing authorization. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, and transparency laws and regulations related to drug pricing and payments and other transfers of value made to physicians and other healthcare providers. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment.

Current and Future Legislation

In the United States and some foreign jurisdictions, there have been, and likely will continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system directed at broadening the availability of healthcare, improving the quality of healthcare, and containing or lowering the cost of healthcare.

For example, in March 2010, the ACA was enacted in the United States. The ACA includes measures that have significantly changed, and are expected to continue to significantly change, the way healthcare is financed by both governmental and private insurers. Among the provisions of the ACA of greatest importance to the pharmaceutical industry are that the ACA:

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made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs to 23.1% of average manufacturer price, or AMP, and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP.

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imposed a requirement on manufacturers of branded drugs to provide a 70% (increased pursuant to the Bipartisan Budget Act of 2018, effective as of 2019) point-of-sale discount off the negotiated price of branded drugs dispensed to Medicare Part D beneficiaries in the coverage gap (i.e., “donut hole”) as a condition for a manufacturer’s outpatient drugs being covered under Medicare Part D.

•	extended a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations.

•	expanded the entities eligible for discounts under the 340B Drug Discount Program.

•	established a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected.

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imposed an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs, apportioned among these entities according to their market share in certain government healthcare programs.

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established a Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products. The ACA established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden had issued an executive order to initiate a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and will remain open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the healthcare reform measures of the Biden administration or other efforts to challenge, repeal or replace the ACA, if any, will impact the ACA.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, This included aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013, and due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the temporary suspension from March 31, 2020 through December 31, 2021, unless additional Congressional action is taken. Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in several Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for pharmaceutical products.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Further, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 (“Right to Try Act”), was signed into law. The law, among other things, provides a federal framework for certain patients to request access to certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

We cannot predict what healthcare reform initiatives may be adopted in the future. Further federal, state and foreign legislative and regulatory developments are likely, and we expect ongoing initiatives to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from product candidates and may affect our overall financial condition and ability to develop product candidates.

Other U.S. Environmental, Health and Safety Laws and Regulations

We may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or BLA plus the time between the submission date of an NDA or BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA or BLA.

Marketing exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

European Union Drug Development

In the EU, our future products also may be subject to extensive regulatory requirements governing, among other things, clinical trials and any commercial sales and distribution of our future product candidates as well as applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or other transfers of value to healthcare professionals.

Whether or not we obtain FDA approval for a product candidate, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product candidates in those countries. The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Failure to comply with applicable foreign regulatory requirements, may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Similar to the United States, the various phases of preclinical and clinical research in the EU are subject to significant regulatory controls. Non-clinical studies are performed to demonstrate the health or environmental safety of new chemical or biological substances. Non-clinical studies must be conducted in compliance with the principles of good laboratory practice, or GLP, as set forth in EU Directive 2004/10/EC. In particular, non-clinical studies, both in vitro and in vivo, must be planned, performed, monitored, recorded, reported and archived in accordance with the GLP principles, which define a set of rules and criteria for a quality system for the organizational process and the conditions for non-clinical studies. These GLP standards reflect the Organization for Economic Co-operation and Development requirements.

Although the EU Clinical Trials Directive 2001/20/EC (“Clinical Trials Directive”), has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU Member States have transposed and applied the provisions of the Directive differently into their national laws as directives must be given effect through transposition into the national domestic laws of the EU Member States. This has led to significant variations in the Member State regimes.

Clinical trials of medicinal products in the EU must be conducted in accordance with EU and national regulations and the International Conference on Harmonization, or ICH, guidelines on good clinical practices, or GCP, as well as the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If the sponsor of the clinical trial is not established within the EU, it must appoint an EU entity to act as its legal representative. The sponsor must take out a clinical trial insurance policy, and in most EU Member States, the sponsor is liable to provide ‘no fault’ compensation to any study subject injured in the clinical trial.

Certain countries outside of the United States, including the EU, have a similar process that requires the submission of a clinical study application much like the IND prior to the commencement of human clinical studies. Before a clinical trial can be initiated a clinical trial application, or CTA, must be submitted to each country’s national competent authority and an independent ethics committee, or EC, much like the FDA and the IRB, respectively. Once the CTA is approved by the national competent authority and the EC has granted a positive opinion in relation to the conduct of the trial in the relevant Member State(s), in accordance with a country’s requirements, clinical study development may proceed. The CTA must include, among other things, a copy of the trial protocol and an investigational medicinal product dossier containing information about the manufacture and quality of the medicinal product under investigation. Currently, CTAs must be submitted to the national competent authority in each EU Member State in which the trial will be conducted. Under the new

Clinical Trials Regulation (EU) No 536/2014, or CTR, which is currently expected to become applicable by January 31, 2022, there will be a centralized application procedure where one national authority takes the lead in reviewing the application and the other national authorities have only limited involvement. Any substantial changes to the trial protocol or other information submitted with the CTA must be notified to or approved by the relevant national competent authorities and ECs. Medicines used in clinical trials must be manufactured in accordance with good manufacturing practice, or GMP. Other national and EU-wide regulatory requirements may also apply. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the national competent authorities and ECs of the Member State where they occurred.

The EU clinical trials legislation is currently undergoing a transition process mainly aimed at harmonizing and streamlining clinical-trial authorization, simplifying adverse-event reporting procedures, improving the supervision of clinical trials and increasing their transparency. In April 2014, the EU adopted the CTR which is set to replace the current Clinical Trials Directive. It will overhaul the current system of approvals for clinical trials in the EU. Unlike directives, which must be given effect through transposition into the national domestic laws of the EU Member States, the CTR will be directly applicable in all Member States, and aims at simplifying and streamlining the approval of clinical trials in the EU. For instance, the new Regulation provides for a streamlined application procedure via a single entry point and strictly defined deadlines for the assessment of clinical trial applications.

European Union Drug Marketing

Much like the Anti-Kickback Statue prohibition in the United States, the provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the EU. The provision of benefits or advantages to induce or reward improper performance generally is governed by the national anti-bribery laws of the EU Member States, and the Bribery Act 2010 in the UK. Infringement of these laws could result in substantial fines and imprisonment. EU Directive 2001/83/EC, which is the EU Directive governing medicinal products for human use, further provides that, where medicinal products are being promoted to persons qualified to prescribe or supply them, no gifts, pecuniary advantages or benefits in kind may be supplied, offered or promised to such persons unless they are inexpensive and relevant to the practice of medicine or pharmacy. This provision has been transposed into the Human Medicines Regulations 2012 and so remains applicable in the UK despite its departure from the EU.

Payments made to physicians in certain EU Member States must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EU Member States.

European Union Drug Review and Approval

In the EU, medicinal products can only be commercialized after obtaining a marketing authorization (“MA”). To obtain regulatory approval of an investigational medicinal product under EU regulatory systems, we must submit a MA application, or MAA. The process for doing this depends, among other things, on the nature of the medicinal product. There are two types of MAs.

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The centralized MA is issued by the European Commission through the centralized procedure, based on the opinion of the Committee for Medicinal Products for Human Use (“CHMP”) of the European Medicines Agency (“EMA”), and is valid throughout the entire territory of the EU and in the additional countries of the European Economic Area (i.e. Norway, Iceland and Liechtenstein). The centralized procedure is mandatory for certain types of products, such as (i) medicinal products derived from biotechnology medicinal products, (ii) designated orphan medicinal products, (iii) advanced-therapy medicinal products (gene therapy, somatic cell-therapy or tissue-engineered medicines) and (iv) medicinal products containing a new active substance indicated for the treatment of HIV/AIDS, cancer, neurodegenerative diseases, diabetes, auto-immune and other immune dysfunctions and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EU, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

Under the centralized procedure the maximum timeframe for the evaluation of a MAA, by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of a MAA considerably beyond 210 days. Where the CHMP gives a positive opinion, it provides the opinion together with supporting documentation to the European Commission, who makes the final decision to grant an MA, which is issued within 67 days of receipt of the EMA’s CHMP opinion.

In exceptional cases, the CHMP might perform an accelerated review of a MA in no more than 150 days (not including clock stops). Innovative products that target an unmet medical need and are expected to be of major public health interest may be eligible for a number of expedited development and review programs, such as the PRIME scheme, which provides incentives similar to the breakthrough therapy designation in the U.S., PRIME is a voluntary scheme aimed at enhancing the EMA’s support for the development of medicines that target unmet medical needs. It is based on increased interaction and early dialogue with companies developing promising medicines, to optimize their product development plans and speed up their evaluation to help them reach patients earlier. Product developers that benefit from PRIME designation can expect to be eligible for accelerated assessment but this is not guaranteed. The benefits of a PRIME designation include the appointment of a CHMP rapporteur before submission of a MAA, early dialogue and scientific advice at key development milestones, and the potential to qualify products for accelerated review earlier in the application process.

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National MAs, which are issued by the competent authorities of the EU Member States and only cover their respective territory, are available for products not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in an EU Member State, this national MA can be recognized in another Member States through the mutual recognition procedure. If the product has not received a national MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the decentralized procedure. Under the decentralized procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought.

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the EU Member States make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

MAs have an initial duration of five years. After these five years, the authorization may be renewed for an unlimited period on the basis of a reevaluation of the risk-benefit balance.

Now that the United Kingdom (which comprises Great Britain and Northern Ireland) has left the EU, Great Britain will no longer be covered by centralized MAs (under the Northern Irish Protocol, centralized MAs will continue to be recognized in Northern Ireland). All medicinal products with a current centralized MA were automatically converted to Great Britain MAs on January 1, 2021. For a period of two years from January 1, 2021, the Medicines and Healthcare products Regulatory Agency, or MHRA, the UK medicines regulator, may rely on a decision taken by the European Commission on the approval of a new MA in the centralized procedure, in order to more quickly grant a new Great Britain MA. A separate application will, however, still be required. The MHRA also has the power to have regard to MAs approved in EU Member States through decentralized or mutual recognition procedures with a view to more quickly granting a MA in the United Kingdom or Great Britain.

European Union Data and Marketing Exclusivity

The EU also provides opportunities for market exclusivity. In the EU, upon receiving an MA, innovative medicinal products generally receive eight years of data exclusivity and an additional two years of market exclusivity. The data exclusivity, if granted, prevents generic or biosimilar applicants from referencing the innovator’s preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar MA in the EU, for a period of eight years from the date on which the reference product was first authorized in the EU. During the additional two-year period of market exclusivity, a generic or biosimilar MAA can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until 10 years have elapsed from the initial MA of the reference product in the EU. The overall ten-year market exclusivity period can be extended to a maximum of 11 years if, during the first eight years of those ten years, the MA holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are determined to bring a significant clinical benefit in comparison with currently approved therapies. Even if an innovative medicinal product gains the prescribed period of data exclusivity, however, another company may market another version of the product if such company obtained a MA based on a MAA with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials. There is no guarantee that a product will be considered by the EU’s regulatory authorities to be a new chemical entity/innovative medicinal product, and therefore products may not qualify for data exclusivity.

In the EU, there is a special regime for biosimilars, or biological medicinal products that are similar to a reference medicinal product but that do not meet the definition of a generic medicinal product, for example, because of differences in raw materials or manufacturing processes. For such products, the results of appropriate preclinical or clinical trials must be provided, and guidelines from the EMA detail the type of quantity of supplementary data to be provided for different types of biological product. There are no such guidelines for complex biological products, such as gene or cell therapy medicinal products, and so it is unlikely that biosimilars of those products will currently be approved in the EU. However, guidance from the EMA states that they will be considered in the future in light of the scientific knowledge and regulatory experience gained at the time.

Supplementary protection certificates

In the EU, supplementary protection certificates, or SPCs, are available to extend a patent term up to five years to compensate for patent term lost during regulatory review, and can be extended (if any is in effect at the time of approval) for an additional six months if data from clinical trials is obtained in accordance with an agreed-upon pediatric investigation plan, or PIP, provided an application for such extension is made at the same time as filing the SPC application for the product, or at any point up to 2 years before the SPC expires. Although all EU member states must provide SPCs, SPCs must be applied for and granted on a country-by-country basis.

Regulation (EU) No. 2019/933 notably amended Article 5 of Regulation (EC) No. 469/2009 to provide for an exception to the protection conferred by the SPC. Subject to stringent requirements, it should be possible to manufacture a product or a medicinal product containing that product, protected by a SPC, for export to third countries (non-EU countries) where the product or medicinal product is not or no longer protected; or for storage to supply it immediately after its protection expiry.

European Union Orphan Designation and Exclusivity

The criteria for designating an “orphan medicinal product” in the EU are similar in principle to those in the United States. A medicinal product can be designated as an orphan if its sponsor can establish that (1) the product is intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions; (2) either (i) such condition affects not more than five in 10,000 persons in the EU when the application is made, or (ii) the product, without the benefits derived from the orphan status would not generate sufficient return in the

EU to justify the necessary investment in its development; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized for marketing in the EU, or, if a method exists, the product would be a significant benefit to those affected compared to the product available.

In the EU, an application for designation as an orphan product can be made any time prior to the filing of the application for MA. Orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and are, upon grant of an MA, entitled to a ten years of market exclusivity for the approved therapeutic indication. During this market exclusivity period, neither the EMA nor the European Commission nor any of the competent authorities in the EU Members States can accept an application or grant an MA for a “similar medicinal product.” A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. The applicant will receive a fee reduction for the MAA if the orphan drug designation has been granted, but not if the designation is still pending at the time the MAA is submitted. The period of market exclusivity is extended by two years for orphan medicinal products that have also complied with an agreed PIP. No extension to any SPCs can be granted on the basis of pediatric studies for orphan indications. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

The period of orphan market exclusivity may however be reduced to six years if, at the end of the fifth year, it is established that the orphan drug designation criteria are no longer met, including where it is shown that the prevalence of the condition has increased above the threshold or it is judged that the product is sufficiently profitable not to justify maintenance of market exclusivity. Granting of an authorization for another similar orphan medicinal product where another product has market exclusivity can happen at any time if: (i) the second applicant can establish that its product, although similar to the authorized product is safer, more effective or otherwise clinically superior; (ii) the MA holder of the authorized product consents to a second orphan medicinal product application; or (iii) the MA holder of the authorized product cannot supply sufficient quantities of the orphan medicinal product.

From January 1, 2021, a separate process for orphan drug designation will apply in Great Britain. There will be no pre-MA orphan designation (as there is in the EU) and the application for orphan designation will be reviewed by the MHRA at the time of the MAA. The criteria are the same as in the EU, save that they apply to Great Britain only (e.g., there must be no satisfactory method of diagnosis, prevention or treatment of the condition concerned in Great Britain).

Post-Approval Requirements

Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the European Commission and/or the competent regulatory authorities of the Member States. The holder of an MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports, or PSURs.

All new MAAs must include a risk management plan, or RMP, describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies.

The advertising and promotion of medicinal products is also subject to laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the EU. Although general requirements for advertising and promotion of medicinal products are established under EU directives, the details are governed by regulations in each Member State and can differ from one country to another.

The aforementioned EU rules are generally applicable in the European Economic Area, or EEA, which consists of the 27 EU Member States plus Norway, Liechtenstein and Iceland.

Failure to comply with EU and Member State laws that apply to the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of the MA, manufacturing of pharmaceutical products, statutory health insurance, bribery and anti-corruption or with other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials, or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.

Brexit and the Regulatory Framework in the United Kingdom

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the EU (commonly referred to as Brexit). The United Kingdom formally left the EU on January 31, 2020. A transition period began on February 1, 2020, during which EU pharmaceutical law remained applicable to the United Kingdom, however, this ended on December 31, 2020. The EU and the United Kingdom have concluded a trade and cooperation agreement, or TCA, which was provisionally applicable since January 1, 2021 and has been fully applicable since May 1, 2021. The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition GMP, inspections of manufacturing facilities for medicinal products and GMP documents issued, but does not foresee wholesale mutual recognition of UK and EU pharmaceutical regulations. It remains to be seen how Brexit will impact regulatory requirements for medicinal products and devices in the United Kingdom in the long term. The MHRA has recently published detailed guidance for industry and organizations to follow now the transition period is over, which will be updated as the United Kingdom’s regulatory position on medicinal products and medical devices evolves over time.

European & UK Data Collection

The collection and use of personal health data in the EU is governed by the General Data Protection Regulation, or GDPR, which became effective May 25, 2018. The GDPR also applies to EEA countries. The GDPR applies to any company established in the EEA and to companies established outside the EEA that process personal data in connection with the offering of goods or services to data subjects in the EU or the monitoring of the behavior of data subjects in the EEA. The GDPR enhances data protection obligations for data controllers of personal data, including stringent requirements relating to the consent of data subjects, expanded disclosures about how personal data is used, requirements to conduct privacy impact assessments for “high risk” processing, limitations on retention of personal data, mandatory data breach notification, requirements to implement appropriate technical and organizational measures to safeguard personal data, and “privacy by design” requirements, and creates direct obligations on service providers acting as data processors. The GDPR also imposes strict rules on the transfer of personal data outside of the EEA to countries that do not ensure an adequate level of protection, like the United States. Failure to comply with the requirements of the GDPR and the related national data protection laws of the EEA countries may result in fines up to €20 million or 4% of a company’s global annual revenues for the preceding financial year, whichever is higher. Moreover, the GDPR grants data subjects the right to claim material and non-material damages resulting from infringement of the GDPR. Given the breadth and depth of changes in data protection obligations, maintaining compliance with the GDPR, will require significant time, resources and expense, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. This may be onerous and adversely affect our business, financial condition, results of operations and prospects.

In addition, further to the United Kingdom’s exit from the EU on January 31, 2020, the GDPR ceased to apply in the United Kingdom at the end of the transition period on December 31, 2020. However, as of January 1, 2021, the United Kingdom’s European Union (Withdrawal) Act 2018 incorporated the GDPR (as it existed on December 31, 2020 but subject to certain UK specific amendments) into UK law, referred to as the UK GDPR. The UK GDPR and the UK Data Protection Act 2018 set out the United Kingdom’s data protection regime, which is independent from but aligned to the EU’s data protection regime. Non-compliance with the UK GDPR may result in monetary penalties of up to £17.5 million or 4% of worldwide revenue, whichever is higher. Like the EU GDPR, the UK GDPR restricts personal data transfers outside the United Kingdom to countries not regarded by the United Kingdom as providing adequate protection (this means that personal data transfers from the United Kingdom to the EEA remain free flowing). The European Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards. However, the United Kingdom adequacy decision will automatically expire in June 2025 unless the European Commission renews or extends that decision.

Rest of the World Regulation

For other countries outside of the EU and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Additionally, the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and

Additional Laws and Regulations Governing International Operations

If we further expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The Foreign Corrupt Practices Act, or FCPA, prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If we expand our presence outside of the United States, it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit our growth potential and increase our development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The U.S. Securities and Exchange Commission, or the SEC, also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Coverage and Reimbursement

Successful commercialization of new drug products depends in part on the extent to which coverage and reimbursement for those drug products will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which drug products they will pay for and establish reimbursement levels. The availability and extent of coverage and reimbursement by governmental and private payors are essential for most patients to be able to afford a drug product. Sales of drug products depend substantially, both domestically and abroad, on the extent to which the costs of drugs products are paid for by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular drug products. In many countries, the prices of drug products are subject to varying price control mechanisms as part of national health systems. In general, the prices of drug products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for drug products, but monitor and control company profits. Accordingly, in markets outside the United States, the reimbursement for drug products may be reduced compared with the United States.

In the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors and coverage and reimbursement levels for drug products can differ significantly from payor to payor. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Third-party payors may limit coverage to specific products on an approved list or formulary, which might not include all of the FDA-approved products for a particular indication. Also, third-party payors may refuse to include a particular branded drug on their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent or another alternative is available. Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

If coverage and adequate reimbursement are not available, or are available only at limited levels, successful commercialization of, and obtaining a satisfactory financial return on, any product we develop may not be possible. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved for marketing, we may need to conduct expensive studies in order to demonstrate the medical necessity and cost-effectiveness of any products, which would be in addition to the costs expended to obtain regulatory approvals. Third-party payors may not consider our product candidates to be medically necessary or cost-effective compared to other available therapies, or the rebate percentages required to secure favorable coverage may not yield an adequate margin over cost or may not enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development.

Outside of the United States, the pricing of pharmaceutical products and medical devices is subject to governmental control in many countries. For example, in the EU, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost effectiveness of a particular therapy to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. Other countries may allow companies to fix their own prices for products, but monitor and control product volumes and issue guidance to physicians to limit prescriptions. Efforts to control prices and utilization of pharmaceutical products and medical devices will likely continue as countries attempt to manage healthcare expenditures.

Manufacturing

We do not have any manufacturing facilities. We currently rely, and expect to continue to rely, on third parties for the manufacture of our product candidates undergoing preclinical testing, as well as for clinical testing and commercial manufacture if our product candidates receive marketing approval.

If necessary, we expect to rely on third parties for the manufacture of companion diagnostics for our products, which are assays or tests necessary for the safe or effective use of a drug, for example, to identify the appropriate patient population. Depending on the technology solutions we choose, we may rely on multiple third parties to manufacture and sell a single test.

Employees and Human Capital Resources

As of August 15, 2021, we had 173 full-time employees. Within our workforce, 127 employees are engaged in research and development, with 66 in AI, engineering, and product, and 61 in therapeutics. Forty-six employees are engaged in business development, corporate strategy, finance, legal, and general management and administration. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Our human capital resources objectives include attracting and retaining top talent, investing in our talent with leadership development and job-related technical training, increasing diverse representation in our employee base through inclusivity initiatives that build on our culture of inclusion and belonging, and enhancing our employee experience and morale through employee resource groups such as Women at Valo Empowered (WAVE), the Culture Team, and the Diversity, Equity & Inclusivity Council. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

Facilities

Our principal executive office is located in a 35,546 square foot space that we lease at 399 Boylston St., Boston, MA 02116. The lease of this office space expires in July 2027. We lease a 29,263 square foot facility at 75 Hayden Avenue, Lexington, MA 02421, that expires in June 2028, with a lease extension available for additional five years, for office, research and development, warehouse and laboratory purposes. We lease a facility at 35 Northeast Industrial Road, Branford CT, consisting of 27,312 square feet. The term of the lease of this facility expires December 31, 2023. In addition, we lease an office space of approximately 4,260 square feet at 90 Nassau Street, Princeton, New Jersey 08542. The lease of this office space expires in January 2025. We also have a lease for a 2,696 square foot office space at 1501 Mariposa Street # 426, San Francisco, California. The term of that lease expires in November 2021. We believe that our facilities are adequate for our current needs and, should the company need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

VALO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Valo’s management believes is relevant to an assessment and understanding of Valo’s consolidated results of operations and financial condition as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. This discussion may contain forward-looking statements based upon current expectations of management, as well as assumptions made by, and information currently available to, management and involve risks and uncertainties. Valo’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Valo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our” and “the Company” refer to the business and operations of Valo Health, LLC and its consolidated subsidiaries prior to the Business Combination and to Valo Health Holdings, Inc. and its consolidated subsidiaries, following the consummation of the Business Combination.

Overview

We are a technology company built to transform drug discovery and development using human-centric data and artificial intelligence (AI). We believe that for the first time, the scope, scale and quality of human data coupled with analytical capabilities and computational power are enabling the potential for a foundational shift in the biopharmaceutical landscape. This is our vision: to seize upon the opportunity afforded by human-centric data and compute to build a digital model for biopharmaceutical drug discovery and development—one with the potential to overcome the intrinsic historical limitations of the existing approach. Our strategic goal is to apply compute with the intent to make better medicines that are designed to better treat patients and doing so with a greater chance of success than traditional approaches.

Our drug discovery and development model is powered by our proprietary Valo Opal Computational PlatformTM, which we refer to as Opal, that is designed to be an end-to-end drug discovery and development platform with an integrated and unified architecture, built upon differentiated human-centric data and AI-anchored computation. We use multidimensional data sets, which include electronic, medical, genomic, proteomic data, among others, which are collectively referred to herein as “-omics.”

At Valo, we describe this step function change as our drug development model, which we are currently deploying to advance an internal supply chain, which includes three product candidates (two of which are licensed from Sanofi and one that was acquired in connection with our acquisition of Courier) and 14 other discovery-stage programs, with additional preclinical programs in early/exploratory discovery. We have a deep bench of assets poised behind these product candidates and discovery-stage programs, which we consider to be a “supply chain” because we believe Opal will enable us to continuously advance early discovery programs and then progress them through the drug development process. Additionally, we aspire to launch collaborations and partnerships to use Opal to develop drug programs with external parties, or what we refer to as our “external,” supply chain of programs.

To date, we have funded our operations with the sale of preferred units, debt and proceeds from convertible promissory notes (which converted into preferred units in July 2019). Through June 30, 2021, we have raised an aggregate of approximately $393.5 million of gross proceeds from the sale of our preferred units inclusive of convertible notes that converted into preferred units in 2019. We have used such capital to fund operations and investing activities across platform research operations, data acquisition, drug discovery and development, clinical development, creation of our portfolio of intellectual property, and administrative support. We have made two business acquisitions, one in each of 2019 and 2020 to harness additional technological capabilities and skilled people to leverage them. In September 2019, we completed the acquisition of assets of Numerate, Inc., or Numerate, an early-stage biotechnology and technology company that used artificial intelligence to enhance and accelerate small molecule drug design. This acquisition enabled us to accelerate our development of computationally-enhanced preclinical drug discovery, ADME predictions, toxicology research and molecule featurization. In March 2020, we completed the acquisition of certain assets used to conduct early stage hit identification and hit to lead discovery activities related to the identification, screening, and validation of compounds in early drug discovery from Forma Therapeutics Inc., or the Forma Acquisition. We have integrated the DNA-encoded library, high-throughput screening library and drug discovery capabilities acquired in the Forma Acquisition into our existing in silico capabilities to create a high-capacity, high-efficiency platform. We do not have any products approved for commercial sale and have not generated any revenues from product sales or our Opal platform. In May 2021, we completed the acquisition of Courier Therapeutics, Inc., or Courier, a preclinical biotechnology company, pursuant to the exercise of an option to acquire Courier for an additional payment of $5.0 million and future milestone obligations. We had previously funded research and development efforts undertaken by Courier via a note payable of $5.0 million, which we recorded as research and development expenses over the period the costs were incurred. Courier’s technology consists of a cell targeting technology for protein therapeutics along with a protein therapeutic candidate in IND-enabling studies.

As of June 30, 2021, we had cash and cash equivalents of $237.5 million. Since inception, we have incurred significant operating losses. Our net losses were $82.0 million for the six months ended June 30, 2021 and $76.3 million for the year ended December 31, 2020. As of June 30, 2021, our accumulated deficit was $192.5 million. We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for our product candidates, if ever. In addition, if we obtain regulatory approval for our product candidates and do not enter into a third-party commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, manufacturing and distribution activities. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales or our Opal platform, if ever, we expect to finance our operations through a combination of public or private equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Our failure to raise capital or enter into such agreements as, and when, needed, could have a negative effect on our business, results of operations and financial condition.

The Business Combination

On June 9, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Khosla Ventures Acquisition Co. (“KVSA”), a special purpose acquisition company, and Killington Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of KVSA. Pursuant to the Merger Agreement, and assuming a favorable vote of KVSA’s stockholders, Merger Sub, will be merged with and into Valo. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease; Valo will survive and become a wholly owned subsidiary of KVSA, which will be renamed Valo Health Holdings, Inc.

The Business Combination is expected to be accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, KVSA is expected to be treated as the “acquired” company for financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business, and New Valo, as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in New Valo’s future reported financial position and results are expected to be an estimated net increase in cash of between approximately $418.1 million, assuming maximum stockholder redemptions permitted under the Merger Agreement, and $513.9 million, assuming no stockholder redemptions. Each redemption scenario includes approximately $200.9 million in proceeds from the private placement (“PIPE Investment”) to be consummated substantially simultaneously with the Business Combination, offset by additional transaction costs for the Business Combination. In addition, the maximum redemption scenario includes $25.0 million in proceeds pursuant to the Forward Purchase Agreement. The estimated transaction costs for the Business Combination are approximately $33.6 million, of which $12.1 million represents deferred underwriter fees related to KVSA’s initial public offering. See “Unaudited Pro Forma Condensed Combined Financial Information.”

COVID-19

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Our operations have not been significantly impacted by the COVID-19 pandemic. However, we cannot at this time predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on our financial condition and operations, including planned clinical trials. The impact of the COVID-19 outbreak on our financial performance will depend on future developments, including the duration and spread of the pandemic and related governmental advisories and restrictions. These developments and the impact of COVID-19 on the financial markets and the overall economy are highly uncertain and cannot be predicted. We have taken temporary precautionary measures intended to help minimize the risk of the coronavirus to our employees, including temporarily permitting most employees to work remotely. If the financial markets and/or the overall economy are impacted for an extended period, our results may be materially adversely affected.

Components of Our Results of Operations

Operating expenses

Research and development expenses

Research and development expenses consist primarily of costs incurred in developing our Opal platform and performing research and development activities. Research and development expenses include:

•

Costs to develop and operate the Opal platform, including personnel-related expenses, such as salaries, benefits, bonuses, and equity-based compensation, consulting costs, data access costs, hosting, support and maintenance and other outsourced technology services;

•

Drug discovery and development efforts, including personnel-related expenses, such as salaries, benefits, bonuses, and equity-based compensation for employees engaged in research and preclinical development functions, consulting costs, laboratory supplies and consumables, and external costs of vendors and partners engaged to conduct research and development activities as well as up-front payments related to preclinical assets;

•

Clinical development efforts, including personnel-related expenses, such as salaries, benefits, bonuses, and equity-based compensation for employees engaged in clinical development, payments made under third-party licensing agreements and consulting expenses; and

•	Facilities costs, depreciation and amortization expense of property and equipment (including internal use software) and acquired intangible assets, and other costs.

We monitor research and development expenses directly associated with our clinical assets to some degree at the program level, however, indirect costs associated with clinical development and the balance of our research and development expenses are not tracked at the program or candidate level.

We expense research and development costs as incurred. Advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed. We expense license fee payments upon receipt of the license. We anticipate that our research and development expenses will increase significantly in connection with our ongoing activities, as we:

•	continue our platform research and drug discovery and clinical development efforts;

•	continue to invest in the scale and scope of our platform research capabilities;

•	invest in or acquire companies or intellectual property that achieves our platform objectives;

•	utilize our platform to identify and validate additional candidates, technologies, and business opportunities;

•	initiate preclinical studies or clinical or other trials for existing or future product candidates;

•	establish agreements with contract research organizations (“CROs”), and contract development and manufacturing organizations (“CDMOs”), in connection with our preclinical studies and clinical trials;

•	develop manufacturing capacity or capability;

•	seek regulatory approval for our therapeutic candidates;

•	acquire or in-license other therapeutic candidates and technologies;

•	make milestone or other payments under any in-license agreements;

•	maintain, protect, defend, enforce, and expand our intellectual property portfolio;

•	add infrastructure to our quality control, quality assurance, legal, compliance, and other groups to support our operations as we progress our therapeutics candidates toward commercialization; and

•	attract and retain talent.

A change in the outcome of any of these variables with respect to the development of our product candidates could significantly change the costs and timing associated with the development of that product candidate. We may never succeed in obtaining regulatory approval for any of our product candidates.

General and administrative expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits and equity-based compensation, for employees engaged in executive, legal, finance and accounting and other administrative functions. General and administrative expenses also include professional fees for legal, patent, consulting, investor and public relations and accounting and audit services as well as direct and allocated facility-related costs.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our programs and platform. Additionally, as a result of the Business Combination, we expect to become the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Other income (expense)

Interest expense

Interest expense consists of interest charged on outstanding borrowings associated with our loan and security agreement, as well as amortization of debt issuance costs and accretion of a final payment payable upon the maturity or the repayment in full of all obligations under such loan. Interest expense also includes interest related to deferred payments for the Forma Acquisition in 2020 and interest related to deferred payments for a third-party license agreement that we entered into in February 2021.

Other income (expense), net

Other income (expense), net consists of miscellaneous income and expense unrelated to our core operations.

Income taxes

Our parent company, Valo Health, LLC, is treated as a partnership for federal income tax purposes and, therefore, our owners, and not the Company, are subject to U.S. federal or state income taxation on the income of Valo Health, LLC. Valo Health, LLC’s directly held subsidiaries were treated as corporations for U.S. federal income tax purposes and were subject to taxation in the United States. In each reporting period, our tax provision includes the effects of consolidating the results of the operations of our subsidiaries.

Since inception we recorded no income tax benefits for the net operating losses incurred or for the research and development tax credits generated in each year due to the uncertainty of realizing a benefit from those items. We have no foreign operations and therefore, have not provided for any foreign taxes. As of December 31, 2020, we had net operating loss carryforwards for federal income tax purposes of $80.5 million, which do not expire but are limited in their usage to an annual deduction equal to 80% of annual taxable income. As of December 31, 2020, we had net operating loss carryforwards for state income tax purposes of $48.8 million which begin to expire in 2038. As of December 31, 2020, we also had U.S. federal and state research and development tax credit carryforwards of $0.6 million and $0.4 million, respectively, which may be available to offset future tax liabilities and begin to expire in 2039 and 2034, respectively.

Due to our history of cumulative net losses since inception and uncertainties surrounding our ability to generate future taxable income, we have recorded a full valuation allowance against our net deferred tax assets at each balance sheet date. For each of the six months ended June 30, 2021 and 2020, we recorded deferred tax expense of less than $0.1 million and, for the years ended December 31, 2020 and 2019, we recorded deferred tax expense of $0.1 million and less than $0.1 million, respectively, for deferred tax liabilities that do not have corresponding deferred tax assets to reverse in the same period.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table summarizes our results of operations for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020	Change
	(in thousands)
Operating expenses:
Research and development	$60,638	$19,592	$41,046
General and administrative	19,549	13,906	5,643

Total operating expenses	80,187	33,498	46,689

Loss from operations	(80,187)	(33,498)	(46,689)

Other income (expense):
Interest expense	(1,799)	(624)	(1,175)
Other income (expense), net	19	1	18

Total other expense, net	(1,780)	(623)	(1,157)

Loss before income taxes	(81,967)	(34,121)	(47,846)
Income tax expense	(14)	(40)	26

Net loss	$(81,981)	$(34,161)	$(47,820)

Research and Development

The following table summarizes the components of research and development expense for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020	Change
	(in thousands)
Platform technology	$10,104	$7,653	$2,451
Drug discovery and development	16,543	5,101	11,442
Clinical development	26,773	2,485	24,288
Facility costs, depreciation and amortization expense and other costs	7,218	4,353	2,865

Total research and development expenses	$60,638	$19,592	$41,046

Research and development expenses were $60.6 million for the six months ended June 30, 2021 compared to $19.6 million for the six months ended June 30, 2020. The increase in platform technology costs of $2.5 million relates primarily to an increase in personnel-related costs due to increased headcount in our platform technology group, partially offset by decreased consulting costs as we shifted our focus from general analytical development to supporting our internal portfolio of programs. Data access costs also increased as we expanded our contracts for patient data. Drug discovery and development costs increased by $11.4 million primarily due to our purchase of Courier and its OPL-0101 program for $5.3 million as it was treated as an asset acquisition and the asset had no alternative future use and, prior to the exercise of our option to purchase Courier, to external research costs of $2.4 million incurred by Courier in the six months ended June 30, 2021 to support the OPL-0101 program. Drug discovery and development costs also increased due to increased research costs related to the Forma early discovery assets acquired in March 2020 including increased personnel-related costs for our employees engaged in drug discovery and development. The increase in clinical costs of $24.3 million was primarily due to the license fee expense of $21.4 million incurred for two clinical stage assets (OPL-0301 and OPL-0401) and to consulting and manufacturing costs associated with the clinical development of these assets. Facility costs, depreciation and amortization expense and other costs increased by $2.9 million primarily due to increased depreciation and amortization expense of the Forma assets acquired in March 2020 and to increased facility-related costs for the laboratory and office lease acquired as part of the Forma Acquisition and an additional laboratory and office lease that commenced in February 2021.

General and Administrative Expenses

The following table summarizes the components of general and administrative expense for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020	Change
	(in thousands)
Personnel related (including equity-based compensation)	$11,562	$7,764	$3,798
Professional and consultant	5,724	4,876	848
Facility and other costs	2,263	1,266	997

Total general and administrative expenses	$19,549	$13,906	$5,643

General and administrative expenses for the six months ended June 30, 2021 were $19.5 million, compared to $13.9 million for the six months ended June 30, 2020. The increase in general and administrative expenses of $5.6 million was primarily due to an increase in personnel-related costs of $3.8 million as a result of an increase in headcount in our general and administrative function and increased equity-based compensation. Professional and consultant costs also increased by $0.8 million due primarily to an increase in accounting and audit fees to support our preparation to operate as a public company and to an increase in other outside services to support our growing organization. Legal fees were relatively flat as an increase in patent-related legal fees and legal costs related to our licensing deals was mostly offset by a decrease in transaction fees related to our Forma Acquisition in March 2020. Facility and other costs increased by $1.0 million due to increased software and equipment costs to support our growing organization and to rent expense for additional space in our headquarters.

Other Income (Expense)

Interest expense was $1.8 million for the six months ended June 30, 2021 compared to $0.6 million for the six months ended June 30, 2020. The increase in interest expense was primarily due to interest expense on outstanding borrowings under our loan and security agreement entered into in June 2020, under which we borrowed $23.0 million in 2020. We also incurred interest expense in the six months ended June 30, 2021 due to the deferred payment of a license fee for the clinical stage asset we in-licensed in February 2021.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our results of operations for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019	Change
	(in thousands)
Operating expenses:
Research and development	$43,296	$11,378	$31,918
General and administrative	30,556	22,409	8,147

Total operating expenses	73,852	33,787	40,065

Loss from operations	(73,852)	(33,787)	(40,065)

Other income (expense):
Interest expense	(2,636)	(180)	(2,456)
Other income (expense), net	282	—	282

Total other expense, net	(2,354)	(180)	(2,174)

Loss before income taxes	(76,206)	(33,967)	(42,239)
Income tax expense	(78)	(5)	(73)

Net loss	$(76,284)	$(33,972)	$(42,312)

Research and Development

The following table summarizes the components of research and development expense for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019	Change
	(in thousands)
Platform technology	$14,898	$10,011	$4,887
Drug discovery and development	14,366	—	14,366
Clinical development	4,043	—	4,043
Facility costs, depreciation and amortization expense and other costs	9,989	1,367	8,622

Total research and development expenses	$43,296	$11,378	$31,918

Research and development expenses were $43.3 million for the year ended December 31, 2020 compared to $11.4 million for the year ended December 31, 2019. The increase in platform technology costs of $4.9 million related primarily to an increase in consulting costs as we developed the analytical capabilities of our platform technology and to increased personnel-related costs due to increased headcount in our platform technology group, partially as a result of the Numerate acquisition in September 2019 and partially due to increased hiring in our technology group. We also incurred drug discovery and development costs of $14.4 million in 2020 primarily as a result of our research efforts on the Forma early discovery assets acquired in March 2020 and external research costs of $2.6 million incurred by Courier. Clinical development costs for the year ended December 31, 2020 of $4.0 million consisted of headcount costs as we built our clinical trial group in preparation for in-licensing a clinical trial asset. Facility costs, depreciation and amortization expense and other costs increased by $8.6 million primarily due to increased depreciation and amortization expense of the Forma assets acquired in March 2020 and to a full year of amortization expense of property and equipment (consisting almost entirely of internal use software) acquired in the Numerate acquisition in September 2019. Facility costs also increased due to additional costs for the laboratory and office lease we acquired as part of the Forma Acquisition.

General and Administrative Expenses

The following table summarizes the components of general and administrative expense for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019	Change
	(in thousands)
Personnel related (including equity-based compensation)	$16,799	$8,870	$7,929
Professional and consultant	10,630	8,975	1,655
Facility and other costs	3,127	4,564	(1,437)

Total general and administrative expenses	$30,556	$22,409	$8,147

General and administrative expenses were $30.6 million for the year ended December 31, 2020, compared to $22.4 million for the year ended December 31, 2019. The increase in personnel-related costs of $7.9 million was primarily a result of an increase in headcount in our general and administrative function as we built our internal support function. Professional and consultant fees increased by $1.7 million primarily due to an increase in patent-related legal fees and professional fees relating to accounting, audit and legal services associated with ongoing business activities, partially offset by a decrease in consulting costs as we focused on hiring personnel to support the growth of our business. Facility and other costs decreased by $1.4 million primarily due to start-up and other costs of $2.6 million incurred on our behalf by Flagship Pioneering, Inc. (“Flagship”), an affiliate of our principal unit holders, in 2019. This decrease was partially offset by increases in software and equipment costs as well as depreciation and amortization of property and equipment as we transitioned to building our own internal support organization. Facility costs also increased due to rent expense for our headquarters facility lease, which commenced in May 2019.

Other Income (Expense)

Interest expense was $2.6 million for the year ended December 31, 2020 compared to $0.2 million for the year ended December 31, 2019. Interest expense in 2020 included $1.6 million of interest expense related to the deferred consideration for the Forma Acquisition. Interest expense in 2020 also included interest expense on outstanding borrowings under our loan and security agreement entered into in June 2020, under which we borrowed $23.0 million.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have generated recurring net losses. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products for several years, if at all. To date, we have funded our operations with the sale of preferred units, debt and proceeds from convertible promissory notes

(which converted into preferred units in July 2019). Through June 30, 2021, we have raised an aggregate of approximately $393.5 million of gross proceeds from the sale of our preferred units, inclusive of convertible notes that converted into preferred units in 2019. As of June 30, 2021, we had cash and cash equivalents of $237.5 million and we had $23.0 million outstanding under our loan and security agreement.

Loan and Security Agreement

On June 15, 2020, we entered into a Loan and Security Agreement, or the Loan Agreement, with Silicon Valley Bank (“SVB”) and Hercules Capital, Inc. (the “Lenders”), pursuant to which a term loan of up to an aggregate principal amount of $60.0 million was made available to us. In 2020, we drew down $23.0 million. Up to $37.0 million of borrowings remain available to us upon the occurrence of certain funding conditions. The term loans bear interest at a floating interest rate of the greater of (i) 9.70% or (ii) 6.45% plus the Wall Street Journal prime rate. At our option, we may prepay all outstanding borrowings under the Loan Agreement, subject to a prepayment premium that decreases annually. As of June 30, 2021, the prepayment premium was 2.0% and such prepayment premium will decrease to zero in June 2023. We are also required to make a final payment in an amount equal to 3.85% of the principal amount of all borrowings under the Loan Agreement. Borrowings are repayable in monthly payments of interest-only through May 31, 2022, to be followed by monthly payments of equal principal plus interest through the maturity date of May 1, 2024.

Borrowings under the Loan Agreement are guaranteed by us and certain of our subsidiaries. All of our obligations and each guarantor are secured by substantially all of our and each of our guarantor’s assets, except certain intellectual property, which is the subject of a negative pledge. Under the Loan Agreement, we agreed to certain affirmative and negative covenants to which we will remain subject until maturity including; a requirement, on an annual basis, to provide annual audited financial statements to the lenders with an unqualified audit opinion from our independent registered public accounting firm and restrictions on our activities, including limitations on dispositions, mergers or acquisitions; encumbering our intellectual property; incurring indebtedness or liens; paying dividends; making certain investments; and engaging in certain other business transactions. As of June 30, 2021, we were in compliance with our covenants under the Loan Agreement.

Borrowings under the Loan Agreement are subject to acceleration upon the occurrence of specified events of default, including payment default, bankruptcy, insolvency, certain defaults under other material debt, failure to comply with certain covenants and a material adverse change in our business, operations or other financial condition. Upon occurrence of a default, the outstanding principal amount of borrowings shall bear interest at a rate per annum that is 5.0% above the applicable interest rate. If an event of default (other than certain events of bankruptcy or insolvency) occurs and is continuing, the lenders may declare all or any portion of the outstanding principal amount of the borrowings plus accrued and unpaid interest to be due and payable. Upon the occurrence of certain events of bankruptcy or insolvency, all of the outstanding principal amount of the borrowings plus accrued and unpaid interest will automatically become due and payable. In addition, we may be required to prepay outstanding borrowings, subject to certain exceptions, with portions of net cash proceeds of certain asset sales and certain casualty and condemnation events.

Funding Requirements

We believe that the net proceeds from the Business Combination and the PIPE Financing, assuming no redemptions, together with our existing cash and cash equivalents will enable us to fund our operating expenses, capital expenditure requirements and debt servicing payments into mid-2024. We have based this estimate on assumptions that may prove to be wrong, and we could expend our capital resources sooner than we expect.

We expect to incur significant expenses and operating losses for the foreseeable future as we advance our product candidates through preclinical and clinical development, seek regulatory approval and pursue commercialization of any approved product candidates. We expect that our research and development and general and administrative costs will increase in connection with our planned research and development activities. In addition, upon the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company. Because of the numerous risks and uncertainties associated with research, development and commercialization of our product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future capital requirements will depend on many factors, including:

•	the costs to scale and expand the scope of our platform technology;

•	investments we make to acquire companies or intellectual property that achieves our platform objectives;

•	the identification of additional research programs and product candidates;

•	the scope, progress, costs and results of preclinical and clinical development for any product candidates we may develop;

•	the costs, timing and outcome of regulatory review of any product candidates we may develop;

•

the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any product candidates we may develop for which we receive marketing approval;

•	the costs of satisfying any post-marketing requirements;

•	the revenue, if any, received from commercial sales of product candidates we may develop for which we receive marketing approval;

•	the revenue, if any, we may generate from our Opal platform;

•

the costs and timing of preparing, filing and prosecuting applications for patents, obtaining, maintaining, defending and enforcing our intellectual property rights and defending against any intellectual property-related claims, including claims of infringement, misappropriation or other violation of third-party intellectual property;

•	the costs of operational, financial and management information systems and associated personnel;

•	milestone or other payments we may make under our existing in-license agreements;

•	the associated costs in connection with any acquisition of in-licensed products, intellectual property and technologies; and

•	the costs of operating as a public company.

Until such time, if ever, as we can generate substantial product revenues or Opal platform revenue to support our cost structure, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of New Valo stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common shares. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Cash Flows

The following table shows a summary of our cash flows for each of the six months ended June 30, 2021 and 2020 and each of the years ended December 31, 2020 and 2019:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Cash used in operating activities	$(62,353)	$(21,948)	$(57,699)	$(23,272)
Cash used in investing activities	(2,448)	(5,332)	(5,770)	(7,249)
Cash provided by financing activities	108,710	10,835	196,955	87,170

Net increase (decrease) in cash, cash equivalents and restricted cash	$43,909	$(16,445)	$133,486	$56,649

Net cash used in operating activities

During the six months ended June 30, 2021, operating activities used $62.4 million of cash, resulting from our net loss of $82.0 million, which included upfront license fee payments of $15.0 million for two clinical stage assets (OPL-0301 and OPL-0401) and the purchase price of $5.3 million for Courier (OPL-0101), partially offset by non-cash charges of $9.8 million and net cash provided by changes in our operating assets and liabilities of $9.8 million. Net cash provided by changes in our operating assets and liabilities for the six months ended June 30, 2021 primarily consisted of a $7.0 million increase in accounts payable and accrued expenses and a $2.8 million increase in other long-term liabilities. Accrued expenses and other long-term liabilities included an increase of $3.5 million and $3.1 million, respectively, due to the portion of an upfront license fee payable in two future installments.

During the six months ended June 30, 2020, operating activities used $21.9 million of cash, resulting from our net loss of $34.2 million, partially offset by non-cash charges of $7.0 million and net cash provided by changes in our operating assets and liabilities of $5.3 million. Net cash provided by changes in our operating assets and liabilities for the six months ended June 30, 2020 primarily consisted of a $4.6 million increase in accounts payable and accrued expenses and a $1.5 million increase in other long-term liabilities, partially offset by an increase of $0.4 million in other long-term assets and an increase of $0.4 million in prepaid expenses and other current assets.

During the year ended December 31, 2020, operating activities used $57.7 million of cash, resulting from our net loss of $76.3 million, partially offset by non-cash charges of $14.9 million and net cash provided by changes in our operating assets and liabilities of $3.7 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2020 primarily consisted of a $5.9 million increase in accounts payable and accrued expenses and a $1.4 million increase in other long-term liabilities, partially offset by increases of $2.7 million and $1.0 million in prepaid expenses and other current assets and other long-term assets, respectively.

During the year ended December 31, 2019, operating activities used $23.3 million of cash, resulting from our net loss of $34.0 million, partially offset by non-cash charges of $7.7 million and net cash provided by changes in our operating assets and liabilities of $3.0 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2019 primarily consisted of a $3.0 million increase in accounts payable and accrued expenses and a $0.4 million increase in other long-term liabilities, partially offset by an increase of $0.4 million in prepaid expenses and other current assets.

Changes in accounts payable and accrued expenses and prepaid expenses and other current assets are generally due to growth in our business and timing of vendor invoicing and payments. The change in other long-term liabilities was primarily due to the deferred payment of a license payment and to changes in deferred rent balances under our lease agreements.

Net cash used in investing activities

Net cash used in investing activities was $2.4 million and $5.3 million for the six months ended June 30, 2021 and 2020, respectively. Net cash used in investing activities for the six months ended June 30, 2021 and 2020 included purchases of property and equipment of $2.4 million and $2.3 million, respectively. Net cash used in investing activities for the six months ended June 30, 2020 also included initial cash paid of $3.1 million for the Forma Acquisition.

Net cash used in investing activities was $5.8 million and $7.2 million for the years ended December 31, 2020 and 2019, respectively. Net cash used in investing activities for the year ended December 31, 2020 included purchases of property and equipment of $2.7 million, consisting primarily of leasehold improvements and computers and equipment to support our growing organization. Net cash used in investing activities for the year ended December 31, 2020 also included initial cash paid of $3.1 million for the Forma Acquisition. Net cash used in investing activities for the year ended December 31, 2019 included purchases of property and equipment of $0.6 million and cash paid for the acquisition of Numerate of $6.6 million.

Net cash provided by financing activities

During the six months ended June 30, 2021 and 2020, net cash provided by financing activities was $108.7 million and $10.8 million, respectively. Cash provided by financing activities for the six months ended June 30, 2021 primarily included proceeds from the issuance of additional Series B preferred units in February 2021 of $110.1 million, partially offset by payments of offering costs of $1.5 million. Cash provided by financing activities for the six months ended June 30, 2020 included proceeds of $9.3 million from the issuance of long-term debt, net of discount and $1.5 million from the issuance of additional Series A preferred units.

During the years ended December 31, 2020 and 2019, net cash provided by financing activities was $197.0 million and $87.2 million, respectively. Cash provided by financing activities for the year ended December 31, 2020 included proceeds of $188.7 million from the issuance of Series A preferred units in March 2020 and the issuance of Series B preferred units in December 2020, net of issuance costs paid. Cash provided by financing activities for the year ended December 31, 2020 also included net proceeds of $22.2 million from the Loan Agreement. These amounts were partially offset by $14.1 million of deferred payments made in connection with the Forma Acquisition. Cash provided by financing activities for the year ended December 31, 2019 included proceeds of $81.7 million from the issuance of Series A preferred units, net of issuance costs paid, and $5.0 million from the issuance of convertible notes to Flagship for start-up and other costs incurred on our behalf.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements, appearing elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Business Combinations

In determining whether an acquisition should be accounted for as a business combination or asset acquisition, we first determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this is the case, the single identifiable asset or the group of similar assets is not deemed to be a business, and the acquisition is accounted for as an asset acquisition. If this is not the case, we then further evaluate whether the acquisition includes, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. If so, we conclude that the acquisition is a business, and we account for it as a business combination.

We account for business acquisitions using the acquisition method of accounting. In accordance with this method, assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid, including contingent consideration, is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.

Determining the fair value of assets acquired and liabilities assumed is judgmental in nature and can involve the use of significant estimates and assumptions. Fair value and useful life determinations are based on, among other factors, estimates of the cost to create acquired intangible assets and obsolescence rates. These estimates may materially impact the net income or loss in periods subsequent to acquisition through depreciation and amortization, and in certain instances through impairment charges, if assets become impaired in the future. Additionally, actual results may vary from these estimates that may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever comes first. Adjustments to fair values of assets and liabilities made after the end of the measurement period are recorded within operating results.

Contingent consideration in business combinations is recognized at fair value on the acquisition date. Subsequent to the acquisition date, at each reporting date, the contingent consideration is remeasured and changes in the fair value resulting from a change in the underlying inputs are recognized in the consolidated statements of operations and comprehensive loss until the contingent consideration is settled.

Transaction costs related to business combinations are expensed as incurred and are included in general and administrative expense in the consolidated statements of operations and comprehensive loss.

Equity-Based Compensation

We periodically grant incentive units with service-based vesting criteria, which generally vest over a four-year period. We also grant incentive units with both service-based and performance-based vesting criteria. The incentive units represent a separate substantive class of members’ equity with defined rights as specified in the limited liability company agreement. The incentive units represent profits interests in the increase in the per unit value of the entity over a threshold amount, or the Strike Price, as determined at the time of grant. The Strike Price is established for tax compliance purposes related to Internal Revenue Code Revenue Procedures 93-27 and 2001-43 whereby we allocate equity value to our share classes in a hypothetical liquidation transaction as of the grant date. The holder, therefore, has the right to participate in distributions of the equity value only in excess of the Strike Price. Commencing in April 2021, we also began granting common unit options to our employees and non-employees.

We account for equity-based awards granted in accordance with ASC 718, Compensation-Stock Compensation, or ASC 718. In accordance with ASC 718, compensation expense is measured at estimated fair value of the award and is included as compensation expense over the vesting period during which an employee provides service in exchange for the award. We use the straight line method to record the expense of employee awards with only service based vesting conditions. We use the graded vesting method to record the expense of employee awards with both service based and performance based vesting conditions, commencing once achievement of the performance condition becomes probable. Compensation expense for non-employee awards is recognized over the related service period. We classify equity-based compensation expense in our consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified. Forfeitures are accounted for as they occur.

Compensation expense is recognized on the incentive units using the fair value of the incentive unit on the grant date. The fair value of the incentive units for accounting purposes is determined using the option pricing method (“OPM”) or a hybrid method, as described below. The OPM includes various assumptions, including the expected term to a liquidity event, the expected volatility, the expected risk-free interest rate and the expected dividend yield. Compensation expense is recognized on the common unit options using the fair value of the options on the grant date. The fair value of the common unit options is determined using the Black-Scholes option-pricing model. We estimate our expected common unit volatility based on the historical volatility of our publicly traded set of peer companies. For options with service-based vesting conditions, the expected term of our stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future.

Determination of fair value

As there has been no public market for our common units to date, the estimated fair value of our common units, the Strike Price of our incentive units and the exercise price of our common unit options has been determined by our board of directors as of the date of each award grant, with input from management, considering our most recently available third-party valuations, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our valuations were prepared using either an OPM or a hybrid method. The OPM and hybrid methods both use market approaches to estimate our enterprise value. The OPM treats common units and preferred units as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common unit has value only if the funds available for distribution to unit holders exceeded the value of the preferred unit liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common units based upon an analysis of future values for the company, assuming various outcomes. The common unit value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of units. The future value of the common units under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common unit. A discount for lack of marketability of the common unit is then applied to arrive at an indication of value for the common unit. In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common units as of each grant date, including the prices at which we sold preferred units and the superior rights and preferences of the preferred units relative to our incentive units at the time of each grant, our financial condition and operating results, the material risks related to our business, the state of the industry and the economy, our stage of development and business strategy and the likelihood of achieving a liquidity event for the holders of our common units.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our incentive units and common unit option grants and, thus, our equity-based compensation expense could have been materially different.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Recently Issued Accounting Pronouncements

Refer to Note 2 of Valo’s annual consolidated financial statements and unaudited interim condensed consolidated financial statements for recently issued accounting pronouncements not yet adopted by the Company.

Internal Control Over Financial Reporting

In connection with the audit of our financial statements for the years ended December 31, 2020 and 2019, management identified material weaknesses in our internal controls. See the section titled “Risk Factors, — We have identified material weaknesses in our internal control over financial reporting for the fiscal years ended December 31, 2019 and 2020. If we fail to remediate these material weaknesses or experience material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock.”

Emerging Growth Company Status

We are an “emerging growth company” (“EGC”) under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as private entities. Following the closing of the Business Combination, New Valo expects to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date New Valo (1) is no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. Accordingly, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, following the closing of the Business Combination, New Valo intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

Following the closing of the Business Combination, New Valo will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which it has more than $1.07 billion in annual revenue; (2) the date it qualifies as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of KVSA’s initial public offering.

MANAGEMENT OF NEW VALO FOLLOWING

THE BUSINESS COMBINATION

The following sets forth certain information, as of September 15, 2021, concerning the persons who are expected to serve as directors and executive officers of New Valo following the consummation of the Business Combination.

Executive Officers	Age	Position
David Berry, M.D., Ph.D.	43	Founder, Chief Executive Officer, Director Nominee
Graeme Bell, M.B.A., F.C.M.A.	54	Executive Vice President, Chief Financial Officer
Nish Lathia, M.B.A.	47	Executive Vice President, Chief Product Officer
Daniel E. Troy, J.D	61	Executive Vice President, Chief Legal Officer and General Counsel

Non-Employee Directors
Ronald W. Hovsepian	60	Director and Chairman Nominee
Shreeram Aradhye, M.D.	58	Director Nominee
Brett Chugg, M.B.A.	53	Director Nominee
David R. Epstein, M.B.A.	60	Director Nominee
Samir Kaul, M.B.A.	47	Director Nominee
Judy Lewent, M.B.A.	72	Director Nominee
Harsha Ramalingam, M.B.A.	62	Director Nominee

Significant Employees
Moni Miyashita, M.B.A.	66	Executive Vice President, Chief Strategy Officer
Cissy S. Young, M.B.A., Ph.D.	52	Executive Vice President, Chief People Officer
Brett R. Blackman, Ph.D.	49	Senior Vice President, Chief Innovation Officer
Brandon Allgood, Ph.D.	46	Senior Vice President, Chief Artificial Intelligence Officer

Executive Officers

David Berry, M.D., Ph.D. David Berry co-founded and has served as Valo’s Chief Executive Officer and as a member of Valo’s board of directors since October 2018. Dr. Berry has also served as a Partner since 2008, and as a General Partner since 2015, at Flagship Pioneering, an innovation enterprise that conceives, creates, resources and develops first-in-category bioplatform companies, where he has worked since November 2005. Since August 2017, Dr. Berry has served on the board of directors of Omega Therapeutics, Inc (Nasdaq: OMGA). He served as a director of Seres Therapeutics, Inc. (Nasdaq: MCRB) from September 2012 to July 2016, and served as its CEO from 2012-2014. Dr. Berry also served as the Chief Executive Officer and as a member of the board of directors of Axcella Health, Inc. (Nasdaq: AXLA) from September 2009 until May 2020, and as Chief Executive Officer and as a member of the board of Evelo Biosciences (Nasdaq: EVLO) from May 2014 to February 2018. He holds an M.D. from Harvard Medical School, a Ph.D. in biological engineering from the Massachusetts Institute of Technology and a B.S. in brain and cognitive sciences from the Massachusetts Institute of Technology.

Graeme Bell, M.B.A., F.C.M.A. Graeme Bell joined Valo as Chief Financial Officer in August 2020. Previously, Mr. Bell was Chief Financial Officer at Tmunity Therapeutics, Inc., a private clinical-stage biotherapeutics company in Philadelphia, from September 2018 to June 2020. Prior to Tmunity, Mr. Bell served as Chief Financial Officer of Intellia from December 2016 to August 2018. He was also Chief Financial Officer at Anacor Pharmaceuticals, Inc. (Nasdaq: ANAC) from June 2015 to November 2016. From 1993 until May 2015, Mr. Bell served in a number of positions of increasing responsibility at Merck & Co., Inc., including Vice President, Country CFO, U.S. Human Health from 2010 to May 2015, Global Pharmaceutical Franchises Controller from 2009 to 2010, Country CFO, U.K. from 2008 to 2009, and Global Head of Investor Relations from 2004 to 2008. Mr. Bell holds an MBA from Durham University in England and is a Fellow of the Chartered Institute of Management Accountants (CIMA).

Nish Lathia, M.B.A. Nish Lathia joined as Valo’s Chief Product Officer in March 2021. Previously, Mr. Lathia served in positions of increasing responsibility at Amazon Services, most recently as General Manager from August 2013 to March 2021. Nish has a MBA from California State University, MS in Computer Science from University of Louisiana, and B.Engg. in Computer Engineering from University of Pune, India.

Daniel E. Troy, J.D. Daniel E. Troy has served as Valo’s Chief Legal Officer and General Counsel since April 2019. Previously, Mr. Troy was the General Counsel of GlaxoSmithKline from September 2008 until August 2018. Prior to that, he was a partner in the FDA practice at Sidley Austin from 2005 to 2008, which he joined after serving as FDA Chief Counsel from 2001 to 2004. Mr. Troy practiced constitutional, administrative, and appellate law at Wiley Rein and Fielding, served in the Office of Legal Counsel at the US Department of Justice, and clerked for DC Circuit Judge Robert H. Bork. Mr. Troy has a JD from Columbia Law School, where he was a Kent and Stone Scholar, and a BS from the Cornell University School of Industrial and Labor Relations.

Non-Employee Directors

Ronald Hovsepian. Ronald Hovsepian has served as Valo’s Chairman since June 2019. Mr. Hovsepian is an Executive Partner at Flagship Pioneering, the Chief Executive Officer of Indigo Ag, an agricultural technology company, and Lead Director of Ansys, Inc., the global leader in engineering simulation, and has served as the Executive Chairman of Skillsoft since July 2018. Previously, Mr. Hovsepian was President and Chief Executive Officer of Intralinks, a global provider of secure SaaS collaboration solutions and virtual data rooms, from 2011 to 2017, until Intralinks was acquired by Synchronoss. Prior to Intralinks, Mr. Hovsepian served as Chairman of ANN Inc., the parent company of Ann Taylor, LOFT and Lou & Grey, for ten years and served as the President and Chief Executive Officer of Novell, Inc., where he started as Executive Vice President and President, Worldwide Field Operations in 2003. Mr. Hovsepian began his career at IBM, where he held a number of management and executive positions over a 16-year period including Worldwide General Manager in IBM Marketing and Services for the Distribution Industry segment, managing product development of hardware and software, sales and marketing and services. Mr. Hovsepian holds a Bachelor of Science degree from Boston College.

We believe Mr. Hovsepian is qualified to serve on our board of directors due to his executive experience with business and technology companies, including his role as Chief Executive Officer and as a director of public and private technology companies.

Shreeram Aradhye, M.D. Shreeram Aradhye, M.D. has served as a member of Valo’s Board of Directors since February 2020. Since September 2020, Dr. Aradhye has served as the Executive Vice President and Chief Medical Officer of Dicerna Pharmaceuticals Inc. Prior to that, Dr. Aradhye was Chief Development Officer of Axcella Health Inc. (“Axcella”) (Nasdaq: AXLA) from May 2019 to August 2020. Since September 2020, he has served on the board of directors of Axcella. At Novartis Pharmaceuticals AG, Dr. Aradhye served as Global Head, Neuroscience Development Franchise from November 2013 until February 2017 when he transitioned to Chief Medical Officer and Global Head, Medical Affairs until April 2019. Prior to that, Dr. Aradhye was Head of Global Clinical Development and Medical Affairs - Biopharmaceuticals at Sandoz Pharmaceuticals, from December 2009 to June 2011. Dr. Aradhye was an attending physician and Assistant Professor of Medicine at the University of Pennsylvania School of Medicine from 1995 through 1998. Dr. Aradhye received his medical education at the All India Institute of Medical Sciences in New Delhi, India and trained in Internal Medicine at Newton Wellesley Hospital in Newton, Massachusetts and in Nephrology at St. Luke’s-Roosevelt Medical Center in New York.

We believe Dr. Aradhye is qualified to serve on our board of directors due to his extensive experience in clinical development and executive roles in the pharmaceutical industry.

Brett Chugg, M.B.A. Brett Chugg has served as a member of Valo’s Board of Directors since February 2021. He is a Senior Managing Director at Koch Disruptive Technologies (“KDT”), where he has led investment initiatives across software, med-tech, life sciences, semiconductors, and industrial technology. Mr. Chugg is currently a member of the board of directors of Sense Biodetection, a UK-based diagnostics company, Vayyar Imaging, an Israel-based 4D imaging radar solutions company, INSIGHTEC, a healthcare platform applying MR-guided focused ultrasound technology, and Shine Medical Technologies, a nuclear medicine platform for diagnostics and therapeutics. For more than twenty years at Koch Industries, Mr. Chugg served as Managing Director at Koch Equity Development, where he was involved in acquisitions, divestitures, and structured equity investments; Vice President at INVISTA, a subsidiary of Koch Industries, where he helped lead the company’s global expansion in its nylon intermediates business; and Managing Director at Koch Ventures, where he helped develop and lead Koch’s initial venture investment strategy. Mr. Chugg holds a Bachelor’s degree from Weber State University and a M.B.A. in Finance and Strategy from Brigham Young University.

We believe Mr. Chugg is qualified to serve on our board of directors due to his experience in leading strategic investing in venture capital, mergers & acquisitions, private equity and growth equity.

David R. Epstein, M.B.A. David R. Epstein has served as a member of Valo’s Board of Directors since July 2019. Mr. Epstein has served as an Executive Partner at Flagship Pioneering since January 2017. Mr. Epstein also serves as the chairman of the boards of directors of biopharmaceutical companies Rubius Therapeutics, Inc., Evelo Biosciences, Inc., and Axcella Health, Inc. From January 2016 to January 2021, he served as a director at International Flavors & Fragrances, Inc. From January 2010 to July 2016, Mr. Epstein was Chief Executive Officer of Novartis Pharmaceuticals, a Division of Novartis AG, a pharmaceutical company. Mr. Epstein holds a B.S. in Pharmacy from Rutgers University and a M.B.A. from Columbia University Graduate School of Business.

We believe Mr. Epstein is qualified to serve on our board of directors due to his extensive business and leadership experiences in the biotechnology and biopharmaceutical industries.

Samir Kaul, M.B.A. Samir Kaul has served as a member of our Board since June 2021. Mr. Kaul has been a General Partner at Khosla Ventures, a venture capital firm, since February 2006 and currently serves on the boards of directors of several private and public companies, including Guardant Health and Jack Creek Investment Corp. Additionally, Mr. Kaul has served as President, Chief Executive Officer and Director of KV Acquisition II, KV Acquisition III and KV Acquisition IV since their inceptions in January 2021. Mr. Kaul holds a B.S. degree in Biology from the University of Michigan, an M.S. degree in Biochemistry from the University of Maryland and an M.B.A. degree from Harvard Business School.

We believe Mr. Kaul is qualified to serve on our board of directors due to his wide-ranging experience in technology companies and insight in the management of startup companies and the building of companies from early stage to commercial scale.

Judy Lewent, M.B.A. Judy Lewent has served as a member of Valo’s board of directors since April 2021. Ms. Lewent served as Chief Financial Officer of Merck, a pharmaceutical company, from 1990 until her retirement in 2007. Prior roles at Merck include Executive Vice President from 2001 to 2007, and President, Human Health Asia from 2003 to 2005. Ms. Lewent served on the boards of Thermo Fisher Scientific from May 2008 until May 2021, and GlaxoSmithKline plc from April 2011 until May 2021. She currently serves on the board of directors of Motorola Solutions.

We believe Ms. Lewent is qualified to serve on our board of directors due to her experience in global pharmaceutical and technology businesses and public policy, her financial expertise as a former chief financial officer, and her experience as a board member of public companies.

Harsha Ramalingam, M.B.A. Harsha Ramalingam has served as a member of Valo’s Board of Directors since February 2020. Since January 2019, Mr. Ramalingam has served as a Senior Advisor at Boston Consulting Group. He has also served as the President of Ramalingam Consulting, LLC, since June 2015. Prior to that, Mr. Ramalingam held roles of increasing responsibility at Amazon.com, Inc. from December 2008 to June 2015, including as Global Vice President, e-commerce Platform, Chief Information Officer, and Chief Information Security Officer functions. Since May 2019, Mr. Ramalingam has served on the board of directors of Bed, Bath & Beyond. He also served as a member of the board of directors of Intralinks, Inc. from December 2015 until January 2017, when it was acquired by Synchronoss Technologies, Inc (Nasdaq: SNCR). Mr. Ramalingam holds a Bachelor of Technology from the Indian Institute of Technology, Kharagpur, a M.B.A. in General Management from the Indian Institute of Management, Bangalore, and a degree in Executive Education from Stanford University.

We believe Mr. Ramalingam is qualified to serve on our board of directors due to his experience in operational leadership roles and strategic advisory consulting in the business and technology sector.

Significant Employees

Moni Miyashita, M.B.A. Moni Miyashita has served as Valo’s Chief Strategy Officer since May 2019. From August 2015 to May 2019, Ms. Miyashita was a Partner at Innosight LLC, a growth strategy firm. Prior to that, she was a Senior Advisor at McKinsey & Company from 2011 to 2015. Ms. Miyashita held roles of increasing responsibility and scope at IBM Corporation, including Vice President of Corporate Development and M&A Strategy from 2009 to 2011, Global Managing Director of M&A Integration from 2003 to 2009, and Director of Asia Pacific Corporate Development from 1998 to 2003. Ms. Miyashita holds a B.S. from the University of Colorado and a M.B.A. from the University of Denver.

Cissy S. Young, M.B.A., Ph.D. Cissy S. Young has served as Valo’s Chief People Officer since April 2020. Previously, Dr. Young was a Managing Director at Russell Reynolds Associates, a global leadership advisory and executive search firm, where she led the firm’s Diversity & Inclusion Practice in North America and was a senior member of the Global Biotech & Pharmaceuticals Practice and the Board & CEO Practice, from July 2012 to April 2020. Dr. Young holds a B.A. in biology from Brown University, a Ph.D. in cancer biology from Columbia University and a M.B.A. in entrepreneurship and strategic management from Pennsylvania State University.

Brett R. Blackman, Ph.D. Brett R. Blackman has served as Valo’s Chief Innovation Officer since January 2019. Dr. Blackman has served as the Chief Scientific Officer for several Flagship Pioneering bioplatform companies including Omega Therapeutics from June 2018 to June 2019, Kintai Therapeutics from September 2016 to November 2018, and Cogen Therapeutics from April 2016 to November 2018, which was merged into Repertoire Immune Medicines, Inc. in March 2020. He has also held several roles as an advisor including Strategic R&D Advisor to Omega Therapeutics from June 2018 to June 2019 and Ohana Biosciences from August 2017 to June 2018, Strategic Advisor to Kintai Therapeutics from September 2016 to November 2018, and Senior Vice President, Research and Strategic Advisor to Evelo Biosciences from April 2016 to October 2016. Dr. Blackman has served as the founder, Chief Scientific Officer and a member of the board of directors for HemoShear Therapeutics from February 2008 to August 2015. He holds a B.S. in Mechanical Engineering and Mechanics from Drexel University, a Ph.D. in Bioengineering from the University of Pennsylvania, did his Postdoctoral Fellowship in Vascular Biology at Harvard Medical School & Brigham and Women’s Hospital, and was a tenured Associate Professor of Biomedical Engineering at the University of Virginia.

Brandon Allgood, Ph.D. Brandon Allgood has served as Valo’s Senior Vice President, Chief Artificial Intelligence Officer since April 2021. Prior to that, Dr. Allgood served as Valo’s Senior Vice President of Data Science and Engineering from March 2020 to May 2021 and Head of Innovation & Technology from September 2019 to March 2020. Dr. Allgood previously co-founded Numerate in 2007 and served as its Chief Technology Officer from July 2013 until its acquisition by Valo Health in September 2019. Dr. Allgood has authored scientific publications in machine learning, chemistry, biology, physics, and astronomy and has 18 years of experience in AI, mathematical modeling, and large-scale cloud and distributed computing. He is also a co-founder of the Alliance for AI in Healthcare and currently serves on the executive leadership. Dr. Allgood holds a B.S. in Physics from the University of Washington, Seattle, and a Ph.D. in Physics from the University of California, Santa Cruz.

Corporate Governance Guidelines and Code of Business Conduct

We will structure the corporate governance of New Valo in a manner KVSA and Valo believe will closely align our interest with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•

we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers

Each executive officer of New Valo will serve at the discretion of the board of directors and hold office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition

The board of directors of New Valo will consist of eight directors immediately following the closing of the Business Combination. Each of the directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of the board of directors. Vacancies on the board of directors can be filled by resolution of the board of directors.

The board of directors is divided into three classes, each serving staggered, three-year terms:

•	the Class I directors will be David A. Berry, M.D., Ph.D., and Judy Lewent, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be David R. Epstein, Shreeram Aradhye, M.D., and Brett Chugg, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Samir Kaul, Ronald W. Hovsepian and Harsha Ramalingam, and their terms will expire at the annual meeting of stockholders to be held in 2024.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Independence of our Board of Directors

The parties have undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, the parties have determined that the board of directors will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of the Stock Exchange. In making these determinations, the parties have considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the parties deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions – Valo” and “Certain Relationships and Related Person Transactions - KVSA.” As a result of this review, New Valo anticipates that each of             ,             , and              will be considered “independent directors” as defined under the listing requirements and rules of the Stock Exchange and the applicable rules of the Exchange Act.

Board Committees

The board of directors will have three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

            ,             , and              will serve as members of the audit committee, which will be chaired by             . The audit committee will provide assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee will also oversee the audit efforts of our independent registered public accounting firm and take those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management.

Subject to phase-in rules and a limited exception, the rules of the Stock Exchange and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee will meet the requirements for independence of audit committee members under applicable SEC and the Stock Exchange rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Stock Exchange. In addition,              qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our board of directors has adopted a new written charter for the audit committee, which is available on the Investor Relations section of our website at valohealth.com/investors. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Compensation Committee

            ,             , and              will serve as members of the compensation committee, which will be chaired by             . The compensation committee will determine New Valo’s general compensation policies and the compensation provided to the Company’s officers. The compensation committee will also make recommendations to the board of directors regarding director compensation. In addition, the compensation committee will review and determine equity and non-equity compensation for the Company’s executive officers other than its chief executive officer and review and recommend to the board of directors equity and non-equity compensation for directors. The compensation committee will oversee management’s decisions regarding the compensation of senior management, employees and consultants and will administer the Company’s equity incentive plans. The compensation committee will also oversee the Company’s corporate compensation programs. Each member of our compensation committee will be independent, as defined under the Stock Exchange listing rules, and satisfy the Stock Exchange additional independence standards for compensation committee members. The parties have determined that each of the members of the compensation committee are independent. Each member of the compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).

The Company’s board of directors has adopted a new written charter for the compensation committee, which is available on the Investor Relations section of the Company’s website at valohealth.com/investors. The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Stock Exchange and the SEC.

Nominating and Corporate Governance Committee

            ,             , and              will serve as members of the nominating and corporate governance committee, which will be chaired by . The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. Each member of the nominating and corporate governance committee will be independent as defined under the Stock Exchange listing rules.

The Company’s board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Investor Relations section of the Company’s website at valohealth.com/investors. The information on the Company’s website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Role of Board of Directors in Risk Oversight

One of the key functions of the board of directors is informed oversight of New Valo’s risk management process. The board of directors will administer this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure, and the audit committee will have the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these exposures. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. The nominating and corporate governance committee will be responsible for periodically evaluating the Company’s corporate governance policies and systems in light of the governance risks that the Company faces and the adequacy of the Company’s policies and procedures designed to address such risks. The compensation committee will assess and monitor whether any of the Company’s compensation policies and programs is reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No executive officer currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Valo, that has one or more executive officers serving as a member of the board of directors or compensation committee.

Code of Ethics

Following the consummation of the Business Combination, New Valo will have a code of ethics that will apply to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the code of ethics will be available on the Investor Relations section of New Valo’s website at valohealth.com/investors. New Valo intends to make any legally required disclosures regarding amendments to, or waivers of, provision of its code of ethics on its website. The information on this website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Valo,” “we,” “us” or “our” refers to Valo Health, LLC and its consolidated subsidiaries prior to the consummation of the Business Combination and to Valo Health Holdings, Inc. and its consolidated subsidiaries following the Business Combination. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

This section discusses the material components of the executive compensation program offered to the current and former executive officers of Valo who would have been “named executive officers” for 2020. David Berry and Cissy Young will continue to serve as the executive officers of Valo following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers:

•	David Berry, its President and Chief Executive Officer;

•	Hilary Malone, its former Executive Vice President, Chief Operating Officer, Therapeutics; and

•	Cissy Young, its Executive Vice President, Chief People Officer.

David Berry and Cissy Young will serve in the same capacities after the closing of the Business Combination. In September 2021, Valo and Hilary Malone mutually agreed to end her full time employment.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Valo adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to Valo’s named executive officers for services rendered to Valo in all capacities in fiscal year ended December 31, 2020, or Fiscal Year 2020.

Name and Principal Position		Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
David Berry, M.D., Ph.D. President & Chief Executive Officer		2020	311,647	250,750 (2)	25,075	8,550	(3)	596,022
Hilary Malone, Ph.D. Executive Vice President, Chief Operating Officer, Therapeutics	(4)	2020	402,424	236,961 (5)	360,741	2,073	(6)	1,002,199
Cissy Young, Ph.D. Executive Vice President, Chief People Officer	(7)	2020	288,750	115,038 (8)	347,095	751	(9)	751,634

(1)

The amounts reported represent the aggregate grant date fair value of the profits interest awards granted to our named executive officer during 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the profits interest awards reported in this column are set forth in Note 10 to Valo’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. In addition, for Drs. Berry and Malone, the incremental value of the fully vested Valo common units granted in connection with the settlement of each such named executive officer’s annual bonus is included herein, as further described below in the section entitled “—Annual Bonus.” Such incremental value for Drs. Berry and Malone is $25,075 and $13,646, respectively.
(2)

Represents $250,750 in a discretionary annual bonus, which was settled in 63,008 fully vested Valo common units on March 9, 2021. As described below in the section entitled “—Annual Bonus,” Dr. Berry received a 10% increase to his annual bonus amount in connection with his election to have the annual bonus settled in full vested Valo common units. The incremental value of the additional fully vested Valo common units is reflected in the “Stock Awards” column, above.

(3)	Represents a matching contribution for the account of Dr. Berry under the Flagship Pioneering 401(K) Profit Sharing Plan.
(4)	The amount reported represents the amounts paid to Dr. Malone since the commencement of her employment on January 13, 2020 (pro-rated based on an annual salary of $415,000).
(5)

The amounts provided include $500 in a one-time recognition award provided by Valo in recognition for past services, $100,000 in a signing bonus and $136,461 in a discretionary annual bonus. Such annual bonus was settled in 31,731 fully vested Valo common units on March 9, 2021. As further described below in the section entitled “—Annual Bonus,” Dr. Malone received a 10% increase to her annual bonus amount in connection with her election to have the annual bonus settled in full vested Valo common units. The incremental value of the additional fully vested Valo common units is reflected in the “Stock Awards” column, above.

(6)

The amounts provided include $946 in Company-paid life insurance, $460 in Company-paid long-term disability insurance, $227 in a one-time miscellaneous credit from Blue Cross Blue Shield in connection with COVID-19 and $440 in Company-paid parking expenses.

(7)	The amount reported represents the amounts paid to Dr. Young since the commencement of her employment on April 1, 2020 (pro-rated based on an annual salary of $385,000).
(8)	The amounts provided include $500 in a one-time recognition award provided by Valo in recognition for past services, and $114,538 in discretionary annual bonus.
(9)	The amounts provided include $391 in Company-paid life insurance and $360 in Company-paid long-term disability insurance.

Narrative Disclosure to the Summary Compensation Table

2020 Base Salaries

Each of the named executive officers is paid a base salary commensurate with his or her skill set, experience, performance, role and responsibilities. For Fiscal Year 2020, the annualized base salaries for Drs. Malone and Young were approximately $415,000 and $385,000, respectively. Effective as of April 1, 2020, Dr. Berry’s annualized base salary attributable to his services to Valo was $328,664, as further described below in the section entitled “—Services Agreement with Flagship.”

Equity Incentive Compensation

Valo’s board of directors considers equity incentives to be important in aligning the interests of the named executive officers with those of its equityholders. As part of Valo’s pay-for-performance philosophy, its compensation program tends to emphasize the long-term equity award component of total compensation packages paid to its named executive officers. In determining the size of the equity incentives to be awarded to Valo’s named executive officers, Valo takes into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions and anticipated future contributions to Valo and the size of prior grants. Historically, Valo has granted incentive units intended to constitute “profits interests” to compensate its employees. For additional description of the awards granted to our named executive officers, please see the “—Outstanding Equity Awards Table” below.

Services Agreement with Flagship

In October 2018, we entered into a services agreement with Flagship Pioneering, Inc., or Flagship Pioneering, under which Flagship Pioneering provides us with personnel, advisory and administrative services on an as-needed basis. During the Fiscal Year 2020, we reimbursed Flagship Pioneering approximately $311,647 for services provided under the services agreement by Dr. Berry in his role as our President and Chief Executive Officer.

Offer Letters with Valo’s Named Executive Officers

We have entered into offer letters with each of Drs. Berry, Malone and Young. The material terms of the applicable offer letters with Drs. Berry, Malone and Young are described below.

David Berry. We entered into an offer letter with Dr. Berry (the “Berry Offer Letter”) effective as of September 1, 2021. The Berry Offer Letter provides for Dr. Berry’s employment as our Chief Executive Officer and sets forth the terms of his employment, his duties, his salary, his annual bonus target, his eligibility to receive equity compensation and his eligibility to participate in our benefit plans generally. In connection with the execution of the Berry Offer Letter, Dr. Berry also entered into an employee confidentiality, assignment, nonsolicitation and noncompetition agreement.

In addition, the Berry Offer Letter generally provides for “at will” employment, provided, however, that upon a termination of Dr. Berry’s employment by us without Cause or due to his resignation for Good Reason (each, as defined in the Berry Offer Letter), and subject to the timely execution and non-revocation of a release in favor of Valo, Dr. Berry shall be entitled to (i) an amount equal to 100% of his then current base salary, payable in equal installments over 12 months, (ii) any earned but unpaid prior-year annual bonus and (iii) Company-paid COBRA continuation coverage for up to 12 months (the “Severance Benefits”). Notwithstanding the foregoing, if Dr. Berry’s employment is terminated by us without Cause or due to his resignation for Good Reason, in either case, three months prior to or twelve months following a Change in Control (as defined in the Berry Offer Letter), then in lieu of the aforementioned benefits, Dr. Berry shall be entitled to (i) an amount equal to 150% of his then current base salary, payable in equal installments over 18 months, (ii) an amount equal to 150% of his target annual bonus, payable in equal installments over 18 months, (iii) any earned but unpaid prior-year annual bonus, (iv) Company-paid COBRA continuation coverage for up to 18 months and (v) (x) full accelerated vesting of any then outstanding equity awards which are subject to time-based vesting conditions and (y) awards subject to performance-based vesting conditions will immediately vest at target levels (the “CIC Benefits”). It is further intended that the amounts payable pursuant to the Severance Benefits or the CIC Benefits shall be subject to the Severance and Change in Control Policy.

Hilary Malone. We entered into an offer letter with Dr. Malone, dated as of December 9, 2019, and amended and restated as of April 21, 2021 (the “Malone Offer Letter”). The Malone Offer Letter provides for Dr. Malone’s employment and sets forth the terms of her employment, her positions and duties, her salary, her annual bonus target, her eligibility to receive equity compensation, and her eligibility to participate in our benefit plans generally. Dr. Malone is subject to our standard confidential information agreement. In addition, Dr. Malone is eligible to receive severance benefits in connection with certain termination events as provided by Valo’s Severance and Change in Control Policy (which is described below).

Cissy Young. We entered into an offer letter with Dr. Young, dated as of March 23, 2020, and amended and restated as of April 21, 2021 (the “Young Offer Letter”). The Young Offer Letter provides for Dr. Young’s employment and sets forth the terms of her employment, her positions and duties, her salary, her annual bonus target, her eligibility to receive equity compensation, and her eligibility to participate in our benefit plans generally. Dr. Young is subject to our standard confidential information agreement. In addition, Dr. Young is eligible to receive severance benefits in connection with certain termination events as provided by Valo’s Severance and Change in Control Policy.

Annual Bonus

For Fiscal Year 2020, Valo offered Drs. Berry, Malone and Young the opportunity to purchase Valo Holdco common units with such named executive officer’s discretionary annual bonus, however, Dr. Young did not participate in this opportunity. In connection with such purchase, Valo offered an additional 10% increase to each such named executive officer’s annual bonus amount, subject to Dr. Berry and Dr. Malone acquiring Valo common units with the entirety of their annual bonus and agreeing to a 3 year lock-up agreement restricting their ability to sell their common units. In connection with the settlement of the annual bonus in fully vested Valo common units, Drs. Berry and Malone received fully vested awards of common units of 63,008 and 31,731 Valo common units, respectively.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of its named executive officers as of December 31, 2020.

		Incentive Units(1)
Name	Vesting Commencement Date	Number of Incentive Units that have not vested (#)	Market value of Incentive Units that have not vested ($)(2)(3)	Equity incentive plan awards: Number of unearned Incentive Units that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned Incentive Units that have not vested ($)
David Berry	12/3/2018	3,000,000	8,850,000	—		—
	—	—	—	600,000	(3)	1,770,000
	—	—	—	600,000	(4)	1,770,000
Hilary Malone	1/13/2020	542,336	639,956	—		—
Cissy Young	4/1/2020	542,336	639,956	—		—

(1)

Incentive Units reflected herein refer to awards of “incentive units,” which are intended to qualify as profits interests for federal tax purposes. Such awards vest in accordance with the following schedule: one quarter of each award vests on the first anniversary of the vesting commencement date and followed by quarterly vesting thereafter in 12 substantially equal installments.

(2)

There is no public market for the Incentive Units. The amount reported above under the heading “Market Value of Incentive Units That Have Not Vested” reflects the intrinsic value of the unvested Incentive Units, based upon the terms of each individual’s Incentive Units. In connection with the business combination, the Incentive Units will be exchanged for shares (or, to the extent unvested at the time of the business combination, restricted shares) of New Valo.

(3)	The Incentive Units Awards shall vest upon the closing of Valo’s fifth in-licensing deal for a development stage clinical asset, subject to Dr. Berry’s continued employment as our CEO.
(4)

The Incentive Units were granted to Dr. Berry and later transferred to the Berry Family Irrevocable Trust of 2019 by Dr. Berry and will vest upon the closing of the company’s first collaboration deal that generates at least $50 million in gross revenue, subject to Dr. Berry’s continued employment as our CEO.

The Incentive Units described above have been granted pursuant to incentive unit grant agreements under the Valo Health, LLC Fourth Amended and Restated LLC Agreement (the “LLC Agreement”). Such incentive units are intended to qualify as profits interests and are subject to time-based vesting over four years, as described above, provided, however, that upon a Sale Event (as such term is defined in the LLC Agreement), all unvested incentive units shall be forfeited upon the consummation of such Sale Event, unless assumed or substituted by the successor entity, provided, however that the Company may, without the unitholder’s consent, provide for a cash payment in exchange for such cancelled incentive units.

Employee benefit and equity compensation plans and arrangements

Valo Health, LLC Severance and Change in Control Policy

Valo currently maintains a Severance and Change in Control Policy effective as of February 23, 2021, or the Severance Policy, pursuant to which certain senior management employees are eligible for severance upon (A) termination of an eligible executive by Valo for any reason other than for “cause” (as such term is defined in the Severance Policy) or (B) resignation by an eligible executive for “good reason” (as such term is defined in the Severance Policy), in each case a Qualifying Termination. Upon a Qualifying Termination not in connection with a “sale event” (as defined in the Severance Policy), and, in the case of a Qualifying Termination that is a resignation for “good reason”, provided that such resignation occurs following the first anniversary of the effective date of the Severance Policy, eligible employees are entitled to base salary continuation and Valo-paid medical premiums for the periods set forth below, subject to the timely execution of a separation agreement including a release in favor of Valo:

Position	Severance Period (months)	Benefit Continuation Period (months)
Chief Executive Officer	12	12
Executive Vice President	9	9
Senior Vice President	6	6
Vice President	4	4

Upon a Qualifying Termination that occurs within the period beginning three months prior to a “sale event” and ending on the first anniversary of such transaction, eligible employees are entitled to: (i) a lump sum cash payment equal to the sum of (x) the number of months of base salary set forth below and (y) the employee’s annual target bonus amount times the applicable multiple set forth below, (ii) Valo-paid medical premiums for the applicable period set forth below and (iii) 100% acceleration of the vesting of all outstanding equity awards (except as specifically provided otherwise in the applicable award agreement), subject to the timely execution of a separation agreement including a release in favor of Valo:

Position	Severance Period (months)	Bonus Amount	Benefit Continuation Period (months)
Chief Executive Officer	18	1.5x Target	18
Executive Vice President	12	1.0x Target	12
Senior Vice President	9	0.75x Target	9
Vice President	6	0.5x Target	6

The payments and benefits provided under the Severance Policy in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible executive to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the eligible executive.

2021 Stock Option and Incentive Plan

The 2021 Plan was adopted by the Board of Directors on             , 2021. Under the 2021 Plan, we have initially reserved for issuance an aggregate of              shares of New Valo common stock. The terms, eligibility and administration of our 2021 Plan is described in further detail in the section entitled “—Incentive Award Plan Proposal.”

2021 Employee Stock Purchase Plan

The 2021 ESPP was adopted by the Board of Directors on             , 2021. Under the 2021 ESPP, we have initially reserved for issuance an aggregate of              shares of New Valo common stock. The terms, eligibility and administration of our ESPP is described in further detail in the section entitled “—The 2021 Employee Stock Purchase Plan Proposal.”

Senior Executive Cash Incentive Bonus Plan

Prior to the completion of the Business Combination, Valo’s Board intends to adopt the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. The Bonus Plan will become effective on the Closing. The Bonus

Plan shall provide for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives.

It is intended that the Valo compensation committee may select corporate performance goals from among the following: research, pre-clinical, non-clinical, developmental, publication, clinical or regulatory milestones; cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; total shareholder return; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; achievement metrics relating to, key third parties; working capital; earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; number of prescriptions or prescribing physicians; coverage decisions; leadership development, employee retention, and recruiting and other human resources matters; operating income and/or net annual recurring revenue; or any other metric as selected by the compensation committee, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable).

It is intended that each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive officer. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each such performance period, but not later than 74 days after the end of the fiscal year in which such performance period ends. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. It is intended that the Bonus Plan will also permit the compensation committee to approve additional bonuses to executive officers in its sole discretion and provide the compensation committee with discretion to adjust the size of the award as it deems appropriate.

DIRECTOR COMPENSATION

2020 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee director of Valo Holdco’s board of directors during Fiscal Year 2020.

Name	Fees Earned or Paid in Cash ($)	Incentive Units ($)(1)(2)	All Other Compensation ($)	Total ($)
Shreeram Aradhye	—	163,656	—	163,656
Paul Biondi	—	163,656	—	163,656
Harsha Ramalingam	—	245,484	—	245,484

(1)

Incentive Units reflected herein refer to awards of “incentive units,” which are intended to qualify as profits interests for federal tax purposes. Such awards vest in accordance with the following schedule: one quarter of each award vests on the first anniversary of the vesting commencement date, followed by monthly vesting thereafter over the next three years. In the event service as a director terminates after having been a member of the Board for 18 months, the Company shall have the option, in its sole discretion, to repurchase any vested Incentive Units at the then current fair market value. There is no public market for the Incentive Units. The amount reported above reflects the intrinsic value of the unvested profits units, based upon the terms of each individual’s profits interests units. In connection with the business combination, the profits units will be exchanged for shares of New Valo.

(2)	As of December 31, 2020, each of Dr. Aradhye and Messrs. Biondi and Ramalingam held 255,713, 255,713 and 383,569 Incentive Units, respectively.

Prior to the completion of the Business Combination, Valo’s Board intends to adopt the non-employee director compensation policy described below, which is designed to align compensation with Valo’s business objectives and the creation of stockholder value, while enabling Valo to attract, retain, incentivize and reward directors who contribute to the long-term success of the company.

Under the contemplated policy, our non-employee directors will be eligible to receive cash retainers (which will be prorated for partial years of service) and equity awards as set forth below:

Annual Retainer for Board Membership
Annual service on the board of directors	$40,000
Additional retainer for annual service as non-executive chairperson	$35,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$20,000
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as compensation committee chairperson	$15,000
Annual service as member of the compensation committee (other than chair)	$7,500
Annual service as nominating and governance committee chairperson	$10,000
Annual service as member of the nominating and governance committee (other than chair)	$5,000

In addition, our policy will provide that, upon initial election or appointment to the Valo Board, each new non-employee director will be granted a non-statutory stock option with a fair market value of $700,000 (as determined in accordance with our policy) on the date of such director’s election or appointment to the board of directors, or the Director Initial Grant. The Director Initial Grant will vest in substantially equal monthly installments over three years from the date of grant. On the date of each annual meeting of stockholders of our company following the completion of this Business Combination, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of a non-statutory stock option with a fair market value of $350,000, or the Director Annual Grant. The Director Annual Grant will vest in full on the earlier of the one-year anniversary of the grant date or on the date of our next annual meeting of stockholders. The Director Initial Grant and Director Annual Grant are subject to full acceleration vesting upon the sale of our company. All of the foregoing stock options would be granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and would have a 10 year term.

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director of Valo in a calendar year period will not exceed $750,000 in the first calendar year such individual becomes a non-employee director and $1,000,000 in any other calendar year.

We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of the Board or any committee thereof.

Employee directors will receive no additional compensation for their service as a director.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of Valo common stock as of September 30, 2021 (giving effect to the Pre-Closing Restructuring), (ii) the beneficial ownership of KVSA common stock as of September 30, 2021 and (iii) the expected beneficial ownership of shares of New Valo common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•	each person known to be the beneficial owner of more than 5% of Valo common stock;

•	each of Valo’s current named executive officers and directors;

•

each person who is known to be the beneficial owner of more than 5% of KVSA common stock and is expected to be the beneficial owner of more than 5% of shares of New Valo common stock post-Business Combination;

•	each of KVSA’s current executive officers and directors;

•	each person who will become a named executive officer or director of New Valo post-Business Combination; and

•	all executive officers and directors of KVSA as a group pre-Business Combination, and all executive officers and directors of New Valo as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Valo common stock pre-Business Combination is based on 220,691,502 shares of Valo common stock issued and outstanding as of September 30, 2021 (giving effect to the Pre-Closing Restructuring).

The beneficial ownership of KVSA common stock pre-Business Combination is based on 45,490,000 shares of KVSA common stock issued and outstanding as of September 30, 2021, which includes an aggregate of 5,000,000 shares of KVSA Class B common stock outstanding as of such date and an aggregate of 5,000,000 shares of KVSA Class K common stock outstanding as of such date.

The expected beneficial ownership of shares of New Valo common stock post-Business Combination assumes two scenarios:

(i)

a “no redemption” scenario where (i) no public stockholders exercise their redemption rights in connection with the Business Combination or our extension proposal, (ii) New Valo issues 220,691,502 shares of New Valo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement and (iii) New Valo issues 20,086,250 shares of New Valo common stock to the PIPE Investors pursuant to the PIPE Investment; and

(ii)

a “maximum redemption” scenario where (i) 12,086,774 of KVSA’s outstanding public shares are redeemed in connection with the Business Combination (the estimated maximum number of shares of common stock that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Cash Condition based on: (a) trust account figures as of June 30, 2021, (b) a redemption price of approximately $10.00 per share and (c) the issuance of 2,500,000 shares of New Valo common stock to Sponsor pursuant to the Forward Purchase Agreement), (ii) New Valo issues 220,691,502 shares of New Valo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement and (iii) New Valo issues 20,086,250 shares of New Valo common stock to the PIPE Investors pursuant to the PIPE Investment.

Based on the foregoing assumptions, we estimate that there would be 291,053,460 shares of New Valo common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 281,466,686 shares of New Valo common stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated, KVSA believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Investment								Post-Business Combination and PIPE Investment
									Assumption No Redemptions		Assumption Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of Valo Common Stock	% of Valo Common Stock	Number of KVSA Class A Common Stock	% of KVSA Class A Common Stock	Number of KVSA Class B Common Stock	% of KVSA Class B Common Stock	Number of KVSA Class K Common Stock	% of KVSA Class K Common Stock	Number of Shares of New Valo Common Stock	%	Number of Shares of New Valo Common Stock	%
5% Holders of Valo, KVSA and New Valo
Khosla Ventures SPAC Sponsor LLC (2)	—	—	990,000	2.8%	4,760,000	95.2%	5,000,000	100%	16,483,478	5.7%	18,983,478	6.7%
Flagship Funds (3)	104,900,780	47.5%	—	—	—	—	—	—	106,900,780	36.7%	106,900,780	38.0%
Funds Affiliated with Koch Industries, Inc. (4)	22,898,410	10.4%	—	—	—	—	—	—	24,898,410	8.6%	24,898,410	8.8%
Port-Aux-Choix Private Investments Inc. (5)	25,647,701	11.6%	—	—	—	—	—	—	25,647,701	8.8%	25,647,701	9.1%
Funds affiliated with Millennium Management (6)	—	—	1,841,775	5.2%	—	—	—	—	1,841,775	*	1,841,775	*
Directors and Named Executive Officers of Valo Pre-Business Combination
David A. Berry, M.D., Ph.D. (7)	8,796,280	4.0%	—	—	—	—	—	—	8,796,280	3.0%	8,796,280	3.1%
David Epstein	1,453,224	*	—	—	—	—	—	—	1,453,224	*	1,453,224	*
Ronald W. Hovsepian (8)	2,179,836	1.0%	—	—	—	—	—	—	2,179,836	*	2,179,836	*
Paul Biondi	264,412	*	—	—	—	—	—	—	264,412	*	264,412	*
Shreeram Aradhye, M.D.	264,412	*	—	—	—	—	—	—	264,412	*	264,412	*
Harsha Ramalingam	396,618	*	—	—	—	—	—	—	396,618	*	396,618	*
Adam Smalley	—	—	—	—	—	—	—	—	—	—	—	—
Brett Chugg	—	—	—	—	—	—	—	—	—	—	—	—
Judy Lewent	—	—	—	—	—	—	—	—	—	—	—	—
Cissy Young	560,786	*	—	—	—	—	—	—	560,786	*	560,786	*
Hilary Malone	287,070	*	—	—	—	—	—	—	287,070	*	287,070	*
All Valo directors and executive officers as a group (12 individuals)	14,953,482	6.8%	—	—	—	—	—	—	14,978,482	5.1%	14,978,482	5.3%
Directors and Named Executive Officers of KVSA Pre-Business Combination
Vinod Khosla(1)	—	—	990,000	2.8%	4,760,000	95.2%	5,000,000	100%	16,483,478	5.7%	18,983,478	6.7%
Samir Kaul(1)	—	—	990,000	2.8%	4,760,000	95.2%	5,000,000	100%	16,483,478	5.7%	18,983,478	6.7%
Peter Buckland	—	—	—	—	—	—	—	—	—	—	—	—
Jagdeep Singh	—	—	—	—	40,000	*	—	—	48,705	*	48,705	*
Rajiv Shah	—	—	—	—	40,000	*	—	—	48,705	*	48,705	*

	Pre-Business Combination and PIPE Investment								Post-Business Combination and PIPE Investment
									Assumption No Redemptions		Assumption Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of Valo Common Stock	% of Valo Common Stock	Number of KVSA Class A Common Stock	% of KVSA Class A Common Stock	Number of KVSA Class B Common Stock	% of KVSA Class B Common Stock	Number of KVSA Class K Common Stock	% of KVSA Class K Common Stock	Number of Shares of New Valo Common Stock	%	Number of Shares of New Valo Common Stock	%
Derek Anthony West	—	—	—	—	40,000	*	—	—	48,705	*	48,705	*
Molly Coye	—	—	—	—	40,000	*	—	—	48,705	*	48,705	*
Mario Schlosser	—	—	—	—	40,000	*	—	—	48,705	*	48,705	*
Dmitri Shklovsky	—	—	—	—	40,000	*	—	—	48,705	*	48,705	*
All KVSA executive officers and directors as a group (9 individuals)	—	—	990,000	2.8%	5,000,000	100.0%	5,000,000	100.0%	16,775,708	5.8%	19,275,708	6.8%
Directors, Nominees and Named Executive Officers of New Valo Post-Business Combination
David A. Berry, M.D., Ph.D. (7)	8,796,280	4.0%	—	—	—	—	—	—	8,796,280	3.0%	8,796,280	3.1%
David Epstein	1,453,224	*	—	—	—	—	—	—	1,453,224	*	1,453,224	*
Ronald W. Hovsepian (8)	2,179,836	1.0%	—	—	—	—	—	—	2,179,836	*	2,179,836	*
Shreeram Aradhye	264,412	*	—	—	—	—	—	—	264,412	*	264,412	*
Harsha Ramalingam	396,618	*	—	—	—	—	—	—	396,618	*	396,618	*
Samir Kaul(1)	—	—	990,000	2.8%	4,760,000	95.2%	5,000,000	100%	16,483,478	5.7%	18,983,478	6.7%
Brett Chugg	—	—	—	—	—	—	—	—	—	—	—	—
Judy Lewent	—	—	—	—	—	—	—	—	—	—	—	—
Cissy Young	560,786	*	—	—	—	—	—	—	560,786	*	560,786	*
Hilary Malone(9)	287,070	*	—	—	—	—	—	—	287,070	*	287,070	*
All New Valo directors and executive officers as a group (10 individuals)	14,689,070	6.7%	990,000	2.8%	4,760,000	95.2%	5,000,000	100%	31,197,548	10.7%	33,697,548	12.0%

*	Indicates less than 1%
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 399 Boylston Street, Boston, MA 02116.
(2)

Post-Business Combination, consists of (i) 990,000 shares of New Valo common stock representing the 990,000 private placement shares held by Sponsor, (ii) 5,795,999 shares of New Valo common stock issued upon the conversion of 4,760,000 shares of KVSA Class B common stock, (iii) 8,697,479 shares of New Valo common stock issued upon the conversion of 5,000,000 shares of KVSA Class K common stock, (iv) 1,000,000 shares of New Valo common stock to be issued in the PIPE Investment and (v) in the case of the maximum redemption scenario, 2,500,000 shares of New Valo common stock issued pursuant to the Forward Purchase Agreement. Khosla Ventures SPAC Sponsor LLC is the record holder of the shares. Khosla Ventures SPAC Sponsor Services LLC is the owner of Khosla Ventures SPAC Sponsor LLC. Vinod Khosla and Samir Kaul are the joint managers of Khosla Ventures SPAC Sponsor Services LLC, and indirectly own equity interests in Khosla Ventures SPAC Sponsor Services LLC through VK Services LLC and SK SPAC Services, LLC, respectively. As such, each of VK Services LLC, SK SPAC Services, LLC and Messrs. Khosla and Kaul may be deemed to share beneficial ownership of the shares held directly by Sponsor. The principal mailing address of Khosla Ventures SPAC Sponsor LLC is 2128 Sand Hill Rd, Menlo Park, CA 94025.

(3)

Pre-Business Combination (but giving effect to the Pre-Closing Restructuring), consists of (i) 91,222,436 shares of Valo common stock held by Flagship VentureLabs VI LLC (“VentureLabs VI”), (ii) 9,647,096 shares of Valo common stock held by Flagship Pioneering Fund VI, L.P. (“Flagship Pioneering VI”), (iii) 915,765 shares of Valo common stock held by Nutritional Health LTP Fund, L.P. (“Nutritional LTP”) and (iv) 3,115,483 shares of Valo common stock held by Flagship Pioneering Special Opportunities Fund II, L.P. (“Flagship Opportunities Fund II”). Post-Business Combination, consists of (i) 91,222,436 shares of New Valo common stock held by VentureLabs VI, (ii) 9,897,096 shares of New Valo common stock held by Flagship Pioneering VI (including 250,000 shares of New Valo common stock to be purchased in the PIPE Investment), (iii) 915,765 shares of New

Valo common stock held by Nutritional LTP, (iv) 3,865,483 shares of New Valo common stock held by Flagship Opportunities Fund II (including 750,000 shares of New Valo common stock to be purchased in the PIPE Investment) and (v) 1,000,000 shares of New Valo common stock held by FPN, L.P. (“FPN” and together with Flagship Pioneering VI, Flagship Opportunities Fund II and Nutritional LTP, the “Flagship Funds”) (all of which shares of New Valo common stock are to be purchased in the PIPE Investment). The General Partner of Flagship Pioneering VI is Flagship Pioneering Fund VI General Partner LLC (“Flagship Pioneering VI GP”). The General Partner of Flagship Opportunities Fund II is Flagship Pioneering Special Opportunities Fund II General Partner LLC (“Flagship Opportunities Fund II GP”). The General Partner of Nutritional LTP is Nutritional Health LTP Fund General Partner LLC (“Nutritional LTP GP”). The General Partner of FPN is FPN General Partner LLC (“FPN GP”). The Manager of VentureLabs VI is Flagship VentureLabs VI Manager LLC (“VentureLabs VI Manager”). The Manager of Flagship Pioneering VI GP, VentureLabs VI Manager, Flagship Opportunities Fund II GP and FPN GP is Flagship Pioneering, Inc. (“Flagship Pioneering” and together with Flagship Pioneering VI GP, Flagship Opportunities Fund II GP, Nutritional LTP GP, FPN GP and VentureLabs VI Manager, the “Flagship General Partners”). Noubar B. Afeyan, Ph.D. is the sole Director and shareholder of Flagship Pioneering and may be deemed to have voting and investment control over all the shares held by Flagship Pioneering VI, VentureLabs VI, Flagship Opportunities Fund II and FPN. Dr. Afeyan is the sole member and Manager of Nutritional LTP GP and may be deemed to have voting and investment control over all the shares held by Nutritional LTP. None of the Flagship General Partners nor Dr. Afeyan directly own any of the shares held by the Flagship Funds. The mailing address of the Flagship Funds is 55 Cambridge Parkway, Suite 800E, Cambridge, MA 02142.
(4)

Pre-Business Combination (but giving effect to the Pre-Closing Restructuring), consists of 22,898,410 shares of Valo common stock held by KDT VH Investments, LLC. Post-Business Combination, consists of (i) 22,898,410 shares of New Valo common stock held by KDT VH Investments, LLC and (ii) 2,000,000 shares of New Valo common stock held by Spring Creek Capital, LLC (all of which shares of New Valo common stock are to be purchased in the PIPE Investment). Voting and investment power over the shares held by KDT VH Investments, LLC is exercised jointly by three individuals who are managers of Koch Disruptive Technologies Holdings, LLC, and voting and disposition decisions require the approval of a majority of such managers. Voting and investment power over the shares held by Spring Creek Capital, LLC is exercised jointly by three individuals who are managers of Spring Creek Capital, LLC, and voting and disposition decisions require the approval of a majority of such managers. Accordingly, none of these managers individually has voting or investment power over such shares pursuant to Exchange Act Rule 13d-3, and therefore no individual is deemed to be the beneficial owner of the shares held by KDT VH Investments, LLC or Spring Creek Capital, LLC. The principal mailing address for each of the foregoing persons is 4111 E 37th St North, Wichita, KS 67220.

(5)

Pre-Business Combination (but giving effect to the Pre-Closing Restructuring), consists of 25,647,701 shares of Valo common stock held by Port-Aux-Choix Private Investments Inc. (“PSP Investments”). Post-Business Combination, this consists of 25,647,701 shares of New Valo common stock to be held by PSP Investments. PSP Investments is a wholly owned subsidiary of Public Sector Pension Investment Board. Neil Cunningham, as President of PSP Investments, and Jean-François Bureau, as Vice-President of PSP Investments, in such capacities, have investment control over such securities, and Stéphanie Lachance, as Vice President, Responsible Investment of Public Sector Pension Investment Board, has voting control over such securities on behalf of Public Sector Pension Investment Board Each of Each of Messrs. Cunningham and Bureau and Ms. Lachance disclaim beneficial ownership of such securities. The principal mailing address for each of the foregoing persons is 1250 Rene-Levesque Boulevard West, Suite 1400, Montreal, Quebec, Canada H3B 5E9.

(6)

Consists of (i) 1,172,475 shares of KVSA Class A common stock (or New Valo common stock post-Business Combination) held by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), (ii) 175,000 shares of KVSA Class A common stock (or New Valo common stock post-Business Combination) held by Riverview Group LLC (“Riverview Group”), (iii) 350,000 shares of KVSA Class A common stock (or New Valo common stock post-Business Combination) held by ICS Opportunities, Ltd. (“ICS Opportunities”), (iv) 143,000 shares of KVSA Class A common stock (or New Valo common stock post-Business Combination) held by ICS Opportunities II LLC (“ICS Opportunities II”) and (v) 1,300 shares of KVSA Class A common stock (or New Valo common stock post-Business Combination) held by Integrated

Assets, Ltd. (“Integrated Assets”). Millennium International Management LP (“Millennium International Management”) is the investment manager to ICS Opportunities, ICS Opportunities II and Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. Millennium Management LLC (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities, ICS Opportunities II and Integrated Assets and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. Millennium Group Management LLC (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities, ICS Opportunities II and Integrated Assets. The principal mailing address for each of the foregoing persons is 399 Park Avenue New York, New York 10022. We have relied solely on information supplied by the reporting person on a Schedule 13G filed with the SEC on September 1, 2021.
(7)

Pre-Business Combination (but giving effect to the Pre-Closing Restructuring), consists of (i) 7,992,734 shares of Valo common stock held by David Berry 2012 Revocable Trust and (ii) 726,612 shares of Valo common stock held by The Berry Family Irrevocable Trust of 2019. Post-Business Combination, consists of (i) 7,992,734 shares of New Valo common stock held by David Berry 2012 Revocable Trust and (ii) 726,612 shares of New Valo common stock held by The Berry Family Irrevocable Trust of 2019. Dr. Berry is a co-trustee of the David Berry 2012 Revocable Trust and may be deemed to share voting and investment power with respect to the shares held by such trust. Dr. Berry’s spouse is a co-trustee of The Berry Family Irrevocable Trust of 2019, and Dr. Berry may be deemed to share voting and investment power with respect to the shares held by such trust.

(8)

Pre-Business Combination (but giving effect to the Pre-Closing Restructuring), consists of (i) 1,089,918 shares of Valo common stock held directly by Ronald W. Hovsepian and (ii) 1,089,918 shares of Valo common stock held by Megan S. Hovsepian 2021 Irrevocable Trust, of which Mr. Hovsepian’s spouse is the investment advisor and Mr. Hovsepian’s brother-in-law is the distribution advisor. Post-Business Combination, consists of (i) 1,089,918 shares of New Valo common stock held directly by Ron Hovsepian and (ii) 1,089,918 shares of New Valo common stock held by Megan S. Hovsepian 2021 Irrevocable Trust.

(9)	In September 2021, Valo and Dr. Malone mutually agreed to end her full time employment.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Khosla Ventures Acquisition Co.

Founder Shares

On January 19, 2021, the Sponsor acquired 10,000,000 founder shares for an aggregate purchase price of $25,000, consisting of 5,000,000 shares of KVSA Class B common stock and 5,000,000 shares of KVSA Class K common stock. Prior to the initial investment in KVSA of $25,000 by the sponsor, KVSA had no assets, tangible or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to KVSA by the aggregate number of founder shares issued. On February 28, 2021, the Sponsor entered into a security assignment agreement with six of KVSA’s independent directors and assigned 240,000 shares of KVSA Class B common stock at an aggregate price of $600.

Class B Common Stock

The KVSA Class B common stock will automatically convert into shares of KVSA Class A common stock on the first business day following the completion of our initial business combination, at a ratio such that the number of shares of KVSA Class A common stock issuable upon conversion of all shares of KVSA Class B common stock will equal, in the aggregate on an as-converted basis, 15% of the sum of (i) the total number of all shares of KVSA Class A common stock issued and outstanding upon completion of this offering (including any over-allotment shares if the underwriters exercise their overallotment option), plus (ii) the total number of shares of KVSA Class A common stock issued or deemed issued or issuable upon conversion of the shares of KVSA Class B common stock plus (iii) unless waived, the total number of shares of KVSA Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by KVSA in connection with or in relation to the consummation of the initial business combination, excluding (x) any shares of KVSA Class A common stock or equity-linked securities exercisable for or convertible into shares of KVSA Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination, (y) any shares of KVSA Class A common stock issuable upon conversion of the shares of KVSA Class K common stock and (z) any Private Placement Shares. Prior to our initial business combination, only holders of shares of our Class B common stock were entitled to vote on the appointment of directors.

Effective upon the filing of the Proposed Charter, all shares of KVSA Class B common stock issued and outstanding immediately prior to such date will automatically be reclassified as, and converted into, an aggregate of 6,088,229 shares of New Valo common stock without any further action.

The Sponsor Lock-Up Agreement contains certain restrictions on transfer with respect to the shares of New Valo common stock into which the shares of KVSA Class B common stock will convert upon the filing of the Proposed Charter. Such restrictions begin at the Closing and end on the earlier to occur of (a) the one year anniversary of Closing and (b) following Closing, (i) the date on which the last reported sale price of New Valo common stock equals or exceeds $12.00 per share (as may be adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) the date on which New Valo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the holders of New Valo common stock having the right to exchange their shares of New Valo common stock for cash, securities or other property.

Class K Common Stock

The KVSA Class K common stock will convert into shares of KVSA Class A common stock after the initial business combination only to the extent certain triggering events occur prior to the 10th anniversary of the initial business combination, including three equal triggering events based on our stock trading at $30.00, $40.00 and $50.00 per share following the first anniversary of the closing of our initial business combination and also upon specified strategic transactions, in each case, as described in this prospectus. The shares of KVSA Class K common stock will be convertible into shares of KVSA Class A common stock at a ratio such that the number of shares of KVSA Class A common stock issuable upon conversion of all founder shares (including both shares of KVSA Class B common stock and shares of KVSA Class K common stock) will equal, in the aggregate on an as-converted basis, 30% of the sum of (i) the total number of all shares of KVSA Class A common stock issued and outstanding upon completion of the initial public offering (including any over-allotment shares if the underwriters exercise their overallotment option), plus (ii) the total number of shares of KVSA Class A common stock issued or deemed issued or issuable upon conversion of the shares of KVSA Class B common stock and shares of KVSA Class K common stock plus (iii) unless waived, the total number of shares of KVSA Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by KVSA in connection with or in relation to the consummation of the initial business combination, excluding (x) any shares of KVSA Class A common stock or equity-linked securities exercisable for or convertible into shares of KVSA Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination and (y) any Private Placement Shares. Prior to our initial business combination, only holders of shares of our Class B common stock were entitled to vote on the appointment of directors. KVSA accounts for the Class K Founder Shares as equity linked instruments. Based on the guidance in ASC Topic 815, certain adjustments to the settlement amount of the Class K Founder Shares are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC Topic 815-40. The Class K Founder Shares are recorded as liabilities as these shares are not considered indexed to KVSA’s own stock and not eligible for an exception from derivative accounting.

Effective upon the filing of the Proposed Charter, all shares of KVSA Class K common stock issued and outstanding immediately prior to such date will automatically be reclassified as, and converted into, an aggregate of 8,697,479 shares of New Valo common stock without any further action; provided that the 8,697,479 shares of New Valo common stock attributable to the conversion of the shares of the KVSA Class K common stock shall be subject to vesting and forfeiture unless and until they are released from the vesting and forfeiture restrictions set forth in the Sponsor Vesting Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G. See “BCA Proposal — Related Agreements — Sponsor Vesting Agreement.”

The Sponsor Lock-Up Agreement contains certain restrictions on transfer with respect to the shares of New Valo common stock into which the shares of KVSA Class K common stock will convert upon the filing of the Proposed Charter. Such restrictions begin at the Closing and end on the earlier to occur of (a) the one year anniversary of Closing and (b) following Closing, (i) the date on which the last reported sale price of New Valo common stock equals or exceeds $12.00 per share (as may be adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) the date on which New Valo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the holders of New Valo common stock having the right to exchange their shares of New Valo common stock for cash, securities or other property.

Promissory Note – Related Parties

On January 19, 2021, KVSA issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which KVSA could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the initial public offering. The outstanding balance under the Promissory Note was repaid upon consummation of the initial public offering.

Related Party Transactions

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of KVSA’s officers and directors may, but are not obligated to, loan KVSA funds as may be required (“Working Capital Loans”). If KVSA completes a Business Combination, KVSA would repay the Working Capital Loans out of the proceeds of the Trust Account released to KVSA. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, KVSA may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, KVSA had no borrowings under the Working Capital Loans.

Private Placement Shares

Simultaneously with the closing of the initial public offering, the Sponsor purchased 990,000 private placement shares at a price of $10.00 per share in a private placement for an aggregate purchase price of $9.9 million. The private placement shares are identical to the public shares, subject to certain limited exceptions.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement shares until 30 days after the completion of the initial business combination. The Sponsor Lock-Up Agreement also contains certain restrictions on transfer with respect the private placement shares. Such restrictions begin at the Closing and end on the earlier to occur of (a) the one year anniversary of Closing and (b) following Closing, (i) the date on which the last reported sale price of New Valo common stock equals or exceeds $12.00 per share (as may be adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) the date on which New Valo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the holders of New Valo common stock having the right to exchange their shares of New Valo common stock for cash, securities or other property.

Forward Purchase Agreement

KVSA entered into a forward purchase agreement pursuant to which the Sponsor agreed to purchase an aggregate of up to 2,500,000 forward-purchase shares for $10.00 per share, or an aggregate maximum amount of $25,000,000, in a private placement that would close simultaneously with the closing of the initial business combination if necessary to satisfy the Minimum Cash Condition. The proceeds from the sale of these forward-purchase shares, together with the amounts available to KVSA from the trust account (after giving effect to any redemptions of public shares) and any other equity or debt financing obtained by KVSA in connection with the business combination, will be used to satisfy the cash requirements of the business combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-business combination company for working capital or other purposes. To the extent that the amounts available from the trust account and other financing are sufficient for such cash requirements, the Khosla Entities may purchase less than 2,500,000 forward-purchase shares. The forward-purchase shares would be identical to the public shares being sold in the initial public offering, except the forward-purchase shares would be subject to transfer restrictions and certain registration rights, as described herein. KVSA performed an assessment in accordance with Accounting Standards Codification (“ASC”) 480 - Distinguishing Liabilities from Equities and ASC 815 - Derivatives and Hedging to conclude whether the forward-purchase shares constitute a liability and a derivative such that it will be fair valued separately from shares of KVSA common stock. KVSA concludes that the forward-purchase shares should be equity-classified and its embedded features should not be bifurcated.

Valo Holdco

The following is a summary of transactions since January 1, 2018, in which Valo Holdco was, or will be, a participant, and in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent (5%) or more of any class of our capital units or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest, other than the compensation agreements and other arrangements described in the sections titled “Executive Compensation” and “Director Compensation” and the registration rights described in the section titled “BCA Proposal—Related Agreements—Registration Rights Agreement” in this proxy statement/prospectus.

Transaction with Related Parties in Connection with Formation and LLC Reorganization

Flagship Labs 61, Inc. (“Flagship Labs 61”) was incorporated on October 24, 2018 under the laws of the State of Delaware. On December 12, 2018, Flagship Labs 61 entered into a Subscription Agreement with Flagship VentureLabs VI LLC (“VentureLabs VI”) pursuant to which VentureLabs VI purchased 14,000,000 shares of common stock, par value $0.001 per share (“Flagship Labs common stock”), of Flagship Labs 61, for an aggregate purchase price of $14,000, and also entered into a convertible promissory note with Flagship Pioneering Fund VI, L.P. (“Flagship Pioneering VI”) in the principal amount of $5,000,000 (the “2018 Note”). The 2018 Note accrued interest at a rate of 6% per annum. VentureLabs VI and Flagship Pioneering VI are affiliated with Flagship Pioneering, Inc. (“Flagship Pioneering”), which, together with its affiliated funds, beneficially owns more than 5% of Valo Holdco’s outstanding voting units.

On January 3, 2019 Flagship Labs 61 legally changed its name to Integral Health, Inc. On May 29, 2019, Integral Health, Inc. entered into two additional convertible promissory notes with Flagship Pioneering VI in the principal amounts of $2,588,773.15 and $5,000,000, respectively (the “2019 Notes”). The 2019 Notes accrued interest at a rate of 6% per annum.

On June 3, 2019, Integral Health Holdings, LLC was formed under the laws of the State of Delaware. Concurrently, Integral Health Holdings, LLC entered into a Contribution and Exchange Agreement with Integral Health, Inc. pursuant to which all issued and outstanding shares of capital stock in Integral Health, Inc. (consisting of 14,000,000 shares of Flagship Labs common stock held by VentureLabs VI) were contributed Integral Health Holdings, LLC in exchange for 70,000,000 common units of Integral Health Holdings, LLC issued to VentureLabs VI, resulting in Integral Health, Inc. becoming a wholly-owned subsidiary of Integral Health Holdings, LLC (the “LLC Reorganization”). In addition, pursuant to the Contribution and Exchange Agreement and in connection with the LLC Reorganization, the 2018 Notes and 2019 Notes were exchange for Simple Agreements for Future Equity (the “Bridge Securities”). Each of the Bridge Securities accrued returns on the applicable purchase amount at a rate of 6% per annum. Such Bridge Securities were cancelled and automatically converted into Series A preferred units in connection with Valo Holdco’s Series A preferred unit financing, as described below.

On September 11, 2020, Integral Health Holdings, LLC legally changed its name to Valo Health, LLC, and Integral Health, Inc. legally changed its name to Valo Health Holdings, Inc.

Other Private Placements of Securities

The following table sets forth the aggregate number of securities acquired by our directors, executive officers and the holders of more than 5% of our capital units in the transactions described below.

Holder	Common Units	Series A Preferred Units	Series B Preferred Units	Approximate Purchase Price
Flagship Funds(1)	74,710,000	6,949,821	4,252,568	$53,284,281
Port-Aux-Choix Private Investments Inc.(2)	—	12,500,000	8,505,137	$99,999,999
KDT VH Investments, LLC(3)	—	—	18,753,503	$110,248,093
Graeme Bell(4)	—	—	21,400	$125,806

(1)

The Flagship Funds consist of VentureLabs VI, Flagship Pioneering VI, Flagship Pioneering Special Opportunities Fund II, L.P. (“Opportunities Fund II”) and Nutritional Health LTP Fund, L.P. (“Nutritional LTP”). The Flagship Funds beneficially own more than 5% of Valo Holdco’s outstanding voting units. Ronald W. Hovsepian and Paul Biondi are current directors of Valo Holdco and were designated to Valo Holdco’s board of directors by Flagship Pioneering VI. Noubar B. Afeyan, Ph.D., a former member of Valo Holdco’s board of directors, is an affiliate of the Flagship Funds. Mr. Biondi is expected to resign from Valo Holdco’s board of directors effective immediately prior to the consummation of the Business Combination.

(2)

Port-Aux-Choix Private Investments Inc. (“PSP”) beneficially owns more than 5% of Valo Holdco’s outstanding voting units. Adam Smalley, a current member of Valo Holdco’s board of directors, was designated to Valo Holdco’s board of directors by PSP. Mr. Smalley is expected to resign from Valo Holdco’s board of directors effective immediately prior to the consummation of the Business Combination.

(3)	KDT VH Investments, LLC (“KDT”) beneficially owns more than 5% of Valo Holdco’s outstanding voting units. Brett Chugg was designated to Valo Holdco’s board of directors by KDT.
(4)	Graeme Bell is the Chief Financial Officer of Valo Holdco.

Common Units

As described above under the heading “Corporate Reorganization,” in June 2019, Valo Holdco (formerly known as Integral Health Holdings, LLC) entered into a Contribution and Exchange Agreement with Integral Health, Inc., pursuant to which all issued and outstanding shares of capital stock in Integral Health, Inc. (consisting of 14,000,000 shares of Flagship Labs common stock held by VentureLabs VI) were contributed Valo Holdco in exchange for the issuance of 70,000,000 common units of Valo Holdco to VentureLabs VI. In addition, in June 2019 Valo Holdco sold 4,710,000 of its common units to VentureLabs VI for an aggregate purchase price of $471,000.

Series A Preferred Unit Financing

From July 2019 through March 2020, Valo Holdco sold an aggregate of 24,062,321 Series A preferred units at a purchase price of $4.00 per unit, for aggregate consideration of approximately $96 million, including the conversion the outstanding Bridge Securities and accrued returns thereon in the aggregate amount of approximately $12.8 million.

Series B Preferred Unit Financing

From December 2020 through February 2021, Valo Holdco sold an aggregate of 52,731,850 Series B preferred units at a purchase price of $5.8788 per unit, for aggregate consideration of approximately $300 million.

Services Agreement

In October 2018, Valo Holdco entered into a services agreement with Flagship Pioneering, an affiliate of VentureLabs VI, Flagship Pioneering VI and Opportunities Fund II, pursuant to which to Flagship Pioneering provides general and administrative services to Valo, including management services and the administration of certain employee benefit plans for Valo Holdco’s employees. For the years ended December 31, 2018, 2019 and 2020, Valo Holdco made payments to Flagship Pioneering of approximately $30,000, $1.7 million and $2.2 million, respectively, under the services agreement.

LLC Agreement

In connection with its Series B preferred unit financing, Valo Holdco entered into its Fourth Amended and Restated Limited Liability Company Agreement with owners of membership interests in Valo Holdco, including the Flagship Funds, PSP and KDT, and certain Valo Holdco directors and executive officers, including David A. Berry, M.D., Ph.D., Graeme Bell, Nish Lathia, Daniel E. Troy, Ronald Hovsepian, Shreeram Aradhye, M.D., Paul Biondi, David R. Epstein, M.B.A. and Harsha Ramalingam.

The LLC Agreement provides certain holders of Valo Holdco’s capital units, including the Flagship Funds, PSP and KDT, with certain information rights, covenants regarding the operation of its business, and the right to purchase their pro rata share of new securities that Valo Holdco may propose to sell and issue, subject to certain exceptions. In addition, the LLC Agreement provides that Valo Holdco will enter into a registration rights agreement with certain holders of capital units, including the Flagship Funds, PSP and KDT, upon the consummation of a SPAC Transaction (as defined in the LLC Agreement). These provisions of the LLC Agreement will terminate in connection with the Closing of the Business Combination. For a description of the

Registration Rights Agreement to be entered into in connection with the Closing of the Business Combination, see the section of this proxy statement/prospectus titled “BCA Proposal—Related Agreements—Registration Rights Agreement.”

In addition, pursuant to the LLC Agreement, holders of Valo Holdco’s voting capital units have agreed to vote their units on certain matters, including with respect to the election of directors. These provisions of the LLC Agreement will terminate in connection with the Closing of the Business Combination. The following directors were elected to serve as members on Valo Holdco’s board of directors pursuant to the LLC Agreement and, as of the date of this proxy statement/prospectus, continue to serve: David. A Berry, M.D., Ph.D., Paul Biondi, Ronald W. Hovsepian, Adam Smalley, David R. Epstein, Shreeram Aradhye, M.D., Harsha Ramalingam, Judy Lewent and Brett Chugg. Mr. Biondi and Mr. Hovsepian were selected to serve on Valo Holdco’s board of directors as designated by Flagship Pioneering VI. Mr. Smalley was selected to serve on Valo Holdco’s board of directors as designated by PSP. Mr. Epstein, Dr. Aradhye, Mr. Ramalingam and Ms. Lewent were selected to serve on Valo Holdco’s board of directors as non-employee directors with relevant industry experience relating to Valo Holdco’s business, as designated by the holders of a majority of Valo Holdco’s outstanding common units. Mr. Chugg was selected to serve on Valo Holdco’s board of directors as designated by KDT. Dr. Berry was selected to serve on Valo Holdco’s board of directors as Valo Holdco’s chief executive officer. Mr. Biondi and Mr. Smalley are expected to resign from Valo Holdco’s board of directors immediately prior to the consummation of the Business Combination.

The LLC Agreement also provides Valo Holdco with the right to purchase capital units that certain unit holders propose to sell to other parties. Holders of preferred units of Valo Holdco, including Flagship Pioneering VI, Opportunities Fund II, Nutritional LTP, PSP, KDT and Graeme Bell, have rights of first refusal and co-sale under the LLC Agreement. These provisions of the LLC Agreement will terminate in connection with the Closing of the Business Combination.

Director and Officer Indemnification

Valo Holdco has entered into agreements to indemnify certain of its directors. Following the Business Combination, Valo Holdco expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of New Valo. In addition, the Proposed Certificate of Incorporation and Proposed Bylaws provide for indemnification and advancement of expenses for New Valo’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. For additional information, see “Description of New Valo Securities — Limitations on Liability and Indemnification of Officers and Directors.”

PIPE Investment

Valo PIPE Investors entered into Subscription Agreements with KVSA, pursuant to which the Valo PIPE Investors have subscribed for shares of New Valo common stock in connection with the PIPE Investment (see the section titled “BCA Proposal—Related Agreements—PIPE Subscription Agreements). Valo PIPE Investors participating in the PIPE Investment include (i) Graeme Bell (25,000 shares), Valo Holdco’s Chief Financial Officer, (ii) Spring Creek Capital, LLC (2,000,000 shares), an entity affiliated with Koch Industries, Inc., which, together with its affiliates, beneficially owns more than 5% of Valo Holdco’s outstanding voting units, and (iii) Flagship Pioneering VI, L.P. (250,000 shares), Flagship Pioneering Special Opportunities Fund II, L.P. (750,000 shares), and FPN, L.P. (1,000,000 shares), which entities are affiliated Flagship Pioneering, which, together with its affiliates, beneficially owns more than 5% of Valo Holdco’s outstanding voting units.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the board of directors of New Valo will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

any person who is, or at any time during the applicable period was, one of New Valo’s executive officers or directors;

any person who is known by the post-combination company to be the beneficial owner of more than 5% of New Valo’s voting stock;

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New Valo’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New Valo’s voting stock; and

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New Valo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

Set forth below is a summary comparison of material differences between the rights of Valo stockholders under the current certificate of incorporation of Valo (the “Current Charter”) and the current bylaws of Valo (the “Current Bylaws”) (left column) and under the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the governing documents described herein. The summary below is subject to, and qualified in its entirety by reference to, the full text of the Current Charter and the Current Bylaws as well as the Proposed Charter, a copy of which is attached as Annex C to this proxy statement/prospectus, and the Proposed Bylaws, a copy of which is attached as Annex D to this proxy statement/prospectus, as well as the relevant provisions of the Delaware General Corporation Law (the “DGCL”). In addition, the summary below assumes that the Current Charter and Current Bylaws will remain unchanged in all material respects, other than the number of shares of authorized common stock, following the Pre-Closing Restructuring. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a Valo stockholder before the Business Combination and being a Valo Health Holdings, Inc. stockholder following the completion of the Business Combination.

For more information on the Charter Proposal, see the section entitled “Advisory Charter Proposal”.

Valo	Valo Health Holdings, Inc.

Name Change

Valo’s current name is Valo Health, Inc.	KVSA will change its corporate name to Valo Health Holdings, Inc.

Authorized Capital Stock

The total number of shares of all classes of capital stock which Valo is authorized to issue is shares of common stock, par value $0.001 per share.	The total number of shares of all capital stock which Valo Health Holdings, Inc. shall have authority to issue is , of which (i) shares shall be a series designated as Class A common stock, par value $0.0001 per share, and (ii) shares shall be a series designated as preferred stock, par value $0.0001 per share.

Rights of Preferred Stock

The Current Charter does not authorize or provide for the issuance of preferred stock.	The Proposed Charter permits the Board of Directors of Valo Health Holdings, Inc. to issue one or more series of preferred stock and to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, and other rights, all to the fullest extent now or hereafter permitted by the DGCL.

Number and Qualification of Directors

Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors shall be established by the stockholders or the Board of Directors of Valo. Directors need not be stockholders of Valo.	The number of directors shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors of Valo Health Holdings, Inc., provided such Board of Directors shall consist of at least one member. No director need be a stockholder of Valo Health Holdings, Inc.

Structure of Board; Election of Directors

Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast.	Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Proposed Charter, the Board of Directors of Valo Health Holdings, Inc. will be classified into three classes of directors with staggered terms of office. If one or more series of preferred stock are granted the right to elect one or more directors, those directors shall be excluded from the allocation of directors into three classes. Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast.

Removal of Directors

Except as otherwise provided by the DGCL, any one or more or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.	Subject to the rights of any outstanding series of preferred stock to elect and remove directors, any director may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors.

Voting

Except as otherwise required by statute or any preferred stock designation, the Valo common stock holders possess all power of voting, and each share of Valo common stock shall entitle the holder to one vote. The Valo common stock holders shall generally vote as a single class.	Except as otherwise required by statute, Valo Health Holdings, Inc. common stock will possess all power of voting, and each share shall entitle the holder to one vote. Subject to the rights of the holders of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes, unless the matter is one upon which a different vote is required, in which case such provision shall govern and control. Valo Health Holdings, Inc. common stock shall not have the right to vote on any amendment to the Proposed Charter affecting the rights of any series of preferred stock if the Proposed Charter or DGCL grants exclusive rights to vote on the amendment to one or more specified series of preferred stock.

Supermajority Voting Provisions

The Current Charter and the Current Bylaws do not provide for supermajority voting.	Removal of any director during their term may only be for cause and must be pursuant to the affirmative vote of at least two-thirds (2/3) of the voting power of all then outstanding capital shares entitled to vote in the election of such director, voting together as a single series.

The Proposed Bylaws may be amended or repealed by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors of Valo Health Holdings, Inc. recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal by the stockholders shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Cumulative Voting

The DGCL provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Charter does not grant stockholders this right.	The DGCL provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Proposed Charter bars cumulative voting.

Vacancies on the Board of Directors

Vacancies may be filled, unless and until filled by the stockholders, by a majority of the directors then in office, though not less than a quorum, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Vacancies may be filled exclusively by a majority of the directors then in office, though less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Board of Directors

A special meeting of the Valo Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.	A special meeting of the Board of Directors of Valo Health Holdings, Inc. may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the President. The person calling any such special meeting may fix the hour, date and place thereof.

Special Stockholder Meetings

Special meetings of stockholders may be called at any time by only the Valo Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, and may not be called by any other person or persons. The Valo Board of Directors may postpone or reschedule any previously scheduled special meeting of	Except as otherwise required by statute and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by the Board of Directors of Valo Health Holdings, Inc. acting pursuant to a resolution approved by the affirmative vote of a majority of the

stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.	directors then in office. The Board of Directors of Valo Health Holdings, Inc. may postpone or reschedule any previously scheduled special meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Nominations of persons for election to the Board of Directors of Valo Health Holdings, Inc. and stockholder proposals of other business shall not be brought before a special meeting of stockholder unless such special meeting is held in lieu of an annual meeting in accordance with the Proposed Bylaws, in which case such special meeting in lieu thereof shall be deemed an annual meeting.

Stockholder Nominations of Persons for Election as Directors

Stockholder nominations are governed by the DGCL absent being specifically addressed in the Current Charter and the Current Bylaws.	Nominations of persons for election to the Board of Directors of Valo Health Holdings, Inc. may be brought before an annual meeting (i) by or at the direction of the Board of Directors of Valo Health Holdings, Inc. or (ii) by any stockholder who was a stockholder of record at the time of giving notice, who is entitled to vote at the meeting, who is present at the meeting and who complies with the proper notice procedures. Notice will be required to be received by the Secretary at the principal executive offices of Valo Health Holdings, Inc., not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The stockholder’s notice to the Secretary must be in proper form, including all information to be required by the Proposed Bylaws and comply with all applicable requirements of the Exchange Act.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

Stockholder proposals are governed by the DGCL absent being specifically addressed in the Current Charter and the Current Bylaws.	In order for a stockholder to bring a matter before the annual meeting, the stockholder will be required to give timely notice to the Secretary, as described in the Proposed Bylaws and outlined immediately above in Stockholder Nominations of Persons for Election as Directors. The notice requirements will also be deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 (or any successor thereof) of the Exchange Act.

Limitation of Liability of Directors and Officers

Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director shall be personally liable to Valo or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.	To the fullest extent permitted by the DGCL, a director shall not be personally liable to Valo Health Holdings, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, unless they violated their duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or redemptions, or derived improper personal benefit from their actions as a director.

Indemnification of Directors, Officers, Employees and Agents

Valo shall indemnify against all expenses reasonably incurred by or on behalf of any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is, was, or agreed to become a director or officer of Valo, or is, was, or agreed to become, at the request of Valo, a director, officer, partner, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of Valo, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.	Valo Health Holdings, Inc. shall indemnify and hold harmless each director, each officer and, at the discretion of the Board of Directors of Valo Health Holdings, Inc., each non-officer employee, to the fullest extent authorized by the DGCL and to the extent authorized in the Proposed Bylaws, which provide that Valo Health Holdings, Inc. shall indemnify such persons against all liabilities and expenses incurred by or on their behalf if made or threatened to be made a party to a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is, was, or agreed to become a director, officer or non-officer employee of Valo Health Holdings, Inc., or is, was, or agreed to become, at the request of Valo Health Holdings, Inc., a director, officer, partner, employee, or trustee, among other positions, of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of Valo Health Holdings, Inc., and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Corporate Opportunity Provision

The Current Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The doctrine of corporate opportunity, as applied under the DGCL, would apply without modification to directors and officers under the Proposed Charter.

Dividends, Distributions and Stock Repurchases

Dividends, distributions and stock repurchases are governed by the DGCL absent being specifically	The Proposed Bylaws provide that dividends may be declared and paid or set apart for payment upon the

addressed in the Current Charter and the Current Bylaws.	common stock out of any assets or funds of Valo Health Holdings, Inc. legally available for the payment of dividends, but only when, as and if declared by the Board of Directors of Valo Health Holdings, Inc., and that distributions of the net assets of Valo Health Holdings, Inc. will be made pro rata to the holders of common stock upon the voluntary or involuntary liquidation, dissolution or winding up of Valo Health Holdings, Inc.

Amendment to Certificate of Incorporation

The Current Charter may be amended as permitted under the DGCL.	Except as otherwise required by law, whenever any vote of the holders of capital stock of Valo Health Holdings, Inc. is required to amend or repeal any provision of the Proposed Charter, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority in voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

Amendment to Bylaws

The Current Bylaws may be amended by the Valo Board of Directors or the holders of a majority of the shares of the capital stock issued and outstanding and entitled to vote.	The Proposed Bylaws may be amended by the Board of Directors of Valo Health Holdings, Inc. or the holders of two-thirds (2/3) of the outstanding shares of capital stock issued and outstanding and entitled to vote.

Quorum

Board of Directors:

The greater of (a) a majority of the directors at any time in office and (b) one-third (1/3) of the number of directors fixed pursuant to the Current Bylaws shall constitute a quorum. If at any meeting there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

Stockholders:

The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of business at a stockholder meeting, except where otherwise provided by the Proposed Charter, the Proposed Bylaws or the DGCL If a separate vote by a class or classes or series of capital stock is required on a particular matter, the

Board of Directors:

A majority of the directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors of Valo Health Holdings, Inc.

Stockholders:

The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of business at a stockholder meeting. If a quorum is not present, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding

holders of a majority in voting power of the shares of such class or classes or series of the capital stock issued and outstanding and entitled to vote shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.	officer may adjourn the meeting until a quorum is present. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Stockholder Action by Written Consent

Under the Current Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Except as otherwise provided by the Current Charter, stockholders may elect directors by written consent; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.	Under the Proposed Charter, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Lockup

The Current Bylaws and the Current Charter do not subject stockholders to any lockup restrictions.	The Proposed Bylaws provide that holders of Valo Health Holdings, Inc. common stock issued in connection with the Business Combination and certain directors, officers and employees upon the exercise or settlement of equity awards immediately following the Business Combination may not transfer certain shares for 180 days after the Business Combination, subject to certain exceptions.

Choice of Forum

The Current Charter sets the Court of Chancery in the State of Delaware as the sole and exclusive forum for any stockholder bringing certain claims identified in the Current Charter, except for such claims where the Court of Chancery determines that there is an indispensable party not subject to its jurisdiction, the claim is vested in the exclusive jurisdiction of a different court or a claim for which the Court of Chancery does not have subject matter jurisdiction.	The Proposed Bylaws sets the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain state law claims identified in the Proposed Bylaws and sets the federal district courts of the United States as the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

DESCRIPTION OF NEW VALO SECURITIES

The following summary of certain provisions of New Valo securities does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. We urge you to read the applicable provisions of Delaware law and New Valo’s forms of charter and bylaws carefully and in their entirety because they describe your rights as a holder of shares of New Valo common stock.

New Valo’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, New Valo’s authorized capital stock will consist of              shares of common stock, par value $0.0001 per share, and              shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless New Valo’s board of directors determines otherwise, New Valo will issue all shares of its capital stock in uncertificated form.

Except as otherwise provided in any certificate of designations of any series of preferred stock, the number of authorized shares of the class of common stock or preferred stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Common Stock

Holders of New Valo common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of New Valo common stock do not have cumulative voting rights in the election of directors. Upon New Valo’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of New Valo common stock will be entitled to receive pro rata New Valo’s remaining assets available for distribution. Holders of New Valo common stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by New Valo. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of New Valo common stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of New Valo common stock will be subject to those of the holders of any shares of New Valo’s preferred stock New Valo may authorize and issue in the future.

Effective upon the filing of the Proposed Charter, all shares of the KVSA Class B common stock issued and outstanding immediately prior to such date will automatically be reclassified as, and converted into, an aggregate of 6,088,229 shares of New Valo common stock without any further action, and all shares of KVSA Class K common stock, issued and outstanding immediately prior to such date will automatically be reclassified as, and converted into, an aggregate of 8,697,479 shares of New Valo common stock without any further action; provided that the 8,697,479 shares of New Valo common stock attributable to the conversion of the shares of the KVSA Class K common stock shall be subject to vesting and forfeiture unless and until they are released from the vesting and forfeiture restrictions set forth in the Sponsor Vesting Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G. See “BCA Proposal — Related Agreements — Sponsor Vesting Agreement.”

Preferred Stock

The Proposed Charter authorizes New Valo’s board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the Stock Exchange, the authorized shares of preferred stock will be available for issuance without further action by stockholders. New Valo’s board of directors may determine or change, with respect to any series of preferred stock, the powers including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which New Valo’s board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of New Valo’s affairs;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of New Valo or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

New Valo could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of New Valo common stock might believe to be in their best interests or in which the holders of New Valo common stock might receive a premium for their New Valo common stock over the market price of New Valo common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of New Valo common stock by restricting dividends on the New Valo common stock, diluting the voting power of the New Valo common stock or subordinating the liquidation rights of the New Valo common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New Valo common stock. New Valo has no current plans to issue any series of preferred stock.

Registration Rights

The Merger Agreement contemplates that, at the Closing, New Valo, Sponsor, certain former stockholders of Valo (the “Valo Stockholders”) and certain stockholders of KVSA, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which New Valo will agree to register for resale, pursuant to Rule 415 under the Securities Act, up to 194,908,362 shares of New Valo common stock and other equity securities of New Valo that are held by the parties thereto from time to time (including shares of New Valo common stock underlying New Valo Options and assuming New Valo issues zero shares of New Valo common stock to Sponsor (together with any permitted transferees under the Forward Purchase Agreement) pursuant to the Forward Purchase Agreement). Pursuant to the terms of the Registration Rights Agreement, the New Valo is required, upon receipt of a written request from certain parties thereto to prepare and file a registration statement with the SEC facilitating a shelf takedown. The Registration Rights Agreement also provides the parties certain piggy-back registration rights for the registrable securities they hold in the event the Company proposes to file certain registration statements with the SEC. The Registration Rights Agreement further provides that in the event a Holder desires to offer and/or sell registrable securities on a block trade or other coordinated offering wit the Company, the Company will use its reasonable best efforts to facilitate such trade.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by KVSA, Sponsor and the other parties thereto in connection with KVSA’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the ten year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of New Valo’s board of directors. The time and amount of dividends will be dependent upon New Valo’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in New Valo’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors New Valo’s board of directors may consider relevant. New Valo has no current plans to pay dividends on its common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of New Valo’s board of directors and will depend on, among other things, New Valo’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that New Valo’s board of directors may deem relevant. Because New Valo is a holding company and has no direct operations, New Valo will only be able to pay dividends from funds it receives from its subsidiaries. In addition, New Valo’s ability to pay dividends may be limited by the agreements governing indebtedness that it or its subsidiaries incur in the future

Annual Stockholder Meetings

The Proposed Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by New Valo’s board of directors. To the extent permitted under applicable law, New Valo may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of the Proposed Charter and Proposed Bylaws and Certain Provisions of Delaware Law

The Proposed Charter and the Proposed Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of New Valo’s board of directors. These provisions are intended to avoid costly takeover battles, reduce New Valo’s vulnerability to a hostile change of control and enhance the ability of New Valo’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New Valo. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Valo by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New Valo common stock held by stockholders.

Delaware Law

New Valo will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in New Valo’s control.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares, however the listing requirements of the Stock Exchange apply if and so long as the New Valo common stock remains listed on the Stock Exchange. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

New Valo’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of New Valo or the removal of New Valo’s management. Moreover, New Valo’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable New Valo’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Valo by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of New Valo’s management and possibly deprive New Valo’s stockholders of opportunities to sell their shares of New Valo common stock at prices higher than prevailing market prices.

Classified Board of Directors

The Proposed Charter provides that New Valo’s board of directors will be divided into three classes of directors, with each director serving a three-year term. As a result, approximately one-third of New Valo’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of New Valo’s board of directors.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in New Valo’s charter, a director serving on a classified board may be removed by the stockholders only for cause. The Proposed Charter provide that directors may be removed for cause only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors, subject to the rights, if any, of any series of preferred stock to elect directors and to remove any director whom the holders of any such series have the right to elect. In addition, the number of directors constituting the board of directors will be permitted to be set only by a resolution adopted by a majority vote of New Valo’s entire board of directors and only the board of directors, and not stockholders, may fill vacancies on the board of directors. These provisions would prevent a stockholder from increasing the size of New Valo’s board of directors and then gaining control of the board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of New Valo’s board of directors and promote continuity of management.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Special Stockholder Meetings

Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of preferred stock then outstanding, special meetings of the stockholders of New Valo may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of New Valo. These provisions might delay the ability of New Valo’s stockholders to force consideration of a proposal or for stockholders controlling a majority of New Valo’s capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” by a stockholder before a meeting, a stockholder will have to comply with advance notice requirements and provide New Valo with certain information. Generally, to be timely, a stockholder’s notice relating to the nomination of a director to New Valo’s board of directors or other business at an annual meeting must be received at New Valo’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. Stockholders may not bring nominations for the election of a director or other business before a special meeting of stockholders, unless such special meeting is to be held in lieu of an annual meeting of stockholders, in which case, the foregoing requirements for “timely notice” will apply. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New Valo.

Consent of Stockholders in Lieu of Meeting

Any action required or permitted to be taken by the stockholders of New Valo at any annual or special meeting of stockholders must be effected at a duly called meeting of stockholders, and may not be taken or effected by a written consent of stockholders in lieu thereof.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Valo’s stockholders will have appraisal rights in connection with a merger or consolidation of New Valo. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Valo’s stockholders may bring an action in New Valo’s name to procure a judgment in New Valo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Valo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum Selection

New Valo’s Proposed Bylaws provide that, unless New Valo consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for (1) any derivative action or proceeding brought on New Valo’s behalf, (2) any action asserting a claim of breach of or based on a fiduciary duty owed by any of New Valo’s current or former directors, officers, or employees to New Valo or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, New Valo’s certificate of incorporation or New Valo’s bylaws (including the interpretation, validity or enforceability thereof) or (4) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. The Proposed Bylaws further provide that, unless New Valo consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, the Proposed Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of New Valo’s common stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived New Valo’s compliance with the federal securities laws and the rules and regulations thereunder. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Amendment or Repeal of Proposed Charter and Proposed Bylaws

The Proposed Charter provides that, except as otherwise required by law or the Proposed Charter, whenever any vote of the holders of capital stock of New Valo is required to amend or repeal any provision of the Proposed Charter, such amendment or repeal shall require the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

The Proposed Bylaws may be amended or repealed by a majority vote of New Valo’s board of directors or by the stockholders at any annual meeting of stockholders, or any special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, that if New Valo’s board of directors recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of a majority of outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. New Valo’s Proposed Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of New Valo and its stockholders, through stockholders’ derivative suits on New Valo’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. New Valo’s amended and restated bylaws will provide that New Valo must indemnify and advance expenses to New Valo’s directors and officers to the fullest extent authorized by the DGCL. New Valo also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Valo’s directors, officers and certain employees for some liabilities. New Valo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in New Valo’s Proposed Charter and Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Valo and its stockholders. In addition, your investment may be adversely affected to the extent New Valo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of New Valo’s or KVSA’s directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for New Valo’s common stock will be Continental. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004.

Listing

KVSA intends to apply for New Valo common stock to be listed on the New York Stock Exchange under the symbol “VH”.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW VALO SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Valo common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Valo at the time of, or at any time during the three months preceding, a sale and (ii) New Valo is subject to periodic reporting requirements under the Exchange Act for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Valo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Valo shares of common stock for at least six months but who are affiliates of New Valo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Valo common stock then outstanding; or

•	the average weekly reported trading volume of New Valo’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Valo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Valo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement shares, as applicable, pursuant to Rule 144 without registration one year after KVSA has completed KVSA’s initial business combination.

KVSA anticipates that following the consummation of the Business Combination, New Valo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws of New Valo establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Valo’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of New Valo’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of New Valo’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New Valo both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in New Valo’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Valo’s annual meeting of stockholders, New Valo’s secretary must receive the written notice at New Valo’s principal executive offices:

•	not earlier than the 90th day; and

•	not later than the 120th day,

before the one-year anniversary of the preceding year’s annual meeting.

In the event that the date of the annual meeting is more than 30 days before, or more than 60 days after the one-year anniversary of the preceding year’s annual meeting, notice of a stockholder proposal must be received (i) no earlier than the 120th day prior to such annual meeting and (ii) no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by New Valo.

Accordingly, for the annual meeting of New Valo, assuming the meeting is held on                , notice of a nomination or proposal must be delivered to New Valo no later than                 and no earlier than                . Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the annual general meeting pursuant to Rule 14a-8, assuming the meeting is held on                , must be received at the principal office of New Valo on or before                , and must comply with Rule 14a-8.

Stockholder Director Nominees

New Valo’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Charter. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New Valo’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Valo’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the KVSA Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Khosla Ventures Acquisition Co., 2128 Sand Hill Road, Menlo Park, California 94025. Following the Business Combination, such communications should be sent in care of New Valo, 399 Boylston Street, Boston, Massachusetts 02116. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Latham & Watkins LLP, San Francisco, California, has passed upon the validity of the securities of New Valo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

CHANGE IN ACCOUNTANTS

(a) Dismissal of Independent Registered Public Accounting Firm

On August 8, 2021, the Audit Committee of the Board of Directors of Khosla Ventures Acquisition Co. (the “Company”) dismissed Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm.

The reports of Marcum on the Company’s financial statements as of January 19, 2021 and for the period January 15, 2021 through January 19, 2021 and the Company’s balance sheet as of March 8, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, other than an explanatory paragraph relating to the Company’s ability to continue as a going concern in the Company’s audited financial statements as of January 19, 2021 and for the period January 15, 2021 through January 19, 2021.

During the period January 15, 2021 through January 19, 2021 and through the date of termination, August 8, 2021, there were no “disagreements” with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum would have caused Marcum to make reference thereto in its reports on the financial statements for such period. During the period January 15, 2021 through January 19, 2021 and through August 8, 2021, there have been no “reportable events” (as defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Registration S-K).

The Company provided Marcum with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K, and requested Marcum furnish the Company with a copy of its letter addressed to the Securities and Exchange Commission (the “SEC”), pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not Marcum agrees with the statements related to them made by the Company in this report. A copy of Marcum’s letter dated August 12, 2021 is attached as Exhibit 16.1 to this registration statement.

(b) Newly Engaged Independent Registered Public Accounting Firm

On August 8, 2021, the Audit Committee approved the appointment of BDO USA, LLP (“BDO”) as the Company’s new independent public accounting firm, effective immediately. Prior to engaging BDO, neither the Company, nor anyone on its behalf, consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company by BDO that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

EXPERTS

The financial statements of Khosla Venture Acquisition Co. as of June 30, 2021 and for the period from January 15, 2021 (inception) through June 30, 2021, included in this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the proxy statement/prospectus, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The financial statements of Valo Health, LLC as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, KVSA and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of KVSA’s annual report to stockholders and KVSA’s proxy statement. Upon written or oral request, KVSA will deliver a separate copy of the annual report to stockholders or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that KVSA deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that KVSA deliver single copies of such documents in the future. Stockholders may notify KVSA of their requests by calling or writing KVSA at its principal executive offices at 2128 Sand Hill Road, Menlo Park, California 94025 or (650) 376-8500.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

KVSA has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

KVSA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on KVSA at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, KVSA’s corporate website under the heading “Documents,” at www.khoslaventuresacquisitionco.com/kvsa. KVSA’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to KVSA has been supplied by KVSA, and all such information relating to Valo has been supplied by Valo, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

Incorporation by Reference of Certain of KVSA’s Filings with the SEC

The SEC allows KVSA to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:

Individuals call toll-free:

Banks and Brokerage Firms, please call:

Email:

If you are a stockholder of KVSA and would like to request documents, please do so no later than five business days before the special meeting in order to receive them before the special meeting. If you request any documents from KVSA, D.F. King will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/ prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

KHOSLA VENTURES ACQUISITION CO.

INDEX TO FINANCIAL STATEMENTS

Page(s)
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of June 30, 2021	F-3
Statement of Operations from January 15, 2021 (inception) through period ended June 30, 2021	F-4
Statement of Changes in Common Stock Subject to Possible Redemption and Stockholders’ Deficit from January 15, 2021 (inception) through period ended June 30, 2021	F-5
Statement of Cash Flows from January 15, 2021 (inception) through period ended June 30, 2021	F-6
Notes to Financial Statements	F-7 to F-19

VALO HEALTH, LLC

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Khosla Ventures Acquisition Co.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Khosla Ventures Acquisition Co. (the “Company”) as of June 30, 2021, the related statement of operations, changes in common stock subject to possible redemption and stockholders’ deficit and cash flows for the period from January 15, 2021 (inception) through June 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021, and the results of its operations and its cash flows for the period from January 15, 2021 (inception) through June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have sufficient cash and working capital to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

McLean, Virginia

September 13, 2021

KHOSLA VENTURES ACQUISITION CO.

Balance Sheet

As of June 30, 2021

(Audited)

ASSETS
Cash and cash equivalents	$787,378
Prepaid expenses	663,975

Total current assets	1,451,353
Marketable securities held in trust account	345,005,244
Other assets	522,501

Total assets	$346,979,098

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$130,980
Franchise tax payable	100,000
Accrued expenses	1,771,977
Due to related party	600

Total current liabilities	2,003,557
Deferred underwriting fee payable	12,075,000
Class K Founder Shares derivative liabilities	2,300,000

Total liabilities	16,378,557
Commitments and Contingencies (Note 5)
Class A Common stock subject to possible redemption, 34,500,000 shares at $10.00 redemption value	345,000,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value, 200,000,000 shares authorized; 990,000 issued and outstanding (excluding 34,500,000 shares subject to possible redemption)	99
Class B common stock, $0.0001 par value, 30,000,000 shares authorized; 5,000,000 shares issued and outstanding	500
Additional paid-in capital	—
Accumulated Deficit	(14,400,058)

Total stockholders’ deficit	(14,399,459)

Total Liabilities, Common Stock Subject to Possible Redemption, and Stockholders’ Deficit	$346,979,098

The accompanying notes are an integral part of these financial statements.

KHOSLA VENTURES ACQUISITION CO.

Statement of Operations

(Audited)

From January 15, 2021 (inception) through June 30, 2021
Formation and operating costs	$30,000
General and administrative expenses	2,239,443
Franchise tax expense	100,000

Loss from operations	(2,369,443)
Financing expenses on derivative classified instrument	(12,137,500)
Gain on marketable securities (net), dividends and interest, held in Trust Account	5,244
Change in fair value of derivative liabilities	9,850,000

Loss before income tax expense	(4,651,699)
Net loss	$(4,651,699)

Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	23,900,602

Basic and diluted net loss per share, Class A common stock subject to possible redemption	$(0.13)

Weighted average shares outstanding of Class A non-redeemable common stock, basic and diluted	685,843

Basic and diluted net loss per share, Class A non-redeemable common stock	$(0.26)

Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	5,000,000

Basic and diluted net loss per common stock, Class B	$(0.27)

The accompanying notes are an integral part of these financial statements.

KHOSLA VENTURES ACQUISITION CO.

Statement of Changes in Common Stock Subject to Possible Redemption and Stockholders’ Deficit

For the period from January 15, 2021 (inception) through June 30, 2021

	Common Stock Subject to Possible Redemption		Common Stock
	Class A		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of January 15, 2021	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	—	—	—	—	5,000,000	500	12,000	—	12,500
Sale of Public Shares, net of $19,660,260 issuance costs	34,500,000	325,339,740	—	—	—	—	—	—	—
Sale of Private Placement Shares	—	—	990,000	99	—	—	9,899,901	—	9,900,000
Accretion of Class A Common Stock to redemption value	—	19,660,260	—	—	—	—	(9,911,901)	(9,748,359)	(19,660,260)
Net loss	—	—	—	—	—	—	—	(3,334,058)	(3,334,058)

Balance as of March 31, 2021 (unaudited)	34,500,000	$345,000,000	990,000	$99	5,000,000	$500	$—	$(13,082,417)	$(13,081,818)
Net loss	—	—	—	—	—	—	—	(1,317,641)	(1,317,641)

Balance as of June 30, 2021 (audited)	34,500,000	$345,000,000	990,000	$99	5,000,000	$500	$—	$(14,400,058)	$(14,399,459)

The accompanying notes are an integral part of these financial statements.

KHOSLA VENTURES ACQUISITION CO.

Statement of Cash Flows

(Audited)

For the period from January 15, 2021 (inception) through June 30, 2021
Cash Flows from Operating Activities
Net Loss	$(4,651,699)
Adjustments to reconcile net loss to net cash used in operating activities:
Financing expenses on derivative classified instrument	12,137,500
Change in fair value of derivative liabilities	(9,850,000)
Gain on marketable securities (net), dividends and interest, held in Trust Account	(5,244)
Changes in operating assets and liabilities
Prepaid expenses and other assets	(1,186,476)
Accounts payable and accrued expenses	2,002,957

Net cash used in operating activities	(1,552,962)

Cash Flows from Investing Activities
Investment of cash into Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities
Proceeds from issuance of Class B and Class K common stock to Sponsor	25,000
Advances from related party	600
Proceeds from sale of Public Shares, net of transaction costs paid	337,414,740
Proceeds from sale of Private Placement Shares	9,900,000

Net cash provided by financing activities	347,340,340

Net increase in cash	787,378

Cash – beginning of period	—
Cash – end of period	$787,378

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting fees payable	$12,075,000

The accompanying notes are an integral part of these financial statements.

KHOSLA VENTURES ACQUISITION CO.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Going Concern

Khosla Ventures Acquisition Co. (the “Company”) is a blank check company formed as a Delaware corporation on January 15, 2021. The Company was incorporated for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from January 15, 2021 (inception) through June 30, 2021 relates to the Company’s formation and the Initial Public Offering, which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Khosla Ventures SPAC Sponsor LLC (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources. On March 8, 2021, the Company consummated its initial public offering (the “IPO”) of 30,000,000 shares of Class A common stock of the Company, par value $0.0001 per share (each, a “Public Share”), excluding additional Public Shares sold pursuant to the full exercise of the underwriters’ option to purchase additional Public Shares to cover over-allotments. The Public Shares were sold at a price of $10.00 per Public Share, generating gross proceeds to the Company of $345,000,000. On March 8, 2021, the Company’s underwriters exercised in full their option to purchase additional Public Shares in connection with the IPO. The underwriters exercised their option to purchase an additional 4,500,000 Public Shares from the Company at a price of $10.00 per share less the underwriting discount. In total, the Company sold 34,500,000 Public Shares in connection with its IPO. The Underwriters designate March 8, 2021 as the settlement date for such additional Public Shares pursuant to the Underwriting Agreement.

Simultaneously with the closing of the IPO, the Company completed the private sale of 990,000 shares of Class A common stock of the Company, par value $0.0001 per share (the “Private Placement Shares”) at a purchase price of $10.00 per Private Placement Shares, to the Sponsor, generating aggregate gross proceeds to the Company of $9,900,000.

Following the closing of the Initial Public Offering on March 8, 2021, and the full exercise of the underwriters’ overallotment option on March 8, 2021, an amount of $345,000,000 ($10.00 per Public Share) of the proceeds from the IPO, including $12,075,000 of the underwriters’ deferred discount was placed in a U.S.-based Trust Account at Goldman Sachs, maintained by Continental Stock Transfer & Trust Company, LLC, acting as trustee (“Trust Account”). Except with respect to interest earned on the funds in the Trust Account that may be released to the Company to pay its franchise and income taxes and expenses relating to the administration of the Trust Account, the proceeds from the IPO, including proceeds from the sale of Private Placement Shares and forward purchase shares, which are held in the Trust Account will not be released until the earliest of (a) the completion of the Company’s initial business combination, (b) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of its obligation to redeem 100% of its public shares if the Company does not complete its initial business combination within 24 months from the closing of the IPO or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, and (c) the redemption of all of the Company’s public shares if it is unable to complete its business combination within 24 months from the closing of the IPO, subject to applicable law.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the IPO, management has agreed that an amount equal to at least $10.00 per Public Share sold in the IPO, including the proceeds from the sale of the private placement shares and the sale of forward purchase shares, will be held in a Trust Account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

The Company will provide its holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated certificate of incorporation, which was adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The holders of the Founder Shares (the “Initial Stockholders”) have agreed not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders’ have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On June 9, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Valo Health, Inc., a Delaware corporation (“Valo”), Valo Health, LLC, a Delaware limited liability company (“Valo Holdco” and, together with Valo, the “Valo Parties”) and Killington Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”).

On June 9, 2021, concurrently with the execution of the Merger Agreement, the Company also entered into subscription agreements (the “PIPE I Subscription Agreements”) with certain investors (collectively, the “PIPE I Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE I Investors have collectively subscribed for 16,855,000 shares of Class A common stock, par value $0.0001 per share (“KVSA Common Stock”), for an aggregate purchase price equal to $168,550,000 (the “PIPE I Investment”).

Going Concern and Liquidity

As of June 30, 2021, the Company had $787,378 in its operating bank accounts, $345,005,244 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $552,204. As of June 30, 2021, $5,244 of the amount on deposit in the Trust Account represented interest income, which is available for working capital needs.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through approximately one year from the date of filing. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Prior to the consummation of the IPO, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, and a $300,000 promissory note payable to the Sponsor. The Company fully repaid the note to the Sponsor in March 2021. Subsequent to the consummation of the IPO, the Company received net proceeds not held in the Trust Account of approximately $3,000.000.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares of the post-transaction company at $10.00 per share at the option of the lender. As of June 30, 2021, the Company has no borrowings under the Working Capital Loans.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

The accompanying unaudited statement of operations and changes in common stock subject to possible redemption and stockholders’ deficit for the three-month period ended June 30, 2021 are presented in U.S. dollars in conformity with GAAP and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management necessary for the fair presentation of the results of operations for the period presented. The interim results for the period ended June 30, 2021, are not necessarily indicative of the results to be expected for the year ending December 31, 2021, or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class or series of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $787,378 in cash and no cash equivalents as of June 30, 2021.

Marketable Securities Held in Trust Account

At June 30, 2021, the assets held in the Trust Account were invested in Goldman Sachs funds.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480.

Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock feature contains certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption are classified as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. Accordingly, as of June 30, 2021, 34,500,000 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Class A common stock subject to possible redemption are subject to the subsequent measurement guidance in ASC Topic 480-10-S99. Under such guidance, the Company must subsequently measure the shares to their redemption amount because, as a result of the allocation of net proceeds to transaction costs, the initial carrying amount of the common stock is less than $10.00 per share. In accordance with the guidance, the Company has elected to measure the common stock subject to possible redemption to their redemption amount (i.e., $10.00 per share) immediately as if the end of the first reporting period after the Initial Public Offering, March 8, 2021, was the redemption date. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit. From the period from January 15, 2021 (inception) through June 30, 2021, the Company recorded an accretion of $19,660,260, of which $9,911,901 was recorded in additional paid-in capital and $9,748,359 was recorded in accumulated deficit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of June 30, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative financial instruments is evaluated at the end of each reporting period.

Fair Value Measurements

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the ASC Topic 820 approximates the carrying amounts represented in the balance sheet.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs

Offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to temporary equity upon the completion of the Initial Public Offering. Offering costs were $19,660,260 for the period from January 15, 2021 (inception) through June 30, 2021.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021, the deferred tax asset is de minimis.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Share of Common Stock

Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period, excluding common stock shares subject to forfeiture.

Class K common stock will convert into Class A common stock after the initial Business Combination only to the extent certain triggering events occur prior to the 10th anniversary of the initial Business Combination, including three equal triggering events based on the Company’s stock trading at $30.00, $40.00 and $50.00 per share following the first anniversary of the closing of the initial Business Combination and also upon specified strategic transactions. The Company has not considered the effect of the Class K common stock in the calculation of diluted loss per share since the conversion of Class K common stock into Class A common stock is contingent upon the occurrence of future events.

Class B shares and Private Placement Shares are included in the calculation of non-redeemable earnings per share.

The Company’s statements of operations include a presentation of income (loss) per share for shares of common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. With respect to the accretion of the Class A common stock subject to possible redemption and consistent with ASC Topic 480-10-S99-3A, the Company has treated the accretion in the same manner as a dividend in the calculation of the net income/(loss) per common stock. As of June 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

A reconciliation of net loss per common stock is as follows:

For the period from January 15, 2021 (inception) through June 30, 2021
Net loss	$(4,651,699)
Accretion of temporary equity to redemption value	(3,450,000)

Net loss including accretion of temporary equity to redemption value	$(8,101,699)

	For the period from January 15, 2021 (inception) through June 30, 2021
	Class A-t	Class A-p	Class B
Basic and diluted net income (loss) per share
Numerator
Allocation of net loss including accretion of temporary equity	(6,544,621)	(187,819)	(1,369,259)
Accretion of temporary equity to redemption value	3,450,000	—	—

Allocation of net income (loss)	(3,094,621)	(187,819)	(1,369,259)
Denominator
Weighted-average shares outstanding	23,900,602	685,843	5,000,000
Basic and diluted net income (loss) per share	$(0.13)	$(0.26)	$(0.27)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 34,500,000 Public Shares at a purchase price of $10.00 per Public Share, including 4,500,000 Public Shares sold pursuant to the full exercise of the underwriters’ option to purchase additional Public Shares to cover over-allotments.

Simultaneously with the closing of the IPO, the Company completed the private sale of 990,000 shares of Class A common stock of the Company, par value $0.0001 per share (the “Private Placement Shares”) at a purchase price of $10.00 per Private Placement Shares, to the Company’s sponsor, Khosla Ventures SPAC Sponsor LLC, generating aggregate gross proceeds to the Company of $9,900,000.

Note 4—Related Party Transactions

Founder Shares

On January 19, 2021, the Sponsor acquired 10,000,000 Founder Shares (the “Founder Shares”) for an aggregate purchase price of $25,000, consisting of 5,000,000 Class B Founder Shares (also known as “Class B common stock”) and 5,000,000 Class K Founder Shares (also known as “Class K common stock”). Prior to the initial investment in the Company of $25,000 by the sponsor, the Company had no assets, tangible or intangible. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the aggregate number of Founder Shares issued. On February 28, 2021, the Sponsor entered into a security assignment agreement with six of the Company’s independent directors and assigned 240,000 shares of Class B Founder Shares at an aggregate price of $600.

Class B Founder Shares

The Class B Founder Shares will automatically convert into shares of Class A common stock on the first business day following the completion of our initial business combination, at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Class B Founder Shares will equal, in the aggregate on an as-converted basis, 15% of the sum of (i) the total number of all shares of Class A common stock issued and outstanding upon completion of this offering (including any over-allotment shares if the underwriters exercise their overallotment option), plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion of the Class B Founder Shares plus (iii) unless waived, the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding (x) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination, (y) any shares of Class A common stock issuable upon conversion of the Class K Founder Shares and (z) any Private Placement Shares. Prior to our initial business combination, only holders of shares of our Class B common stock will be entitled to vote on the appointment of directors.

Class K Founder Shares

The Class K Founder Shares will convert into shares of Class A common stock after the initial business combination only to the extent certain triggering events occur prior to the 10th anniversary of the initial business combination, including three equal triggering events based on our stock trading at $30.00, $40.00 and $50.00 per share following the first anniversary of the closing of our initial business combination and also upon specified strategic transactions, in each case, as described in this prospectus. The Class K Founder Shares will be convertible into shares of Class A common stock at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Founder Shares (including both Class B Founder Shares and Class K Founder Shares) will equal, in the aggregate on an as-converted basis, 30% of the sum of (i) the total number of all shares of Class A common stock issued and outstanding upon completion of this offering (including any over-allotment shares if the underwriters exercise their overallotment option), plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion of the Class B Founder Shares and Class K Founder Shares plus (iii) unless waived, the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding (x) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination and (y) any Private Placement Shares. Prior to our initial business combination, only holders of shares of our Class B common stock were entitled to vote on the appointment of directors.

The Company accounts for the Class K Founder Shares as equity linked instruments. Based on the guidance in ASC Topic 815, certain adjustments to the settlement amount of the Class K Founder Shares are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC Topic 815-40. The Class K Founder Shares are recorded as liabilities as these shares are not considered indexed to the Company’s own stock and not eligible for an exception from derivative accounting.

Promissory Note – Related Parties

On January 19, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the IPO. As of June 30, 2021, the outstanding balance under the Promissory Note was $600.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased 990,000 Class A common stock at a price of $10.00 per share in a private placement for an aggregate purchase price of $9,900,000. The Private Placement Shares are identical to the shares of Class A common stock shares sold in this offering, subject to certain limited exceptions. The Private Placement Shares holders do not have the option to redeem their Class A common stock and as a result, the proceeds received in connection with the Initial Public Offering are excluded from temporary equity. The par value of these shares and related additional paid in capital are classified as permanent equity in the Company’s financial statements.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial business combination.

Forward Purchase Agreement

The Company has entered into a forward-purchase agreement pursuant to which the Sponsor agreed to purchase an aggregate of up to 2,500,000 shares of our Class A common stock (the “forward-purchase shares”) for $10.00 per share, or an aggregate maximum amount of $25,000,000, in a private placement that would close simultaneously with the closing of the initial business combination. The proceeds from the sale of these forward-purchase shares, together with the amounts available to the Company from the Trust Account (after giving effect to any redemptions of public shares) and any other equity or debt financing obtained by the Company in connection with the business combination, will be used to satisfy the cash requirements of the business combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-business combination company for working capital or other purposes. To the extent that the amounts available from the Trust Account and other financing are sufficient for such cash requirements, the Khosla Entities may purchase less than 2,500,000 forward-purchase shares. The forward-purchase shares would be identical to the public shares being sold in this offering, except the forward-purchase shares would be subject to transfer restrictions and certain registration rights, as described herein. The Company performed an assessment in accordance with ASC Topic 480 and ASC Topic 815, to conclude whether the forward-purchase shares constitute a liability and a derivative such that it will be fair valued separately from the Company’s common stock. The Company concludes that the forward-purchase shares should be equity-classified and its embedded features should not be bifurcated.

Note 5—Commitments & Contingencies

Registration Rights

The holders of the Founder Shares and Private Placement Shares are entitled to registration rights pursuant to the registration agreement signed prior to the consummation of the IPO. The holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statements to become effective until termination of the applicable lock-up period.

Underwriting Agreement

The Company granted the underwriters an option to cover over-allotments and for market stabilization purposes. The over-allotment option entitled the underwriters to purchase on a pro rata basis up to 4,500,000 additional Public Shares at the Initial Public Offering price, less the underwriting discounts and commissions. On March 8, 2021, the Company’s underwriters exercised in full their option to purchase additional Public Shares in connection with the IPO. The underwriters exercised their option to purchase 4,500,000 Public Shares from the Company at a price of $10.00 per share less the underwriting discount. This transaction settled on March 8, 2021.

Note 6—Stockholders’ Equity (Deficit)

Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of June 30, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock - The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2021, there were 990,000 shares of Class A common stock issued or outstanding, excluding 34,500,000 shares of common stock subject to possible redemption.

Class B Common Stock - The Company is authorized to issue 30,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 there were 5,000,000 shares of Class B common stock issued and outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Except as described below, holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.

Note 7—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2021 including the fair value hierarchy of the valuation inputs that the Company utilized to determine such fair value.

Description	Level	June 30, 2021
Assets:
Marketable securities held in Trust Account	1	$345,005,244
Liabilities:
Derivative liability – Class K Founder Shares	3	$2,300,000

Class K Founder Shares Liability

Class K Founder Shares is accounted for as a liability in accordance with ASC Topic 815 and presented as a derivative liability on the accompanying June 30, 2021 balance sheet. The derivative liability was measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative liability in the statement of operations. In order to capture the market conditions associated with the Class K Founder Shares liability, the Company applied an approach that incorporated a Monte Carlo simulation, which involved random iterations of future stock-price paths over the contractual life of the Class K Founder Shares. Based on assumptions regarding potential changes in control of the Company, and the probability distribution of outcomes, the payoff to the holder was determined based on the achievement of the various market thresholds within each simulated path. The present value of the payoff in each simulated trial is calculated, and the fair value of the liability is determined by taking the average of all present values.

The key inputs into the Monte-Carlo simulation model for Class K Founder Shares were as follows on the date of issuance and as of June 30, 2021:

Input	January 19, 2021	June 30, 2021
Risk-free interest rate	1.14%	1.47%
Term to business combination	0.8 years	0.4 years
Expected volatility	22.5%	15.5%
Stock Price	$10.00	$9.89
Dividend yield	0.0%	0.0%

The following table presents a summary of the changes in the fair value of the Class K Founder Shares liability, a Level 3 liability, measured on a recurring basis, as of June 30, 2021:

Class K Founder Shares Derivative Liability
Fair value, January 19, 2021	$12,150,000
Change in fair value of Class K Founder Shares liability	(9,000,000)

Fair value, March 31, 2021 (unaudited)	3,150,000
Change in fair value of Class K Founder Shares liability	(850,000)

Fair value, June 30, 2021 (audited)	$2,300,000

There were no transfers to and from Levels 1, 2, and 3 during the three months ended June 30, 2021 and for the period from January 15, 2021 (inception) through June 30, 2021.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than those disclosed below:

On July 30, 2021, the Company entered into additional subscription agreements (the “PIPE II Subscription Agreements”) with certain investors (collectively, the “PIPE II Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE II Investors have collectively subscribed for an additional 3,231,250 shares of KVSA Common Stock for an aggregate purchase price equal to $32,312,500 (the “PIPE II Investment”). The PIPE I Investment and PIPE II Investment are each expected to be consummated substantially concurrently with the Closing.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Valo Health, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Valo Health, LLC and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of preferred units and members’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 30, 2021

We have served as the Company’s auditor since 2020.

VALO HEALTH, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit amounts)

	December 31,
Assets	2020	2019
Current assets:
Cash and cash equivalents	$188,095	$60,916
Restricted cash	5,000	—
Prepaid expenses and other current assets	4,229	453

Total current assets	197,324	61,369
Property and equipment, net	12,864	8,302
Goodwill	4,743	3,910
Intangible assets, net	15,318	—
Other long-term assets	3,012	693

Total assets	$233,261	$74,274

Liabilities, Preferred Units and Members’ Deficit
Current liabilities:
Accounts payable	$1,847	$515
Accrued expenses	8,613	3,405

Total current liabilities	10,460	3,920
Long-term debt, net of discount	22,178	—
Other long-term liabilities	1,893	423

Total liabilities	34,531	4,343
Commitments and contingencies (Note 13)
Preferred units (Series A and B), 76,794,171 and 50,000,000 units authorized at December 31, 2020 and 2019, respectively; 58,040,668 and 23,687,321 units issued and outstanding at December 31, 2020, and 2019, respectively; aggregate liquidation preference of $296,001 as of December 31, 2020	293,050	94,455
Members’ deficit:
Common units, 80,850,000 and 80,250,000 units authorized at December 31, 2020 and 2019, respectively; 79,524,602 and 80,169,602 units issued and outstanding at December 31, 2020 and 2019, respectively	5,447	5,447
Incentive units, 40,000,000 and 24,000,000 units authorized at December 31, 2020 and 2019, respectively; 26,663,790 and 23,669,219 units issued and outstanding at December 31, 2020 and 2019, respectively	142	29
Additional paid-in capital	10,572	4,197
Accumulated members’ deficit	(110,481)	(34,197)

Total members’ deficit	(94,320)	(24,524)

Total liabilities, preferred units and members’ deficit	$233,261	$74,274

The accompanying notes are an integral part of these consolidated financial statements.

VALO HEALTH, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except unit and per unit amounts)

	Year Ended December 31,
	2020	2019
Operating expenses:
Research and development	$43,296	$11,378
General and administrative	30,556	22,409

Total operating expenses	73,852	33,787

Loss from operations	(73,852)	(33,787)

Other income (expense):
Interest expense	(2,636)	(180)
Other income (expense), net	282	—

Total other expense, net	(2,354)	(180)

Loss before income taxes	(76,206)	(33,967)
Income tax expense	(78)	(5)

Net loss and comprehensive loss	$(76,284)	$(33,972)

Net loss per unit attributable to common unit holders, basic and diluted	$(0.96)	$(0.46)

Weighted average common units outstanding, basic and diluted	79,673,199	73,778,388

The accompanying notes are an integral part of these consolidated financial statements.

VALO HEALTH, LLC

CONSOLIDATED STATEMENTS OF PREFERRED UNITS AND MEMBERS’ DEFICIT

(in thousands, except unit amounts)

	Series A and B								Additional Paid-in Capital	Accumulated Members’ Deficit	Total Members’ Deficit
	Preferred Units		Common Stock		Common Units		Incentive Units
	Units	Amount	Shares	Amount	Units	Amount	Units	Amount
Balances at December 31, 2018	—	$—	14,000,000	$14	—	$—	—	$—	$—	$(225)	$(211)
Conversion of common stock into common units	—	—	(14,000,000)	(14)	70,000,000	14	—	—	—	—	—
Issuance of Series A preferred units, net of issuance costs of $294	20,487,500	81,656	—	—	—	—	—	—	—	—	—
Conversion of convertible notes and accrued interest into Series A preferred units	3,199,821	12,799	—	—	—	—	—	—	—	—	—
Issuance of common units in connection with acquisition	—	—	—	—	4,169,602	4,962	—	—	—	—	4,962
Issuance of restricted common units	—	—	—	—	1,290,000	—	—	—	—	—	—
Issuance of common units	—	—	—	—	4,710,000	471	—	—	—	—	471
Issuance of incentive units	—	—	—	—	—	—	24,260,419	—	—	—	—
Forfeitures of incentive units	—	—	—	—	—	—	(591,200)	—	—	—	—
Exercise of incentive units	—	—	—	—	—	—	—	29	—	—	29
Equity-based compensation expense	—	—	—	—	—	—	—	—	4,197	—	4,197
Net loss	—	—	—	—	—	—	—	—	—	(33,972)	(33,972)

	Series A and B								Additional Paid-in Capital	Accumulated Members’ Deficit	Total Members’ Deficit
	Preferred Units		Common Stock		Common Units		Incentive Units
	Units	Amount	Shares	Amount	Units	Amount	Units	Amount
Balances at December 31, 2019	23,687,321	$94,455	—	$—	80,169,602	$5,447	23,669,219	$29	$4,197	$(34,197)	$(24,524)
Issuance of Series A preferred units	375,000	1,500	—	—	—	—	—	—	—	—	—
Issuance of Series B preferred units, net of issuance costs of $2,657	32,277,320	187,095	—	—	—	—	—	—	—	—	—
Issuance of Series B preferred units in connection with acquisition	1,701,027	10,000	—	—	—	—	—	—	—	—	—
Forfeiture of unvested restricted common units	—	—	—	—	(645,000)	—	—	—	—	—	—
Issuance of incentive units	—	—	—	—	—	—	7,307,198	—	—	—	—
Forfeitures of incentive units	—	—	—	—	—	—	(4,312,627)	—	—	—	—
Exercise of incentive units	—	—	—	—	—	—	—	113	—	—	113
Issuance of warrant for common units	—	—	—	—	—	—	—	—	325	—	325
Equity-based compensation expense	—	—	—	—	—	—	—	—	6,050	—	6,050
Net loss	—	—	—	—	—	—	—	—	—	(76,284)	(76,284)

Balances at December 31, 2020	58,040,668	$293,050	—	$—	79,524,602	$5,447	26,663,790	$142	$10,572	$(110,481)	$(94,320)

The accompanying notes are an integral part of these consolidated financial statements.

VALO HEALTH, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(76,284)	$(33,972)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	7,809	754
Equity-based compensation expense	6,050	4,197
Related-party payable settled in preferred units	—	2,589
Noncash interest expense	981	180
Deferred taxes	78	5
Changes in operating assets and liabilities, excluding impact of acquisitions:
Prepaid expenses and other current assets	(2,660)	(406)
Other long-term assets	(1,012)	—
Accounts payable and accrued expenses	5,947	2,963
Other long-term liabilities	1,392	418

Net cash used in operating activities	(57,699)	(23,272)

Cash flows from investing activities:
Purchases of property and equipment	(2,688)	(649)
Cash paid for acquisitions of businesses	(3,082)	(6,600)

Net cash used in investing activities	(5,770)	(7,249)

Cash flows from financing activities:
Proceeds from issuance of preferred units, net of issuance costs paid	188,723	81,670
Proceeds from issuance of long-term debt, net of issuance costs paid	22,181	—
Deferred payment in connection with acquisition of business	(14,062)	—
Proceeds from related-party convertible notes	—	5,000
Proceeds from issuance of common units	—	471
Proceeds from exercise of incentive units	113	29

Net cash provided by financing activities	196,955	87,170

Net increase in cash, cash equivalents and restricted cash	133,486	56,649
Cash, cash equivalents, and restricted cash at beginning of period	61,609	4,960

Cash, cash equivalents, and restricted cash at end of period	$195,095	$61,609

Supplemental disclosure of noncash information:
Equity units issued in connection with acquisitions	$9,341	$4,962
Conversion of convertible notes and accrued interest into Series A preferred units	$—	$12,799
Issuance of common unit warrants in connection with long-term debt	$325	$—
Series B preferred units issuance costs included in accounts payable and accrued expenses	$580	$—
Other receivable from investor for preferred units	$452	$—
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,528	$—
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$188,095	$60,916
Restricted cash	5,000	—
Restricted cash included in other long-term assets	2,000	693

Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$195,095	$61,609

The accompanying notes are an integral part of these consolidated financial statements.

VALO HEALTH, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business and Basis of Presentation

Flagship Labs 61, Inc. was incorporated on October 24, 2018 under the laws of the State of Delaware. On January 3, 2019 Flagship Labs 61, Inc. legally changed its name to Integral Health, Inc. (“Integral, Inc.”). On June 3, 2019, Integral Health Holdings, LLC (“Integral, LLC”) was formed under the laws of the State of Delaware. Concurrently, Integral, LLC entered into a Contribution and Exchange Agreement with Integral, Inc. in which all issued and outstanding shares of capital stock in Integral, Inc. were converted to common units of Integral, LLC, thus turning Integral, Inc. into a 100% owned subsidiary of Integral, LLC (the “LLC Reorganization”). On September 11, 2020, Integral, LLC legally changed its name to Valo Health, LLC. Valo Health, LLC, along with its consolidated subsidiaries, is hereinafter referred to as “Valo” or the “Company”. Valo is a technology company utilizing human-centric data and machine learning computation to transform the drug discovery and development process and aid in the treatment of disease.

The Company is subject to a number of risks and uncertainties common to companies in similar industries and stages of development including, but not limited to, rapid technological changes, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, compliance with government regulations, the need to obtain additional financing to support development efforts, and dependence on third parties and key individuals and other risks common to early-stage companies in the technology and biotechnology industries.

In addition, the Company is subject to risks and uncertainties relating to the ongoing outbreak of the novel strain of coronavirus (“COVID-19”), which the World Health Organization declared a pandemic in March 2020. The COVID-19 pandemic has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. Work-from-home and other measures have introduced additional operational risks, including cybersecurity risks, and may adversely affect the way the Company and its third-party partners, including those engaged to support preclinical studies or clinical trials conduct business. The extent to which the COVID-19 pandemic impacts the Company’s workforce, business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results may be materially adversely affected.

The accompanying consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business. Through December 31, 2020, the Company has funded its operations with the sale of preferred units, debt and proceeds from convertible promissory notes (which converted into preferred units in July 2019). Since inception, the Company has incurred operating losses, including net losses of $76.3 million and $34.0 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company had an accumulated deficit of $110.5 million. The Company expects to continue to generate operating losses for the foreseeable future. As of the issuance date of the annual consolidated financial statements for the year ended December 31, 2020, the Company expects that its cash and cash equivalents, including gross proceeds of $110.2 million it received in February 2021 from the sale of additional Series B preferred units (see Note 16), will be sufficient to fund its operating expenses, capital expenditure requirements and debt servicing payments for at least the next 12 months from the issuance date.

The Company will require additional funding to fund the development of its product candidates through regulatory approval and commercialization, to enhance the capabilities of its Opal technology platform and to support its continued operations. The Company will seek additional funding through public or private financings, debt financing, collaboration agreements or government grants. The Company’s ability to raise additional funds will depend, among other factors, on financial, economic and market conditions, many of which are outside of its control, and it may be unable to raise financing when needed, or on terms favorable to the Company. If necessary funds are not available, the Company will have to delay, reduce the scope of, or eliminate some of its development programs, potentially delaying the time to market for or preventing the marketing of any of its product candidates. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company consolidates all entities that it controls by ownership of a majority voting interest, as well as any variable-interest entities for which the Company is deemed to be the primary beneficiary. The Company’s judgment in determining whether it is the primary beneficiary of a variable-interest entity (“VIE”) includes assessing whether the Company will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. The impact of consolidated and unconsolidated VIEs was immaterial to all periods presented. All intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the valuation of assets acquired and liabilities assumed in business combinations, including acquired intangible assets and the resulting goodwill and the valuation of equity-based awards. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Changes in estimates are recorded in periods in which they become known. These estimates may change, as new events occur and additional information is obtained. Actual results may differ materially from these estimates under different assumptions or conditions.

Restricted Cash

As of December 31, 2020 and 2019, the Company was required to maintain letters of credit for the benefit of the landlords of certain of its leases. These amounts were classified as restricted cash (non-current) and included in other long-term assets on the consolidated balance sheets. As of December 31, 2020, the Company was required to maintain restricted cash related to its Loan Agreement (see Note 8), which was classified as restricted cash (current) on the consolidated balance sheets. Restricted cash accounts are classified as current or long-term assets on the consolidated balances sheets depending on the expected term of their restrictions.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Concentrations of Credit Risk and of Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents at one accredited financial institution with account balances in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company relies, and expects to continue to rely, on a small number of vendors to manufacture supplies and raw materials for its development programs. These programs could be adversely affected by a significant interruption in these manufacturing services or the availability of raw materials.

Business Combinations

In determining whether an acquisition should be accounted for as a business combination or asset acquisition, the Company first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this is the case, the single identifiable asset or the group of similar assets is not deemed to be a business and the acquisition is accounted for as an asset acquisition. If this is not the case, the Company then further evaluates whether the acquisition includes, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. If so, the Company concludes that the acquisition is a business, and accounts for it as a business combination.

The Company accounts for business acquisitions using the acquisition method of accounting. In accordance with this method, assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid, including contingent consideration, is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.

Determining the fair value of assets acquired and liabilities assumed is judgmental in nature and can involve the use of significant estimates and assumptions. Fair value and useful life determinations are based on, among other factors, estimates of the cost to create acquired intangible assets and obsolescence rates. These estimates may materially impact the net income or loss in periods subsequent to acquisition through depreciation and amortization, and in certain instances through impairment charges, if assets become impaired in the future. Additionally, actual results may vary from these estimates that may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever comes first. Adjustments to fair values of assets and liabilities made after the end of the measurement period are recorded within operating results.

Contingent consideration in business combinations is recognized at fair value on the acquisition date. Subsequent to the acquisition date, at each reporting date, the contingent consideration is remeasured and changes in the fair value resulting from a change in the underlying inputs are recognized in the consolidated statements of operations and comprehensive loss until the contingent consideration is settled.

Transaction costs related to business combinations are expensed as incurred and are included in general and administrative expense in the consolidated statements of operations and comprehensive loss.

Goodwill

The Company records goodwill when consideration paid in a business acquisition exceeds the value of the net assets acquired. The Company’s estimates of fair value are based upon assumptions believed to be reasonable at that time, but that are inherently uncertain and unpredictable. Goodwill is not amortized, but rather is tested for impairment annually in the fourth quarter, or more frequently if facts and circumstances warrant a review, such as significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets.

The Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment. Goodwill is tested for impairment by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the Company assesses both the existence of potential impairment and the amount of impairment loss by comparing the fair value of the reporting unit to its carrying amount, including goodwill. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value.

Intangible Assets, Net

Intangible assets are recorded at their estimated fair values at the date of acquisition and are reported net of accumulated amortization. The Company amortizes acquired intangible assets with finite lives over their estimated useful lives based on the pattern of consumption of the economic benefits or, if that pattern cannot be readily determined, on a straight-line basis.

Deferred Financing Costs

The Company capitalizes lender, legal and other third-party fees that are directly associated with obtaining access to capital under credit facilities. Deferred financing costs incurred in connection with obtaining access to capital are recorded as an asset and are amortized over the availability period or term of the credit facility. Deferred financing costs related to a recognized debt liability are recorded as a direct reduction of the carrying amount of the debt liability and amortized to interest expense on an effective interest basis over the repayment term.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset as follows:

Estimated Useful Life
Internal use software	3 years
Computers and equipment	3 years
Lab equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining term of lease or useful life

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in loss from operations in the consolidated statements of operations and comprehensive loss. Expenditures for repairs and maintenance are charged to expense as incurred.

Costs incurred for developing internal use software are expensed as incurred during the preliminary project stage. With the exception of data conversion and training costs, all other costs incurred during the application development stage of internal use software are capitalized and amortized over three years. During the post implementation stage, costs related to maintenance and routine bug fixes are expensed as incurred and costs related to upgrades and enhancements are evaluated by the Company for capitalization and amortization if the specific upgrades or enhancements will result in additional functionality. The Company did not capitalize any costs incurred for developing internal use software during the years ended December 31, 2020 and 2019.

Deferred Rent

The Company’s lease agreements include payment escalations, rent holidays, tenant improvement allowances and other lease incentives, which are accrued or deferred as appropriate such that rent expense for each lease is recognized on a straight-line basis over the respective lease term. Adjustments for such items are recorded as deferred rent and amortized over the respective lease terms.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment and intangible assets with finite lives. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. The Company did not record any impairment losses on long-lived assets during the years ended December 31, 2020 or 2019.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents and restricted cash invested in money market funds are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts payable and accrued expenses approximate their fair values due to the short-term nature of these liabilities. The carrying value of the Company’s long-term debt approximates its fair value (a level 2 measurement) at each balance sheet date due to its variable interest rate, which approximates a market interest rate.

Classification and Accretion of Preferred Units

The Company’s preferred units are classified outside of members’ deficit on the consolidated balance sheets because the holders of such units have redemption rights in the event of a deemed liquidation that, in certain situations, is not solely within the control of the Company. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the preferred units are not being accreted to their redemption values. If a deemed liquidation event became probable, the carrying values of the preferred units would be accreted to redemption values.

Segment Information

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company is engaged in utilizing machine intelligence to aid in discovery, research, and development of treatments for disease. All of the Company’s tangible assets are held in the United States.

Research and Development Costs

Research and development expenses consist of costs incurred in developing the Company’s platform technology and performing pharmaceutical research and development activities, including salaries and bonuses, equity-based compensation, employee benefits, consulting costs, facilities costs, laboratory supplies, depreciation and amortization, data access, hosting, support and maintenance and other outsourced technology services, manufacturing expenses and external costs of vendors engaged to conduct preclinical development activities as well as the cost of licensing technology.

Research and Development Accruals

Costs for research and development activities are expensed in the period in which they are incurred. When billing terms under third-party contracts do not coincide with the timing of when the work is performed, the Company is required to make estimates of outstanding obligations to those third parties as of period end. Accrual estimates are based on a number of factors, including the Company’s knowledge of the progress towards completion of the research and development activities, invoicing to date under the contracts, communication from the research companies of any actual costs incurred during the period that have not yet been invoiced, and the costs included in the contracts. Significant judgments and estimates may be made in determining the accrued balances at the end of any reporting period. Actual results could differ from the estimates made by the Company. The historical accrual estimates made by the Company have not been materially different from the actual costs. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

Upfront payments under license agreements are expensed upon receipt of the license, and annual maintenance fees under license agreements are expensed in the period to which they relate. Milestone payments under license agreements are accrued, with a corresponding expense being recognized, in the period in which the milestone is determined to be probable of achievement and the related amount is reasonably estimable.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Equity-Based Compensation

The Company periodically grants incentive units with service-based vesting criteria, which generally vest over a four-year period. The Company also grants incentive units with both service-based and performance-based vesting criteria. The incentive units represent a separate substantive class of members’ equity with defined rights as specified in the limited liability company agreement. The incentive units represent profits interests in the increase in the per unit value of the entity over a threshold amount (the “Strike Price”) as determined at the time of grant. The Strike Price is established for tax compliance purposes related to Internal Revenue Code Revenue Procedures 93-27 and 2001-43 whereby the Company allocates equity value to its share classes in a hypothetical liquidation transaction as of the grant date. The holder, therefore, has the right to participate in distributions of the equity value only in excess of the Strike Price. The Company estimates the total equity value available for distribution based on its estimate of enterprise value of the Company using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and commonly applied industry practices.

The Company accounts for incentive units granted in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). In accordance with ASC 718, compensation expense is measured at the estimated fair value of the incentive units and is included as compensation expense over the vesting period during which an employee provides service in exchange for the award. The Company uses the straight-line method to record the expense of employee awards with only service-based vesting conditions. The Company uses the graded-vesting method to record the expense of employee awards with both service-based and performance-based vesting conditions, commencing once achievement of the performance condition becomes probable. Compensation expense for non-employee awards is recognized over the related service period. The Company classifies equity-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified. Forfeitures are accounted for as they occur.

Compensation expense is recognized on the incentive units using the fair value of the incentive unit on the grant date. The fair value of the incentive units for accounting purposes is determined using the option pricing method (the “OPM”). The OPM treats common units and preferred units as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common unit has value only if the funds available for distribution to unit holders exceeded the value of the preferred unit liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in members’ equity (deficit) that result from transactions and economic events other than those with equity holders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying consolidated financial statements.

Net Income (Loss) per Unit

Basic net income (loss) per common unit is computed by dividing the net income (loss) by the weighted average number of common units outstanding for the period. Diluted net income (loss) per common unit is computed by dividing net income (loss) by the weighted average number of common units outstanding for the period, including potential common units assuming the dilutive effect of outstanding preferred units, restricted common units and incentive units with strike prices in excess of zero. The weighted average number of common units outstanding for the periods includes non-restricted common units, vested incentive units with a strike price of zero and warrants for the purchase of common units with a non-substantive exercise price.

For periods in which the Company reported a net loss, diluted net loss per common unit is the same as basic net loss per common unit, since common unit equivalents are not assumed to have been issued if their effect is anti-dilutive.

In connection with the LLC Reorganization (see Note 1) on June 3, 2019, 14,000,000 issued and outstanding shares of capital stock in Integral, Inc. (outstanding as of December 31, 2018 and June 3, 2019, the date of conversion) were converted to 70,000,000 common units of Integral, LLC. For purposes of net loss per unit calculations, the 70,000,000 common units were considered outstanding for all of 2019. In connection with the Company’s debt agreement (see Note 8), the Company issued warrants for the purchase of 204,432 common units with an exercise price of $0.01 per unit. Because the exercise price is considered non-substantive, for purposes of net loss per unit calculations the common units underlying each of the warrants are considered outstanding as of the date of issuance of each of the warrants.

The Company excluded the following potential common units, presented based on amounts outstanding at each period end, from the computation of diluted net loss per unit attributable to common unit holders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2020	2019
Preferred units (as converted to common units)	58,040,668	23,687,321
Restricted common units	—	967,500
Incentive units (vested and unvested)	26,296,215	23,653,594

	84,336,883	48,308,415

Income Taxes

Valo Health, LLC is treated as a partnership for federal income tax purposes and, therefore, its owners, and not the Company, are subject to U.S. federal or state income taxation on the income of Valo Health, LLC. Valo Health, LLC’s directly held subsidiaries were treated as corporations for U.S. federal income tax purposes and were subject to taxation in the United States. In each reporting period, the Company’s tax provision includes the effects of consolidating the results of the operations of its subsidiaries.

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company’s policy is to record interest and penalties related to income taxes as part of the tax provision.

Recently Adopted Accounting Pronouncements

The Company adopted ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (Subtopic 350-40) for the year ended December 31, 2020. The objective of the standard is to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The adoption of this standard did not have a material impact on the consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected not to “opt out” of the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. For public entities, the guidance has been effective for annual reporting periods beginning after December 15, 2018 and for interim periods within those fiscal years. ASU 2016-02 initially required adoption using a modified retrospective approach, under which all years presented in the financial statements would be prepared under the revised guidance. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842), which added an optional transition method under which financial statements may be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings in the period of adoption. In November 2019, the FASB issued ASU No. 2019-10, which deferred the effective date for nonpublic entities to annual reporting periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. In June 2020, the FASB issued ASU No. 2020-05, which grants a one-year effective-date delay for nonpublic entities to annual reporting periods beginning after December 15, 2021 and to interim periods within fiscal years beginning after December 15, 2022. The Company is currently planning to adopt this guidance in 2022 in accordance with the nonpublic company requirements and is evaluating the method of adoption and the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The new standard adjusts the accounting for assets held at amortized costs basis, including marketable securities accounted for as available for sale, and trade receivables. The standard eliminates the probable initial recognition threshold and requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2019 and for interim periods within those fiscal years. For nonpublic entities, the guidance was effective for annual reporting periods beginning after December 15, 2021. In November 2019, the FASB issued ASU No. 2019-10, which deferred the effective date for nonpublic entities to annual reporting periods beginning after December 15, 2022, including interim periods within those fiscal years. Early application is allowed. The Company is currently assessing the date of the adoption and the impact of the adoption of this guidance on its consolidated financial statements.

3. Fair Value Measurements

The following table presents the Company’s fair value hierarchy for its assets that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements at December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$185,595	$—	$—	$185,595
Restricted cash:
Money market funds	5,000	—	—	5,000

	$190,595	$—	$—	$190,595

The Company did not have invested funds at December 31, 2019. Money market funds were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy. There were no transfers into or out of Level 3 during the years ended December 31, 2020 and 2019.

4. Acquisitions

Numerate

On September 30, 2019, the Company completed the acquisition of certain of the assets of Numerate, Inc. (“Numerate”), an early-stage biotechnology and technology company that used artificial intelligence to enhance and accelerate small molecule drug design. This acquisition enabled the Company to accelerate its development of computationally-enhanced preclinical discovery and toxicology research as well as molecule featurization.

The Numerate acquisition was accounted for as a purchase of a business under ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the assets and liabilities were recorded as of the acquisition date, at their respective fair values. The purchase consideration of $11.6 million reflected a cash payment of $6.6 million and equity consideration of $5.0 million, representing the fair value of 4,169,602 common units issued in September 2019 to the former owners of Numerate. The Company’s consolidated financial statements reflect the allocation of the purchase price to the assets acquired and liabilities assumed based on fair value as of the date of the acquisition.

The following tables summarize the purchase price for Numerate and the allocation of the purchase price (in thousands):

Cash paid	$6,600
Equity consideration	4,962

Total purchase price consideration	$11,562

Assets acquired and liabilities assumed:
Prepaid expenses and other current assets	$47
Property and equipment	8,409
Goodwill, including workforce	3,910

Total assets acquired	12,366
Accounts payable	(804)

Total allocation of purchase price consideration	$11,562

Property and equipment consists almost entirely of internal use software and was valued using the avoided cost method. Internal use software has an estimated economic life of three years.

Goodwill was recognized for the excess purchase price over the fair value of the net assets acquired. Goodwill is primarily attributable to the workforce of the acquired business (which is not eligible for separate recognition as an identifiable intangible asset) and future growth. Goodwill from the Numerate acquisition is included within the Company’s one reporting unit and is included in the Company’s enterprise-level annual review for impairment. Goodwill resulting from the Numerate acquisition is deductible for tax purposes.

The Company incurred costs of $0.6 million for third-party professional services utilized for the acquisition, which were expensed as incurred. The operating results of the acquired entity have been included in the consolidated financial statements beginning on the acquisition date but have not been disclosed as the Company does not account for the results of the acquired entity separately from its own results. Pro forma results of operations for the acquisition have not been presented as they are not material to the Company’s consolidated results of operations.

Forma

On March 16, 2020, the Company completed the acquisition of certain assets, including specified intellectual property, contracts and equipment used to conduct early stage hit identification and hit to lead discovery activities related to the identification, screening, and validation of compounds in early drug discovery, and assumed certain liabilities from Forma Therapeutics Inc. (the “Forma Acquisition”). The Company integrated Forma’s DNA-encoded library, high throughput screening (“HTS”) library and drug discovery capabilities into the Company’s existing in silico capabilities to create a high capacity, high efficiency platform, which Valo believes will enhance quality, increase scale and enhance the Company’s drug development programs.

The Forma Acquisition was accounted for as a purchase of a business under ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the assets and liabilities were recorded as of the acquisition date, at their respective fair values. The purchase consideration of $26.5 million reflected an upfront cash payment of $3.1 million, the present value of cash payments totaling $15.0 million paid in the fourth quarter of 2020 and the present value of $10.0 million of equity consideration consisting of 1,701,027 Class B preferred units issued in December 2020. The Company is also obligated to pay royalties on commercial sales of a low-single digit percentage of annual net sales of Royalty-Bearing Products (based on specified agreed targets). Given the early-stage nature of the underlying technology and inherent risks associated with obtaining regulatory approval and achieving commercialization, the Company ascribed no value to the contingent royalty at the time of acquisition. The Company accounts for this liability at fair value with changes recognized in the consolidated statements of operations and comprehensive loss. The Company had no value ascribed to this liability at December 31, 2020.

The Company’s consolidated financial statements reflect the allocation of the purchase price to the assets acquired and liabilities assumed based on fair value as of the date of the acquisition. The following tables summarize the purchase price and the allocation of the purchase price (in thousands):

Cash paid	$17,144
Equity consideration	9,341

Total purchase price consideration	$26,485

Assets acquired and liabilities assumed:
Prepaid expenses and other current assets	$664
Property and equipment	6,801
Identified intangible assets	18,200
Goodwill, including workforce	833

Total assets acquired	26,498
Accrued expenses	(13)

Total allocation of purchase price consideration	$26,485

Identified intangible assets consist of developed technology comprised of the DNA-encoded and HTS libraries, which were valued using the avoided cost method and have remaining estimated economic lives of five years as of the acquisition date.

Goodwill was recognized for the excess purchase price over the fair value of the net assets acquired. Goodwill is primarily attributable to the workforce of the acquired business (which is not eligible for separate recognition as an identifiable intangible asset) and future growth. Goodwill from the Forma Acquisition is included within the Company’s one reporting unit and is included in the Company’s enterprise-level annual review for impairment. Goodwill resulting from the acquisition is deductible for tax purposes.

The Company incurred costs of $0.6 million for third-party professional services utilized for the acquisition, which were expensed as incurred.

The operating results of the acquired entity have been included in the consolidated financial statements beginning on the acquisition date of March 16, 2020 and were approximately $11.7 million for the year ended December 31, 2020, inclusive of depreciation and amortization expense of acquired property and equipment and intangible assets (recorded at fair value) of $4.5 million. For the year ended December 31, 2020, the Company also recorded interest expense of $0.9 million related to the cash consideration paid in the fourth quarter of 2020 and noncash interest expense of $0.7 million related to the Series B preferred units issued in December 2020.

The following table presents the pro forma results of the historical consolidated statements of operations of the Company and the Forma Acquisition for the year ended December 31, 2020, giving effect to the acquisition as if it occurred on January 1, 2019 (in thousands):

	Year ended December 31,
	2020	2019
Pro forma net loss	$(79,077)	$(55,734)

The pro forma net loss presented includes adjustments for depreciation and amortization of property and equipment and acquired intangible assets. The adjustments also reflect an adjustment to record the transaction costs incurred in 2020, in 2019 as if the acquisition occurred on January 1, 2019. This pro forma information does not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed date, or which may be realized in the future.

5. Goodwill and Acquired Intangible Assets

The carrying amount of goodwill was $4.7 million and $3.9 million as of December 31, 2020 and 2019, respectively, related to goodwill from the Company’s acquisitions.

Changes in goodwill are as follows (in thousands):

Balance at December 31, 2018	$—
Goodwill acquired during the year	3,910

Balance at December 31, 2019	3,910
Goodwill acquired during the year	833

Balance at December 31, 2020	$4,743

Goodwill is not amortized, but instead is reviewed for impairment at least annually or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. To date, the Company has had no impairments to goodwill.

Acquired intangible assets consisted of the following (in thousands):

	Weighted Average Useful Life	December 31, 2020
		Gross Amount	Accumulated Amortization	Carrying Value
	(in years)
Developed technology	5	$18,200	$2,882	$15,318

		$18,200	$2,882	$15,318

Amortization expense relating to developed technology was $2.9 million for the year ended December 31, 2020 and is recorded within research and development expense. Future amortization expense of the intangible assets as of December 31, 2020, is expected to be as follows (in thousands):

Year Ending December 31,
2021	$3,640
2022	3,640
2023	3,640
2024	3,640
2025	758

$15,318

6. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2020	2019
Internal use software	$8,400	$8,400
Computers and equipment	1,310	443
Lab equipment	6,122	—
Furniture and fixtures	796	215
Leasehold improvements	1,919	—

	18,547	9,058
Less: Accumulated depreciation and amortization	(5,683)	(756)

	$12,864	$8,302

Depreciation and amortization expense of property and equipment was $4.9 million and $0.8 million for the years ended December 31, 2020 and 2019, respectively. Internal use software consists of acquired developed technology as a part of the Numerate acquisition. Amortization of internal use software was $2.8 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively, and net book value of internal use software was $4.9 million and $7.7 million, as of December 31, 2020 and 2019, respectively.

7. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued employee compensation and benefits	$6,995	$2,012
Accrued professional fees	1,421	615
Accrued other	197	778

	$8,613	$3,405

8. Long-Term Debt

As of December 31, 2020, long-term debt consisted of the following (in thousands):

December 31, 2020
Principal amount of long-term debt	$23,000
Less: Current portion of long-term debt	—

Long-term debt, net of current portion	23,000
Debt discount, net of accretion	(822)

Long-term debt, net of discount and current portion	$22,178

The Company had no debt as of December 31, 2019. On June 15, 2020, Integral, Inc. entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”) and Hercules Capital, Inc. (the “Lenders”) pursuant to which a term loan of up to an aggregate principal amount of $60.0 million may be made available to the Company. The Loan Agreement provided for an initial term loan advance of $10.0 million, which was immediately drawn down, and three additional term loan advances of up to $5.0 million, $25.0 million, and

$20.0 million, respectively, each to be made available upon the occurrence of certain funding conditions. The Company drew down additional borrowings of $5.0 million and $8.0 million in August and December 2020, respectively.

The term loans bear interest at a floating interest rate of the greater of a) 9.70% or b) 6.45% plus the Wall Street Journal prime rate. At its option, the Company may prepay outstanding borrowings under the Loan Agreement, subject to a prepayment premium that decreases annually. As of December 31, 2020, the prepayment premium was 3.0% and such prepayment premium will decrease to zero in June 2023. The Company is also required to make a final payment in an amount equal to 3.85% of the principal amount of all borrowings under the Loan Agreement. The final payment and debt discount amounts are being accreted to interest expense over the term of the Loan Agreement using the effective interest method.

In connection with the Loan Agreement, the Company paid fees of $0.8 million, which were recorded by the Company as a debt discount. The Company also issued warrants to purchase 204,432 common units at $0.01 per unit. The issued warrants are exercisable for 10 years from the date of execution of the warrant agreement. The fair value of the warrants as of the grant dates was $0.3 million and was recorded as debt discount cost and additional-paid-in capital. At each draw-down, the Company will issue additional warrants for the purchase of common units up to 600,000 common units in total at an exercise price of $0.01 per unit. The debt discount is reflected as a reduction of the carrying value of long-term debt in the Company’s consolidated balance sheet and is being accreted to interest expense over the term of the Loan Agreement using the effective interest method.

Borrowings were repayable in monthly payments of interest-only through May 31, 2021 with the option to extend the interest-only period through May 31, 2022 upon closure of a qualified equity event as defined in the agreement (the “Qualified Financing”), to be followed by monthly payments of equal principal plus interest through the maturity date of May 1, 2024.

All obligations under the Loan Agreement are guaranteed by the Company and certain of its subsidiaries. All obligations of the Company and each guarantor are secured by substantially all of the Company’s and each guarantor’s assets, except certain intellectual property, which is the subject of a negative pledge. Under the Loan Agreement, the Company has agreed to certain affirmative and negative covenants to which it will remain subject until maturity. The financial covenant includes maintaining a restricted cash amount of $5.0 million until a Qualified Financing. Affirmative and negative covenants include the requirement, on an annual basis, to provide annual audited financial statements to the Lenders with an unqualified audit opinion from the Company’s independent registered public accounting firm and restrictions on the Company’s activities, including limitations on dispositions, mergers or acquisitions; encumbering its intellectual property; incurring indebtedness or liens; paying dividends; making certain investments; and engaging in certain other business transactions. As of December 31, 2020, the Company was in compliance with its covenants under the Credit Agreement. In February 2021, the Company met the conditions of the Qualified Financing and the Company was no longer required to maintain a restricted cash balance (see Note 16).

The obligations under the Loan Agreement are subject to acceleration upon the occurrence of specified events of default, including payment default, bankruptcy, insolvency, certain defaults under other material debt, failure to comply with certain covenants and a material adverse change in the Company’s business, operations or other financial condition. Upon occurrence of a default, the outstanding principal amount of borrowings shall bear interest at a rate per annum that is 5.0% above the applicable interest rate. If an event of default (other than certain events of bankruptcy or insolvency) occurs and is continuing, the Lenders may declare all or any portion of the outstanding principal amount of the borrowings plus accrued and unpaid interest to be due and payable. Upon the occurrence of certain events of bankruptcy or insolvency, all of the outstanding principal amount of the borrowings plus accrued and unpaid interest will automatically become due and payable. In addition, the Company may be required to prepay outstanding borrowings, subject to certain exceptions, with portions of net cash proceeds of certain asset sales and certain casualty and condemnation events.

The Company assessed all terms and features of the Loan Agreement in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the debt. The Company determined that all features of the Loan Agreement are either clearly and closely associated with a debt host or have a de minimis fair value and, as such, do not require separate accounting as a derivative liability.

As of December 31, 2020, the stated interest rate applicable to borrowings under the Loan Agreement was 9.7%. During the year ended December 31, 2020, the effective interest rate on outstanding borrowings under the Loan Agreement was approximately 13.8%.

As of December 31, 2020, future principal payments were as follows (in thousands):

Year Ending December 31:
2021	$4,472
2022	7,667
2023	7,667
2024	3,194

$23,000

In February 2021, upon the closing of the Company’s additional sale of Series B preferred units, a Qualified Financing, the interest-only period was extended through May 31, 2022. As a result, the Company reclassified $4.5 million of debt outstanding as of December 31, 2020, that was previously repayable in 2021, to long-term debt, net of current portion as of December 31, 2020.

9. Preferred Units, Common Units and Common Unit Warrants

Preferred Units

The Company has issued Series A preferred units and Series B preferred units, collectively referred to as the Preferred Units.

In July 2019, the Company issued and sold 23,437,321 Series A preferred units at a purchase price of $4.00 per unit resulting in gross proceeds of $81.0 million and the conversion of convertible notes and accrued interest of $12.8 million (see Note 15). In November 2019, the Company issued and sold 250,000 Series A preferred units to an existing investor at a purchase price of $4.00 per unit for gross proceeds of $1.0 million. Issuance costs incurred in connection with these issuances were $0.3 million.

In March 2020, the Company issued and sold 375,000 Series A preferred units to an existing investor at a purchase price of $4.00 per unit resulting in gross proceeds of $1.5 million to the Company.

In December 2020, the Company issued 32,277,320 Series B preferred units at a purchase price of $5.8788 per unit, for gross proceeds of $189.8 million. Issuance costs incurred in connection with these issuances were $2.7 million. In December 2020, the Company issued 1,701,027 Series B preferred units as part of the Forma Acquisition purchase consideration (see Note 4).

Preferred Units consisted of the following as of December 31, 2020 and 2019 (in thousands, except unit amounts):

	December 31, 2020
	Preferred Units Authorized	Preferred Units Issued and Outstanding	Carrying Value	Liquidation Preference
Series A preferred units	24,062,321	24,062,321	$95,955	$96,249
Series B preferred units	52,731,850	33,978,347	197,095	199,752

	76,794,171	58,040,668	$293,050	$296,001

	December 31, 2019
	Preferred Units Authorized	Preferred Units Issued and Outstanding	Carrying Value	Liquidation Preference
Series A preferred units	50,000,000	23,687,321	$94,455	$94,749

The holders of the Preferred Units have the following rights and preferences:

Voting rights

The holders of the Preferred Units shall vote together with the holders of common units as a single class on an “As Adjusted Voting Basis”. As defined in the Company’s LLC Agreement, the “As Adjusted Voting Basis” is arrived at by considering that (i) each common unit carries the right to cast one vote per common unit and (ii) each Series A preferred unit and Series B preferred unit carries the right to cast the number of votes equal to the Adjustment Ratio for those Series A and Series B preferred units in effect as of the record date for determining Members entitled to vote on such matters. For Series A, the Adjustment Ratio is defined as the Preferred A Original Issue Price ($4.00) divided by the Adjustment Price in effect for such Series A preferred units. For Series B, the Adjustment Ratio is defined as the Preferred B Original Issue Price ($5.8788) divided by the Adjustment Price in effect for such Series B preferred units. The Adjustment Price is initially equal to $4.00 for the Series A preferred units and $5.8788 for the Series B preferred units. Any action to be taken by the Members shall require the approval of the Voting Majority (a majority of the outstanding Series A preferred units, Series B preferred units, and common units voting together as a single class on an “As Adjusted Voting Basis”), unless a different threshold is specifically required.

Dividends and distributions

There are no stated dividends on the Preferred Units; however, to the extent the Company has sufficient cash available, the Company shall make a tax distribution in an amount of cash equal to the excess, if any, of (i) the product of the net taxable income or gain of the Company for the year allocated to each member (reduced for any prior net loss allocated to such holder, not previously taken into account) and the highest combined marginal federal and state income tax rate applicable over (ii) the aggregate amount of distributions previously made to such member during such taxable year.

Since inception and through December 31, 2020, no distributions have been approved or paid.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or Deemed Liquidation Event (as described below), the proceeds, as determined by the Company’s board of directors, will be distributed, to the extent available, as follows:

•

First, the holders of Series B preferred units will receive, in preference to any distribution to the holders of Series A preferred units, common units or incentive units, on a pro rata basis, an amount equal to the Series B preferred unit Original Issue Price per unit less such amounts per Series B preferred unit previously distributed to holders of Series B preferred units;

•

Second, the holders of Series A preferred units will receive, in preference to any distribution to the holders of common units or incentive units, on a pro rata basis, an amount equal to the Series A preferred unit Original Issue Price per unit less such amounts per Series A preferred unit previously distributed to holders of Series A preferred units;

•

Third, the holders of vested common units and vested Incentive Units will receive, pro rata in proportion to the remaining amount to be distributed to such Units, amounts available for distribution until such holders have received an aggregate amount equal to the Series A Preferred Original Issuance Price;

•

Fourth, the holders of Series A preferred units, vested common units and vested Incentive Units will receive, pro rata in proportion to the remaining amount to be distributed to such Units, amounts available for distribution until each such holder of each Series A preferred unit, vested common unit and each such vested Incentive Unit has received an aggregate amount equal to the Series B Preferred Original Issuance Price; and

•

Thereafter, the holders of all vested units pro rata in proportion to each holder’s Percentage Interest will receive the remaining proceeds, subject to certain limitations. For purposes of this calculation, Percentage Interest is defined as (i) the sum of the holder’s Series A preferred units multiplied by the Series A Adjustment Rate plus the holder’s Series B preferred units multiplied by the Series B Adjustment Rate plus the holder’s common units and vested incentive units divided by (ii) the sum of all Series A preferred units outstanding multiplied by the Series A Adjustment Rate plus all Series B preferred units outstanding multiplied by the Series B Adjustment Rate plus all common and vested incentive units outstanding. The Adjustment Rate is defined as the Original Issue Price of each class divided by the Adjustment Price of each Series.

Holders of incentive units shall participate in the distribution of proceeds only after the strike price with respect to such incentive units has been distributed in respect to common units.

A Deemed Liquidation Event shall include a merger or consolidation (other than one in which members of the Company own a majority by voting power of the outstanding equity of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Conversion

The Company may need to convert into a corporation in connection with preparation for an initial public offering (“IPO”) or in order to facilitate a financing or for tax purposes or for some other reason. Any conversion of the Company into a corporation must be approved by the Board of Directors and the Requisite Vote (a majority of the sum of (i) the outstanding Preferred Units (as adjusted by the applicable Adjustment Ratio) held by all Preferred Members and affiliates plus (ii) the outstanding common units held by all Preferred Members and their affiliates, voting or consent together as a single class), provided however that the Requisite Vote shall not be required in connection with a conversion in order to effect a qualified public offering (“QPO”). A QPO is defined as an IPO approved by the Board pursuant to which the offering price would result in net proceeds to the Company or its successor of at least $75.0 million before the deduction of underwriters’ commissions and expenses.

If the conversion is approved, Members will take appropriate steps to implement a corporate conversion of the Company which may include, as an example, contribution of their Units to a newly formed corporation or distribution of a subsidiary of the Company that owns all material assets of the Company and its subsidiaries to the Members in liquidation of the Company on terms that preserve and reflect the substantive economic rights of their units. If such units are entitled to distributions following the consummation of an initial public offering or as part of a special purpose acquisition company (“SPAC”) transaction, such units shall be converted into common equity of the Company and only be entitled to the equivalent economic rights.

Common Units

Each common unit entitles the holder to one vote on all matters submitted to a vote of the Company’s members. A majority of the then outstanding common unit holders may designate three individuals to the Board. In the event of any deemed liquidation, dissolution, or winding-up of the Company, the assets of the Company will be distributed in accordance with the order of distributions described under the rights and preferences of the Preferred Units.

As described in Note 1, on June 3, 2019, Integral, LLC entered into a Contribution and Exchange Agreement with Integral, Inc. in connection with the LLC Reorganization in which 14,000,000 issued and outstanding shares of capital stock in Integral, Inc. were converted to 70,000,000 common units of Integral, LLC, thus turning Integral, Inc. into an 100% owned subsidiary of Integral, LLC.

As part of the Integral conversion in 2019, the Company issued 1,290,000 restricted common units to a consultant that vest over a two-year period commencing February 2019. In June 2020, vesting ceased. On December 31, 2020, 645,000 unvested restricted common units were forfeited in connection with the termination of the consulting agreement.

Common Unit Warrants

During the year ended December 31, 2020, the Company issued warrants to purchase 204,432 common units at an exercise price of $0.01 per unit in connection with debt. The value of these warrants was classified as equity as these warrants were exercisable into common units only and, as such, would not require a transfer of assets. The warrants terminate and would be automatically exercised upon the earlier to occur of (i) ten (10) years from the date of execution of the warrant agreement; (ii) the closing of a QPO; (iii) the closing of a Cash Consideration Merger; or (iv) three (3) years after an Initial Public Offering that is not a QPO.

10. Equity-Based Compensation

Incentive Units

On July 5, 2019, the Board of Directors (“the Board”) approved that the Company may grant incentive units to employees, directors, consultants or advisors to the Company or any of its subsidiaries. Incentive unit grants are administered by the Board, or at the discretion of the Board, by a committee of the Board. The strike price, vesting and other restrictions are determined at the discretion of the Board, or their committee if so delegated, except that the strike price per incentive unit may not be less than 100% of the fair market value of the incentive unit on the date of grant. Incentive units granted by the Board generally vest over four years, although incentive units have been granted with vesting terms less than four years. Upon termination of services, unvested incentive units are forfeited to the Company and vested incentive units are retained by the unit holder upon payment, within 90 days, of the strike price of the vested incentive units or are otherwise forfeited to the Company. Payment of the strike price is referred to as an incentive unit exercise.

The total number of incentive units that may be issued is 40,000,000, of which 13,336,210 incentive units remain available for future grant as of December 31, 2020. Units underlying any awards that are forfeited, canceled, or reacquired by the Company, shall be added back to the units available for issuance.

Incentive Unit Valuation

The Company uses the OPM to determine the fair value of the incentive units. The OPM includes various assumptions, including the expected term to a liquidity event, the expected volatility, the expected risk-free interest rate and the expected dividend yield.

The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected unit volatility based on the historical volatility of a publicly traded set of peer public companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected term is based on the expected time to a liquidity event. The expected dividend yield of 0% is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Significant assumptions used in the OPM include the following (presented on a weighted-average basis):

	Year Ended December 31,
	2020	2019
Risk-free interest rate	0.4%	1.8%
Expected volatility	69.0%	68.0%
Expected dividend yield	—	—
Expected term (in years)	1.9	1.7

Incentive Unit Activity

The following table summarizes the Company’s incentive unit activity since December 31, 2019:

	Units	Weighted Average Grant Date Fair Value
Outstanding incentive units at December 31, 2019	22,469,219	$0.97
Issued	7,307,198	$0.64
Forfeited	(4,312,627)	$0.77

Outstanding incentive units at December 31, 2020	25,463,790	$0.91

Vested incentive units	8,902,633	$1.02

The Company also had 1,200,000 outstanding unvested performance-based units with a grant date fair value of $1.4 million not included in the table above as achievement of the performance milestone has not been deemed probable.

During the years ended December 31, 2020 and 2019, incentive unit holders exercised 351,950 units and 15,625 units, respectively, for total proceeds to the Company of $0.1 million and less than $0.1 million, respectively, at which time the strike price for such incentive units was reduced to zero. During the years ended December 31, 2020 and 2019, the Company granted incentive units with a weighted average grant date fair value of $0.64 per unit and $0.97 per unit, respectively.

Equity-Based Compensation

The Company recorded equity-based compensation expense in the following expense categories of its consolidated statements of operations and comprehensive loss (in thousands):

	Year Ended December 31,
	2020	2019
Research and development expenses	$1,129	$617
General and administrative expenses	4,921	3,580

	$6,050	$4,197

As of December 31, 2020, total unrecognized equity-based compensation cost related to unvested awards with service-based vesting conditions was $13.0 million, which is expected to be recognized over a weighted average period of 2.7 years. Additionally, the Company had unrecognized equity-based compensation costs related to unvested awards with performance-based vesting criteria for which achievement of the performance condition was not deemed probable of $1.4 million.

11. Income Taxes

During the years ended December 31, 2020 and 2019, the Company recorded no income tax benefits for the net operating losses incurred or for the research and development tax credits generated in each year due to the uncertainty of realizing a benefit from those items. The Company has no foreign operations and therefore, has not provided for any foreign taxes.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2020	2019
Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	2.3	2.0
Federal and state research and development tax credits	1.1	0.3
Other	(2.4)	(2.8)
Change in deferred tax asset valuation allowance	(22.1)	(20.5)

Effective income tax rate	(0.1)%	0.0%

Net deferred tax assets as of December 31, 2020 and 2019 consisted of the following (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$18,755	$5,437
Tax credit carryforwards	908	100
Accrued expenses	2,063	627
Intangible	3,295	2,838

Total deferred tax assets	25,021	9,002

Deferred tax liabilities:
Property and equipment	(1,119)	(1,966)
Goodwill	(94)	(16)

Total deferred tax liabilities	(1,213)	(1,982)

Valuation allowance	(23,891)	(7,025)

Net deferred tax liability	$(83)	$(5)

As of December 31, 2020, the Company had net operating loss carryforwards for federal income tax purposes of $80.5 million, which do not expire but are limited in their usage to an annual deduction equal to 80% of annual taxable income. As of December 31, 2020, the Company had net operating loss carryforwards for state income tax purposes of $48.8 million which begin to expire in 2038. As of December 31, 2020, the Company also had U.S. federal and state research and development tax credit carryforwards of $0.6 million and $0.4 million, respectively, which may be available to offset future tax liabilities and begin to expire in 2039 and 2034, respectively.

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Section 382 and Section 383 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income and tax liabilities. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets, which are comprised primarily of net operating loss carryforwards and research and development tax credit carryforwards. Management has considered the Company’s history of cumulative net losses incurred since inception, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against the net deferred tax assets as of December 31, 2020 and 2019. The Company reevaluates the positive and negative evidence at each reporting period. For the years ended December 31, 2020 and 2019, the Company recorded deferred tax expense of $0.1 million and less than $0.1 million, respectively, from deferred tax liabilities that do not have corresponding deferred tax assets to reverse in the same period.

The change in the valuation allowance for deferred tax assets during the years ended December 31, 2020 and 2019 related primarily to an increase in net operating loss carryforwards and research, development tax credit carryforwards. The changes in the valuation allowance were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Valuation allowance as of beginning of year	$7,025	$58
Increases recorded to income tax provision	16,866	6,967

Valuation allowance as of end of year	$23,891	$7,025

The Company assesses the uncertainty in its income tax positions to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more-likely-than-not threshold, the tax amount recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority. No reserve for uncertain tax positions or related interest and penalties has been recorded at December 31, 2020 and 2019.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company is open to future tax examination under statute from 2018 to the present.

12. Agreements

Research Funding

On August 28, 2020, the Company entered into the Securityholder Option Agreement (the “Option Agreement”) with Courier Therapeutics, Inc. (“Courier”), a preclinical biotechnology company, whereby in exchange for a payment of $5.0 million, Courier issued to the Company a Convertible Promissory Note (the “Note”) for $5.0 million and an unconditional and irrevocable right to acquire 100% of the outstanding equity of Courier in exchange for a payment of an additional $5.0 million, future potential milestones and, upon an IND-filing for any asset developed from Courier technology, creating a subsidiary for such asset and issuing to the former shareholders of Courier a 10% equity interest in any such subsidiary.

The Note bears interest at a rate of 6% per annum and is due and payable on the earlier of a change in control or three years. If the option to purchase Courier is not exercised, the Note will automatically convert into preferred stock of Courier upon the next qualified equity offering at the lower of a 20% discount to the offering price or a specified valuation of Courier. As a condition of the Note, Courier must perform certain ongoing preclinical studies.

The Company determined that it held a variable interest in Courier, and that Courier was a variable interest entity because it had insufficient equity investment at risk. The Company determined that it was not the primary beneficiary of Courier as it lacked the power to direct the activities that most significantly impacted Courier’s economic performance. Because Courier is a preclinical research and development company focused on biotechnology assets which are of interest to Valo, and for which Courier does not have the resources necessary to undertake the research and development without the proceeds from the Note, the Company recorded the

$5.0 million as prepaid research and development. The Company is recording research and development expense as Courier incurs the underlying expenses. During the year ended December 31, 2020, the Company recorded $2.6 million as research and development expense and the balance of prepaid research and development expense related to the Note was $2.4 million as of December 31, 2020.

13. Commitments and Contingencies

Leases

The Company leases office space in Boston, Massachusetts under a non-cancelable operating lease that commenced in May 2019 and expires in October 2027. The term may be extended at the Company’s option for one five-year term at market rates. In October 2019, the Company entered into a lease for office space in Princeton, New Jersey under a non-cancelable operating lease that commenced in July 2020 and expires in October 2025. The term may be extended at the Company’s option for one five-year term at market rates. The Company has a lease for office space in San Francisco, California, which term was originally set to expire in September 2019 but has been extended at the same monthly rate and currently expires in November 2021. In July 2020, the Company entered into a non-cancelable operating lease in Lexington, Massachusetts that commenced in February 2021 and expires in May 2028. The term may be extended at the Company’s option for one five-year term at market rates.

In connection with the Forma Acquisition, the Company acquired a non-cancelable operating lease in Branford, Connecticut that expires in December 2023. The term may be extended at the Company’s option for one five-year term at 95% of then-current market rates.

Lease incentives, payment escalations and rent holidays specified in the lease agreements are accrued or deferred as appropriate such that rent expense per square foot is recognized on a straight-line basis over the terms of occupancy. As of December 31, 2020 and 2019, the Company had a deferred rent liability of $1.4 million and $0.4 million, respectively.

During the years ended December 31, 2020 and 2019, the Company recorded rent expense of $2.9 million and $0.6 million, respectively.

As of December 31, 2020, the Company maintained security deposits of $0.7 million with the landlords of certain of its leases, which amounts are included in other long-term assets in the Company’s consolidated balance sheet. The Company did not have security deposits as of December 31, 2019. As of December 31, 2020 and 2019, the Company was also required to maintain letters of credit of $2.0 million and $0.7 million, respectively, for the benefit of the landlords of certain of its leases. As of December 31, 2020 and 2019, these amounts were classified as restricted cash within other long-term assets on the consolidated balance sheets.

Future minimum lease payments under the operating leases as of December 31, 2020 were as follows (in thousands):

Year Ending December 31,
2021	$4,318
2022	5,286
2023	5,436
2024	4,726
2025	4,809
Thereafter	10,203

Total future minimum lease payments	$34,778

License Agreement

In May 2020, the Company entered into a six-year license and discovery agreement with Global Genomics Group, LLC (“G3”) in which G3 granted the Company an exclusive license to data and information generated as a part of a clinical trial for coronary CT angiography for assessment of suspected coronary artery disease, for use in the field of cardiovascular and cardio-metabolic diseases (“Cardio Field”), to research, develop, manufacture and commercialize compounds discovered by the Company in the course of discovery work under the agreement and certain preclinical compounds in-licensed or acquired by the Company. For a period of three years after the effective date of the agreement, G3 may not research, develop, manufacture or commercialize products primarily related to the Cardio Field. Certain carve-outs exist in connection with the Cardio Field, such as amyloidosis and diseases that are characterized by a nutritional element. Upon the achievement of certain developmental milestones for each identified target, the Company will transfer the target technology to a newly-formed subsidiary and provide G3 with certain minority ownership rights in such subsidiary ranging from low single digits to low double digit percentage ownership. Additionally, each subsidiary will be obligated to make future milestone payments of up to $11.6 million upon the achievement of specified clinical and regulatory milestones. The contract provides the Company the option to extend for additional one-year renewals. During the year ended December 31, 2020, the Company recorded research and development expense of $0.3 million relating to this agreement. As of December 31, 2020, the Company has not met any of the developmental milestones.

Forma Acquisition

The Company is obligated to pay royalties on commercial sales of a low-single digit percentage of annual net sales of Royalty-Bearing Products based on specified agreed targets as defined in the Forma Acquisition agreement (see Note 4). Royalties are payable on a Royalty-Bearing Product-by- Royalty-Bearing Product and country-by-country basis. The Company’s royalty obligation expires on a Royalty-Bearing Product by- Royalty-Bearing Product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim under the licensed intellectual property rights in such country or ten years after the first commercial sale of such Royalty-Bearing Product in such country. As of December 31, 2020, the Company has not commercialized a product that would generate royalties. The Company accounts for this liability at fair value with changes recognized in the consolidated statements of operations and comprehensive loss. Given the early-stage nature of the underlying technology and inherent risks associated with obtaining regulatory approval and achieving commercialization, the Company ascribed no value to the contingent royalty at the time of acquisition or at December 31, 2020.

Indemnification Agreements

In the normal course of business, the Company may provide indemnification of varying scope and terms to third parties and enters into commitments and guarantees (“Agreements”) under which it may be required to make payments. The duration of these Agreements varies, and in certain cases, is indefinite.

In addition, the Company has entered into indemnification agreements with members of its board of directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Many of these indemnification agreements do not limit the Company’s maximum potential payment exposure.

Through December 31, 2020 and 2019, the Company has not incurred any costs as a result of such indemnifications. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2020 or 2019.

Legal Proceedings

The Company is not currently party to any material legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

14. Retirement Plan

The Company sponsors a defined-contribution plan under Section 401(k) of the Internal Revenue Code of 1986 (the “Company Plan”). The Company Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Prior to December 31, 2020, the Company was not required to make, and did not make, any contributions to the Company Plan. In the first quarter of 2021, the Company adopted a match program for employee contributions to the 401(k) Plan up to a maximum match of 3.5% of the employee’s salary for the year ended December 31, 2021.

15. Related Party Transactions

In October 2018, the Company entered into a services agreement with Flagship Pioneering, Inc. (“Flagship”), an affiliate of one of its principal unit holders, to provide general and administrative services to the Company, including management services and the administration of certain employee benefit plans for the Company’s employees. The Company recorded general and administrative expense for management services received under this agreement of $0.9 million and $1.4 million during the years ended December 31, 2020 and 2019, respectively, and made cash payments of $0.7 million and $1.3 million during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, there was $0.3 million and $0.1 million, respectively, payable to Flagship for costs related to the services agreement.

During the years ended December 31, 2020 and 2019, the Company remitted $1.5 million and $0.4 million, respectively, to Flagship related to premiums and employee withholdings for benefit plans administered to the Company’s employees.

During 2018 and 2019, the Company entered into convertible promissory notes, (the “Notes”) with Flagship for an aggregate principal amount of $5.0 million and $5.0 million, respectively. In addition, in 2019 the Company entered into a convertible promissory note for $2.6 million with the same party as consideration for start-up and other costs incurred on the Company’s behalf, which was recorded within general and administrative expense in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2019. The Notes accrued interest at 6% per annum. All unpaid principal, together with the then accrued interest, for each of the Notes outstanding was due and payable on December 12, 2019. The outstanding Notes, and accrued interest thereon, were automatically convertible upon the closing of a qualifying equity financing, as defined in the agreement, into the class of shares to be issued to investors participating in the financing at a conversion price per share equal to the weighted average per share price of all securities of the Company issued to investors as part of the closing of the qualified financing. In July 2019, upon completion of a qualified financing, all of the outstanding Notes and the accrued interest thereon, aggregating $12.8 million, were converted into 3,199,821 Series A preferred units.

16. Subsequent Events

Issuance of Series B Preferred Units

In February 2021, the Company issued an additional 18,753,503 Series B preferred units to a new investor at a purchase price of $5.8788 per unit for gross proceeds of $110.2 million. Issuance costs incurred in connection with this issuance were $0.1 million. As a result of this additional financing the Company met the conditions of the Qualified Financing in its Loan Agreement. Therefore, interest-only payments were extended through May 2022 and the Company was no longer required to maintain a restricted cash balance related to its debt (see Note 8).

License Agreement with Sanofi – February 2021

In February 2021, the Company entered into a license agreement with Sanofi, a French corporation (“Sanofi” or the “Licensor”), for a worldwide, exclusive sublicensable license to technology related to the biological protein Sphingosine-1-phosphate receptor 1 (“S1P1”), for the development and commercialization of one or more of the Licensor’s S1P1 agonist compounds. Pursuant to the license agreement, the Company agrees to use commercially reasonable efforts to develop the licensed product for at least one indication in the United States and two other countries. In consideration for the right to develop, manufacture, and commercialize products based on certain of Licensor intellectual property, the Company is obligated to make an upfront payment consisting of an initial payment of $7.5 million that was paid upon execution of the agreement and installment payments of $3.8 million on each of the first and second anniversaries of the effective date of the agreement. The Company is also obligated to make future milestone payments of up to $45.0 million upon the achievement of specified development and regulatory milestones and up to $145.0 million upon the achievement of specified commercial milestones as well as tiered royalty payments on a licensed product-by-licensed product and country-by-country basis of a mid-single to low teen digit percentage based on annual net sales on any licensed product, subject to specified reductions. The milestone payments are non-refundable and non-creditable against any other payments due to Licensor under the agreement. The Company’s royalty obligation expires on a licensed product-by-licensed product and country-by-country basis upon the expiration of the last-to-expire valid claim under the licensed intellectual property rights in such country. The agreement requires the Company to use commercially reasonable efforts to meet certain performance milestones within specified timeframes.

Unless terminated earlier, the agreement will continue until the last to expire of the licensed patents. Licensor may terminate the agreement if the Company fails to perform its material obligations, including but not limited to its failure to meet the applicable performance milestones, and has not remediated such deficiency within a specified time period or negotiated a resolution. Licensor can terminate the agreement if the Company fails to make any payments within a specified period after receiving written notice of such failure, or in the event of a material breach by the Company and failure to cure such breach within a certain period of time. The Company is currently in compliance with the terms of the agreement. The Company can voluntarily terminate the agreement with prior notice to Licensor once the Upfront Payment has been paid in full.

License Agreement with Sanofi – May 2021

On May 10, 2021, the Company entered into another license agreement with Sanofi for a worldwide, exclusive sublicensable license to technology related to Rho Kinase inhibition for the development and commercialization of one or more of the Licensor’s Rho Kinase inhibitor compounds. Pursuant to the license agreement, the Company agrees to use commercially reasonable efforts to develop the licensed product for at least one indication in the United States and two other countries. In consideration for the right to develop, manufacture, and commercialize products based on certain of Licensor intellectual property, the Company made an upfront payment of $7.5 million upon execution of the agreement. The Company is also obligated to make future milestone payments of up to $142.5 million upon the achievement of specified development and regulatory milestones and up to $175.0 million upon the achievement of specified commercial milestones as well as tiered royalty payments on a licensed product-by-licensed product and country-by-country basis of a mid-single to low teen digit percentage based on annual net sales on any licensed product, subject to specified reductions. The milestone payments are non-refundable and non-creditable against any other payments due to Licensor under the agreement. The Company’s royalty obligation expires on a licensed product-by-licensed product and country-by-country basis upon the expiration of the last-to-expire valid claim under the licensed intellectual property rights in such country. The agreement requires the Company to use commercially reasonable efforts to meet certain performance milestones within specified timeframes.

Unless terminated earlier, the agreement will continue until the last to expire of the licensed patents. Licensor may terminate the agreement if the Company fails to perform its material obligations, including but not limited to its failure to meet the applicable performance milestones, and has not remediated such deficiency within a specified time period or negotiated a resolution. Licensor can terminate the agreement if the Company fails to make any payments within a specified period after receiving written notice of such failure, or in the event of a material breach by the Company and failure to cure such breach within a certain period of time. The Company is currently in compliance with the terms of the agreement. The Company can voluntarily terminate the agreement with prior notice to Licensor.

Grant of Incentive Units

On March 9, 2021, the Company granted 730,250 incentive units with service-based vesting criteria. The aggregate grant-date fair value of these incentive units was $3.7 million, which is expected to be recognized as equity-based compensation expense over a period of approximately four years.

2021 Unit Option and Grant Plan

On April 16, 2021, the Company’s board of directors adopted, and its unit holders approved, the 2021 Unit Option and Grant Plan (the “2021 Plan”). The 2021 Plan provides for the grant of unit options, restricted unit awards, unrestricted unit awards, or any combination of the foregoing. The number of units initially reserved for issuance under the 2021 Plan is 12,910,302 common units. The shares of common units underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, repurchased or are otherwise terminated by the Company under the 2021 Plan will be added back to the common units available for issuance under the 2021 Plan.

Grant of Unit Options

On April 16, 2021, the Company granted 3,358,444 option units with service-based vesting criteria. The aggregate grant-date fair value of these unit options was $11.5 million, which is expected to be recognized as equity-based compensation expense over a period of approximately four years.

On April 16, 2021, the Company granted 2,306,111 option units with performance-based vesting criteria. The aggregate grant-date fair value of these unit options was $7.9 million, which will be recognized as equity-based compensation expense over the service period using the graded-vesting method to record the expense once it becomes probable that the milestone will be achieved.

Courier

On May 28, 2021, the Company exercised its option to purchase Courier. In accordance with the Option Agreement (see Note 12), the Company acquired 100% of the outstanding equity of Courier in exchange for a payment of an additional $5.0 million, future milestone payments to the former Courier security holders of up to an aggregate of $130.0 million for an individual product candidate upon the achievement of specified clinical and regulatory milestones and of up to $40.0 million for an individual product candidate upon the achievement of specified commercial milestones and the right by the former Courier security holders to receive a portion of proceeds if Courier, as a wholly-owned subsidiary of the Company, grants licenses or sells technology rights, subject to certain minimum proceeds received. The number of attainments of a milestone triggering a given milestone payment obligation is capped at two or three, depending on the milestone, for an aggregate maximum milestone payment obligation of $505.0 million. In addition, the Company agreed to create a subsidiary for each asset produced using the Courier platform once it reaches IND filing and issue the former Courier shareholders 10% of the equity in each such subsidiary.

Merger

On June 9, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Khosla Ventures Acquisition Co. (“KVSA”), a special purpose acquisition company, and Killington Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of KVSA. Pursuant to the Merger Agreement, and assuming a favorable vote of KVSA’s stockholders, Merger Sub, will be merged with and into the Company. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease; the Company will survive and become a wholly owned subsidiary of KVSA. Upon closing of the merger, KVSA is expected to be named Valo Health Holdings, Inc. and will continue to be listed on the Nasdaq. Cash proceeds of the merger will be funded through a combination of KVSA’s $345.0 million of marketable securities held in trust (assuming no redemptions) and an aggregate of $168.6 million in fully committed common stock transactions at $10.00 per share. Prior to and as condition of the merger, no later than one (1) business day prior to the Closing Date, Valo Health, LLC will consummate the Pre-Closing Restructuring, pursuant to which, amongst other things, Valo Health, LLC will merge with and into its incorporated subsidiary, with the incorporated entity being the surviving corporation.

VALO HEALTH, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit amounts)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$237,498	$188,095
Restricted cash	—	5,000
Prepaid expenses and other current assets	4,250	4,229

Total current assets	241,748	197,324
Property and equipment, net	12,442	12,864
Goodwill	4,743	4,743
Intangible assets, net	13,498	15,318
Deferred offering costs	4,832	—
Other long-term assets	2,414	3,012

Total assets	$279,677	$233,261

Liabilities, Preferred Units and Members’ Deficit
Current liabilities:
Accounts payable	$3,552	$1,847
Accrued expenses	16,827	8,613
Current portion of long-term debt	958	—

Total current liabilities	21,337	10,460
Long-term debt, net of discount and current portion	21,603	22,178
Other long-term liabilities	4,804	1,893

Total liabilities	47,744	34,531
Commitments and contingencies (Note 11)
Preferred units (Series A and B), 76,794,171 units authorized; 76,794,171 and 58,040,668 units issued and outstanding at June 30, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $406,249 as of June 30, 2021	403,150	293,050
Members’ deficit:
Common units, 80,850,000 units authorized; 79,686,267 and 79,524,602 units issued and outstanding at June 30, 2021 and December 31, 2020, respectively	5,940	5,447
Incentive units, 26,928,033 and 40,000,000 units authorized at June 30, 2021 and December 31, 2020, respectively; 26,609,455 and 26,663,790 units issued and outstanding at June 30, 2021 and December 31, 2020, respectively	297	142
Additional paid-in capital	15,008	10,572
Accumulated members’ deficit	(192,462)	(110,481)

Total members’ deficit	(171,217)	(94,320)

Total liabilities, preferred units and members’ deficit	$279,677	$233,261

The accompanying notes are an integral part of these condensed consolidated financial statements.

VALO HEALTH, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except unit and per unit amounts)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Operating expenses:
Research and development	$60,638	$19,592
General and administrative	19,549	13,906

Total operating expenses	80,187	33,498

Loss from operations	(80,187)	(33,498)

Other income (expense):
Interest expense	(1,799)	(624)
Other income (expense), net	19	1

Total other expense, net	(1,780)	(623)

Loss before income taxes	(81,967)	(34,121)
Income tax expense	(14)	(40)

Net loss and comprehensive loss	$(81,981)	$(34,161)

Net loss per unit attributable to common unit holders, basic and diluted	$(1.02)	$(0.43)

Weighted average common units outstanding, basic and diluted	80,418,143	79,482,906

The accompanying notes are an integral part of these condensed consolidated financial statements.

VALO HEALTH, LLC

CONDENSED CONSOLIDATED STATEMENTS OF PREFERRED UNITS AND MEMBERS’ DEFICIT

(in thousands, except unit amounts)

(Unaudited)

	Series A and B Preferred Units		Common Units		Incentive Units		Additional Paid-in Capital	Accumulated Members’ Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2020	58,040,668	$293,050	79,524,602	$5,447	26,663,790	$142	$10,572	$(110,481)	$(94,320)
Issuance of Series B preferred units, net of issuance costs of $148	18,753,503	110,100	—	—	—	—	—	—	—
Issuance of common units in lieu of accrued bonus	—	—	161,665	493	—	—	—	—	493
Issuance of incentive units	—	—	—	—	730,250	—	—	—	—
Forfeitures of incentive units	—	—	—	—	(784,585)	—	—	—	—
Exercise of incentive units	—	—	—	—	—	155	—	—	155
Equity-based compensation expense	—	—	—	—	—	—	4,436	—	4,436
Net loss	—	—	—	—	—	—	—	(81,981)	(81,981)

Balances at June 30, 2021	76,794,171	$403,150	79,686,267	$5,940	26,609,455	$297	$15,008	$(192,462)	$(171,217)

	Series A and B Preferred Units		Common Units		Incentive Units		Additional Paid-in Capital	Accumulated Members’ Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2019	23,687,321	$94,455	80,169,602	$5,447	23,669,219	$29	$4,197	$(34,197)	$(24,524)
Issuance of Series A preferred units	375,000	1,500	—	—	—	—	—	—	—
Issuance of incentive units	—	—	—	—	6,481,456	—	—	—	—
Forfeitures of incentive units	—	—	—	—	(1,038,086)	—	—	—	—
Issuance of warrant for common units	—	—	—	—	—	—	135	—	135
Equity-based compensation expense	—	—	—	—	—	—	2,999	—	2,999
Net loss	—	—	—	—	—	—	—	(34,161)	(34,161)

Balances at June 30, 2020	24,062,321	$95,955	80,169,602	$5,447	29,112,589	$29	$7,331	$(68,358)	$(55,551)

The accompanying notes are an integral part of these condensed consolidated financial statements.

VALO HEALTH, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(81,981)	$(34,161)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	4,690	3,295
Equity-based compensation expense	4,436	2,999
Noncash interest expense	677	624
Deferred taxes	14	40
Changes in operating assets and liabilities, excluding impact of acquisitions:
Prepaid expenses and other current assets	(21)	(438)
Other long-term assets	104	(370)
Accounts payable and accrued expenses	6,978	4,557
Other long-term liabilities	2,750	1,506

Net cash used in operating activities	(62,353)	(21,948)

Cash flows from investing activities:
Purchases of property and equipment	(2,448)	(2,250)
Cash paid for acquisition of business	—	(3,082)

Net cash used in investing activities	(2,448)	(5,332)

Cash flows from financing activities:
Proceeds from issuance of preferred units, net of issuance costs paid	110,100	1,500
Payments of offering costs	(1,545)	—
Proceeds from exercise of incentive units	155	—
Proceeds from issuance of long-term debt, net of discount	—	9,335

Net cash provided by financing activities	108,710	10,835

Net increase (decrease) in cash, cash equivalents and restricted cash	43,909	(16,445)
Cash, cash equivalents, and restricted cash at beginning of period	195,095	61,609

Cash, cash equivalents, and restricted cash at end of period	$239,004	$45,164

Supplemental disclosure of noncash information:
Common units issued in lieu of accrued bonus	$493	$—
Deferred offering costs included in accounts payable and accrued expenses	$3,287	$—
Equity units to be issued in connection with acquisition	$—	$9,341
Deferred payment in connection with acquisition of business	$—	$14,062
Issuance of common unit warrants in connection with long-term debt	$—	$135
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,061	$—
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$237,498	$39,481
Restricted cash	—	5,000
Restricted cash included in other-long term assets	1,506	683

Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$239,004	$45,164

The accompanying notes are an integral part of these condensed consolidated financial statements.

VALO HEALTH, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Nature of the Business and Basis of Presentation

Flagship Labs 61, Inc. was incorporated on October 24, 2018 under the laws of the State of Delaware. On January 3, 2019 Flagship Labs 61, Inc. legally changed its name to Integral Health, Inc. (“Integral, Inc.”). On June 3, 2019, Integral Health Holdings, LLC (“Integral, LLC”) was formed under the laws of the State of Delaware. Concurrently, Integral, LLC entered into a Contribution and Exchange Agreement with Integral, Inc. in which all issued and outstanding shares of capital stock in Integral, Inc. were converted to common units of Integral, LLC, thus turning Integral, Inc. into a 100% owned subsidiary of Integral, LLC (the “LLC Reorganization”). On September 11, 2020, Integral, LLC legally changed its name to Valo Health, LLC. Valo Health, LLC, along with its consolidated subsidiaries, is hereinafter referred to as “Valo” or the “Company”. Valo is a technology company utilizing human-centric data and machine learning computation to transform the drug discovery and development process and aid in the treatment of disease.

On June 9, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Khosla Ventures Acquisition Co. (“KVSA”), a special purpose acquisition company, and Killington Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of KVSA. Pursuant to the Merger Agreement, and assuming a favorable vote of KVSA’s stockholders, Merger Sub, will be merged with and into the Company. Upon consummation of the business combination, the separate corporate existence of Merger Sub shall cease; the Company will survive and become a wholly owned subsidiary of KVSA. Upon closing of the merger, KVSA is expected to be named Valo Health Holdings, Inc. and will continue to be listed on the Nasdaq. Cash proceeds of the merger will be funded through a combination of KVSA’s $345.0 million of marketable securities held in trust (assuming no redemptions) and an aggregate of $200.9 million in fully committed common stock transactions at $10.00 per share. The merger is expected to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United State of America. Prior to and as condition of the merger, no later than one (1) business day prior to the Closing Date, Valo Health, LLC will consummate the Pre-Closing Restructuring, pursuant to which, amongst other things, Valo Health, LLC will merge with and into its incorporated subsidiary, with the incorporated entity being the surviving corporation.

The Company is subject to a number of risks and uncertainties common to companies in similar industries and stages of development including, but not limited to, rapid technological changes, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, compliance with government regulations, the need to obtain additional financing to support development efforts, and dependence on third parties and key individuals and other risks common to early-stage companies in the technology and biotechnology industries.

In addition, the Company is subject to risks and uncertainties relating to the ongoing outbreak of the novel strain of coronavirus (“COVID-19”), which the World Health Organization declared a pandemic in March 2020. The COVID-19 pandemic has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. Work-from-home and other measures have introduced additional operational risks, including cybersecurity risks, and may adversely affect the way the Company and its third-party partners, including those engaged to support preclinical studies or clinical trials conduct business. The extent to which the COVID-19 pandemic impacts the Company’s workforce, business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results may be materially adversely affected.

The accompanying condensed consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business. Through June 30, 2021, the Company has funded its operations with the sale of preferred units, debt and proceeds from convertible promissory notes (which converted into preferred units in July 2019). Since inception, the Company has incurred operating losses, including net losses of $82.0 million for the six months ended June 30, 2021 and $76.3 million for the year ended December 31, 2020. As of June 30, 2021, the Company had an accumulated deficit of $192.5 million. The Company expects to continue to generate operating losses for the foreseeable future. As of the issuance date of the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2021, the Company expects that its cash and cash equivalents will be sufficient to fund its operating expenses, capital expenditure requirements and debt servicing payments for at least the next 12 months from the issuance date.

The Company will require additional funding to fund the development of its product candidates through regulatory approval and commercialization, to enhance the capabilities of its Opal technology platform and to support its continued operations. The Company will seek additional funding through public or private financings, debt financing, collaboration agreements or government grants. The Company’s ability to raise additional funds will depend, among other factors, on financial, economic and market conditions, many of which are outside of its control, and it may be unable to raise financing when needed, or on terms favorable to the Company. If necessary funds are not available, the Company will have to delay, reduce the scope of, or eliminate some of its development programs, potentially delaying the time to market for or preventing the marketing of any of its product candidates. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

The Company’s condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company consolidates all entities that it controls by ownership of a majority voting interest, as well as any variable-interest entities for which the Company is deemed to be the primary beneficiary. The Company’s judgment in determining whether it is the primary beneficiary of a variable-interest entity (“VIE”) includes assessing whether the Company will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. The impact of consolidated and unconsolidated VIEs was immaterial to all periods presented. All intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Condensed Consolidated Financial Information

The condensed consolidated balance sheet at December 31, 2020 was derived from audited consolidated financial statements, but does not include all disclosures required by GAAP. The accompanying unaudited condensed consolidated financial statements as of June 30, 2021, and for the six months ended June 30, 2021 and 2020, have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2020. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the Company’s financial position as of June 30, 2021 and results of operations and cash flows for the six months ended June 30, 2021 and 2020 have been made. The results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021, any other interim periods, or any future year or period.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these condensed consolidated financial statements include, but are not limited to, the valuation of assets acquired and liabilities assumed in business combinations, including acquired intangible assets and the resulting goodwill and the valuation of equity-based awards. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Changes in estimates are recorded in periods in which they become known. These estimates may change as new events occur and additional information is obtained. Actual results may differ materially from these estimates under different assumptions or conditions.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the carrying value of the preferred stock or, for issuances of common stock, in member’s equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statement of operations and comprehensive loss. As of June 30, 2021, the Company recorded $4.8 million of deferred offering costs.

Restricted Cash

As of June 30, 2021 and December 31, 2020, the Company was required to maintain letters of credit for the benefit of the landlords of certain of its leases. These amounts were classified as restricted cash (non-current) and included in other long-term assets on the condensed consolidated balance sheets. As of December 31, 2020, the Company was required to maintain restricted cash related to its Loan Agreement (see Note 7), which was classified as restricted cash (current) on the condensed consolidated balance sheets. Restricted cash accounts are classified as current or long-term assets on the condensed consolidated balances sheets depending on the expected term of their restrictions.

Concentrations of Credit Risk and of Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents at one accredited financial institution with account balances in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company relies, and expects to continue to rely, on a small number of vendors to manufacture supplies and raw materials for its development programs. These programs could be adversely affected by a significant interruption in these manufacturing services or the availability of raw materials.

Business Combinations

In determining whether an acquisition should be accounted for as a business combination or asset acquisition, the Company first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this is the case, the single identifiable asset or the group of similar assets is not deemed to be a business and the acquisition is accounted for as an asset acquisition. If this is not the case, the Company then further evaluates whether the acquisition includes, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. If so, the Company concludes that the acquisition is a business, and accounts for it as a business combination.

The Company accounts for business acquisitions using the acquisition method of accounting. In accordance with this method, assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid, including contingent consideration, is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.

Determining the fair value of assets acquired and liabilities assumed is judgmental in nature and can involve the use of significant estimates and assumptions. Fair value and useful life determinations are based on, among other factors, estimates of the cost to create acquired intangible assets and obsolescence rates. These estimates may materially impact the net income or loss in periods subsequent to acquisition through depreciation and amortization, and in certain instances through impairment charges, if assets become impaired in the future. Additionally, actual results may vary from these estimates that may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever comes first. Adjustments to fair values of assets and liabilities made after the end of the measurement period are recorded within operating results.

Contingent consideration in business combinations is recognized at fair value on the acquisition date. Subsequent to the acquisition date, at each reporting date, the contingent consideration is remeasured and changes in the fair value resulting from a change in the underlying inputs are recognized in the consolidated statements of operations and comprehensive loss until the contingent consideration is settled.

Transaction costs related to business combinations are expensed as incurred and are included in general and administrative expense in the condensed consolidated statements of operations and comprehensive loss.

Goodwill

The Company records goodwill when consideration paid in a business acquisition exceeds the value of the net assets acquired. The Company’s estimates of fair value are based upon assumptions believed to be reasonable at that time, but that are inherently uncertain and unpredictable. Goodwill is not amortized, but rather is tested for impairment annually in the fourth quarter, or more frequently if facts and circumstances warrant a review, such as significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets.

The Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment. Goodwill is tested for impairment by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the Company assesses both the existence of potential impairment and the amount of impairment loss by comparing the fair value of the reporting unit to its carrying amount, including goodwill. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value.

Intangible Assets, Net

Intangible assets are recorded at their estimated fair values at the date of acquisition and are reported net of accumulated amortization. The Company amortizes acquired intangible assets with finite lives over their estimated useful lives based on the pattern of consumption of the economic benefits or, if that pattern cannot be readily determined, on a straight-line basis.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment and intangible assets with finite lives. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. The Company has not recorded any impairment losses on long-lived assets.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents and restricted cash invested in money market funds are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts payable and accrued expenses approximate their fair values due to the short-term nature of these liabilities. The carrying value of the Company’s long-term debt approximates its fair value (a level 2 measurement) at each balance sheet date due to its variable interest rate, which approximates a market interest rate.

Classification and Accretion of Preferred Units

The Company’s preferred units are classified outside of members’ deficit on the condensed consolidated balance sheets because the holders of such units have redemption rights in the event of a deemed liquidation that, in certain situations, is not solely within the control of the Company. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the preferred units are not being accreted to their redemption values. If a deemed liquidation event became probable, the carrying values of the preferred units would be accreted to redemption values.

Segment Information

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company is engaged in utilizing machine intelligence to aid in discovery, research, and development of treatments for disease. All of the Company’s tangible assets are held in the United States.

Research and Development Costs

Research and development expenses consist of costs incurred in developing the Company’s platform technology and performing pharmaceutical research and development activities, including salaries and bonuses, equity-based compensation, employee benefits, consulting costs, facilities costs, laboratory supplies, depreciation and amortization, data access, hosting, support and maintenance and other outsourced technology services, manufacturing expenses and external costs of vendors engaged to conduct preclinical development activities as well as the cost of licensing technology.

Research and Development Accruals

Costs for research and development activities are expensed in the period in which they are incurred. When billing terms under third-party contracts do not coincide with the timing of when the work is performed, the Company is required to make estimates of outstanding obligations to those third parties as of period end. Accrual estimates are based on a number of factors, including the Company’s knowledge of the progress towards completion of the research and development activities, invoicing to date under the contracts, communication from the research companies of any actual costs incurred during the period that have not yet been invoiced, and the costs included in the contracts. Significant judgments and estimates may be made in determining the accrued balances at the end of any reporting period. Actual results could differ from the estimates made by the Company. The historical accrual estimates made by the Company have not been materially different from the actual costs. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

Upfront payments under license agreements are expensed upon receipt of the license, and annual maintenance fees under license agreements are expensed in the period to which they relate. Milestone payments under license agreements are accrued, with a corresponding expense being recognized, in the period in which the milestone is determined to be probable of achievement and the related amount is reasonably estimable.

Equity-Based Compensation

The Company periodically grants incentive units with service-based vesting criteria, which generally vest over a four-year period. The Company also grants incentive units with both service-based and performance-based vesting criteria. The incentive units represent a separate substantive class of members’ equity with defined rights as specified in the limited liability company agreement. The incentive units represent profits interests in the increase in the per unit value of the entity over a threshold amount (the “Strike Price”) as determined at the time of grant. The Strike Price is established for tax compliance purposes related to Internal Revenue Code Revenue Procedures 93-27 and 2001-43 whereby the Company allocates equity value to its share classes in a hypothetical liquidation transaction as of the grant date. The holder, therefore, has the right to participate in distributions of the equity value only in excess of the Strike Price. The Company estimates the total equity value available for distribution based on its estimate of enterprise value of the Company using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and commonly applied industry practices.

Commencing in April 2021, the Company began granting common unit options to its employees and non-employees.

The Company accounts for incentive units and options granted in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). In accordance with ASC 718, compensation expense is measured at the estimated fair value of the awards and is included as compensation expense over the vesting period during which an employee provides service in exchange for the award. The Company uses the straight-line method to record the expense of employee awards with only service-based vesting conditions. The Company uses the graded-vesting method to record the expense of employee awards with both service-based and performance-based vesting conditions, commencing once achievement of the performance condition becomes probable. Compensation expense for non-employee awards is recognized over the related service period. The Company classifies equity-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified. Forfeitures are accounted for as they occur.

Compensation expense is recognized on the incentive units using the fair value of the incentive unit on the grant date. The fair value of the incentive units for accounting purposes is determined using the option pricing method (“OPM”) or a hybrid method. The OPM treats common units and preferred units as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common unit has value only if the funds available for distribution to unit holders exceeded the value of the preferred unit liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method, (“PWERM”), where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common units based upon an analysis of future values for the company, assuming various outcomes. The common unit value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of units.

Compensation expense is recognized on the common unit options using the fair value of the option on the grant date. The fair value of the option grants is determined using the Black-Scholes option-pricing model.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in members’ equity (deficit) that result from transactions and economic events other than those with equity holders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying condensed consolidated financial statements.

Net Income (Loss) per Unit

Basic net income (loss) per common unit is computed by dividing the net income (loss) by the weighted average number of common units outstanding for the period. Diluted net income (loss) per common unit is computed by dividing net income (loss) by the weighted average number of common units outstanding for the period, including potential common units assuming the dilutive effect of outstanding preferred units, restricted common units and incentive units with strike prices in excess of zero. The weighted average number of common units outstanding for the periods includes non-restricted common units, vested incentive units with a strike price of zero and warrants for the purchase of common units with a non-substantive exercise price.

For periods in which the Company reported a net loss, diluted net loss per common unit is the same as basic net loss per common unit, since common unit equivalents are not assumed to have been issued if their effect is anti-dilutive.

In connection with the Company’s debt agreement (see Note 7), the Company issued warrants for the purchase of 204,432 common units with an exercise price of $0.01 per unit. Because the exercise price is considered non-substantive, for purposes of net loss per unit calculations the common units underlying each of the warrants are considered outstanding as of the date of issuance of each of the warrants.

The Company excluded the following potential common units, presented based on amounts outstanding at each period end, from the computation of diluted net loss per unit attributable to common unit holders for the periods indicated because including them would have had an anti-dilutive effect:

	Six Months Ended June 30,
	2021	2020
Preferred units (as converted to common units)	76,794,171	24,062,321
Restricted common units	—	645,000
Incentive units (vested and unvested)	25,945,032	29,096,964
Options to purchase common units	5,664,555	—

	108,403,758	53,804,285

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 includes several provisions to simplify the accounting for income taxes and removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2020 and for interim periods within those fiscal years. For nonpublic entities, the guidance is effective for annual reporting periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted for all entities. The Company early adopted ASU 2019-12 prospectively effective January 1, 2021 and the adoption did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected not to “opt out” of the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. For public entities, the guidance has been effective for annual reporting periods beginning after December 15, 2018 and for interim periods within those fiscal years. ASU 2016-02 initially required adoption using a modified retrospective approach, under which all years presented in the financial statements would be prepared under the revised guidance. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842), which added an optional transition method under which financial statements may be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings in the period of adoption. In November 2019, the FASB issued ASU No. 2019-10, which deferred the effective date for nonpublic entities to annual reporting periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. In June 2020, the FASB issued ASU No. 2020-05, which grants a one-year effective-date delay for nonpublic entities to annual reporting periods beginning after December 15, 2021 and to interim periods within fiscal years beginning after December 15, 2022. The Company is currently planning to adopt this guidance in 2022 in accordance with the nonpublic company requirements and is evaluating the method of adoption and the impact that the adoption of ASU 2016-02 will have on its condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The new standard adjusts the accounting for assets held at amortized costs basis, including marketable securities accounted for as available for sale, and trade receivables. The standard eliminates the probable initial recognition threshold and requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2019 and for interim periods within those fiscal years. For nonpublic entities, the guidance was effective for annual reporting periods beginning after December 15, 2021. In November 2019, the FASB issued ASU No. 2019-10, which deferred the effective date for nonpublic entities to annual reporting periods beginning after December 15, 2022, including interim periods within those fiscal years. Early application is allowed. The Company is currently assessing the date of the adoption and the impact of the adoption of this guidance on its condensed consolidated financial statements.

3. Fair Value Measurements

The following table presents the Company’s fair value hierarchy for its assets that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements at June 30, 2021 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$233,882	$—	$—	$233,882

	Fair Value Measurements at December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$185,595	$—	$—	$185,595
Restricted cash:
Money market funds	5,000	—	—	5,000

	$190,595	$—	$—	$190,595

Money market funds were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy. There were no transfers into or out of Level 3 during the six months ended June 30, 2021 and 2020.

4. Acquisitions

Forma

On March 16, 2020, the Company completed the acquisition of certain assets, including specified intellectual property, contracts and equipment used to conduct early stage hit identification and hit to lead discovery activities related to the identification, screening, and validation of compounds in early drug discovery, and assumed certain liabilities from Forma Therapeutics Inc. (the “Forma Acquisition”). The Company integrated Forma’s DNA-encoded library, high throughput screening (“HTS”) library and drug discovery capabilities into the Company’s existing in silico capabilities to create a high capacity, high efficiency platform, which Valo believes will enhance quality and increase scale.

The Forma Acquisition was accounted for as a purchase of a business under ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the assets and liabilities were recorded as of the acquisition date, at their respective fair values. The purchase consideration of $26.5 million reflected an upfront cash payment of $3.1 million, the present value of cash payments totaling $15.0 million paid in the fourth quarter of 2020 and the present value of $10.0 million of equity consideration consisting of 1,701,027 Class B preferred units issued in December 2020. The Company is also obligated to pay royalties on commercial sales of a low-single digit percentage of annual net sales of Royalty-Bearing Products (based on specified agreed targets). Given the early-stage nature of the underlying technology and inherent risks associated with obtaining regulatory approval and achieving commercialization, the Company ascribed no value to the contingent royalty at the time of acquisition. The Company accounts for this liability at fair value with changes recognized in the consolidated statements of operations and comprehensive loss. The Company had no value ascribed to this liability at June 30, 2021.

The Company’s condensed consolidated financial statements reflect the allocation of the purchase price to the assets acquired and liabilities assumed based on fair value as of the date of the acquisition. The following tables summarize the purchase price and the allocation of the purchase price (in thousands):

Cash paid	$17,144
Equity consideration	9,341

Total purchase price consideration	$26,485

Assets acquired and liabilities assumed:
Prepaid expenses and other current assets	$664
Property and equipment	6,801
Identified intangible assets	18,200
Goodwill, including workforce	833

Total assets acquired	26,498
Accrued expenses	(13)

Total allocation of purchase price consideration	$26,485

Identified intangible assets consist of developed technology comprised of the DNA-encoded and HTS libraries, which were valued using the avoided cost method and have remaining estimated economic lives of five years as of the acquisition date.

Goodwill was recognized for the excess purchase price over the fair value of the net assets acquired. Goodwill is primarily attributable to the workforce of the acquired business (which is not eligible for separate recognition as an identifiable intangible asset) and future growth. Goodwill from the Forma Acquisition is included within the Company’s one reporting unit and is included in the Company’s enterprise-level annual review for impairment. Goodwill resulting from the acquisition is deductible for tax purposes.

The Company incurred total transaction costs of $0.6 million for third-party professional services utilized for the acquisition, all of which were incurred and expensed in the six months ended June 30, 2020.

The operating results of the acquired entity have been included in the condensed consolidated financial statements beginning on the acquisition date and were approximately $12.5 million for the six months ended June 30, 2021, inclusive of depreciation and amortization expense of acquired property and equipment and intangible assets (recorded at fair value) of $2.9 million.

The following table presents the pro forma results of the historical condensed consolidated statements of operations of the Company and the Forma Acquisition for the six months ended June 30, 2020, giving effect to the merger as if it occurred on January 1, 2019 (in thousands):

June 30, 2020
Pro forma net loss	$(36,954)

The pro forma net loss presented includes adjustments for depreciation and amortization of property and equipment and acquired intangible assets. The adjustments also reflect an adjustment to record the transaction costs incurred in 2020, in 2019 as if the acquisition occurred on January 1, 2019. This pro forma information does not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed date, or which may be realized in the future.

5. Goodwill and Acquired Intangible Assets

The carrying amount of goodwill was $4.7 million as of June 30, 2021 and December 31, 2020 related to goodwill from the Company’s acquisitions. Goodwill is not amortized, but instead is reviewed for impairment at least annually or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. To date, the Company has had no impairments to goodwill.

Acquired intangible assets consisted of the following (in thousands):

		June 30, 2021
	Weighted Average Useful Life	Gross Amount	Accumulated Amortization	Carrying Value
	(in years)
Developed technology	5	$18,200	$4,702	$13,498

		$18,200	$4,702	$13,498

		December 31, 2020
	Weighted Average Useful Life	Gross Amount	Accumulated Amortization	Carrying Value
	(in years)
Developed technology	5	$18,200	$2,882	$15,318

		$18,200	$2,882	$15,318

Amortization expense relating to developed technology was $1.8 million for the six months ended June 30, 2021 and is recorded within research and development expense. Future amortization expense of the intangible assets as of June 30, 2021, is expected to be as follows (in thousands):

Year Ending December 31,
2021 (Remaining six months)	$1,820
2022	3,640
2023	3,640
2024	3,640
2025	758

$13,498

6. Accrued Expenses and Other Long-Term Liabilities

Accrued expenses consisted of the following (in thousands):

	June 30, 2021	December 31, 2020
Accrued employee compensation and benefits	$7,452	$6,995
Accrued license fee	3,530	—
Accrued professional fees	3,298	1,421
Accrued external research and development expenses	1,869	—
Accrued other	678	197

	$16,827	$8,613

Other long-term liabilities include the present value of the second installment payment of the third-party license fee of $3.1 million (see Note 11).

7. Long-Term Debt

Long-term debt consisted of the following (in thousands):

	June 30, 2021	December 31, 2020
Principal amount of long-term debt	$23,000	$23,000
Less: Current portion of long-term debt	(958)	—

Long-term debt, net of current portion	22,042	23,000
Debt discount, net of accretion	(439)	(822)

Long-term debt, net of discount and current portion	$21,603	$22,178

On June 15, 2020, Integral, Inc. entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”) and Hercules Capital, Inc. (the “Lenders”) pursuant to which a term loan of up to an aggregate principal amount of $60.0 million may be made available to the Company. The Loan Agreement provided for an initial term loan advance of $10.0 million, which was immediately drawn down, and three additional term loan advances of up to $5.0 million, $25.0 million, and $20.0 million, respectively, each to be made available upon the occurrence of certain funding conditions. The Company drew down additional borrowings of $5.0 million and $8.0 million in August and December 2020, respectively.

The term loans bear interest at a floating interest rate of the greater of a) 9.70% or b) 6.45% plus the Wall Street Journal prime rate. At its option, the Company may prepay outstanding borrowings under the Loan Agreement, subject to a prepayment premium that decreases annually. As of June 30, 2021, the prepayment premium was 2.0% and such prepayment premium will decrease to zero in June 2023. The Company is also required to make a final payment in an amount equal to 3.85% of the principal amount of all borrowings under the Loan Agreement. The final payment and debt discount amounts are being accreted to interest expense over the term of the Loan Agreement using the effective interest method.

In connection with the Loan Agreement, the Company paid fees of $0.8 million, which were recorded by the Company as a debt discount. The Company also issued warrants to purchase 204,432 common units at $0.01 per unit. The issued warrants are exercisable for 10 years from the date of execution of the warrant agreement. The fair value of the warrants as of the grant dates was $0.3 million and was recorded as debt discount cost and additional-paid-in capital. At each draw-down, the Company will issue additional warrants for the purchase of common units up to 600,000 common units in total at an exercise price of $0.01 per unit. The debt discount is reflected as a reduction of the carrying value of long-term debt in the Company’s condensed consolidated balance sheet and is being accreted to interest expense over the term of the Loan Agreement using the effective interest method.

Borrowings were repayable in monthly payments of interest-only through May 31, 2021 with the option to extend the interest-only period through May 31, 2022 upon closure of a qualified equity event as defined in the agreement (the “Qualified Financing”), to be followed by monthly payments of equal principal plus interest through the maturity date of May 1, 2024. In February 2021, upon the closing of the Company’s additional sale of Series B preferred units, a Qualified Financing, the interest-only period was extended through May 31, 2022.

All obligations under the Loan Agreement are guaranteed by the Company and certain of its subsidiaries. All obligations of the Company and each guarantor are secured by substantially all of the Company’s and each guarantor’s assets, except certain intellectual property, which is the subject of a negative pledge. Under the Loan Agreement, the Company has agreed to certain affirmative and negative covenants to which it will remain subject until maturity including; the requirement, on an annual basis, to provide annual audited financial statements to the Lenders with an unqualified audit opinion from the Company’s independent registered public accounting firm and restrictions on the Company’s activities, including limitations on dispositions, mergers or acquisitions; encumbering its intellectual property; incurring indebtedness or liens; paying dividends; making certain investments; and engaging in certain other business transactions. As of June 30, 2021, the Company was in compliance with its covenants under the Credit Agreement.

The obligations under the Loan Agreement are subject to acceleration upon the occurrence of specified events of default, including payment default, bankruptcy, insolvency, certain defaults under other material debt, failure to comply with certain covenants and a material adverse change in the Company’s business, operations or other financial condition. Upon occurrence of a default, the outstanding principal amount of borrowings shall bear interest at a rate per annum that is 5.0% above the applicable interest rate. If an event of default (other than certain events of bankruptcy or insolvency) occurs and is continuing, the Lenders may declare all or any portion of the outstanding principal amount of the borrowings plus accrued and unpaid interest to be due and payable. Upon the occurrence of certain events of bankruptcy or insolvency, all of the outstanding principal amount of the borrowings plus accrued and unpaid interest will automatically become due and payable. In addition, the Company may be required to prepay outstanding borrowings, subject to certain exceptions, with portions of net cash proceeds of certain asset sales and certain casualty and condemnation events.

The Company assessed all terms and features of the Loan Agreement in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the debt. The Company determined that all features of the Loan Agreement are either clearly and closely associated with a debt host or have a de minimis fair value and, as such, do not require separate accounting as a derivative liability.

As of June 30, 2021, the stated interest rate applicable to borrowings under the Loan Agreement was 9.7%. During the six months ended June 30, 2021, the effective interest rate on outstanding borrowings under the Loan Agreement was approximately 13.0%. The Loan Agreement includes a financial covenant requiring the Company to maintain a restricted cash amount of $5.0 million until a Qualified Financing. As a result of the additional issuance and sale of Series B units in February 2021, the Company’s financings met the conditions of a Qualified Financing in the Loan Agreement and the Company was no longer required to maintain a restricted cash balance. Therefore, as of June 30, 2021, the Company no longer carries restricted cash related to its debt.

As of June 30, 2021, future principal payments are as follows (in thousands):

Year Ending December 31:
2021 (Remaining six months)	$—
2022	6,708
2023	11,500
2024	4,792

$23,000

8. Preferred Units, Common Units and Common Unit Warrants

Preferred Units

The Company has issued Series A preferred units and Series B preferred units, collectively referred to as the Preferred Units.

In March 2020, the Company issued and sold 375,000 Series A preferred units to an existing investor at a purchase price of $4.00 per unit resulting in gross proceeds of $1.5 million to the Company.

In December 2020, the Company issued 32,277,320 Series B preferred units at a purchase price of $5.8788 per unit, for gross proceeds of $189.8 million. Issuance costs incurred in connection with these issuances were $2.7 million. In December 2020, the Company issued 1,701,027 Series B preferred units as part of the Forma Acquisition purchase consideration (see Note 4).

In February 2021, the Company issued an additional 18,753,503 Series B preferred units to a new investor at a purchase price of $5.8788 per unit for gross proceeds of $110.2 million. Issuance costs incurred in connection with this issuance were $0.1 million.

Preferred Units consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands, except unit amounts):

	June 30, 2021
	Preferred Units Authorized	Preferred Units Issued and Outstanding	Carrying Value	Liquidation Preference
Series A preferred units	24,062,321	24,062,321	$95,955	$96,249
Series B preferred units	52,731,850	52,731,850	307,195	310,000

	76,794,171	76,794,171	$403,150	$406,249

	December 31, 2020
	Preferred Units Authorized	Preferred Units Issued and Outstanding	Carrying Value	Liquidation Preference
Series A preferred units	24,062,321	24,062,321	$95,955	$96,249
Series B preferred units	52,731,850	33,978,347	197,095	199,752

	76,794,171	58,040,668	$293,050	$296,001

The holders of the Preferred Units have the following rights and preferences:

Voting rights

The holders of the Preferred Units shall vote together with the holders of common units as a single class on an “As Adjusted Voting Basis”. As defined in the Company’s LLC Agreement, the “As Adjusted Voting Basis” is arrived at by considering that (i) each common unit carries the right to cast one vote per common unit and (ii) each Series A preferred unit and Series B preferred unit carries the right to cast the number of votes equal to the Adjustment Ratio for those Series A and Series B preferred units in effect as of the record date for determining Members entitled to vote on such matters. For Series A, the Adjustment Ratio is defined as the Preferred A Original Issue Price ($4.00) divided by the Adjustment Price in effect for such Series A preferred units. For Series B, the Adjustment Ratio is defined as the Preferred B Original Issue Price ($5.8788) divided by the Adjustment Price in effect for such Series B preferred units. The Adjustment Price is initially equal to $4.00 for the Series A preferred units and $5.8788 for the Series B preferred units. Any action to be taken by the Members shall require the approval of the Voting Majority (a majority of the outstanding Series A preferred units, Series B preferred units, and common units voting together as a single class on an “As Adjusted Voting Basis”), unless a different threshold is specifically required.

Dividends and distributions

There are no stated dividends on the Preferred Units; however, to the extent the Company has sufficient cash available, the Company shall make a tax distribution in an amount of cash equal to the excess, if any, of (i) the product of the net taxable income or gain of the Company for the year allocated to each member (reduced for any prior net loss allocated to such holder, not previously taken into account) and the highest combined marginal federal and state income tax rate applicable over (ii) the aggregate amount of distributions previously made to such member during such taxable year.

Since inception and through June 30, 2021, no distributions have been approved or paid.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or Deemed Liquidation Event (as described below), the proceeds, as determined by the Company’s board of directors, will be distributed, to the extent available, as follows:

•

First, the holders of Series B preferred units will receive, in preference to any distribution to the holders of Series A preferred units, common units or incentive units, on a pro rata basis, an amount equal to the Series B preferred unit Original Issue Price per unit less such amounts per Series B preferred unit previously distributed to holders of Series B preferred units;

•

Second, the holders of Series A preferred units will receive, in preference to any distribution to the holders of common units or incentive units, on a pro rata basis, an amount equal to the Series A preferred unit Original Issue Price per unit less such amounts per Series A preferred unit previously distributed to holders of Series A preferred units;

•

Third, the holders of vested common units and vested Incentive Units will receive, pro rata in proportion to the remaining amount to be distributed to such Units, amounts available for distribution until such holders have received an aggregate amount equal to the Series A Preferred Original Issuance Price;

•

Fourth, the holders of Series A preferred units, vested common units and vested Incentive Units will receive, pro rata in proportion to the remaining amount to be distributed to such Units, amounts available for distribution until each such holder of each Series A preferred unit, vested common unit and each such vested Incentive Unit has received an aggregate amount equal to the Series B Preferred Original Issuance Price; and

•

Thereafter, the holders of all vested units pro rata in proportion to each holder’s Percentage Interest will receive the remaining proceeds, subject to certain limitations. For purposes of this calculation, Percentage Interest is defined as (i) the sum of the holder’s Series A preferred units multiplied by the Series A Adjustment Rate plus the holder’s Series B preferred units multiplied by the Series B Adjustment Rate plus the holder’s common units and vested incentive units divided by (ii) the sum of all Series A preferred units outstanding multiplied by the Series A Adjustment Rate plus all Series B preferred units outstanding multiplied by the Series B Adjustment Rate plus all common and vested incentive units outstanding. The Adjustment Rate is defined as the Original Issue Price of each class divided by the Adjustment Price of each Series.

Holders of incentive units shall participate in the distribution of proceeds only after the strike price with respect to such incentive units has been distributed in respect to common units.

A Deemed Liquidation Event shall include a merger or consolidation (other than one in which members of the Company own a majority by voting power of the outstanding equity of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Conversion

The Company may need to convert into a corporation in connection with preparation for an initial public offering (“IPO”) or in order to facilitate a financing or for tax purposes or for some other reason. Any conversion of the Company into a corporation must be approved by the Board of Directors and the Requisite Vote (a majority of the sum of (i) the outstanding Preferred Units (as adjusted by the applicable Adjustment Ratio) held by all Preferred Members and affiliates plus (ii) the outstanding common units held by all Preferred Members and their affiliates, voting or consent together as a single class), provided however that the Requisite Vote shall not be required in connection with a conversion in order to effect a qualified public offering (“QPO”). A QPO is defined as an IPO approved by the Board pursuant to which the offering price would result in net proceeds to the Company or its successor of at least $75.0 million before the deduction of underwriters’ commissions and expenses.

If the conversion is approved, Members will take appropriate steps to implement a corporate conversion of the Company which may include, as an example, contribution of their Units to a newly formed corporation or distribution of a subsidiary of the Company that owns all material assets of the Company and its subsidiaries to the Members in liquidation of the Company on terms that preserve and reflect the substantive economic rights of their units. If such units are entitled to distributions following the consummation of an initial public offering or as part of a special purpose acquisition company (“SPAC”) transaction, such units shall be converted into common equity of the Company and only be entitled to the equivalent economic rights.

Common Units

Each common unit entitles the holder to one vote on all matters submitted to a vote of the Company’s members. A majority of the then outstanding common unit holders may designate three individuals to the Board. In the event of any deemed liquidation, dissolution, or winding-up of the Company, the assets of the Company will be distributed in accordance with the order of distributions described under the rights and preferences of the Preferred Units.

As described in Note 1, on June 3, 2019, Integral, LLC entered into a Contribution and Exchange Agreement with Integral, Inc. in connection with the LLC Reorganization in which 14,000,000 issued and outstanding shares of capital stock in Integral, Inc. were converted to 70,000,000 common units of Integral, LLC, thus turning Integral, Inc. into an 100% owned subsidiary of Integral, LLC.

The Company issued 1,290,000 restricted common units to a consultant that vest over a two-year period commencing February 2019. In June 2020, vesting ceased. On December 31, 2020, 645,000 unvested restricted common units were forfeited in connection with the termination of the consulting agreement.

Common Unit Warrants

As of June 30, 2021, the Company had outstanding warrants to purchase 204,432 common units at an exercise price of $0.01 per unit in connection with debt. The value of these warrants was classified as equity as these warrants were exercisable into common units only and, as such, would not require a transfer of assets. The warrants terminate and would be automatically exercised upon the earlier to occur of (i) ten (10) years from the date of execution of the warrant agreement; (ii) the closing of a QPO; (iii) the closing of a Cash Consideration Merger; or (iv) three (3) years after an Initial Public Offering that is not a QPO.

9. Equity-Based Compensation

Incentive Units

On July 5, 2019, the Board of Directors (“the Board”) approved that the Company may grant incentive units to employees, directors, consultants or advisors to the Company or any of its subsidiaries. Incentive unit grants are administered by the Board, or at the discretion of the Board, by a committee of the Board. The strike price, vesting and other restrictions are determined at the discretion of the Board, or their committee if so delegated, except that the strike price per incentive unit may not be less than 100% of the fair market value of the incentive unit on the date of grant. Incentive units granted by the Board generally vest over four years, although incentive units have been granted with vesting terms less than four years. Upon termination of services, unvested incentive units are forfeited to the Company and vested incentive units are retained by the unit holder upon payment, within 90 days, of the strike price of the vested incentive units or are otherwise forfeited to the Company. Payment of the strike price is referred to as an incentive unit exercise.

The total number of incentive units that may be issued is 26,928,033, of which 318,578 incentive units remain available for future grant as of June 30, 2021. Units underlying any awards that are forfeited, canceled, or reacquired by the Company, shall be added back to the units available for issuance.

Incentive Unit Valuation

Assumptions in the OPM include the expected term to a liquidity event, the expected volatility, the expected risk-free interest rate and the expected dividend yield. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected unit volatility based on the historical volatility of a publicly traded set of peer public companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected term is based on the expected time to a liquidity event. The expected dividend yield of 0% is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Significant assumptions used in the OPM include the following (presented on a weighted-average basis):

	Six Months Ended June 30,
	2021	2020
Risk-free interest rate	0.2%	0.4%
Expected volatility	61.5%	69.0%
Expected dividend yield	—	—
Expected term (in years)	2.0	1.9

Incentive Unit Activity

The following table summarizes the Company’s incentive unit activity since December 31, 2020:

	Units	Weighted Average Grant Date Fair Value
Outstanding incentive units at December 31, 2020	25,463,790	$0.91
Issued	730,250	$5.12
Forfeited	(784,585)	$0.80

Outstanding incentive units at June 30, 2021	25,409,455	$1.04

Vested incentive units at June 30, 2021	12,474,628	$0.98

The Company also had 1,200,000 outstanding unvested performance-based units with a grant date fair value of $1.4 million not included in the table above as achievement of the performance milestone has not been deemed probable.

During the six months ended June 30, 2021, incentive unit holders exercised 296,848 incentive units for total proceeds to the Company of $0.2 million, at which time the strike price for such incentive units was reduced to zero.

Unit Options

On April 16, 2021, the Company’s board of directors adopted, and its unit holders approved, the 2021 Unit Option and Grant Plan (the “2021 Plan”). The 2021 Plan provides for the grant of unit options, restricted unit awards, unrestricted unit awards, or any combination of the foregoing. The number of units initially reserved for issuance under the 2021 Plan is 12,910,302 common units. Common units underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, repurchased or are otherwise terminated by the Company under the 2021 Plan will be added back to the common units available for issuance under the 2021 Plan. As of June 30, 2021, 7,245,747 common units remained available for future issuance under the 2021 Plan.

The exercise price, vesting and other restrictions are determined at the discretion of the Board, or their committee if so delegated, except that the exercise price per unit option may not be less than 100% of the fair market value of the unit on the date of grant. Upon termination of services, unvested unit options are forfeited to the Company and vested unit options may be exercised by the option holder upon payment within 90 days of termination, otherwise are forfeited to the Company.

Unit Option Valuation

The fair value of unit option grants is estimated using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, the Company estimates the expected common unit volatility based on the historical volatility of a publicly traded set of peer companies. For options with service-based vesting conditions, the expected term of the Company’s unit options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table presents, on a weighted-average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of unit options granted:

Six Months Ended June 30, 2021
Risk-free interest rate	1.0%
Expected volatility	64.0%
Expected dividend yield	—
Expected term (in years)	6.25

Unit Option Activity

The following table summarizes the Company’s unit option activity since December 31, 2020:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding as of December 31, 2020	—	$—	—	$—
Granted	5,664,555	5.76
Exercised	—	—
Forfeited	—	—

Outstanding as of June 30, 2021	5,664,555	$5.76	9.8	$22,715

Vested and expected to vest as of June 30, 2021	3,358,444	$5.76	9.8	$13,467
Options exercisable as of June 30, 2021	5,000	$5.76	9.8	$20

The number of options granted during the six months ended June 30, 2021 includes 2,306,111 unit options with performance-based vesting conditions. As of June 30, 2021, the achievement of these performance-based vesting conditions was not deemed probable, and, therefore, the Company did not record compensation expense related to these unit options during the six months ended June 30, 2021.

The aggregate intrinsic value of unit options is calculated as the difference between the exercise price of the unit options and the fair value of the Company’s common units for those unit options that had exercise prices lower than the fair value of the Company’s common units.

The weighted average grant-date fair value of unit options granted during the six months ended June 30, 2021 was $3.61 per unit.

Equity-Based Compensation

The Company recorded equity-based compensation expense in the following expense categories of its condensed consolidated statements of operations and comprehensive loss (in thousands):

	Six Months Ended June 30,
	2021	2020
Research and development expenses	$780	$559
General and administrative expenses	3,656	2,440

	$4,436	$2,999

As of June 30, 2021, total unrecognized equity-based compensation cost related to unvested awards with service-based vesting conditions was $25.2 million, which is expected to be recognized over a weighted average period of 3.1 years. Additionally, the Company had unrecognized equity-based compensation costs related to unvested awards with performance-based vesting criteria for which achievement of the performance condition was not deemed probable of $9.2 million.

10. Agreements

Research Funding

On August 28, 2020, the Company entered into the Securityholder Option Agreement (the “Option Agreement”) with Courier Therapeutics, Inc. (“Courier”), a preclinical biotechnology company, whereby in exchange for a payment of $5.0 million, Courier issued to the Company a Convertible Promissory Note (the “Note”) for $5.0 million and an unconditional and irrevocable right to acquire 100% of the outstanding equity of Courier in exchange for a payment of an additional $5.0 million, future potential milestones and, upon an IND-filing for any asset developed from Courier technology, creating a subsidiary for such asset and issuing to the former shareholders of Courier a minority interest in any such subsidiary.

The Note bore interest at a rate of 6% per annum and was due and payable on the earlier of a change in control or three years. If the option to purchase Courier was not exercised, the Note would automatically convert into preferred stock of Courier upon the next qualified equity offering at the lower of a 20% discount to the offering price or a specified valuation of Courier. As a condition of the Note, Courier was required to perform certain ongoing preclinical studies.

The Company determined that it held a variable interest in Courier, and that Courier was a variable interest entity because it had insufficient equity investment at risk. The Company determined that it was not the primary beneficiary of Courier as it lacked the power to direct the activities that most significantly impacted Courier’s economic performance. Because Courier was a preclinical research and development company focused on biotechnology assets which were of interest to Valo, and for which Courier did not have the resources necessary to undertake the research and development without the proceeds from the Note, the Company recorded the $5.0 million as prepaid research and development. The Company recorded research and development expense as Courier incurred the underlying expenses. During the six months ended June 30, 2021, the Company recorded $2.4 million as research and development expense, representing the balance of the $5.0 million funded.

On May 28, 2021, the Company exercised its option to purchase Courier. In accordance with the Option Agreement, the Company acquired 100% of the outstanding equity of Courier in exchange for a payment of an additional $5.0 million, future milestone payments to the former Courier security holders of up to an aggregate of $130.0 million for an individual product candidate upon the achievement of specified clinical and regulatory milestones and of up to $40.0 million for an individual product candidate upon the achievement of specified commercial milestones and the right by the former Courier security holders to receive a portion of proceeds if Courier, as a wholly-owned subsidiary of the Company, grants licenses or sells technology rights, subject to certain minimum proceeds received. The number of attainments of a milestone triggering a given milestone payment obligation is capped at two or three, depending on the milestone, for an aggregate maximum milestone payment obligation of $505.0 million. In addition, the Company agreed to create a subsidiary for each asset produced using the Courier platform once it reaches IND filing and issue the former Courier shareholders 10% of the equity in each such subsidiary.

The Company accounted for the purchase of Courier as an asset acquisition as substantially all of the fair value of gross assets acquired were concentrated on a single set of identifiable activities consisting of Courier’s cytotoxic-lymphocyte targeting therapy platform, referred to as the in-process research and development (“IPR&D”) asset. Due to the stage of development of the IPR&D asset at the date of acquisition, it was not yet probable that there was future economic benefit from this asset. Absent successful clinical results and regulatory approval for the asset applications, there was no alternative future use associated with the asset. Accordingly, the value of the IPR&D asset was expensed as research and development expense in the condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2021. Total IPR&D expense related to this acquisition was $5.3 million, consisting of the $5.0 million cash payment at closing and the payment of Courier’s outstanding liabilities at closing of $0.3 million.

11. Commitments and Contingencies

Leases

The Company leases office space in Boston, Massachusetts under a non-cancelable operating lease that commenced in May 2019 and expires in October 2027. The term may be extended at the Company’s option for one five-year term at market rates. In October 2019, the Company entered into a lease for office space in Princeton, New Jersey under a non-cancelable operating lease that commenced in July 2020 and expires in October 2025. The term may be extended at the Company’s option for one five-year term at market rates. The Company has a lease for office space in San Francisco, California, which term was originally set to expire in September 2019 but has been extended at the same monthly rate and currently expires in November 2021. In July 2020, the Company entered into a non-cancelable operating lease in Lexington, Massachusetts that commenced in February 2021 and expires in May 2028. The term may be extended at the Company’s option for one five-year term at market rates.

In connection with the Forma Acquisition, the Company acquired a non-cancelable operating lease in Branford, Connecticut that expires in December 2023. The term may be extended at the Company’s option for one five-year term at 95% of then-current market rates.

Lease incentives, payment escalations and rent holidays specified in the lease agreements are accrued or deferred as appropriate such that rent expense per square foot is recognized on a straight-line basis over the terms of occupancy. As of June 30, 2021 and December 31, 2020, the Company had a deferred rent liability of $1.6 million and $1.4 million, respectively.

During the six months ended June 30, 2021 and 2020, the Company recorded rent expense of $2.4 million and $1.3 million, respectively.

As of June 30, 2021 and December 31, 2020, the Company maintained security deposits of $0.7 million, with the landlords of certain of its leases, which amounts are included in other long-term assets in the Company’s condensed consolidated balance sheets. The Company is also required to maintain letters of credit of $1.5 million and $2.0 million, as of June 30, 2021 and December 31, 2020, respectively, for the benefit of the landlords of certain of its leases. These amounts were classified as restricted cash within other long-term assets on the condensed consolidated balance sheets.

Future minimum lease payments under the operating leases as of June 30, 2021 were as follows (in thousands):

Year Ending December 31,
2021 (Remaining six months)	$2,368
2022	5,286
2023	5,436
2024	4,726
2025	4,809
Thereafter	10,203

Total future minimum lease payments	$32,828

License Agreement with G3

In May 2020, the Company entered into a six-year license and discovery agreement with Global Genomics Group, LLC (“G3”) in which G3 granted the Company an exclusive license to data and information generated as a part of a clinical trial for coronary CT angiography for assessment of suspected coronary artery disease, for use in the field of cardiovascular and cardio-metabolic diseases (“Cardio Field”), to research, develop, manufacture and commercialize compounds discovered by the Company in the course of discovery work under the agreement and certain preclinical compounds in-licensed or acquired by the Company. For a period of three years after the effective date of the agreement, G3 may not research, develop, manufacture or commercialize products primarily related to the Cardio Field. Certain carve-outs exist in connection with the Cardio Field, such as amyloidosis and diseases that are characterized by a nutritional element. Upon the achievement of certain developmental milestones for each identified target, the Company will transfer the target technology to a newly-formed subsidiary and provide G3 with certain minority ownership rights in such subsidiary ranging from low single digits to low double digit percentage ownership. Additionally, each subsidiary will be obligated to make future milestone payments of up to $11.6 million upon the achievement of specified clinical and regulatory milestones. The contract provides the Company the option to extend for additional one-year renewals. During the six months ended June 30, 2021, the Company recorded research and development expense of $1.1 million relating to this agreement. As of June 30, 2021, the Company has not met any of the developmental milestones.

License Agreements with Sanofi

February 2021 Agreement

In February 2021, the Company entered into a license agreement with Sanofi, a French corporation (“Sanofi” or the “Licensor”), for a worldwide, exclusive sublicensable license to technology related to the biological protein Sphingosine-1-phosphate receptor 1 (“S1P1”), for the development and commercialization of one or more of the Licensor’s S1P1 agonist compounds (OPL-0301 portfolio). Pursuant to the license agreement, the Company agrees to use commercially reasonable efforts to develop the licensed product for at least one indication in the United States and two other countries. In consideration for the right to develop, manufacture, and commercialize products based on certain of Licensor intellectual property, the Company made an upfront payment consisting of an initial payment of $7.5 million that was paid upon execution of the agreement and is obligated to make installment payments of $3.8 million on each of the first and second anniversaries of the effective date of the agreement. The Company is also obligated to make future milestone payments of up to $45.0 million upon the achievement of specified development and regulatory milestones and up to $145.0 million upon the achievement of specified commercial milestones as well as tiered royalty payments on a licensed product-by-licensed product and country-by-country basis of a mid-single to low teen digit percentage based on annual net sales on any licensed product, subject to specified reductions. The milestone payments are non-refundable and non-creditable against any other payments due to Licensor under the agreement. The Company’s royalty obligation expires on a licensed product-by-licensed product and country-by-country basis upon the expiration of the last-to-expire valid claim under the licensed intellectual property rights in such country. The agreement requires the Company to use commercially reasonable efforts to meet certain performance milestones within specified timeframes.

Unless terminated earlier, the agreement will continue until the last to expire of the licensed patents. Licensor may terminate the agreement if the Company fails to perform its material obligations, including but not limited to its failure to meet the applicable performance milestones, and has not remediated such deficiency within a specified time period or negotiated a resolution. Licensor can terminate the agreement if the Company fails to make any payments within a specified period after receiving written notice of such failure, or in the event of a material breach by the Company and failure to cure such breach within a certain period of time. The Company is currently in compliance with the terms of the agreement. The Company can voluntarily terminate the agreement with prior notice to Licensor once the Upfront Payment has been paid in full. During the six months ended June 30, 2021, the Company recorded research and development expense of $13.9 million related to the present value of the Upfront Payment. As of June 30, 2021, the Company had accrued $6.6 million for the present value of the future installments of Upfront Payment of which $3.5 million was recorded in accrued expenses and $3.1 million was recorded in other long-term liabilities based on the expected periods of future payments.

May 2021 Agreement

On May 10, 2021, the Company entered into a second license agreement with Sanofi for a worldwide, exclusive sublicensable license to technology related to Rho Kinase inhibition for the development and commercialization of one or more of the Licensor’s Rho Kinase inhibitor compounds (OPL-0401 portfolio). Pursuant to the license agreement, the Company agrees to use commercially reasonable efforts to develop the licensed product for at least one indication in the United States and two other countries. In consideration for the right to develop, manufacture, and commercialize products based on certain of Licensor intellectual property, the Company made an upfront payment of $7.5 million upon execution of the agreement. The Company is also obligated to make future milestone payments of up to $142.5 million upon the achievement of specified development and regulatory milestones and up to $175.0 million upon the achievement of specified commercial milestones as well as tiered royalty payments on a licensed product-by-licensed product and country-by-country basis of a mid-single to low teen digit percentage based on annual net sales on any licensed product, subject to specified reductions. The milestone payments are non-refundable and non-creditable against any other payments due to Licensor under the agreement. The Company’s royalty obligation expires on a licensed product-by-licensed product and country-by-country basis upon the expiration of the last-to-expire valid claim under the licensed intellectual property rights in such country. The agreement requires the Company to use commercially reasonable efforts to meet certain performance milestones within specified timeframes.

Unless terminated earlier, the agreement will continue until the last to expire of the licensed patents. Licensor may terminate the agreement if the Company fails to perform its material obligations, including but not limited to its failure to meet the applicable performance milestones, and has not remediated such deficiency within a specified time period or negotiated a resolution. Licensor can terminate the agreement if the Company fails to make any payments within a specified period after receiving written notice of such failure, or in the event of a material breach by the Company and failure to cure such breach within a certain period of time. The Company is currently in compliance with the terms of the agreement. The Company can voluntarily terminate the agreement with prior notice to Licensor. During the six months ended June 30, 2021, the Company recorded research and development expense of $7.5 million related to the upfront payment.

Forma Acquisition

The Company is obligated to pay royalties on commercial sales of a low-single digit percentage of annual net sales of Royalty-Bearing Products based on specified agreed targets as defined in the Forma Acquisition agreement (see Note 4). Royalties are payable on a Royalty-Bearing Product-by- Royalty-Bearing Product and country-by-country basis. The Company’s royalty obligation expires on a Royalty-Bearing Product by- Royalty-Bearing Product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim under the licensed intellectual property rights in such country or ten years after the first commercial sale of such Royalty-Bearing Product in such country. As of June 30, 2021, the Company has not commercialized a product that would generate royalties. The Company accounts for this liability at fair value with changes recognized in the consolidated statements of operations and comprehensive loss. Given the early-stage nature of the underlying technology and inherent risks associated with obtaining regulatory approval and achieving commercialization, the Company ascribed no value to the contingent royalty at the time of acquisition or at June 30, 2021.

Indemnification Agreements

In the normal course of business, the Company may provide indemnification of varying scope and terms to third parties and enters into commitments and guarantees (“Agreements”) under which it may be required to make payments. The duration of these Agreements varies, and in certain cases, is indefinite.

In addition, the Company has entered into indemnification agreements with members of its board of directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Many of these indemnification agreements do not limit the Company’s maximum potential payment exposure.

Through June 30, 2021 and December 31, 2020, the Company has not incurred any costs as a result of such indemnifications. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its condensed consolidated financial statements as of June 30, 2021 or December 31, 2020.

Legal Proceedings

The Company is not currently party to any material legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

12. Retirement Plan

The Company allows employees to participate in a defined-contribution plan under Section 401(k) of the Internal Revenue Code of 1986 (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. During the six months ended June 30, 2021, the Company adopted a match program for employee contributions to the 401(k) Plan up to a maximum match of 3.5% of the employee’s salary for the year ended December 31, 2021 and as a result recorded expense of $0.4 million for the six months ended June 30, 2021.

13. Related Party Transactions

In October 2018, the Company entered into a services agreement with Flagship Pioneering, Inc. (“Flagship”), an affiliate of one of its principal unit holders, to provide general and administrative services to the Company, including management services and the administration of certain employee benefit plans for the Company’s employees. The Company recorded general and administrative expense for management services received under this agreement of $0.3 million during each of the six months ended June 30, 2021 and 2020 and made cash payments of $0.5 million and $0.4 million during the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, there were no amounts payable to Flagship for costs related to the services agreement. As of December 31, 2020, there was $0.3 million payable to Flagship for costs related to the services agreement.

During the six months ended June 30, 2021 and 2020, the Company remitted $0 and $0.6 million, respectively, to Flagship related to premiums and employee withholdings for benefit plans administered to the Company’s employees.

14. Subsequent Events

Grant of Unit Options

During July and August, the Company granted 2,366,755 unit options with primarily service-based vesting criteria. The aggregate grant-date fair value of these unit options was $13.6 million, which is expected to be recognized as equity-based compensation expense over a period of approximately four years.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

KHOSLA VENTURES ACQUISITION CO.,

KILLINGTON MERGER SUB INC.,

VALO HEALTH, LLC

and

VALO HEALTH, INC.

dated as of June 9, 2021

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Exhibits

Exhibit A	Form of Acquiror Amended and Restated Certificate of Incorporation
Exhibit B	Form of Acquiror Amended and Restated Bylaws
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Incentive Equity Plan
Exhibit E	Form of Employee Stock Purchase Plan

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of June 9, 2021 (this “Agreement”), is made and entered into by and among Khosla Ventures Acquisition Co., a Delaware corporation (“Acquiror”), Killington Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Valo Health, LLC, a Delaware limited liability company (“Company Holdco”) and Valo Health, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company Holdco (the “Company”).

RECITALS

WHEREAS, (a) Acquiror is a blank check company incorporated in Delaware on January 15, 2021 and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses; and (b) Merger Sub is, as of the date of this Agreement, a wholly owned Subsidiary of Acquiror that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, no later than one (1) business day prior to the Closing Date (as defined below) and subject to the conditions of this Agreement, Company Holdco and the Company shall consummate the Pre-Closing Restructuring (as defined below), pursuant to which, amongst other things, Company Holdco will, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act, merge with and into the Company, with the Company being the surviving corporation and, after giving effect to such merger, the former holders of all of the outstanding Company Holdco Units (as defined below) will collectively own all of the outstanding shares of Company Common Stock (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (ii) Acquiror will change its name to “Valo Health, Inc.”;

WHEREAS, upon the Effective Time (as defined below) and following the Pre-Closing Restructuring, all shares of Company Common Stock will be converted into the right to receive shares of Acquiror Class A Common Stock (as defined below) as set forth in this Agreement;

WHEREAS, upon the Effective Time and following the Pre-Closing Restructuring, each Company Option (as defined below) that is then outstanding will be converted into the right to receive an Acquiror Option (as defined below), subject to certain exceptions and conditions as set forth in this Agreement;

WHEREAS, upon the Effective Time and following the Pre-Closing Restructuring, each Restricted Stock Award (as defined below) that is then outstanding will be converted into the right to receive an Adjusted Restricted Stock Award (as defined below), subject to certain exceptions and conditions as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to which each of Acquiror, the Company and Merger Sub are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, each of the Boards of Directors of Company Holdco and the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for Company Holdco and the Company, as applicable, to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the holders of Company Holdco Units entitled to vote and the sole stockholder of the Company, as applicable;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Members (as defined below) have each executed and delivered to Acquiror a Member Support Agreement (as defined below) pursuant to which the Requisite Members have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the members of Company Holdco or pursuant to an action by written consent of the members of Company Holdco) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to members of Company Holdco, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (including the Pre-Closing Restructuring);

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (i) determined that it is advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders and sole stockholder of Merger Sub, as applicable;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Class A Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to Company Holdco’s and the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to Company Holdco the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, Sponsor has agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to Sponsor, up to 2,500,000 shares of Acquiror Class A Common Stock in exchange for an aggregate purchase price of up to $25,000,000 pursuant to the Forward Purchase Agreement (as defined below), on the terms and subject to the conditions set forth therein;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Acquiror Class A Common Stock for an aggregate purchase price at least equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, immediately prior to the Effective Time and subject to obtaining the Acquiror Stockholder Approval, Acquiror shall amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto, and amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto; and

WHEREAS, at the Closing, Acquiror, the Sponsor, the Major Company Stockholders (as defined below), and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and Company Holdco), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub, Company Holdco and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 6.3(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class K Common Stock” means the Class K common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock, the Acquiror Class B Common Stock and the Acquiror Class K Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Financial Statements” has the meaning specified in Section 5.6(c).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Material Adverse Effect” means any event, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Acquiror, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Acquiror or Merger Sub to consummate the Merger; provided, however, that solely for purposes of clause (a), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (i) any change in applicable Laws, GAAP or any COVID-19 Measures or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business, capital or financial market conditions generally, (iii) actions taken or not taken as required by this Agreement or any Ancillary Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, outbreak of disease or illness or public health event (including COVID-19) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Acquiror or Merger Sub to meet any budgets, projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Acquiror Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in an Acquiror Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Acquiror operates (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Acquiror (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 5.3 (to the extent that its purpose is to address the consequences resulting from the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby) and the condition to Closing with respect thereto), or (ix) any action taken by, or at the request of, the Company Parties; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if an Acquiror Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, results of operations or financial condition of Acquiror, relative to similarly situated companies in the industry in which the Acquiror conducts its operations, but only to the extent of the incremental disproportionate effect on Acquiror, taken as a whole, relative to other “SPACS” operating in industries in which Acquiror conducts its operations.

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Stockholder Approval” means the approval of each Transaction Proposal identified in Section 8.2(b) by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon, whether in person or by proxy (as determined in accordance with Acquiror’s Governing Documents), at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose, which in the case of the Amendment Proposal shall include the affirmative vote or written consent of the holders of a majority of each of the outstanding shares of Acquiror Class B Common Stock and the outstanding shares of Acquiror Class K Common Stock.

“Acquiror Stockholder Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Stockholder Redemption Amount” means the aggregate amount payable with respect to all Acquiror Stockholder Redemptions.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby, the Pre-Closing Restructuring, a Permitted Transaction and the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction resulting in the sale or disposition of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any lawsuit, claim, action, suit, audit, examination, complaint, charge, assessment, arbitration, mediation or inquiry, or any proceeding or investigation (in each case, whether civil, criminal or administrative and whether public or private), pending by or before or otherwise involving any Governmental Authority.

“Adjusted Restricted Stock Award” has the meaning specified in Section 3.3(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vii).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Restructuring), (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Restructuring), or (iii) subject to Restricted Stock Awards (whether or not then vested) that are outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Restructuring), minus (b) the Treasury Shares outstanding immediately prior to the Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration.

“Aggregate Merger Consideration” means 225,000,000 shares of Acquiror Class A Common Stock.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(d).

“Allocation Schedule” has the meaning specified in Section 3.4(b).

“Amended and Restated Certificate of Incorporation” has the meaning set forth in Section 9.3(d).

“Amendment Proposal” has the meaning specified in Section 8.2(b).

“Ancillary Agreements” means this Agreement, the Member Support Agreement, the Sponsor Support Agreement, the Written Consent, the Confidentiality Agreement, the Registration Rights Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement or executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and anti-bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Business” means the business of, (i) directly or indirectly, including through licenses with third parties, researching, developing, testing (whether preclinical or clinical), storing, labeling, producing, packaging, holding, or distributing products, substances or therapies, or any activities, services or products incidental or attendant thereto and (ii) developing and commercializing a machine learning-powered computer and human-centric data to improve the drug discovery and development process.

“Business Combination” has the meaning set forth in Acquiror’s certificate of incorporation as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination by Acquiror.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Boston, Massachusetts or San Francisco, California are authorized or required by Law to close.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” means a Company Option or a Restricted Stock Award.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee of a Company Party or any of the Company Parties’ Subsidiaries, which is maintained, sponsored or contributed to by a Company Party or any of the Company Parties’ Subsidiaries, or to which a Company Party or any of the Company Parties’ Subsidiaries is a party or has or may have any liability (whether actual or contingent), and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law (other than the Laws of the United States) and maintained by any Governmental Authority.

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(d).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), clauses (a), (b) and (d) of Section 4.6 (Capitalization of the Company Parties) and Section 4.16 (Brokers’ Fees).

“Company Holdco” has the meaning specified in the Preamble hereto.

“Company Holdco Award” means a Company Holdco Option or a Company Holdco Incentive Unit.

“Company Holdco Common Unit” means a Common Unit of Company Holdco, as defined in the Company Holdco Operating Agreement.

“Company Holdco Incentive Plan” means the Company Holdco’s 2021 Unit Option and Grant Plan, as may be amended from time to time.

“Company Holdco Incentive Unit” means an Incentive Unit of Company Holdco, as defined in the Company Holdco Operating Agreement.

“Company Holdco Operating Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Company Holdco, dated as of April 16, 2021, as amended from time to time.

“Company Holdco Option” means an option to purchase Company Holdco Common Units granted under the Company Holdco Incentive Plan.

“Company Holdco Series A Preferred Unit” means a Series A Preferred Unit of Company Holdco, as defined in the Company Holdco Operating Agreement.

“Company Holdco Series B Preferred Unit” means a Series B Preferred Unit of Company Holdco, as defined in the Company Holdco Operating Agreement.

“Company Holdco Units” means, prior to the consummation of the Pre-Closing Restructuring, the Company Holdco Common Units, the Company Holdco Series A Preferred Units, the Company Holdco Series B Preferred Units and the Company Holdco Incentive Units.

“Company Holdco Warrant” means a warrant of Company Holdco to purchase Company Holdco Common Units.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person (other than the Company Parties or any Subsidiary of the Company Parties) that is licensed to the Company Parties or any Subsidiary of the Company Parties.

“Company Material Adverse Effect” means any Event that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company Parties and their Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company Parties to consummate the Merger; provided, however, that solely for purposes of clause (a), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws, GAAP or any COVID-19 Measures or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business, capital or financial market conditions generally, (iii) the taking or not taking of any actions required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, outbreak of disease or illness or public health event (including COVID-19) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company Parties to meet any budgets, projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which Company Holdco, the Company or its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company Parties and their Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 (to the extent that its purpose is to address the consequences resulting from the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby) and the condition to Closing with respect thereto), or (ix) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, results of operations or financial condition of the Company Parties and their Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company Parties and their Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company Parties and their Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company Parties and their Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock into which a Company Holdco Option is converted in connection with the Pre-Closing Restructuring.

“Company Parties” means (a) prior to giving effect to the Pre-Closing Restructuring, Company Holdco and the Company and (b) after giving effect to the Pre-Closing Restructuring, the Company.

“Company Product” means each product candidate that is being researched, tested, developed, marketed, held, produced, labeled or manufactured by or on behalf of the Company Parties or their Subsidiaries.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company-Owned Intellectual Property” shall mean all Intellectual Property owned by the Company Parties or their Subsidiaries.

“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement, dated as of March 18, 2021 between Acquiror and Company Holdco.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any contracts, agreements, subcontracts, leases or purchase orders purporting to be legally binding.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow a Company Party’s or any of their Subsidiary’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Courier Purchase Agreement” means that certain Securities Purchase Agreement, dated as of May 27, 2021, by and among the Company, Courier Therapeutics, Inc. and the other parties thereto.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.6.

“Dollars” or “$” means lawful money of the United States.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with any of the Company Parties would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares of Acquiror Class A Common Stock constituting the Aggregate Merger Consideration, by (b) the number of shares of Company Common Stock constituting the Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.27(a).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Financial Statements” has the meaning specified in Section 4.8(a).

“Foreign Benefit Plan” means each Company Benefit Plan that is governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former director, officer, individual consultant, worker or employee of a Company Party or any of the Company Parties’ Subsidiaries (or any dependent thereof) who resides outside of the United States.

“Forward Purchase Agreement” means the Forward Purchase Agreement entered into as of March 3, 2021, between Acquiror and Sponsor, as further amended, restated, modified or supplemented from time to time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Goodwin” has the meaning specified in Section 11.18(b).

“Goodwin Privileged Communications” has the meaning specified in Section 11.18(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Healthcare Laws” means all applicable Laws relating to patient care or human health and safety, including, as amended from time to time, any such Law pertaining to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, analysis, transfer, storing, distribution, importation, exportation, use, handling, quality, packaging, approval, labeling, marketing, promotion, pricing, third-party reimbursement or sale of drugs, biological products or medical devices, including (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), and the United States Public Health Service Act (42 U.S.C. § 201 et seq.); (ii) all applicable Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code, any criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1347 and 1349 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Authority, and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information; and (iii) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; TRICARE (10 U.S.C. Section 1071 et seq.) and Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), in each case including the associated rules and regulations promulgated thereunder and all of their state or foreign equivalents; and any other requirements of Law relating to the Business.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent and provisional applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, including any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, and extensions of any of the foregoing (collectively, “Patents”); (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, brand names, other source or business identifiers, pending applications therefor, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (iii) registered and unregistered copyrights, database and design rights, mask work rights and moral rights, whether or not registered or published, and applications for registration of copyright, including such corresponding rights in Software and other works of authorship; (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights; and (v) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Intervening Event” means an Event occurring after the date of this Agreement (but specifically excluding (a) any Event that relates to or is reasonably likely to give rise to or result in any Business Combination Proposal, (b) any Event described in subsections (ii), (iv), (v) or (vii) of the definition of “Company Material Adverse Effect”; provided, however, that any such Event may be taken into account in determining whether an Intervening Event has occurred to the extent (but only to the extent) it has a disproportionate effect on the Company Parties and their Subsidiaries, taken as a whole, relative to similarly situated Persons operating in the industries in which the Company Parties and their Subsidiaries operate, (c) any change in the price or trading volume of Acquiror Common Stock, or (d) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Merger) that materially and negatively affects the business, assets or results of operations of the Company Parties and their Subsidiaries, taken as a whole, that is consequential to the Company’s earning power over a long-term duration and that was not reasonably foreseeable as of the date of this Agreement and is not cured by the Company Parties prior to the Modification in Recommendation.

“Intervening Event Notice” has the meaning specified in Section 8.2(b).

“Intervening Event Notice Period” has the meaning specified in Section 8.2(b).

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“KVAC Group” has the meaning specified in Section 11.18(a).

“Latham” has the meaning specified in Section 11.18(a).

“Latham Privileged Communications” has the meaning specified in Section 11.18(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise occupied by the Company or any of its Subsidiaries.

“Legal Proceeding” means any lawsuit, litigation, action, audit, suit, judgment, claim, proceeding or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceeding at law or in equity.

“Letter of Transmittal” has the meaning specified in Section 3.2(d).

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Healthcare Laws or Environmental Law), Legal Proceeding or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits, certifications, registrations, exemptions, clearances or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Major Company Stockholder” means each of the holders of Company Common Stock set forth on Section 2.4(a)(iii) of the Company Disclosure Letter.

“Member Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Pre-Closing Restructuring, the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the Requisite Vote (as defined in the Company Holdco Operating Agreement), pursuant to the terms and subject to the conditions of the Company Holdco Operating Agreement and applicable Law.

“Member Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Members, Acquiror and the Company Parties, as amended or modified from time to time.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.12(e).

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Nasdaq” means Nasdaq Capital Market.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by Company Holdco, the Company or any of their Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Property or Leased Real Property, (d) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Owned Real Property or Leased Real Property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable and (g) other Liens that do not materially and adversely affect the value, ordinary course use or operation of the asset subject thereto.

“Permitted Transaction” means a transaction executed and performed pursuant to and in accordance with Sections 1.6 and 1.7 of the Courier Purchase Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Pre-Closing Restructuring” has the meaning specified in Section 6.5 of the Company Disclosure Letter.

“Pre-Closing Restructuring Plan” has the meaning specified in Section 6.5.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 6.3(b).

“Q2 Financial Statements” has the meaning specified in Section 6.3(c).

“Q3 Financial Statements” has the meaning specified in Section 6.3(d).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Regulation S-X” has the meaning specified in Section 4.8(e).

“Regulatory Permits” means all Licenses granted by FDA or any comparable Governmental Authority to a Company Party or any Company Party Subsidiary, including investigational new drug applications, biologics license applications, clearances, manufacturing approvals and authorizations, clinical trial authorizations and ethical reviews or their national or foreign equivalents.

“Requisite Members” means each of the holders of Company Holdco Units set forth on Section 8.2(c) of the Company Disclosure Letter.

“Restricted Stock Award” means an award of restricted shares of Company Common Stock into which a Company Holdco Incentive Unit award that has not yet vested in full and/or remains in part or in full subject to repurchase by the Company is converted in connection with the Pre-Closing Restructuring.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” means Khosla Ventures SPAC Sponsor, LLC.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company Parties, as amended or modified from time to time.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(d).

“Top Vendors” has the meaning specified in Section 4.29(a).

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company Parties or any of their Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by a Company Party or any of the Company Parties’ Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of a Company Party or any of the Company Parties’ Subsidiaries in connection with the transactions contemplated hereby (whether or not tied to any subsequent event or condition, such as a termination of service), including the employer portion of payroll Taxes arising therefrom (but excluding, for clarity, any payments that become payable solely due to a termination of service following Closing), (c) the portion of the fees payable by the Company Parties pursuant to Section 8.1(e) and Section 8.2(a)(vi), and (d) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company Parties or any of their Subsidiaries to any Affiliate of the Company or any of their Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Valo Group” has the meaning specified in Section 11.18(b).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional common law fraud with respect to the making of the representations and warranties set forth in this Agreement or any Ancillary Agreement, provided, that such actual and intentional common law fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company Parties) or any of the officers of Acquiror (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to this Agreement or any Ancillary Agreement, in the case of the Company Parties, as qualified by the Company Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment (and the other party to this Agreement acted in reliance of such inaccurate representation and warranty). For the avoidance of doubt, “actual fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company Parties shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the officers of Acquiror, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Pre-Closing Restructuring, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (. PDF)) as promptly as practicable, but in no event later than the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company Parties may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing on the Closing Date with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company Parties in writing and specified in each of the Merger Certificate (the “Effective Time”).

(c) For the avoidance of doubt, the Pre-Closing Restructuring shall occur at least one (1) Business Day prior to the Closing Date.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Major Company Stockholders who have elected to execute the Registration Rights Agreement;

(iv) to Acquiror, duly executed copies of all third party consents set forth on Section 2.4(a)(iv) of the Company Disclosure Letter; and

(v) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the number of shares of Acquiror Class A Common Stock equal to the portion of the Aggregate Merger Consideration to be paid to holders of Company Common Stock (other than in respect of Restricted Stock Awards) for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror, the Sponsor and each of the KVAC Holders (as defined therein); and

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, without duplication, (i) the following accrued and unpaid fees and expenses of Acquiror and its Affiliates (to the extent then owed by Acquiror): (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of Acquiror’s financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, in each case, in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, (B) the portion of the fees payable by the Acquiror pursuant to Section 8.1(e) and Section 8.2(a)(vi), (C) all fees and expenses incurred in connection with obtaining approval of Nasdaq under Section 7.3, (D) repayment of any Working Capital Loans and (E) any deferred underwriting commissions and other fees relating to Acquiror’s initial public offering that are not paid out of the Trust Account ((A)-(E), together the “Acquiror Transaction Expenses”) as set forth on a written statement to be delivered to the Company Parties not less than three (3) Business Days prior to the Closing Date, and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company Parties not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company Parties or any of their Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company)), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) The directors and officers of the Company as of immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b) The parties shall take all actions necessary to ensure that, immediately following the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.7. Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, the Company and Merger Sub are to be parties under Section 368(b) of the Code and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including in the event the SEC requests or requires a tax opinion with respect to any discussion in the Registration Statement of the United States federal income tax consequences to the Company stockholders of the transactions contemplated by this Agreement, such tax opinion shall be provided by the Company Parties’ tax advisor and each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely in rendering such tax opinion.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) At the Effective Time (after giving effect to the consummation of the Pre-Closing Restructuring), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock, in each case, that is issued and outstanding immediately prior to the Effective Time

(other than (i) any shares of Company Common Stock subject to Company Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Common Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.2(a).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.

Section 3.2. Exchange Procedures

(a) Each holder of shares of Company Common Stock (after giving effect to the consummation of the Pre-Closing Restructuring) as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.3)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(b) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Class A Common Stock shall be issued in the Merger.

(c) Promptly after the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Acquiror shall appoint Computershare Trust Company, N.A. as the exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Class A Common Stock equal to the portion of the Aggregate Merger Consideration to be paid to holders of Company Common Stock (other than in respect of Restricted Stock Awards).

(d) Reasonably promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify and are consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) for use in such exchange (each, a “Letter of Transmittal”).

(e) Upon delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration in book-entry form (or certificated form if requested by the former holder of Company Common Stock) within five (5) Business Days after such delivery. No interest shall be paid or accrued upon the transfer of any share.

(f) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, Company Holdco, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Treatment of Company Options; Restricted Stock Awards.

(a) As of the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall automatically be converted into the right to receive an option to acquire a number of shares of Acquiror Class A Common Stock (each, an “Acquiror Option”) equal to the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (rounded up to the nearest whole cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code (to the extent applicable).

(b) As of the Effective Time, each Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall automatically be converted into the right to receive restricted shares of Acquiror Class A Common Stock (each, an “Adjusted Restricted Stock Award”) covering a number of shares of Acquiror Class A Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.

(c) Each Acquiror Option and Adjusted Restricted Stock Award shall be subject to substantially the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option or Restricted Stock Award (as applicable) immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the Board of Directors of Acquiror (or the compensation committee thereof) may determine in good faith are appropriate to effectuate the administration of the Acquiror Options.

(d) Prior to the Effective Time, the Company Parties shall take all necessary actions to give effect to the provisions of this Section 3.3 in accordance with the Company Holdco Incentive Plan and the applicable award agreements. The Board of Directors of the Company shall terminate the Company Holdco Incentive Plan effective as of immediately prior to the Closing and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that shares in respect of Company Awards that for any reason become re-eligible for future issuance shall be cancelled.

Section 3.4. Allocation Schedule.

(a) Prior to the date hereof, the Company has delivered to Acquiror a spreadsheet, for informational purposes only, setting forth the Company’s good faith projected pro-forma capitalization of the Company after giving effect to the Pre-Closing Restructuring (assuming that the Pre-Closing Restructuring is consummated as of the date of this Agreement), setting forth (i) the number and class or series (as applicable) of all equity securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, and (iii) with respect to each Company Award, as applicable, (A) the holder thereof, (B) the type of Company Award (including whether the Company Award is intended to qualify as an incentive stock option), (C) the date of grant and expiration date thereof, (D) the number of vested and unvested shares of Company Common Stock subject thereto, (E) the vesting schedule (including any accelerated vesting provisions), and (F) the exercise price thereof. Acquiror and Merger Sub agree that the Company Parties shall have not any Liability to Acquiror related to such spreadsheet and that the Company Parties are making no representations or warranties with respect to such spreadsheet.

(b) No later than five (5) Business Days prior to the Closing Date, the Company Parties shall deliver to Acquiror an allocation schedule (the “Allocation Schedule”) setting forth, after giving effect to the Pre-Closing Restructuring, (a) the number of shares of Company Common Stock held by each Company stockholder, the number of shares of Company Common Stock subject to each Company Award held by each holder thereof, and, in the case of the Company Options, the exercise price thereof, (b) the portion of the Aggregate Merger Consideration allocated to each holder of Company Common Stock pursuant to Section 3.1(b), and (c) on a holder-by-holder basis and award-by-award basis, (i) each Acquiror Option that will be outstanding as of the Closing, and, with respect to such Acquiror Option, the number of shares of Acquiror Class A Common Stock issuable upon exercise of such Acquiror Option and the exercise price of such Acquiror Option, and (ii) each Adjusted Restricted Stock Award that will be outstanding as of the Closing and the number of shares of Acquiror Class A Common Stock subject to such Adjusted Restricted Stock Award, in each case, including a reasonably detailed itemization of the components thereof. The Company Parties will review any comments to the Allocation Schedule provided by Acquiror and consider in good faith and incorporate any reasonable comments proposed by Acquiror to correct inaccuracies.

Section 3.5. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, the Surviving Corporation or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than with respect to any compensatory payment subject to payroll withholding, the parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.6. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company Parties shall provide Acquiror prompt written notice of any demands received by the Company Parties for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to Company Holdco or the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company Parties shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (i) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company Parties on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV) and (ii) as otherwise explicitly contemplated by the Pre-Closing Restructuring Plan, in each case, the Company Parties represent and warrant to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. Each of the Company Parties has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite corporate or limited liability company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of each of the Company Parties, as amended to the date of this Agreement and as previously made available by or on behalf of the Company Parties to Acquiror, are true, correct and complete. Each Company Party is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company Parties as of the date hereof and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. As of the date hereof, the Subsidiaries of the Company Parties have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company Parties’ Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company Parties. As of the date hereof, each Subsidiary of the Company Parties is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the Member Approvals in the case of Company Holdco, each of the Company Parties has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by each of the Boards of Directors of Company Holdco and the Company and Company Holdco as the

sole stockholder of the Company, and no other company or corporate proceeding on the part of the Company Parties is necessary to authorize this Agreement and the applicable Ancillary Agreements (other than the Member Approvals). This Agreement has been, and on or prior to the Closing, the applicable Ancillary Agreements will be, duly and validly executed and delivered by each of the Company Parties and this Agreement constitutes, and on or prior to the Closing, each applicable Ancillary Agreement will constitute, a legal, valid and binding obligation of each Company Party, enforceable against each Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, each of the Boards of Directors of Company Holdco and the Company has duly adopted resolutions (i) determining that this Agreement and the applicable Ancillary Agreements, and the transactions contemplated hereby and thereby, including the Merger and the Pre-Closing Restructuring, are advisable and in the best interests of, Company Holdco and its members and the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by Company Holdco and the Company of this Agreement and the applicable Ancillary Agreements, and the transactions contemplated hereby and thereby, including the Merger and the Pre-Closing Restructuring. No other company or corporate action is required on the part of Company Holdco or any of its members or the Company or any of its stockholders to enter into this Agreement or the applicable Ancillary Agreements, or to approve the Merger and the Pre-Closing Restructuring other than, in the case of Company Holdco, the Member Approvals.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company Parties of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of either Company Party, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to either Company Party or any of their Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract, or terminate or result in the termination of any Material Contract, (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of a Company Party or any of their Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens), or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) through (f), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Parties to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company Parties and their Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. No action or non-action by, notice to, consent, waiver, permit, approval or authorization of, expiration of any waiting period under applicable Law promulgated by, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any Company Party or any of their Subsidiaries with respect to the Company Parties’ execution or delivery of this Agreement or the consummation by the Company Parties of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, the Exchange Act and the Securities Act; (ii) as disclosed on Section 4.5 of the Company Disclosure Letter; (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company Parties to perform or comply with on a timely basis any material obligation of the Company Parties under this Agreement or to consummate the transactions contemplated hereby and (iv) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6. Capitalization of the Company Parties.

(a) Section 4.6(a) of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all equity securities of the Company Parties issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, and (iii) with respect to each Company Holdco Warrant and each Company Holdco Award, as applicable, (A) the holder thereof, (B) the type of Company Holdco Award (including whether the Company Holdco Award is intended to qualify as an incentive stock option), (C) the date of grant and expiration date thereof, (D) the number of vested and unvested Company Holdco Common Units subject thereto, (E) the vesting schedule (including any accelerated vesting provisions), and (F) the exercise price thereof. The equity securities of the Company Parties (w) have been validly issued (in the case of the Company Holdco) and duly authorized, validly issued and are fully paid and non-assessable (in the case of the Company); (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the applicable Company Party and (2) any other applicable Contracts governing the issuance of such securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the applicable Company Party or any Contract to which a Company Party is a party or otherwise bound; and (z) to the knowledge of the Company Parties, are free and clear of any Liens (other than as set forth in the Governing Documents of such Company Party and transfer restrictions under applicable securities Laws).

(b) After giving effect to the Pre-Closing Restructuring, the equity securities of the Company (w) will be duly authorized and validly issued and fully paid and non-assessable; (x) will have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (y) will not be subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (z) to the knowledge of the Company Parties, will be free and clear of any Liens (other than as set forth in the Governing Documents of the Company and transfer restrictions under applicable securities Laws).

(c) All Company Holdco Awards are, and will be through the Pre-Closing Restructuring, and after giving effect to the Pre-Closing Restructuring, all Company Awards will be, evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Holdco Award is or will be through the Pre-Closing Restructuring, and no Company Award will be, subject to terms that are materially different from those set forth in such forms. Each Company Holdco Award is and will be through the Pre-Closing Restructuring, and after giving effect to the Pre-Closing Restructuring each Company Award will be, validly issued and properly approved by the Board of Directors of Company Holdco or the Company, as applicable (or the appropriate committee thereof), and each Company Holdco Award is and will be through the Pre-Closing Restructuring, and after giving effect to the Pre-Closing Restructuring each Company Award will be, granted in accordance with the terms of the Company Holdco Incentive Plan and compliance in all material respects with all applicable Laws. No Company Holdco Award is or will be through the Pre-Closing Restructuring, and after giving effect to the Pre-Closing Restructuring no Company Award will be, subject to Section 409A of the Code. Each Company Holdco Option intended to qualify as an “incentive stock option” as of the date hereof under Section 422 of the Code so qualifies as of the date hereof. Each Company Holdco Incentive Unit is intended to constitute a “profits interest” for U.S. federal income tax purposes.

(d) Except as otherwise set forth in this Section 4.6 or on Section 4.6(a) of the Company Disclosure Letter, the Company Parties have not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for equity securities of the Company Parties, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company Parties or the value of which is determined by reference to shares or other equity interests of the Company Parties, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company Parties to issue, purchase, register for sale, redeem or otherwise acquire any equity securities of the Company Parties.

Section 4.7. Capitalization of Subsidiaries.

(a) Section 4.7 of the Company Disclosure Letter sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all equity securities of each Subsidiary of the Company Parties issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. The outstanding shares of capital stock or equity interests of each of the Company Parties’ Subsidiaries (w) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (z) to the knowledge of the Company Parties, are free and clear of any Liens (other than as set forth in the Governing Documents of such Subsidiary and transfer restrictions under applicable securities Laws).

(b) There are no outstanding or authorized subscriptions, options, compensatory equity awards, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company Parties to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheet and statements of operations and comprehensive loss, members’ (deficit) earnings and cash flows of Company Holdco and its Subsidiaries as of and for the year ended December 31, 2019, together with the auditor’s reports thereon (together with the 2020 Audited Financial Statements, when delivered pursuant to Section 6.3(a), the “Audited Financial Statements” and, together with the Q1 Financial Statements, when delivered pursuant to Section 6.3(b), the “Financial Statements”).

(b) The Audited Financial Statements and, when delivered pursuant to Section 6.3(b), the Q1 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company Parties and their consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in members’ earnings and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company Parties and their consolidated Subsidiaries, (iv) in the case of the Audited Financial Statements, were audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company Parties’ auditors and (v) when delivered by the Company Parties for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company Parties have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company Parties and their Subsidiaries’ assets. The Company Parties maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Company Parties and their Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company Parties and their Subsidiaries in all material respects.

(d) Neither the Company Parties (including, to the knowledge of the Company Parties, any employee thereof) nor any independent auditor of the Company Parties has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company Parties, (ii) any fraud, whether or not material, that involves the Company Parties’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company Parties or (iii) any claim or allegation regarding any of the foregoing.

(e) The SEC has granted relief pursuant to Rule 3-13 of Regulation S-X (“Regulation S-X”) promulgated under the Securities Act from the requirements set forth in Rule 3-05 of Regulation S-X to provide audited financial statements in connection with Company Holdco’s acquisition of certain assets from Forma Therapeutics Holdings, Inc. in (i) the Proxy Statement / Registration Statement, (ii) the “Super 8-K” filing to be made within four (4) Business Days following the Closing and (iii) any future registration statement or other documents furnished or filed (as the case may be) under the Securities Act.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, no Company Party or any Subsidiary of a Company Party has any Liabilities (including Indebtedness) of the type required to be set forth on a balance sheet prepared in accordance with GAAP except for Liabilities (a) adequately reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company Parties and their Subsidiaries (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement or violation of Law), (c) that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of Unpaid Transaction Expenses to be delivered to Acquiror by the Company Parties pursuant to Section 2.4(c) or (d) that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Parties and their Subsidiaries, taken as a whole.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, there are, and since the Company’s inception there have been, (a) no pending or, to the knowledge of the Company Parties, threatened in writing, Legal Proceedings against a Company Party or any of the Company Parties’ Subsidiaries or their respective properties or assets; and (b) no outstanding Governmental Order imposed upon a Company Party or any of the Company Parties’ Subsidiaries; nor are any properties or assets of a Company Party or any of the Company Parties’ Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as has not been, and would not reasonably be expected to be, material to the Company Parties and their Subsidiaries, taken as a whole.

Section 4.11. Legal Compliance.

(a) Each of the Company Parties and their Subsidiaries is, and since the Company’s inception has been, in compliance with all applicable Laws in all material respects, except where the failure to so comply with applicable Laws has not been, and would not reasonably be expected to be, material to the Company Parties and their Subsidiaries, taken as a whole.

(b) Since the Company’s inception, none of the Company Parties or any of their Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the Company Parties and their Subsidiaries, taken as a whole.

(c) The Company Parties and their Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company Parties or their Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company Parties or any of the Company Parties’ Subsidiaries, will be prevented, detected and deterred.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, a Company Party or a Subsidiary of the Company Parties is a party or by which they are bound.

(i) Contracts with the Top Vendors;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by a Company Party or any of their Subsidiaries, including any agreement or commitment for future loans, credit or financing;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of a Company Party or any of their Subsidiaries in the last two (2) years, or under which any Company Party or Subsidiary has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company Parties);

(vi) Each Contract that involves profit-sharing, collaboration, co-promotion, commercialization, or research and development, which requires, or would reasonably be expected to require (based on any occurrence, development, or event contemplated by such Contract), aggregate payments to or from the Company Parties and their Subsidiaries in excess of $500,000 over the life of the Contract;

(vii) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between any Company Party and its Subsidiaries, on the one hand, and Affiliates of any Company Party or any of the Company Parties’ Subsidiaries (other than the Company Parties or any of their Subsidiaries), the officers and managers (or equivalents) of any Company Party or any of the Company Parties’ Subsidiaries, the members or stockholders of any Company Party or any of the Company Parties’ Subsidiaries, any employee of any Company Party or any of the Company Parties’ Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii) Contracts with each current executive, officer, director or current employee of the Company Parties or their Subsidiaries with a title of Vice President or higher, other than standard form offer letters and confidentiality and assignment agreements;

(ix) Contracts with any employee, officer, manager, director or consultant of any Company Party or any of the Company Parties’ Subsidiaries that provide for (A) change in control, retention or similar payments or benefits upon, in connection with, accelerated by or triggered by the consummation of the transactions contemplated hereby and/or (B) severance, termination or notice payments or benefits upon a termination of the applicable Person’s service with a Company Party or any of the Company Parties’ Subsidiaries (excluding payments and benefits mandated by applicable Law);

(x) Contracts of any Company Party or any of their Subsidiaries that (A) prohibit or limit the right of any Company Party or any of their Subsidiaries to engage in or compete with any Person in any line of business in any material respect; (B) prohibit or restrict the Company Parties’ and their Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect; or (C) contain any other provisions restricting or purporting to restrict the ability of the Company Parties or any of their Subsidiaries to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, the Acquiror or any of its Affiliates after the Closing;

(xi) Any collective bargaining (or similar) agreement or Contract with any labor union or other body representing employees of any Company Party or any of their Subsidiaries;

(xii) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which a Company Party or any of the Company Parties’ Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company Parties and their Subsidiaries or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company Parties and their Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses);

(xiii) Each Contract requiring capital expenditures by the Company Parties or any of their Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiv) Contracts that (A) grant to any third Person any “most favored nation rights” or similar provisions, obligations or restrictions, or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company Parties and their Subsidiaries in excess of $500,000 in any calendar year;

(xv) Contracts with any Person (A) pursuant to which any Company Party or any Subsidiary of a Company Party (or Acquiror or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Company Party or any Subsidiary of a Company Party grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or Intellectual Property;

(xvi) Contracts granting to any Person (other than the Company Parties or their Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any Company Party or any of their Subsidiaries;

(xvii) Any Contract for the settlement or conciliation of an Action or Legal Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Company Party or any of their Subsidiaries (or the Surviving Corporation after the Closing); and

(xviii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvii) of this Section 4.12(a).

(b) All of the foregoing Contracts listed or required to be listed pursuant to Section 4.12(a) in the Company Disclosure Letter, including all amendment and modifications thereto, are sometimes collectively referred to as “Material Contracts”. True, correct and complete copies of the Material Contracts have previously been made available to Acquiror or its agents or representatives. Each Material Contract is (i) in full force and effect, (ii) represents the legal, valid and binding obligations of the Company Party or the Subsidiary of the Company Parties party thereto and, to the knowledge of the Company Parties, represents the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company Parties and their Subsidiaries, taken as a whole, (x) the Company Parties and their Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and none of the Company Parties, the Company Parties’ Subsidiaries, or, to the knowledge of the Company Parties, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, none of the Company Parties or any of their Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company Parties, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by a Company Party or its Subsidiaries or, to the knowledge of the Company Parties, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company Parties have made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent non-discrimination testing results relating to such Company Benefit Plan, and (G) all non-routine written correspondence to or from any Governmental Authority relating to such Company Benefit Plan.

(b) (i) Each Company Benefit Plan has been operated, funded and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan have been made or, to the extent not yet due, accrued and reflected in the Company Parties’ financial statements to the extent required by GAAP in accordance with the terms of the Company Benefit Plan and applicable Law; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company Parties, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is, and none of the Company Parties or any of their ERISA Affiliates has since the Company’s inception sponsored or contributed to or been required to contribute to, or has any liability (whether actual or contingent) with respect to, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a defined benefit pension plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). None of the Company Parties or any of their ERISA Affiliates has incurred or would reasonably be expected to incur any liability under Title IV of ERISA.

(d) With respect to each Company Benefit Plan, no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company Parties, threatened, and to the knowledge of the Company Parties, no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceedings.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death, life insurance, welfare or similar benefits (whether or not insured) for employees, former employees, consultants, managers or directors of a Company Party or any Company Party Subsidiary (or any dependent or beneficiary thereof) for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law or benefits the full cost of which is borne by the current or former employee, consultant, manager or director (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of a Company Party or any Subsidiary of the Company Parties to any severance pay or any other compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other service provider, (iii) accelerate the vesting and/or settlement of any Company Holdco Award or Company Award, or (iv) restrict a Company Party’s or any Company Party Subsidiary’s rights to amend or terminate any Company Benefit Plan.

(g) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for, and the Company Parties and their Subsidiaries do not have any obligation to make, a Tax gross-up, make whole or similar payment with respect to any Taxes, including any Taxes imposed under Sections 409A or 4999 of the Code. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code. No payment or benefit under any Company Benefit Plan has been, is or is reasonably expected to be subject to the penalties imposed under or by operation of Section 409A of the Code.

(h) There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. Except as required by applicable Law, none of the Company Parties or any of their Subsidiaries has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan. No Company Benefit Plan is, or since the Company’s inception has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. (i) To the knowledge of the Company Parties, none of the Company Parties or any Subsidiary of the Company Parties has incurred, any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, and (ii) no such penalty or Tax has been assessed against any of the Company Parties or any of their Subsidiaries.

(i) All Company Holdco Options have been granted in accordance with the terms of the Company Holdco Incentive Plan and all Company Holdco Options were granted with an exercise price that is no less than the fair market value of the underlying Company Holdco Common Units on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. The treatment of Company Holdco Options in the Pre-Closing Restructuring and the treatment of the Company Options under this Agreement does not violate the terms of the Company Holdco Incentive Plan or any Contract governing the terms of such awards.

(j) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Authority. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities. All material contributions required to have been made by or on behalf of the Company Parties or any of their Subsidiaries with respect to plans or arrangements maintained or sponsored a Governmental Authority (including severance, termination indemnities or other similar benefits maintained for employees outside of the United States) have been timely made or fully accrued.

Section 4.14. Labor Relations; Employees.

(a)(i) None of the Company Parties or any of their Subsidiaries is or has at any time been a party to or bound by any collective bargaining agreement, or any similar agreement with a labor union, works council or other employee representative, (ii) no such agreement is being negotiated by a Company Party or any of the Company Parties’ Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company Parties, has sought to represent any of the employees of the Company Parties or their Subsidiaries. To the knowledge of the Company Parties, there has been no labor organization activity involving any employees of the Company Parties or any of their Subsidiaries. There is no pending and, since the Company’s inception, there has been no actual or, to the knowledge of the Company Parties, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting a Company Party or any Subsidiary of the Company Parties.

(b) Each of the Company Parties and their Subsidiaries are, and have been since the Company’s inception, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) Since the Company’s inception, the Company Parties and their Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and no Legal Proceeding relating to the foregoing matters or any other employment or labor matters is pending, or, to the knowledge of the Company Parties, threatened, nor has any such Legal Proceeding occurred since the Company’s inception.

(d) None of the Company Parties or any of their Subsidiaries (A) has or has had since the Company’s inception any material liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had since the Company’s inception any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of a Company Party or any of their Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice), or (C) is delinquent in any payments to any employee or independent contractor for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or independent contractor.

(e) To the knowledge of the Company Parties, no present or former employee, worker or independent contractor of a Company Party or any of the Company Parties’ Subsidiaries is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to a Company Party or any of the Company Parties’ Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to a Company Party or any of the Company Parties’ Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information. In the past twelve (12) months (i) no director, officer, or key employee’s employment with a

Company Party or any of their Subsidiaries has been terminated or furloughed for any reason? and (ii) no director, officer, key employee, or group of employees, has provided notice of any plans to terminate his, her or their employment or service arrangement with a Company Party or any of their Subsidiaries.

(f) None of the Company Parties or any of the Company Parties’ Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of a Company Party or any of the Company Parties’ Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by any officer, director, manager or employee of a Company Party or any of the Company Parties’ Subsidiaries and, since the Company’s inception, there have not been any internal investigations by or on behalf of any Company Party or any Subsidiary of a Company Party with respect to any claims or allegations of sexual harassment, sexual misconduct or sexual abuse against or involving any employee, officer, manager or director of a Company Party or any of their Subsidiaries. Since the Company’s inception, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any officer, director, manager or employee of a Company Party or any of the Company Parties’ Subsidiaries, and the Company Parties and their Subsidiaries have not otherwise become aware of any such allegations. To the knowledge of the Company Parties, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation for raising a complaint of sexual harassment or sexual misconduct, other unlawful harassment or unlawful discrimination against or involving a Company Party or their Subsidiaries or any employee, officer, manager or director thereof.

(g) Since the Company’s inception, the Company Parties and their Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company Parties, taken as a whole with their Subsidiaries, have sufficient employees to operate the business of the Company Parties and their Subsidiaries as currently conducted.

(h) The Company Parties and their Subsidiaries currently classify and have properly classified (i) each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and similar applicable Laws (as applicable), and (ii) each of its individual service providers as either employees or independent contractors in accordance with applicable Law and for the purpose of all Company Benefit Plans.

(i) No employee layoff, facility closure or shutdown (whether voluntary or by order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, reduction in salary or wages, change in compensation or benefits (other than ordinary course salary or wage increases and grants of Company Incentive Units or Company Options), or other material adverse workforce changes affecting any current or former employee or individual independent contractor of a Company Party or any of their Subsidiaries has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. None of the Company Parties or any of their Subsidiaries have otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any COVID-19 Measures.

(j) None of the Company Parties or any of their Subsidiaries (i) is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and/or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, prevailing wage Laws. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and none of the Company Parties or any of their Subsidiaries has been reassessed in any material respect under such legislation since the Company’s inception and, to the knowledge of the Company Parties, no audit of a Company Party or any of its Subsidiaries is currently being performed pursuant to any applicable workplace safety and insurance legislation.

Section 4.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to a Company Party or any of their Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) Each Company Party and each of their Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of a Company Party or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against a Company Party or any of its Subsidiaries that remains unresolved or unpaid.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of a Company Party or any of its Subsidiaries, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of a Company Party or any of its Subsidiaries.

(f) None of the Company Parties or any of their Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes of the Company Parties and their Subsidiaries.

(g) None of the Company Parties or any of their Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any agreement (i) solely between a Company Party and its existing Subsidiaries or (ii) commercial Contracts the principal purpose of which is not Taxes).

(h) None of the Company Parties or any of their Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(i) None of the Company Parties or any of their Subsidiaries (i) is liable for Taxes of any other Person (other than the Company Parties and their Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than commercial Contracts the principal purpose of which is not related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for United States federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where a Company Party or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) None of the Company Parties or any of their Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) None of the Company Parties or any of their Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m) None of the Company Parties or any of their Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date or (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing.

(n) The Company Parties and their Subsidiaries have not taken any action, nor to the knowledge of the Company Parties or any of their Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company Parties, any of the Company Parties’ Subsidiaries or any of their Affiliates for which Acquiror, any Company Party or any of the Company Parties’ Subsidiaries has any obligation.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, a Company Party or any of the Company Parties’ Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by any Company Party or any of their Subsidiaries with respect to any such policy. To the knowledge of the Company Parties, there are no events, circumstances or other liabilities that give rise to a material claim under such insurance policies. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses. The Company Parties and their Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company Parties and their Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company Parties and their Subsidiaries as currently conducted. Except as is not and would not reasonably be expected to be material to the Company Parties and their Subsidiaries, taken as a whole, (a) each material License is in full force and effect in accordance with its terms and (b) no written notice of revocation, cancellation or termination of any material License has been received by any Company Party or Company Party Subsidiary.

Section 4.19. Equipment and Other Tangible Property. A Company Party or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company Parties and their Subsidiaries as owned by a Company Party or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company Parties and their Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) A Company Party or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company Parties and their Subsidiaries have made available to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company Parties and their

Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”).

(iii) The Company Parties and their Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company Parties, there are no material disputes with respect to such Real Property Leases.

(i) There is no material breach or default by any Company Party or any Company Party Subsidiary or, to the knowledge of the Company Parties, any third party under any Real Property Lease, and, to the knowledge of the Company Parties, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(ii) As of the date of this Agreement, no party, other than a Company Party or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(iii) None of the Company Parties or any of their Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company Parties or any of their Subsidiaries owns any Owned Real Property.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by any Company Party or any of its Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). A Company Party or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company Parties, all such Company Registered Intellectual Property is subsisting and, (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable. The Company Licensed Intellectual Property, to the knowledge of the Company Parties, is valid, subsisting and enforceable, and, to the knowledge of the Company Parties, all of the Company Parties and their Subsidiaries’ rights in and to the Company Licensed Intellectual Property are valid and enforceable.

(b) As of the date of this Agreement there are no material Legal Proceedings pending, including litigations, interference, reexamination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the knowledge of the Company Parties, no such material Legal Proceedings are threatened by any Governmental Authority or any other Person.

(c) Except as would not be expected to be material to the Company Parties and their Subsidiaries, a Company Party or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for or used in the continued conduct of the business of the Company Parties and their Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property. For all Patents owned by a Company Party or any of its Subsidiaries, each inventor on the Patent has assigned their rights to such Company Party or its Subsidiary.

(d) Section 4.21(d) of the Company Disclosure Letter sets forth: (i) a list of all current Contracts for government (including US and foreign governments) sponsored or funded research and other activities and (ii) a list of all current licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by a Company Party or any Subsidiary of a Company Party any material right or otherwise has received or acquired any material right (whether or not exercisable) or interest in, any Company-Owned Intellectual Property or Company Licensed Intellectual Property, in each case, other than (w) licenses to off-the-shelf, (x) Open Source Licenses, (y) non-exclusive licenses granted by a Company Party or its Subsidiary in the ordinary course of business, and (z) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of a Company Party or any Subsidiary of a Company Party pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Company Parties’ form therefor that has been made available to Acquiror.

(e) The Company-Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company Parties, constitutes all of the intellectual property rights used or held for use by any Company Party or any Subsidiary of the Company Parties in the operation of their respective businesses, and, to the knowledge of the Company Parties, all Intellectual Property necessary and sufficient to enable the Company Parties and any Subsidiary of the Company Parties to conduct their respective businesses as currently conducted in all material respects.

(f) The Company Parties and their Subsidiaries (other than any Subsidiary or business unit, as applicable, that was acquired within the eighteen (18) month period prior to the date of this Agreement) have not, to the knowledge of the Company Parties, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. As of the date of this Agreement, there is no action pending to which a Company Party or such Subsidiary of a Company Party is a named party, or to the knowledge of the Company Parties, that is threatened in writing, alleging a Company Party’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person and there has not been, within the twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing.

(g) Since the Company’s inception, the Company Parties have not received any written communications (i) alleging that a Company Party or a Subsidiary of a Company Party has infringed, misappropriated or otherwise violated any intellectual property rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (iii) inviting a Company Party or any of its Subsidiaries to take a license under any Patent or consider the applicability of any Patents to any products, services, or the conduct of the business of the Company Party or any of its Subsidiaries.

(h) To the knowledge of the Company Parties as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any material Company-Owned Intellectual Property in any material respect, and (ii) the Company Parties and their Subsidiaries have not sent to any Person since the Company’s inception any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Company-Owned Intellectual Property.

(i) The Company Parties and their Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets, know-how, and other confidential information included in the Company Intellectual Property that is material to the business of the Company Parties and their Subsidiaries. Without limiting the foregoing, none of the Company Parties or any of their Subsidiaries have disclosed any trade secrets, know-how, or confidential information to any other person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction, or disclosure. To the knowledge of the Company Parties, there has not been any material unauthorized disclosure of or unauthorized access to any trade secrets, know-how, or other confidential information of any Company Party or any of the Company Parties’ Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(j) Each of the Company Parties and their Subsidiaries’ employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company-Owned Intellectual Property (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of the Company Parties. The Company Parties’ and their Subsidiaries’ employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property have assigned or have agreed to a present assignment of a Company Party or such Subsidiary all Intellectual Property authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with a Company Party or such Subsidiary.

(k) To the knowledge of the Company Parties, no current or former stockholder, officer, director, or employee of any Company Party or any of their Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company-Owned Intellectual Property. To the knowledge of the Company Parties, no employee of a Company Party or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company Party or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company-Owned Intellectual Property or confidentiality provisions protecting trade secrets and confidential information comprising Company-Owned Intellectual Property.

(l) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Company-Owned Intellectual Property and used in connection with the business.

(m) None of the Company-Owned Intellectual Property and, to the knowledge of the Company Parties, none of the Company Licensed Intellectual Property is subject to any outstanding Governmental Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by a Company Party or its Subsidiaries, or affects the validity, use or enforceability of any such Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Parties or any of their Subsidiaries, taken as a whole.

(n) Neither the Company Parties nor any of their Subsidiaries are bound by, and no Company-Owned Intellectual Property or Company Licensed Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of a Company Party or any of its Subsidiaries to use, exploit, assert, enforce, sell, transfer or dispose of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property anywhere in the world, in each case, in a manner that would materially limit the business of the Company Parties as conducted or planned to be conducted.

(o) Neither the Company Parties nor any of their Subsidiaries have disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company-Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.

(p) With respect to the Software used or held for use in the business of the Company Parties and their Subsidiaries, to the knowledge of the Company Parties, no such Software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of a Company Party or its Subsidiaries or customers of the Company Parties and their Subsidiaries.

(q) The Company Parties’ and their Subsidiaries’ use and distribution of (A) Software developed by a Company Party or any of its Subsidiaries, and (B) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company Parties or any Subsidiary of the Company Parties has used any Open Source Materials in a manner that requires any Software or Company-Owned Intellectual Property, to be subject to Copyleft Licenses, except as would not be expected to be materially adverse to the Company Parties’ business.

Section 4.22. Regulatory Compliance.

(a) Section 4.22(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all material Regulatory Permits held by the Company Parties and their Subsidiaries, which are the only material Regulatory Permits that are necessary for the Company Parties and their Subsidiaries to conduct their Business. Each of the Company Parties, their Subsidiaries and the Company Products are in compliance in all material respects with all Regulatory Permits, and no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Company Party or any Company Party Subsidiary to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company Parties, no Governmental Authority is considering limiting, suspending or revoking any Regulatory Permit.

(b) There is (and since Company Holdco’s or the Company’s inception there has been) no material Action against a Company Party or any Company Party Subsidiary related to compliance with Healthcare Laws, and to the knowledge of the Company Parties, no such Actions have been threatened in writing.

(c) All Company Products are being, and since the Company’s inception have been, whether by a Company Party, Company Party Subsidiary or a third-party, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, stored and distributed, in compliance in all material respects with the Healthcare Laws.

(d) The preclinical studies and clinical trials conducted by or on behalf of a Company Party or any Company Party Subsidiary or, to the knowledge of the Company Parties, involving any Company Products are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Healthcare Laws, including those of the FDA and any comparable Governmental Authority.

(e) As of the date of this Agreement, none of the Company Parties, any Company Party Subsidiary, or to the knowledge of the Company Parties, any clinical trial site conducting a clinical trial of any Company Product, has undergone any non-routine inspection related to any Company Product or any other Governmental Authority investigation or Legal Proceeding.

(f) Since the incorporation or formation of Company Holdco and the Company, none of the Company Parties or any Company Party Subsidiary has distributed any Company Products that were upon their shipment by a Company Party or its Subsidiary adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Authority’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, development, testing, manufacturing or distribution, and, to the knowledge of the Company Parties, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, or detention, or public health notification or safety alert relating to any Company Product or (ii) a termination or suspension of research, development, testing, clinical investigation, manufacturing or distributing of any Company Product, in either case, except as would not have a Company Material Adverse Effect. There are no Actions in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or, to the knowledge of the Company Parties, threatened in writing against a Company Party or any Company Party Subsidiary, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Parties and their Subsidiaries, taken as a whole.

(g) None of the Company Parties, any Company Party Subsidiary, or any of their respective directors, managers, officers, employees, or, to the knowledge of the Company Parties, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, have been or are currently disqualified, excluded or debarred from, or threatened with or currently subject to an investigation or proceeding that could result in disqualification, exclusion or debarment under state or federal statutes or regulations, or assessed or threatened with assessment of civil monetary penalties regarding any health care programs of any Governmental Authority, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. Section 335a or any similar Law (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law; or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Company, any Subsidiary, or to knowledge of the Company Parties’, any of their current or former members, officers, partners, employees, contractors or agents have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Company Parties, any Company Party Subsidiary, or any of their current or former members, officers, partners, employees, contractors or agents has been (i) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company Parties or any of their Affiliates relating to or arising under any Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred or non-prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Authority. None of the Company Parties, any Company Party Subsidiary, or any of their officers, directors, employees, or to the knowledge of the Company Parties, agents or contractors have received written notice from the FDA, any other Governmental Authority and/or any health insurance institution with respect to debarment, disqualification or restriction. None of the Company Parties, any Company Party Subsidiary, or any of their officers, directors, employees, or, to the knowledge of the Company Parties, agents or contractors have been convicted of any crime or engaged in any conduct which has previously caused or would reasonably be expected to result in (A) debarment as mandated or permitted by 21 U.S.C. § 335a or any similar Law, or (B) such Person could be excluded from participating in the federal healthcare programs under 42 U.S.C. Section 1320a-7 or any similar Law.

(h) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company Parties or any Company Party Subsidiary have been so filed, maintained or furnished. To the knowledge of the Company Parties, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(i) Each of the Company Parties and their Subsidiaries, and, to the knowledge of the Company Parties, any other Persons acting for or on behalf of any of the foregoing, are and have been since the Company’s inception in compliance in all material respects with all Healthcare Laws.

(j) There have been no Actions, and no such Actions are pending or, to the knowledge of the Company Parties, threatened in writing against a Company Party or any Company Party Subsidiary related to product liability for the Company Products or the Company Parties’ or any Company Party Subsidiary’s services.

(k) Neither of the Company Parties is a U.S. business that (i) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (ii) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 4.23. Privacy and Cybersecurity.

(a) The Company Parties and their Subsidiaries maintain and are in compliance, in all material respects, with, and since the Company’s inception have maintained and been in compliance with, in all material respects, (i) all applicable Laws relating to the privacy and/or security of personal information, including Laws relating to the receipt, collection, storage, use, security, transfer or other processing (collectively, “Processing”) of personal information (collectively, “Privacy Laws”), (ii) the Company Parties’ and their Subsidiaries’ posted or publicly facing privacy policies, (iii) any privacy choices, including opt-out preferences, of end users relating to personal information along with any obligations contained in the Company Parties’ and each of their Subsidiaries’, internal and external data privacy and security policies with respect to the Processing of personal information, (together, the “Company Privacy Commitments”), (iv) any contractual commitment made by a Company Party or any Company Party Subsidiary that is applicable to such personal information and (v) the Company Parties’ and their Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company Parties’ and each of their Subsidiaries’ information technology systems, in each case of

(i)-(v) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Parties and their Subsidiaries. None of the Company Parties have received written notice of any Actions by any Person (including any Governmental Authority) to which a Company Party or any of its Subsidiaries is a named party or, to the knowledge of the Company Parties, threatened in writing against a Company Party or its Subsidiaries alleging a violation of any third Person’s privacy or personal information rights. Copies of all current and prior privacy policies used by a Company Party or any Company Party Subsidiary have been made available to the Acquiror and such copies are true, correct and complete.

(b) The Company Parties and each Company Party Subsidiary has implemented and maintained appropriate technical, physical and organizational measures, security systems and technologies in compliance, in all material respects, with all data security requirements under applicable Privacy Laws and Company Privacy Commitments that are designed to protect computers, networks, software and systems used by a Company Party or any Company Party Subsidiary from loss, theft, unauthorized access, use, disclosure or modification. The Company Parties and their Subsidiaries have taken appropriate steps to train employees who have access to personal information on all applicable aspects of Privacy Laws and Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such data.

(c) (i) To the knowledge of the Company Parties, there have been, no material breaches of the security of the information technology systems of the Company Parties and their Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company Parties’ and their Subsidiaries’ business or operations. To the knowledge of the Company Parties, none of the Company Parties nor any Subsidiary of the Company Parties has (A) experienced any incident in which personal information or any other confidential or sensitive information of any Company Party was stolen or improperly accessed, including in connection with a breach of security or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against a Company Party or any Company Party Subsidiary.

(d) To the knowledge of the Company Parties, no circumstance has arisen in which Privacy Laws would require the Company Parties or any Company Party Subsidiary to notify a Governmental Authority of a data security breach or security incident.

Section 4.24. Environmental Matters.

(a) The Company Parties and their Subsidiaries are and, except for matters which have been fully resolved, since the Company’s inception have been in compliance in all material respects with all Environmental Laws.

(b) There has been no release of any Hazardous Materials by a Company Party or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company Parties’ and their Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company Parties’, at, in, on or under any formerly owned or Leased Real Property during the time that the Company Parties owned or leased such property or at any other location where Hazardous Materials generated by the Company Parties or any of their Subsidiaries have been transported to, sent, placed or disposed of.

(c) None the Company Parties or their Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company Parties or their Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company Parties, threatened with respect to the Company Parties’ and their Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company Parties have made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental

Authority concerning any material non-compliance of the Company Parties or any of their Subsidiaries with, or liability of the Company Parties or any of their Subsidiaries under, Environmental Law.

Section 4.25. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements (that have been provided as of the date of this Agreement) to the date of this Agreement, (a) except in connection with the transactions contemplated hereby, (i) the Company Parties and their Subsidiaries have conducted their business in all material respects in the ordinary course of business, consistent with past practice and (ii) none of the Company Parties or any of their Subsidiaries has taken any action that would require the consent of Acquiror if taken during the period from the date of this Agreement until Closing pursuant to Section 6.1(b), Section 6.1(e), Section 6.1(h) and Section 6.1(n), and (b) there has not been any Company Material Adverse Effect.

Section 4.26. Anti-Corruption Compliance.

(a) Since the Company’s inception, none of the Company Parties or any of their Subsidiaries, nor, to the knowledge of the Company Parties, any director, officer, employee or agent acting on behalf of the Company Parties or any of the Company Parties’ Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in the case of clauses (i) and (ii) above, in violation of the Anti-Bribery Laws.

(b) Each of the Company Parties and their Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company Parties, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company Parties or any of the Company Parties’ Subsidiaries.

Section 4.27. Sanctions and International Trade Compliance.

(a) The Company Parties and their Subsidiaries (i) are, and have been since the Company’s inception, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority required under applicable International Trade Laws and Sanctions Laws for the import, export, re-export, deemed export, deemed re-export, or transfer of products, services, software or technologies (the “Export Approvals”). There are no pending or, to the knowledge of the Company Parties, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company Parties or any of the Company Parties’ Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) None of the Company Parties or any of their Subsidiaries nor any of their respective directors or officers, or, to the knowledge of the Company Parties, their respective employees, agents, representatives or other Persons acting for and on behalf of the Company Parties or any of the Company Parties’ Subsidiaries (i) is, or has been during the past five (5) years, a Sanctioned Person or (ii) has transacted business, directly or knowingly indirectly, with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.28. Information Supplied. None of the information provided by the Company Parties or any of the Company Parties’ Subsidiaries specifically for inclusion or incorporation by reference in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, and, in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29. Vendors.

(a) Section 4.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors, suppliers and service providers based on the aggregate Dollar value of the Company Parties’ and their Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b) Except as set forth on Section 4.29(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company Parties or any of the Company Parties’ Subsidiaries that it will, or, to the knowledge of the Company Parties, has threatened in writing to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company Parties or any of their Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company Parties, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company Parties or their Subsidiaries or their respective businesses.

Section 4.30. Government Contracts. Neither of the Company Parties is party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company Party or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand or (ii) any subcontract or other Contract by which a Company Party or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company Parties or any of their Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company Parties or any of their Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.31. No Outside Reliance. Each of the Company Parties acknowledges that the Company Parties and their advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in the Article V or any Ancillary Agreement to which the Acquiror is or will be a party, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Section 4.32. No Additional Representation or Warranties. Except as provided in and this Article IV and the Ancillary Agreements to which a Company Party is party, none of the Company Parties or any of their Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in any Acquiror SEC Filings filed or submitted on or prior to the date hereof (but excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), Acquiror and Merger Sub represent and warrant to the Company Parties as follows:

Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Except for Merger Sub, Acquiror does not directly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.2. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole stockholder, as applicable, of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The Acquiror Stockholder Approval represents the only votes of the holders of any of Acquiror’s capital stock necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such) that, if adversely decided or resolved, would, individually or in the aggregate, be material to Acquiror, or which in any manner challenges or seeks to prevent the transactions contemplated hereby. There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 3, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), since its initial public offering, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since March 3, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of March 8, 2021, and statement of operations, cash flow and stockholders’ equity of Acquiror for the period from January 15, 2021 (inception) through January 19, 2021, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). The Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) As of the date hereof, neither Acquiror (including any employee thereof) nor, to Acquiror’s knowledge, Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, the Exchange Act and the Securities Act; (ii) the appropriate filings and approvals under the rules of Nasdaq to permit Acquiror Common Stock to be issued in accordance with this Agreement to be listed on Nasdaq; (iii) the filing of the Merger Certificate in accordance with the DGCL; or (iv) any others consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an Acquiror Material Adverse Effect.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $345,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $12,075,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 3, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement, or modification is contemplated by Acquiror or, to the knowledge of Acquiror, the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding shares of Acquiror Class A Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Stockholder Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Stockholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by Company Parties with their obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since March 3, 2021, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and (b) Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business and consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, as of the date of this Agreement neither Acquiror nor Merger Sub has any Liability of the type required to be set forth on a balance sheet prepared in accordance with GAAP, except for Liabilities (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub (none of which is material or a liability for breach of Contract, breach of warranty, tort, infringement or violation of Law), or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12. Capitalization of Acquiror.

(a) The authorized capital stock of Acquiror (without giving effect to the filing of the Amended and Restated Certificate of Incorporation or the other transactions contemplated by this Agreement) consists of 261,000,000 shares, including (i) 200,000,000 shares of Acquiror Class A Common Stock, 35,490,000 shares of which are issued and outstanding, (ii) 30,000,000 shares of Acquiror Class B Common Stock, 5,000,000 shares of which are issued and outstanding, (iii) 30,000,000 shares of Acquiror Class K Common Stock, 5,000,000 shares of which are issued and outstanding, and (iv) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding ((i), (ii), (iii) and (iv) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound; and (iv) are free and clear of any Liens. As of the Effective Time, each share of Acquiror Class B Common Stock shall convert into an aggregate of 6,088,235 shares of Acquiror Class A Common Stock and each share of Acquiror Class K Common Stock shall convert into an aggregate of 8,697,479 shares of Acquiror Class A Common Stock.

(b) Prior to the Effective Time, all holders of shares of Acquiror Class B Common Stock and shares of Acquiror Class K Common Stock will have irrevocably waived any anti-dilution adjustment as to the ratio by which such shares convert into shares of Acquiror Class A Common Stock or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transaction contemplated by this Agreement.

(c) Except for Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except pursuant to this Agreement (or as contemplated hereby), the Forward Purchase Agreement and the Subscription Agreements, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities (except the conversion of Acquiror Class B Common Stock and Acquiror Class K Common Stock into Acquiror Class A Common Stock as disclosed in the Acquiror SEC Filings), or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration and the shares of Acquiror Class A Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance in all material respects with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true, correct and complete copies of which have been provided to Company Holdco on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Acquiror Class A Common Stock for a PIPE Investment Amount of at least $150,000,000 (such amount, the “Minimum PIPE Investment Amount”). As of the date of this Agreement, there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investors relating to the Subscription Agreement and, as of the date hereof, to the knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any of the Subscription Agreements not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. On or prior to the date of this Agreement, Acquiror has identified to Company Holdco each of the PIPE Investors that, to the knowledge of Acquiror, are also existing holders of Company Holdco Units (or has caused the identification of each such PIPE Investor to Company Holdco) and, to the knowledge of Acquiror, Company Holdco has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. As of the date hereof, such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), in accordance with their terms, and has not been withdrawn or terminated, or otherwise amended or modified in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements and this Agreement) to the obligations of the PIPE Investors to purchase the shares of Acquiror Class A Common Stock in the private placement in the commitment amount set forth in the Subscription Agreements on the terms therein. As of the date of this Agreement, no fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of any PIPE Investment Amount.

(f) Acquiror has provided to Company Holdco a true, correct and complete copy of the Forward Purchase Agreement entered into by Acquiror with the Sponsor, pursuant to which the Sponsor has committed, subject to the terms thereof, to provide equity financing to Acquiror solely for purposes of consummating the Business Combination in the aggregate amount of up to $25,000,000 (the “Forward Purchase Amount”). The Forward Purchase Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the knowledge of Acquiror, by Sponsor. The Forward Purchase Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Sponsor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under the Forward Purchase Agreement violates or will violate any Laws. There are no other agreements, side letters, or arrangements between Acquiror and the Sponsor that could affect the obligation of the Sponsor to contribute to Acquiror the Forward Purchase Amount in accordance with the Forward Purchase Agreement, and, as of the date of this Agreement, to the knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Forward Purchase Agreement not being satisfied by the Acquiror or by Sponsor, or the Forward Purchase Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Forward Purchase Agreement. The Forward Purchase Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the Sponsor to contribute to Acquiror the applicable portion of the Forward Purchase Amount set forth in the Forward Purchase Agreement on the terms therein.

(g) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. Except for the deferred underwriting commissions and other fees being held in the Trust Account as described in Section 5.8 and for fees payable pursuant to the letter agreement with J.P. Morgan Securities LLC dated April 25, 2021 in connection with the PIPE Investment, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Except for the Working Capital Loans, neither Acquiror nor Merger Sub have any Indebtedness.

Section 5.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) The Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any agreement (i) solely between the Acquiror and/or Merger Sub or (ii) commercial Contracts the principal purpose of which is not Taxes).

(h) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(i) Neither the Acquiror nor Merger Sub is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than commercial Contracts the principal purpose of which is not Taxes).

(j) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2).

(k) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing.

(l) Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16. Business Activities.

(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering, the filing of Acquiror SEC Filings or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub or the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date of this Agreement and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the date of this Agreement, there are no amounts outstanding under any Working Capital Loans.

Section 5.17. Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “KVSA.” Acquiror is in compliance in all material respects with the rules of Nasdaq and, as of the date hereof, there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or terminate the listing of Acquiror Class A Common Stock on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 5.18. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company Parties specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company Parties and that none of the Company Parties or any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company Parties in Article IV and in the Ancillary Agreements to which a Company Party is or will be a party, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Parties or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company Parties, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV or any Ancillary Document to which a Company Party is or will be a party.

Section 5.20. No Additional Representation or Warranties. Except as provided in this Article V and in the Ancillary Documents to which Acquiror or Merger Sub are party, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company Parties or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company Parties or their Affiliates.

ARTICLE VI

COVENANTS OF THE COMPANY PARTIES

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company Parties shall, and shall cause their Subsidiaries to, except (i) as required by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including COVID-19 Measures), or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate the business of the Company Parties in the ordinary course consistent with past practice and use commercially reasonable efforts to (A) preserve intact in all material respects the current business organization and ongoing businesses of the Company Parties and their Subsidiaries, taken as a whole, (B) maintain the existing material business relations of the Company Parties and their Subsidiaries, and (C) not terminate (other than for cause) the employment of present officers and management employees; provided, that, notwithstanding anything to the contrary in this Agreement, the Company Parties or any of their Subsidiaries may take any commercially reasonable action in good faith to mitigate the risk to the Company Parties and their Subsidiaries of COVID-19 (but only to the extent reasonable and prudent in light of the business of the Company Parties and their Subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures); provided further, that the Company Parties shall, to the extent practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, the Company Parties shall not, and shall cause their Subsidiaries not to, except as (u) set forth on Section 6.1 of the Company Disclosure Letter, (v) consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (w) required by this Agreement (including as reasonably required in connection with the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (x) required by Law (including COVID-19 Measures), (y) in connection with a Permitted Transaction or (z) in the ordinary course of business of the Company Parties (in the case of this clause (z), other than with respect to subsections (a), (b), (c), (d), (g), clauses (i), (iii) and (iv) of (h), (i), clause (i) of (j), (o), (s) and (t) below):

(a) change, waive or amend the Governing Documents of the Company Parties or any of their Subsidiaries or form or cause to be formed any new Subsidiary of the Company Parties;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution to the equityholders of the Company Parties or make any other distributions in respect of any of the equity interests of the Company Parties;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Parties’ or any of their Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Company Party or any of their Subsidiaries, except for (i) the acquisition by any Company Party or any of their Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company Parties or their Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between Company Holdco and any wholly owned Subsidiary of Company Holdco or between wholly owned Subsidiaries of Company Holdco;

(e) enter into, amend, modify or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease

(f) sell, assign, transfer, convey, lease or otherwise dispose of, or subject to a Lien (other than a Permitted Lien), any material tangible assets or properties of the Company Parties or their Subsidiaries, except for (i) dispositions of obsolete or worthless equipment and (ii) transactions among Company Holdco and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, Contracts as in effect on the date of this Agreement, or existing Company Benefit Plans, (i) grant or pay any severance (other than severance in the ordinary course of business), retention, special bonus, change in control or termination or similar pay to any employee, officer, manager, director or other individual service provider of the Company Parties or their Subsidiaries, (ii) terminate, furlough or hire any officer, employee, individual independent contractor or other service provider (other than terminations for cause), (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the compensation or benefits of any employee, officer, manager, director, independent contractor or other individual service provider, except annual merit or promotion-related increases for non-executive employees in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company Parties or any of their Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company Parties or any of their Subsidiaries;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Company Party or any Subsidiary or otherwise incur or assume any Indebtedness in excess of $5,000,000, or (ii) guarantee any Indebtedness of another Person;

(k)(i) make or change any material election in respect of material Taxes, (ii) materially amend or modify any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes or (vi) surrender or allow to expire any right to claim a refund of material Taxes;

(l) take any action where such action could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(m) issue any additional equity securities of any Company Party or securities exercisable for or convertible into any equity securities of any Company Party, other than the issuance of Company Common Stock or Company Holdco Common Units upon the exercise or settlement of Company Options or Company Holdco Options under the Company Holdco Incentive Plan and applicable award agreement, or grant any additional Company Holdco Awards, Company Awards or other equity or equity-based compensation;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company Parties or their Subsidiaries (other than the Pre-Closing Restructuring and the Merger);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages by the Company Parties in an amount less than $500,000 in the aggregate;

(p) grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company Parties and their Subsidiaries, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company Parties and their Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(q) disclose any trade secret of any Company Party or any of their Subsidiaries other than pursuant to commercially reasonable obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(t) enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of any of the Company Parties or their Subsidiaries as the bargaining representative for any employees of any of the Company Parties or their Subsidiaries;

(u) terminate without replacement any License material to the conduct of the business of the Company Parties and their Subsidiaries, taken as a whole;

(v) waive the restrictive covenant obligations of any current or former director, manager, officer, employee or other service provider of any Company Party or any of their Subsidiaries;

(w)(i) limit the right of any Company Party or any of their Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect the ordinary course operation of the businesses of the Company Parties and their Subsidiaries, taken as a whole;

(x) terminate without replacement or amend in a manner materially detrimental to the Company Parties and their Subsidiaries, taken as a whole, any insurance policy insuring the business of any Company Party or any of their Subsidiaries; or

(y) enter into any agreement to do any action prohibited under this Section 6.1.

Nothing contained in this Section 6.1 shall give Acquiror, directly or indirectly the right to control the operations of the Company Parties or any of their Subsidiaries prior to the Closing Date. Prior to the Closing

Date, each of Acquiror and the Company Parties shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company Parties or any of their Subsidiaries by third parties that may be in the Company Parties’ or any of their Subsidiaries’ possession from time to time (and for the avoidance of doubt, Acquiror shall not be deemed an agent or representative of the Company Parties for purposes of such Contracts), and except for any information that is subject to attorney-client privilege, work-product doctrine or similar privilege, the disclosure of which would, on the advice of legal counsel to the Company Parties, result in the loss of such privilege (provided that, to the extent reasonably practicable, the parties shall cooperate in good faith to permit disclosure of any such information in a manner that would not violate such obligation or privilege), and in each case to the extent permitted by applicable Law (including, without limitation, Privacy Laws and COVID-19 Measures), during the Interim Period, the Company Parties shall, and shall cause their Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company Parties and their Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company Parties and their Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company Parties and their Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company Parties or their Subsidiaries without the prior written consent of the Company Parties. All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements

(a) The Company Parties shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, audited consolidated balance sheets and statements of operations and comprehensive loss, members’ (deficit) earnings and cash flows of Company Holdco and its Subsidiaries as of and for the year ended December 31, 2020 together with the auditor’s reports thereon (the “2020 Audited Financial Statements”) and any pro forma financial statements that are required to be included in the Proxy Statement / Registration Statement, in each case, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 2020 Audited Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) The Company Parties shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, members’ (deficit) earnings and cash flows of Company Holdco and its Subsidiaries as of and for the three-month period ending March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in shall be deemed to apply to the Q1 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c) If the Effective Time has not occurred prior to August 5, 2021, and this Agreement has not been earlier terminated pursuant to Article X, then on or prior to such date, the Company Parties shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, members’ (deficit) earnings and cash flows of Company Holdco and its Subsidiaries as of and for the three- and six-month period ended June 30, 2021 (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements in the same manner as the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(d) If the Effective Time has not occurred prior to November 5, 2021, and this Agreement has not been earlier terminated pursuant to Article X, then on or prior to such date, the Company Parties shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations and comprehensive loss, members’ (deficit) earnings and cash flows of Company Holdco and its Subsidiaries as of and for the three- and nine-month period ended September 30, 2021, together with the auditor’s reports thereon (the “Q3 Financial Statements”); provided, that upon delivery of such Q3 Financial Statements, the representation and warranties set forth in Section 4.8 shall be deemed to apply to the Q3 Financial Statements in the same manner as the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(e) The Company Parties shall use their reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any Company Party or Company Party Subsidiary, Acquiror in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement / Registration Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.4. Affiliate Agreements . All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company Parties or any of their Subsidiaries.

Section 6.5. Pre-Closing Restructuring . Prior to the Closing, the Company Parties and their Subsidiaries shall take all such actions as are reasonably necessary so that the Pre-Closing Restructuring shall have been fully consummated no later than one (1) Business Day prior to the Closing Date in accordance with the terms and subject to the conditions set forth on Section 6.5 of the Company Disclosure Letter (the “Pre-Closing Restructuring Plan”); provided that, prior to taking any action to effect and consummate such Pre-Closing Restructuring Plan, the Company Parties shall provide Acquiror a reasonable opportunity to review and comment on any documentation to effect such Pre-Closing Restructuring Plan and the Company Parties shall consider in good faith any reasonable comments on such documentation provided by Acquiror prior to consummating the Pre-Closing Restructuring Plan.

Section 6.6. Acquisition Proposals . During the Interim Period, the Company Parties and their Subsidiaries shall not, and shall direct their representatives not to, directly or indirectly (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any Company Party or any of their Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of any Company Party or any of their Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. The Company Parties also agree that immediately following the execution of this Agreement they shall, and shall cause their representatives acting on their behalf, to cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective representatives) conducted heretofore in connection with an Acquisition Proposal.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a) Equity Plans. Prior to the Closing Date, Acquiror shall approve and adopt (i) the incentive equity plan in the form attached hereto as Exhibit D (with such changes as may be agreed by Acquiror and the Company Parties) (the “Incentive Equity Plan”) and (ii) the employee stock purchase plan attached hereto as Exhibit E (with such changes as may be agreed by Acquiror and the Company Parties) (the “ESPP”). The Incentive Equity Plan shall provide for an initial aggregate share reserve available for issuance at the Closing in an amount equal to 10% of the number of outstanding shares of Acquiror Class A Common Stock as of the Closing (determined on an as-converted basis as of the Closing with respect to Acquiror Class B Common Stock and Acquiror Class K Common Stock and including all shares of Acquiror Class A Common Stock issued or issuable upon exercise, settlement or conversion of Acquiror Options and Adjusted Restricted Stock Awards issued and outstanding). The ESPP shall provide for an initial aggregate share reserve thereunder equal to 2% of the number of outstanding shares of Acquiror Class A Common Stock as of the Closing (determined on an as-converted basis as of the Closing with respect to Acquiror Class B Common Stock and Acquiror Class K Common Stock and including all shares of Acquiror Class A Common Stock issued or issuable upon exercise, settlement or conversion of Acquiror Options and Adjusted Restricted Stock Awards issued and outstanding). Following the Effective Time, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and/or the ESPP, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as awards granted pursuant to the Incentive Equity Plan or acquired under the ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company Parties, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company Parties or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Company Party, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account Proceeds and Related Available Equity. Upon satisfaction, or to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall take all appropriate measures to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Stockholder Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. Listing. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on Nasdaq, and prior to the Effective Time shall prepare and submit to Nasdaq a listing application (the “Listing Application”), if required under Nasdaq rules, covering the shares of Acquiror Class A Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of Acquiror Class A Common Stock and the Company Parties shall reasonably cooperate with Acquiror with respect to such listing. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by Nasdaq: (b) Acquiror to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Registration Statement Securities, to be approved for listing on Nasdaq with the trading ticker “VH” (or such other symbol designated by the Company), in each case, as of immediately following the Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.

Section 7.4. No Solicitation by Acquiror. During the Interim Period, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with Company Holdco and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than Company Holdco and its representatives). For certainty, this Section 7.4 shall not restrict or prevent any officer, director or Affiliate of Acquiror or Sponsor from taking any of the foregoing actions with respect to any proposed transaction unrelated to Acquiror (in the case of officers and directors, not in their capacities as such).

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except (i) as contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, (ii) as required by applicable Law (including COVID-19 Measures), or (iii) as consented to by Company Holdco or the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its reasonable best efforts to operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, Acquiror and Merger Sub shall not except as (x) consented to by any Company Party in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (y) contemplated by this Agreement (including as contemplated by the PIPE Investment), the Ancillary Agreements or the Forward Purchase Agreement, or (z) required by applicable Law (including COVID-19 Measures):

(i) seek any approval from the Acquiror Stockholders to adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (A) make, declare, set aside, establish a record date for or pay any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Stockholder Redemptions;

(iii)(A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement or (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes;

(iv) take any action where such action could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(v) other than as expressly required by the Sponsor Support Agreement or the Forward Purchase Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company Parties or any of their Subsidiaries or guaranty any debt securities of another Person, other than indebtedness for borrowed money or guarantees (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (B) pursuant to any Working Capital Loans, (C) incurred between Acquiror and Merger Sub, or (D) in respect of an Acquiror Transaction Expense;

(vii) make any loans or advances to, or capital contributions in, any other Person;

(viii) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s incorporation or continuing corporate existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial;

(ix) waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or (B) any other Legal Proceeding;

(x) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xii) change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or SEC guidance;

(xiii)(A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration and issuances pursuant to the PIPE Investment and Forward Purchase Agreement, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof; or

(xiv) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents and the Trust Agreement.

Nothing contained in this Section 7.5 shall give to the Company Parties, directly or indirectly, the right to control or direct the operations of Acquiror prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company Parties shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of (i) Samir Kaul (as designated by Acquiror) and (ii) individuals to be designated by the Company Parties as directors, subject to requirements of Nasdaq, pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;

(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, work-product doctrine or similar privilege, the disclosure of which would, on the advice of legal counsel to Acquiror, result in the loss of such privilege (provided that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of any such information in a manner that would not violate such obligation or privilege), and in each case to the extent permitted by applicable Law (including, without limitation, Privacy Laws and COVID-19 Measures), during the Interim Period, Acquiror and its Subsidiaries shall afford to the Company Parties and their accountants, counsel and other representatives reasonable access (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Acquiror and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Acquiror and its Subsidiaries as such representatives may reasonably request. All information obtained by the Company Parties or their respective representatives pursuant to this Section 7.7 shall be subject to the Confidentiality Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror to furnish any such information of, or access to, the Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates.

Section 7.8. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the (x) the Company Parties and each of their Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company Parties being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company Parties, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company Parties’, Acquiror’s and their respective Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company Parties, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) Acquiror shall purchase at or prior to the Closing and shall maintain or cause to be maintained in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Acquiror as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Acquiror D&O Tail Policy”). The Acquiror D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Acquiror’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the premium for the Acquiror D&O Tail Policy shall not be in excess of 350% of the most recent premium paid by the Acquiror prior to the date of this Agreement. In the event that the premium for the Acquiror D&O Tail Policy exceeds 350% of the most recent premium paid by the Acquiror prior to the date of this Agreement, the Acquiror shall purchase the maximum coverage available for 350% of the most recent premium paid by the Acquiror prior to the date of this Agreement.

(c) The Company shall purchase at or prior to the Closing and the Acquiror shall maintain or cause to be maintained in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). The Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company shall not be obligated to pay a premium for the Company D&O Tail Policy in excess of 350% of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the premium for the Company D&O Tail Policy exceeds 350% of the most recent annual premium paid by the Company prior to the date of this Agreement, the Company may purchase the maximum coverage available for 350% of the most recent annual premium paid by the Company prior to the date of this Agreement. Notwithstanding the foregoing in this Section 7.8(c), the Acquiror in its sole discretion, in lieu of the Company purchasing the Company D&O Tail Policy, may maintain for a period of six (6) years after the Effective Time, without lapses in coverage, directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (and if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8(c) shall be continued in respect of such claim until the final disposition thereof).

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(e) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company Parties and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(f) The parties acknowledge and agree that the D&O Indemnified Parties shall be intended third party beneficiaries of this Section 7.8.

Section 7.9. Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10. PIPE Subscriptions; Forward Purchase Agreement. Unless otherwise approved in writing by any Company Party (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification (other than changes to a Subscription Agreement that are solely ministerial and non-economic de minimis changes) to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of the Forward Purchase Agreement or any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement or Forward Purchase Agreement, as applicable, remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Class A Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements and the Forward Purchase Agreement, as applicable, have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Forward Purchase Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights (a) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the Forward Purchase Agreement to cause the Sponsor to pay (or as directed by) Acquiror the applicable purchase price under the Forward Purchase Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any Subscription Agreement or from the Sponsor for any amendment to the Forward Purchase Agreement (other than changes to a Subscription Agreement or the Forward Purchase Agreement that are solely ministerial and non-economic de minimis changes); (ii) of any breach or default to the knowledge of Acquiror (or any event or circumstance that, to the knowledge of the Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement or Forward Purchase Agreement; (iii) of the receipt by the Acquiror of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of the Subscription Agreement or the Forward Purchase Agreement; and (iv) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement or Forward Purchase Agreement in accordance with its terms.

ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company Parties and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company Parties and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company Parties and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company Parties and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent permitted by Law, the Company Parties shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company Parties, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent permitted by Law, the Company Parties agree to provide Acquiror and its counsel, and Acquiror agrees to provide the Company Parties and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror or Merger Sub to (i) take, or cause to be taken, any action with respect to the Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, in each case other than with respect to the Acquiror and its Subsidiaries, or (ii) provide, or cause to be provided, nonpublic or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ nonpublic or other confidential financial or sensitive personally identifiable information (in each case, other than such information which may be provided to a Governmental Authority on a confidential basis or in connection with any Antitrust Information or Document Requests, the Registration Statement to the extent requested by the SEC, any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities).

(e) Each of the Company Parties, on the one hand, and Acquiror, on the other, shall be responsible for and pay 50% of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company Parties shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the

Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company Parties’ reasonable cooperation (including causing their Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Class A Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company Parties shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company Parties shall furnish all information concerning the Company Parties, their Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company Parties agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, Company Holdco or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act and the Proxy Statement is cleared of any comments under the Exchange Act.

(ii) To the extent permitted by Law, Acquiror will advise the Company Parties, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent permitted by Law, the Company Parties and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company Parties and their counsel. To the extent permitted by Law, Acquiror shall provide the Company Parties and their counsel with any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and each of the Company Parties and the Acquiror shall, to the extent practicable, cooperate in the preparation of, and mutually agree upon (such agreement not to be unreasonably, withheld or delayed), any written response to comments of the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents and any amendments filed in response thereto.

(iii) Each of Acquiror and the Company Parties shall use its reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company Parties, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company Parties or Acquiror, which is required or is otherwise reasonably desirable to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omitting to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading), the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Acquiror Class A Common Stock that constitute the Aggregate Merger Consideration, other than certain equity securities issuable under the Incentive Equity Plan that are based on Acquiror Class A Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a).

(vi) Each of the Company Parties, on the one hand, and Acquiror, on the other, shall be responsible for and pay 50% of all fees and expenses incurred in connection with the preparation and filing of the Offer Documents, other than the fees and expenses of advisors (which will be borne by the party incurring such fees).

(b) Acquiror Stockholder Approval. Acquiror shall (i) as promptly as practicable after the date of this Agreement after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals, duly give notice of and convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and applicable Law (including Nasdaq Listing Rule 5620(b)), for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its stockholders with the opportunity to elect to effect an Acquiror Stockholder Redemption. Acquiror shall, through unanimous approval of its Board of Directors, recommend to its stockholders the (1) the amendment and restatement of Acquiror’s Governing Documents, in substantially the forms attached as Exhibits A and B to this Agreement (the “Amendment Proposal”), (2) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (3) approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Merger, PIPE Investment and Forward Purchase Agreement, (4) approval of the adoption by Acquiror of the Incentive Equity Plan and the ESPP described in Section 7.1(a), (5) the election of directors effective as of immediately following the Closing as contemplated by Section 7.6, (6) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (7) adoption and approval of any other proposals as reasonably agreed by Acquiror and Company Holdco to be necessary or appropriate in connection with the transactions contemplated hereby, and (8) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (8), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Stockholders that they vote in favor of the Transaction Proposals (a “Modification in Recommendation”). Notwithstanding anything in this Section 8.2(b) to the contrary, if, at any time prior to obtaining the Acquiror Stockholder Approval, the Board of Directors of Acquiror determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Acquiror may, prior to obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation; provided, however, that Acquiror shall not be entitled to make, or agree or resolve to make, a Modification in Recommendation unless (i) Acquiror delivers to the Company Parties a written notice (an “Intervening Event Notice”) advising the Company Parties that the Board of Directors of Acquiror proposes to take such action and containing the material facts underlying the Board of Director’s determination that an Intervening Event has occurred (it being acknowledged that such Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., Pacific time, on the third Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. Pacific time on the third Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice, the “Intervening Event Notice Period”), the Board of Directors of Acquiror reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company Parties, Acquiror will, and will use its reasonable best efforts to cause its representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company Parties and their representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Modification in Recommendation. To the fullest extent permitted by applicable Law, Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals, in each case in accordance with this Agreement, regardless of any Modification in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall be entitled to postpone or adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than thirty (30) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Holdco Member Approvals. Upon the terms set forth in this Agreement, Company Holdco shall (i) obtain and deliver to Acquiror the Member Approvals (x) in the form of an irrevocable written consent (the “Written Consent”) executed by each of the Requisite Members (pursuant to the Member Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders (and in any event within three (3) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to members), and (y) in accordance with the terms and subject to the conditions of Company Holdco’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Member Approvals as soon as practicable after the Registration Statement is declared effective (and in any event within three (3) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to members) and, if applicable, any additional consents or approvals of its members related thereto, including enforcing the Member Support Agreement.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company Parties shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, the Company Parties or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.

Section 8.4. Section 16 Matters. Prior to the Effective Time, each of the Company Parties and Acquiror shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Common Stock or acquisitions of shares of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.5. Cooperation; Consultation.

(a) Prior to Closing, each of the Company Parties and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company Parties or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties and subject to COVID-19 Measures) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company Parties and their Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company Parties, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company Parties and their financial advisors reasonably informed with respect to the PIPE Investment during such period and consider in good faith any feedback from the Company Parties or their financial advisors with respect to such matters.

Section 8.6. Stockholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company Parties, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder or equityholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of Acquiror or the Company Parties, as applicable, threatened in writing against (a) in the case of Acquiror, Acquiror, any of Acquiror’s controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such) or (b) in the case of the Company Parties, the Company Parties, any of their Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such). Acquiror and the Company Parties shall each (w) keep the other reasonably informed regarding any Transaction Litigation, (x) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (y) consider in good faith the other’s advice with respect to any such Transaction Litigation and (z) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (A) the Company Parties, any of the Company Parties’ Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed) or (B) Acquiror, any of Acquiror’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 8.7. Stockholder Approval.

(a) Promptly after the signing of this Agreement, and in any event with one (1) Business Day, Acquiror shall deliver to the Company Parties a stockholder written consent signed by Acquiror, as sole stockholder of Merger Sub, in favor of the approval and adoption of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby.

(b) Promptly after the signing of this Agreement, and in any event within twenty-five (25) days of the date of this Agreement, the Company Parties shall deliver to Acquiror (i) a stockholder written consent signed by Company Holdco, as sole stockholder of the Company, or (ii) evidence of approval by Company Holdco, as sole stockholder of the Company, at a duly held meeting of the stockholders of the Company, in each case, in favor of the approval and adoption of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub and the Company Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which, if permitted by applicable Law, may be waived in writing by all of such parties:

(a) The Acquiror Stockholder Approval shall have been obtained with respect to the Transaction Proposals described in clauses (1) through (3), (6) and (7) of Section 8.2(b);

(b) The Member Approvals shall have been obtained;

(c) The Proxy Statement/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy Statement/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) All required filings under the HSR Act shall have been completed, and the waiting period or periods (or any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated hereby, including the exercise of the Acquiror Stockholder Redemptions in accordance with Acquiror’s Governing Documents, the PIPE Investment, and the Forward Purchase Agreement;

(g) The Pre-Closing Restructuring shall have been completed no later than one (1) Business Day prior to the Closing Date in accordance with the Pre-Closing Restructuring Plan; and

(h) The shares of Acquiror Class A Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, and, immediately following the Effective Time, Acquiror shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Acquiror shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time.

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which, if permitted by applicable Law, may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company Parties contained in the first sentence of Section 4.6(a) shall be true and correct in all respects, other than for de minimis inaccuracies, as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects, other than for de minimis inaccuracies, at and as of such date, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company Parties contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case in this clause (iii), where the failure of any such representation to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company Parties required by this Agreement and the Ancillary Agreements to be performed or complied with as of or prior to the Closing shall have been performed or complied with by the Company Parties in all material respects; and

(c) The Company Parties shall have delivered, or caused to be delivered, to Acquiror the documents set forth in Section 2.4(a).

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which, if permitted by applicable Law, may be waived in writing by the Company:

(a)(i) The representations and warranties of Acquiror contained in the first and second sentence of Section 5.12(a) shall be true and correct in all respects, other than for de minimis inaccuracies, as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects, other than for de minimis inaccuracies, at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, (ii) the representations and warranties of Acquiror and Merger Sub contained in Section 5.1, Section 5.2, Section 5.3(a), Section 5.12 (other than the first and second sentence of Section 5.12(a)) and Section 5.13 shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true in all material respects at and as of such date, and (iii) each of the representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for in each case in this clause (iii), where the failure of any such representation to be so true and correct, has not had and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;

(b) Each of the covenants and agreements of Acquiror required by this Agreement and the Ancillary Agreements to be performed or complied with as of or prior to the Closing shall have been performed or complied with by Acquiror in all material respects;

(c) At the Closing, there will be no facts, events or circumstances that would prevent the Board of Directors of Acquiror immediately following the Closing from being compromised of the individuals determined pursuant to Section 7.6;

(d) The certificate of incorporation of Acquiror and bylaws of Acquiror shall have been amended and restated to be substantially in the forms of Exhibit A (the “Amended and Restated Certificate of Incorporation”) and Exhibit B, respectively, attached hereto;

(e) Acquiror shall have delivered, or caused to be delivered, to the Company Parties the documents set forth in Section 2.4(b);

(f) The Anti-Dilution Waiver (as defined in the Sponsor Support Agreement) shall be in full force and effect;

(g) The amount of (i) immediately available cash in the Trust Account following the Acquiror Stockholders’ Meeting, after deducting the amount required to satisfy the Acquiror Stockholder Redemption Amount (but prior to payment of any Acquiror Transaction Expenses or Transaction Expenses, as contemplated by Section 11.6), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing, plus (iii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Forward Purchase Agreement, as applicable, shall be equal to or greater than $450,000,000; and

(h) The Acquiror Stockholder Approval shall have been obtained with respect to the Transaction Proposals described in clauses (4) and (5) (solely with respect to the directors designed by the Company Parties pursuant to Section 7.6(a)).

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company Parties and Acquiror;

(b) by written notice by either the Company Parties or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c) by written notice by either the Company Parties or Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice by either the Company Parties or Acquiror if the Closing has not occurred on or before December 9, 2021 (the “Agreement End Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company Parties if the Company Parties’ breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transaction contemplated by this Agreement on or before the Agreement End Date, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Acquiror if Acquiror’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transaction contemplated by this Agreement on or before the Agreement End Date;

(e) by written notice to the Company Parties from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company Parties set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating

Company Breach”), except that, if such Terminating Company Breach is curable by the Company Parties, then, for a period of up to thirty (30) days (or such shorter period of time that remains between the date Acquiror provides written notice of such breach and the Agreement End Date) after receipt by the Company Parties of notice from Acquiror of such breach, but only as long as the Company Parties exercise reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period (provided, however, that Acquiror may not terminate this Agreement pursuant to this Section 10.1(e) if Acquiror is in material breach hereof so as to prevent the conditions specified in Section 9.3(a) or Section 9.3(b) from being satisfied);

(f) by written notice to the Company Parties from Acquiror if the Member Approvals shall not have been obtained and delivered to Acquiror within five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders;

(g) by written notice to Acquiror from the Company Parties if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror, then, for a period of up to thirty (30) days (or such shorter period of time that remains between the date the Company Parties provide written notice of such breach and the Agreement End Date) after receipt by Acquiror of notice from the Company Parties of such breach, but only as long as Acquiror exercises reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period (provided, however, that the Company Parties may not terminate this Agreement pursuant to this clause Section 10.1(g) if the Company Parties are in material breach hereof so as to prevent the conditions specified in Section 9.2(a) or Section 9.2(b) from being satisfied); or

(h) by written notice to Acquiror from the Company Parties following a Modification in Recommendation.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company Parties, Acquiror or Merger Sub, as the case may be, for any willful and material breach of any covenant or agreement set forth in this Agreement or actual fraud occurring prior to such termination, except (i) that the provisions of this Section 10.2 and Article XI shall survive such termination of this Agreement and remain valid and binding obligations of the Parties, and (ii) the Confidentiality Agreement shall survive such termination of this Agreement and remain valid and binding obligations of the parties thereto.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company Parties acknowledge that (a) Acquiror is a blank check company with the powers and privileges to effect a Business Combination and (b) they have read the Acquiror SEC Filings (including Acquiror’s final prospectus dated March 3, 2021 (the “Prospectus”)), the Acquiror’s Governing Documents, and the Trust Agreement. The Company Parties further acknowledge that, as described in the Prospectus, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company Parties acknowledge that they have been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only in limited circumstances set forth in the Trust Agreement. The Company Parties further acknowledge that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by March 8, 2023 or June 8, 2023 if a definitive agreement for another Business Combination is entered into before March 8, 2023, or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, for and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company Parties hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror, including, without limitation, in connection with any willful and material breach by Acquiror of this Agreement, other than for the release of proceeds from the Trust Account upon the consummation of the Merger; provided, that (x) nothing herein shall serve to limit or prohibit the Company Parties’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Stockholder Redemption) in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror ability to fulfil its obligations to effectuate the Acquiror Stockholder Redemption and (y) nothing herein shall serve to limit or prohibit any claims that the Company Parties may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 11.1 shall survive the termination of this Agreement for any reason. In the event that either of the Company Parties, any of their Subsidiaries, any of their Affiliates or any of their respective representatives commences any Action against or involving the Trust Account in breach of this Agreement, Acquiror shall be entitled to recover from such Person its legal fees and costs in connection with any such Action.

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

Khosla Ventures Acquisition Co.

2128 Sand Hill Rd.

Menlo Park, CA 94025

Attention:	Samir Kaul
Peter Buckland
Email:	sk@khoslaventures.com
pb@khoslaventures.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, California 94111

Attention:	Jim Morrone
Luke J. Bergstrom Lauren Lefcoe
Email:	jim.morrone@lw.com
luke.bergstrom@lw.com
lauren.lefcoe@lw.com

(b)	If to the Company Parties or the Surviving Corporation, to:

Valo Health, Inc.

399 Boylston Street

Boston, MA 02116

Attention:	David A. Berry, MD, Ph.D.
Jeffrey Prowda
Email:	dberry@valohealth.com
jprowda@valohealth.com

with copies to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Stuart M. Cable
Joseph C. Theis
Email:	scable@goodwinlaw.com
jtheis@goodwinlaw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice. Notwithstanding the foregoing, in the event notice is delivered pursuant to this Section 11.3 by a means other than email, such party shall email such notice within one (1) Business Day of delivery of such notice by such other means.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Except as expressly provided in Section 7.8, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with

Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.9. Company Disclosure Letter. The Company Disclosure Letter (including any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter (including any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by the Company in the Company Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Letter. Certain information set forth in the Company Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing, executed in the same manner as this Agreement and which makes reference to this Agreement; provided, however, that after the approval of the stockholders of Acquiror, Merger Sub and the Company have been obtained, no amendment shall be made which pursuant to applicable Law requires further approval by the stockholders of the parties without such further approval.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and any Company Party, which approval shall not be unreasonably withheld by any party.

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing and will use commercially reasonable efforts to provide such announcement to the other party as soon as is reasonably practicable. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

(c) The initial press release (the “Signing Press Release”) concerning this Agreement and the transaction contemplated hereby shall be a joint press release in the form mutually agreed by Company Holdco and Acquiror prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement. Promptly after the execution of this Agreement, Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the securities Laws, which the Company Holdco shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. The Company, on the one hand, and Acquiror, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement the (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH

SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to specific enforcement of the terms and provisions of this Agreement and the Ancillary Agreements, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except as otherwise contemplated by Article XI:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Company Parties, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company Parties, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company Parties, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Conflicts and Privilege.

(a) Acquiror and the Company Parties, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “KVAC Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Valo Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the KVAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company Parties, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the KVAC Group, on the one hand, and Latham, on the other hand (the “Latham Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the KVAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company Parties prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Latham Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company Parties agree not to assert that any privilege has been waived as to the Latham Privileged Communications, by virtue of the Mergers. Notwithstanding the foregoing, if a dispute arises after the Closing between or among the Surviving Corporation or any of its Subsidiaries or its or their respective directors, members, partners, officers, employees or Affiliates (other than the KVAC Group), on the one hand, and a third party other than (and unaffiliated with) the KVAC Group, on the other hand, then the Surviving Corporation and/or any member of the Valo Group may assert the attorney-client privilege to prevent disclosure to such third party of Latham Privileged Communications.

(b) Acquiror and the Company Parties, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company Parties and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Valo Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the KVAC Group, on the other hand, any legal counsel, including Goodwin Procter LLP (“Goodwin”) that represented the Company Parties prior to the Closing may represent any member of the Valo Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company Parties in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company Parties and/or any member of the Valo Group, on the one hand, and Goodwin, on the other hand (the “Goodwin Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Valo Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company Parties under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company Parties agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Mergers.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

KHOSLA VENTURES ACQUISITION CO.

By:	/s/ Samir Kaul
Name: Samir Kaul
Title: Chief Executive Officer

KILLINGTON MERGER SUB INC.

By:	/s/ Samir Kaul
Name: Samir Kaul
Title: President

VALO HEALTH, LLC

By:	/s/ David A. Berry
Name: David A. Berry, M.D., Ph.D
Title: President and Chief Executive Officer

VALO HEALTH, INC.

By:	/s/ David A. Berry
Name: David A. Berry, M.D., Ph.D
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Acquiror Amended and Restated Certificate of Incorporation

(see attached)

EXHIBIT B

Form of Acquiror Amended and Restated Bylaws

(see attached)

EXHIBIT C

Form of Registration Rights Agreement

(see attached)

EXHIBIT D

Form of Incentive Equity Plan

(see attached)

EXHIBIT E

Form of Employee Stock Purchase Plan

(see attached)

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of September 22, 2021 (the “Amendment Date”) by and among Khosla Ventures Acquisition Co., a Delaware corporation (“Acquiror”), Killington Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Valo Health, LLC, a Delaware limited liability company (“Company Holdco”) and Valo Health, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company Holdco (the “Company” and, together with Company Holdco, the “Company Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Agreement and Plan of Merger dated as of June 9, 2021 (as may be amended, restated, or otherwise supplemented from time to time, including pursuant to this Amendment, the “Merger Agreement”);

WHEREAS, pursuant to Section 11.11 of the Merger Agreement, the Merger Agreement may be amended or modified, in whole or in part, by a duly authorized agreement in writing executed by each of the parties; and

WHEREAS, the parties wish to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE MERGER AGREEMENT

Section 1.1 The Merger Agreement is hereby amended by replacing all references to “Nasdaq” in the Merger Agreement, except for such references in Section 1.1 and Section 8.2(b) of the Merger Agreement, with “the Stock Exchange”.

Section 1.2 Amendment to Definitions. Section 1.1 of the Merger Agreement is hereby amended by:

(a) deleting the definition of “Acquiror Stockholder Approval” and replacing it in its entirety with the following:

““Acquiror Stockholder Approval” means the approval of each Transaction Proposal identified in Section 8.2(b) by the affirmative vote or written consent of the holders of the requisite number of shares of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Acquiror Stockholders’ Meeting (or any adjournment thereof) or by written consent, in each case, in accordance with the Governing Documents of Acquiror, applicable Law and the rules of the Stock Exchange.”; and

(b) adding the following definition of “Stock Exchange” immediately following the definition of “Sponsor Support Agreement”:

““Stock Exchange” means (i) Nasdaq with respect to any matters contemplated by this Agreement to occur prior to such time as the Acquiror’s Class A Common Stock is listed on the New York Stock Exchange (or is to be listed on the New York Stock Exchange in accordance with the disclosure set forth in the Proxy Statement / Registration Statement) (such time the “Listing Change”) or (ii) the New York Stock Exchange with respect to any matters contemplated by this Agreement to occur after the Listing Change, as applicable.”

Section 1.3 Amendment to Section 8.2(b) of the Merger Agreement. Section 8.2(b) of the Merger Agreement is hereby amended by deleting the words “the election of directors effective as of immediately following the Closing as contemplated by Section 7.6” and replacing them with the words “[intentionally omitted]”.

Section 1.4 Amendment to Section 9.1 of the Merger Agreement. Section 9.1 of the Merger Agreement is hereby amended by:

(a) adding the words “other than the condition set forth in Section 9.1(i)” after the words “any one or more of which”; and

(b) adding the following paragraph as a new Section 9.1(i) of the Merger Agreement:

“(i) The Amended and Restated Certificate of Incorporation shall have been approved at the Acquiror Stockholders’ Meeting by the affirmative vote of the holders of a majority of the shares of Acquiror Class A Common Stock then outstanding and entitled to vote thereon at the Acquiror Stockholders’ Meeting, voting separately as a single series.”

Section 1.5 Amendment to 9.3 of the Merger Agreement. Section 9.3 of the Merger Agreement is hereby amended by:

(a) deleting paragraph (h) and replacing it in its entirety with the following:

“(h) The Acquiror Stockholder Approval shall have been obtained with respect to the Transaction Proposal described in clause (4) of Section 8.2(b); and” and

(b) adding the following paragraph as a new Section 9.3(i) of the Merger Agreement:

“(i) “The board of directors of Acquiror shall have appointed the directors designated by the Company Parties pursuant to Section 7.6(a) effective as of immediately following the Closing.”

Section 1.6 Amendment to Section 11.2 of the Merger Agreement. Section 11.2 of the Merger Agreement is hereby amended by adding the words “; provided that, the parties may not waive compliance with Section 9.1(i)” at the end of the provision before the period.

ARTICLE 2

MISCELLANEOUS

Section 2.1 No Other Amendment. Except to the extent that any provisions of or any Exhibits or Schedules to the Merger Agreement are expressly amended by Article 1 of this Amendment, all terms and conditions of the Merger Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Merger Agreement, the provisions of this Amendment shall prevail and control.

Section 2.2 Reference to the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Merger Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement and a reference to the Merger Agreement in any such instrument or document shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

Section 2.3 General Provisions. Except as set forth in Article 1 of this Amendment, the provisions of Article I (Certain Definitions) and Article XI (Miscellaneous) of the Merger Agreement apply equally to this Amendment and are hereby deemed incorporated by reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment to be effective as of the Amendment Date.

KHOSLA VENTURES ACQUISITION CO.

By:	/s/ Samir Kaul

Name:	Samir Kaul
Title:	Chief Executive Officer

KILLINGTON MERGER SUB INC.

By:	/s/ Samir Kaul

Name:	Samir Kaul
Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan Merger]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment to be effective as of the Amendment Date.

VALO HEALTH, LLC

By:	/s/ David A. Berry

Name:	David A. Berry, M.D., Ph.D
Title:	President and Chief Executive Officer

VALO HEALTH, INC.

By:	/s/ David A. Berry

Name:	David A. Berry, M.D., Ph.D
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan Merger]

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

KHOSLA VENTURES ACQUISITION CO.

Khosla Ventures Acquisition Co., a corporation under the laws of the State of Delaware (the “Corporation”), does make, file, and record this Amended and Restated Certificate of Incorporation (the “Certificate”), and does hereby certify as follows:

1. The name of the Corporation is Khosla Ventures Acquisition Co. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 15, 2021 and was subsequently amended and restated by the filing of the Corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on January 25, 2021 (the “First Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time.

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Khosla Ventures Acquisition Co. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 261,000,000 shares, consisting of (a) 260,000,000 shares of common stock (the “Common Stock”), including (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 30,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (iii) 30,000,000 shares of Class K Common Stock (the “Class K Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2. Preferred Stock. The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3. Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote: (1) the holders of shares of Class A Common Stock shall be entitled to one vote for each such share and (2) the holders of shares of Class B Common Stock shall be entitled to the number of votes for each such share equal to the number of shares (including fractional shares) of Class A Common Stock into which such share of Class B Common Stock held by such holder would be convertible if converted as of the record date for determining stockholders entitled to vote on such matter.

(iii) Except as otherwise required by law, the shares of Class K Common Stock are non-voting and are not entitled to vote until such time as such Class K Common Stock converts to Class A Common Stock.

(iv) Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Conversion. All issued and outstanding shares of Class B Common Stock shall, immediately after the closing of the initial Business Combination, automatically convert into an aggregate number of shares of Class A Common Stock equal to (A) the quotient of (i) the Outstanding Shares divided by (ii) one minus the Applicable Percentage, minus (B) the Outstanding Shares. Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b).

The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(ii) Voting. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c) Class K Common Stock.

(i) Conversion Upon Trading Triggers.

(1) One-third of all issued and outstanding shares of Class K Common Stock as of the First Price Vesting shall automatically convert into the First Price Vesting Conversion Shares on the day following the First Price Vesting.

(2) One-third of all issued and outstanding shares of Class K Common Stock as of the Second Price Vesting shall automatically convert into the Second Price Vesting Conversion Shares on the day following the Second Price Vesting.

(3) The remaining one-third of all issued and outstanding shares of Class K Common Stock as of the Third Price Vesting shall automatically convert into the Third Price Vesting Conversion Shares on the day following the Third Price Vesting.

(ii) Conversion Upon Qualifying Strategic Transactions. In the event of any Qualifying Strategic Transaction, all of the shares of Class K Common Stock will, in the aggregate, convert into an aggregate number of shares of Class A Common Stock equal to the First Price Vesting Conversion Shares.

(iii) Conversion Upon Other Strategic Transactions. In the event of any Strategic Transaction occurring after the one year anniversary of the Corporation’s initial Business Combination that results in all of the holders of Class A Common Stock having the right to exchange their Class A Common Stock for cash, securities or other property at an effective price of at least $20.00 per share of Class A Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the then-

outstanding shares of Class K Common Stock will automatically convert into shares of Class A Common Stock as follows:

(1) if (and only if) the First Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property at an effective price greater than $20.00 per share of Class A Common Stock and less than or equal to $30.00 per share of Class A Common Stock (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), all of the then outstanding shares of Class K Common Stock will convert into a number of Class A Common Stock equal to the First Price Vesting Conversion Shares, provided, however that in calculating the First Price Vesting Conversion Shares the Applicable Percentage shall be an amount equal to (i) the original Applicable Percentage minus (ii) the product of (a) 5% multiplied by (b) a fraction, the numerator of which is equal to $30.00 minus the effective price per share of Class A Common Stock of the Strategic Transaction and the denominator of which is $10.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like);

(i) if (and only if) the Second Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property at an effective price greater than $30.00 per share of Class A Common Stock and less than or equal to $40.00 per share of Class A Common Stock (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), then, (i) the First Price Vesting shall automatically be deemed satisfied (to the extent it had not already been satisfied) and (ii) all of the then remaining outstanding shares of Class K Common Stock (after giving effect to the First Price Vesting that shall have occurred prior to or in connection with such Strategic Transaction) will convert into a number of Class A Common Stock equal to the Second Price Vesting Conversion Shares, provided, however that in calculating the Second Price Vesting Conversion Shares the Applicable Percentage shall be an amount equal to the original Applicable Percentage minus (ii) the product of (a) 5% multiplied by (b) a fraction, the numerator of which is equal to $40.00 minus the effective price per share of Class A Common Stock of the Strategic Transaction and the denominator of which is $10.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like);

(2) if (and only if) the Third Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property at an effective price greater than $40.00 per share of Class A Common Stock and less than or equal to $50.00 per share of Class A Common Stock (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), then, (i) the First Price Vesting and Second Price Vesting shall automatically be satisfied (to the extent either had not already been satisfied) and (ii) all of the then remaining outstanding shares of Class K Common Stock (after giving effect to the First Price Vesting or Second Price Vesting that shall have occurred prior to or in connection with such Strategic Transaction) will convert into a number of Class A Common Stock equal to the Third Price Vesting Conversion Shares, provided, however that in calculating the Third Price Vesting Conversion Shares the Applicable Percentage shall be an amount equal to the (i) original Applicable Percentage minus (ii) the product of (a) 5% multiplied by (b) a fraction, the numerator of which is equal to $50.00 minus the effective price per share of Class A Common Stock of the Strategic Transaction and the denominator of which is $10.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

(3) if (and only if) the Third Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property at an effective price greater than $50.00 per share of Class A

Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), then each of the First Price Vesting, Second Price Vesting and Third Price Vesting shall automatically be satisfied (to the extent any had not already been satisfied).

(iv) Pro Rata Conversion. Each share of Class K Common Stock that is converting pursuant to this Section 4.3(c) shall convert into its pro rata number of shares of Class A Common Stock that is converting pursuant to this Section 4.3(c) based on the proportion of the number of shares of Class K Common Stock that are then converting by the number of shares of Class A Common Stock issuable upon such conversion.

(v) Forfeiture. Each share of Class K Common Stock that remains issued and outstanding as of the 10th anniversary of the Corporation’s initial Business Combination shall be forfeited by the holder who holds such share Class K Common Stock for no consideration.

(d) Definitions. For purposes of this Section 4.3 the following capitalized terms shall have the following meanings:

(i) ”Applicable Percentage” means (i) for the conversion of Class B Common Stock to Class A Common Stock, 15%, (ii) for the conversion of First Price Vesting Conversion Shares, 20% (subject to adjustment as provided in Section 4.3(c)(iii)), (iii) for the conversion of Second Price Vesting Conversion Shares, 25% (subject to adjustment as provided in Section 4.3(c)(iii)) and (iv) for the conversion of Third Price Vesting Conversion Shares, 30% (subject to adjustment as provided in Section 4.3(c)(iii)).

(ii) “Business Combination” means the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

(iii) “Designated Exchange” means any U.S. national securities exchange in which the shares of Class A Common Stock are then listed.

(iv) ”Excluded Shares” means: (i) any shares of Class A Common Stock or equity-linked securities exercisable for or convertible into shares of Class A Common Stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination, (ii) any shares of Class A Common Stock issued or issuable to any holder of Class B Common Stock in a private offering consummated in connection with the Corporation’s initial public offering (the “Offering”), (iii) any shares of Class A Common Stock issuable upon conversion of any shares of Class B Common Stock or Class K Common Stock, and (iv) any other particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities approved by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(ii).

(v) ”First Price Vesting” shall occur if after the one year anniversary of the Corporation’s initial Business Combination and before the ten year anniversary of the Corporation’s initial Business Combination when the closing price of the Corporation’s Class A Common Stock on any Designated Exchange equals or exceeds $30.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.

(vi) ”First Price Vesting Conversion Shares” means an aggregate number of shares of Class A Common Stock determined by (A) the quotient of (i) the Outstanding Shares divided by (ii) one minus the Applicable Percentage, minus (B) the sum of (i) Outstanding Shares and (ii) the number of shares of Class A Common Stock issued upon conversion of the Class B Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

(vii) “Fundamental Transaction” means (A) that the Corporation shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving or resulting corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to one or more Persons, or (iii) make, or allow one or more Persons to make, or allow the Corporation to be subject to or have the Class A Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of (x) at least 50% of the outstanding Class A Common Stock (on an as converted to common stock basis), (y) at least 50% of the outstanding Class A Common Stock (on an as converted to common stock basis) calculated as if any Class A Common Stock held by all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Class A Common Stock such that all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of at least 50% of the outstanding shares of Class A Common Stock (on an as converted to common stock basis), or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Class A Common Stock (on an as converted to common stock basis), (y) at least 50% of the outstanding shares of Class A Common Stock (on an as converted to common stock basis) calculated as if any Class A Common Stock held by all the Persons making or party to, or affiliated with any Person making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Class A Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Class A Common Stock (on an as converted to common stock basis), or (v) reorganize, recapitalize or reclassify the Class A Common Stock, (B) that the Corporation shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, allow any Person individually or the Persons in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Class A Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate voting power represented by issued and outstanding shares of Class A Common Stock (on an as converted to common stock basis), or (y) at least 50% of the aggregate voting power represented by issued and outstanding shares of Class A Common Stock (on an as converted to common stock basis) not held by all such Persons as of the date of the Corporation’s initial Business Combination calculated as if any shares of Class A Common Stock held by all such Persons were not outstanding, or (C) directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(viii) “Person” means any individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(ix) ”Outstanding Shares” means the total number of shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation immediately after the closing of the initial Business Combination, as adjusted for any stock splits, dividends, reorganizations and the like, but excluding the Excluded Shares.

(x) “Qualifying Strategic Transaction” means any Strategic Transaction consummated after the Corporation’s initial Business Combination and before the one year anniversary of the Corporation’s initial Business Combination that results in the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property at an effective price of at least $15.00 per share of Class A Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

(xi) ”Second Price Vesting” shall occur if after the one year anniversary of the Corporation’s initial Business Combination and before the ten year anniversary of the Corporation’s initial Business Combination when the closing price of the Corporation’s Class A Common Stock on any Designated Exchange equals or exceeds $40.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.

(xii) ”Second Price Vesting Conversion Shares” means an aggregate number of shares of Class A Common Stock determined by (A) the quotient of (i) the Outstanding Shares divided by (ii) one minus the Applicable Percentage, minus (B) the sum of (i) the Outstanding Shares and (ii) the number of shares of Class A Common Stock issued upon conversion of the Class B Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) and (iii) the First Price Vesting Conversion Shares (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

(xiii) “Strategic Transaction” means any Fundamental Transaction occurring following the consummation of our initial Business Combination other than (i) any reorganization, recapitalization or reclassification of the Class A Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are the holders of a majority of the voting power of the surviving or resulting entity (or entities) with the authority or voting power to elect a majority of the members of the board of directors of the Corporation (or their equivalent if other than a company) of such entity or entities after such reorganization, recapitalization or reclassification, (ii) pursuant to a domestication or migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation or (iii) any transaction or series of related transactions which would result in a majority of the board of directors of the Corporation or the board of directors of the combined or resulting entity following the consummation of such transaction or series of related transactions being comprised of individuals who shall have not been members of the board of directors of the Corporation immediately prior to the consummation of such transaction or series of related transactions.

(xiv) ”Third Price Vesting” shall occur if after the one year anniversary of the Corporation’s initial Business Combination and before the ten year anniversary of the Corporation’s initial Business Combination when the closing price of the Corporation’s Class A Common Stock on any Designated Exchange equals or exceeds $50.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.

(xv) ”Third Price Vesting Conversion Shares” means an aggregate number of shares of Class A Common Stock determined by (A) the quotient of (i) the Outstanding Shares divided by (ii) one minus the Applicable Percentage, minus (B) the sum of (i) the Outstanding Shares and (ii) the number of shares of Class A Common Stock issued upon conversion of the Class B Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) and (iii) the First Price Vesting Conversion Shares and Second Price Vesting Conversion Shares (in each case as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

(e) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock (except for Class K Common Stock) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. No dividends shall be payable on the Class K Common Stock until such time as such Class K Common Stock converts to Class A Common Stock.

(f) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock (except for Class K Common Stock) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them. Class K Common Stock is not entitled to any distribution in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation until such time as such Class K Common Stock converts to Class A Common Stock.

Section 4.4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

DIRECTORS

Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws (the “Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2. Election. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter, change, add or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE VII

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 7.1. General.

(a) The provisions of this Article VII shall apply during the period commencing upon the effectiveness of this Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article VII shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offering, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes as well as expenses relating to the administration of the Trust Account, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering, or 27 if the Corporation and a third-party shall have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of this Offering or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 7.7). Holders of shares of the Common Stock sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Khosla Ventures SPAC Sponsor I, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 7.2. Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of the funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 7.2(b) and Section 7.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 7.2(b) (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,000 or any greater net tangible asset or cash requirement upon consummation of the Corporation’s initial Business Combination which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 7.2(a) pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”), which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 7.2(a) in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 7.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (A) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay taxes, by (B) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, or 27 months from the closing of the Offering if we have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of this offering or at a later date, if extended, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 7.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 7.3. Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Section 7.2(a), Section 7.2(b), Section 7.2(d) or Section 7.7. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 7.4. Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article VII.

Section 7.5. Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or an independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 7.6. No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 7.7. Additional Redemption Rights. If, in accordance with Section 7.1(a), any amendment is made to this Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, or 27 months from the closing of the Offering if we have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of this offering or at a later date, if extended, or (b) with respect to any other provisions of this Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

Section 7.8. Minimum Value of Target. The Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination.

Section 7.9. Appointment and Removal of Directors. Notwithstanding any other provision in this Certificate, prior to the closing of the initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to elect and remove any director, and the holders of Class A Common Stock shall have no right to vote on the election or removal of any director. This Section 7.9 may only be amended by a resolution passed by a holders of at least 90% of the outstanding Common Stock entitled to vote thereon.

Section 7.10. Approval of Business Combination. Notwithstanding any other provision in this Certificate, approval of the initial Business Combination shall require the affirmative vote of a majority of the Board, which must include each of the non-independent director nominees of the Sponsor.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 8.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

Section 8.2. Indemnification. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE IX

INSOLVENCY; SALE, LEASE OR EXCHANGE OF ASSETS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, add or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in ARTICLE VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall to the fullest extent permitted by law be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; and subject to the preceding provisions of this Section 10.1, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

ARTICLE XI

SEVERABILITY

If any provision or provisions (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, add or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in ARTICLE VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

* * *

That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

That this Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 3rd day of March 2021.

By:	/s/ Peter Buckland
Peter Buckland, Chief Financial Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VALO HEALTH HOLDINGS, INC.

Valo Health Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Valo Health Holdings, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 15, 2021. The name under which the Corporation was originally incorporated was Khosla Ventures Acquisition Co.

2. This Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation, as amended and restated, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Valo Health Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Effective upon the filing of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), issued and outstanding immediately prior to the Effective Time will automatically be reclassified as, and converted into, 1.217647 shares of Common Stock (as defined below) without any further action (rounded down to the nearest whole share on a stockholder-by-stockholder basis), and each share of the Corporation’s Class K common stock, par value $0.0001 per share (“Class K Common Stock”), issued and outstanding immediately prior to the Effective Time will automatically be reclassified as, and converted into, 1.7394958 shares of Common Stock (as defined below) without any further action; provided, the shares of Common Stock (as defined below) attributable to the conversion of the shares of the Corporation’s Class K Common Stock shall be subject to vesting and forfeiture unless and until they are released from the vesting and forfeiture restrictions set forth in that certain Sponsor Vesting Agreement, dated as of June 9, 2021, by and between, among others, Khosla Ventures SPAC Sponsor LLC and the Corporation.

The total number of shares of capital stock which the Corporation shall have authority to issue is [●] ([●]), of which (i) [●] ([●]) shares shall be a class designated as Class A common stock, par value $0.0001 per share (the “Common Stock”), and (ii) [●] ([●]) shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of any outstanding series of Preferred Stock and except as provided by law or in this Certificate (including in any certificate of designations of any series of Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (including any certificate of designation of any series of Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when, as and if declared by the Board of Directors or any authorized committee thereof;

(c) there shall be no cumulative voting; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation available for distribution to the stockholders shall be distributed pro rata to the holders of the Common Stock.

B. PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Common Stock and/or any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or the DGCL.

2. Election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be [●]; the initial Class II Directors of the Corporation shall be [●]; and the initial Class III Directors of the Corporation shall be [●]. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in [2022], the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in [2023], and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in [2024]. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more outstanding series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4. Vacancies. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any outstanding series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons appointed by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors.

ARTICLE VII

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

1. General.

(a) The provisions of this Article VII shall apply during the period commencing upon the effectiveness of this Certificate and terminating upon the consummation of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”) and no amendment to this Article VII shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of the Corporation’s Common Stock, Class B Common Stock and the Corporation’s Class K Common Stock.

(b) Immediately after the Corporation’s initial public offering (the “Offering”), a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offering, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes as well as expenses relating to the administration of the Trust Account, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering, or 27 if the Corporation and a third-party shall have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of this Offering or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 7 of this Article VII). Holders of shares of the Common Stock sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Khosla Ventures SPAC Sponsor I, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

2. Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of the funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 2(b) and Section 2(c) of this Article VII (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 2(b) of this Article VII (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,000 or any greater net tangible asset or cash requirement upon consummation of the Corporation’s initial Business Combination which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 2(a) of this Article VII pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”), which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 2(a) of this Article VII in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this

Section 2(b) of this Article VII. In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (A) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay taxes, by (B) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, or 27 months from the closing of the Offering if we have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of this offering or at a later date, if extended, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 2(b) of this Article VII, the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

3. Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Section 2(a), Section 2(b), Section 2(d) or Section 7 of this Article VII. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

4. Share Issuances.

Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article VII.

5. Transactions with Affiliates.

In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or an independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

6. No Transactions with Other Blank Check Companies.

The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

7. Additional Redemption Rights.

If, in accordance with Section 1(a) of this Article VII, any amendment is made to this Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, or 27 months from the closing of the Offering if we have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of this offering or at a later date, if extended, or (b) with respect to any other provisions of this Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

8. Minimum Value of Target.

The Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination.

9. Appointment and Removal of Directors.

Notwithstanding any other provision in this Certificate, prior to the closing of the initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to elect and remove any director, and the holders of Common Stock and Class K Common Stock shall have no right to vote on the election or removal of any director. This Section 9 of this Article VII may only be amended by a resolution passed by a holders of at least 90% of the outstanding Common Stock, Class B Common Stock and Class K Common Stock entitled to vote thereon.

10. Approval of Business Combination.

Notwithstanding any other provision in this Certificate, approval of the initial Business Combination shall require the affirmative vote of a majority of the Board, which must include each of the non-independent director nominees of the Sponsor.

ARTICLE VIII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE IX

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed by the stockholders at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal by the stockholders shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

If any provision of this Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate, and the court will replace such illegal, void or unenforceable provision of this Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority in voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

[Signature Page Follows]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this          day of                     , 2021.

VALO HEALTH HOLDINGS, INC.

By:
Name:
Title:

Annex D

FORM OF AMENDED AND RESTATED

BYLAWS

OF

VALO HEALTH HOLDINGS, INC.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2), (3) and (4) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and

(iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the date of adoption of these Bylaws, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form required by the Corporation (which questionnaire shall be provided by the Secretary upon written request), (vii) a representation and agreement in the form required by the Corporation (which form shall be provided by the Secretary upon written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (b) such proposed nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation; (c) such proposed nominee would, if elected as a director, comply with applicable law of the exchanges upon which the Corporation’s shares of Class A common stock, par value $0.0001 per share (“Common Stock”), trade, all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors, and applicable fiduciary duties under state law and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) intends to serve as a director for the full term for which he or she is to stand for election; (e) such proposed nominee will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects, and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading and (f) will promptly provide to the Corporation such other information as it may reasonably request and (viii) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii), as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (3) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (e) any performance-related fees (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation, or any Synthetic Equity Interests, (f)(1) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (2) if such Proposing Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (g) any significant equity interests or any Synthetic Equity Interests in any principal competitor of the Corporation held by such Proposing Persons, (h) any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (i) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (j) any material transaction occurring during the prior twelve months between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (k) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation and (l) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (l) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement (i) that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such business, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least a majority of all of the shares of capital stock of the Corporation or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable and (iii) providing any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (such statement, the “Solicitation Statement”).

For purposes of this Article I of these Bylaws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these Bylaws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit, or share in any profit, or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Article I, Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, except as provided under Rule 14a-8 under the Exchange Act, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Preferred Stock (as defined in the Certificate (as defined below)) to elect directors under specified circumstances.

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

(b) Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these Bylaws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these Bylaws.

(e) When any meeting is convened, the presiding officer or the stockholders present or represented by proxy at such meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and at any place at which a meeting of stockholders may be held under these Bylaws. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice. If a quorum was present at the original meeting, it shall also be deemed present at an adjourned session of such meeting, unless a new record date is, or is required to be, set for the adjourned session.

SECTION 5. Quorum. A majority of the outstanding shares entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. Voting and Proxies. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Article IV, Section 5 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the

DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these Bylaws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

SECTION 9. Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairperson of the Board of Directors, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairperson of the Board of Directors or the Chairperson of the Board of Directors is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then a director or officer chosen by resolution of the Board of Directors shall act as Chairperson at all meetings of stockholders. The presiding officer or director at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or three inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

SECTION 2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, provided the Board of Directors shall consist of at least one (1) member. The directors shall hold office in the manner provided in the Certificate.

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate.

SECTION 6. Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9. Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, or the President or such other officer designated by the Chairperson of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting provided, however, that if the Chairperson of the Board or the President determines that it is otherwise necessary or advisable to hold the meeting sooner, then the Chairperson of the Board or the President, as the case may be, may prescribe a shorter time period for notice to be given personally or by telephone, facsimile, electronic mail or other similar means of communication. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.

SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.

SECTION 14. Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors. The Corporation elects to be governed by the provisions of Section 141(c)(2) of the DGCL.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof.

ARTICLE III

Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairperson of the Board, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.

SECTION 2. Election. The Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

SECTION 3. Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5. Resignation and Removal. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

SECTION 6. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 7. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 8. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 9. Chairperson of the Board. The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 12. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

SECTION 15. Representation of Shares of Other Corporations. The Chairperson of the Board, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board of Directors or the President or a Vice President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

SECTION 16. Bonded Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including without limitation a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.

ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

SECTION 4. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

SECTION 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 6. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

SECTION 7. Lock-up.

(a) Subject to Section 7(b) of this Article IV, the holders of Common Stock issued (i) as consideration pursuant to the merger of Killington Merger Sub Inc., a Delaware corporation, with and into Valo Health Holdings, Inc., a Delaware corporation (the “Valo Transaction”) (such shares referred to in clause (i) of this Section 7(a), the “Merger Consideration Shares”) or (ii) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Valo Transaction in respect of awards of Valo Health Holdings, Inc. outstanding immediately prior to the closing of the Valo Transaction (such shares referred to in clause (ii) of this Section 7(a), the “Valo Equity Award Shares”) (such holders, the “Lock-up Holders,” provided that any such holders that have entered into a separate lock-up agreement with the Corporation on or about the date of the closing of the Valo Transaction shall not be considered a Lock-up Holder), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”). Subject to Section 7(b) of this Article IV, any Permitted Transferees of Lock-up Shares may not Transfer any Lock-up Shares until the end of the Lock-Period.

(b) Notwithstanding the provisions set forth in Section 7(a) of this Article IV, the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Corporation’s officers or directors, (B) any affiliates or family members of the Corporation’s officers or directors or (C) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vi) to the Corporation; or (vii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Valo Transaction.

(c) If any Lock-up Holder or Permitted Transferee is granted a release or waiver from the Lock-Up provided in this Section 7 (such holder, a “Triggering Holder”), then each other Lock-up Holder shall also be granted an early release from its obligations hereunder or under any contractual lock-up agreement with the Company on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Valo Transaction that are being released from the Lock-Up agreement multiplied by (ii) the total number of Lock-Up Shares held by such other Lock-Up Holder immediately following the consummation of the Valo Transaction.

(d) Notwithstanding the other provisions set forth in this Section 7, but subject to paragraph (c) above, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.

(e) For purposes of this Section 7:

(1) the term “Lock-up Period” means the period beginning on the closing date of the Valo Transaction and ending on the day that is 180 days after the closing date of the Valo Transaction;

(2) the term “Lock-up Shares” means the Merger Consideration Shares and the Valo Equity Award Shares; provided, that, for clarity, shares of Common Stock issued in connection with the PIPE Investment (as defined in that certain Agreement and Plan of Merger, dated as of June 9, 2021, by and among the Corporation, Khosla Ventures Acquisition Co., Killington Merger Sub Inc. and Valo Health, LLC) shall not constitute Lock-up Shares;

(3) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder or Permitted Transferee is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 7(b) of this Article IV; and

(4) the term “Transfer” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(f) Certificates representing the Lock-up Shares shall include a legend reflecting these transfer restrictions.

ARTICLE V

Indemnification

SECTION 1. Definitions. For purposes of this Article:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or

Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a Director or Officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

SECTION 11. Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board of Directors may authorize.

SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or Bylaws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of Bylaws.

(a) Amendment by Directors. Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b) Amendment by Stockholders. Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 10. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Adopted                         ,              and effective as of                         ,             .

Annex E

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of June 9, 2021, by and among Khosla Ventures SPAC Sponsor LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Khosla Ventures Acquisition Co., a Delaware corporation (“Acquiror”), Valo Health, LLC, a Delaware limited liability company (“Company Holdco”) and Valo Health, Inc., a Delaware corporation and direct wholly owned subsidiary of Company Holdco (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 990,000 shares of Acquiror Common Class A Common Stock, 5,000,000 shares of Acquiror Class B Common Stock and 5,000,000 shares of Acquiror Class K Common Stock in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Killington Merger Sub Inc., a Delaware corporation (“Merger Sub”), Company Holdco and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub will be merged with and into the Company, with the Company continuing on as the surviving corporation and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror, Company Holdco and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) to the same extent as such provisions apply to Acquiror as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with

Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Acquiror Common Stock owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock owned by such Sponsor or (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) and (ii).

Section 1.3 New Shares. In the event that (a) any shares of Acquiror Common Stock or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock of, on or affecting the shares of Acquiror Common Stock owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement (such shares of Acquiror Common Stock or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of Acquiror Common Stock owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, Sponsor Holdco and the KVAC Holders (as defined therein) shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, Sponsor Holdco, the KVAC Holders, and the Target Holders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5 Sponsor Agreements.

(a) At any meeting of the stockholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of Acquiror Common Stock:

(i) in favor of each Transaction Proposal;

(ii) in any other circumstances upon which a consent or other approval is required under the certificate of incorporation of Acquiror, as amended from time to time, or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all shares of Acquiror Common Stock held at such time in favor thereof, including any Anti-Dilution Waiver;

(iii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(v) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and

(vi) against any and all other proposals that could reasonably be expected to (A) delay or impair the ability of Acquiror or Merger Sub to consummate the Transactions or (B) except as contemplated by the Merger Agreement and Transaction Proposals, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain (i) Letter Agreement, dated as of March 3, 2021, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement, (ii) Forward Purchase Agreement entered into as of March 3, 2021 between Acquiror and Sponsor Holdco (the “Forward Purchase Agreement”) and (iii) the Sponsor Vesting Agreement (as defined below). Each Sponsor and Acquiror agrees not to amend, modify, waive, or terminate, or assign any of its rights, interests or obligations under, such agreements without the prior written consent of the Company or Company Holdco.

(c) In connection with the execution of this Agreement, Sponsor Holdco shall deliver to Acquiror, Company Holdco and the Company the Sponsor Vesting Agreement by and between Sponsor Holdco and Acquiror in the form attached hereto as Exhibit A. Sponsor Holdco and Acquiror agree not to amend, modify, waive or terminate such agreements without the prior written consent of the Company or Company Holdco.

(d) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6 Further Assurances. Each Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), in each case as reasonably mutually requested by Acquiror and the Company, to effect the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would in any material respect restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8 Lock-Up Agreement. Each Sponsor will deliver to Acquiror, substantially simultaneously with the Effective Time, a duly executed copy of the Lock-Up Agreement, in the form attached as Exhibit B.

Section 1.9 Waiver of Anti-Dilution Provision. Sponsor Holdco hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the Second Amended and Restated Certificate of Incorporation of Acquiror (as may be amended from time to time, the “Certificate of Incorporation”), the provisions of (a) Section 4.3(b) of the Certificate of Incorporation to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than 1:1.217647, (b) Section 4.3(c) to have the Acquiror Class K Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than 1:1.7394958 and (c) any other adjustments or anti-dilution protections that arise in connection with the issuance of shares of Acquiror Common Stock (the “Anti-Dilution Waiver”). The waiver specified in this Section 1.9 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any shares of Acquiror Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror, Company Holdco and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of such Sponsor’s shares of Acquiror Common Stock, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock (other than transfer restrictions under the Securities Act and, in the case of Sponsor Holdco, pursuant to that certain Sponsor Voting Agreement, dated as of March 26, 2021, by and among Sponsor Holdco and Acquiror (the “Sponsor Voting Agreement”)) affecting any such shares of Acquiror Common Stock, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s shares of Acquiror Common Stock are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s shares of Acquiror Common Stock are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock, except as provided hereunder, under the Voting Letter Agreement and, in the case of Sponsor Holdco, the Sponsor Voting Agreement. Other than pursuant to the Forward Purchase Agreement and for shares of Acquiror Class B Common Stock and shares of Acquiror Class K Common Stock, as applicable, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s shares of Acquiror Common Stock), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except for the deferred underwriting commissions and other fees being held in the Trust Account and for fees payable pursuant to the letter agreement with J.P. Morgan Securities LLC dated April 25, 2021 in connection with the PIPE Investment, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Agreements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror, Company Holdco and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor, Acquiror and either Company Holdco or the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any willful breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Miscellaneous. Sections 11.7 (Governing Law), 11.13 (Severability) 11.14 (Jurisdiction; Waiver of Jury Trial), and 11.15 (Enforcement) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

Section 3.3 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.4 Amendment; Waiver. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Sponsor Holdco and either Company Holdco or the Company.

Section 3.5 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Khosla Ventures Acquisition Co.

2128 Sand Hill Rd.

Menlo Park, CA 94025

Attention:	Samir Kaul
Peter Buckland
Email:	sk@khoslaventures.com
pb@khoslaventures.com

with a copy to (which will not constitute notice):

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, California 94111

Attention:	Jim Morrone
Luke J. Bergstrom
Lauren Lefcoe

Email:	jim.morrone@lw.com
luke.bergstrom@lw.com
lauren.lefcoe@lw.com

If to Company Holdco or the Company:

Valo Health, Inc.

399 Boylston Street

Boston, MA 02116

Attention:	David A. Berry, MD, Ph.D.;
Jeffrey Prowda
Email:	dberry@valohealth.com
jprowda@valohealth.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Stuart M. Cable
Joseph C. Theis
Email:	scable@goodwinlaw.com
jtheis@goodwinlaw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, California 94111

Attention:	Jim Morrone
Luke J. Bergstrom
Lauren Lefcoe
Email:	jim.morrone@lw.com
luke.bergstrom@lw.com
lauren.lefcoe@lw.com

Notwithstanding the foregoing, in the event notice is delivered pursuant to this Section 3.5 by a means other than email, such party shall email such notice within one (1) Business Day of delivery of such notice by such other means.

Section 3.6 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.7 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, Company Holdco and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

KHOSLA VENTURES SPAC SPONSOR LLC

By:	/s/ Samir Kaul
Name: Samir Kaul
Title: President and Chief Executive Officer

/s/ Vinod Khosla
Name: Vinod Khosla

/s/ Samir Kaul
Name: Samir Kaul

/s/ Peter Buckland
Name: Peter Buckland

/s/ Jagdeep Singh
Name: Jagdeep Singh

/s/ Derek Anthony West
Name: Derek Anthony West

/s/ Rajiv Shah
Name: Rajiv Shah

/s/ Molly Coye
Name: Molly Coye

/s/ Mario Schlosser
Name: Mario Schlosser

/s/ Dmitri Shklovsky
Name: Dmitri Shklovsky

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

KHOSLA VENTURES ACQUISITION CO.

By:	/s/ Peter Buckland
Name: Peter Buckland
Title: Chief Operating Officer, Chief Financial Officer and Secretary

[Signature Page to Sponsor Support Agreement]

COMPANY HOLDCO:

VALO HEALTH LLC

By:	/s/ David A. Berry
Name: /s/ David A. Berry, M.D., Ph.D.
Title: President and Chief Executive Officer

COMPANY:

VALO HEALTH, INC.

By:	/s/ David A. Berry
Name: /s/ David A. Berry, M.D., Ph.D.
Title: President and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Acquiror Common Stock

Sponsor	Acquiror Class A Common Stock		Acquiror Class B Common Stock		Acquiror Class K Common Stock
Khosla Ventures SPAC Sponsor LLC c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	990,000		4,760,000		5,000,000

Vinod Khosla c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–	(1)	–	(1)	–	(1)

Samir Kaul c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–	(1)	–	(1)	–	(1)

Peter Buckland c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–		–		–

Jagdeep Singh c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–		40,000		–

Derek Anthony West c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–		40,000		–

Rajiv Shah c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–		40,000		–

Molly Coye c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–		40,000		–

Mario Schlosser c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–		40,000		–

Dmitri Shklovsky c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–		40,000		–

(1) Messrs. Khosla and Kaul may be deemed to beneficially own securities held by Khosla Ventures SPAC Sponsor LLC by virtue of their shared control over Khosla Ventures SPAC Sponsor LLC. Each of Messrs. Khosla and Kaul disclaims beneficial ownership of securities held by Khosla Ventures SPAC Sponsor LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Registration Rights Agreement, dated March 3, 2021, between Acquiror, Sponsor Holdco and certain other security holders named therein.

2.	Letter Agreement, dated March 3, 2021, between Acquiror and the Sponsors.

3.	Sponsor Voting Agreement, dated March 26, 2021, between Acquiror and Sponsor Holdco.

4.	Private Placement Shares Purchase Agreement, dated March 3, 2021, between Acquiror and Sponsor Holdco.

5.	Forward Purchase Agreement, dated March 3, 2021, between Acquiror and Sponsor Holdco.

6.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Peter Buckland.

7.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Jagdeep Singh.

8.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Derek Anthony West.

9.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Rajiv Shah.

10.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Molly Coye.

11.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Mario Schlosser.

12.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Dmitri Shklovsky.

13.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Samir Kaul.

14.	Subscription Agreement, dated June 9, 2021, between Acquiror and an affiliate of certain of the Sponsors.

[Schedule II to Sponsor Support Agreement]

Exhibit A

Sponsor Vesting Agreement

Exhibit B

Lock-Up Agreement

Annex F

Execution Version

MEMBER SUPPORT AGREEMENT

This Member Support Agreement (this “Agreement”) is dated as of June 9, 2021, by and among Khosla Ventures Acquisition Co., a Delaware corporation (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Member” and, collectively, the “Members”), Valo Health, LLC, a Delaware limited liability company (“Company Holdco”) and Valo Health, Inc., a Delaware Corporation and direct wholly owned subsidiary of Company Holdco (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Members are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of Company Holdco Units as are indicated opposite each of their names on Schedule I attached hereto (all such Company Holdco Units, together with any Company Holdco Units and shares of Company Common Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Member during the period from the date hereof through the Expiration Time (including in connection with the Pre-Closing Restructuring) are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Killington Merger Sub Inc., a Delaware corporation (“Merger Sub”), Company Holdco and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub will be merged with and into the Company, with the Company continuing on as the surviving corporation and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, including the Pre-Closing Restructuring, the “Transactions”);

WHEREAS, no later than one (1) business day prior to the Closing Date and subject to the conditions of the Merger Agreement, Company Holdco and the Company shall consummate the Pre-Closing Restructuring, pursuant to which, among other things, Company Holdco will merge with and into the Company, with the Company being the surviving corporation and, after giving effect to such merger, the former holders of all of the outstanding Company Holdco Units will collectively own all of the outstanding shares of Company Common Stock;

WHEREAS, upon the Effective Time and following the Pre-Closing Restructuring, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive a certain number of shares of Acquiror Class A Common Stock;

WHEREAS, upon consummation of the Merger, each of the agreements set forth on Schedule II attached hereto (collectively, the “Investment Agreements”) will automatically terminate without any further action on the part of the parties thereto pursuant to their respective terms; and

WHEREAS, as an inducement to Acquiror, Company Holdco and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

F-1

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

MEMBER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Compliance with Merger Agreement. Each Member hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Member shall be bound by and comply with Sections 6.6 (Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) to the same extent as such provisions apply to the Company Parties as if such Member was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the “Expiration Time”), except as expressly contemplated by the Merger Agreement or with the prior written consent of Acquiror, each Member shall not (i) sell, offer to sell, contract or agree to sell, transfer (including by operation of law), hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Subject Securities or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities (clauses (i) and (ii) collectively, a “Transfer”) or (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) and (ii); provided, however, that the foregoing shall not apply to any Transfer to a Member’s Affiliates, provided that such transferee agrees in a written agreement to be bound by this Agreement prior to the occurrence of such Transfer.

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Securities are issued to a Member after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities or otherwise (including in connection with the Pre-Closing Restructuring), (b) a Member purchases or otherwise acquires beneficial ownership of any Subject Securities or (c) a Member acquires the right to vote or share in the voting of any Subject Securities (collectively the “New Securities”), then such New Securities acquired or purchased by such Member shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Member as of the date hereof.

Section 1.4 Member Agreements. Hereafter until the Expiration Time, each Member hereby unconditionally and irrevocably agrees that, at any meeting of the members of Company Holdco, or following the Pre-Closing Restructuring, stockholders of the Company (in each case, including any adjournment or postponement thereof), and in any action by written consent of the members of Company Holdco, or following the Pre-Closing Restructuring, stockholders of Company, requested by the Board of Directors of Company Holdco or the Company or otherwise undertaken as contemplated by the Transactions, including in the form attached as Exhibit A (which written consent shall be delivered as promptly as reasonably practicable, and in any event within three (3) Business Days, after the Registration Statement (as contemplated by the Merger Agreement) has been declared effective under the Securities Act and has been delivered or otherwise made available to the stockholders of Acquiror and the members of Company Holdco), such Member shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Securities to be counted as present thereat for purposes of establishing a quorum, and such Member shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Securities:

(a) to approve and adopt the Merger Agreement and the Transactions (including the Pre-Closing Restructuring);

F-2

(b) to authorize and approve (i) the Merger as a SPAC Transaction (as defined in the Company Holdco Operating Agreement) and (ii) the Pre-Closing Restructuring as a Corporate Conversion (as defined in the Company Holdco Operating Agreement), in each case, pursuant to Section 10.11 of the Company Holdco Operating Agreement;

(c) in any other circumstances upon which a consent or other approval is required under the Company Holdco Operating Agreement, the Investment Agreements, or, following the Pre-Closing Restructuring, the certificate of incorporation of the Company, as amended from time to time or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Member’s Subject Securities held at such time in favor thereof;

(d) against and withhold consent with respect to any Acquisition Proposal; and

(e) against any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Transactions.

Each Member hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.5 Proxy

(a) Without limiting any other rights or remedies of the Company Parties, each Member hereby irrevocably appoints each of the Company Holdco and the Company or any individual designated by Company Holdco and the Company as the Member’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Member, to attend on behalf of the Member any meeting of the members of the Company Holdco with respect to the matters described in Section 1.4, to include the Subject Securities in any computation for purposes of establishing a quorum at any such meeting of the members of the Company Holdco, to vote (or cause to be voted) the Subject Securities or consent (or withhold consent) with respect to any of the matters described in Section 1.4 in connection with any meeting of the members of the Company Holdco or any action by written consent by the members of the Company Holdco (including the Member Written Consent), in each case, in the event that the Member fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1.4.

(b) The proxy granted by the Member pursuant to Section 1.5(a) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company Parties entering into the Merger Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Member pursuant to Section 1.5(a) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Member and shall revoke any and all prior proxies granted by the Member with respect to the Subject Securities. The vote or consent of the proxyholder in accordance with Section 1.5(a) and with respect to the matters in Section 1.4 shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Securities and a vote or consent by the Member of the Subject Securities (or any other Person with the power to vote the Subject Securities) with respect to the matters in Section 1.4. The proxyholder may not exercise the proxy granted pursuant to Section 1.5(a) on any matter except those provided in Section 1.4. For the avoidance of doubt, the Member may vote the Subject Securities on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

Section 1.6 No Challenges. Each Member agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, Company Holdco, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Merger Agreement or the Transactions (including the Pre-Closing Restructuring).

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Section 1.7 Appraisal Rights. Each Member hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the transactions contemplated by the Merger Agreement that he, she or it may have with respect to the Subject Securities under applicable Law.

Section 1.8 Affiliate Agreements. Each Member hereby agrees and consents to the termination of all Affiliate Agreements set forth on Schedule II attached hereto to which such Member is party, effective as of the Effective Time without any further liability or obligation to Company Holdco, the Company, the Company’s Subsidiaries or Acquiror.

Section 1.9 Registration Rights Agreement. Each of the Members that is a Major Company Stockholder will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Amended and Restated Registration Rights Agreement, by and among Acquiror, the Target Holders (as defined therein) and the KVAC Holders (as defined therein), in substantially in the form attached as Exhibit C to the Merger Agreement.

Section 1.10 Further Assurances. Each Member shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), in each case as reasonably mutually requested by Acquiror and the Company, to effect the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

Section 1.11 No Inconsistent Agreement. Each Member hereby represents and covenants that such Member has not entered into, and shall not enter into, any agreement that would in any material respect restrict, limit or interfere with the performance of such Member’s obligations hereunder.

Section 1.12 Lock-Up Agreement. Each of the Members will deliver to Acquiror, substantially simultaneously with the Effective Time, a duly executed copy of the Lock-Up Agreement, in the form attached as Exhibit B.

Section 1.13 Consent to Disclosure. Each Member hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror, Company Holdco or the Company to any Governmental Authority or to securityholders of Acquiror) of such Member’s identity and beneficial ownership of Subject Securities and the nature of such Member’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror, Company Holdco or the Company, a copy of this Agreement. Each Member will promptly provide any information reasonably requested by Acquiror, Company Holdco or the Company that is necessary for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Members. Each Member represents and warrants as of the date hereof to Acquiror, Company Holdco and the Company (solely with respect to itself, himself or herself and not with respect to any other Member) as follows:

(a) Organization; Due Authorization. If such Member is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Member’s corporate, limited liability company or

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organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Member. If such Member is an individual, such Member has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Member and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Member, enforceable against such Member in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Member.

(b) Ownership. Such Member is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of such Member’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) the Company Holdco Operating Agreement, (iii) the Merger Agreement, or (iv) any applicable securities Laws. Such Member’s Subject Securities are the only equity securities in Company Holdco and the Company owned of record or beneficially by such Member on the date of this Agreement, and none of such Member’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Company Holdco Operating Agreement. Such Member does not hold or own any rights to acquire (directly or indirectly) any equity securities of Company Holdco or the Company or any equity securities convertible into, or which can be exchanged for, equity securities of Company Holdco or the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Member does not, and the performance by such Member of his, her or its obligations hereunder will not, (i) if such Member is not an individual, conflict with or result in a violation of the organizational documents of such Member or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Member or such Member’s Subject Securities) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Member of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Member, or to the knowledge of such Member threatened against such Member, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Member of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Member has been furnished or given access to adequate information concerning the business and financial condition of Acquiror, Company Holdco and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror, Company Holdco or the Company and based on such information as such Member has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Member acknowledges that Acquiror, Company Holdco and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Member acknowledges that the agreements contained herein with respect to the Subject Securities held by such Member are irrevocable and result in the waiver of any right of the undersigned to demand appraisal in connection with the Merger under Section 262 of the General Corporation Law of the State of Delaware or any other Law.

(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Member, for which Company Holdco, the Company or any of its Affiliates may become liable.

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(g) Acknowledgment. Such Member understands and acknowledges that each of Acquiror, Company Holdco and the Company is entering into the Merger Agreement in reliance upon such Member’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Member, the written agreement of Acquiror, Company Holdco, the Company and such Member. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any willful breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Miscellaneous. Sections 11.7 (Governing Law), 11.13 (Severability) 11.14 (Jurisdiction; Waiver of Jury Trial), and 11.15 (Enforcement) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

Section 3.3 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.4 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Members and either Company Holdco or the Company.

Section 3.5 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Khosla Ventures Acquisition Co.

2128 Sand Hill Rd.

Menlo Park, CA 94025

Attention:	Samir Kaul
Peter Buckland
Email:	sk@khoslaventures.com
pb@khoslaventures.com

with a copy to (which will not constitute notice):

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, California 94111

Attention:	Jim Morrone
Luke J. Bergstrom
Lauren Lefcoe

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Email:	jim.morrone@lw.com
luke.bergstrom@lw.com
lauren.lefcoe@lw.com

If to Company Holdco or the Company:

Valo Health, Inc.

399 Boylston Street

Boston, MA 02116

Attention:	David A. Berry, MD, Ph.D.;
Jeffrey Prowda
Email: dberry@valohealth.com
jprowda@valohealth.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Stuart M. Cable
Joseph C. Theis
Email:	scable@goodwinlaw.com
jtheis@goodwinlaw.com

If to a Member:

To such Member’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Stuart M. Cable
Joseph C. Theis
Email:	scable@goodwinlaw.com
jtheis@goodwinlaw.com

Notwithstanding the foregoing, in the event notice is delivered pursuant to this Section 3.5 by a means other than email, such party shall email such notice within one (1) Business Day of delivery of such notice by such other means.

Section 3.6 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.7 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.8 Interpretation. The parties hereto each hereby agree that covenant, agreement, promise, representation and/or warranty contained in this Agreement shall be made on a several, and not joint, basis by each party hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

KDT VH INVESTMENTS, LLC

By:	/s/ Brett Chugg
Name: Brett Chugg
Title: Managing Director

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

PORT-AUX-CHOIX PRIVATE INVESTMENTS INC.

By:	/s/ Adam Smalley
Name: Adam Smalley
Title: Authorized Person

By:	/s/ Jonathan Ostrzega
Name: Jonathan Ostrzega
Title: Authorized Person

Address:

1250 René-Lévesque Boulevard West, Suite 1400

Montréal, Québec

Canada H3B 5E9

With a copy to:

Charlotte E. Muellers at CEMuellers@investpsp.com

Adam Smalley at ASmalley@investpsp.com

Brian Myers at BMyers@investpsp.com

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

Flagship Pioneering Fund VI, L.P.

By:	Flagship Pioneering Fund VI General Partner LLC Its General Partner

By:	Flagship Pioneering, Inc. It’s Manager

By:	/s/ Noubar B. Afeyan
Name: Noubar B. Afeyan, Ph.D.
Title: Chief Executive Officer

Flagship VentureLabs VI LLC

By:	Flagship VentureLabs VI Manager LLC Its Manager

By:	Flagship Pioneering, Inc. Its sole member

By:	/s/ Noubar B. Afeyan
Name: Noubar B. Afeyan
Title: Chief Executive Officer

Flagship Pioneering Special Opportunities Fund II, L.P.

By:	Flagship Pioneering Special Opportunities Fund II General Partner LLC Its General Partner

By:	Flagship Pioneering, Inc. Its Manager

By:	/s/ Noubar B. Afeyan
Name: Noubar B. Afeyan
Title: Chief Executive Officer

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

DAVID BERRY 2012 REVOCABLE TRUST

By:	/s/ Yelena Dudochkin
Name: Yelena Dudochkin
Title: Trustee

THE BERRY FAMILY IRREVOCABLE TRUST OF 2019

By:	/s/ Yelena Dudochkin
Name: Yelena Dudochkin
Title: Trustee

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ David Epstein
Name: David Epstein

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Ronald W. Hovsepian
Name: Ronald Hovsepian

MEGAN S HOVSEPIAN 221 IRREVOCABLE TRUST

By:	/s/ Sean Becker
Name: Sean Becker
Title: Vice President

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Paul Biondi
Name: Paul Biondi

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Shreeram Aradhye
Name: Shreeram Aradhye

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Harsha Ramalingam
Name: Harsha Ramalingam

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Graeme Bell
Name: Graeme Bell

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Daniel Troy
Name: Daniel Troy

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Nish Lathia
Name: Nish Lathia

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Hilary Malone
Name: Hilary Malone

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Adam Smalley
Name: Adam Smalley

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Brett Chugg
Name: Brett Chugg

[Signature Page to Member Support Agreement]

IN WITNESS WHEREOF, the Members, Acquiror, Company Holdco and the Company have each caused this Member Support Agreement to be duly executed as of the date first written above.

MEMBERS:

/s/ Judy Lewent
Name: Judy Lewent

[Signature Page to Member Support Agreement]

ACQUIROR:

KHOSLA VENTURES ACQUISITION CO.

By:	/s/ Samir Kaul
Name: Samir Kaul
Title: Chief Executive Officer

[Signature Page to Member Support Agreement]

COMPANY HOLDCO:

VALO HEALTH, LLC

By:	/s/ David Berry
Name: David A. Berry, M.D., Ph.D
Title: President and Chief Executive Officer

COMPANY:

VALO HEALTH, INC.

By:	/s/ David Berry
Name: David A. Berry, M.D., Ph.D
Title: Chief Executive Officer

[Signature Page to Member Support Agreement]

Schedule I

Company Member Subject Securities

Holder	Common Units	Series A Preferred Units	Series B Preferred Units	Incentive Units	Notice Information
KDT VH Investments, LLC	0	0	18,753,503	0	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116 With a copy to: c/o Koch Disruptive Technologies, LLC 4111 East 37th Street North Wichita, Kansas 67220

Port-aux-Choix Private Investments Inc.	0	12,500,000	8,505,137	0

c/o Valo Health, Inc.

399 Boylston Street

Boston, MA 02116

With a copy to:

1250 René-Lévesque Boulevard West, Suite 1400

Montréal, Québec

Canada H3B 5E9

With a copy to:

Charlotte E. Muellers at CEMuellers@investpsp.com

Adam Smalley at ASmalley@investpsp.com

Brian Myers at BMyers@investpsp.com

Flagship VentureLabs VI, LLC	74,710,000	0	0	0	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116 With a copy to: 55 Cambridge Parkway, Suite 800E Cambridge, MA 02142

Flagship Pioneering Fund VI, L.P.	0	6,199,821	1,701,027	0	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116 With a copy to: 55 Cambridge Parkway, Suite 800E Cambridge, MA 02142

[Schedule I to Member Support Agreement]

Holder	Common Units	Series A Preferred Units	Series B Preferred Units	Incentive Units	Notice Information

Nutritional Health Fund LTP, L.P.	0	750,000	0	0	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116 With a copy to: 55 Cambridge Parkway, Suite 800E Cambridge, MA 02142

Flagship Pioneering Special Opportunities Fund II, L.P.	0	0	2,551,541	0	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116 With a copy to: 55 Cambridge Parkway, Suite 800E Cambridge, MA 02142

David Berry 2012 Revocable Trust	0	0	0	6,000,000	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

David Berry 2012 Revocable Trust	0	0	0	600,000	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

The Berry Family Irrevocable Trust of 2019	0	0	0	600,000	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

David Berry	0	0	0	0	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

David Epstein	0	0	0	1,200,000	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

Ronald Hovsepian	0	0	0	900,000	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

Megan S Hovsepian 2021 Irrevocable Trust	0	0	0	900,000	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

Paul Biondi	0	0	0	255,713	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116 With a copy to: c/o Flagship Pioneering 55 Cambridge Parkway, Cambridge MA 02142

[Schedule I to Member Support Agreement]

Holder	Common Units	Series A Preferred Units	Series B Preferred Units	Incentive Units	Notice Information

Shreeram Aradhye	0	0	0	255,713	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

Harsha Ramalingam	0	0	0	383,569	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

Graeme Bell	0	0	21,400	542,336	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

Daniel Troy	0	0	0	602,596	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

Nish Lathia	0	0	0	248,000	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

Hilary Malone	0	0	0	542,336	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116

Adam Smalley	0	0	0	0	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116 With a copy to: c/o PSP Investments 1250 Rene-Levesque Blvd, Suite 1400, Montreal, QC H3B 5E9 Canada

Brett Chugg	0	0	0	0	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116 With a copy to: c/o Koch Disruptive Technologies, LLC 4111 East 37th Street North Wichita, Kansas 67220

Judy Lewent	0	0	0	0	c/o Valo Health, Inc. 399 Boylston Street Boston, MA 02116
Total:	74,710,000	19,449,821	31,532,608	13,030,263

[Schedule I to Member Support Agreement]

Schedule II

Investment Agreements

1.	Series A Milestone Closing Side Letter, dated as of July 5, 2019, by and between Company Holdco and Port-aux-Choix Private Investments Inc.

2.	Side Letter, dated as of December 11, 2020, by and between Company Holdco and Port-aux-Choix Private Investments Inc.

3.	Series A Management Rights Letter dated as of July 5, 2019, by and between Flagship Pioneering Fund VI, L.P., Flagship VentureLabs VI, LLC, Nutritional Health LTP Fund, L.P. and Company Holdco.

4.	Series B Preferred Unit Investment Management Rights Letter dated as of February 26, 2021 by and between Company Holdco and KDT VH Investments, LLC.

[Schedule II to Member Support Agreement]

Exhibit A

Member Written Consent

Exhibit B

Lock-Up Agreement

Annex G

Execution Version

SPONSOR VESTING AGREEMENT

This SPONSOR VESTING AGREEMENT (this “Agreement”), dated as of June 9, 2021, is made by and between Khosla Ventures SPAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Khosla Ventures Acquisition Co., a Delaware corporation (the “Company”), Valo Health, LLC, a Delaware limited liability company (“Valo Health Holdco”) and Valo Health, Inc., a Delaware corporation and a direct wholly owned subsidiary of Valo Health Holdco (“Valo Health”). The Sponsor, the Company, Valo Health Holdco and Valo Health are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Sponsor holds (i) 4,760,000 shares of Acquiror Class B Common Stock, (ii) 5,000,000 shares of Acquiror Class K Common Stock and (iii) 990,000 shares of Acquiror Class A Common Stock (the “Private Placement Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, Killington Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), Valo Health Holdco and Valo Health have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Valo Health Holdco would merge with and into Valo Health, and subsequently Merger Sub would merge with and into Valo Health, with Valo Health continuing on as the surviving entity and a wholly owned subsidiary of the Company (the “Surviving Corporation”), on the terms and conditions set forth therein;

WHEREAS, as of the Effective Time, all of the 4,760,000 shares of Acquiror Class B Common Stock held by Sponsor will be converted into an aggregate of 5,795,999 shares of Acquiror Class A Common Stock (the “Vested Shares”) and all of the 5,000,000 shares of Acquiror Class K Common Stock held by the Sponsor will be converted into an aggregate of 8,697,479 shares of Acquiror Class A Common Stock (the “Unvested Shares,” and together with the Vested Shares, the “Sponsor Shares” and such conversion, the “Sponsor Share Conversion”); and

WHEREAS, the Sponsor Share Conversion is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Board” means the Board of Directors of the Company.

“Change of Control” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the securities of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction, other than the Merger, in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Common Stock” means Acquiror Class A Common Stock.

“First Price Vesting” shall occur if after the one year anniversary of the Closing Date and before the ten year anniversary of the Closing Date the closing price of the Common Stock equals or exceeds $30.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within a 30-Trading Day period.

“First Price Vesting Shares” means 2,536,765 Unvested Shares (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like).

“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of March 3, 2021, by and between the Company and Sponsor, or any subscription agreement between the Company and Sponsor that may be entered into in connection with Sponsor’s obligations under the Forward Purchase Agreement.

“Person” means any individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“Qualifying Strategic Transaction” means any Strategic Transaction consummated after the Closing Date and before the one year anniversary of the Closing Date that results in the holders of Common Stock having the right to exchange their shares of Common Stock for cash, securities or other property at an effective price of at least $15.00 per share of Common Stock (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like).

“Second Price Vesting” shall occur if after the one year anniversary of the Closing Date and before the ten year anniversary of the Closing Date the closing price of the Common Stock equals or exceeds $40.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within a 30-Trading Day period.

“Second Price Vesting Shares” means 2,875,000 Unvested Shares (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

“Sponsor Shares” has the meaning set forth in the Recitals hereto. For the avoidance of doubt, Sponsor Shares shall not include the Private Placement Shares or any shares of Common Stock issued pursuant to the Forward Purchase Agreement.

“Strategic Transaction” means any Change of Control occurring after the Closing Date, other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are the holders of a majority of the voting power of the surviving or resulting entity (or entities) with the authority or voting power to elect a majority of the members of the Board (or their equivalent if other than a company) of such entity or entities after such reorganization, recapitalization or reclassification, (ii) pursuant to a domestication or migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (iii) any transaction or series of related transactions that would result in a majority of the Board or the board of directors of the combined or resulting entity following the consummation of such transaction or series of related transactions being comprised of individuals who shall have not been members of the Board immediately prior to the consummation of such transaction or series of related transactions.

“Third Price Vesting” shall occur if after the one year anniversary of the Closing Date and before the ten year anniversary of the Closing Date the closing price of the Common Stock equals or exceeds $50.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within a 30-Trading Day period.

“Third Price Vesting Shares” means 3,285,714 Unvested Shares (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like).

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase, distribution or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, filing (or participating in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2. Vesting. As of the Effective Time (i) the Vested Shares, the Private Placement Shares and any shares of Common Stock issued pursuant to the Forward Purchase Agreement shall be fully vested and (ii) the Unvested Shares shall be subject to the vesting provisions set forth in this Section 2. The Sponsor agrees that it shall not Transfer any Unvested Shares prior to the date such Sponsor Shares become vested pursuant to this Section 2.

(a)	Upon Trading Triggers.

(i)	The First Price Vesting Shares will vest as of the day following the First Price Vesting.

(ii)	The Second Price Vesting Shares will vest as of the day following the Second Price Vesting.

(iii)	The Third Price Vesting Shares will vest as of the day following the Third Price Vesting.

(b)	Upon Qualifying Strategic Transactions. The First Price Vesting Shares will vest upon the consummation of any Qualifying Strategic Transaction.

(c)

Upon Other Strategic Transactions. In the event of any Strategic Transaction occurring after the one-year anniversary of the Closing Date that results in all of the holders of Common Stock having the right to exchange their Common Stock for cash, securities or other property at an effective price of at least $20.00 per share of Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the Unvested Shares shall vest proportionately as follows:

(i)

if (and only if) the First Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Common Stock having the right to exchange their shares of Common Stock for cash, securities or other property at an effective price greater than $20.00 per share of Common Stock and less than or equal to $30.00 per share of Common Stock (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), a number of First Price Vesting Shares will vest in an amount equal to (a) the First Price Vesting Shares multiplied by (b) (i) one minus (ii) the quotient of (A) (I) $30.00 minus (II) the effective price per share of Common Stock in the Strategic Transaction divided by (B) $10.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like);

(ii)	if (and only if) the Second Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Common Stock having the right to exchange their shares of Common Stock for cash, securities or other property at an effective price greater than $30.00 per share of Common Stock and less than or equal to $40.00 per share of Common Stock (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), then, (i) the First Price Vesting shall automatically be deemed satisfied (to the extent it had not already been satisfied) and (ii) a number of Second Price Vesting Shares will vest in an amount equal to (a) the Second Price Vesting Shares multiplied by (b) (i) one minus (ii) the quotient of (A) (I) $40.00 minus the effective price per share of Common Stock in the Strategic Transaction divided by (B) $10.00 (each as adjusted for share sub- divisions, share capitalizations, reorganizations, recapitalizations and the like);

(iii)

if (and only if) the Third Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Common Stock having the right to exchange their shares of Common Stock for cash, securities or other property at an effective price greater than $40.00 per share of Common Stock and less than or equal to $50.00 per share of Common Stock (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), then, (i) the First Price Vesting and Second Price Vesting shall automatically be satisfied (to the extent either had not already been satisfied) and (ii) a number of Third Price Vesting Shares will vest in an amount equal to (a) the Third Price Vesting Shares multiplied by (b) (i) one minus (ii) the quotient of (A) (I) $50.00 minus (II) the effective price per share of Common Stock in the Strategic Transaction divided by (B) $10.00 (each as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

(iv)

if (and only if) the Third Price Vesting shall not have occurred prior to or in connection with such Strategic Transaction and such Strategic Transaction results in the holders of Common Stock having the right to exchange their shares of Common Stock for cash, securities or other property at an effective price greater than $50.00 per share of Common Stock (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), then each of the First Price Vesting, Second Price Vesting and Third Price Vesting shall automatically be satisfied (to the extent any had not already been satisfied).

(d)

Forfeiture. Any Unvested Shares that have not vested pursuant to the foregoing provisions following any Strategic Transaction or as of the 10th anniversary of the Closing Date shall be forfeited by the Sponsor for no consideration.

3. Tax Treatment. Each of the Company and the Sponsor shall treat the Sponsor Share Conversion as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and shall file their tax returns consistent with the foregoing (including attaching the statement described in Treasury Regulation Section 1.368-3(a) on or with the U.S. federal income tax return of the Company), and none of the Parties hereto shall take any action, or fail to take any action, inconsistent with the foregoing unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code.

4. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

5. Notice. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to the Sponsor prior to the Closing, or to any holder of Sponsor Shares after the Closing Date, to:

c/o Khosla Ventures SPAC Sponsor LLC 2128 Sand Hill Rd. Menlo Park, CA 94025
Attention:	Samir Kaul Peter Buckland
Email:	sk@khoslaventures.com pb@khoslaventures.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111
Attention:	Jim Morrone Luke J. Bergstrom Lauren Lefcoe
Email:	jim.morrone@lw.com luke.bergstrom@lw.com lauren.lefcoe@lw.com

(b) If to the Company prior to the Closing to:

Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025
Attention:	Samir Kaul Peter Buckland
Email:	sk@khoslaventures.com pb@khoslaventures.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111
Attention:	Jim Morrone Luke J. Bergstrom Lauren Lefcoe
Email:	jim.morrone@lw.com luke.bergstrom@lw.com lauren.lefcoe@lw.com

(c) If to Valo Health Holdco or Valo Health prior to the Closing, or to the Company or the Surviving Corporation after the Closing Date, to:

Valo Health, Inc. 399 Boylston Street Boston, MA 02116
Attention:	David A. Berry, MD, Ph.D Jeffrey Prowda
Email:	dberry@valohealth.com jprowda@valohealth.com

with copies to (which shall not constitute notice):

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
Attention:	Stuart M. Cable Joseph C. Theis
Email:	scable@goodwinlaw.com jtheis@goodwinlaw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

6. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of the Company or the Surviving Corporation hereunder shall be assigned or delegated by the Company or the Surviving Corporation in whole or in part.

(b) This Agreement and the provisions hereof shall inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of holders of Sponsor Shares.

7. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

8. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among Parties to the extent they relate in any way to the subject matter hereof.

11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Sponsor, the Company and (prior to the Closing Date) Valo Health.

12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

13. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

15. Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Trading Days are specified.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

KHOSLA VENTURES SPAC SPONSOR LLC

By:	/s/ Samir Kaul
	Name:	Samir Kaul
	Title:	President and Chief Executive Officer

KHOSLA VENTURES ACQUISITION CO.

By:	/s/ Samir Kaul
	Name:	Samir Kaul
	Title:	Chief Executive Officer

VALO HEALTH, LLC

By:
Name:
Title:

VALO HEALTH, INC.

By:
Name:
Title:

[Signature Page to Sponsor Vesting Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

VALO HEALTH, INC.

By:	/s/ David A. Berry
	Name:	David A. Berry, M.D., Ph. D
	Title:	President and Chief Executive

VALO HEALTH, INC.

By:	/s/ David A. Berry
	Name:	David A. Berry, M.D., Ph. D
	Title:	Chief Executive Officer

[Signature Page to Sponsor Vesting Agreement]

Annex H

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [ 🌑 ], 2021, by and between Khosla Ventures Acquisition Co., a Delaware corporation (“KVSA”), and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among KVSA, Valo Health, LLC, a Delaware limited liability company (“Valo Holdco”), Valo Health, Inc., a Delaware corporation (the “Company”), Killington Merger Sub Inc., a Delaware corporation (“KVSA Merger Sub”), and the other parties thereto, in substantially the form provided to the Investor prior to the date hereof, pursuant to which, among other things, KVSA Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of KVSA, and KVSA will change its name to “Valo Health Holdings, Inc.”, on the terms and subject to the conditions therein (the “Transaction”);

WHEREAS, in connection with the Transaction, KVSA is seeking commitments from interested investors to purchase, prior to the closing of the Transaction, shares of KVSA’s Class A common stock, par value $0.001 per share, as such shares will exist as common stock following the Transaction (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount;” and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, KVSA is entering into separate subscription agreements with certain other investors (the “Other Subscription Agreements”) with an aggregate purchase price of $[                 ] (inclusive of the Subscription Amount) (the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and KVSA acknowledges and agrees as follows:

1. Subscription. (a) The Investor hereby subscribes for and agrees to purchase from KVSA, and (b) KVSA hereby agrees to issue and sell to the Investor, in each case, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the closing date (the “Closing Date”) and be conditioned upon the prior or substantially concurrent consummation of the Transaction. Upon (a) satisfaction or waiver in writing of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) KVSA to the Investor (the “Closing Notice”), that KVSA reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected closing date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall commence delivery to KVSA, two (2) business days prior to the expected closing date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the escrow account(s) specified by KVSA in the Closing Notice. On or prior to the Closing Date, KVSA shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form in the name of the Investor on KVSA’s share register, which book entry records shall contain an appropriate notation or legend concerning transfer restrictions of the Shares, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions. For purposes of this

Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Prior to or at the Closing, Investor shall deliver to KVSA a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Closing Date does not occur within two (2) business days after the expected closing date specified in the Closing Notice, KVSA shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing.

3. Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement; (b) the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended or waived in a manner that is adverse to the Investor (in its capacity as such), (c) there shall be no amendment, waiver or modification to the Other Subscription Agreements (including via a side letter or other agreement) that materially benefits the other investors thereunder unless the Investor has been offered the same benefits, and (d) all representations and warranties of the parties hereto contained in this Subscription Agreement are true and correct at and as of the Closing Date, and each such party shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

4. Further Assurances. At the Closing, the parties hereto shall use commercially reasonable efforts to execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. KVSA Representations, Warranties and Covenants. KVSA represents and warrants to the Investor, as of the date hereof and as of the Closing Date, and covenants that:

(a) KVSA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. KVSA has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, KVSA will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

(b) As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under KVSA’s certificate of incorporation (as in effect at such time of issuance) or under the Delaware General Corporation Law.

(c) This Subscription Agreement has been duly authorized, executed and delivered by KVSA and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against KVSA in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The issuance and sale by KVSA of the Shares pursuant to this Subscription Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of KVSA or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which KVSA or any of its subsidiaries is a party or by which KVSA or any of its subsidiaries is bound or to which any of the property or assets of KVSA is subject that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of KVSA and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of KVSA to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of KVSA; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over KVSA or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of KVSA to comply in all material respects with its obligations under this Subscription Agreement.

(e) As of their respective filing dates, all reports required to be filed by KVSA with the U.S. Securities and Exchange Commission (the “SEC”) since March 1, 2021 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. There are no material outstanding or unresolved comments in comment letters received by KVSA from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(f) KVSA is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 13 of this Subscription Agreement, (iv) those required by the New York Stock Exchange or Nasdaq or such other applicable stock exchange on which KVSA’s common stock is then listed (the “Stock Exchange”), including with respect to obtaining approval of KVSA’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) KVSA is in compliance with all applicable law, and KVSA has not received any written communication from a governmental authority that alleges that KVSA is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by KVSA to the Investor.

(i) Neither KVSA nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(j) As of the date hereof, the shares of Class A common stock of KVSA are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange. There is no suit, action, proceeding, or investigation pending, or, to the knowledge of KVSA, threatened against KVSA, including, but not limited to, any suit, action, proceeding or investigation by the Stock Exchange or the SEC, respectively, to prohibit or terminate the listing of, or suspend the trading of, the shares of Class A common stock of KVSA or to deregister the shares of Class A common stock of KVSA under the Exchange Act or the Nasdaq Capital Market. KVSA has taken no action that is designed to terminate the registration of, or suspend the trading of, the shares of Class A common stock under the Exchange Act or the Nasdaq Capital Market.

(k) KVSA is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents. KVSA or the Company is responsible for the payment of any fees or commissions of the Placement Agents.

(l) The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds. KVSA has not entered into any side letter or similar arrangement with any other subscriber under the Other Subscription Agreements in connection with the PIPE Investment.

(m) None of KVSA, any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, “Sanctions”). KVSA represents and covenants that if it is or becomes subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that KVSA maintains or will maintain policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. KVSA also represents and covenants that it maintains and will maintain policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. KVSA further covenants that it will not directly or indirectly use the proceeds of the PIPE Investment hereunder; lend, contribute or otherwise make available such proceeds to a subsidiary, joint venture partner or other person or entity; or otherwise conduct its business (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject of or target of any Sanctions, (ii) to fund or facilitate any activities of or business in any country or territory that is the subject or target of Sanctions or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as placement agent, advisor, investor or otherwise) of Sanctions or to otherwise cause any such person to be deemed to violate or be noncompliant with any sanctions program or anti-money laundering laws.

(n) Neither KVSA nor the Company is a U.S. business that (i) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (ii) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

6. Investor Representations and Warranties. The Investor represents and warrants to KVSA, as of the date hereof and as of the Closing date, that:

(a) The Investor (i) is (A) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (B) an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (7) or (8) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A or (C) an Institutional Account as defined in FINRA Rule 4512(c), (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

(b) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that KVSA is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to KVSA or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entry records representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(c) The Investor acknowledges and agrees that the Investor is purchasing the Shares from KVSA. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of KVSA, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than the SEC Reports and those representations, warranties, covenants and agreements of KVSA expressly set forth in this Subscription Agreement.

(d) The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to KVSA, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has had the opportunity to review the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(e) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and KVSA, the Company or a representative of KVSA or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and KVSA, the Company or a representative of KVSA or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The

Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, KVSA, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the SEC Reports and the representations and warranties of KVSA contained in this Subscription Agreement, in making its investment or decision to invest in KVSA.

(f) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in KVSA’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither KVSA nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(g) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in KVSA. The Investor acknowledges specifically that a possibility of total loss exists.

(h) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor, the SEC Reports and the representations and warranties made by KVSA in this Subscription Agreement. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning KVSA, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

(i) The Investor acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(j) The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(k) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, that would reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated hereby, and, if the Investor is not a natural person, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is a natural person, has legal competence and capacity to execute the same or, if the Investor is not a natural person, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of KVSA, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(l) Neither the Investor nor, if the Investor is not a natural person, any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Sanctions List; (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(m) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither KVSA nor any of its affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(n) No disclosure or offering document has been prepared by J.P. Morgan Securities LLC or any other placement agent (that may be appointed by KVSA) or any of their respective affiliates (the “Placement Agents”) in connection with the offer and sale of the Shares.

(o) None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to KVSA, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by KVSA.

(p) In connection with the issue and purchase of the Shares, none of the Placement Agents has acted as the Investor’s underwriter, initial purchaser, dealer, financial advisor, fiduciary or in any other such capacity.

(q) The Investor has or has commitments to have and, when required to deliver payment to KVSA pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(r) The Investor acknowledges that the Placement Agents may have acquired, or may acquire, non-public information with respect to KVSA, which the Investor agrees need not be provided to it.

7. Registration Rights.

(a) KVSA agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), KVSA will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if the Company is then eligible to use a Form S-3 shelf registration) (the “Registration

Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and KVSA shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the Closing Date if the SEC notifies KVSA that it will “review” the Registration Statement and (ii) the fifth business day after the date KVSA is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that (x) KVSA shall use its commercially reasonable efforts to provide a draft of the initial Registration Statement to the Investor for review at least two (2) business days in advance of the filing of the initial Registration Statement, so long as KVSA shall not be required to delay or postpone the filing of such initial Registration Statement as a result of or in connection with the Investor’s review; and (y) KVSA’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Investor furnishing in writing to KVSA such information regarding Investor, the securities of KVSA held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by KVSA to effect the registration of the Registrable Shares, and Investor shall execute such documents in connection with such registration as KVSA may reasonably request that are customary of a selling stockholder in similar situations; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. The Registration Statement shall include a “plan of distribution” that permits all lawful means of disposition of the Registrable Shares by the Investor, including block sales, agented transactions, sales directly into the market and other customary provisions (but, excluding for the avoidance of doubt, underwritten offerings). For as long as the Investor holds Shares, KVSA will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investors), including providing any legal opinions to KVSA’s transfer agent. Any failure by KVSA to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve KVSA of its obligations to file or effect the Registration Statement as set forth above in this Section 7.

(b) At its expense KVSA shall:

(i) except for such times as KVSA is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which KVSA determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for KVSA to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two years from the date of effectiveness of the Registration Statement. The period of time during which KVSA is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) during the Registration Period, advise Investor, as expeditiously as possible:

(1) when a Registration Statement or any amendment thereto has been filed with the SEC;

(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3) of the receipt by KVSA of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, KVSA shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding KVSA other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding KVSA;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as KVSA is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, KVSA shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the Class A Shares issued by KVSA have been listed;

(vi) during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and

(vii) otherwise, in good faith, during the Registration Period, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Subscription Agreement, in connection with the registration of the Registrable Shares.

(c) Notwithstanding anything to the contrary in this Subscription Agreement, KVSA shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by KVSA or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event KVSA’s board of directors reasonably believes would require additional disclosure by KVSA in the Registration Statement of material information that KVSA has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of KVSA’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of KVSA’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the KVSA board or directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that KVSA may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90)total calendar days in each case during any twelve-month period. Upon receipt of any written notice from KVSA of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which KVSA agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by KVSA that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by KVSA unless otherwise required by law or subpoena. If so directed by KVSA, Investor will deliver to KVSA or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(d) Indemnification.

(i) KVSA agrees to indemnify, to the extent permitted by law, Investor (to the extent a seller under the Registration Statement), its directors and officers and each person who controls Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are solely caused by or contained in any information or affidavit so furnished in writing to KVSA by or on behalf of such Investor expressly for use therein.

(ii) In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to KVSA in writing such information and affidavits as KVSA reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify KVSA, its directors and officers and each person or entity who controls KVSA (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting solely from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the liability of each such Investor shall be several and not joint and shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto (and the Company) to terminate this Subscription Agreement, (iii) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (iv) at the election of Investor, on or after the date that is 180 days after the date hereof if the Closing has not occurred on or prior to such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. KVSA shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to KVSA in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.

9. Investor Covenant. Investor hereby agrees that, from the date of this Subscription Agreement, none of Investor, its controlled affiliates, or any person or entity acting on behalf of Investor or any of its controlled affiliates or pursuant to any understanding with Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of the KVSA prior to the Closing. For purposes of this Section 9, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in the Transaction or PIPE Investment (including Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

10. Trust Account Waiver. The Investor acknowledges that KVSA is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving KVSA and one or more businesses or assets. The Investor further acknowledges that, as described in KVSA’s prospectus relating to its initial public offering dated March 3, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of KVSA’s assets consist of the cash proceeds of KVSA’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of KVSA, its public stockholders and the underwriter of KVSA’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to KVSA to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of KVSA entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any proposed or actual business relationship between KVSA or its affiliates, on the one hand, and the Investor or its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability and irrevocably agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement. Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by KVSA and its affiliates to induce KVSA to enter in this Subscription Agreement, and each such party further intends and understands such waiver to be valid, binding and enforceable against the Investor and its affiliates under applicable law. To the extent Investor commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to KVSA or its affiliates, which proceeding seeks, in whole or in part, monetary relief against KVSA or its affiliates, the Investor hereby acknowledges and agrees that the Investor’s sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor (or any person claiming on any of their behalves or in lieu of any of the Investor) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein and in the event of any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to KVSA or its affiliates, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) in violation of this Subscription Agreement, KVSA shall be entitled to recover from the Investor and its affiliates, the associated legal fees and costs in connection with any such action, in the event KVSA or its affiliates, as applicable, prevails in such action or proceeding. Notwithstanding anything else in this Section 10 to the contrary, nothing herein shall be deemed to limit the Investor or it’s affiliates’ right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Shares of KVSA acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of KVSA.

11. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions, provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to KVSA hereunder or any of KVSA’s obligations may be transferred or assigned other than pursuant to the Transactions.

(b) KVSA may request from the Investor such additional information as KVSA may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures. The Investor acknowledges that KVSA may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of KVSA.

(c) The Investor acknowledges that KVSA, the Placement Agents (as third-party beneficiaries with rights of enforcement) and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify KVSA, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate. The Investor acknowledges and agrees that each purchase by the Investor of Shares from KVSA will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notification) by the Investor as of the time of such purchase.

(d) KVSA, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing.

(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 11(c) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties hereto shall endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(j) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company and the Placement Agents shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Placement Agents are express third party beneficiaries, on the terms and subject to the conditions set forth herein.

(l) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(m) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 11(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(n) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(m).

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the SEC Reports and the statements, representations and warranties of KVSA expressly contained in this Subscription Agreement, in making its investment or decision to invest in KVSA. The Investor acknowledges and agrees that none of (i) any other investor pursuant to any Other Subscription Agreements relating to the PIPE Investment (including such other investor’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to the Transaction Agreement (other than KVSA), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of the Company or any other party to the Transaction Agreement (other than KVSA) shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement or any Other Subscription Agreement related to the PIPE Investment, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, the Placement Agents or any Non-Party Affiliate concerning the Company, the Placement Agents, any of their affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Company, the Placement Agent or any of KVSA’s, the Company’s or the Placement Agents’ respective affiliates or any family member of the foregoing.

13. Press Releases. KVSA shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that KVSA or its directors, officers, employees, agents or representatives have provided to the Investor or any of its affiliates, or their respective directors, officers, employees, agents or representatives, at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of KVSA, the Investor and its affiliates and their respective directors, officers, employees, agents or representatives shall not be in possession of any material, non-public information received from KVSA or any of its officers, directors, employees, agents or representatives. All press releases or non-internal communications relating to the transactions contemplated hereby between KVSA and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) KVSA, and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment manager, general partner, managing member or related parties by name, trademark or logo, the Investor; provided that neither KVSA nor the Investor shall be required to obtain consent pursuant to this Section 13 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13. The restriction in this Section 13 shall not apply to the extent the non-internal announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Notwithstanding anything in this Subscription Agreement to the contrary, KVSA shall use reasonable efforts to not, and shall use reasonable efforts to cause each of its directors, officers, employees, agents and representatives to not, provide the Investor with any material non-public information regarding KVSA from and after the filing of the Disclosure Document with the SEC without the express prior written consent of the Investor. KVSA understands and confirms that the Investor and the Investor’s affiliates, attorneys, agents or representatives will rely on the foregoing representations and covenants in effecting transactions of securities in KVSA.

14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to KVSA, to:

Khosla Ventures Acquisition Co.

2128 Sand Hill Road

Menlo Park, California 94025

Attention:	General Counsel (SPAC)
Email:	jd@khoslaventures.com

with copies to (which shall not constitute notice), to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

Attention:	Jim Morrone
Luke Bergstrom
Brian Paulson
Email:	jim.morrone@lw.com
luke.bergstrom@lw.com
brian.paulson@lw.com

and

Valo Health Inc.

399 Boylston Street

Boston, MA 02116

Attention:	David Berry, M.D., Ph.D.
Email:	dberry@valohealth.com

with copies to (which shall not constitute notice), to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Stuart M. Cable
Joseph C. Theis, Jr.
Stephanie Richards
Email:	scable@goodwinlaw.com
jtheis@goodwinlaw.com
srichards@goodwinlaw.com

and

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116

Attention:	Richard Segal
Eric Blanchard
Email: rsegal@cooley.com
eblanchard@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

15. Stock Splits, etc. If any change in the shares of KVSA common stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number and type of Shares issued to the Investor and the Subscription Amount shall be appropriately adjusted to reflect such change.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By: ____________________________________
Name: __________________________________
Title: ___________________________________

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn: ___________________________________	Attn: ___________________________________

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by KVSA in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, KVSA has accepted this Subscription Agreement as of the date set forth below.

KHOSLA VENTURES ACQUISITION CO.

By:
Name: Peter Buckland
Title: Chief Financial Officer

Date:                 , 2021

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐

We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as a qualified institutional buyer.

Rule 144A, in relevant part, states that an “qualified institutional buyer” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “qualified institutional buyer.”

☐

The Investor is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Investor and:

☐	The Investor is an insurance company.

☐	The Investor is an investment company registered under the Investment Company Act or any business development company as defined in section 2(a)(48) of that Act.

☐	The Investor is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	The Investor is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees.

☐

The Investor is a trust fund whose trustee is a bank or trust company and whose participants are exclusively plans established for the benefit of state employees or employee benefit plans, except trust funds that include as participants individual retirement accounts or H.R. 10 plans.

☐	The Investor is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940.

☐

The Investor is an organization described in section 501(c)(3) of the Internal Revenue Code, corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, a foreign bank or savings and loan association, or equivalent institution), partnership, or Massachusetts or similar business trust.

☐	The Investor is an investment adviser registered under the Investment Advisers Act.

☐

The Investor is registered dealer, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Investor.

☐	The Investor is a registered dealer acting in a riskless principal transaction on behalf of a qualified institutional buyer.

☐

The Investor is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Investor or are part of such family of investment companies.

☐	The Investor is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers.

[Schedule A to Subscription Agreement]

☐

The Investor is a bank or any savings and loan association or other institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with it and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale under Rule 144A in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale for a foreign bank or savings and loan association or equivalent institution.

B.	ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

C.	INSTITUTIONAL ACCOUNT STATUS

☐	We are an “institutional account” (as defined in FINRA Rule 4512).

[Schedule A to Subscription Agreement]

This page and the preceding page should be completed by the Investor and constitute a part of the Subscription Agreement.

[Schedule A to Subscription Agreement]

Annex I

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Valo Health Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as Khosla Ventures Acquisition Co.), Khosla Ventures SPAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), [            ], [            ], [            ], [            ] (together with [            ], [            ] and [            ] the “KVAC Holders”), and certain former stockholders of Valo Health Holdings, Inc., a Delaware corporation (“Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders” and, collectively with the Sponsor and the KVAC Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and the KVAC Holders are party to that certain Registration Rights Agreement, dated as of March 3, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of June 9, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Killington Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), Valo Health, LLC, a Delaware limited liability company (“Target HoldCo”) and Target, a direct wholly owned subsidiary of Target HoldCo, pursuant to which Merger Sub merged with and into Target (the “Merger”), with Target continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, certain Target Holders received Acquiror Options, as defined in the Merger Agreement (“Equity Awards”);

WHEREAS, on the date hereof, certain investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [●] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of                      [    ], 2021, entered into by and between the Company and each of the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.05 of the Original RRA, the provisions, covenants and conditions set forth therein may be waived, amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the KVAC Holders are Holders in the aggregate of at least a majority in interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor and the KVAC Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (c) the Company has a bona fide business purpose for not making such information public, and (d) such disclosure would be reasonably likely to have an adverse impact on the Company.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified, including without limitation any general partner, limited partner, member, managing member, manager, employee, officer or director of such Person and any venture capital or other investment fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or managing members of, or shares the same management company or investment advisor with, such Person; provided, however, for the purposes of this Agreement, each Flagship Member and the Company shall not be deemed Affiliates of one another. For the avoidance of doubt Flagship Pioneering Fund VI, L.P. and the Flagship Member shall be deemed Affiliates of each other for purposes of this Agreement.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.3.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Control” of a Person means the possession, direct or indirect, of the power to vote in excess of 50% of the voting power of such Person, to appoint the majority of the managers, general partners or the equivalent of such Person, or to direct or cause the direction of the management and policies of such Person (e.g., as managing member or in a similar capacity but not including an advisory or management agreement (in the case of a managed account)).

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Equity Awards” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Flagship Member” means Flagship VentureLabs VI LLC and its Affiliates.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as of March 3, 2021, by and among the Company, the Sponsor and each of the other parties thereto.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 6.10.

“KVAC Holders” shall have the meaning given in the Preamble hereto.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.3.1.

“Permitted Transferees” shall mean (a) with respect to the Target Holders and their respective Permitted Transferees, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including any warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement), (b) any Additional Holder Common Stock, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $150,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable best efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the Closing Date if the Commission notifies the Company that it will “review” the Registration Statement and (b) the fifth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities

(determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, and the Target Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or a Target Holder (any of the Sponsor or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price of at least, in the aggregate, $50.0 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.3.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Target Holders may each demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the

Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.3.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable

Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to Section 2.1. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable

Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Block Trades; Other Coordinated Offerings.

2.3.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to be at least $50.0 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its reasonable best efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.3.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 A Demanding Holder in the aggregate may demand no more than (i) one (1) Block Trade pursuant to this Section 2.3 within any six (6) month period or (ii) two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that, together with such Holder’s Permitted Transferees, holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable

Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 (a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement; (b) upon written notice from the Company that the Commission has requested an amendment or supplement to a Registration Statement or Prospectus or additional information, or an event has occurred that requires the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) if the Company has, pursuant to a written insider trading compliance program adopted by the Board with respect to “insiders” including the relevant Holder, suspended transactions in the Company’s securities because of the existence of material non-public information, each of the Holders (in the case of (a) and (b)) or the relevant Holder(s) (in the case of (c)) shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (in the case of (a) or (b)) or until the restriction on the ability of “insiders” to transact in the Company’s securities is removed (in the case of (c)).

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable best efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf

Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than forty-five (45) consecutive calendar days or more than ninety (90) total calendar days in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity to controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

[RESERVED]

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) with respect to parties located in the United States, deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by internationally recognized courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Valo Health Holdings, Inc., 399 Boylston St., Boston, MA 02116, Attention: [●] or by email: [●], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor, the KVAC Holders and the Target Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more Affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees), (ii) each of the KVAC Holders shall be permitted to transfer its rights hereunder as the KVAC Holders to one or more Affiliates or any direct or indirect partners, members or equity holders of such KVAC Holder (it being understood that no such transfer shall reduce or multiply any rights of such KVAC Holder or such transferees) and (iii) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more Affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees) . Upon a transfer by the Sponsor pursuant to subsection (i) to Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor’s managing member(s) in accordance with the Sponsor’s limited liability company agreement (as amended).

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

6.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its Affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective Affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. Other than the certain Holders and Third-Party Investor Stockholders who each have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its Affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company, (ii) upon a transfer by the Sponsor pursuant to Section 6.2.2(i), a majority-in-interest of such Permitted Transferees of the Sponsor (so long as such Permitted Transferees of the Sponsor hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company),and (ii) a Target Holder, for so long as such Target Holder and its Affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor and its Affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company) and each Target Holder (in each case, so long as such Target Holder and its Affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

6.13 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

VALO HEALTH HOLDINGS, INC.
a Delaware corporation

By:
Name:
Title:

HOLDERS:

KHOSLA VENTURES SPAC SPONSOR LLC a Delaware limited liability company

By:
Name:
Title:

[TARGET HOLDERS, IF ANY]

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1

Target Holders

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of              [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Valo Health Holdings, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the              day of         , 20    .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
, 20
VALO HEALTH HOLDINGS, INC.

By:
Name:
Its:

Annex J

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Lock-Up Agreement”) is made and entered into as of [●], 2021 by and between (a) Valo Health Holdings, Inc., a Delaware corporation (formerly known as Khosla Ventures Acquisition Co., a Delaware corporation (the “Acquiror”)) (the “Company”), and (b) the person or entity identified under the heading “Holder” on the signature page hereto (“Holder”). Capitalized terms used but not otherwise defined in this Agreement will have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of June 9, 2021, by and among Acquiror, Killington Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror, Valo Health, LLC, a Delaware limited liability company (“Company Holdco”) and Valo Health, Inc., a Delaware corporation and direct wholly owned subsidiary of Company Holdco (as it may be amended or supplemented from time to time, the “Merger Agreement”).

WHEREAS, in connection with the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which (i) any shares of Acquiror [Class A Common Stock] held by the Holder immediately after the Effective Time, (ii) any shares of Acquiror Class A Common Stock issuable upon the exercise or settlement of options or restricted stock units with respect to shares of Acquiror Class A Common Stock held by the Holder immediately after the Effective Time, and (iii) any securities convertible into or exercisable or exchangeable for Acquiror Class A Common Stock held by the Holder immediately after the Effective Time (collectively, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) The Holder hereby agrees not to, during the period commencing from the Closing and through the date that is 180 days from the date of the Closing (the “Lock-Up Period”): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, with respect to any Restricted Securities or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise (any of the foregoing described in clauses (i) or (ii), a “Prohibited Transfer”); provided, for the avoidance of doubt, that nothing in this Agreement shall restrict any Holder’s right to cause the Company to file and cause to become effective a registration statement with the SEC naming such Holder as a selling securityholder (and to make any required disclosures on Schedule 13D in respect thereof) pursuant to the Registration Rights Agreement. Notwithstanding the foregoing, the Lock-Up Period and restrictions set forth in this Section 1 shall not apply:

(A) to transactions relating to shares of Acquiror Class A Common Stock or other securities acquired in open market transactions after the Closing; provided that such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 under the Exchange Act and no other public announcement shall be voluntarily made in connection with subsequent sales of Acquiror Class A Common Stock or other securities acquired in such open market transactions (other than Schedule 13 filings filed with the SEC);

(B) to transfers of Restricted Securities as a bona fide gift, or to a charitable organization or educational institution in a transaction not involving a disposition for value;

(C) to transfers or dispositions of Restricted Securities or other securities to any member of the immediate family of the Holder or any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder in a transaction not involving a disposition for value;

(D) to transfers or dispositions of Restricted Securities to any corporation, partnership, limited liability company, investment fund or other entity all of the beneficial ownership interests of which are held, controlled or managed by the Holder or the immediate family of the Holder in a transaction not involving a disposition for value;

(E) to transfers or dispositions of Restricted Securities (x) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Holder upon the death of the Holder, or (y) by operation of law pursuant to orders of a court or regulatory agency, a domestic order or negotiated divorce settlement; or

(F) if the Holder is an entity, to (x) transfers or dispositions of Restricted Securities to another corporation, member, partnership, limited liability company, trust or other entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the Holder, or to an investment fund or other entity that controls or manages, or is under common control with, the Holder, or (y) distributions of Restricted Securities to partners, members, stockholders, beneficiaries or other equity holders of the Holder;

provided that in the case of any transfer, disposition or distribution pursuant to clauses (B), (C), (D), (E) or (F), (i) each transferee, donee or distributee shall sign and deliver to the Company an agreement substantially in the form of this Agreement applicable to such holder, and (ii) such transfer, disposition or distribution is not required to be reported with the SEC on Form 4 in accordance with Section 16 under the Exchange Act and no other public announcement shall be voluntarily made during the Lock-Up Period (other than (1) Schedule 13 filings filed with the SEC, (2) in the case of a transfer or other disposition pursuant to clause (E) above, any Form 4 or Form 5 required to be filed under the Exchange Act if the Holder is subject to Section 16 reporting with respect to the Company under the Exchange Act and indicating by footnote disclosure or otherwise the nature of the transfer or disposition, and (3) any required filings on Form 13F, or Schedule 13G under the Exchange Act);

(G) to transfers or dispositions of Restricted Securities to the Company pursuant to any contractual arrangement in effect on the date of this Agreement that provides for the repurchase of the Restricted Securities by the Company or in connection with the termination of the Holder’s employment with or service to the Company, provided that such transfers or dispositions are not required to be reported with the SEC on Form 4 in accordance with Section 16 under the Exchange Act and no other public announcement shall be voluntarily made during the Lock-Up Period in connection with any such transfers or dispositions (other than (1) Schedule 13 filings filed with the SEC, and (2) any Form 4 or Form 5 required to be filed under the Exchange Act if the Holder is subject to Section 16 reporting with respect to the Company under the Exchange Act and indicating by footnote disclosure or otherwise the nature of the transfer or disposition);

(H) to transfers or dispositions of Restricted Securities in connection with the conversion of any convertible security into, or the exercise of any option or warrant for, shares of Acquiror Class A Common Stock; provided that (i) any such shares of Acquiror Class A Common Stock received by the Holder shall be subject to the terms of this Agreement and (ii) such transfers or dispositions are not required to be reported with the SEC on Form 4 in accordance with Section 16 under the Exchange Act and no other public announcement shall be voluntarily made during the Lock-Up Period (other than Form 13F and Schedule 13 filings filed with the SEC);

(I) to transfers or dispositions of Restricted Securities to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (H) above;

(J) to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Acquiror Class A Common Stock, provided that (i) such plan does not provide for the transfer of Acquiror Class A Common Stock during the Lock-Up Period and (ii) no filing under the Exchange Act or other public announcement shall be required or shall be voluntarily made during the Lock-Up Period;

(K) to transfers or dispositions of Acquiror Class A Common Stock or such other securities pursuant to a bona fide tender offer for shares of the Company’s capital stock, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a Change of Control (as defined below) of the Company (including without limitation, the entering into of any lock-up, voting or similar agreement pursuant to which the Holder may agree to transfer, sell, tender or otherwise dispose of shares of Acquiror Class A Common Stock or other securities in connection with such transaction) that has been approved by the Board of Directors of the Company; provided that, in the event that such Change of Control transaction is not consummated, this clause (K) shall not be applicable and the Holder’s shares and other securities shall remain subject to the restrictions contained in this Agreement; or

(L) to transfers of any shares of Acquiror Class A Common Stock or other securities acquired as part of the PIPE Investment;

The Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin, and “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transactions or a series of related transactions following the Closing Date, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold at least 50% of the outstanding voting securities of the Company (or the surviving entity), provided that, for the avoidance of doubt, the Business Combination shall not constitute a Change of Control.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND BETWEEN THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of doubt, the Holder shall retain all of its rights as a stockholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legend in clause (c) immediately above upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

(e) In the event that a release is granted to any Major Holder (as defined below) other than the Holder relating to the lock-up restrictions set forth above or in any other lock-up agreement entered into on or about the date hereof by such Major Holder for shares of Acquiror Class A Common Stock, the same percentage of shares of the Acquiror Class A Common Stock held by the Holder (the “Pro-rata Release”) shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein; provided, however, that such Pro-rata Release shall not be applied in the event of releases granted from such lockup restrictions to any individual party or parties (other than shareholders subject to Section 16 reporting with respect to the Company under the Exchange Act) to sell or otherwise transfer or dispose of shares of Acquiror Class A Common Stock or other securities in an amount having a fair market value up to an aggregate of $2,500,000 (whether in one of multiple releases). In the event that any percentage of such Acquiror Class A Common Stock released from the lock-up restrictions are subject to any restrictions of the type set forth in clause (i) or (ii) of Section 1(a) of this Agreement, the same restrictions shall be applicable to the release of the same percentage of Acquiror Class A Common Stock held by the Holder. In the event that the Holder is released from any of its obligations under this Agreement or, by virtue of this Agreement, becomes entitled to offer, pledge, sell, contract to sell, or otherwise dispose of any Restricted Securities prior to the expiration of the Lock-Up Period, the Company shall use its commercially reasonable efforts to provide notification of such to the Holder within three business days thereof; provided that the failure to provide such notice shall not give rise to any claim or liability against the Company. For purposes of this Agreement, each of the following persons is a “Major Holder”: each officer and director of the Company and each record or beneficial owner, as of the date hereof, of more than 1% of the outstanding shares of securities of the Company (for purposes of determining record or beneficial ownership of a stockholder, all shares of securities held by investment funds affiliated with such stockholder shall be aggregated).

2. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the other parties hereto, which any such party may withhold in its absolute discretion.

(b) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

(c) Governing Law; Jurisdiction.

(A) This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(B) Each party irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2(D).

(e) Interpretation. The headings, titles and subtitles set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Section or clause shall be to the Sections and clauses of this Agreement. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The term “or” means “and/or”. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. Reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

(f) No Presumption Against Drafting Party. Each of the parties acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(g) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

If to the Company, to:

Valo Health Holdings, Inc.

399 Boylston St.
Boston, MA 02116
Attention:	Jeff Prowda
Email:	jprowda@valohealth.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	Stuart M. Cable
Joseph C. Theis, Jr.
Stephanie Richards
E-mail:	SCable@goodwinlaw.com
JTheis@goodwinlaw.com
SRichards@goodwinlaw.com

If to the Holder, to the address set forth on the Holder’s signature page hereto.

Notices or other communications to any other Holder that becomes a party hereto pursuant to Section 1 shall be delivered to the address set forth in the applicable joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement.

(h) Amendments and Waivers. Only upon the approval by a majority of the members of the Board of Directors of the Company then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act (the “Representatives”), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(i) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(j) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

(k) Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under any other agreement between the Holder and the Company or any certificate or instrument executed by the Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

VALO HEALTH HOLDINGS, INC.

By:

Name:
Title:

[Signature Page to Lock-Up Agreement]

HOLDER:

By:

Name:

Address for Notice:

[Signature Page to Lock-Up Agreement]

Annex K

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Lock-Up Agreement”) is made and entered into as of [●], 2021 by and between (a) Valo Health Holdings, Inc., a Delaware corporation (formerly known as Khosla Ventures Acquisition Co., a Delaware corporation (the “Acquiror”)) (the “Company”), and (b) the person or entity identified under the heading “Holder” on the signature page hereto (“Holder”). Capitalized terms used but not otherwise defined in this Agreement will have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of June 9, 2021, by and among Acquiror, Killington Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror, Valo Health, LLC, a Delaware limited liability company (“Company Holdco”) and Valo Health, Inc., a Delaware corporation and direct wholly owned subsidiary of Company Holdco (as it may be amended or supplemented from time to time, the “Merger Agreement”).

WHEREAS, in connection with the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which (i) any shares of Acquiror Class A Common Stock held by the Holder immediately after the Effective Time, including for the avoidance of doubt, any shares of Acquiror Class A Common Stock or other securities acquired as part of the PIPE Investment (ii) any shares of Acquiror Class A Common Stock held by the Holder that were issued upon the reclassification and conversion of Acquiror Class B Common Stock and Acquiror Class K Common Stock into Acquiror Class A Common Stock in connection with the Closing and (iii) any shares of Acquiror Class A Common Stock issued pursuant to the Forward Purchase Agreement (collectively, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) The Holder hereby agrees not to, during the period commencing from the Closing and through the earlier to occur of (1) one year after the Closing and (2) following the Closing, (x) if the last reported sale price of Acquiror Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing that results in all of the Company’s stockholders having the right to exchange their Acquiror Class A Common Stock for cash, securities or other property (the “Lock-Up Period”): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, with respect to any Restricted Securities or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise (any of the foregoing described in clauses (i) or (ii), a “Prohibited Transfer”); provided, for the avoidance of doubt, that nothing in this Agreement shall restrict any Holder’s right to cause the Company to file and cause to become effective a registration statement with the SEC naming such Holder as a selling securityholder (and to make any required disclosures on Schedule 13D in respect thereof) pursuant to the Registration Rights Agreement. Notwithstanding the foregoing, the Lock-Up Period and restrictions set forth in this Section 1 shall not apply:

(A) to transactions relating to shares of Acquiror Class A Common Stock or other securities acquired in open market transactions after the Closing; provided that such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 under the Exchange Act and no other public announcement shall be voluntarily made in connection with subsequent sales of Acquiror Class A Common Stock or other securities acquired in such open market transactions (other than Schedule 13 filings filed with the SEC);

(B) to transfers of Restricted Securities as a bona fide gift, or to a charitable organization or educational institution in a transaction not involving a disposition for value;

(C) to transfers or dispositions of Restricted Securities or other securities to any member of the immediate family of the Holder or any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder in a transaction not involving a disposition for value;

(D) to transfers or dispositions of Restricted Securities to any corporation, partnership, limited liability company, investment fund or other entity all of the beneficial ownership interests of which are held, controlled or managed by the Holder or the immediate family of the Holder in a transaction not involving a disposition for value;

(E) to transfers or dispositions of Restricted Securities (x) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Holder upon the death of the Holder, or (y) by operation of law pursuant to orders of a court or regulatory agency, a domestic order or negotiated divorce settlement;

(F) if the Holder is an entity, to (x) transfers or dispositions of Restricted Securities to another corporation, member, partnership, limited liability company, trust or other entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the Holder, or to an investment fund or other entity that controls or manages, or is under common control with, the Holder, or (y) distributions of Restricted Securities to partners, members, stockholders, beneficiaries or other equity holders of the Holder;

(G) by virtue of the laws of the State of Delaware or of the Sponsor’s limited partnership agreements or applicable organizational documents upon liquidation or dissolution of the Sponsor;

provided that in the case of any transfer, disposition or distribution pursuant to clauses (B), (C), (D), (E), (F) or (G), (i) each transferee, donee or distributee shall sign and deliver to the Company an agreement substantially in the form of this Agreement applicable to such holder, and (ii) such transfer, disposition or distribution is not required to be reported with the SEC on Form 4 in accordance with Section 16 under the Exchange Act and no other public announcement shall be voluntarily made during the Lock-Up Period (other than (1) Schedule 13 filings filed with the SEC, (2) in the case of a transfer or other disposition pursuant to clause (E) above, any Form 4 or Form 5 required to be filed under the Exchange Act if the Holder is subject to Section 16 reporting with respect to the Company under the Exchange Act and indicating by footnote disclosure or otherwise the nature of the transfer or disposition, and (3) any required filings on Form 13F, or Schedule 13G under the Exchange Act);

(H) to transfers or dispositions of Restricted Securities to the Company pursuant to any contractual arrangement in effect on the date of this Agreement that provides for the repurchase of the Restricted Securities by the Company or in connection with the termination of the Holder’s employment with or service to the Company, provided that such transfers or dispositions are not required to be reported with the SEC on Form 4 in accordance with Section 16 under the Exchange Act and no other public announcement shall be voluntarily made during the Lock-Up Period in connection with any such transfers or dispositions (other than (1) Schedule 13 filings filed with the SEC, and (2) any Form 4 or Form 5 required to be filed under the Exchange Act if the Holder is subject to Section 16 reporting with respect to the Company under the Exchange Act and indicating by footnote disclosure or otherwise the nature of the transfer or disposition);

(I) to transfers or dispositions of Restricted Securities in connection with the conversion of any convertible security into, or the exercise of any option or warrant for, shares of Acquiror Class A Common Stock; provided that (i) any such shares of Acquiror Class A Common Stock received by the Holder shall be subject to the terms of this Agreement and (ii) such transfers or dispositions are not required to be reported with the SEC on Form 4 in accordance with Section 16 under the Exchange Act and no other public announcement shall be voluntarily made during the Lock-Up Period (other than Form 13F and Schedule 13 filings filed with the SEC);

(J) to transfers or dispositions of Restricted Securities to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (I) above;

(K) to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Acquiror Class A Common Stock, provided that (i) such plan does not provide for the transfer of Acquiror Class A Common Stock during the Lock-Up Period and (ii) no filing under the Exchange Act or other public announcement shall be required or shall be voluntarily made during the Lock-Up Period; or

(L) to transfers or dispositions of Acquiror Class A Common Stock or such other securities pursuant to a bona fide tender offer for shares of the Company’s capital stock, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a Change of Control (as defined below) of the Company (including without limitation, the entering into of any lock-up, voting or similar agreement pursuant to which the Holder may agree to transfer, sell, tender or otherwise dispose of shares of Acquiror Class A Common Stock or other securities in connection with such transaction) that has been approved by the Board of Directors of the Company; provided that, in the event that such Change of Control transaction is not consummated, this clause (L) shall not be applicable and the Holder’s shares and other securities shall remain subject to the restrictions contained in this Agreement.

The Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin, and “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transactions or a series of related transactions following the Closing Date, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold at least 50% of the outstanding voting securities of the Company (or the surviving entity), provided that, for the avoidance of doubt, the Business Combination shall not constitute a Change of Control.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND BETWEEN THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of doubt, the Holder shall retain all of its rights as a stockholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legend in clause (c) immediately above upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

(e) In the event that a release is granted to any Major Holder (as defined below), other than the Holder, relating to the lock-up restrictions set forth above or in any other lock-up agreement entered into on or about the date hereof by such Major Holder for shares of Acquiror Class A Common Stock, the same percentage of shares of the Acquiror Class A Common Stock held by the Holder (the “Pro-rata Release”) shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein; provided, however, that such Pro-rata Release shall not be applied in the event of releases granted from such lockup restrictions to any individual party or parties (other than shareholders subject to Section 16 reporting with respect to the Company under the Exchange Act) to sell or otherwise transfer or dispose of shares of Acquiror Class A Common Stock or other securities in an amount having a fair market value up to an aggregate of $2,500,000 (whether in one of multiple releases). In the event that any percentage of such Acquiror Class A Common Stock released from the lock-up restrictions are subject to any restrictions of the type set forth in clause (i) or (ii) of Section 1(a) of this Agreement, the same restrictions shall be applicable to the release of the same percentage of Acquiror Class A Common Stock held by the Holder. In the event that the Holder is released from any of its obligations under this Agreement or, by virtue of this Agreement, becomes entitled to offer, pledge, sell, contract to sell, or otherwise dispose of any Restricted Securities prior to the expiration of the Lock-Up Period, the Company shall use its commercially reasonable efforts to provide notification of such to the Holder within three business days thereof; provided that the failure to provide such notice shall not give rise to any claim or liability against the Company. For purposes of this Agreement, each of the following persons is a “Major Holder”: each officer and director of the Company and each record or beneficial owner, as of the date hereof, of more than 1% of the outstanding shares of securities of the Company (for purposes of determining record or beneficial ownership of a stockholder, all shares of securities held by investment funds affiliated with such stockholder shall be aggregated).

(f) The provisions in this Section 1 shall supersede any lock-up agreement previously entered into between Acquiror and the undersigned Holder, which shall be deemed terminated and of no further force and effect (with respect to any agreement, only to the extent thereof). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to modify or supersede any terms or provisions of the Sponsor Vesting Agreement and any transfer restrictions contained herein shall supplement, and shall not limit, the transfer restrictions set forth in the Sponsor Vesting Agreement.

2. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the other parties hereto, which any such party may withhold in its absolute discretion.

(b) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

(c) Governing Law; Jurisdiction.

(A) This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(B) Each party irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2(D).

(e) Interpretation. The headings, titles and subtitles set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Section or clause shall be to the Sections and clauses of this Agreement. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The term “or” means “and/or”. The words “include,”

“includes” and “including” are deemed to be followed by the phrase “without limitation”. Reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

(f) No Presumption Against Drafting Party. Each of the parties acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(g) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

If to the Company, to:

Valo Health Holdings, Inc.

399 Boylston St.
Boston, MA 02116
Attention:	Jeff Prowda
Email:	jprowda@valohealth.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	Stuart M. Cable
Joseph C. Theis, Jr.
Stephanie Richards
E-mail:	SCable@goodwinlaw.com
JTheis@goodwinlaw.com
SRichards@goodwinlaw.com

If to the Holder, to the address set forth on the Holder’s signature page hereto.

Notices or other communications to any other Holder that becomes a party hereto pursuant to Section 1 shall be delivered to the address set forth in the applicable joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement.

(h) Amendments and Waivers. Only upon the approval by a majority of the members of the Board of Directors of the Company then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act (the “Representatives”), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(i) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(j) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

(k) Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under any other agreement between the Holder and the Company or any certificate or instrument executed by the Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

VALO HEALTH HOLDINGS, INC.

By:

Name:
Title:

[Signature Page to Lock-Up Agreement]

HOLDER:

By:

Name:
Title:

Address for Notice:

[Signature Page to Lock-Up Agreement]

Annex L

VALO HEALTH HOLDINGS, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Valo Health Holdings, Inc. 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Valo Health Holdings, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Agreement” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the Closing Date as defined in the Agreement and Plan of Merger by and among Khosla Ventures Acquisition Co., Killington Merger Sub Inc., Valo Health, LLC and the Company, dated as of June 9, 2021.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Prior Plan” means the Company’s 2021 Unit Option Plan.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, Non-Employee Director or Consultant of the Company or any Affiliate. Unless otherwise set forth in the Award Agreement, a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant or vice versa, provided that there is no interruption or other termination of Service Relationship in connection with the grantee’s change in capacity.

“Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Agreements;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(c) or 6(d) and further subject to applicable law, to extend at any time the period in which Stock Options or Stock Appreciation Rights, respectively, may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the

Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company including the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event the Service Relationship terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be [                ]1 shares (the “Initial Limit”), subject to adjustment as provided in this Section 3, plus on

[1]	To include an amount representing 10% of the Company’s outstanding capital stock on an as-converted basis as of immediately following the Closing, in accordance with the Merger Agreement.

January 1, 2022 and each January 1 thereafter, ending on January 1, 2031, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by four percent (4%) of the aggregate number of shares of Stock issued and outstanding on the immediately preceding December 31 (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter, ending on January 1, 2031, by the lesser of the Annual Increase for such year or [                ]2 shares of Stock, subject in all cases to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan and under any awards under the Prior Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without issuance of Stock or otherwise terminated shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the shares of Stock authorized for grant to any grantee in any calendar year. As of the Effective Date, no further awards may be granted under the Prior Plan; however, Prior Plan Awards will remain subject to the terms and conditions of the Prior Plan.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, and provided that the grantee’s Service Relationship has not terminated,

[2]	Will equal the number of shares in the Initial Reserve.

except as may be otherwise provided in the relevant Award Agreement, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Agreement. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards

(d) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $[            ]. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Non-Employee Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5.	STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the date of grant. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the date of grant. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Agreement:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company or an Affiliate is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Appreciation Right is otherwise compliant with Section 409A.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7.	RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of vesting conditions, any dividends paid by the Company during the applicable restricted period shall accrue and shall not be paid to the grantee until and to the extent the vesting conditions are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.	RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Agreement) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Agreement.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals, including continued employment (or other Service Relationship). The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.	DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.	TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or Non-Employee Director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award Agreement. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Company and valid under applicable law, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate or legal heirs.

SECTION 13.	TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company or any applicable Affiliate, or make arrangements satisfactory to the Administrator regarding payment of, any U.S. and non-U.S. Federal, state, or local taxes of any kind required by law to be withheld by the Company or any applicable Affiliate with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee or to satisfy any applicable withholding obligations by any other method of withholding that the Company and its Affiliates deem appropriate. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. The Administrator may cause any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company or any applicable Affiliate in an amount that would satisfy the withholding amount due.

SECTION 14.	SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

SECTION 15.	TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i) a transfer of the Service Relationship with the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect the repricing of such Awards through cancellation and re-grants or cancel such Awards in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.	GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee, Non-Employee Director or Consultant any right to continued Service Relationship with the Company or any Affiliate.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

(g) Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, termination or otherwise eliminated.

SECTION 19.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Effective Date subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

Annex M

VALO HEALTH HOLDINGS, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Valo Health Holdings, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Valo Health Holdings, Inc. (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”). An aggregate of [                ]1 shares of Common Stock have been approved and reserved for this purpose, plus on January 1, 2022, and each January 1 thereafter through January 1, 2031, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the least of (i) [                ] shares of Common Stock, (ii) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st, or (iii) such lesser number of shares of Common Stock as determined by the Administrator.

The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to comply with applicable laws or to achieve similar tax, securities laws or other objectives for eligible employees as provided by the 423 Component. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Notwithstanding anything in the Plan to the contrary, the number of shares of Common Stock that may be issued or transferred under the 423 Component of the Plan shall not exceed an aggregate of [                ] shares of Common Stock.2

Unless otherwise defined herein, capitalized terms in this Plan shall have the meaning ascribed to them in Section 11.

1. Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan, including to accommodate the specific requirements of applicable laws, regulations and procedures in jurisdictions outside the United States; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2. Offerings. The Company may make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). Unless otherwise determined by the

[1]	To equal 2% of the post-closing outstanding capital stock on an as-converted basis, in accordance with the Merger Agreement.
[2]	To equal 10x the initial reserved shares.

Administrator, an Offering will begin on the first business day occurring on or after each May 1 and November 1 and will end on the last business day occurring on or before the following October 31 and April 30, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 27 months in duration or overlap any other Offering.

3. Eligibility. All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system to become eligible to participate in this Plan is through an amendment or subplan to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4. Participation.

(a) Participants. An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

(b) Enrollment. The enrollment form (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) will (a) state a whole percentage or amount to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage or amount of Compensation for future Offerings, provided he or she remains eligible.

(c) Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5. Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of one percent (1%) up to a maximum of fifteen percent (15%) of such employee’s Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions. If payroll deductions or contributions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions or contributions” in this Section 5 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5.

6. Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least fifteen (15) business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

7. Withdrawal. A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location. The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8. Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), (b) the number of shares determined by dividing $25,000 by the Fair Market Value of the Common Stock on the Offering Date for such Offering; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits such Participant rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9. Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on an Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10. Issuance of Certificates. Certificates or book-entries at the Company’s transfer agent representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their nominee for such purpose.

11. Definitions.

The term “Compensation” means the amount of base pay, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code or comparable reductions under laws outside the United States, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise, vesting or settlement of Company equity incentive awards, and similar items. The Administrator shall have the discretion to determine the application of this definition to Participants outside of the United States.

The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders and may further designate such companies as participating in the 423 Component or the Non-423 Component. For purposes of the 423 Component, only Subsidiaries may be Designated Subsidiaries. The current list of Designated Subsidiaries is attached hereto as Appendix A.

The term “Effective Date” means the date immediately preceding the Closing Date as defined in the Agreement and Plan of Merger by and among Khosla Ventures Acquisition Co., Killington Merger Sub Merger Sub Inc., Valo Health, LLC and the Company, dated as of June 9, 2021.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the NASDAQ Global Market, The New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

The term “Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Common Stock to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12. Rights on Termination or Transfer of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by, Designated Subsidiaries or a Designated Subsidiary and the Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified under the Non-423 Component. An employee will not be deemed to have terminated employment for this purpose if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13. Special Rules and Sub-Plans. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Subsidiary whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that if such special rules or sub-plans are inconsistent with the requirements of Section 423(b) of the Code, the employees subject to such special rules or sub-plans will participate in the Non-423 Component. Any special rules or sub-plans established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

14. Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant becoming a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to the Participant.

15. Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16. Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and any other share limitations in the Plan shall be equitably or proportionately adjusted to give proper effect to such event. In the case of and subject to the consummation of a Sale Event, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:

(a) to provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion;

(b) to provide that the outstanding Options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) to make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future;

(d) to provide that the Offering with respect to which an Option relates will be shortened by setting a New Exercise Date on which such Offering will end. The New Exercise Date will occur before the date of the Sale Event. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7 hereof; and

(e) to provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.

18. Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within twelve (12) months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the 423 Component of the Plan or making any other change that would require stockholder approval in order for the 423 Component of the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19. Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

20. Termination of the Plan. The Plan may be terminated at any time by the Board. If the Plan is terminated, the Administrator may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Exercise Date (which may, in the discretion of the Administrator, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 17). If any Offering Period is terminated before its scheduled expiration, all amounts in the accounts of Participants shall be promptly refunded. The Plan shall automatically terminate on the ten-year anniversary of the Effective Date.

21. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

22. Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, applied without regard to conflict of law principles.

23. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

24. Tax Withholding. Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.

25. Notification Upon Sale of Shares Under the 423 Component. Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the Option pursuant to which such shares were purchased or within one (1) year after the date such shares were purchased.

26. Effective Date and Approval of Shareholders. This Plan shall become effective upon the Effective Date, subject to approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders within 12 months before or after the date the Plan is adopted by the Board.

27. Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

APPENDIX A

Designated Subsidiaries

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

(1)    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of these paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

(2)

The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article VII of New Valo’s certificate of incorporation will provide:

“To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a) Exhibits.

Exhibit Number	Description

2.1+	Agreement and Plan of Merger, dated as of June 9, 2021, by and among the Registrant, Killington Merger Sub Inc., Valo Health, LLC and Valo Health, Inc., (included as Annex A to the proxy statement/prospectus)

3.1	Second Amended and Restated Certificate of Incorporation of the Registrant (included as Annex B to the proxy statement/prospectus)

Exhibit Number	Description

3.2	Form of Certificate of Incorporation of Valo Health Holdings, Inc., to become effective upon the Business Combination (included as Annex C to the proxy statement/prospectus)

3.3	Form of Bylaws of Valo Health Holdings, Inc., to become effective upon Business Combination (included as Annex D to the proxy statement/prospectus)

4.1 (1)	Specimen Class A Common Stock Certificate of the Registrant

4.2*	Specimen Common Stock Certificate of Valo Health Holdings, Inc.

5.1*	Opinion of Latham & Watkins LLP

8.1**	Tax Opinion of Latham & Watkins LLP

10.1	Sponsor Support Agreement, dated as of June 9, 2021, by and among the Registrant, Khosla Ventures SPAC Sponsor LLC and the other parties thereto (included as Annex E to the proxy statement/prospectus)

10.2	Member Support Agreement, dated as of June 9, 2021, by and among the Registrant, the Persons set forth on Schedule I thereto, Valo Health, LLC and Valo Health, Inc. (included as Annex F to proxy statement/prospectus)

10.3	Sponsor Vesting Agreement, dated as of June 9, 2021, by and among the Registrant, Khosla Ventures SPAC Sponsor LLC, Valo Health, LLC and Valo Health, Inc. (included as Annex G to proxy statement/prospectus)

10.4	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex H to the proxy statement/prospectus)

10.5	Form of Amended and Restated Registration Rights Agreement, by and among Valo Health Holdings, Inc. and the other parties thereto (included as Annex I to the proxy statement/prospectus)

10.6	Form of Company Equityholders Lock-Up Agreement (included as Annex J to the proxy statement/prospectus)

10.7	Form of KVSA Equityholders Lock-Up Agreement (included as Annex K to the proxy statement/prospectus)

10.8 (2)	Letter Agreement, dated as of March 8, 2021, by and among the Registrant, Khosla Ventures SPAC Sponsor LLC and the other party thereto

10.9 (3)	Investment Management Trust Agreement, dated as of March 8, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee

10.10 (4)	Private Placement Shares Purchase Agreement, dated as of March 3, 2021, by and between the Registrant and Khosla Ventures SPAC Sponsor LLC

10.11 (5)	Indemnity Agreement, dated as of March 8, 2021, by and between the Registrant and Samir Kaul

10.12 (6)	Indemnity Agreement, dated as of March 8, 2021, by and between the Registrant and Dmitri Shklovsky

10.13 (7)	Indemnity Agreement, dated as of March 8, 2021, by and between the Registrant and Molly Coye

10.14 (8)	Indemnity Agreement, dated as of March 8, 2021, by and between the Registrant and Derek Anthony West

10.15 (9)	Indemnity Agreement, dated as of March 8, 2021, by and between the Registrant and Rajiv Shah

Exhibit Number	Description

10.16 (10)	Indemnity Agreement, dated as of March 8, 2021, by and between the Registrant and Jagdeep Singh

10.17 (11)	Indemnity Agreement, dated as of March 8, 2021, by and between the Registrant and Mario Schlosser

10.18 (12)	Indemnity Agreement, dated as of March 8, 2021, by and between the Registrant and Peter Buckland

10.19	Valo Health Holdings, Inc. 2021 Incentive Award Plan (included as Annex L to the proxy statement/prospectus)

10.20*	Form of Stock Option Agreement

10.21*	Form of Restricted Stock Unit Award Agreement

10.22	Valo Health Holdings, Inc. 2021 Employee Stock Purchase Plan (included as Annex M to the proxy statement/prospectus)

10.23*	License Agreement between Sanofi and Valo Health, Inc. dated as of February 8, 2021

10.24*	License Agreement between Sanofi and Valo Health, Inc. dated as of May 10, 2021

10.25	Offer Letter between the Company and Hilary Malone dated April 21, 2021

10.26	Offer Letter between the Company and Cissy Young dated April 21, 2021

10.27	Offer Letter between the Company and David Berry dated August 19, 2021

16.1 (13)	Letter dated August 12, 2021 from Marcum LLP

23.1	Consent of BDO USA, LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page of the Registration Statement)

99.1*	Form of Proxy Card for Special Meeting

99.2*	Consent of Samir Kaul to be named as a director

99.3*	Consent of David A. Berry, M.D., Ph.D. to be named as a director

99.4*	Consent of Judy Lewent to be named as a director

99.5*	Consent of David R. Epstein to be named as a director

99.6*	Consent of Shreeram Aradhye, M.D. to be named as a director

99.7*	Consent of Brett Chugg to be named as a director

99.8*	Consent of Ronald W. Hovsepian to be named as a director

99.9*	Consent of Harsha Ramalingam to be named as a director

101.INS**	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).

101.SCH**	Inline XBRL Taxonomy Extension Schema Document.

101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document.

Exhibit Number	Description

101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104**	The Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments).

*	To be filed by amendment.
**	Previously filed.
+

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-1 filed by the Registrant on February 25, 2021.
(2)	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(3)	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(4)	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(5)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(6)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(7)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(8)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(9)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(10)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(11)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(12)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant on March 9, 2021.
(13)	Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed by the Registrant on August 12, 2021.

Item 22. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, California, on the 8th day of October, 2021.

KHOSLA VENTURES ACQUISITION CO. II

By:	/s/ Peter Buckland
Name:	Peter Buckland
Title:	Chief Financial Officer

Signature	Title	Date

/s/ Samir Kaul Samir Kaul	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 8, 2021

/s/ Peter Buckland Peter Buckland	Chief Financial Officer (Principal Financial and Accounting Officer)	October 8, 2021

* Jagdeep Singh	Director	October 8, 2021

* Rajiv Shah	Director	October 8, 2021

* Molly Coye	Director	October 8, 2021

* Mario Schlosser	Director	October 8, 2021

* Dmitri Shklovsky	Director	October 8, 2021

* Derek Anthony West	Director	October 8, 2021

*By: /s/ Peter Buckland Peter Buckland	Attorney-in-fact	October 8, 2021